Exhibit 99.3

CONFIDENTIAL TREATMENT REQUESTED BY THE REGISTRANT

AS CONFIDENTIALLY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zhaopin Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6/F, Fosun International Centre

237 Chaoyang North Road

Chaoyang District, Beijing 100020

People’s Republic of China

(+86) 10-5863-5888

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

[Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(+1) 212-750-6474]

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (+852) 3740-4700	Howard Zhang, Esq. Davis Polk & Wardwell LLP 2201 China World Office 2 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China (+86) 10-8567-5002

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum offering price per share(2)	Amount of registration fee
Ordinary Shares, par value US$0.01 per share(1)	US$	US$

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333- ). Each American depositary share represents ordinary shares.
(2)	Includes ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED             , 2012

American Depositary Shares

Zhaopin Limited

Representing              Ordinary Shares

This is an initial public offering of Zhaopin Limited. We are offering              American depositary shares, or ADSs, and the selling shareholders named in this prospectus are offering an additional              ADSs, of Zhaopin Limited. Each ADS represents              of our ordinary share(s), par value US$0.01 per share. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

Prior to this offering, there has been no public market for our ADSs or our ordinary shares. We anticipate that the initial public offering price will be between US$         and US$         per ADS.

We have applied to have the ADSs listed on the [New York Stock Exchange / NASDAQ Global Market] under the symbol “ZPIN.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and will therefore be subject to reduced reporting requirements.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 15.

Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discount	US$	US$
Proceeds to us (before expenses)	US$	US$
Proceeds to the selling shareholders (before expenses)	US$	US$

We and the selling shareholders have granted the underwriters an option to purchase up to an aggregate of additional ADSs from us and the selling shareholders at the initial public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus to cover any over-allotment.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about                 , 2012.

Credit Suisse	Macquarie Capital

The date of this prospectus is                 , 2012

You should rely only on the information contained in this prospectus or in any related free-writing prospectus that we have filed with the United States Securities and Exchange Commission, or the SEC. Neither we, the selling shareholders nor the underwriters have authorized anyone to provide you with different information. We and the selling shareholders are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

Neither we, the selling shareholders nor the underwriters have taken any action to permit a public offering of the ADSs outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of the prospectus outside the United States.

Through and including                 , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotment or subscription.

i

CONVENTIONS USED IN THIS PROSPECTUS

In this prospectus, unless otherwise indicated or the context otherwise requires, references to:

•	“we,” “us,” “our company” and “our” refer to Zhaopin Limited, its subsidiaries and consolidated affiliated entities;

•	“ADSs” refers to our American depositary shares, each of which represents ordinary shares;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus only, Taiwan, Hong Kong and Macau;

•	“iResearch” refers to iResearch Consulting Group, a third-party market research firm; the “iResearch Survey” refers to the iResearch China Online Recruitment Research Report (2011), an industry report commissioned by us and prepared by iResearch; this prospectus also contains data and information contained in publicly available research reports that were prepared by iResearch but are free of charge;

•	“Beijing Wangpin” refers to Beijing Wangpin Consulting Co., Ltd.;

•	“Zhilian Sanke” refers to Beijing Zhilian Sanke Human Resources Service Co., Ltd.; and

•	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.01 per share, and “preferred shares” refers to our Series A, Series B, Series C, Series D-1, Series D-2 and Series E convertible preferred shares, in each case par value US$0.01 per share.

Our financial statements are expressed in Renminbi, which is our reporting currency. Certain of our financial data in this prospectus are translated into U.S. dollars solely for your convenience. Unless otherwise noted, all translations from Renminbi to U.S. dollars in this prospectus were made at a rate of RMB6.2975 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 30, 2012. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, at the rate stated above, or at all. For more information, see “Exchange Rate Information.”

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should carefully read the entire prospectus, including our financial statements and related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This prospectus contains information from the iResearch China Online Recruitment Research Report (2011), an industry report commissioned by us and prepared by iResearch Consulting Group, or iResearch, a third-party market research firm. We refer to this report as the iResearch Survey in this prospectus.

Our Company

We are a leading and fast-growing online recruitment services provider in China. We were China’s second largest online recruitment services provider in terms of revenues in 2010 and achieved the fastest growth among major industry participants as measured by market share in terms of revenues from 2008 to 2010, according to the iResearch Survey. Our market share in terms of revenues in China’s online recruitment services market increased from 17.3% in 2008 to 20.0% in 2009 and to 23.5% in 2010, according to the iResearch Survey.

Since our inception in 1994, we have capitalized on our early-mover advantage to build a leading online recruitment services brand in China. Our “Zhaopin” brand, which means “hire” or “recruit” in Chinese, has contributed to our success and rapid growth. In 2010, we were ranked second in the iResearch Survey in the following categories: “most frequently used job-search website,” “most trustworthy information,” “most professional recruitment services” and “most able to satisfy job seekers’ needs” in China. In a number of regions, such as the northern, northeastern and central parts of China, our website is the most frequently used job-search website, according to the iResearch Survey.

Leveraging our strong brand and long history in online recruitment services, we have established a large and active online employment marketplace that connects job seekers and employers. The quality and quantity of the job seekers and resumes in our marketplace attract an increasing number of employers to utilize our services. This in turn leads to more job seekers turning to us as their primary job-search channel, creating strong network effects and significant entry barriers for potential competitors.

Benefiting from our strong brand and leading market position as well as our focus on online recruitment services, we have achieved significant growth in our operations in recent years, as highlighted by the following data:

•	Approximately 7.2 million job postings were placed on our website by 207,562 unique employers in 2011, representing increases of 135.2% and 99.8%, respectively, from 2009;

•	Approximately 38.9 million completed resumes were available in our database as of March 31, 2012, representing an increase of 87.9% from December 31, 2009;

•	One completed resume was added to our database approximately every 3.7 seconds on average in 2011, as compared to every 4.5 seconds in 2009;

•	We had approximately 53.5 million registered users as of March 31, 2012, representing an increase of 91.0% from December 31, 2009;

•	Our website had approximately 1.3 million daily unique visitors on average in 2011, representing an increase of 74.1% from 2009; and

•	We maintain extensive local sales and service capabilities with more than 1,700 sales and account management representatives located in our 28 regional offices across China and our call center in Beijing, in each case as of March 31, 2012.

We provide a broad range of recruitment and recruitment-related services, including online recruitment services, campus recruitment, executive search, print advertising and other human resources related services. Through our zhaopin.com website, we deliver our online recruitment services, including recruitment advertisements, resume download services and other online recruitment services. Our campus recruitment services are provided to employers seeking to recruit college and university students and typically involve selecting campuses, organizing recruiting events, collecting and managing resumes and conducting interviews and assessment tests with potential candidates. Our executive search services are offered to employers seeking to fill mid-level professional, managerial and junior executive positions. We also publish city-specific job openings in our Zhilian Zhaopin Weekly and Zhilian Zhaopin Special, which are distributed as inserts in local newspapers. Our other human resources related services include candidate assessment tests and other value-added services. Our customers include multinational corporations, small- and medium-sized private businesses, state-owned enterprises, government agencies and educational institutions in China.

We focus primarily on providing online recruitment services, which are highly scalable and have faster growth and higher gross margin than traditional off-line recruitment services. Revenues from our online recruitment services accounted for 75.8%, 78.1% and 83.5% of our total revenues in 2009, 2010 and 2011, respectively, and have increased at a compound annual growth rate, or CAGR, of 63.1% over this period. In the three months ended March 31, 2012, our online recruitment services revenues accounted for 83.3% of our total revenues. As a result of the increasing contribution from our online business, our overall gross margin increased from 83.3% in 2009 to 88.4% in 2010 and to 91.8% in 2011, and from 89.1% in the first three months of 2011 to 90.4% in the first three months of 2012.

We have experienced significant increases in revenues in recent years. Our total revenues increased from RMB313.1 million in 2009 to RMB513.3 million in 2010 and to RMB756.5 million (US$120.2 million) in 2011, representing a CAGR of 55.5%. Our total revenues for the first three months of 2012 were RMB204.6 million (US$32.5 million), a 24.9% increase from our total revenues of RMB163.8 million in the first three months of 2011. We recorded net income of RMB163.7 million (US$26.0 million) in 2011, as compared to net income of RMB0.3 million in 2010 and net losses of RMB77.3 million in 2009. Our net income for the first three months of 2012 was RMB35.0 million (US$5.6 million), an 87.7% increase from RMB18.6 million in the same period in 2011. The net loss or income amounts include the impact of non-cash charges associated with share-based compensation expenses in an aggregate amount of RMB4.2 million in 2009, RMB13.6 million in 2010, RMB7.2 million (US$1.1 million) in 2011 and RMB2.5 million (US$0.4 million) in the first three months of 2012.

Our Industry

The recruitment services industry in China has experienced significant growth, driven primarily by favorable macroeconomic factors, including strong economic growth, continuing urbanization, a structural shift towards an industry- and service-based economy and a shortage of skilled and educated labor. With China’s economy becoming more market-oriented and competitive, employers are increasingly recognizing the need to improve their effectiveness in attracting skilled employees, driving the demand for recruitment services.

Traditionally, off-line recruitment services, such as job fairs and print advertising, were the main recruiting channels in China. However, the online recruitment market has grown significantly as a result of (i) the continued increase in internet penetration in China, (ii) the unique advantages of online recruitment over off-line recruitment that better address the evolving and increasingly sophisticated needs of both job seekers and employers and (iii) growing acceptance of using online recruitment services among job seekers and employers in China.

As internet usage in China continues to increase, a larger number of employers are expected to use professional online recruitment services that are national as well as local in scope to address their recruitment needs.

Our Strengths

We are a leading and fast-growing online recruitment services provider in China. We believe the following competitive strengths have contributed to our success:

•	leading and dedicated online recruitment services provider in China with rapid growth and strong network effects;

•	scalable business model with high operating and capital efficiency;

•	localized sales and service teams with deep human resources expertise and a nationwide footprint; and

•	highly experienced management team backed by a strategic investor with extensive industry experience.

Our Strategies

Our near-term goal is to continue to grow rapidly and profitably and gain more market share, and we aspire to become the leading online recruitment services provider in China in the future. To achieve our goal, we plan to pursue the following strategies:

•	expand our market share by increasing the number of unique employers and job postings and capturing a larger share of employers’ recruitment budgets;

•	attract and retain job seekers using our website through continued investment in our brand and marketing initiatives;

•	continue to build loyalty from employers and job seekers by further enhancing user experience; and

•	explore new service delivery channels and expand our service offerings.

Our Challenges

We are subject to numerous risks and uncertainties related to our business and industry, including, but not limited to:

•	potential slowdowns or other adverse developments in the PRC economy or the recruitment services industry;

•	significant competition in our industry, including intense competition from existing competitors or new entrants to the recruitment market;

•	continued acceptance of the internet as an effective recruitment medium and the stability and reliability of our technology and infrastructure;

•	our ability to maintain and enhance our brand and to increase our user base;

•	our ability to accurately assess our operating performance and form appropriate corporate growth strategies;

•	our ability to maintain and expand our scale of operations and profitability; and

•	our ability to retain our management and key employees and attract new talent.

In addition, we are subject to risks and uncertainties related to our corporate structure and doing business in China, including, but not limited to:

•	risks associated with our control of our affiliated entities, which is based upon contractual arrangements rather than equity ownership. If the PRC government determines that our contractual arrangements do not comply with applicable PRC laws and regulations, we could be subject to severe penalties. In addition, our contractual arrangements may not be as effective in providing operational control as direct ownership;

•	risks associated with operating beyond the authorized scope of business or lacking necessary permits and registrations, which may subject us to penalties and have a material adverse impact on our business and results of operations. We have not fully complied with relevant PRC regulations requiring certain licenses or permits for our operations; and

•	risks associated with the potential conflicts of interests between the fiduciary duties owed by the equity owners of our consolidated affiliated entities to such entities and us under PRC and Cayman Islands laws, respectively, and the lack of an effective mechanism to resolve these conflicts between these different jurisdictions.

See “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Industry Data” for a discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.

Our Corporate History and Structure

We started our operations in 1994 as an executive search firm. Our holding company, Zhaopin.com Limited, was incorporated in the Cayman Islands in 1999 and subsequently changed its name to Zhaopin Limited.

We are a holding company incorporated in the Cayman Islands and we operate our business in China through our wholly-owned subsidiaries, consolidated affiliated entities and a joint venture. Our recruitment services involve different aspects of PRC laws and regulations, including advertising, human resources and internet. PRC laws and regulations currently limit foreign ownership of companies that provide value-added telecommunications services, advertising services and human resources related services. To comply with these restrictions while maintaining our equity ownership to the extent practical, we conduct our business in China through: (i) our wholly-owned subsidiaries; (ii) our consolidated affiliated entities; and (iii) our joint venture, of which we hold a 90% equity interest and one of our consolidated affiliated entities holds the remaining 10%. For the year ended December 31, 2011 and the three months ended March 31, 2012, we derived 79.0% and 80.8% of our total revenues from our wholly-owned subsidiaries and joint venture and 21.0% and 19.2% from our consolidated affiliated entities through contractual arrangements, respectively. To the extent permissible under applicable rules and regulations, we intend to conduct our human resources business through branch offices of Beijing Wangpin, our joint venture, instead of relying on contractual arrangements with our consolidated affiliated entities.

The following diagram illustrates our corporate structure, including our principal operating subsidiaries, joint venture and its subsidiary, and consolidated affiliated entities, as of the date of this prospectus:

*	Wholly foreign owned enterprise.
**	Beijing Wangpin Consulting Co., Ltd. has 19 branch offices across China.
†	Consists of Business Operations Agreements, Equity Interest Pledge Agreements, Power of Attorney, Exclusive Technical and Consulting Services Agreements, Exclusive Equity Option Agreements and Loan Agreements. For details on the contractual arrangements, see “Our Corporate History and Structure—Contractual Arrangements with Our Consolidated Affiliated Entities.”
(1)	Ms. Yuan Liu and Mr. Guanzhu Wang are employees of the Macquarie Group Limited group of companies. Macquarie Group Limited controls Macquarie Zhaopin Holding Limited, one of our principal shareholders.
(2)	Mr. Hao Liu is a director of our company.

(3)	The 12 consolidated affiliated entities listed in this box are jointly owned by Mr. Guanzhu Wang and Mr. Hao Liu, with the percentages of their respective ownerships set forth below.

	Percentage of Ownership
Entities	Guanzhu Wang	Hao Liu
Wuhan Zhilian Rencai Advertising Co., Ltd.	10%	90%
Shanxi Zhilian Advertising Co., Ltd.*	20%	80%
Jinan Zhilian Wangpin Advertising Co., Ltd.	90%	10%
Sichuan Zhilian Advertising Co., Ltd.	10%	90%
Changchun Zhilian Advertising Co., Ltd.*	40%	60%
Changchun Zhilian Human Resources Service Co., Ltd.*	4%	96%
Shenyang Zhilian Wangpin Advertising Co., Ltd.	40%	60%
Shenyang Zhilian Recruitment Service Co., Ltd.	40%	60%
Qingdao Zhilian Advertising Co., Ltd.	40%	60%
Dalian Zhilian Advertising Co., Ltd.	40%	60%
Tianjin Zhilian Advertising Co., Ltd.	40%	60%
Hangzhou Wangpin Advertising Co., Ltd.	40%	60%

*	One of the registered owners of these consolidated affiliated entities is Mr. Peng Zhao, who has signed equity transfer agreements to transfer all of his equity interests to Mr. Guanzhu Wang. After the equity transfers from Mr. Peng Zhao to Mr. Guanzhu Wang are registered, Mr. Guanzhu Wang will replace Mr. Peng Zhao to become one of the registered owners of these entities. See “Risk Factors—Risks Related to Our Corporate Structure—Transfers of the equity interests in three consolidated affiliated entities of our company have yet to be registered with the respective local SAIC branches, which may adversely affect our ability to enforce our rights in these entities against third parties who acquire the equity interests in good faith from the original transferor.”
(4)	The three consolidated affiliated entities listed in this box are jointly owned by Zhilian Wangpin (Beijing) Technology Co., Ltd. and Mr. Hao Liu, with the percentages of their respective ownerships set forth below:

	Percentage of Ownership
Entities	Zhilian Wangpin (Beijing) Technology Co., Ltd.	Hao Liu
Fuzhou Zhilian Advertising Co., Ltd.	49%	51%
Harbin Zhilian Wangcai Advertising Co., Ltd.	51%	49%
Xiamen Zhilian Wangpin Commercial Service Co., Ltd.	49%	51%

We currently have three wholly-owned subsidiaries in China, i.e., Zhilian Wangpin (Beijing) Technology Co., Ltd., or Zhilian Wangpin, Wangpin Information Consulting (Shanghai) Co., Ltd., or Wangpin Information, and Zhilian Yipin (Beijing) Technology Co., Ltd., or Zhilian Yipin. To the extent permissible under PRC laws and regulations, we provide services through our wholly-owned subsidiaries. The business scope set forth in the business license of Zhilian Wangpin includes research and development of internet technology and computer software; technology consulting, technical services and technology transfer, computer technology training; and sale of self-manufactured products. The business scope set forth in the business license of Wangpin Information includes technology consulting on computer websites, web page production and maintenance; technology consulting on database development and maintenance; and technology consulting on network development and network safety. The business scope set forth in the business license of Zhilian Yipin includes research and development of internet technology and computer software; production of computer software; technology consulting, technical services and technology transfer; computer technology training; and sale of self-manufactured products.

We conduct our human resources related operations in China primarily through Beijing Wangpin Consulting Co., Ltd., or Beijing Wangpin. Beijing Wangpin is a Sino-foreign joint venture that is 90% owned by Zhaopin Limited and 10% owned by Beijing Zhilian Sanke Human Resources Service Co., Ltd., or Zhilian Sanke. Through contractual arrangements with Zhilian Sanke and its shareholders, we exercise effective control over, and receive substantially all the economic benefits from, Zhilian Sanke and therefore consolidate its results of operations, financial position and cash flows. As a result of our controlling interests, we also consolidate Beijing Wangpin’s results of operations, financial position and cash flows. For details on the contractual arrangements, see “Our Corporate History and Structure—Contractual Arrangements with Our Consolidated Affiliated Entities.” Beijing Wangpin holds a human resources service license.

We currently have 16 consolidated affiliated entities in China, including Zhilian Sanke, which is our website operator and internet content provider and holds an internet content provider license, or ICP license. Our wholly-owned PRC subsidiary, Zhilian Wangpin, has entered into a series of contractual arrangements with our consolidated affiliated entities and their respective shareholders, which enable us to:

•	exercise effective control over the business management and shareholders’ voting rights of our consolidated affiliated entities;

•	receive substantially all of the economic benefits of our consolidated affiliated entities through service fees in consideration for the technical and consulting services provided by Zhilian Wangpin; and

•	have an exclusive option to purchase all of the equity interests in each of our consolidated affiliated entities to the extent permitted under PRC laws, regulations and legal procedures.

We do not have any equity interest in our consolidated affiliated entities except for in Fuzhou Zhilian Advertising Co., Ltd., Harbin Zhilian Wangcai Advertising Co., Ltd. and Xiamen Zhilian Wangpin Commercial Service Co., Ltd. However, as a result of contractual arrangements, we retain control over and are considered the primary beneficiary of each of our consolidated affiliated entities, and we have consolidated the financial results of these companies in our consolidated financial statements in accordance with generally accepted accounting principles of the United States, or U.S. GAAP, for the years ended December 31, 2009, 2010 and 2011 and for the three months ended March 31, 2012. If our PRC consolidated affiliated entities and their shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over our consolidated affiliated entities. Further, if we are unable to maintain effective control, we may not be able to continue to consolidate the financial results of our consolidated affiliated entities in our financial statements. Although we are able to consolidate the financial results of our consolidated affiliated entities, this does not mean that we are able to have unfettered access to the revenues and profits of our wholly-owned subsidiaries and consolidated affiliated entities due to the significant PRC legal restrictions on the payment of dividends by PRC companies, foreign exchange control restrictions and the restrictions on foreign investment, among other restrictions.

As of the date of this prospectus, we have not collected any dividends from our PRC subsidiaries. In 2011, we received service fees of RMB7.6 million (US$1.2 million) from our consolidated affiliated entities. In addition, seven of our consolidated affiliated entities have registered its equity pledge with the relevant local administration for industry and commerce and the remaining nine have not made such registrations. The lack of registration of the equity pledges does not affect our ability to enforce the duly executed agreements against the current shareholders of our consolidated affiliated entities. However, the equity pledges, which form part of the contractual arrangements with our consolidated affiliated entities, will not be deemed validly created security interests under the PRC Property Rights Law until they are registered. Until the equity pledges are registered, we may not be able to successfully enforce these pledges against any third parties who may acquire the equity interests in the consolidated affiliated entities in good faith. Should a third party acquire the equity interests in good faith, we may lose control of these businesses and may not be able to consolidate the assets, liabilities and results of operations of these entities. For the year ended December 31, 2011 and for the three months ended March 31, 2012, the consolidated affiliated entities that have not registered their equity pledges contributed 9.0% and 6.9% of our total revenues, respectively. As of the date of this prospectus, with respect to nine of our consolidated affiliated entities that have not registered equity pledges, the shareholders of six of our consolidated affiliated entities have taken steps to register the equity pledges and shareholders of the remaining three will submit applications after the equity transfers from Peng Zhao to Guanzhu Wang are registered with local authorities since such equity pledges may not be registered until after the equity transfers are registered. For a description of these contractual arrangements, see “Our Corporate History and Structure.” For a detailed description of the regulatory environment that necessitates the adoption of our corporate structure, see “Regulation.” For a detailed description of the risks associated with our corporate structure, see “Risk Factors—Risks Related to Our Corporate Structure.”

Our Corporate Information

Our principal executive offices are located at 6/F, Fosun International Centre, 237 Chaoyang North Road, Chaoyang District, Beijing, the People’s Republic of China. Our telephone number at this address is +86 (10) 5863-5888. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, KY1-1104, Grand Cayman, Cayman Islands.

Our website is www.zhaopin.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is [Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017].

The Offering

Offering price	We currently expect that the initial public offering price will be between US$ and US$ per ADS.

ADSs offered by us	ADSs.

ADSs offered by the selling shareholders	ADSs.

ADSs outstanding immediately after this offering	ADSs (or ADSs if the over-allotment option is exercised in full).

Ordinary shares outstanding immediately after this offering	shares (or shares if the over-allotment option is exercised in full).

The ADSs	Each ADS represents ordinary shares.

The depositary will hold the ordinary shares underlying your ADSs. You will have rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time. We do not have any present plan to declare or pay any dividends in the near future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses. You may turn in your ADSs to the depositary in exchange for our ordinary shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement, as amended from time to time.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Over-allotment option	We and the selling shareholders have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Use of proceeds	We expect that we will receive net proceeds of approximately US$ million from this offering, or approximately US$ million if the underwriters exercise their option to purchase additional ADSs in full, assuming an initial public offering price of US$ per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use approximately US$ million of the net proceeds received from this offering for geographic expansion, US$ million for product development, US$ million to upgrade our website and information technology system and the balance for working capital and general corporate purposes, including strategic investments and potential acquisition opportunities, though we are not currently negotiating any such investment or acquisition. We will not receive any proceeds from the ADSs sold by the selling shareholders. See “Use of Proceeds” for more information.

Conflicts of Interest	Macquarie Zhaopin Holdings Limited, an affiliate of Macquarie Capital (USA) Inc., beneficially owns in excess of 10% of our outstanding ordinary shares [and, as a selling shareholder, may receive more than 5% of the aggregate net proceeds from this offering]. Because Macquarie Capital (USA) Inc. is a participating underwriter in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. FINRA Rule 5121 requires that a “qualified independent underwriter” participate in the preparation of this prospectus and the registration statement that includes this prospectus and exercise the usual standards of due diligence in respect thereto. Credit Suisse Securities (USA) LLC is serving in that capacity. For more information, see “Conflicts of Interest.”

Lock-up	We, our directors and executive officers and our principal shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days following the date this prospectus becomes effective. See “Underwriting” for more information.

Proposed symbol	ZPIN

Depositary	.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ADSs.

The number of ordinary shares that will be outstanding immediately after this offering:

•	assumes the conversion of all outstanding preferred shares into 85,544,502 ordinary shares immediately prior to the completion of this offering;

•	excludes ordinary shares issuable upon the exercise of options outstanding as of , 2012 under our stock option plans; and

•	excludes ordinary shares reserved for future issuance under our stock option plans as of , 2012.

Summary Consolidated Financial Data and Operating Data

You should read the following information concerning us in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our summary consolidated statements of operations presented below for the years ended December 31, 2009, 2010 and 2011 and our balance sheet data as of December 31, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP.

Our summary consolidated statements of operations presented below for the three months ended March 31, 2011 and 2012 and our summary consolidated balance sheet data as of March 31, 2012 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited interim condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all normal and recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented except as permitted for interim financial statements.

Our historical results are not necessarily indicative of our results for future periods.

	For the year ended December 31,				For the three months ended March 31,
	2009	2010	2011		2011	2012	2012
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except number of shares and per share data)
Summary Consolidated Statements of Operations Data:
Revenues:
Online recruitment services	237,343	400,722	631,356	100,312	133,614	170,399	27,058
Campus recruitment services	20,918	38,039	49,601	7,881	12,397	18,743	2,976
Executive search services	24,954	31,364	34,137	5,424	6,074	8,454	1,342
Print advertising services	21,009	24,870	22,815	3,625	8,571	4,535	720
Other human resources related services	8,833	18,334	18,640	2,962	3,131	2,453	390

Total revenues	313,057	513,329	756,549	120,204	163,787	204,584	32,486
Less: Business tax and related surcharges	(17,466)	(30,372)	(44,253)	(7,031)	(9,519)	(12,111)	(1,923)

Net revenues	295,591	482,957	712,296	113,173	154,268	192,473	30,563
Cost of services(1)	(49,333)	(55,955)	(58,550)	(9,303)	(16,868)	(18,535)	(2,943)

Gross profit	246,258	427,002	653,746	103,870	137,400	173,938	27,620

Operating expenses:
Sales and marketing expenses(1)	(232,918)	(293,590)	(351,023)	(55,772)	(83,710)	(97,729)	(15,519)
General and administrative expenses(1)	(89,961)	(133,546)	(130,068)	(20,666)	(28,840)	(38,664)	(6,140)

Total operating expenses	(322,879)	(427,136)	(481,091)	(76,438)	(112,550)	(136,393)	(21,659)

(Loss)/income from operations	(76,621)	(134)	172,655	27,432	24,850	37,545	5,961
Foreign currency exchange loss	(112)	(396)	(116)	(18)	(62)	(4)	(1)
Interest income	695	708	8,880	1,411	922	4,338	689
Gain from disposal of investment held at cost (related party transaction)	—	—	7,845	1,246	—	—	—
Other (expenses)/income, net	(175)	1,316	1,704	271	12	(20)	(3)

	For the year ended December 31,				For the three months ended March 31,
	2009	2010	2011		2011	2012	2012
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except number of shares and per share data)
(Loss)/income before income tax expenses	(76,213)	1,494	190,968	30,342	25,722	41,859	6,646
Income tax expenses	(1,134)	(1,223)	(27,317)	(4,340)	(7,086)	(6,874)	(1,092)

Net (loss)/income	(77,347)	271	163,651	26,002	18,636	34,985	5,554
Income allocated to participating preferred shareholders	—	(265)	(159,862)	(25,399)	(18,204)	(34,175)	(5,427)

Net (loss)/income attributable to ordinary shareholders	(77,347)	6	3,789	603	432	810	127

Net (loss)/income per share:
—Basic	(38.15)	0.00	1.87	0.30	0.21	0.40	0.06
—Diluted	(38.15)	0.00	1.64	0.26	0.19	0.34	0.05
Weighted average number of shares used in computing net (loss)/income per share:
—Basic	2,027,681	2,027,681	2,027,681	2,027,681	2,027,681	2,027,681	2,027,681
—Diluted	2,027,681	95,516,823	99,727,399	99,727,399	96,623,652	103,234,663	103,234,663

(1)	Including share-based compensation expenses as set forth below:

	For the year ended December 31,				For the three months ended March 31,
	2009	2010	2011		2011	2012	2012
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Allocation of share-based compensation expenses:
Cost of services	51	85	168	27	22	119	19
Sales and marketing expenses	743	915	779	124	149	770	122
General and administrative expenses	3,388	12,597	6,270	996	1,549	1,564	248

The following table presents a summary of our balance sheet data as of December 31, 2009, 2010 and 2011 and March 31, 2012.

	As of December 31,				As of March 31,
	2009	2010	2011		2012		2012
				Actual		Pro forma(1)
	RMB	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash	97,622	235,206	516,278	82,028	560,569	89,015	560,569	89,015
Total current assets	137,632	305,566	596,871	94,833	649,511	103,139	649,511	103,139
Property and equipment, net	21,127	15,605	25,512	4,054	27,844	4,422	27,844	4,422
Total assets	177,873	323,101	624,366	99,202	679,587	107,915	679,587	107,915
Total current liabilities	139,189	275,457	414,431	65,845	433,072	68,771	433,072	68,771
Total mezzanine equity	957,803	957,803	957,803	152,180	957,803	152,092	—	—
Total shareholders’ (deficit)/equity	(925,766)	(921,305)	(750,674)	(119,269)	(713,268)	(113,262)	244,535	38,830

(1)	Reflects the automatic conversion of all of our preferred shares into ordinary shares upon the closing of this offering.

The following tables present certain selected operating data as of the dates and for the periods indicated. For more information, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators.”

	For the year ended December 31,			For the three months ended March 31,
	2009	2010	2011	2011	2012
Number of unique employers(1)	103,900	169,066	207,562	119,631	141,952
Number of job postings(2) (in thousands)	3,042	5,232	7,156	1,664	2,196

	As of December 31,			As of March 31,
	2009	2010	2011	2011	2012
Number of completed resumes(3) (in thousands)	20,704	27,782	36,208	29,783	38,897
Number of registered users(4) (in thousands)	28,007	37,050	50,039	39,563	53,484

(1)	A “unique employer” refers to a customer that purchases our online recruitment services during a specified period. We make adjustments for multiple purchases by the same customer to avoid double counting. Each employer is assigned a unique identification number in our information management system. Affiliates and branches of a given employer may, under certain circumstances, be counted as separate unique employers.
(2)

We calculate the number of job postings during a specified period by counting the number of job postings newly placed by employers during such period. Job postings that were placed prior to such specified period, even if available during such period, are not counted in the number of job postings for the specified period. Any particular job posting placed on our website may include more than one job opening or position.
(3)	A “completed resume” refers to a resume that is available as of a specified date and contains all of the information that we require a job seeker to provide before we make the resume available to employers, such as educational background, work history, qualifications and contact information.
(4)	“Number of registered users” refers to the number of users who have completed the registration process on our website as of a specified date.

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Any major financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in business and consumer confidence, may materially and adversely affect our business and results of operations.

Any actual or perceived threat of a financial crisis in China could have an indirect, but material and adverse, impact on our business and results of operations. It is very difficult to predict how the PRC economy may develop in the future and whether it could experience a financial or economic crisis in a manner and scale similar to what the United States and other developed countries have experienced. Nonetheless, any slowdown in China’s economic development could lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors. The PRC economy was negatively affected by global financial crises in the past and may be further negatively impacted by economic uncertainties in Europe and the United States. Recently, there has been increasing concerns that the PRC economy is slowing down, which weighs on enterprises in China, including us. In May 2012, the PRC central bank lowered the reserve-requirement ratio for PRC banks, which is believed to encourage economic growth after certain data revealed weakening economic momentum. In response to uncertain economic conditions, employers may defer, reduce or stop hiring new employees. To the extent that any fluctuations in the Chinese economy significantly affect employers’ demand for our services or change their spending habits, our results of operations may be materially and adversely affected.

We face significant competition and may suffer from a loss of users and customers as a result.

The markets for our products and services are highly competitive and rapidly evolving. We face constant pressure to win and retain users and customers, expand the market for our products and services and incorporate new capabilities and technologies. We face competition in our various lines of business, including from direct competitors, such as 51job.com and to a lesser extent, chinahr.com, and from local job-search websites, such as cjol.com. Other large internet companies, such as baidu.com, have also entered the market for online recruitment services. In addition, we face competition from professional networking websites, such as LinkedIn, and existing participants in the off-line recruitment industry who may develop online recruitment services and products.

We compete with these entities for both job seekers and employers. Some of our competitors or potential competitors have longer operating histories and may have greater resources, capabilities and expertise in management, technology, finance, product development, sales, marketing and other areas than us. They may use their experience and resources to compete with us in a variety of ways, including by competing more heavily for job seekers and employers, investing more in research and development and making acquisitions. If we are unable to compete effectively, successfully and at reasonable cost against our existing and future competitors, our business prospects, financial condition and results of operations could be materially and adversely affected.

If online recruitment services do not achieve broad acceptance in China as a recruitment channel, our online recruitment services business may be materially and adversely affected.

We rely on the internet for a majority of our revenues. Currently, internet access in China tends to be more expensive, slower and subject to many social and political uncertainties, and suffers from a more limited capacity of software, hardware and network infrastructure than in many developed countries. As a result, internet penetration rates are lower in China than in many other developed countries. Also, many of our potential users, particularly smaller companies, have not historically utilized the internet as a recruiting tool, and not all job seekers use the internet to look for jobs. Our future results of operations also depend upon the increase in acceptance and use of the internet for the provision of recruitment services in China. If internet penetration rates in China do not continue to grow or internet-based recruiting does not gain wider acceptance, our business, prospects and results of operations could be materially and adversely harmed.

If we fail to maintain and enhance our brand, our business, results of operations and prospects may be materially and adversely affected.

We believe that maintaining and enhancing our brand are of significant importance to the success of our business. A well-recognized brand is critical to increasing the number and the level of engagement of our users and, in turn, enhancing our attractiveness to employers. We have conducted and may continue to conduct various marketing and brand promotion activities through various means, including print and television advertisements. We cannot assure you, however, that these activities will be successful or that we will be able to achieve the brand promotion effect we expect. In China, we market our services under the brand “ ,” or “Zhilian Zhaopin” in Chinese pinyin. However, “ ,” the last two Chinese characters of our Chinese brand, means “hire” or “recruit” in Chinese and is the generic description of the services we provide. As a result, “ ” is not eligible for intellectual property protection under the PRC law. Competitors may use the Chinese characters “ ” in their marketing efforts, potentially diluting the strength of our brand. In addition, any negative publicity relating to our products or services, regardless of its veracity, could harm our brand and the perception of our brand in the market. If our brand is harmed, we may not be able to continue to attract a growing user base, which may materially and adversely affect our business, results of operations and financial condition.

If we fail to improve our user experience, product offerings and technology platform, we may not be able to attract and retain job seekers and employers, which may have a material adverse effect on our business, financial condition and results of operations.

Our success depends upon our ability to attract and retain job seekers and employers. Employers are the primary source of our revenues. A key factor in attracting and retaining employers is our ability to grow our resume database and attract and retain high-quality job seekers. A key factor in attracting and retaining job seekers, in turn, is maintaining and increasing the number of employers using our services and the number of job postings on our website.

To satisfy both job seekers and employers, we need to continue to improve our user experience as well as innovate and introduce products and services that job seekers and employers find useful and that cause them to return to our website and use our services more frequently. This includes continuing to improve our technology platform to optimize recruitment search results, tailoring our database to additional geographic and market segments and improving the user-friendliness of our website. In addition, we need to further explore new service delivery channels, such as mobile computing and social networking, to supplement our current delivery platform. As new devices and new platforms are continually being released, it is difficult to predict the problems we may encounter in developing versions of our solutions for use on these alternatives, and we may need to devote significant resources to the creation, support and maintenance of our solutions for such devices.

We cannot assure you that our initiatives to improve our user experience will always be successful. We cannot predict whether our new products or service offerings and delivery methods will be well accepted by job seekers and employers, or whether improving our technology platform or introducing new service delivery channels will be successful or sufficient to offset the costs incurred to offer these services. If we are unable to increase and retain our job seekers and employers, our financial condition and results of operations may be materially and adversely affected.

You should consider our prospects in light of the risks and uncertainties that companies in evolving industries may encounter.

We had a net loss of RMB77.3 million in 2009, and recorded net income of RMB0.3 million, RMB163.7 million (US$26.0 million) and RMB35.0 million (US$5.6 million) in 2010 and 2011 and for the three months ended March 31, 2012, respectively. In addition to the impact of economic uncertainty in China resulting from the global financial crisis, our results of operations for the past three years were primarily affected by costs and expenses required to build, operate and expand our website, grow our employer and job seeker base, promote our brand and develop our products and services. We expect that we will continue to be subject to the effects of general economic conditions in China and to incur product development, sales and marketing expenses and other costs to launch new services and grow our employer and job seeker bases. We anticipate that expenses associated with our sales force, which numbered 1,779 as of March 31, 2012, will continue to grow as we expand into new markets. We may continue to incur net losses in the future and you should consider our future prospects in light of the risks and uncertainties that are often involved for companies in an evolving industry, such as the online recruitment services industry in China. In addition, the success of other recruitment services companies both globally and in China may not be indicative of our future financial performance.

Our business may suffer if we do not successfully manage our current and potential future growth.

We have grown significantly in recent years and we intend to continue to expand the scope and geographic reach of the services we provide. Our total revenues have increased from RMB313.1 million in 2009 to RMB756.5 million (US$120.2 million) in 2011 and from RMB163.8 million for the three months ended March 31, 2011 to RMB204.6 million (US$32.5 million) for the three months ended March 31, 2012. Our anticipated future growth will likely place significant demands on our management and operations. Our success in managing our growth will depend, to a significant degree, on the ability of our executive officers and other members of senior management to operate effectively, and on our ability to improve and develop our financial and management information systems, controls and procedures. In addition, we will likely have to successfully adapt our existing systems and introduce new systems, expand, train and manage our employees and improve and expand our sales and marketing capabilities. If we are unable to properly manage our operations as they continue to grow, or if the quality of our services deteriorates due to mismanagement, we could significantly damage our brand name and reputation, which would adversely affect our business, financial condition and results of operations.

If we are unable to maintain and expand our scale of operations with respect to our online recruitment business, our results of operations may be materially and adversely affected.

To drive employer and job seeker acceptance of our website as an attractive platform for posting and finding jobs, we need to maintain a critical mass of job postings and resumes as well as high-quality employers and job seekers. If we cannot maintain such a critical mass, we will not to be able to operate a robust marketplace that attracts employers and job seekers. In addition, our ability to achieve desired operating margins in our recruitment business depends largely on our success in generating a sufficient amount of revenues to offset the associated fixed and variable costs. Our fixed costs typically include compensation of employees for our general administration functions, data storage and bandwidth costs and office rental costs. Our variable costs typically include campus recruitment sub-contracting costs, print publishing and distribution expenses and candidate assessment sub-contracting expenses. Once we establish the technology and network infrastructure to support an online business model, the incremental cost of adding new job postings and resumes online is insignificant and we can serve additional employers and job seekers with decreasing average cost as our online recruiting services business expands. If we are unable to maintain economies of scale, our operating margin may decrease and our results of operations may be materially and adversely affected.

If traffic to our website declines for any reason, our business and results of operations may be harmed.

Our ability to attract and maintain user traffic to our website is critical for our continuing growth. If traffic to our website declines for any reason, our business and results of operations may be harmed. We depend in part on various internet search engines and portals to direct a significant amount of traffic to our website. However, the amount of user traffic directed to our website is not entirely within our control. Our competitors’ search engine optimization efforts may result in their websites receiving a higher search result page ranking than ours. Internet search engines could revise their methodologies, which may adversely affect the placement of our search result page ranking. Any such changes could decrease traffic to our website and adversely affect the growth in our user base, which may in turn harm our business and operating results.

Any disruption in internet access, telecommunications networks or our technology platform may cause slow response times or otherwise impair our users’ experience, which may in turn reduce traffic to our website and significantly harm our business, financial condition and operating results.

Our online recruitment business is highly dependent on the performance and reliability of China’s internet infrastructure, accessibility of bandwidth and servers to our service providers’ networks and the continuing performance, reliability and availability of our technology platform. Compared to more developed countries, internet access in China is subject to greater uncertainties. Telecommunications capacity constraints in China may impede further development of the internet to the extent that users experience delays, transmission errors and other difficulties.

We rely on major Chinese telecommunication companies and other third-party data center service providers to provide us with bandwidth, data storage and other services. We may not have access to comparable alternative networks or services in the event of disruptions, failures or other problems. Any disruption in internet access or in the internet generally could significantly harm our business, financial condition and operating results. Furthermore, we may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our website is accessible within an acceptable load time, which may have a material and adverse impact on our business prospects and results of operations.

We may experience website disruptions, outages and other website performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website simultaneously and denial of service or fraud or security attacks. In addition, we may experience slow response times or system failures due to a failure of our information storage, retrieval, processing and management capabilities. Slow response times or system failures may drive our users away, reduce the attractiveness of our products and services or discourage employers from posting jobs on our website. If we experience technical problems in delivering our services over the internet either at a national or regional level, we could experience reduced demand for our services, lower revenues and increased costs.

We depend upon talented employees, including our senior management, to grow and operate our business, and if we are unable to retain and motivate our personnel and attract new talents, we may not be able to grow effectively.

Our success depends on our continued ability to identify, hire, develop, motivate and retain talented employees. Our ability to execute efficiently is dependent upon contributions from all of our employees, and in particular upon our senior management team led by Mr. Evan Sheng Guo, our chief executive officer, and Mr. James Jianmin Guo, our chief financial officer. Competition for senior management and key personnel is intense and the pool of qualified candidates is to an extent limited. From time to time, some of our senior officers may not maintain good working relations with our board or with other team members, which could result in management turnovers. For example, in July 2010, we terminated the employment agreements with certain former executives, including our chief executive officer and chief operating officer at the time. This resulted in a temporary disruption to our business operations. If we are unable to retain the services of our current senior management team or other key personnel, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected.

In addition, we face significant competition for qualified middle management and general personnel with relevant experience and expertise. Some of our competitors, especially new market entrants, have tried and, in some cases, succeeded in luring our employees by offering higher compensation.

Training of new employees with no prior relevant experience could be time consuming and require a significant amount of resources. We may also need to increase the compensation we pay in order to retain our skilled employees. If competition in our industry further intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. If we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively or at all and our business, financial condition and results of operations may be materially and adversely affected.

Concerns about our collection and use of personal data and other privacy-related matters could damage our reputation and deter employers and job seekers from using our services.

Concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy-related matters, even if unfounded, could damage our reputation and operations. The PRC Constitution, the PRC Criminal Law and the General Principles of the PRC Civil Law protect individual privacy in general. In particular, Amendment 7 to the PRC Criminal Law prohibits institutions, companies and their employees in the telecommunications and other industries from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services. Our internal policy also requires our employees to protect the personal data of job seekers, and employees who violate such policy are subject to disciplinary actions, including dismissal. While we strive to comply with all applicable data protection laws and regulations, as well as our own privacy policies, and we believe we are in compliance with the applicable PRC laws and regulations on data protection, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or private individuals, which could have an adverse effect on our business. Moreover, failure or perceived failure to comply with applicable laws and regulations related to the collection, use, sharing or security of personal information or other privacy-related matters could result in a loss of confidence in us by employers and job seekers, which could adversely affect our business, financial condition and results of operations.

We are exposed to potential legal liability from both job seekers and employers, which may have a material adverse effect on our business and results of operations.

We are exposed to potential claims associated with the recruitment process, including claims by employers and job seekers. In addition, PRC laws and regulations prohibit companies from producing, distributing or publishing any advertisement that contains any content that violates PRC laws and regulations or is reactionary, obscene, superstitious, absurd or fraudulent. PRC laws and regulations also prohibit human resources service providers from publishing fake recruitment information. We require employers to submit their government-issued business licenses to us before we post their job openings on our website in order to verify the employers’ identities. Nevertheless, we have limited means to determine whether a job posting is genuine or legitimate. For example, employers may fail to remove postings for positions that have been filled, and companies may use our websites to market their brands and post positions that are not available. Also, while we require employers to submit their government-issued business licenses, we cannot assure you that the supporting documentation provided to us is entirely true. Once we receive and verify complaints regarding disingenuous or illegitimate job postings, we remove them from our website. Although the number of job postings that were discovered to be disingenuous or illegitimate in the past has been insignificant and we have not faced any formal legal actions against us brought by job seekers or any government entity, if we are found to fail to protect job seekers from disingenuous or illegitimate job postings, we may be subject to civil actions and our reputation may be harmed, which may have a material adverse effect on our business. If we are found to be in violation of applicable PRC laws and regulations, we may be subject to other penalties.

Furthermore, for our executive search services, if we recommend a candidate who subsequently proves unsuitable for the position filled, the relevant employer may seek to hold us liable for any loss suffered by it by claiming negligence or that we have breached our contract. We may also be held liable for claims by candidates against us alleging our failure to maintain the confidentiality of their employment search or discrimination or other violations of employment law or regulations by our customers. Finally, employers or job seekers may allege that our services failed to comply with laws or regulations relating to employment or other matters.

We have not experienced any material claims during the past three years. However, should any such claims be brought against us, regardless of their merit, we may be forced to participate in time-consuming and costly litigation or investigation, which could divert significant management and staff attention and damage our reputation and brand names, any of which may materially and adversely affect our business. We do not maintain insurance coverage for liabilities arising from claims by employers, job seekers or third parties.

If we fail to protect our intellectual property rights, it could materially and adversely affect our business and results of operations.

We rely on a combination of trademark, patent, copyright and trade secret protection laws in the PRC, as well as confidentiality agreements and procedures, to protect our intellectual property rights. Despite our precautions, third parties may obtain and use without our authorization our intellectual property, which includes trademarks related to our brand, products and services, patent applications, registered domain names, copyrights in software and creative content, trade secrets and other intellectual property rights and licenses.

Historically, the legal system and courts of the PRC have not protected intellectual property rights to the same extent as the legal system and courts of the United States. Companies operating in the PRC continue to face an increased risk of intellectual property infringement. Furthermore, the validity, application, enforceability and scope of protection of intellectual property rights for many internet-related activities, such as internet commercial methods patents, are uncertain and still evolving in China and abroad, which may make it more difficult for us to protect our intellectual property, and could have a material adverse effect on our business, financial condition and results of operations.

We may be vulnerable to intellectual property infringement claims brought against us by others.

We rely on third-party intellectual property to operate our business to some extent, such as licenses to use software and copyrights. Although we have never experienced any material intellectual property claims against us in the past, as we face increasing competition and as litigation becomes more common in China in resolving commercial disputes, we face a higher risk of being subject to intellectual property infringement claims. A successful infringement claim against us could result in monetary liability or a material disruption in the conduct of our business. Although we require our employees not to infringe others’ intellectual property, we cannot be certain that our products, services, content and brand names do not or will not infringe on valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business.

We may incur substantial expenses in defending against third party infringement claims, regardless of their merit. As a result, due to diversion of management time, expenses required to defend against any claim and the potential liability associated with any lawsuit, any significant litigation could significantly harm our business, financial condition and results of operations. If we were found to have infringed on the intellectual property rights of a third party, we could be liable to that party for license fees, royalty payments, lost profits or other damages, and the owner of the intellectual property may be able to obtain injunctive relief to prevent us from using the technology, software or brand name in the future. If the amount of these payments were significant, if we were prevented from incorporating certain technology or software into our products or services or if we were prevented from using our brand name, our business could be significantly harmed.

We may not be able to successfully halt the operations of copycat websites or misappropriation of our data.

From time to time, third parties have misappropriated our data through website scraping, robots or other means and aggregated this data on their websites with data from other companies. In addition, “copycat” websites may attempt to imitate the functionality of our website. Although none of these events have caused any material adverse effect on our business and results of operations, we cannot assure you that similar events will not occur on a larger scale and materially and adversely impact our results of operations.

If we become aware of such websites, we would employ technological or legal measures in an attempt to halt their operations. However, we may not be able to detect all such websites in a timely manner and, even if we could, technological and legal measures may be insufficient to stop their operations. In some cases, our available remedies may not be adequate to protect us against such websites. Regardless of whether we can successfully enforce our rights against these websites, any measures that we may take could require us to expend significant financial or other resources.

We are subject to risks related to our third-party vendors, which may negatively impact our business and results of operations.

We rely on third parties for certain of our services, such as campus recruitment, print advertising services and assessment services. We provide campus recruitment services to employers seeking to recruit college and university students and our services typically include selecting campuses, organizing recruiting events, collecting and managing resumes and conducting interviews and assessment tests with potential candidates. Our campus recruitment services are often provided together with our online and other recruitment services. We also publish city-specific job openings in our Zhilian Zhaopin Weekly and Zhilian Zhaopin Special, which are distributed as inserts in local newspapers. For our campus recruitment business, we need to maintain good relationships with the schools from which employers plan to recruit students, which typically provide us with the site for any recruiting activities, as well as other third-party vendors, such as printing agencies. For our print advertising business, we rely on the local newspapers for the distribution of our print recruitment advertisements. In addition, we utilize third-party test designers to create our assessment tests and third-party interviewers to provide evaluations.

In general, we rely on the operations of our third-party vendors and may not have any control over the costs of the services they provide. Third-party service providers may raise their prices, which may not be commercially reasonable to us. Our existing vendors may not continue to provide the high-quality services that they currently do. To maintain good working relationships with colleges and universities, our team would need to maintain active communications with them, provide free training and lectures on job searches to students, and proactively reach out to students and student employment offices, which efforts may not always yield our intended results. If we are forced to seek other providers, there is no assurance that we will be able to find alternative providers willing or able to provide comparable high-quality services and there is no assurance that such providers will not charge us higher prices for their services. If the prices that we are required to pay third-party vendors for services rise significantly or we are unable to find suitable providers that offer comparable high-quality services, the results of our operations could be adversely affected.

Computer viruses, undetected software errors and hacking may cause delays or interruptions on our systems and may reduce use of our services and damage our reputation and brand names.

Our online systems, including our zhaopin.com website, and our other software applications, products and systems could contain undetected errors, or “bugs,” that could adversely affect their performance. Additionally, we regularly update and enhance our website and our other online systems and introduce new versions of our software products and applications. The occurrence of errors in any such update or enhancement may cause disruptions in our services and may, as a result, cause us to lose market share, damage our reputation and brand name and materially and adversely affect our business. In addition, computer viruses and hacking may cause delays or other service interruptions on our systems. Hacking involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions, loss or corruption of data, software, hardware or other computer equipment.

While we currently employ various antivirus and computer protection software in our operations, we cannot assure you that such protections will successfully prevent hacking or the transmission of any computer virus, which could result in significant damage to our hardware and software systems and databases, disruptions to our business activities, including to our e-mail and other communications systems, breaches of security and the inadvertent disclosure of confidential or sensitive information, interruptions in access to our website through the use of “denial of service” or similar attacks and other material adverse effects on our operations. In 2008, we have experienced one attack from an unidentified source, which caused our website to be temporarily unavailable. Since then, we have strengthened our web security and have not experienced any major attack.

We may incur significant costs to protect our systems and equipment against the threat of, and to repair any damage caused by, computer viruses and hacking. Moreover, if a computer virus or hacking affects our systems and is highly publicized, our reputation and brand names could be materially damaged and usage of our services may decrease. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability.

If we are unable to accurately assess our operating performance, our ability to form appropriate corporate growth strategies may be impaired and our business, results of operations and prospects may be materially and adversely affected.

We assess our operating performance using a set of key performance indicators, which include the number of unique employers, registered users, completed resumes in our database and job postings on our website. Capturing accurate data is subject to various limitations. We have established controls to systematically remove stale job postings from our website, including removing from our website job postings posted by employers whose contracts with us have expired. Any particular job posting placed on our website may include more than one job opening or position. However, job seekers, who generally do not pay for our services, may post resumes and/or job applications and never return to complete the process or update their resumes. In addition, job seekers may upload multiple resumes under separate accounts, leading to double counting. As a result, we cannot assure you that such key operating performance indicators always reflect our actual operating performance. Similarly, we may also incorrectly assess our key operating performance indicators and in turn make incorrect operational and strategic decisions. Failure to capture accurate data or an incorrect assessment of this data may materially harm our business and operating results.

We have entered into strategic alliances and joint ventures in the past and may pursue strategic alliances, joint ventures and strategic acquisitions in the future. If we are unable to find suitable acquisitions or partners or if we fail to achieve expected benefits from such acquisitions or partnerships, our business, growth rates and results of operations may be materially and adversely affected.

We may enter into negotiations or agreements relating to potential strategic alliances, joint ventures or strategic acquisitions in the future. If we are unable to identify alliances, joint ventures or acquisitions, there could be a material adverse effect on our business, growth rates and results of operations. Even if we do identify appropriate targets, the success of any material acquisition will depend upon a number of factors, including:

•	our ability to acquire businesses on a cost-effective basis;

•	our ability to integrate acquired personnel, operations, products and technologies into our organization effectively; and

•	our ability to retain and motivate key personnel and to retain the clients of acquired firms.

Any such alliance, joint venture or acquisition may require a significant commitment of management time, capital investment and other resources. We may be unable to consummate such transactions, we may not be able to effectively integrate an acquired business or we may be required to incur restructuring and other charges to complete a transaction. As a result, our business, financial condition and results of operations may be materially and adversely affected.

In addition, if we use our equity securities as consideration for transactions, we may dilute the value of your ADSs.

Our independent registered public accounting firm has identified a material weakness and other deficiencies in our internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our ADSs may be adversely impacted.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures over financial reporting. In the course of auditing our consolidated financial statements for the three years ended December 31, 2011, we and our independent registered public accounting firm identified one material weakness and one significant deficiency in our internal control over financial reporting, as defined in AU 325, Communicating Internal Control Related Matters Identified in an Audit, of the AICPA Professional Standards. A material weakness is a deficiency, or combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of our company’s financial statements will not be prevented, or detected and corrected on a timely basis.

The material weakness identified relates to the lack of sufficient accounting personnel with appropriate understanding of U.S. GAAP accounting issues and the SEC reporting requirements. The material weakness resulted in audit adjustments and corrections to our financial statements. We plan to take initiatives to further improve our internal control over financial reporting and disclosure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, the implementation of these initiatives may not fully address the material weakness and significant deficiency in our internal control over financial reporting.

Upon the completion of this offering, we will become a public company in the United States that will be subject to the U.S. Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F starting from the fiscal year ending December 31, 2013. In addition, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting following the date on which we cease to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of this offering. Our management may conclude that our internal control over financial reporting is not effective due to our failure to cure the identified material weakness and significant deficiency or otherwise. Moreover, once auditor attestation is required, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our internal control over financial reporting or the level at which our internal control over financial reporting is documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

Because we recognize most of the revenues from our online recruitment services and print advertising businesses over the terms of the relevant agreements, a significant downturn in these businesses may not be immediately reflected in our operating results.

We recognize revenues from our online recruitment services and print advertising businesses over the terms of the relevant agreements, which typically vary from one month to one year. As a result, a significant portion of the revenues we report in each quarter is generated from agreements entered into during previous quarters. Consequently, a decline in new or renewed agreements in any quarter may not significantly impact our revenues in that quarter but will negatively affect our revenues in future quarters. In addition, we may be unable to adjust our fixed costs in response to reduced revenues. Accordingly, the effect of significant declines in the sales of these products and services may not be reflected in our short-term results of operations.

Our quarterly revenues and operating results may fluctuate, which makes our results of operations difficult to predict and may cause our quarterly results of operations to fall short of expectations.

Our quarterly revenues and operating results have fluctuated in the past and may continue to fluctuate depending upon a number of factors, many of which are out of our control. Seasonal fluctuations and industry cyclicality have affected, and are likely to continue to affect, our online recruitment services and other services. We generally generate less revenue during the national holidays in China due to the slowdown of business during the holidays. In the periods following the Chinese New Year holiday and the National Day holiday in October, we historically experienced an increase in recruitment activity. The Chinese New Year holiday is based on the lunar calendar, varies from year to year and typically lasts for two weeks, which affects our first quarter results and their comparability to financial results of the same quarter in prior years. During seasonal peak periods, demand for recruitment advertising and other human resource related services may or may not rise significantly depending on the needs of employers as well as their perceptions of the job market. We also have observed seasonal campus recruitment activity by employers in the fourth quarter of each year. In addition, employers’ spending in China has historically been cyclical, reflecting the overall economic conditions as well as the demand for human resource services and recruitment patterns of employers. For these and other reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our operating results in future quarters may fall below expectations. Any of these events could cause the price of our ADSs to fluctuate widely.

Four of our consolidated affiliated entities and Shenzhen branch of Guangdong Zhilian Culture & Media Co., Ltd. have yet to obtain human resources service licenses, Xiamen Wangpin and Wangpin Information have operated beyond their authorized scope of business, a branch office of Beijing Wangpin has not yet obtained a human resources license, and another branch office has not been registered with the relevant PRC government authority. Such non-compliance may subject us to penalties and have a material adverse impact on our business and results of operations.

Pursuant to the PRC Regulations on the Administration of Talents Market, companies that purport to engage in human resources related services need to obtain the human resources service license. PRC entities are also required to operate their businesses within the business scope authorized by the local authorities. However, the PRC government has not provided clear guidance on whether the business conducted by our consolidated affiliated entities can be deemed as provision of “advertising service” or constitutes “human resource service”. One of our consolidated affiliated entities, Xiamen Zhilian Wangpin Commercial Service Co., Ltd., or Xiamen Wangpin, has been providing human resources related services without such human resources service license. In the three months ended March 31, 2012, Xiamen Wangpin contributed 0.5% of our total revenues. Under relevant PRC regulations, Xiamen Wangpin should obtain a human resources service license before providing services. We are in the process of setting up a branch office in Xiamen for our joint venture, Beijing Wangpin, and plan to gradually transfer the business operations of Xiamen Wangpin to this branch office. Beijing Wangpin holds a human resources service license. Three of our affiliated entities have been providing recruitment advertisement services under their respective business licenses covering advertising services but without human resources service licenses. These three entities are Tianjin Zhilian Advertising Co., Ltd., Jinan Zhilian Wangpin Advertising Co., Ltd. and Fuzhou Zhilian Advertising Co., Ltd., each contributing 1.7%, 2.0% and 0.8%, respectively, of our total revenues for the three months ended March 31, 2012, and together, contributing 4.5% of our total revenues for the three months ended March 31, 2012. In addition, we are in the process of obtaining a human resources license for a new branch office of Beijing Wangpin in Hefei, which contributed approximately 0.4% of our total revenues for the three months ended March 31, 2012. We are also setting up a new branch office for Beijing Wangpin in Shenzhen in order to transfer the business of Shenzhen branch of Guangdong Zhilian Culture & Media Co., Ltd., which Shenzhen branch has been providing human resources related services without a human resources service license and contributed approximately 4.2% of our total revenues for the three months ended March 31, 2012. Under PRC law, companies conducting human resources related services without the human resources service license may be ordered to cease operations and a fine of up to RMB30,000 per entity may be imposed. In addition, companies engaging in services outside their authorized business scope may be ordered to complete a registration for change of business scope within a given period. Failing to do so may result in a fine ranging from RMB10,000 to RMB100,000 per entity. In 2004, Wangpin Information was fined

RMB84,000 and approximately RMB160,000 in profits, representing 0.4% of our total operating profits in 2004, were confiscated by the local branch of the PRC State Administration of Industry and Commerce, or the SAIC, for conducting business beyond its authorized scope of business. Since 2004, Wangpin Information has terminated its business in human resources services operations, advertisement and internet information publication.

Furthermore, PRC laws and regulations require us to register our branch offices with the local administration of industry and commerce before commencing operations. We historically opened branch offices when we were in the process of registering these branch offices with the local government authorities to accommodate local customers’ needs. However, because the time needed to finish paperwork and the administrative process to complete the registration are often beyond our control, we have experienced prolonged registration processes. As of the date of this prospectus, we are in the process of registering our branch office in Kunming, and cannot predict with reasonable certainty when we will complete the registration. The branch office in Kunming contributed less than 0.1% of our total revenues for the three months ended March 31, 2012. No penalty has been imposed on us to date. According to the PRC Company Law, if an entity presents itself as a branch office without registration, it may be ordered to rectify the non-compliance or terminate its business operations and a fine of not more than RMB100,000 may be imposed on it.

We are in the process of remediating such non-compliance, including setting up branch offices for Beijing Wangpin to take over the human resources related business, applying for human resources service licenses with local authorities or by expanding the authorized business scope to cover our current business. However, we cannot assure you that the registration process will be completed in time, or that we will not be fined as a result of our non-compliance.

We cannot assure you that all of our subsidiaries and consolidated affiliated entities will conduct their business in strict compliance with their authorized business scopes and with all necessary operating permits. If any of them are deemed by governmental authorities to be operating without appropriate permits or outside of their authorized scopes of business or otherwise fail to comply with relevant laws and regulations, we may be subject to penalties and our business and results of operation may be materially and adversely affected.

We may be subject to fines for failing to timely pay the registered capital of our subsidiary, which may expose us to penalties and have an adverse effect on our business.

The registered capital of Zhilian Yipin Beijing Technology Co., Ltd., or Zhilian Yipin, one of our PRC subsidiaries, is US$29.0 million. To date, we have only paid in US$20.5 million towards its registered capital. This is because we believe the US$20.5 million paid-in capital held by Zhilian Yipin is sufficient to support its operations, if any, and additional registered capital is no longer necessary, and we have applied for approval from the relevant governmental authorities to reduce the registered capital of Zhilian Yipin to US$20.5 million. PRC laws and regulations allow companies to reduce their registered capital, subject to approval by the shareholders and competent authorities. We cannot predict when and whether we would get such approval with reasonable certainty. Under the PRC laws and regulations, failure to timely pay in the registered capital may subject us to fines ranging from 5% to 15% of the overdue amount, which could be between US$425,000 and US$1,275,000. While we have not received any notice of noncompliance or fines from the governmental authorities, we cannot assure you that we will not be fined by the administration of industry and commerce even if we receive approval to reduce the registered capital of Zhilian Yipin. Prior to completing the registered capital reduction, we may be subject to further limitations, including in relation to collecting dividends from Zhilian Yipin. As of the date of the prospectus, Zhilian Yipin holds the US$20.5 million paid-in capital, but has not conducted any business operations since its establishment and does not plan to conduct any business in the near future. As a result, Zhilian Yipin has not accumulated any profits from which we may collect dividends under the PRC laws and regulations. Even if Zhilian Yipin had accumulated any profits, our ability to collect dividends from Zhilian Yipin may be limited prior to completing the registered capital reduction subject to approvals of relevant government authorities.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

The economy of China has been experiencing significant growth, leading to inflation and increased labor costs. China’s consumer price index, the broadest measure of inflation, rose 3.6% in March 2012 from the level it was in March 2011. China’s overall economy and the average wage in the PRC are expected to continue to grow. As a result, the average wage level for our employees also increased in recent years. If inflation and the cost of labor in China continue to increase and we are unable to pass on these increased labor costs to our customers by increasing prices for our services, our profitability and results of operations could be materially and adversely affected.

Some of our leased property interests may be defective and we may be forced to relocate operations affected by such defects, which could cause significant disruption to our business.

As of March 31, 2012, we had leased properties in Beijing and 28 other cities in China. According to PRC laws, rules and regulations, in situations where a tenant lacks evidence of the landlord’s title or right to lease, the validity of a lease agreement is uncertain and may be subject to challenge by third parties. The lessor of our executive offices in Beijing, where most of our employees are located, holds proper ownership title certificates. With respect to 11 of our 47 leases outside Beijing, the lessors failed to provide property title certificates or other legal instruments proving their respective title ownership, and only the lessor of our leased property in Jinan agreed to indemnify us for damages arising from the lessor’s lack of title. These 11 leases provide a total of 5,341 square meters of office space for our local business, or 19.5% of our total leased office space. Prior to signing leases, we typically require the lessors to provide their government-issued title certificates to the leased properties. If the lessors do not have title certificates, we rely on other evidences of ownership, such as the property purchase agreement if the lessor recently purchased the property and has not yet obtained a title certificate from local authorities or a construction permit or a property selling permit if we lease properties directly from developers.

We do not believe that such failure will affect the performance of these leases. However, we cannot assure you that such defects will be remediated in a timely manner or at all. Our business may be interrupted and additional relocation costs may be incurred if we are required to relocate operations from premises affected by such defects. Moreover, if our lease agreements are challenged by third parties, it could result in diversion of management attention and cause us to incur costs associated with defending such actions, even if such challenges are ultimately determined in our favor.

We have limited business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies do in countries with more developed economies. In line with general industry practice in China, we do not have any business liability or disruption insurance to cover our operations. Any uninsured occurrence of business disruption may result in our incurring substantial costs and the diversion of resources, which could have a material adverse effect on our results of operations and financial condition.

We face risks related to health epidemics and other natural disasters.

Our business could be adversely affected by the effects of H1N1 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or another epidemic or outbreak. China reported a number of cases of SARS in 2003, which resulted in the closure of many businesses by the PRC government to prevent transmission. In recent years, there have been reports of occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. In 2009, the global spread of H1N1 flu resulted in several confirmed infections and deaths in China.

Restrictions on travel resulting from any prolonged outbreak of H1N1 flu, avian flu, SARS or another epidemic or outbreak could adversely affect our ability to market our services to new and existing employers and job seekers throughout China. Our business operations could be disrupted if one of our employees is suspected of having H1N1 flu, avian flu, SARS or another illness related to a health epidemic, which could require that a certain number of our employees be quarantined and/or our offices be disinfected. In addition, our results of operations could be adversely affected to the extent that H1N1 flu, avian flu, SARS or another health epidemic harms the Chinese economy in general.

We are also vulnerable to natural disasters and other calamities such as fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist acts or similar events or acts of God. Any of the foregoing events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services to our employers and job seekers. In addition, a severe disaster could affect the operations or financial condition of our employers and job seekers and suppliers, which could harm our results of operations.

Risks Related to Our Corporate Structure

If the PRC government determines that the agreements that establish the structure for operating our business in China do not comply with applicable PRC laws and regulations, we could be subject to severe penalties.

PRC laws and regulations currently place certain restrictions on foreign ownership of companies that engage in internet content, advertising and human resources related business. Specifically, foreign ownership in an internet content provider or other value-added telecommunications service providers may not exceed 50%. PRC laws and regulations also restrict foreign ownership of companies that conduct advertising business by requiring a Sino-foreign joint venture’s foreign investor to have at least a two-year track record with advertising operations as its main business outside China, and a wholly-foreign owned enterprise’s foreign investor to have at least a three-year track record with advertising operations as its main business outside China. In addition, in 2003 the PRC government imposed restrictions on foreign ownership in entities that provide human resources related services in 2003. Foreign ownership in entities that provide human resources related services was restricted to 49%, beginning in November 2003, unless the foreign investor is from Hong Kong or Macau, in which case no restriction is imposed.

In order to comply with the relevant PRC laws and regulations, we conduct our operations in China through (i) our wholly-owned subsidiaries, (ii) our joint venture, Beijing Wangpin and (iii) contractual arrangements among our wholly-owned PRC subsidiary, Zhilian Wangpin, and our consolidated affiliated entities in the PRC and their respective shareholders. To the extent permissible under the PRC laws and regulations, we provide services through our three wholly-owned subsidiaries in China, i.e., Zhilian Wangpin, Wangpin Information, and Zhilian Yipin. Zhilian Wangpin may conduct any business activities that do not require special permissions under the PRC laws and regulations. The business scope set forth in the business license of Wangpin Information includes technology consulting on computer website, web page production and maintenance; technology consulting on database development and maintenance; and technology consulting on network development and network safety. The business scope set forth in the business license of Zhilian Yipin includes research and development of internet technology and computer software; production of computer software; technology consulting, technical services and technology transfer; computer technology training; and sale of self-manufactured products. Although the current PRC laws and regulations restrict foreign ownership in entities that provide human resources related services to 49% unless the foreign shareholder is incorporated in Hong Kong or Macau, this restriction does not apply to our joint venture, which is 90% owned by us and 10% owned by Zhilian Sanke. We have been advised by Commerce & Finance Law Offices, our PRC legal counsel, that we may continue to operate our human resources related services through Beijing Wangpin under the current equity structure because our joint venture was set up in 2000 and received its human resources service license prior to 2003. The current human resources service license is valid for three years and will not expire until March 31, 2013 and may be subsequently renewed with the relevant authorities.

Our contractual arrangements enable us to receive substantially all the economic benefits from, and exercise effective control over, our consolidated affiliated entities and consolidate their results of operations. For a detailed discussion of these contractual arrangements, see “Our Corporate History and Structure.”

Although we believe our contractual arrangements are in compliance with current PRC regulations, we cannot assure you that the PRC government will agree that these contractual arrangements comply with existing PRC laws and regulations or with PRC laws and regulations that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. Various media sources have recently reported that the China Securities Regulatory Commission, or the CSRC, prepared a report proposing pre-approval by a competent central government authority of offshore listings by China-based companies with variable interest entity structures, such as ours, that operate in industry sectors subject to foreign investment restrictions. However, it is unclear whether the CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides, or whether any new PRC laws or regulations relating to variable interest entity structures would be adopted or what they would provide. If the corporate structure and contractual arrangements through which we conduct our business in China are found to be in violation of any existing or future PRC laws or regulations, we would be subject to potential actions by the relevant PRC regulatory authorities, including the CSRC, which actions could include:

•	revoking or refusing to grant or renew the business and operating licenses required to conduct our operations in China;

•	restricting or prohibiting transactions between our PRC subsidiaries and our consolidated affiliated entities;

•	imposing fines or other requirements which we or our PRC subsidiaries and consolidated affiliated entities may find difficult or impossible to comply with;

•	requiring us or our PRC subsidiaries and consolidated affiliated entities to alter our ownership structure or operations; and

•	restricting or prohibiting the use of any proceeds from our public offering to finance our business and operations in China.

The imposition of any of these penalties could result in a material adverse effect on our ability to conduct our business in China, which may have a material adverse effect on our results of operations and financial condition. For risks related to our ICP license, see “—We may be adversely affected by the complexity, uncertainties and changes in PRC regulation on the internet businesses and companies.”

Our contractual arrangements with our consolidated affiliated entities and their shareholders may not be as effective in providing operational control as direct ownership. Any failure by our consolidated affiliated entities or their respective shareholders to perform their obligations under our contractual arrangements with them may have a material adverse effect on our business and financial condition.

We have relied and expect to continue to rely on contractual arrangements with our consolidated affiliated entities and their respective shareholders to operate a part of our business in China. For a description of these contractual arrangements, see “Our Corporate History and Structure—Contractual Arrangements with Our Consolidated Affiliated Entities.”

These contractual arrangements may not be as effective in providing us with control over our consolidated affiliated entities as direct ownership. If we had direct ownership of these consolidated affiliated entities, we would be able to exercise our rights as a shareholder to effect changes in their respective boards of directors, which in turn could affect changes at the management level, subject to any applicable fiduciary obligations.

Under the current contractual arrangements, we rely on the performance by our consolidated affiliated entities and their respective shareholders of their respective obligations under the contracts to exercise control over our consolidated affiliated entities. For example, our consolidated affiliated entities and their respective shareholders could breach their contractual arrangements with us by, among other things, failing to operate our business in an acceptable manner or taking other actions that are detrimental to our interests. Our consolidated affiliated entities and their respective shareholders may fail to take certain actions required for our business or follow our instructions despite their contractual obligations to do so. If our consolidated affiliated entities or their respective shareholders fail to perform their obligations under the contractual arrangements with us, we may have to restructure our business operations, and/or incur substantial costs and resources to enforce our rights under the contracts and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief and claiming damages, which may not be effective. For example, we recently terminated the contractual arrangement with a former consolidated affiliated entity, Henan Wangpin Advertising Co., Ltd., or Henan Wangpin, partly because a former non-executive employee in Henan who is a direct equity holder of Henan Wangpin refused to transfer his equity interest in this entity to an individual designated by us despite his contractual obligations to do so. Henan Wangpin accounted for approximately 1.5%, 2.1%, 2.0% and 1.8% of our total revenues in 2009, 2010 and 2011 and for the three months ended March 31, 2012, respectively. We are in the process of transitioning the businesses and transferring assets of Henan Wangpin to our newly established branch office of our joint venture in Henan Province, and the former employee who is a registered owner of Henan Wangpin does not hold any equity interest in our company or any of our other consolidated affiliated entities. Although we have not experienced any material adverse impact on our business or results of operations due to the above changes, if the shareholders of our other consolidated affiliated entities were to refuse to transfer their equity interests in these entities to us or our designee when and if we request so, or if they were otherwise to act in bad faith against us, then we may have to take legal actions to compel them to perform their contractual obligations, or they may bring claims against us to demand their economic and other rights in our consolidated affiliated entities by virtue of the fact that they are direct equity holders of these entities. PRC laws and regulations governing the validity of our contractual arrangements are uncertain and the government authorities, including courts, have broad discretion in interpreting these laws and regulations. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government determines that the agreements that establish the structure for operating our business in China do not comply with applicable PRC laws and regulations, we could be subject to severe penalties” and “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could have a material adverse effect on us.” In addition, the shareholders of our consolidated affiliated entities may not act in the best interests of our company or may not perform their obligations under these contracts.

All the material agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes under the agreements through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would cause additional expenses and delay. In the event we are unable to enforce our contractual arrangements, we may not be able to exercise effective control over our affiliated entities, and our ability to conduct our business may be materially and adversely affected.

Transfers of the equity interests in three consolidated affiliated entities of our company have yet to be registered with the respective local SAIC branches, which may adversely affect our ability to enforce our rights in these entities against third parties who acquire the equity interests in good faith from the original transferor.

Since our inception, the individual equity holders of 11 of our consolidated affiliated entities have experienced several changes. From 2010 to 2011, Peng Zhao, our former chief executive officer, entered into a series of agreements to transfer his equity interests in 11 of our consolidated affiliated entities to Guanzhu Wang, our designated transferee who is an employee of the Macquarie Group Limited, which controls Macquarie Zhaopin Holdings Limited, one of our principal shareholders. Previously Peng Zhao was one of the individual shareholders of our consolidated affiliated entities. According to our PRC legal counsel, Commerce & Finance

Law Offices, the transfers of Peng Zhao’s interests in these consolidated affiliated entities to Guanzhu Wang became effective upon the signing of the equity transfer agreements by the parties thereto, and Guanzhu Wang may enforce his contractual rights arising under the agreements against Peng Zhao. However, for these transfers to become effective against third parties who may acquire equity interests in these entities in good faith, they need to be registered with the respective local SAIC branches where these entities are located. As of the date of the prospectus, eight transfers have been registered with the relevant local SAIC branches, while the remaining three transfers have yet to be registered. The time needed to complete the registrations varies and we cannot predict when the registrations will be completed. Some local SAIC branches require the physical presence of both the transferor and the transferee simultaneously in their offices before they register any transfer. Therefore, both Peng Zhao and Guanzhu Wang may need to set aside time to go to local SAIC branches in several provinces in China, which could potentially delay the registration process. Until the SAIC registrations for the remaining three transfers are completed, Guanzhu Wang may not be able to successfully enforce his shareholder’s rights against any third parties who may acquire the equity interests in these entities in good faith.

The three consolidated affiliated entities for which equity transfer has yet to be registered with the respective local SAIC in aggregate accounted for approximately 2.6%, 2.5%, 1.8% and 1.1% of our total revenues in 2009, 2010 and 2011 and for the three months ended March 31, 2012, respectively, and approximately 1.3%, 2.0%, 1.5% and 1.0% of our total assets as of December 31, 2009, 2010 and 2011 and March 31, 2012, respectively. If the SAIC registration of the equity transfer cannot be completed for any reason, such as the lack of cooperation by Peng Zhao, we may consider taking certain actions to maximize the protection of our interests in these entities, including instructing Guanzhu Wang to enforce his contractual rights in PRC courts and restructure the business operations conducted by these entities by transitioning their businesses and transferring assets to our local branch offices in the areas where these entities are located and pursuing other initiatives. Any of these actions may be time consuming, and may divert our management’s attention and cause unintended adverse consequences that may materially and adversely affect our business, financial condition and reputation.

Perfection of the pledges in our equity pledge agreements with our consolidated affiliated entities and their shareholders may be adversely affected if these equity pledges are not properly recorded. Nine of our consolidated affiliated entities have not registered their equity pledges.

Under the equity pledge agreements with our consolidated affiliated entities and their PRC shareholders, the shareholders have pledged to us all of their respective equity interests in the consolidated affiliated entities. The pledges are only duly created by recording the pledges pursuant to then-effective PRC Security Law and the Contract Law. The equity interests are pledged to secure the performance by our consolidated variable interest entities and their PRC shareholders under our contractual arrangements, such as the business operation agreements and technology development agreements.

Nine of our 16 consolidated affiliated entities have not registered their equity pledge registration, though we are preparing to apply to register all the equity pledges by the shareholders of our consolidated affiliated entities with the relevant offices of the administration for industry and commerce. For the year ended December 31, 2011 and for the three months ended March 31, 2012, we derived 21.0% and 19.2% of our total revenues from our consolidated affiliated entities, respectively. For the year ended December 31, 2011 and for the three months ended March 31, 2012, the consolidated affiliated entities that have not registered their equity pledges contributed 9.0% and 6.9% of our total revenues, respectively. The lack of registration of the equity pledges does not affect our ability to enforce the duly executed agreements against shareholders of consolidated affiliated entities who have executed the equity pledge agreements. However, the equity pledges, which form part of the contractual arrangements with our consolidated affiliated entities, will not be deemed validly created security interests under the PRC Property Rights Law until they are registered. Until the equity pledges are registered, we may not be able to successfully enforce these pledges against any third parties who may acquire the equity interests in the consolidated affiliated entities in good faith. Nevertheless, the lack of registration of the equity pledges does not affect our ability to enforce the duly executed agreements against the current shareholders of our consolidated affiliated entities. Should a third party acquire the equity interests in good faith, we may lose control of these businesses and may not be able to consolidate the assets, liabilities and results of operations of these entities. As of the date of this prospectus, with respect to nine of our consolidated affiliated entities that have not registered equity pledges, the shareholders of six of our consolidated affiliated entities have taken steps to register the equity pledges and shareholders of the remaining three will submit applications after the equity transfers from Peng Zhao to Guanzhu Wang are registered with local authorities since such equity pledges may not be registered until after the equity transfers are registered.

The beneficial owners of our consolidated affiliated entities may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition. We do not have any arrangements in place to address such potential conflicts.

Among our 16 consolidated affiliated entities, one entity, Zhilian Sanke, is jointly owned by Mr. Guanzhu Wang and Ms. Yuan Liu; three entities are jointly owned by Zhilian Wangpin and Mr. Hao Liu; and the other 12 entities are jointly owned by Mr. Hao Liu and Mr. Guanzhu Wang. Mr. Hao Liu is a director of our company. Ms. Yuan Liu and Mr. Guanzhu Wang are employees of the Macquarie Group Limited group of companies, and Macquarie Group Limited controls Macquarie Zhaopin Holdings Limited, one of our principal shareholders. Currently, Mr. Hao Liu beneficially owns approximately 9% of the outstanding share capital of our company on an as-converted basis. Compared with his equity interest in the consolidated affiliated entities, Mr. Hao Liu’s equity interest in our company is relatively small. Neither Mr. Guanzhu Wang nor Ms. Yuan Liu owns any of our shares, but because they are affiliated with Macquarie Zhaopin Holdings Limited, one of our principal shareholders, they may have incentives to act in the best interests of Macquarie Zhaopin Holdings Limited when our interests conflict with those of Macquarie Zhaopin Holdings Limited or Ms. Yuan Liu and Mr. Guanzhu Wang themselves.

Although these individuals are contractually obligated, or obligated as a result of their fiduciary duty to our company, to act in good faith and in our best interest, they still have potential conflicts of interest with us. For example, occasions may arise when the fiduciary duties these individuals owe to us under Cayman Islands law conflict with the fiduciary duties they owe to our PRC entities under PRC law. Under Cayman Islands law, a director is not released from his or her fiduciary duties owed to us as a director of our company, and his or her obligation to discharge such duties is not affected by any other duties that such director owes or interests which such director may have, including as a director or shareholder of another company, such as our consolidated affiliated entities. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or such conflicts will be resolved in our favor. In addition, these individuals may breach, cause our consolidated affiliated entities to breach or refuse to renew, the existing contractual arrangements with us. Currently, we do not have any arrangements to address potential conflicts of interest between these individuals and our company. We rely on these individuals to abide by the laws of the Cayman Islands and China, which provide that directors owe a fiduciary duty to the company that requires them to act in good faith and in the best interests of the company and not to use their positions for personal gains. There are, however, no specific regulations under the PRC or Cayman Islands laws with respect to the potential conflicts of interest. If we cannot resolve any conflict of interest or dispute between us and the beneficial owners of our consolidated affiliated entities, we would have to rely on legal proceedings, which could disrupt our business, distract management and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The shareholders of our consolidated affiliated entities may be involved in personal disputes with third parties or other incidents that may have an adverse effect on their respective equity interests in the relevant consolidated affiliated entities and the validity or enforceability of our contractual arrangements with the relevant entity and its shareholders. For example, in the event that any of the shareholders of our consolidated affiliated entities divorces his or her spouse, the spouse may claim that the equity interest of the relevant consolidated affiliated entities held by such shareholder is part of their community property and should be divided between such shareholder and spouse. If such claim is supported by the court, the relevant equity interest may be obtained by the shareholder’s spouse or another third party who is not subject to obligations under our contractual arrangements, which could result in our losing effective control over the relevant consolidated affiliated entity. Similarly, if any of the equity interests of our consolidated affiliated entities is inherited by a third party on whom the current contractual arrangements are not binding, we could lose our control over the relevant consolidated affiliated entity or have to maintain such control at unpredictable cost, which could cause significant disruption to our business, operations and harm our financial condition and results of operations.

Although under our current contractual arrangements, (i) the spouses of each of the shareholders of our consolidated affiliated entities have executed spousal consent letters, under which they agree that they will not take any actions or raise any claims to interfere with the performance by their spouses of the obligations under these contractual arrangements, including claiming community property ownership on the equity interest, and they renounce any and all right and interest related to the equity interest that they may be entitled to under applicable laws and (ii) it is expressly provided that all these agreements and the rights and obligations thereunder shall be equally effective and binding on the heirs and successors of the contract parties, we cannot assure you that these undertakings and arrangements will be complied with or effectively enforced. In the case any of them is breached or becomes unenforceable and leads to legal proceedings, it could disrupt our business, distract management and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements with our consolidated affiliated entities may be subject to scrutiny by the PRC tax authorities and result in adverse tax consequences to us.

Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenged by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among Zhilian Wangpin, our wholly-owned subsidiary in China, our consolidated affiliated entities in China and their respective shareholders were not entered into on an arm’s length basis and consequently adjust our consolidated affiliated entities’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by our consolidated affiliated entities, which could in turn increase their tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties upon our consolidated affiliated entities for unpaid taxes. Our consolidated net income may be materially and adversely affected if our consolidated affiliated entities’ tax liabilities increase or if they are subject to late payment fees or other penalties.

We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could limit our ability to pay dividends to holders of our ADSs and ordinary shares.

We are a holding company and conduct substantially all of our business through our operating subsidiaries and consolidated affiliated entities, which are limited liability companies established in China. We may rely on dividends paid by our subsidiaries for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses.

The payment of dividends by entities organized in China is subject to limitations. In particular, regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. PRC companies, except for joint ventures, are also required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their general reserves until the accumulative amount of such reserves reaches 50% of their registered capital. These reserves are not distributable as cash dividends. In addition, PRC companies, except for joint ventures, may allocate a portion of their after-tax profit to their staff welfare and bonus fund at the discretion of their boards of directors. Our PRC subsidiaries and affiliated entities historically have not allocated any of their after-tax profits to staff welfare and bonus funds, since there is no legal requirement to do so, but they may nevertheless decide to set aside such funds in the future. There is no maximum amount of after-tax profit that a company may contribute to such funds. Any direct or indirect limitation on the ability of our PRC subsidiaries to distribute dividends and other distributions to us could materially and adversely limit our ability to make investments or acquisitions at the holding company level, pay dividends or otherwise fund and conduct our business.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially and adversely affect us.

The State Administration of Foreign Exchange, or SAFE, issued Circular 75, requiring PRC residents, including both legal persons and natural persons, to register with the relevant local branch of SAFE before establishing or controlling any company outside of China, referred to as an offshore special purpose company, for the purpose of raising funds from overseas to acquire assets of, or equity interest in, PRC companies. In addition, any PRC resident that is the beneficial owner of an offshore special purpose company is required to amend his or her registration with the local branch of SAFE, with respect to that offshore special purpose company in connection with any increase or decrease in its capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Any failure to comply with the above registration requirements could result in PRC subsidiaries being prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent companies, offshore parent companies being restricted in their ability to contribute additional capital into their PRC subsidiaries and other liabilities under PRC laws for evasion of foreign exchange restrictions.

We have urged our shareholders who are PRC citizens or residents to register with SAFE. However, we may not at all times be fully aware or informed of the identities of all of our beneficial owners who are PRC citizens or residents, and we may not always be able to compel our beneficial owners to comply with Circular 75; nor can we ensure you that their registrations, if they choose to apply, will be successful. The failure or inability of our PRC resident beneficial owners to make any required registrations or comply with these requirements may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans (including using the proceeds from this offering) to our China operations, limit our PRC subsidiary’s ability to pay dividends or otherwise distribute profits to us or otherwise materially and adversely affect us.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on our business.

Substantially all of our assets and business operations are located in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The economy in China differs from the economies of most developed countries in many respects, including:

•	degree of government involvement;

•	level of development;

•	rate of economic growth;

•	control of foreign exchange rates and currency conversion;

•	access to financing; and

•	allocation of resources.

Although China has been transitioning from a planned economy to a more market-oriented economy since the 1970s, the PRC government continues to exercise significant control over China’s economy through resource allocation, foreign exchange control, monetary policies and administrative regulations of certain industries and entities. In recent years, the PRC government has implemented measures emphasizing the reliance on market forces to promote economic reform, reduce state ownership of productive assets and establish corporate governance structures in business enterprises. Nevertheless, a substantial portion of the productive assets in China are still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the government could materially and adversely affect our business.

While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven geographically, among various sectors of the economy and during different periods. We cannot assure you that the Chinese economy will continue to grow, that any growth will be steady and uniform or that any slowdown will not have a negative effect on our business.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always consistent, and enforcement of these laws, regulations and rules involves uncertainties, which may limit the available legal protections.

In addition, the PRC administrative and court authorities have significant discretion in interpreting and implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we may enjoy in the PRC than under some more developed legal systems. These uncertainties may affect our judgment on the relevance of legal requirements and our decisions on the measures and actions to be taken to fully comply therewith, and may affect our ability to enforce our contractual or tort rights. Such uncertainties may therefore increase our operating expenses and costs and materially and adversely affect our business and results of operations.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation on internet businesses and companies.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulation of internet businesses include, but are not limited to, the following:

•	The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. Further, new laws, regulations or policies may be promulgated or announced that will regulate internet activities, including online recruitment and online advertising businesses. If these new laws, regulations or policies are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations after they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties and our business operation could be disrupted.

•

There are uncertainties relating to the regulation of the internet industry in China, including evolving licensing requirements. This means that permits, licenses or operations at some of our companies may be subject to challenge, or we may fail to obtain or renew permits or licenses that applicable regulators may deem necessary for our operations. If we fail to maintain or obtain the required permits or licenses, we may be subject to various penalties, including fines and discontinuation of, or restriction on, our operations. Any such penalty may disrupt our business operations and may have a material adverse effect on our results of operations. For example, audio and video content accessible from our website is hosted on, and delivered through, a third-party website, which has an internet audio/video program transmission license. If this business arrangement is challenged by the PRC government, we may need to apply for the internet audio/video program transmission license. We may not be able to obtain such license in a timely manner or at all. See “Regulations—Regulations on Broadcasting Audio/Video Programs through the Internet” for more details.

•	The interpretation and application of existing or future PRC laws, regulations and policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we will be able to maintain our existing licenses or obtain any new licenses required under any existing or new laws or regulations. There are also risks that we may be found to violate existing or future laws and regulations given the uncertainty and complexity of China’s regulation of internet businesses.

Any requirement to obtain prior approval from the China Securities Regulatory Commission, or the CSRC, could delay this offering and a failure to obtain this approval, if required, could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs.

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006, as amended on June 22, 2009. The M&A Rule purports to require, among other things, offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

While the application of the M&A Rule remains unclear, we believe, based on the advice of our PRC legal counsel, Commerce & Finance Law Offices, that while the CSRC generally has jurisdiction over overseas listings of SPVs like us, CSRC’s approval is not required for this offering given the fact that we are not SPV controlled by a PRC enterprise or PRC individual as defined in M&A Rules. However, we cannot assure you that the relevant PRC government agency, including the CSRC, would reach the same conclusion as our PRC legal counsel. If the CSRC or other PRC regulatory agency subsequently determines that we need to obtain the CSRC’s approval for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operation, and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us to halt this offering before settlement and delivery of the ADSs offered by this prospectus.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may limit the use of the proceeds we receive from this offering for our expansion or operations.

In utilizing the proceeds we receive from this offering in the manner described in “Use of Proceeds,” as an offshore holding company with PRC subsidiaries, we may (i) make additional capital contributions to our PRC subsidiaries, (ii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, (iii) make loans to our PRC subsidiaries or our consolidated affiliated entities or (iv) acquire offshore entities with business operations in China in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

•	capital contributions to our subsidiaries in China, whether existing or newly established, must be approved by the PRC Ministry of Commerce or its local bureaus;

•	loans by us to our subsidiaries in China, each of which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limits and must be registered with SAFE or its local bureaus; and

•	loans by us to our consolidated affiliated entities, which are domestic PRC entities, must be approved by the National Development and Reform Commission and must also be registered with SAFE or its local bureaus.

In addition, on August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of its capital contribution in foreign currency into Renminbi. It requires that Renminbi converted from foreign currency-denominated capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the relevant government authority and may not be used to make equity investments in China, unless specifically provided otherwise. Moreover, the approved use of such Renminbi funds may not be changed without approval from SAFE. Renminbi funds converted from foreign exchange may not be used to repay loans in Renminbi if the proceeds of such loans have not yet been used. Any violation of Circular 142 may result in severe penalties, including substantial fines. We expect that if we convert the net proceeds from this offering into Renminbi pursuant to Circular 142, our use of Renminbi funds will be for purposes within the approved business scope of our PRC subsidiaries. However, we may not be able to use such Renminbi funds to make equity investments in the PRC through our PRC subsidiaries.

We expect that the PRC regulations of loans and direct investment by offshore holding companies to PRC entities may continue to limit our use of proceeds of this offering. There are no costs associated with registering loans or capital contributions with relevant PRC governmental authorities, other than nominal processing charges. Under PRC laws and regulations, the PRC governmental authorities are required to process such approvals or registrations or deny our application within a prescribed period, which is usually less than 90 days. The actual time taken, however, may be longer due to administrative delay. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to our future plans to use the U.S. dollar proceeds we receive from this offering for our expansion and operations in China. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and ability to fund and expand our business.

Our global income and the dividends that we may receive from our PRC subsidiaries may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations, and non-PRC shareholders may be subject to PRC tax on dividends and gains which may reduce returns on investments in our shares or ADSs.

Under the PRC Enterprise Income Tax Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise,” meaning it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, i.e., it is required to pay enterprise income tax on income derived from sources inside and outside China, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” The implementation regulations of the PRC Enterprise Income Tax Law define a “de facto management body” as a body that has substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise, and provides that if the foreign enterprise is deemed as PRC resident enterprise, dividends and other income obtained by the shareholder from the deemed PRC resident enterprise will be considered PRC-source income and subject to PRC withholding tax, which may be further reduced depending on provision in the double taxation agreement between China and the relevant countries. A circular issued by the

PRC State Administration of Taxation on April 22, 2009 (“Circular”) specifies that certain foreign enterprises controlled by a PRC company or a PRC company group will be classified as PRC “resident enterprises” if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function are mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) at least half of the enterprise’s directors with voting rights or senior management reside in the PRC. Although the Circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or by foreign individual or enterprise, the determining criteria set forth in the Circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC individuals.

We do not believe that Zhaopin Limited or Zhaopin Holding (Cayman) Limited meets all of the conditions above. Each of Zhaopin Limited and Zhaopin Holding (Cayman) Limited is a company incorporated outside the PRC, and each of them keeps its respective key assets and records, including resolutions of board of directors and resolutions of shareholders, outside of the PRC. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours ever having been deemed to be PRC “resident enterprises” by the PRC tax authorities. Therefore, we believe that neither Zhaopin Limited nor Zhaopin Holding (Cayman) Limited should be treated as a “resident enterprise” for PRC tax purposes. However, as the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we may be considered a resident enterprise and may therefore be subject to the enterprise income tax at 25% on our global income. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. Moreover, the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC resident enterprise shareholders, a 10% PRC tax is imposed on gains derived by our non-PRC resident enterprise shareholders from transferring our shares or ADSs (unless the holder is eligible for a treaty that provides a reduced rate), a 20% withholding tax is imposed on dividends we pay to our non-PRC resident individual shareholders and a 20% PRC tax is imposed on gains derived by our non-PRC resident individual shareholders from transferring our ordinary shares or our ADSs (unless the holder is eligible for a treaty that provides a reduced rate), in each case, if such income is considered PRC-sourced income by the relevant PRC authorities. This could have the effect of increasing our and our shareholders’ effective income tax rates and may require us to deduct withholding tax from any dividends we pay to our non-PRC shareholders. In addition to the uncertainty regarding how the new “resident enterprise” classification may apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

If we are required under the PRC Enterprise Income Tax Law to withhold PRC income tax on our dividends payable to our non-PRC enterprise shareholders and ADS holders or our shareholders and ADS holders are subject to PRC tax on gains derived from transferring our ordinary shares or ADSs, your investment in our ordinary shares or ADSs may be materially and adversely affected.

We face uncertainties with respect to application of the Circular on Strengthening the Administration of Enterprise Income Tax for Share Transfer by Non-PRC Resident Enterprises.

Pursuant to the Circular on Strengthening the Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the State Administration of Taxation, or the SAT, in December 2009, with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate of less than 12.5% or (ii) does not impose income tax on foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

On March 28, 2011, the SAT released the SAT Public Notice (2011) No. 24, or SAT Public Notice 24, to clarify several issues related to Circular 698. SAT Public Notice 24 became effective on April 1, 2011. According to SAT Public Notice 24, the term “effective tax” refers to the effective tax on the gain derived from disposition of the equity interests of an overseas holding company; and the term “does not impose income tax” refers to the cases where the gain derived from disposition of the equity interests of an overseas holding company is not subject to income tax in the country or region where the overseas holding company is a resident.

There is uncertainty as to the application of SAT Circular 698. For example, while the term “Indirect Transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with the PRC. Moreover, the relevant authority has not yet promulgated any formal provisions or made any formal declaration as to the process and format for reporting an Indirect Transfer to the competent tax authority of the relevant PRC resident enterprise. In addition, there are not any formal declarations concerning how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax. SAT Circular 698 may be determined by the tax authorities to be applicable to our private equity financing transactions where non-resident investors were involved, if any of such transactions were determined by the tax authorities to lack reasonable commercial purpose. As a result, we and our non-resident investors may become at risk of being taxed under SAT Circular 698 and may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we and our non-resident enterprise investors should not be taxed under SAT Circular 698, which may have a material adverse effect on our financial condition and results of operations or such non-resident investors’ investments in us.

Discontinuation of any of the preferential tax treatments currently available to us in China could adversely affect our overall results of operations.

The current PRC Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all domestic enterprises, including foreign-invested enterprises, unless they qualify for certain exceptions. The PRC enterprise income tax is calculated based on the taxable income determined under the PRC laws and accounting standards. The PRC Enterprise Income Tax Law and its implementation rules permit “high and new technology enterprises strongly encouraged by the state”, or HNTE, which independently own core intellectual property and meet certain other criteria stipulated in the implementation rules to enjoy a preferential enterprise income tax rate of 15%, subject to periodical review of the qualification of HNTE, and approval of relevant taxation administration and other criteria specified in relevant laws and regulations.

Beijing Wangpin received HNTE qualification approval from relevant government authorities in November 2011 and filed its HNTE status with local tax bureau in March 2012, upon which Beijing Wangpin is entitled to enjoy the preferential tax rate of 15% from 2011 to 2013. Beijing Wangpin’s continued qualification as an HNTE will be subject to annual evaluation and a review by the relevant PRC government authorities every two years. There is no assurance that Beijing Wangpin will continue to be accredited as an HNTE, or the current favorable tax policies available to us will not be withdrawn or revoked by the PRC government authorities or become less favorable. If the current preferential tax treatment is no longer available to us in the future, our financial condition and results of operations could be materially and adversely affected.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. There remains significant international pressure on the Chinese government to substantially liberalize its currency policy, which could result in further appreciation in the value of the Renminbi against the U.S. dollar.

Substantially all of our revenues and costs are denominated in Renminbi. At the Cayman Islands holding company level, we may rely on dividends and other fees paid to us by our subsidiaries and consolidated affiliated entities in China. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, net revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, an appreciation of the Renminbi against the U.S. dollar would make any new Renminbi-denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs. If we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure. In addition, our currency exchange loss may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under our current corporate structure, the income of our Cayman Islands holding company is primarily derived from a share of the earnings from our PRC subsidiaries. Revenues of our PRC subsidiaries are all denominated in Renminbi. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency-denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, for any PRC company, dividends can be declared and paid only out of the retained earnings of that company under PRC law. Furthermore, approval from SAFE or its local branch is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. Specifically, under the existing exchange restrictions, without a prior approval of SAFE, cash generated from the operations of our subsidiaries in China may be used to pay dividends by our PRC subsidiaries to our company and pay employees of our PRC subsidiaries who are located outside China in a currency other than the Renminbi. With a prior approval from SAFE, cash generated from the operations of our PRC subsidiaries and consolidated affiliated entities may be used to pay off debt in a currency other than the Renminbi owed by our subsidiaries and consolidated affiliated entities to entities outside China, and make other capital expenditures outside China in a currency other than the Renminbi. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Failure to comply with the registration requirements for employee stock incentive plans may subject our PRC equity incentive plan participants or us to fines and other legal or administrative sanctions.

In January 2007, SAFE issued implementation rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. On February 15, 2012, SAFE promulgated the Notice on Foreign Exchange Administration of PRC Residents Participating in Share Incentive Plans of Offshore Listed Companies, or Circular 7. Circular 7 regulates the foreign exchange matters associated with employee stock incentive plans or similar plans permitted plans under applicable laws and regulations granted to PRC residents by companies whose shares are listed on offshore stock exchanges.

Pursuant to Circular 7, all PRC residents participating in share incentive plans of offshore listed companies are required to, through their employers, jointly retain qualified PRC agents to register with SAFE. PRC residents include PRC nationals or foreign citizens having been consecutively residing in PRC for not less than one year who act as directors, supervisors, senior management personnel or other employees of PRC entities affiliated with such offshore listed company. A qualified PRC agent may be a PRC entity involved in the share incentive plan or a PRC institution eligible for assets trusteeship, which is lawfully selected to handle various foreign exchange matters related with share incentive plans and apply annually for a quota for conversion and/or payment of foreign currencies in connection with the PRC residents’ exercise of the employee stock options. The foreign exchange proceeds received by PRC residents from sale of shares under share incentive plans granted by offshore listed companies must be remitted to bank accounts in China opened by their employers or PRC agents.

We and our PRC resident employees or other personnel who participate in our stock option plans will be subject to these regulations when this initial public offering is completed. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions. See “Regulations—Regulation of Foreign Currency Exchange and Dividend Distribution—Circular 7.”

The financial statements included in this prospectus are audited by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

Auditors of companies with securities that are registered with the SEC and traded publicly in the United States, including our independent registered public accounting firm, must be registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, and are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Because our independent registered public accounting firm is located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our independent registered public accounting firm is not currently inspected by the PCAOB.

This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating audits and quality control procedures of any auditors operating in China, including our independent registered public accounting firm. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in the PRC makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements, which may have a material adverse effect on our ADS price.

Risks Related to Our ADSs and This Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We have applied to list our ADSs on the             . Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after this initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

We are an “emerging growth company” and we cannot be certain whether the special accommodations applicable to emerging growth companies will make our ADSs less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 effective on April 5, 2012, or the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not “emerging growth companies.” Most of such requirements relate to disclosures that we would only be required to make if we cease to be a foreign private issuer in the future. Nevertheless, as a foreign private issuer that is an emerging growth company, we will not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of this offering. We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three-year period, issued more than US$1 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemption provided in the JOBS Act discussed above. We cannot predict if investors will find our ADSs less attractive as a result of our reliance on exemptions under the JOBS Act. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs.

The market price of our ADSs may be volatile.

The trading prices of our ADSs are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, such as the performance and fluctuation in the market prices or the underperformance or declining financial results of other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009 and the second and third quarters of 2011, which may have a material and adverse effect on the market price of our ADSs.

In addition, the market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors such as:

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the performance or market valuation of other human resources service companies;

•	announcements by us or our competitors of material acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of our executive officers;

•	intellectual property litigation;

•	release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

•	economic, regulatory or political conditions in China.

If securities or industry analysts publish negative reports about our business, the price and trading volume of our securities could decline.

The trading market for our securities depends, in part, on the research reports and ratings that securities or industry analysts or ratings agencies publish about us, our business and the human resources services market in China in general. We do not have any control over these analysts or agencies. If one or more of the analysts or agencies who cover us downgrades us or our securities, the price of our securities may decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our securities or trading volume to decline.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

The net proceeds from this offering may be used for our geographic expansion, product development and upgrading of our information technology system and website, and otherwise for general corporate purposes, including working capital. We may also use a portion of the net proceeds for strategic investments and potential acquisition opportunities, although we are not currently negotiating any such investment or acquisition. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investing decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Because the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$        per ADS (assuming no exercise by the underwriters of

their option to acquire additional ADSs), representing the difference between the assumed initial public offering price of US$        per ADS, the midpoint of the range shown on the front cover page of this prospectus, and our net tangible book value per ADS as of                     , after giving effect to this offering. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon exercise of share options vested. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Substantial future sales or the expectation of substantial sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have ordinary shares outstanding, including ordinary shares represented by ADSs. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale upon the expiration of the 180-day lock-up period beginning from the date of this prospectus and, in the case of the ordinary shares that certain option holders will receive when they exercise their share options, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. Any or all of these shares (other than those held by certain option holders) may be released prior to expiration of the lock-up period at the discretion of the underwriters. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

In addition, certain of our shareholders have the right to cause us to register the sale of their shares under the Securities Act upon the occurrence of certain circumstances. See “Description of Share Capital—Registration Rights.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration of these shares. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

We will rely on certain exemptions from corporate governance requirements of [the New York Stock Exchange/NASDAQ Global Market], which may afford less protection to the holders of our ADSs.

We are exempt from certain corporate governance requirements of [the New York Stock Exchange, or the NYSE/NASDAQ Global Market, or the NASDAQ,] by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by U.S. domestic companies under the [NYSE/NASDAQ] rules. The standards applicable to us are considerably different than the standards applied to U.S. domestic issuers. The significantly different standards applicable to us do not require us to, among other things:

•	have a majority of the board be independent (other than due to the requirements for the audit committee under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act);

•	have a minimum of three members or a person with accounting or related financial management expertise in our audit committee;

•	have a compensation committee or a nominating and corporate governance committee;

•	have regularly scheduled executive sessions with only non-management directors; and

•	have at least one executive session of solely independent directors each year.

SEEK, our largest shareholder as of the date of this prospectus, intends to seek to obtain the right to appoint a majority of our board of directors after this offering as long as it owns more than 40% of our total outstanding shares. We expect that SEEK will obtain the right to appoint a majority of our board of directors under certain conditions, and we will rely on the home country practice with respect to the majority independent board requirement under the [NYSE/NASDAQ] rules. As a result, you will not be provided with the benefits of all the corporate governance requirements of the [NYSE/NASDAQ].

We are controlled by a small number of our existing shareholders, whose interests may differ from other shareholders, and our board of directors has the power to discourage a change of control.

After our preferred shares are automatically converted into ordinary shares upon the completion of this offering, assuming that the underwriters do not exercise their over-allotment option, SEEK International Investments Pty Ltd., or SEEK, and Macquarie Zhaopin Holdings Limited, together with our other executive officers and directors, will beneficially own approximately         million ordinary shares, or approximately             of our outstanding ordinary shares. Accordingly, SEEK and Macquarie Zhaopin Holdings Limited could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these shareholders will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us. In addition, our directors and officers could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of our largest shareholders may differ from the interests of our other shareholders. The concentration in ownership of our ordinary shares may cause a material decline in the value of our ADSs.

[Our post-offering articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares, including ordinary shares represented by our ADSs, at a premium.

Our post-offering articles of association, which will become effective immediately upon the completion of this offering, contain provisions that limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares. These preferred shares may have better voting rights than our ordinary shares, in the form of ADSs or otherwise, and could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting rights of the holders of our ordinary shares and ADSs may be diluted.

Certain actions require the approval of a supermajority of at least two-thirds of our board of directors which, among other things, would allow our non-independent directors to block a variety of actions or transactions, such as a merger or asset sale, even if all of our independent directors unanimously voted in favor of such action, thereby further depriving our shareholders of an opportunity to sell their shares at a premium. See “Description of Share Capital—Ordinary Shares—Voting Rights.”]

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our post-offering memorandum and articles of association, the minimum notice period required to convene a general meeting is         days. To allow ADS holders to act through the depositary to exercise their rights, we typically provide         day’s notice. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote, where such failure or other actions result from reasons beyond their control. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting unless you withdraw your ordinary shares by canceling your ADSs.

You may not receive distributions on our ordinary shares or any value for them if such distribution is illegal or if any required government approval cannot be obtained in order to make such distribution available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful, inequitable or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

We do not expect to pay dividends in the foreseeable future and you may have to rely on price appreciation of our ADSs for any return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source of future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties.

In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

We may be classified as a passive foreign investment company for United States federal income tax purposes, which could result in adverse United States federal income tax consequences to United States investors in the ADSs or ordinary shares.

Depending upon the value of our assets, which may be determined based, in part, on the market value of our ordinary shares and ADSs, and the nature of our assets and income over time, we could be classified as a passive foreign investment company, or a PFIC. Under U.S. federal income tax law, we will be classified as a PFIC for any taxable year if either (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value of our assets (based on the average quarterly value of our assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. Based on our current income and assets and projections as to the value of our ordinary shares and ADSs following this offering, we do not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. While we do not anticipate being a PFIC, changes in the nature of our income or assets or the value of our assets may cause us to become a PFIC for the current or any subsequent taxable year.

Although the law in this regard is not entirely clear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, because we control their management decisions and we are entitled to substantially all of the economic benefits associated with these entities, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our consolidated affiliated entities for United States federal income tax purposes, we may be treated as a PFIC for the current and any subsequent taxable years. Because of the uncertainties in the application of the relevant rules and because PFIC status is a factual determination made annually after the close of each taxable year on the basis of the composition of our income and the value of our active versus passive assets, there can be no assurance that we will not be a PFIC for the current or any future taxable year. The overall level of our passive assets will be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income or where we determine not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase.

If we were to be or become a PFIC, a U.S. Holder (as defined in “Taxation—Material United States Federal Income Tax Considerations—General”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under United States federal income tax rules. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding and disposing of ADSs or ordinary shares if we are or become treated as a PFIC, including the possibility of making a mark-to-market election or “deemed sale” election and the unavailability of the election to treat us as a qualified electing fund. For more information, see “Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Cayman Islands Companies Law (as amended) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in this prospectus.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our directors and officers reside outside the United States. As a result, it may be difficult for you to effect service of process within the United States or elsewhere outside China upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. It may be difficult or impossible for you to bring an action against us in the Cayman Islands if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state and it is uncertain whether such Cayman Islands or PRC courts would hear original actions brought in the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state. See “Enforceability of Civil Liabilities.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. For as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” All statements other than statements of historical facts are forward-looking statements. Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements relating to:

•	our goals and strategies;

•	our future business development, results of operations and financial condition;

•	the expected growth of the recruitment and human resources services industry in China;

•	the expected growth in internet penetration in China;

•	our expectations regarding demand for and market acceptance of our services;

•	our expectations regarding the retention and strengthening of our relationships with key customers;

•	our plans to enhance user experience, infrastructure and service offerings;

•	competition in our industry in China; and

•	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. Moreover, we operate in a continuously evolving environment. Additional risks and uncertainties that we have not considered or currently deem to be immaterial may adversely affect us. We cannot assess the impact of all risks on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The recruitment and human resources services industry in China may not grow at the rate projected by market data, or at all. The failure of our industry to grow at the projected rate may have a material adverse effect on our business and the market price of our ADSs. In addition, the complex and changing nature of the broad macroeconomic factors discussed in this prospectus may result in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements. In addition, these industry publications and reports generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$        million, or approximately US$        million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$         per ADS (the mid-point of the range shown on the front cover page of this prospectus). A US$1.00 increase (decrease) in the assumed initial public offering price of US$         per ADS would increase (decrease) the net proceeds to us from this offering by US$         million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. We will not receive any proceeds from the ADSs sold by the selling shareholders.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives in a listed company and obtain additional capital. We plan to use the net proceeds from this offering as follows:

•	approximately US$ million for our geographic expansion;

•	approximately US$ million for product development;

•	approximately US$ million for upgrading our information technology system and website; and

•	the balance for working capital and general corporate purposes, including strategic investments and potential acquisition opportunities, though we are not currently negotiating any such investment or acquisition.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. However, we will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that a certain portion or all of the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in short-term interest-bearing debt instruments or bank deposits.

In using the proceeds of this offering, as an offshore holding company, we are permitted under the PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our PRC affiliated entities only through loans, subject to satisfaction of applicable government registration and approval requirements. There are no costs associated with registering loans or capital contributions with relevant PRC authorities, other than nominal processing charges. Under PRC laws and regulations, the PRC governmental authorities are required to grant approvals and complete registrations or deny our application within 90 days for capital contributions, although the actual time taken may be longer due to administrative delay. PRC laws and regulations do not provide an explicit timeline for approvals or registrations of loans to PRC subsidiaries or affiliated entities. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may limit the use of the proceeds we receive from this offering for our expansion or operations.”

DIVIDEND POLICY

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion over whether to declare dividends, subject to applicable law. Even if our board of directors decides to declare dividends, their form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual and statutory restrictions and other factors that the board of directors may deem relevant.

Holders of our ADSs will be entitled to receive dividends, if any, subject to the terms of the deposit agreement, to the same extent as the holders of our ordinary shares. Cash dividends will be paid to the depositary of our ADSs in U.S. dollars, which will distribute them to the holders of ADSs according to the terms of the deposit agreement. Other distributions, if any, will be paid by the depositary to the holders of ADSs in any means it deems legal, fair and practical. See “Description of American Depositary Shares.”

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries and consolidated affiliated entities in China for our cash needs. To pay dividends to us, our subsidiaries in China need to comply with the current PRC regulations. See “Risk Factors—Risks Related to Our Corporate Structure—We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could limit our ability to pay dividends to holders of our ADSs and ordinary shares.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2012:

•	on an actual basis;

•	on a pro forma basis to reflect the automatic conversion of all of our outstanding preferred shares into an aggregate of 85,544,502 ordinary shares immediately upon completion of this offering; and

•	on a pro forma as adjusted basis to reflect (1) the automatic conversion of all of our outstanding preferred shares into an aggregate of 85,544,502 ordinary shares immediately upon completion of this offering and (2) the sale of ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$ per share, the midpoint of the estimated range of our initial public offering price, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2012
	Actual		Pro Forma		Pro Forma as Adjusted
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Mezzanine equity
Series A convertible preferred shares (US$0.01 par value; 12,604,286 shares authorized; 291,003 shares issued and outstanding on an actual basis; none outstanding on a pro forma and pro forma as adjusted basis)	952	151	—	—
Series B convertible preferred shares (US$0.01 par value; 4,013,203 shares authorized; 460,749 shares issued and outstanding on an actual basis; none outstanding on a pro forma and pro forma as adjusted basis)	1,873	297	—	—
Series C convertible preferred shares (US$0.01 par value; 15,722,878 shares authorized; 81,330 shares issued and outstanding on an actual basis; none outstanding on a pro forma and pro forma as adjusted basis)	344	55	—	—
Series D-1 convertible preferred shares (US$0.01 par value; 19,426,718 shares authorized; 19,426,718 shares issued and outstanding on an actual basis; none outstanding on a pro forma and pro forma as adjusted basis)	156,181	24,800	—	—
Series D-2 convertible preferred shares (US$0.01 par value; 4,687,500 shares authorized; 4,687,500 shares issued and outstanding on an actual basis; none outstanding on a pro forma and pro forma as adjusted basis)	52,416	8,323	—	—
Series E redeemable convertible preferred shares (US$0.01 par value; 62,808,613 shares authorized; 60,391,186 shares issued and outstanding on an actual basis; none outstanding on a pro forma and pro forma as adjusted basis)	746,037	118,466	—	—
Total mezzanine equity	957,803	152,092	—	—

Shareholders’ (deficit)/equity
Ordinary shares (US$0.01 par value; 159,051,299 shares authorized; 2,027,681 shares issued and outstanding; 87,572,183 shares outstanding on a pro forma basis)	168	27	6,094	968
Additional paid-in capital(1)	19,942	3,167	971,819	154,318
Statutory reserves	6,738	1,070	6,738	1,070
Accumulated other comprehensive loss	(11,604)	(1,843)	(11,604)	(1,843)
Accumulated deficits	(728,512)	(115,863)	(728,512)	(115,683)
Total shareholders’ (deficit)/equity	(713,268)	(113,262)	224,535	38,830

Total capitalization	679,587	107,915	679,587	107,915

(1)	A US$1.00 increase (decrease) in the assumed initial public offering price of US$ would increase (decrease) each of additional paid-in capital, total shareholders equity and total capitalization by US$ .

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the conversion of our preferred shares and the fact that the initial public offering price per ADS is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of March 31, 2012 was approximately US$         million, or US$         per ordinary share and US$         per ADS as of that date. Net tangible book value represents the amount of our total consolidated assets less the amount of our intangible assets, goodwill, the amount of our total consolidated liabilities and preferred shares. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the conversion of all outstanding preferred shares into ordinary shares upon the completion of this offering and the additional proceeds we will receive from this offering, from the assumed initial public offering price per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after March 31, 2012, other than to give effect to the conversion of all outstanding preferred shares into ordinary shares upon the completion of this offering and our sale of the ADSs offered in this offering at the initial public offering price US$         per ADS after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2012 would have been US$         million, or US$         per outstanding ordinary share and US$         per ADS. This represents an immediate increase in net tangible book value of US$         per ordinary share and US$         per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$         per ordinary share and US$         per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value per share as of March 31, 2012	US$	US$
Increase in the net tangible book value per share giving the effect to the conversion of our preferred shares	US$	US$
Pro forma net tangible book value per share after giving effect to the conversion of our preferred shares	US$	US$
Increase in the pro forma net tangible book value per share attributable to the price paid by new investors	US$	US$
Pro forma net tangible book value per share after giving effect to the conversion of our preferred shares and this offering	US$	US$
Dilution in net tangible book value per share to new investors in the offering	US$	US$

The following table summarizes, on a pro forma basis as of March 31, 2012, the differences between existing shareholders, including holders of our preferred shares that will be automatically converted into ordinary shares immediately upon the completion of this offering, and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share/ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased			Total Consideration			Average Price per Ordinary Share	Average Price per ADS
	Number	Percent		Amount	Percent
(US$ in thousands, except number of shares and percentages)
Existing shareholders			%	US$		%
New investors				US$

Total		100.0%		US$	100.0%

A US$1.00 change in the assumed public offering price of US$         per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease total consideration paid by new investors, total consideration paid by all shareholders, average price per ordinary share and average price per ADS paid by all shareholders by US$        , US$        , US$         and US$        , respectively, assuming the sale of ADSs at US$        , the midpoint of the range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The dilution to new investors will be US$         per ordinary share and US$         per ADS, if the underwriters exercise in full their option to purchase additional ADSs.

The discussion and tables above also assume no exercise of any outstanding stock options. As of the date of this prospectus, there were                 ordinary shares issuable upon exercise of outstanding stock options at a weighted average exercise price of US$         per share, and there were                 ordinary shares available for future issuance upon the exercise of future grants under our stock option plans. To the extent that any of these options are exercised, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

Our reporting currency is the Renminbi because our business is primarily conducted in China and substantially all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the rate certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.2975 to US$1.00, the rate in effect as of March 30, 2011. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated herein, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign currencies and through restrictions on international trade. On May 11, 2012, the certified exchange rate was RMB6.3097 to US$1.00.

The following table sets forth information concerning exchange rates between RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Exchange Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7689	6.8330	6.6000
2011	6.2939	6.4633	6.6364	6.2939
November	6.3765	6.3564	6.3839	6.3400
December	6.2939	6.3482	6.3733	6.2939
2012
January	6.3080	6.3119	6.3330	6.2940
February	6.2935	6.2997	6.3120	6.2935
March	6.2975	6.3124	6.3315	6.2975
April	6.3056	6.3093	6.3150	6.2975
May (through May 11, 2012)	6.3097	6.3084	6.3140	6.3052

Source: Federal Reserve Statistical Release

(1)	Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed [Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017], as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Commerce & Finance Law Offices, our PRC legal counsel, has advised us that there is uncertainty as to whether the courts of China would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our PRC legal counsel, Commerce & Finance Law Offices, has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Maples and Calder, our counsel as to Cayman Islands law, has advised that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in the circumstances described below, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, this is likely to include, in certain circumstances, a non-penal judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws.

Maples and Calder has further advised that a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere. Neither the United States nor the PRC has a treaty with the Cayman Islands providing for reciprocal recognition and enforcement of judgments of courts of the United States or the PRC respectively in civil and commercial matters.

OUR CORPORATE HISTORY AND STRUCTURE

We started our operations in 1994 as an executive search firm. Our holding company, Zhaopin.com Limited, was incorporated in the Cayman Islands in 1999 and subsequently changed its name to Zhaopin Limited.

We are a holding company incorporated in the Cayman Islands and we operate our business in China through our wholly-owned subsidiaries, consolidated affiliated entities and a joint venture. Our recruitment services involve different aspects of the PRC laws, including advertising, human resources and internet. PRC laws and regulations currently limit foreign ownership of companies that provide value-added telecommunications services, advertising services and human resources related services. To comply with these restrictions while maintaining our equity ownership to the extent practical, we conduct our business in China through: (i) our wholly-owned subsidiaries; (ii) our consolidated affiliated entities; and (iii) our joint venture, of which we hold a 90% equity interest and one of our consolidated affiliated entities holds the remaining 10%. For the year ended December 31, 2011 and for the three months ended March 31, 2012, we derived 79.0% and 80.8% of our total revenues from our wholly-owned subsidiaries, joint venture and 21.0% and 19.2% from our consolidated affiliated entities through contractual arrangements, respectively. To the extent permissible under applicable rules and regulations, we intend to conduct our human resources business through branch offices of Beijing Wangpin, our joint venture, instead of relying on contractual arrangements with our consolidated affiliated entities.

The following diagram illustrates our corporate structure, including our principal operating subsidiaries, joint venture and its subsidiary, and consolidated affiliated entities, as of the date of this prospectus:

*	Wholly foreign owned enterprise.
**	Beijing Wangpin has 19 branch offices across China.
†	Consists of Business Operations Agreements, Equity Interest Pledge Agreements, Power of Attorney, Exclusive Technical and Consulting Services Agreements, Exclusive Equity Option Agreements and Loan Agreements. For details on the contractual arrangements, see “Contractual Arrangements with Our Consolidated Affiliated Entities.”
(1)	Ms. Yuan Liu and Mr. Guanzhu Wang are employees of the Macquarie Group Limited group of companies. Macquarie Group Limited controls Macquarie Zhaopin Holding Limited, one of our principal shareholders.
(2)	Mr. Hao Liu is a director of our company.

(3)	The 12 consolidated affiliated entities listed in this box are jointly owned by Mr. Guanzhu Wang and Mr. Hao Liu, with the percentages of their respective ownerships set forth below.

Entities	Percentage of Ownership
	Guanzhu Wang	Hao Liu
Wuhan Zhilian Rencai Advertising Co., Ltd.	10%	90%
Shanxi Zhilian Advertising Co., Ltd.*	20%	80%
Jinan Zhilian Wangpin Advertising Co., Ltd.	90%	10%
Sichuan Zhilian Advertising Co., Ltd.	10%	90%
Changchun Zhilian Advertising Co., Ltd.*	40%	60%
Changchun Zhilian Human Resources Service Co., Ltd.*	4%	96%
Shenyang Zhilian Wangpin Advertising Co., Ltd.	40%	60%
Shenyang Zhilian Recruitment Service Co., Ltd.	40%	60%
Qingdao Zhilian Advertising Co., Ltd.	40%	60%
Dalian Zhilian Advertising Co., Ltd.	40%	60%
Tianjin Zhilian Advertising Co., Ltd.	40%	60%
Hangzhou Wangpin Advertising Co., Ltd.	40%	60%

*	One of the registered owners of these consolidated affiliated entities is Mr. Peng Zhao, who has signed equity transfer agreements to transfer all of his equity interests to Mr. Guanzhu Wang. After the equity transfers from Mr. Peng Zhao to Mr. Guanzhu Wang are registered, Mr. Guanzhu Wang will replace Mr. Peng Zhao to become one of the registered owners of these entities. See “Risk Factors—Risks Related to Our Corporate Structure—Transfers of the equity interests in three consolidated affiliated entities of our company have yet to be registered with the respective local SAIC branches, which may adversely affect our ability to enforce our rights in these entities against third parties who acquire the equity interests in good faith from the original transferor.”
(4)	The three consolidated affiliated entities listed in this box are jointly owned by Zhilian Wangpin (Beijing) Technology Co., Ltd. and Mr. Hao Liu, with the percentages of their respective ownerships set forth below:

Entities	Percentage of Ownership
	Zhilian Wangpin (Beijing) Technology Co., Ltd.	Hao Liu
Fuzhou Zhilian Advertising Co., Ltd.	49%	51%
Harbin Zhilian Wangcai Advertising Co., Ltd.	51%	49%
Xiamen Zhilian Wangpin Commercial Service Co., Ltd.	49%	51%

Our Wholly-Owned Subsidiaries

We currently have three wholly-owned subsidiaries in China, i.e., Zhilian Wangpin (Beijing) Technology Co., Ltd., Wangpin Information Consulting (Shanghai) Co., Ltd., and Zhilian Yipin (Beijing) Technology Co., Ltd. To the extent permissible under the PRC law, we provide services through our wholly-owned subsidiaries. The business scope set forth in the business license of Zhilian Wangpin includes research and development of internet technology and computer software; technology consulting, technical services and technology transfer, computer technology training; and sale of self-manufactured products. The business scope set forth in the license of Wangpin Information includes technology consulting on computer website, web page production and maintenance; technology consulting on database development and maintenance; technology consulting on network development and network safety. The business scope set forth in the license of Zhilian Yipin includes research and development of internet technology, computer software; production of computer software; technology consulting, technical services, technology transfer; computer technology training; sale of self-manufactured products.

Our Joint Venture

We conduct our human resources related operations in China primarily through our joint venture, Beijing Wangpin. Beijing Wangpin is a Sino-foreign joint venture that is 90% owned by Zhaopin Limited and 10% owned by Zhilian Sanke. Through contractual arrangements with Zhilian Sanke and its shareholders, we exercise effective control over, and receive substantially all the economic benefits from, Zhilian Sanke and therefore consolidate its results of operations, financial position and cash flows. As a result of our controlling interests, we also consolidate Beijing Wangpin’s results of operations, financial position and cash flows. For details on the contractual arrangements, see “—Contractual Arrangements with Our Consolidated Affiliated Entities.” Beijing Wangpin holds a human resources service license. To the extent permissible under applicable rules and regulations, we intend to conduct our human resources business through branch offices of Beijing Wangpin instead of relying on contractual arrangements with our consolidated affiliated entities.

Under the currently effective PRC laws and regulations, foreign ownership in entities that provide human resources related services may not exceed 49%, unless the foreign shareholder is incorporated in Hong Kong or Macau, in which case no restriction is imposed. In addition, foreign investors in human resource service providers are required to have more than three years of experience in human resources business outside of China. Because Zhaopin Limited is incorporated under the laws of the Cayman Islands, our ownership in entities that provide human resources related services would have been subject to the 49% ownership and three-year experience restrictions except for the reasons described below. Such restrictions were not adopted until 2003 when the PRC government promulgated the Interim Regulations on the Administration of China-foreign Equity Joint Venture as Human Resource Agencies. We have been advised by Commerce & Finance Law Offices, our PRC legal counsel, that we may continue to operate our human resources related services through Beijing Wangpin under the current equity structure because our joint venture was set up in 2000 and received its human resources service license prior to 2003. The current human resources service license is valid for three years and will not expire until March 31, 2013 and may be subsequently renewed with the relevant authorities.

Our Consolidated Affiliated Entities

As of the date of this prospectus, we have 16 consolidated affiliated entities in China, including Zhilian Sanke, which is our website operator and internet content provider and holds the ICP license necessary to conduct our internet related operations in China.

Our wholly-owned PRC subsidiary, Zhilian Wangpin, has entered into a series of contractual arrangements with our consolidated affiliated entities and their respective shareholders, which enable us to:

•	exercise effective control over the business management and shareholders’ voting rights of our consolidated affiliated entities;

•	receive substantially all of the economic benefits of our consolidated affiliated entities through service fees in consideration for the technical and consulting services provided by Zhilian Wangpin; and

•	have an exclusive option to purchase all of the equity interests in each of our consolidated affiliated entities to the extent permitted under PRC laws, regulations and legal procedures.

We do not have any equity interest in our consolidated affiliated entities except for in Fuzhou Zhilian Advertising Co., Ltd., Harbin Zhilian Wangcai Advertising Co., Ltd. and Xiamen Zhilian Wangpin Commercial Service Co., Ltd. However, as a result of contractual arrangements, we retain control over and are considered the primary beneficiary of these entities, and we treat them as our consolidated affiliated entities under U.S. GAAP. We have consolidated the financial results of these companies in our consolidated financial statements in accordance with U.S. GAAP for the years ended December 31, 2009, 2010 and 2011 and for the three months ended March 31, 2012. If our PRC consolidated affiliated entities and their shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over our consolidated affiliated entities. Further, if we are unable to maintain effective control, we would not be able to continue to consolidate the financial results of our consolidated affiliated entities in our financial statements. For the year ended December 31, 2011 and for the three months ended March 31, 2012, we respectively derived 21.0% and 19.2% of our total revenues from our consolidated affiliated entities through contractual arrangements. Although we are able to consolidate the financial results of our consolidated affiliated entities, this does not mean that we are able to have unfettered access to the revenues and profits of our wholly-owned subsidiaries and consolidated affiliated entities due to the significant PRC legal restrictions on the payment of dividends by PRC companies, foreign exchange control restrictions and the restrictions on foreign investment, among other things. As of the date of this prospectus, we have not collected any fees or dividends from our PRC subsidiaries and consolidated affiliated entities. For a detailed description of the regulatory environment that necessitates the adoption of our corporate structure, see “Regulation.” For a detailed description of the risks associated with our corporate structure, see “Risk Factors—Risks Related to Our Corporate Structure.”

Contractual Arrangements with Our Consolidated Affiliated Entities

The following is a summary of the material provisions of the agreements among our wholly-owned PRC subsidiary, Zhilian Wangpin, our consolidated affiliated entities and the respective shareholders of our consolidated affiliated entities. For more complete information you should read these agreements in their entirety. Directions on how to obtain copies of these agreements are provided in this prospectus under “Where You Can Find Additional Information.”

Agreements that Provide Us Effective Control over Our Consolidated Affiliated Entities

Business Operations Agreements. Pursuant to the business operations agreement among Zhilian Wangpin, Zhilian Sanke and its shareholders, Zhilian Sanke and its shareholders must appoint the persons designated by Zhilian Wangpin to be its directors, and Zhilian Sanke must appoint the persons designated by Zhilian Wangpin to be its general manager, chief financial officer and any other senior officers. Zhilian Sanke and its shareholders agree to accept the proposals provided by Zhilian Wangpin, from time to time, relating to employment, daily business and financial management of Zhilian Sanke. Without Zhilian Wangpin’s prior written consent, Zhilian Sanke shall not conduct any transaction which may materially affect its assets, obligations, rights or operations, including, but not limited to, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party, or transfer of any rights or obligations under this agreement to a third party. The term of this agreement is ten years and will be extended if Zhilian Wangpin provides a written notice requesting extension prior to the expiration date. Zhilian Wangpin may terminate the agreement at any time by providing advance written notice to Zhilian Sanke. Neither Zhilian Sanke nor any of its shareholders may terminate this agreement prior to the expiration date.

The business operations agreements among Zhilian Wangpin, other consolidated affiliated entities and their respective shareholders contain terms substantially similar to the business operations agreement described above.

Equity Interest Pledge Agreements. Pursuant to the equity interest pledge agreement among Zhilian Wangpin, Zhilian Sanke and its shareholders, the shareholders of Zhilian Sanke pledge all of their equity interest in Zhilian Sanke to Zhilian Wangpin to guarantee Zhilian Sanke and its shareholders’ performance of their obligations under, where applicable, the loan agreement, the exclusive technical and consulting services agreement, the business operation agreement and the exclusive equity option agreement. If Zhilian Sanke and/or any of its shareholders breach their contractual obligations under these agreements, Zhilian Wangpin, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Without Zhilian Wangpin’s prior written consent, shareholders of Zhilian Sanke shall not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice Zhilian Wangpin’s interests. The equity interest pledge will expire two years after the date on which Zhilian Sanke and its shareholders have fully performed their obligations under the exclusive consulting and service agreement, the loan agreement, the call option agreement and the business operations agreement.

The equity interest pledge agreements among Zhilian Wangpin, other consolidated affiliated entities and their respective shareholders contain terms substantially similar to the equity interest pledge agreement described above.

We have not yet registered the pledge of the equity interests in Zhilian Sanke and other eight consolidated affiliated entities with the competent local branches of the SAIC. See “Risk Factors—Risks Related to Our Corporate Structure—Perfection of the pledges in our equity pledge agreements with our consolidated affiliated entities and their shareholders may be adversely affected if these equity pledges are not properly recorded. Nine of our consolidated affiliated entities have not registered their equity pledges.”

Power of Attorney. Pursuant to the power of attorney contracts, each shareholder of Zhilian Sanke irrevocably appointed the person designated by Zhilian Wangpin as his/her attorney-in-fact to vote on his/her behalf on all matters of Zhilian Sanke requiring shareholder approval under PRC laws and regulations and Zhilian Sanke’s articles of association. The appointment of the person designated by Zhilian Wangpin as the attorney-in-fact is conditional upon such person’s employment with Zhilian Wangpin or its affiliates. Each power of attorney will remain in force for ten years unless terminated earlier upon the occurrence of any of the following: (i) the person designated by Zhilian Wangpin terminates his or her employment with Zhilian Wangpin or its affiliates; (ii) Zhilian Wangpin issues a written notice to dismiss or replace the person designated by Zhilian Wangpin with another person; or (iii) the business operations agreement among Zhilian Wangpin, Zhilian Sanke and its shareholders terminates or expires.

Each of the shareholders of other consolidated affiliated entities have also executed an irrevocable power of attorney appointing the person designated by Zhilian Wangpin as their attorney-in-fact to vote on their behalf on all matters of the consolidated affiliated entities requiring shareholder approval, with terms substantially similar to the power of attorney executed by the shareholders of Zhilian Sanke described above.

Agreements that Transfer Economic Benefits to Us

Exclusive Technical and Consulting Services Agreements. Pursuant to the exclusive technical and consulting services agreement between Zhilian Wangpin and Zhilian Sanke, Zhilian Wangpin has the exclusive right to provide Zhilian Sanke with technical and consulting services relating to, among other things, server maintenance and related internet platform management service, development and upgrade of application software for servers and users, training of technical and business personnel, and other services agreed upon by the parties. Without Zhilian Wangpin’s prior written consent, Zhilian Sanke shall not engage any third party for any of the technical and consulting services provided under this agreement. In addition, Zhilian Wangpin exclusively owns all intellectual property rights resulting from the performance of all services under this agreement. The term of this agreement is ten years and will be extended upon the written notice made by Zhilian Wangpin for a period determined by Zhilian Wangpin. Zhilian Wangpin can terminate the agreement at any time by providing 30 days’ prior written notice. Zhilian Sanke is not permitted to terminate the agreement prior to the expiration date, unless due to Zhilian Wangpin’s gross negligence, fraud, unlawful conduct or bankruptcy.

The exclusive technical and consulting services agreements between Zhilian Wangpin and other consolidated affiliated entities contain terms substantially similar to the exclusive technical and consulting services agreement described above.

Agreements that Provide Us the Option to Purchase the Equity Interest in Our Consolidated Affiliated Entities

Exclusive Equity Option Agreements. Pursuant to the exclusive equity option agreement among Zhilian Wangpin, Zhilian Sanke and the shareholders of Zhilian Sanke, Zhilian Sanke’s shareholders have granted Zhilian Wangpin or its designated representatives an exclusive option to purchase, to the extent permitted under PRC law, all or part of their equity interest in Zhilian Sanke in consideration for the loans extended to Zhilian Sanke’s shareholders under the loan agreement mentioned below. Pursuant to the agreement, Zhilian Wangpin has the option to acquire the equity interest at the lowest price then permitted by PRC law in consideration of the cancellation of all or part of the loans extended to Zhilian Sanke’s shareholders under the loan agreement. Zhilian Wangpin or its designated representatives have sole discretion to decide when to exercise such option, either in part or in full. Zhilian Wangpin or its designated representatives are entitled to exercise the option an unlimited number of times until all of the equity interests have been acquired, and can freely transfer the option to any third party. Without Zhilian Wangpin’s consent, Zhilian Sanke’s shareholders may not transfer, donate, pledge or otherwise dispose of their equity interest in Zhilian Sanke in any way. The term of this agreement is ten years and may be extended by Zhilian Wangpin’s written notice prior to the expiration date. The exclusive equity option agreement remains in full force and effect during the term of the agreement and extended period unless

Zhilian Wangpin gives advance written notice of termination to the shareholders of Zhilian Sanke or Zhilian Sanke files bankruptcy, is dissolved or is forced to be closed.

The equity option agreements among Zhilian Wangpin, other consolidated affiliated entities and their respective shareholders contain terms substantially similar to the exclusive equity option agreement described above.

Loan Agreements. Under the loan agreement between Zhilian Wangpin and the shareholders of Zhilian Sanke, Zhilian Wangpin extended interest-free loans with an amount of RMB1.0 million to the shareholders of Zhilian Sanke solely for the increase of capitalization of Zhilian Sanke. The loan can be repaid only with the proceeds from the sale of all of the equity interest in Zhilian Sanke to Zhilian Wangpin or its designated representatives upon the written request of Zhilian Wangpin. The term of the loan is ten years from the date of the execution of the loan agreement, and will be automatically extended for another one year for an unlimited number of times unless terminated by written notice from Zhilian Wangpin to the shareholders of Zhilian Sanke thirty days prior to the due date.

The loan agreements among Zhilian Wangpin and the shareholders of other consolidated affiliated entities contain terms substantially similar to the loan agreement described above, except that the aggregate amount of the loans extended to the shareholders of other consolidated affiliated entities was RMB7.4 million.

In the opinion of our PRC legal counsel, Commerce & Finance Law Offices, the ownership structure and the contractual arrangements among Zhilian Wangpin and our consolidated affiliated entities and their respective shareholders, comply with, and immediately after this offering, will comply with, current PRC laws and regulations.

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our PRC online recruitment, advertising and human resources related businesses do not comply with relevant PRC government restrictions on foreign investment in value-added telecommunications and human resources related services, we could be subject to severe penalties, including being prohibited from continuing operations. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government determines that the agreements that establish the structure for operating our businesses in China are not in compliance with applicable PRC laws and regulations, we could be subject to severe penalties.” and “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could have a material adverse effect on us.”

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

You should read the following information concerning us in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our selected consolidated statements of operations presented below for the years ended December 31, 2009, 2010 and 2011 and our selected balance sheet data as of December 31, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the year ended December 31, 2008 and selected consolidated balance sheet data as of December 31, 2008 have been derived from our audited consolidated financial statements not included elsewhere in the prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP.

We have not included financial information as of and for the years ended December 31, 2007, as such information is not available on a basis that is consistent with the consolidated financial information as of and for the years ended December 31, 2009, 2010 and 2011, and cannot be provided on a U.S. GAAP basis without unreasonable effort or expense.

Our selected consolidated statement of operations presented below for the three months ended March 31, 2011 and 2012 and our selected consolidated balance sheet data as of March 31, 2012 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited interim condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all normal and recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented except as permitted for interim financial statements.

Our historical results do not necessarily indicate results expected for any future periods.

	For the year ended December 31,					For the three months ended March 31,
	2008	2009	2010	2011		2011	2012	2012
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except number of shares and per share data)
Selected Consolidated Statements of Operations Data:
Revenues:
Online recruitment services	194,178	237,343	400,722	631,356	100,312	133,614	170,399	27,058
Campus recruitment services	18,447	20,918	38,039	49,601	7,881	12,397	18,743	2,976
Executive search services	37,856	24,954	31,364	34,137	5,424	6,074	8,454	1,342
Print advertising services	38,517	21,009	24,870	22,815	3,625	8,571	4,535	720
Other human resources related services	13,568	8,833	18,334	18,640	2,962	3,131	2,453	390

Total revenues	302,566	313,057	513,329	756,549	120,204	163,787	204,584	32,486
Less: Business tax and related surcharges	(16,773)	(17,466)	(30,372)	(44,253)	(7,031)	(9,519)	(12,111)	(1,923)

Net revenues	285,793	295,591	482,957	712,296	113,173	154,268	192,473	30,563
Cost of services(1)	(80,322)	(49,333)	(55,955)	(58,550)	(9,303)	(16,868)	(18,535)	(2,943)

Gross profit	205,471	246,258	427,002	653,746	103,870	137,400	173,938	27,620

Operating expenses:
Sales and marketing expenses(1)	(309,143)	(232,918)	(293,590)	(351,023)	(55,772)	(83,710)	(97,729)	(15,519)
General and administrative expenses(1)	(73,810)	(89,961)	(133,546)	(130,068)	(20,666)	(28,840)	(38,664)	(6,140)

Total operating expenses	(382,953)	(322,879)	(427,136)	(481,091)	(76,438)	(112,550)	(136,393)	(21,659)

(Loss)/income from operations	(177,482)	(76,621)	(134)	172,655	27,432	24,850	37,545	5,961
Foreign currency exchange gain/(loss)	981	(112)	(396)	(116)	(18)	(62)	(4)	(1)
Interest income	561	695	708	8,880	1,411	922	4,338	689
Gain from disposal of investment held at cost (related party transaction)	—	—	—	7,845	1,246	—	—	—
Other (expenses)/income, net	(161)	(175)	1,316	1,704	271	12	(20)	(3)

(Loss)/income before income tax expenses	(176,101)	(76,213)	1,494	190,968	30,342	25,722	41,859	6,646
Income tax expenses	(833)	(1,134)	(1,223)	(27,317)	(4,340)	(7,086)	(6,874)	(1,092)

Net (loss)/income	(176,934)	(77,347)	271	163,651	26,002	18,636	34,985	5,554
Income allocated to participating preferred shareholders	—	—	(265)	(159,862)	(25,399)	(18,204)	(34,175)	(5,427)
Deemed dividend to preferred shareholders	(361,159)	—	—	—	—	—	—	—

Net (loss)/income attributable to ordinary shareholders	(538,093)	(77,347)	6	3,789	603	432	810	127

Net (loss)/income per share:
—Basic	(163.35)	(38.15)	0.00	1.87	0.30	0.21	0.40	0.06
—Diluted	(163.35)	(38.15)	0.00	1.64	0.26	0.19	0.34	0.05
Weighted average number of shares used in computing net (loss)/income per share:
—Basic	3,294,104	2,027,681	2,027,681	2,027,681	2,027,681	2,027,681	2,027,681	2,027,681
—Diluted	3,294,104	2,027,681	95,516,823	99,727,399	99,727,399	96,623,652	103,234,663	103,234,663

(1)	Including share-based compensation expenses as set forth below:

	For the year ended December 31,					For the three months ended March 31,
	2008	2009	2010	2011		2011	2012	2012
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Allocation of share-based compensation expenses:
Cost of services	44	51	85	168	27	22	119	19
Sales and marketing expenses	4,296	743	915	779	124	149	770	122
General and administrative expenses	6,980	3,388	12,597	6,270	996	1,549	1,564	248

The following table presents our selected consolidated balance sheet data as of December 31, 2009, 2010 and 2011 and March 31, 2012.

	As of December 31,					As of March 31,
	2008	2009	2010	2011		2012		2012
						Actual		Pro forma(1)
	RMB	RMB	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash	71,747	97,622	235,206	516,278	82,028	560,569	89,015	560,569	89,015
Total current assets	182,077	137,632	305,566	596,871	94,833	649,511	103,139	649,511	103,139
Property and equipment, net	24,075	21,127	15,605	25,512	4,054	27,844	4,422	27,844	4,422
Total assets	225,726	177,873	323,101	624,366	99,202	679,587	107,915	679,587	107,915
Total current liabilities	115,733	139,189	275,457	414,431	65,845	433,072	68,771	433,072	68,771
Total mezzanine equity	957,803	957,803	957,803	957,803	152,180	957,803	152,092	—	—
Total shareholders’ (deficit)/equity	(852,429)	(925,766)	(921,305)	(750,674)	(119,269)	(713,268)	(113,262)	244,535	38,830

(1)	Reflects the automatic conversion of all of our preferred shares into ordinary shares upon the closing of this offering.

The following tables present certain selected operating data as of the dates and for the periods indicated. For more information, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators.”

	For the year ended December 31,			For the three months ended March 31,
	2009	2010	2011	2011	2012
Number of unique employers(1)	103,900	169,066	207,562	119,631	141,952
Number of job postings(2) (in thousands)	3,042	5,232	7,156	1,664	2,196

	As of December 31,			As of March 31,
	2009	2010	2011	2011	2012
Number of completed resumes(3) (in thousands)	20,704	27,782	36,208	29,783	38,897
Number of registered users(4) (in thousands)	28,007	37,050	50,039	39,563	53,484

(1)	A “unique employer” refers to a customer that purchases our online recruitment services during a specified period. We make adjustments for multiple purchases by the same customer to avoid double counting. Each employer is assigned a unique identification number in our information management system. Affiliates and branches of a given employer may, under certain circumstances, be counted as separate unique employers.
(2)	We calculate the number of job postings during a specified period by counting the number of job postings newly placed by employers during such period. Job postings that were placed prior to such specified period, even if available during such period, are not counted in the number of job postings for the specified period. Any particular job posting placed on our website may include more than one job opening or position.
(3)	A “completed resume” refers to a resume that is available as of a specified date and contains all of the information that we require a job seeker to provide before we make the resume available to employers, such as educational background, work history, qualifications and contact information.
(4)	“Number of registered users” refers to the number of users who have completed the registration process on our website as of a specified date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading and fast-growing online recruitment services provider in China. We were China’s second largest online recruitment services provider in terms of revenues in 2010 and achieved the fastest growth among major industry participants in China as measured by market share in terms of revenues from 2008 to 2010, according to the iResearch Survey. Our market share in terms of revenues in China’s online recruitment services market increased from 17.3% in 2008 to 20.0% in 2009 and to 23.5% in 2010, according to the iResearch Survey.

We focus primarily on providing online recruitment services, which are highly scalable and have faster growth and higher gross margins than traditional off-line recruitment services. Revenues from our online recruitment services accounted for 75.8%, 78.1% and 83.5% of our total revenues in 2009, 2010 and 2011, respectively, and increased at a CAGR of 63.1% over this period. For the three months ended March 31, 2012, our online recruitment services revenues accounted for 83.3% of our total revenues.

We also provide campus recruitment, executive search, print advertising and other human resources related services. In order to remain focused on our core online recruitment services business, we exited the print advertising services market in three cities in 2009, four cities in 2010 and one city in 2011 where we decided that the print advertising business was not strategically important to us. We plan to continue to offer print advertising as a complement to our online recruitment services in cities where print advertising is still relied upon. We have a diverse customer base that includes multinational corporations, small- and medium-sized private businesses, state-owned enterprises, government agencies and educational institutions.

We have experienced significant growth, mainly driven by the growth of our online recruitment services. Our total revenues increased from RMB313.1 million in 2009 to RMB513.3 million in 2010 and to RMB756.5 million (US$120.2 million) in 2011, representing a CAGR of 55.5%. Our total revenues for the first three months of 2012 were RMB204.6 million (US$32.5 million), a 24.9% increase from RMB163.8 million for the first three months of 2011. We recorded net income of RMB163.7 million (US$26.0 million) in 2011, as compared to net income of RMB0.3 million in 2010 and a net loss of RMB77.3 million in 2009. Our net income for the first three months of 2012 was RMB35.0 million (US$5.6 million), an 87.7% increase from RMB18.6 million for the same period in 2011. Our cost of services as a percentage of net revenues decreased from 16.7% in 2009 to 11.6% in 2010 and to 8.2% in 2011, primarily as a result of terminating our print advertising operations in certain cities and migrating most services online where costs are relatively lower. Our cost of service as a percentage of net revenues was 9.6% for the first three months of 2012 as compared to 10.9% in the same period in 2011 primarily due to increasing revenue contribution from our online recruitment services, which have lower incremental costs than off-line services, such as print advertisement and campus recruitment. As a result, our gross margin, which is our gross profit as a percentage of net revenues, increased from 83.3% for 2009 to 88.4% for 2010 and to 91.8% for 2011, and from 89.1% for the first three months of 2011 to 90.4% for the first three months of 2012. Our operating margin, which is our operating income as a percentage of our net revenues, improved from negative 25.9% for 2009 to negative 0.03% for 2010, 24.2% for 2011 and 19.5% for the first three months of 2012.

Key Performance Indicators

We utilize a set of operating and financial performance indicators that are frequently reviewed by our senior management. This facilitates timely evaluation of the performance of our business and the effectiveness of our strategies, allowing our business to react promptly to changing demands of job seekers and employers and evolving market conditions. As we believe is the case with many online businesses, however, there are inherent challenges with respect to gathering and assessing the data underlying our performance indicators. See “Risk Factors—Risks Related to Our Business and Industry—If we are unable to accurately assess our operating performance, our ability to form appropriate corporate growth strategies may be impaired and our business, results of operations and prospects may be materially and adversely affected.”

Key Operating Performance Indicators

We have been able to capitalize on the favorable macroeconomic trends, such as strong economic growth, continuing urbanization, structural shift towards an industry- and service-based economy and increased shortage of skilled and educated labor in China. We have also executed our strategies effectively and leveraged our strong brand and reputation in key markets. Our ability to grow our business and gain additional market share is measured by the following key operating performance indicators: the number of unique employers, the number of job postings on our website, the number of completed job-seeker resumes in our database and the number of registered users.

The following tables set forth our key operating performance indicators as of the dates or for each period indicated:

	For the year ended December 31,			For the three months ended March 31,
	2009	2010	2011	2011	2012
Number of unique employers	103,900	169,066	207,562	119,631	141,952
Number of job postings (in thousands)	3,042	5,232	7,156	1,664	2,196

	As of December 31,			As of March 31,
	2009	2010	2011	2011	2012
Number of completed resumes (in thousands)	20,704	27,782	36,208	29,783	38,897
Number of registered users (in thousands)	28,007	37,050	50,039	39,563	53,484

We use these key operating performance indicators to assess our overall market penetration for online recruitment services, which comprise the majority of our revenues, and to measure the performance of our platform in creating a robust marketplace that attracts employers and job seekers.

A “unique employer” refers to a customer that purchases our online recruitment services during a specified period. The “number of job postings” refers to the number of job postings newly placed by employers on our website during a specified period. In a job posting placed on our website, employers may post more than one job opening or position. A larger employer base and greater number of job postings on our website enhance our ability to attract and retain job seekers to use our website.

The “number of registered users” and the “number of completed resumes” measure our ability to attract job seekers to register on our website as members and submit resumes for job applications, respectively. An increasing number of registered users and high-quality resumes will increase opportunities for employers using our platform to identify and recruit talent.

The size and growth of our employer base and job postings, the number of job seekers that use our online platform and the number of high-quality resumes generated by our members increase the value we deliver to all participants in our marketplace. We believe that we have reached a critical scale that allows us to benefit from these network effects, and that the breadth and depth of our network is difficult to replicate, which creates barriers to entry for potential competitors.

The increase in the number of unique employers, number of job postings, number of job-seeker resumes and number of registered users demonstrates the growth of our online recruitment services. The growth of our online recruitment services is driven by an overall expansion of the online recruitment market in China, our ability to retain employers and cross-sell and up-sell our services, and our efforts to attract new employers and job seekers. This includes our continual improvement of our website and platform to enhance users’ experience, the effects of our marketing and brand-promotion efforts and expansion into new geographic markets and targeted industry verticals.

Key Financial Performance Indicators

Our key financial performance indicators, which consist of our revenues, our cost of services and our operating expenses, are discussed in the following paragraphs.

Revenues

Our revenues are significantly affected by the growth and development of the Chinese economy and the recruitment services market in general and our market position in the competitive landscape. China’s strong economic growth and structural shift towards the industry and service sectors have resulted in an expansion of labor markets and a greater demand for skilled labor. This has elevated the importance of identifying and attracting qualified employees in China and increased demand for our recruitment services. Our future revenue growth will depend significantly upon our ability to gain or maintain market share to capitalize on China’s continued economic growth.

The following table sets forth our revenues derived from each of our service lines, both in absolute amount and as a percentage of total revenues for the periods presented.

	Years ended December 31,							Three months ended March 31,
	2009		2010		2011			2011		2012
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Revenues:
Online recruitment services	237,343	75.8%	400,722	78.1%	631,356	100,312	83.5%	133,614	81.6%	170,399	27,058	83.3%
Campus recruitment services	20,918	6.7%	38,039	7.4%	49,601	7,881	6.5%	12,397	7.6%	18,743	2,976	9.2%
Executive search services	24,954	8.0%	31,364	6.1%	34,137	5,424	4.5%	6,074	3.7%	8,454	1,342	4.1%
Print advertising services	21,009	6.7%	24,870	4.8%	22,815	3,625	3.0%	8,571	5.2%	4,535	720	2.2%
Other human resources related services	8,833	2.8%	18,334	3.6%	18,640	2,962	2.5%	3,131	1.9%	2,453	390	1.2%

Total revenues	313,057	100.0%	513,329	100.0%	756,549	120,204	100%	163,787	100.0%	204,584	32,486	100.0%
Less: Business tax and related surcharges	(17,466)	(5.6)%	(30,372)	(5.9)%	(44,253)	(7,031)	(5.8)%	(9,519)	(5.8%)	(12,111)	(1,923)	(5.9%)

Net revenues	295,591	94.4%	482,957	94.1%	712,296	113,173	94.2%	154,268	94.2%	192,473	30,563	94.1%

Online Recruitment Services Revenues

Revenues from our online recruitment services were RMB237.3 million, RMB400.7 million and RMB631.4 million (US$100.3 million) for 2009, 2010 and 2011, respectively, accounting for 75.8%, 78.1% and 83.5% of our total revenues in the respective periods. For the three months ended March 31, 2012, online recruitment services contributed RMB170.4 million (US$ 27.1 million) in revenues, accounting for 83.3% of our total revenues, compared to RMB133.6 million, or 81.6% of our total revenues, for the three months ended March 31, 2011. Our online recruitment services revenues are primarily driven by the number of unique employers, the volume and the mix of services that employers purchase from us and the price we charge for our services.

The key growth driver of our online recruitment services revenues in our historical periods has primarily been the growth in the number of employers using these services. The number of unique employers that used our online recruitment service increased from 103,900 for 2009 to 169,066 for 2010 and to 207,562 for 2011, and from 119,631 for the three months ended March 31, 2011 to 141,952 for the three months ended March 31, 2012. We set the prices for our services based on the length of contracts, the number of job postings the employers place on our website, the size and location of display advertisements and the number of resumes employers access. The prices we are able to charge are generally affected by our ability to provide valuable services, locate suitable candidates and the prices charged by our competitors for comparable services within the same city or geographic area.

Our online recruitment services revenues have grown faster than our off-line recruitment services revenues, primarily because of (i) the growing acceptance of the internet as a recruitment and job-search channel in China; (ii) the advantages offered by online recruitment services that better address the evolving and increasingly sophisticated needs of both job seekers and employers; and (iii) our ability to attract and retain an increasing number of employers and job seekers using our online recruitment services. Our contract terms typically require employers to pay us the full price of all services purchased within five days of entering into a contract for online recruitment services, although we may offer credit terms to selected employers on a case-by-case basis.

We expect that revenues from our online recruitment services will continue to contribute a substantial majority of our total revenues in the foreseeable future.

Campus Recruitment Revenues

Revenues from our campus recruitment services were RMB20.9 million, RMB38.0 million and RMB49.6 million (US$7.9 million) for 2009, 2010 and 2011, respectively, accounting for 6.7%, 7.4% and 6.5% of our total revenues in the respective periods. For the three months ended March 31, 2012, campus recruitment services contributed revenues in the amount of RMB18.7 million (US$3.0 million), accounting for 9.2% of our total revenues, compared to RMB12.4 million, or 7.6% of our total revenues, for the three months ended March 31, 2011. The growth of our campus recruitment revenues is driven primarily by an increase in the average selling price for our services and increased capacity and productivity of our field sales force and service delivery teams. For the three months ended March 31, 2012 compared to the three months ended March 31, 2011, our revenue increased by approximately RMB6.3 million due to increased market demand for our campus recruitment services. Our strategy is to expand our online campus recruitment product offerings, such as online recruitment videos and online advertisements focused on students, to serve the needs of small- and medium-sized employers while continuing to provide on-site campus recruitment services to meet the needs of our larger employers.

Our campus recruitment revenues are generated through fees we charge employers for services, such as planning campus recruitment activities, promoting the employer’s image to students, conducting interviews with students and organizing other campus recruitment events. Our campus recruitment services customers are primarily corporate employers.

Executive Search Revenues

Revenues from our executive search services were RMB25.0 million, RMB31.4 million and RMB34.1 million (US$5.4 million) for 2009, 2010 and 2011, respectively, accounting for 8.0%, 6.1% and 4.5% of our total revenues in the respective periods. For the three months ended March 31, 2012, executive search services contributed revenues in the amount of RMB8.5 million (US$1.3 million), accounting for 4.1% of our total revenues, compared to RMB6.1 million, or 3.7% of our total revenues, for the three months ended March 31, 2011. Our executive search revenues increased by 25.7% from 2009 to 2010 primarily due to increased market demand arising from economic recovery and growth, and further increased by 8.8% from 2010 to 2011 primarily due to improved market demand for executive search services. From the three months ended March 31, 2011 to the three months ended March 31, 2012, our executive search revenues increased by 39.2% primarily due to greater market demand.

Our executive search revenues are generated through executive search fees we charge customers, who are typically corporate employers. We provide our executive search services under our “Alliance” brand through our full-time headhunting consultants located in 14 cities in China. Our contracts generally provide for an assignment fee, typically ranging from 20% to 30% of a candidate’s annual compensation, payable upon the successful completion of recruitment activities. In some cases, an upfront retainer is paid and the remaining balance paid upon completion of our services.

Print Advertising Services Revenues

Revenues from our print advertising services were RMB21.0 million, RMB24.9 million and RMB22.8 million (US$3.6 million) for 2009, 2010 and 2011, respectively, accounting for 6.7%, 4.8% and 3.0% of our total revenues in the respective periods. For the three months ended March 31, 2012, print advertising services contributed revenues in the amount of RMB4.5 million (US$0.7 million), accounting for 2.2% of our total revenues, compared to RMB8.6 million, or 5.2% of our total revenues, for the three months ended March 31, 2011. From 2009 to 2010, our print advertising services revenues increased by 18.4%, primarily due to the additional demand for print advertisements arising from economic recovery and growth, as well as increases in the prices we charge for our print advertising services. From 2010 to 2011, our print advertising services revenues decreased by 8.3%, primarily because we closed our print business operation in Changchun in 2011 and, to a lesser extent, because some customers of our print advertising services migrated to our online recruitment services during the same period. From the three months ended March 31, 2011 to the three months ended March 31, 2012, our print advertising services revenues decreased by 47.1% as we continued to reduce the number of print advertising pages and migrated more customers to our online services.

Revenues from our print advertising services are driven by the number of pages of print media advertisements that we publish and the price per page that we charge for our print advertising services. The number of pages of print media advertisement that we published for 2009, 2010 and 2011 declined from 2,388 to 2,027 and to 1,372, respectively, and from 474 for the three months ended March 31, 2011 to 305 for the three months ended March 31, 2012.

Our print advertising services revenues are generated through fees charged to employers for newspaper advertisements. Purchased advertisements appear in our newspaper inserts. Employers purchase our print advertising services through contracts. We generally receive full payment of the contract price within 30 days of signing the service contract. The contract price varies depending upon a number of factors, including the specific print media in which advertisements are posted and the size, format, location and duration of purchased advertisements.

Our print advertising revenues were significantly affected by our strategy to focus on our online recruitment services business, which has experienced faster growth and higher margins. As a result, we exited from the print advertising services business in three cities in 2009, four cities in 2010 and one city in 2011 in which print advertising business was determined not to be strategically important to us. However, we currently plan to continue to offer these services as a complement to our online recruitment services in cities where print advertising is still in demand. We expect that our print advertising revenues will continue to comprise a small portion of our total revenue.

Other Human Resources Related Revenues

Our other human resources related revenues were RMB8.8 million, RMB18.3 million and RMB18.6 million (US$3.0 million) for 2009, 2010 and 2011, respectively, accounting for 2.8%, 3.6% and 2.5% of our total revenues in the respective periods. For the three months ended March 31, 2012, other human resources related services contributed revenues in the amount of RMB2.5 million (US$0.4 million), accounting for 1.2% of our total revenues, compared to RMB3.1 million, or 1.9% of our total revenues, for the three months ended March 31, 2011.

Currently, the primary component of our other human resources related services revenues is our assessment services. These revenues are generated through fees charged employers for administering assessment tests to assist employers in evaluating the personality and capabilities of job candidates and existing employees. Going forward, we plan to shift more assessment service offerings online.

The significant fluctuation of our other human resources related revenues reflects our strategy to exit strategically unimportant service lines to focus on online recruitment and complementary services. As a result of this strategy, we discontinued our former human resources training business in 2009. In 2010 and 2011, our other human resources related revenues improved primarily due to revenues generated from our rapidly growing candidate assessment service line. From the three months ended March 31, 2011 to the three months ended March 31, 2012, our other human resources related revenues decreased primarily due to weaker demand for our other human resources related services as a result of macroeconomic slowdown. We expect that our other human resources related revenues will increase in the foreseeable future as we offer our assessment services to more employers but will continue to remain a relatively small percentage of our total revenues.

Cost of Services

Our cost of services were RMB49.3 million, RMB56.0 million and RMB58.6 million (US$9.3 million) for 2009, 2010 and 2011, respectively, constituting 16.7%, 11.6% and 8.2% of our net revenues for the respective periods. For the three months ended March 31, 2011 and 2012, our cost of services were RMB16.9 million and RMB18.5 million (US$2.9 million), respectively, representing 10.9% and 9.6% of our net revenues for the respective periods. Our cost of services consists primarily of salary and share-based compensation expenses, campus recruitment subcontracting costs, data storage and bandwidth costs, print publishing and distribution expenses and subcontracting expenses. The decline in our cost of services as a percentage of our net revenues from 2009 to 2011 and for the three months ended March 31, 2011 compared to the same period in 2012 was primarily due to increasing revenue contribution from our online recruitment services, which have lower incremental costs than off-line services, such as print advertisement and campus recruitment. In addition, the discontinuation of print advertisement services in eight cities from 2009 to 2011 also contributed to the decline of cost of services as a percentage of net revenues as direct costs associated with print advertising services are higher than our online services. We expect that the absolute amount of our cost of services will increase as our business grows, but that our cost of services as a percentage of our net revenues will remain stable or decline as we continue to achieve economies of scale by shifting our focus away from traditional recruitment services and towards our online recruitment business which is characterized by lower direct costs.

Operating Expenses

Our operating expenses consist of sales and marketing expenses and general and administrative expenses. The following table sets forth the components of our operating expenses, both in absolute amount and as a percentage of net revenues for the periods indicated:

	Years ended December 31,							Three months ended March 31,
	2009		2010		2011			2011		2012
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentage)
Operating Expenses:
Sales and marketing expenses	232,918	78.8%	293,590	60.8%	351,023	55,772	49.3%	83,710	54.3%	97,729	15,519	50.8%
General and administrative expenses	89,961	30.4%	133,546	27.6%	130,068	20,666	18.3%	28,840	18.7%	38,664	6,140	20.1%

Total operating expenses	322,879	109.2%	427,136	88.4%	481,091	76,438	67.6%	112,550	73.0%	136,393	21,659	70.9%

Sales and Marketing Expenses

Our sales and marketing expenses were RMB232.9 million, RMB293.6 million and RMB351.0 million (US$55.8 million) for 2009, 2010 and 2011, respectively, representing 78.8%, 60.8% and 49.3% of our net revenues in the respective periods. For the three months ended March 31, 2011 and 2012, our sales and marketing expenses were RMB83.7 million and RMB97.7 million (US$15.5 million), respectively, representing 54.3% and 50.8% of our net revenues in the respective periods. Our sales expenses consist primarily of salary and benefits, sale commissions, share-based compensation expenses, office rental expenses, travel expenses, business development expenses and other expenses related to sales operations. We rely on our field sales force to acquire larger customers in cities or regions where we operate and use our call center to reach out to smaller customers in cities or in regions where we do not have an office.

Our marketing expenses consist primarily of advertising, branding, field promotion, and public relations expenses. Advertising and promotion expenses generally represent the cost of promotions to build our brand and enhance our image among employers and job seekers. Our marketing expenditures vary from city to city, depending on local competition, our strategic objectives in each market and the marketing channels we use to support our growth and promote our brand. We plan to continue to invest in marketing in order to strengthen our brand recognition and grow our job seeker and employer base.

In recent years, we have been able to generate more revenues while lowering the sales and marketing expenses as a percentage of net revenues due to greater economies of scale. As a result of our strategy to expand our business operations, we expect that our sales and marketing expenses will continue to increase in absolute amount as we grow our sales force to expand our network coverage and strengthen our marketing efforts in new and existing geographic areas. If we can leverage our strong brand and utilize the scalability of our business model, our sales and marketing expenses may decrease as a percentage of our net revenues.

General and Administrative Expenses

Our general and administrative expenses primarily include salary and benefits to managerial and administrative staff, share-based compensation expenses, office rental and property management fees, professional services fees, depreciation and other administrative office expenses. We anticipate that our general and administrative expenses will continue to increase as we hire additional personnel and incur additional costs in connection with the expansion of our business operations and becoming a publicly traded company, including expenses associated with improving our internal controls.

Share-Based Compensation Expenses

Our cost of services and our operating expenses include share-based compensation expenses. Share-based compensation expenses are recorded in the financial statement line-item corresponding to the nature of services provided by the grantees. The following table sets forth the allocation of our share-based compensation expenses both in absolute amount and as a percentage of total share-based compensation expenses, among the cost and expense items set forth below.

	Years ended December 31,							Three months ended March 31,
	2009		2010		2011			2011		2012
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Allocation of share-based compensation expenses:
Cost of services	51	1.2%	85	0.6%	168	27	2.4%	22	1.3%	119	19	4.9%
Sales and marketing expenses	743	17.8%	915	6.7%	779	124	10.8%	149	8.7%	770	122	31.4%
General and administrative expenses	3,388	81.0%	12,597	92.7%	6,270	996	86.8%	1,549	90.0%	1,564	248	63.7%

Total share-based compensation expenses	4,182	100.0%	13,597	100.0%	7,217	1,147	100.0%	1,720	100.0%	2,453	389	100.0%

Our share-based compensation expenses were higher in 2010 than in other years due to modification of certain awards in 2010.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures over financial reporting. In the course of auditing our consolidated financial statements for each of the three years ended December 31, 2011, we and our independent registered public accounting firm identified one material weakness and one significant deficiency in our internal control over financial reporting, as defined in AU 325, Communicating Internal Control Related Matters Identified in an Audit, of the AICPA Professional Standards. A material weakness is a deficiency, or combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of our company’s financial statements will not be prevented, or detected and corrected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance.

The material weakness identified relates to the lack of sufficient accounting personnel with appropriate understanding of U.S. GAAP accounting issues and the SEC reporting requirements. The material weakness resulted in audit adjustments and corrections to our financial statements.

We have taken initiatives to improve our internal control over financial reporting, including (i) hiring of a senior financial reporting manager with relevant U.S. GAAP accounting and reporting experience to lead accounting and financial reporting matters at our headquarters; (ii) providing training to existing financial and accounting employees related to U.S. GAAP accounting and internal controls, and registering with the annual SEC registrants’ accounting and reporting conference; (iii) improving current procedures with respect to period-end closing and preparation of financial statements and relevant disclosures; (iv) upgrading the Oracle Financial System to further streamline monthly and year-end closings; and (v) commencing SOX 404 diagnostics review to evaluate our internal control over financial reporting. In addition, we plan to take additional measures to further improve our internal controls over financial reporting, including (i) establishing an independent audit committee to oversee the design and implementation effectiveness of our internal control over financial reporting; and (ii) continuing to hire qualified professionals with U.S. GAAP accounting experience and providing proper training to our accounting personnel. However, the implementation of these initiatives may not fully address the material weakness and significant deficiency in our internal control over financial reporting. See “Risk Factors—Risks Relating to Our Business and Industry—Our independent registered public accounting firm has identified a material weakness and other deficiencies in our internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our ADSs may be adversely impacted.”

In July 2010, we terminated the employment agreements with certain former executives, including our chief executive officer and chief operating officer at the time. After the departure of the former executives, we performed internal investigations and took a number of measures to improve our internal controls. Those measures included: (i) introducing a whistleblower program for employees in general to report any potential misconduct; (ii) establishing a mechanism that requires our management to report our financial results, key performance indicators and major business risks to our directors on a regular basis; (iii) introducing ethical standards applicable to all employees; (iv) revisiting the existing approval matrix assigned to different level of management members, (v) tightening the controls over treasury management including opening of new bank accounts; (vi) implementing a new accounting system to ensure the period-end closing procedures are consistently followed; and (vii) introducing measures to ensure compliance of standardized contract management process. We have taken and continue to implement measures to improve our internal control, including establishing an internal audit function to evaluate key control procedures, monitor corporate policies compliance and conduct special projects regarding the risk identified in the risk assessment procedures, and enhancing the oversight by our board of directors by reporting internal audit findings to the audit committee when it is established.

Upon the completion of this offering, we will become a public company in the United States that will be subject to the U.S. Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning from the fiscal year ending December 31, 2013. In addition, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting following the date on which we cease to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of this offering. Our management may conclude that our internal control over financial reporting is not effective due to our failure to cure the identified material weakness and significant deficiency or otherwise. Moreover, once auditor attestation is required, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our internal control over financial reporting or the level at which our internal control over financial reporting is documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

Taxation

Cayman Islands

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ordinary shares or ADSs under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our ordinary shares or ADSs. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

No stamp duty, capital duty, registration or other issue or documentary taxes are payable in the Cayman Islands on the creation, issuance or delivery of ordinary shares or ADSs. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are currently no Cayman Islands’ taxes or duties of any nature on gains realized on a sale, exchange, conversion, transfer or redemption of ordinary shares. Payments of dividends and capital in respect of ordinary shares or ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of ordinary shares, nor will gains derived from the disposal of ordinary shares be subject to Cayman Islands income or corporation tax as the Cayman Islands currently have no form of income or corporation taxes.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for and obtained an undertaking from the Governor of the Cayman Islands that no law enacted in the Cayman Islands during the period of 20 years from the date of the undertaking imposing any tax to be levied on profits, income, gains or appreciation shall apply to us or our operations and no such tax or any tax in the nature of estate duty or inheritance tax shall be payable (directly or by way of withholding) on ordinary shares, debentures or other obligations of ours. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC

Our direct and indirect subsidiaries and our consolidated affiliated entities that are incorporated in the PRC are subject to a business tax on revenues generated from providing services and related surcharges by various local taxing authorities. Such taxes are primarily levied based on revenues at rates ranging from 5.5% to 8.5%, depending upon the business line generating the revenues, and are recorded as a reduction of revenues. Business tax and related surcharges of RMB17.5 million, RMB30.4 million and RMB44.3 million (US$7.0 million) were deducted from our total revenues for the years ended December 31, 2009, 2010 and 2011, respectively. For the three months ended March 31, 2011 and 2012, business tax and related surcharges amounted to RMB9.5 million and RMB12.1 million (US$1.9 million), respectively.

In addition, our direct and indirect PRC subsidiaries and our consolidated affiliated entities are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Until January 1, 2008, Chinese companies were generally subject to PRC enterprise income tax at a statutory rate of 33%. On January 1, 2008, the PRC Enterprise Income Tax Law in China took effect and applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. Under the PRC Enterprise Income Tax Law, entities established before March 16, 2007 that enjoyed a favorable income tax rate of less than 25% under the previous income tax laws and rules are provided with a five-year transitional period to gradually change their rates to 25%. Under this provision, our subsidiary, Wangpin Information Consulting (Shanghai) Co., Ltd., was subject to an enterprise income tax rate of 20% in 2009, 22% in 2010 and 24% in 2011, which will be increased to 25% in 2012.

In April 2006, our subsidiary, Zhilian Wangpin was designated as an HNTE, and was subject to a 15% preferential tax rate as long as it maintained the required qualification, which was subject to review every two years. Upon the expiration of its HNTE qualification in 2008, the tax rate applicable to Zhilian Wangpin increased from 15% to 25%. Beijing Wangpin received HNTE qualification approval from the relevant government authorities in November 2011 and filed its HNTE status with local tax bureau in March 2012, upon which Beijing Wangpin is entitled to enjoy the preferential tax rate of 15% from 2011 to 2013. Most of our other PRC subsidiaries and consolidated affiliated entities were subject to enterprise income tax at a rate of 25% for the years ended December 31, 2009, 2010 and 2011.

Under the PRC Enterprise Income Tax Law, dividends paid by PRC enterprises out of profits earned after 2007 to non-PRC tax resident investors are subject to a PRC withholding tax of 10%. A lower withholding tax rate may be applied based on an applicable tax treaty with certain countries. See “Risk Factors—Risks Related to

Doing Business in China—Our global income and the dividends that we may receive from our PRC subsidiaries may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations, and non-PRC shareholders may be subject to PRC tax on dividends and gains which may reduce returns on investments in our shares or ADSs.”

Under the PRC Enterprise Income Tax Law, enterprises that are established under the laws of foreign countries or regions and whose “de facto management bodies” are located within the PRC territory are considered PRC resident enterprises, and will be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Enterprise Income Tax Law, “de facto management bodies” are defined as the bodies that have material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury and acquisition and disposition of properties and other assets of an enterprise. See “Risk Factors—Risks Related to Doing Business in China—Our global income and the dividends that we may receive from our PRC subsidiaries may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations, and non-PRC shareholders may be subject to PRC tax on dividends and gains which may reduce returns on investments on our shares or ADSs.”

Critical Accounting Policies

We prepare financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, and our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, service has been rendered, the price is fixed or determinable and collection is reasonably assured. Revenues are deferred until these criteria are met as described below and any cash payments received up front are recognized as advances from customers.

In October 2009, the Federal Accounting Standards Board, or FASB, issued an accounting standards update detailing new guidance to address the accounting for multiple deliverable arrangements. This new guidance became effective prospectively in fiscal years beginning upon or after June 15, 2010, and early adoption is permitted. We have elected early adoption of this new guidance through a retrospective application to all revenue arrangements for all periods presented in the financial statements.

Revenues presented in the consolidated statements of comprehensive (loss)/income include revenues from online recruitment services, campus recruitment services, executive search services, print advertising services and other human resources related services.

Online Recruitment Services

We provide online recruitment services such as recruitment information posting services, online advertising services and resume database search services. We enter into standard service agreements with employers, under which different service arrangements, service fulfillment period, total consideration and other terms are agreed upon by both parties. Revenues on arrangements that include multiple elements are allocated to each element based on the relative fair value of each element. Fair value is generally determined by our best estimate of selling price of each element of accounting. Judgment is required to determine the appropriate accounting, including whether the deliverables specified in these arrangements should be treated as separate units of accounting. Judgment is also required to determine the selling price of each unit of accounting in the bundled arrangement. For all the periods presented, the usage period for the elements in arrangements that include multiple elements is the same. Therefore, no allocation was performed as there is no impact from the allocation on revenues recognized and revenues are recognized over the service fulfillment period.

Campus Recruitment Services

We provide campus recruitment services to corporate employers, including planning, recruitment advertising, and recruitment activities organizing. Upon completion of these activities, a completion report is delivered to customers summarizing the activities carried out. Fees for these types of services are recognized upon delivery of the assessment report.

Print Advertising Services

We provide print advertising services through newspaper and magazines that are distributed in various cities of the PRC. We prepay the newspapers or magazines and then sell advertising space on these pages to employers for a fixed price over the advertising display period. We evaluate the terms of our customer agreements and give consideration to other key indicators, such as inventory risk, latitude in establishing price and credit risk. As a result of the assessment, we record the gross amount paid by our customers as revenues as we believe that we are the primary obligor in these arrangements. Judgment is required when we assess whether we are the primary obligor or an agent in these arrangements. Revenues are recognized rateably over the advertisement publication period.

Before 2009, we provided online recruitment services and print advertising services in bundled arrangements. We evaluated each deliverable in an arrangement to determine whether it represents a separate unit of accounting. A deliverable constitutes a separate unit of accounting when it has standalone value and there are no customer-negotiated refunds or return rights for the delivered item. We determined the selling price for each separate deliverable using vendor-specific-objective-evidence (“VSOE”). We determined VSOE by monitoring the price at which we sell the deliverables on a standalone basis. Revenues allocated to each element are then recognized when the basic revenue recognition criteria is met for each element, which is generally over the service fulfillment period as stated in the service arrangements.

Executive Search Services

We provide executive search services and receive a fixed fee which is contingent upon the successful placement of an employee candidate for the corporate employers. In the event a candidate is terminated prior to the end of the contractual probation period, we must search for a replacement candidate at no additional fee until a candidate has achieved successful employment beyond the contractual probation period. Revenues are recognized at the end of the contractual probation period, which is generally 90 days, and when we have no further service obligations.

Other Human Resources Related Services

We provide other human resources related services such as assessment test services, human resources agent service, human resources magazine and other services. Arrangements for other human resources related services are generally short-term in nature. Fees for these types of services are recognized when fees are fixed or determinable, collectability is reasonably assured and service performance has been completed.

Income Tax

Our current income taxes are provided on the basis of income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for tax purposes, in accordance with the regulations of the relevant tax jurisdictions. We follow ASC 740, Income Taxes, and account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for tax consequences attributable to differences between carrying amounts of existing assets and liabilities in financial statements, their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates to be applied to taxable income in the year in which those temporary differences are expected to be recovered or settled.

We currently have deferred tax assets resulting from net operating loss carryforwards and deductible temporary differences, all of which are available to reduce future tax payable in our relevant tax jurisdictions. Significant components of our deferred assets are operating loss carryforwards generated by our PRC subsidiaries and consolidated affiliated entities due to their historical operating losses and future deductible advertising expenses. A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized. Accordingly, we consider various tax planning strategies, forecasts of future taxable income and our most recent operating results in assessing the need for a valuation allowance. The effect on deferred tax assets and liabilities arising from changes in tax rates is recognized in the consolidated statements of comprehensive (loss)/income in the period of such change. If we subsequently determine that all or a portion of the carryforwards and future deductible advertising expenses are more like than not to be realized, the valuation allowance will be released, which will result in a tax benefit in our consolidated statements of comprehensive (loss)/income.

For the year ended December 31, 2010, we reversed RMB43.0 million of valuation allowances, of which approximately 93% was attributed to Beijing Wangpin. For the year ended December 31, 2011, we released RMB19.8 million of valuation allowance, of which 68% was attributed to current period utilization of operating loss carryforwards by Beijing Wangpin and 8% was attributed to Shenyang Zhilian Recruitment Service Co., Ltd. Historically, tax benefits arising from tax losses brought forward was fully provided for because of our history of operating losses, including Beijing Wangpin and Shenyang Zhilian Recruitment Service Co., Ltd. We determined the amount of valuation allowance to be reversed based on the amount of tax losses utilized to offset the taxable income generated by these entities during the years ended December 31, 2010 and 2011. As a result of this utilization of tax losses, lower income tax expenses were recorded for the years ended December 31, 2010 and 2011. In determining whether a valuation allowance will be released for an entity, we evaluated positive and negative factors affecting our assessment, including: profitability in past periods, whether future losses are still expected to occur, the entity’s ability to forecast and meet profit targets, unfavorable circumstances that would adversely affect future operations and profit levels on a continuing basis and whether existing sales contracts will produce more than enough taxable income to realize the deferred tax asset based on existing sales price and cost structures. Based on this assessment, when positive factors outweigh negative factors, we would determine the amount of valuation allowance to be reversed based on the taxable profits made by the relevant entity during the relevant period. While some of our entities have started to be profitable, there are other entities which continue to incur losses. Valuation allowances have been maintained for those entities where future losses are still expected to occur and management has assessed that it is more likely than not that the deferred tax asset will not be utilized.

We adopted the guidance on accounting for uncertainty in income taxes as of January 1, 2008. The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the uncertain tax positions and determining its provision for income taxes. We have elected to classify interest and penalties related to an uncertain tax position, if any and when required, as general and administrative expenses. As of December 31, 2009, 2010 and 2011 and March 31, 2012, we did not have any tax provisions related to uncertain tax positions or interest and penalties associated with such uncertain tax positions.

Share-based Compensation

We grant share-based awards to eligible employees, directors and non-employee consultants pursuant to our Share Incentive Plans. Share-based compensation expenses for all share-based awards granted to employees and directors are determined based on the grant date fair value of the awards and are recognized using a graded vesting method, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. Share-based awards granted to non-employee consultants are measured at fair value at the earlier of the commitment date or the date services are completed, and expense is recognized using the graded-vesting method. We enter into consulting agreements with our non-employee consultants and consider the date of those agreements to be the commitment date. Expenses are recognized using the graded vesting method over the service performance period.

If the share-based award is modified after the grant date and the modification is determined to be a probable-to-probable (Type 1) modification, additional compensation expenses are recognized in an amount equal to the excess of the fair value of the modified equity instrument over the fair value of the original equity instrument immediately before modification. The additional compensation expenses are recognized immediately on the date of modification or over the remaining requisite service period, depending on the vesting status of the awards. If the share-based award is modified after the grant date and the modification is determined to be an improbable-to-probable (Type 3) modification, any previously recognized compensation expenses related to unvested awards are reversed. Compensation expenses equal to the fair value of the modified award are recognized immediately.

Total share-based compensation expenses recognized in 2009, 2010 and 2011 and for the three months ended March 31, 2012 amounted to RMB4.2 million, RMB13.6 million, RMB7.2 million (US$1.1 million) and RMB2.5 million (US$0.4 million), respectively.

Significant batches of share options granted under our Share Incentive Plans are set forth below:

Grant date	Ordinary shares underlying options granted	Exercise price per option	Fair value per ordinary share at the grant date	Fair value of share options granted	Total amount of compensation cost to be recognized
		(US$)	(US$)	(US$)	(US$ in thousands)
September 18, 2008	60,000	1.80	1.24	0.44	27
January 1, 2009	7,590,000	1.60 – 1.80	0.43	0.07 – 0.16	869
January 1, 2010	3,908,600	1.80	0.68	0.18	704
October 22, 2010	2,750,000	1.80	1.26	0.53	1,469
March 31, 2011	500,000	2.80	1.69	0.67	335
October 1, 2011	1,632,340	4.00	2.57	1.01	1,651
January 1, 2012	200,000	4.00	3.18	1.47	294

We engaged an independent third-party appraiser to assist us in our determination of the fair value of our share options as of each grant date. Our management is ultimately responsible for such determination.

In determining the fair value of our share options, the binomial option pricing model was applied. The key assumptions used to determine the fair value of the options at the relevant grant dates in 2008, 2009, 2010, 2011 and 2012 are as follows. Changes in these assumptions could significantly affect the fair value of stock options and hence the amount of compensation expenses we recognize in our consolidated financial statements.

	Risk-free interest rate	Expected volatility	Contractual life of options	Dividend yield	Fair value of underlying ordinary shares at the grant date
September 18, 2008	4.18%	54.29%	5 years	0%	US$1.24
January 1, 2009	3.25% for five years 4.11% for ten years	57.78% for five years 62.11% for ten years	5 years for 4,000,00 10 years for 3,590,000	0%	US$0.43
January 1, 2010	2.73%	63.27%	5 years	0%	US$0.68
October 22, 2010	2.14%	60.94%	5 years	0%	US$1.26
March 31, 2011	2.55%	61.12%	5 years	0%	US$1.69
October 1, 2011	1.73%	61.12%	5 years	0%	US$2.57
January 1, 2012	2.01%	62.04%	5 years	0%	US$3.18

We estimated the risk-free interest rate based on the yield to maturity of China sovereign bonds denominated in U.S. dollars at the option valuation date. The expected volatility at each grant date and each option valuation date was estimated based on historical volatility of comparable companies for the period before the grant date with length commensurate with the life of the options. Based on the option agreement, the contract life of the option is five or ten years commencing from the option grant date, and at each valuation date, the remaining life of the option should be the period of time between the valuation date and the expiry date of options. We have no history of paying dividends on our ordinary shares and we do not anticipate any dividend payments in the foreseeable future.

If factors change and we employ different assumptions for estimating share-based compensation expenses in future periods or if we decide to use a different valuation model, our share-based compensation expenses in future periods may differ significantly from what we have recorded in prior periods and could materially affect our operating income, net income and net income per share.

Fair value of ordinary shares

As a private company with no quoted market for our ordinary shares, we need to estimate the fair value of our ordinary shares at the relevant grant dates. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our business risks, the liquidity of our ordinary shares and our operating history and prospects at the time of each grant.

In determining the fair values of our ordinary shares as of each award grant date before March 31, 2012, three generally accepted approaches were considered: cost, market and income approaches. While useful for certain other purposes, the cost approach is generally not considered applicable to the valuation of a company as a going concern, as it does not capture the future earning potential of the business. The comparability of our peer companies’ financial metrics and relevance of market approach was also considered but not relied upon since our stage of development is different from those of the publicly traded companies in the same industry. In view of the above, we determined that the income approach is the most appropriate method to derive the fair values of our ordinary shares. In addition, we took into consideration the guidance prescribed by the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid.

The income approach involves applying appropriate discount rates to estimated cash flows that are subject to a number of assumptions. These assumptions include: (i) no material changes in the existing political, legal, fiscal and economic conditions in China; (ii) our ability to recruit and retain competent management, key personnel and technical staff will be sufficient to support our ongoing operations; (iii) exchange rates and interest rates will not differ materially from those presently prevailing; (iv) the availability of financing will not be a constraint on the future growth of our operations; and (v) industry trends and market conditions for related industries will not deviate significantly from economic forecasts. These assumptions are inherently uncertain and subjective.

Ten-year projected financial information was used in the discounted cash flow model of the valuation dates. In determining our terminal value, we used the Gordon Growth Model and assumed that we would grow at a fixed long-term rate after reaching our optimal operating performance. Accordingly, we have applied a terminal multiple as derived through the Gordon Growth Model to the projected cash flows for each year to derive the value beyond the explicit projection period.

The risks associated with achieving an estimated cash flow were assessed in selecting the appropriate discount rates. The discount rates were based on the estimated market required rate of return for investing in our company, or weighted average cost of capital, or WACC, which was derived using the capital asset pricing model, a method that market participants commonly use to price securities. The change in WACC was the combined result of the changes in risk-free interest rate, industry-average correlative relative volatility coefficient beta, equity risk premium, size of our company, scale of our business and our ability in achieving forecast projections.

A discount for lack of marketability, or DLOM, was also applied to reflect the fact there is no ready public market for our shares as we are a closely held private company. When determining the DLOM, the Black-Scholes option pricing model was used. Under this option-pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM.

The discount rates and DLOM used in determining the fair values of our ordinary shares are provided as follows:

Valuation dates	WACC	DLOM
September 18, 2008	18.04%	29%
January 1, 2009	18.04%	29%
January 1, 2010	17.81%	37%
October 22, 2010	17.36%	20%
March 31, 2011	17.12%	18%
June 30, 2011	17.24%	16%
October 1, 2011	17.24%	17%
January 1, 2012	17.76%	21%

The option pricing method was used to allocate the equity value of our company to preferred shares and ordinary shares, taking into account the guidance prescribed by the Practice Aid. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. The volatility of our shares was estimated based on the historical volatility of the shares of comparable listed companies. Had we used different volatility, the allocation between preferred shares and ordinary shares would have been different.

We completed our Series E preferred share financing in July 2008 during which time our preferred shares were valued at US$1.80 per share. Based on the valuation results at that time, our ordinary shares were valued at US$1.24 per share as of September 18, 2008.

The fair value of our ordinary shares decreased from US$1.24 per share as of September 18, 2008 to US$0.43 per share as of January 1, 2009, primarily due to the following reasons:

•	Prior to the release of our third-quarter financial information in 2008, we were confident that we would be able to meet our financial projections and forecasts because we had just obtained a large amount of funding from the Series E preferred share financing completed in July 2008 so that we could invest in large-scale advertising and promotion campaigns to build our brand and increase market share.

•	Since September 18, 2008, our forecasts and expectations were adjusted downwards due to the following factors:

•	Effects of global economic downturn. Overall slow-down in the global economy led to a decline in employment opportunities and recruitment demand which had adverse effect on our business and results of operations;

•	Overall slow-down in our operations. We experienced a significant decrease in our revenues of RMB30 million, or 33%, in the fourth quarter of 2008 compared to the third quarter of 2008.

•	From September 18, 2008 to January 1, 2009, the share price of our key competitor, whose shares are publicly traded, declined 46%.

The fair value of our ordinary shares increased from US$0.43 per share as of January 1, 2009 to US$0.68 per share as of January 1, 2010, primarily due to the following reasons:

•	Our online services revenue increased by 22.2% and accounted for 75.8% of our total revenues. As we shifted our business to focus on online recruitment services, we expected our gross profit to increase because online recruitment services are characterized by higher margin than traditional off-line recruitment services;

•	We expanded our unique employers base in third- and fourth-tier cities significantly in 2009, especially among small- and medium-sized enterprises, which was expected to bring in future income and expand our market share;

•	The above factors were offset by an increase in DLOM from 29% for our January 1, 2009 valuation to 37% for our January 1, 2010 valuation. The increase in DLOM was mainly due to the delay in our expected IPO timing by an additional 19 months and the increase in average historical price volatility of comparable companies from 56.6% to 63.9% during the period.

The fair value of our ordinary shares increased from US$0.68 per share as of January 1, 2010 to US$1.26 as of October 22, 2010, primarily due to the following reasons:

•	Our financial and operating performance improved significantly in 2010 as evidenced by our increase in net revenues of RMB124 million, or 60%, during the nine months ended September 30, 2010 compared to the same period a year earlier. In line with revenue growth, our advances from customers as of September 30, 2010 also increased RMB75 million, or 74%, from that as of December 31, 2009;

•	We revised our financial projection outlooks for the fiscal year 2011 and 2012 based on the improved financial and operating performance; and

•	We anticipated completing our IPO in 2011 and the DLOM used for our valuation decreased from 37% for the January 1, 2010 valuation to 20% for the October 22, 2010 valuation, thus increasing the fair value per ordinary share on October 22, 2010.

The fair value of our ordinary shares increased from US$1.26 as of October 22, 2010 to US$2.33 as of June 30, 2011, primarily due to the following reasons:

•	We strengthened our senior management team with the recruitment of our current chief executive officer, vice president of marketing and the promotion of vice president of business operations. All of them have extensive industry knowledge and substantial experience in strategic planning and execution and operational management. They have further refined our corporate strategy and improved our marketing approach and operational efficiency;

•	Our financial and operating performance improved significantly in the first six months of 2011. Our net revenues increased by 69% and 52%, respectively, in the first and second quarter of 2011 on a year-on-year basis;

•	Our operating cash flow in the first six months of 2011 exceeded the original forecast as of December 1, 2010. We increased our forecasted operating cash flow for 2011 after considering our strong financial and operating performance in the first six months of 2011; and

•	Based on the above factors, and especially considering our improved financial and operating performance, we increased our financial projections for the fiscal years 2011 and 2012.

The fair value of our ordinary shares increased from US$2.33 per share as of June 30, 2011 to US$2.57 as of October 1, 2011 and further to US$3.18 as of January 1, 2012, primarily due to the following reasons:

•	Our financial and operating performance improved significantly in the second half of 2011 as evidenced by an increase of net revenue of RMB107.1 million, or 38.3%, in the six months ended December 31, 2011 compared to the same period in 2010. In line with our revenue growth, our operating cash flows increased to approximately RMB142.7 million in the second half of 2011, exceeding our forecast;

•	Given the significant improvements in our financial and operating performance in the first half of 2011, we revised our five-year financial projection for 2012 and onwards to reflect a higher estimated net profit margin on an annual basis and higher future operating cash flows;

•	The probability of our IPO increased from March 31, 2011 to October 1, 2011 and January 1, 2012 as we completed three confidential submissions to the SEC during these periods; and

•	The above factors were offset by an increase in DLOM from 16% as of June 30, 2011 to 17% as of October 1, 2011 and 21% as of January 1, 2011 due to a delay in our expected IPO timing, which was caused by the deterioration of the U.S. capital market during this period.

Allowance for Doubtful Accounts Receivable

The carrying value of accounts receivable is reduced by an allowance that reflects our best estimate of the amounts that will not be collected. We make estimates for the collectability of accounts receivable considering many factors including but not limited to reviewing accounts receivable balances, historical bad debt rates, repayment patterns, customer creditworthiness, financial conditions of the customers and industry trend analysis resulting in their inability to make overdue payments due to us. We also make a specific allowance if there is evidence showing that the receivable is unlikely to be recoverable and the allowances are written off after all collection efforts have been exhausted and the potential for recovery is considered remote. Accounts receivable in our consolidated balance sheet are stated net of such provisions.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of the assets held and used is evaluated by comparing their carrying amounts to the future undiscounted net cash flows the assets are expected to generate. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we recognize an impairment loss equal to the amount by which the carrying value of the asset exceeds the fair value of the asset. No impairment of long-lived assets was recognized for the years ended December 31, 2009, 2010 and 2011.

Investment at Cost

In May 2006, we acquired a 23.7% equity interest in Shenzhen Xijier Human Resources Co., Ltd, or CJOL, a privately held PRC company, through the acquisition of Shenzhen Siyite Technology Development Co., Ltd., a privately held PRC company, and Sure Luck Invest Limited, a privately held BVI company. As we did not have the ability to exercise significant influence nor could we exercise any control over CJOL, we accounted for this investment using the cost method. Our investment in CJOL was presented at cost less impairment on the balance sheet. We assess our investment held at cost for other-than-temporary impairment by considering factors including, but not limited to, current economic and market conditions, operating performance of the investee, including current earnings trends and undiscounted cash flows, and other company-specific information. The fair value determination, particularly for privately-held companies, requires significant judgment from us to determine appropriate estimates and assumptions. Changes in these estimates and assumptions could affect the calculation of the fair value of the investments and determination of whether any identified impairment is other-than-temporary. We did not recognize any impairment for our investment held at cost for the years ended December 31, 2009 and 2010, respectively.

On May 20, 2011, we reached a share transfer agreement with Career Networks Information and Technology (Shenzhen) Co., Ltd., or Career Networks, a privately held PRC company, to sell our 23.7% equity interest in CJOL, and reached a share transfer agreement with Jobs DB Inc., or Jobs DB, a Hong Kong-based online recruitment company, to sell our equity interest in Sure Luck Invest Limited for a total consideration of RMB27 million. Career Networks is directly controlled by Jobs DB, which is, in turn, indirectly 55% owned by SEEK, our largest shareholder. The transactions have been consummated as of the date of this prospectus. Upon the consummation of this share transfer agreement, we recognized a gain of RMB8 million in our consolidated statements of comprehensive (loss)/income.

Consolidation of Our Consolidated Affiliated Entities

PRC law currently restricts foreign ownership of internet content distribution businesses. To comply with these legal restrictions, we operate our website and other services in China through our operating consolidated affiliated entities in PRC. We have entered into a series of contractual agreements with these consolidated affiliated entities and their respective equity owners through which we: (i) have the power to appoint and replace management and the board of directors of these consolidated affiliated entities, (ii) assume all voting power of the legal equity owners, including power to make principal operating decisions, and (iii) have the right to receive all residual benefits and losses of our consolidated affiliated entities. As a result of these contractual arrangements, we have the ability to effectively control and the power to direct the economic activities most significant to these entities. Accordingly, under U.S. GAAP, we determined each consolidated affiliated entity to be a variable interest entity (“VIE”) of our company. As we are considered to have the power to direct the economic activities most significant to our VIEs, the right to obtain substantially all of the economic benefits and obligation to fund substantially all of the losses, we are considered to be the primary beneficiary of our VIEs. Therefore, we consolidated their results in our consolidated financial statements since the date of their incorporation. For the consolidated financial information of our consolidated affiliated entities and the risks related to our corporate structure, see Note 2 of our consolidated financial statements for the years ended December 31, 2009, 2010 and 2011.

We have consulted with our PRC legal counsel in assessing our ability to control our consolidated affiliated entities through these contractual arrangements, and we believe that our contractual arrangements with the consolidated affiliated entities and their respective equity owners are in compliance with existing PRC regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. If the corporate structure and contractual arrangements through which we conduct our business in China are found to be in violation of any existing or future PRC regulations, the relevant PRC regulatory authorities could revoke or refuse to grant or renew our business and operating licenses, restrict or prohibit related party transactions between us and the consolidated affiliated entities, impose fines or other requirements that we may find difficult or impossible to comply with, or require us to alter the corporate structure or restrict or prohibit our ability to finance the consolidated affiliated entities’ operations. Any changes in PRC laws and regulation that affect our ability to control our consolidated affiliated entities may affect our ability to exercise effective control over the consolidated affiliated entities, receive substantially all of the economic benefits and residual returns of the consolidated affiliated entities or preclude us from consolidating these companies in the future. In addition, we cannot be assured that when conflicts of interest arise, any or all of the equity owners of the consolidated affiliated entities will act in the best interests of us or that such conflicts will be resolved in our favor. See “Risk Factors—Risks Related to Our Corporate Structure.”

Foreign Currency

Our functional currency is the U.S. dollar and the functional currency of our subsidiaries and consolidated affiliated entities is RMB. An entity’s functional currency is the currency of the primary economic environment in which the entity operates or, in the case of a start-up entity, is the currency that the entity plans to use on a long-term basis. Management must use judgment in determining an entity’s functional currency, assessing economic factors including cash flow, sales price, sales market, expense, financing and intercompany transactions and arrangements. To the extent a reassessment results in a change to our functional currency, our financial position and results of operations may be materially impacted.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of our net revenues. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of results that may be expected for any future period.

	Years ended December 31,							Three months ended March 31,
	2009		2010		2011			2011		2012
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Total revenues	313,057	105.9%	513,329	106.3%	756,549	120,204	106.2%	163,787	106.2%	204,584	32,486	106.3%
Less: Business tax and related surcharges	(17,466)	(5.9)%	(30,372)	(6.3)%	(44,253)	(7,031)	(6.2)%	(9,519)	(6.2)%	(12,111)	(1,923)	(6.3)%

Net revenues	295,591	100.0%	482,957	100.0%	712,296	113,173	100%	154,268	100.0%	192,473	30,563	100.0%

Cost of services	(49,333)	(16.7)%	(55,955)	(11.6)%	(58,550)	(9,303)	(8.2)%	(16,868)	(10.9)%	(18,535)	(2,943)	(9.6)%

Gross profit	246,258	83.3%	427,002	88.4%	653,746	103,870	91.8%	137,400	89.1%	173,938	27,620	90.4%

Operating expenses:
Sales and marketing expenses	(232,918)	(78.8)%	(293,590)	(60.8)%	(351,023)	(55,772)	(49.3)%	(83,710)	(54.3)%	(97,729)	(15,519)	(50.8)%
General and administrative expenses	(89,961)	(30.4)%	(133,546)	(27.6)%	(130,068)	(20,666)	(18.3)%	(28,840)	(18.7)%	(38,664)	(6,140)	(20.1)%

Total operating expenses	(322,879)	(109.2)%	(427,136)	(88.4)%	(481,091)	(76,438)	(67.6)%	(112,550)	73.0%	(136,393)	(21,659)	(70.9)%

(Loss)/income from operations	(76,621)	(25.9)%	(134)	(0.0)%	172,655	27,432	24.2%	24,850	16.1%	37,545	5,961	19.5%

Foreign currency exchange loss	(112)	(0.0)%	(396)	(0.1)%	(116)	(18)	(0.0)%	(62)	(0.0)%	(4)	(1)	(0.0)%
Interest income	695	0.2%	708	0.1%	8,880	1,411	1.3%	922	0.6%	4,338	689	2.3%
Gain from disposal of investment held at cost (related party transaction)	—	—	—	—	7,845	1,246	1.1%	—	—	—	—	—
Other (expenses)/income, net	(175)	(0.1)%	1,316	0.3%	1,704	271	0.2%	12	0.0%	(20)	(3)	(0.0)%

(Loss)/income before income tax expenses	(76,213)	(25.8)%	1,494	0.3%	190,968	30,342	26.8%	25,722	16.7%	41,859	6,646	21.7%

Income tax expenses	(1,134)	(0.4)%	(1,223)	(0.2)%	(27,317)	(4,340)	(3.8)%	(7,086)	(4.6)%	(6,874)	(1,092)	(3.6)%

Net (loss)/income	(77,347)	(26.2)%	271	0.1%	163,651	26,002	23.0%	18,636	12.1%	34,985	5,554	18.2%

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Revenues. Our total revenues increased by 24.9% from RMB163.8 million for the three months ended March 31, 2011 to RMB204.6 million (US$32.5 million) for the three months ended March 31, 2012. This increase was primarily due to an increase of RMB36.8 million (US$5.8 million) in online recruitment services revenues.

•

Online Recruitment Services Revenues. Our online recruitment services revenues increased by 27.5% from RMB133.6 million for the three months ended March 31, 2011 to RMB170.4 million (US$27.1 million) for the three months ended March 31, 2012. This increase was primarily attributable to an increase in the number of unique employers using our services and higher average revenue per unique employer. We served 141,952 unique employers for the three months ended March 31, 2012, compared with 119,631 for the three months ended March 31, 2011. Average revenue per unique employer increased by 7.4% for the three months ended March 31, 2012, compared to the same period for 2011 due to an increase in our product pricing since last March and an improved product mix. In addition, many of our unique employers entered into longer term contracts and purchased product packages, including higher priced value-added services, for the three months ended March 31, 2012. Online recruitment services revenues accounted for 83.3% of our total revenues for the three months ended March 31, 2012, which increased from 81.6% of our total revenues for the three months ended March 31, 2011.

•	Campus Recruitment Revenues. Our campus recruitment revenues increased by 51.2% from RMB12.4 million for the three months ended March 31, 2011 to RMB18.7 million (US$3.0 million) for the three months ended March 31, 2012. This increase was driven primarily by increased market demand for our campus recruitment services. Campus recruitment services revenues represented 7.6% and 9.2% of our total revenues for the three months ended March 31, 2011 and 2012, respectively.

•	Executive Search Revenues. Our executive search revenues increased by 39.2% from RMB6.1 million for the three months ended March 31, 2011 to RMB8.5 million (US$1.3 million) for the three months ended March 31, 2012, primarily due to greater market demand for our executive search services. Executive recruitment services revenues accounted for 4.1% of our total revenues for the three months ended March 31, 2012, as compared with 3.7% of our total revenues for the three months ended March 31, 2011.

•	Print Advertising Services Revenues. Our print advertising services revenues decreased by 47.1% from RMB8.6 million for the three months ended March 31, 2011 to RMB4.5 million (US$0.7 million) for the three months ended March 31, 2012, as we continued to reduce the number of print advertising pages and migrated more customers to our online services. Print advertising services revenues accounted for 2.2% of our total revenues for the three months ended March 31, 2012, decreasing from 5.2% of our total revenues for the three months ended March 31, 2011. The decrease in print advertising services as a percentage to our total revenues reflect our ongoing business strategy of migrating more of our recruiting services online where incremental costs are relatively lower.

•	Other Human Resources Related Services Revenues. Our other human resources related revenues decreased by 21.7% from RMB3.1 million for the three months ended March 31, 2011 to RMB2.5 million (US$0.4 million) for the three months ended March 31, 2012, primarily due to weaker demand for our other human resources related services as a result of macroeconomic slowdown. Other human resources related services revenues accounted for 1.2% of our total revenues for the three months ended March 31, 2012, as compared with 1.9% of our total revenues for the three months ended March 31, 2011.

Business Tax and Related Surcharges. Our business tax and related surcharges increased by 27.2% from RMB9.5 million for the three months ended March 31, 2011 to RMB12.1 million (US$1.9 million) for the three months ended March 31, 2012, primarily due to our increased total revenues. Our average effective business and related tax rates increased from 5.8% for the three months ended March 31, 2011 to 5.9% for the three months ended March 31, 2012.

Cost of Services. Cost of services increased by 9.9% from RMB16.9 million in the three months ended March 31, 2011 to RMB18.5 million (US$2.9 million) for the three months ended March 31, 2012, primarily due to an increase in direct costs related to our campus recruitment business and higher wages of our customer service employees and, to a lesser extent, an increase in data storage and bandwidth costs relating to our online recruitment services. As a percentage of our net revenues, our cost of services decreased from 10.9% for the three months ended March 31, 2011 to 9.6% for the three months ended March 31, 2012 . The decrease of our cost of service as a percentage of our net revenues was primarily due to lower cost contribution from our print advertising services.

Gross Profit. As a result of the above factors, our gross profit increased by 26.6% to RMB173.9 million (US$27.6 million) for the three months ended March 31, 2012 from RMB137.4 million for the three months ended March 31, 2011. Our gross margin increased slightly from 89.1% for the three months ended March 31, 2011 to 90.4% for the three months ended March 31, 2012.

Operating Expenses. Our total operating expenses increased by 21.2% from RMB112.6 million for the three months ended March 31, 2011 to RMB136.4 million (US$21.7 million) for the three months ended March 31, 2012, as a result of increases in our sales and marketing expenses and general and administrative expenses.

•	Sales and Marketing Expenses. Our sales and marketing expenses increased by 16.7% from RMB83.7 million for the three months ended March 31, 2011 to RMB97.7 million (US$15.5 million) for the three months ended March 31, 2012. The increase in our sales expenses was primarily due to higher rental costs of our sales offices, an increase in business development expenses and share-based compensation expenses. The increase in our marketing expenses is due to an increase in spending on advertising and promotion activities. As a percentage of our net revenues, our sales and marketing expenses decreased from 54.3% for the three months ended March 31, 2011 to 50.8% for the three months ended March 31, 2012 as our growth in revenues outpaced our increased expenditures on employee compensation and sales force expansion, which was partially offset by increased spending on advertising and sales promotion activities.

•	General and Administrative Expenses. Our general and administrative expenses increased by 34.1% from RMB28.8 million for the three months ended March 31, 2011 to RMB38.7 million (US$6.1 million) for the three months ended March 31, 2012. This increase was primarily attributable to higher employee compensation arising from wage inflation, increased headcount for IT related staff, higher professional services expenses, increased rental and office expenses for the three months ended March 31, 2012. As a percentage of net revenues, our general and administrative expenses increased from 18.7% for the three months ended March 31, 2011 to 20.1% for the three months ended March 31, 2012, primarily due to the increase in our professional services expenses, which outpaced our revenue growth.
Interest income. Our interest income increased from RMB0.9 million in the three months ended March 31, 2011 to RMB4.3 million (US$0.7 million) for the three months ended March 31, 2012, primarily due to interest earned on our investment in certain principal-protected wealth management products and bank deposits.

Income Tax Expense. Our income tax expense decreased by 3.0% from RMB7.1 million for the three months ended March 31, 2011 to RMB6.9 million (US$1.1 million) for the three months ended March 31, 2012. Our effective tax rate for the three months ended March 31, 2012 decreased to 16.4%, compared with 27.5% for the same period in 2011. The decrease in the income tax expense was primarily because Beijing Wangpin received HNTE qualification approval from relevant government authorities in November 2011 and filed its HNTE status with local tax bureau in March 2012, upon which Beijing Wangpin was subject to a 15% preferential income tax rate for the period from 2011 to 2013. As approval was granted prior to Beijing Wangpin’s 2011 annual tax filing, Beijing Wangpin was able to utilize the preferential tax treatment for its year-end tax filing. Excess income taxes paid in prior periods in 2011 are refundable in 2012.

Net Income. As a result of the above, we recorded net income of RMB35.0 million (US$5.6 million) for the three months ended March 31, 2012, compared to net income of RMB18.6 million for the three months ended March 31, 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues. Our total revenues increased by 47.4% from RMB513.3 million in 2010 to RMB756.5 million (US$120.2 million) in 2011. This increase was primarily due to an increase of RMB230.6 million (US$36.6 million) in online recruitment services revenues.

•

Online Recruitment Services Revenues. Our online recruitment services revenues increased by 57.6% from RMB400.7 million for 2010 to RMB631.4 million (US$100.3 million) for 2011. This increase was primarily attributable to an increase in the number of unique employers using our services and higher average revenue per unique employer. We served 207,562 unique employers in 2011, compared with 169,066 in 2010, which was driven by increased market demand for our online products. Our average revenue per unique employer in 2011 increased by 28.3% from 2010, primarily driven by an increase in the price of selected products and an improved product mix. In addition, many of our unique employers entered into longer term contracts and purchased product packages, including higher-priced value-added services, in 2011. Both our price increase and our improved product mix reflected greater demand for enhanced recruitment services and increased spending on online recruitment services by employers. Online recruitment services revenues accounted for 83.5% of our total revenues in 2011, increasing from 78.1% of our total revenues in 2010.

•	Campus Recruitment Revenues. Our campus recruitment revenues increased by 30.4% from RMB38.0 million for 2010 to RMB49.6 million (US$7.9 million) for 2011. This increase was driven primarily by increased demand for campus recruitment services, improved service pricing, and our continued expansion of our campus recruitment services into new cities. Campus recruitment services revenues represented 6.5% of our total revenues in 2011, which decreased from 7.4% of our total revenues in 2010 primarily because our total revenue growth outpaced the growth of our campus recruitment revenues.

•	Executive Search Revenues. Our executive search revenues increased by 8.8% from RMB31.4 million for 2010 to RMB34.1 million (US$5.4 million) for 2011, primarily due to improved market demand for executive search services. Executive search services revenues accounted for 4.5% of our total revenues in 2011, as compared with 6.1% of our total revenues in 2010 because we shifted our strategy to focus on the executive search markets in Beijing and Shanghai.

•	Print Advertising Services Revenues. Our print advertising services revenues decreased by 8.3% from RMB24.9 million for 2010 to RMB22.8 million (US$3.6 million) for 2011, primarily because we closed our print business operation in one city in 2011 and, to a lesser extent, because some customers using our print advertising services opted to use to our online recruitment services during the same period. Print advertising services revenues accounted for 3.0% of our total revenues in 2011, decreasing from 4.8% of our total revenues in 2010. The decrease in print advertising services as a percentage to our total revenues reflected our ongoing business strategy of migrating more of our recruiting services online where incremental costs are relatively lower.

•	Other Human Resources Related Services Revenues. Our other human resources related revenues increased by 1.7% from RMB18.3 million in 2010 to RMB18.6 million (US$3.0 million) in 2011, primarily due to increased demand for our assessment services. Other human resources related services revenues accounted for 2.5% of our total revenues in 2011, as compared with 3.6% of our total revenues in 2010.

Business Tax and Related Surcharges. Our business tax and related surcharges increased by 45.7% from RMB30.4 million in 2010 to RMB44.3 million (US$7.0 million) in 2011, primarily due to our increased total revenues. Our average effective business and related tax rates decreased slightly from 5.9% in 2010 to 5.8% in 2011.

Cost of Services. Cost of services increased by 4.6% from RMB56.0 million in 2010 to RMB58.6 million (US$9.3 million) in 2011, primarily due to an increase in compensation expenses of our customer service employees and an increase in data storage and bandwidth costs relating to our online recruitment services. As a percentage of our net revenues, our cost of services decreased from 11.6% in 2010 to 8.2% in 2011. The decrease of our cost of service as a percentage of our net revenues was primarily due to higher revenue contribution of our online recruitment services, which have lower incremental costs than our other services, reduced campus recruitment service costs and the termination of our print advertising operations in certain cities.

Gross Profit. As a result of the above factors, our gross profit increased by 53.1% to RMB653.7 million (US$103.9 million) in 2011 from RMB427.0 million in 2010. Our gross margin increased to 91.8% in 2011 from 88.4% in 2010, driven primarily by our focus on online recruitment services business, which have lower incremental costs than traditional off-line recruitment services.

Operating Expenses. Our total operating expenses increased by 12.6% from RMB427.1 million in 2010 to RMB481.1 million (US$76.4 million) in 2011, as a result of an increase in our sales and marketing expenses.

•	Sales and Marketing Expenses. Our sales and marketing expenses increased by 19.6% from RMB293.6 million in 2010 to RMB351.0 million (US$55.8 million) in 2011. The increase in our sales expenses was primarily due to higher sales employee compensation, an increase in headcount and an increase in business development and office rental expenses. The increase in our marketing expenses is due to an increase in advertising and promotion expenses. The increase in our online advertising expenses in 2011 was partially offset by a reduction in off-line expenses as compared to those in 2010, when we spent approximately RMB25 million on a television advertising campaign in connection with the FIFA World Cup Tournament. As a percentage of our net revenues, our sales and marketing expenses decreased from 60.8% in 2010 to 49.3% in 2011 as our growth in revenues outpaced our increased expenditures on employee compensation, business expansion and marketing activities. Such significant decrease of sales and marketing expenses as a percentage of our net revenues was one of the primary reasons for our turning to profitability in 2011.

•	General and Administrative Expenses. Our general and administrative expenses decreased by 2.6% from RMB133.5 million in 2010 to RMB130.1 million (US$20.7 million) in 2011. This decrease was primarily due to a decrease in share-based compensation from RMB12.6 million in 2010 to RMB6.3 million (US$1.0 million) in 2011 and, to a lesser extent, decreases in our travel and communications expenses as well as bad debt expenses. Such decreases were partially offset by an increase in payroll expenses arising from higher wages and additional headcounts. As a percentage of net revenues, our general and administrative expenses decreased from 27.7% in 2010 to 18.3% in 2011 due to economies of scale and improvement in our operational efficiency.

Interest income. Our interest income increased from RMB0.7 million in 2010 to RMB8.9 million (US$1.4 million) in 2011, primarily due to higher interest rates and income earned on our investment in principal- protected wealth management products.

Gain from disposal of investment held at cost. In 2011, we had a gain of RMB7.8 million (US$1.2 million) from disposal of investment, which resulted from our disposal of our equity investment in CJOL and Sure Luck.

Income Tax Expenses. We had an income tax expenses of RMB27.3 million (US$4.3 million) in 2011, as compared with an income tax expenses of RMB1.2 million in 2010. Our income tax expenses increased primarily due to an increase in our taxable income. Such increase was partially offset by tax credits of RMB16.7 million (US$2.7 million) arising from our qualification as an HNTE, which contributed to a decrease in our effective tax rate from 81.9% in 2010 to 14.3% in 2011.

Net Income. As a result of the above, we recorded net income of RMB163.7 million (US$26.0 million) in 2011, increasing from RMB0.3 million in 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues. Our total revenues increased by 64.0% from RMB313.1 million in 2009 to RMB513.3 million (US$80.5 million) in 2010. This increase was primarily due to an increase of RMB163.4 million (US$25.6 million) in online recruitment services revenues.

•

Online Recruitment Services Revenues. Our online recruitment services revenues increased by 68.8% from RMB237.3 million in 2009 to RMB400.7 million (US$62.8 million) in 2010. This increase is largely attributable to the recovery of the Chinese economy from the global financial crisis, the ongoing structural shift towards an industry- and service-based economy in China driving demand for online recruitment services, our greater penetration into the markets that we serve and our expansion into new markets. In addition, we continued to expand our unique employer base in 2010, especially among small- and medium-sized enterprises. These factors led to an overall improvement in the number of unique employers using our services. We served 169,066 unique employers in 2010, compared with 103,900 in 2009. Online recruitment services revenues accounted for 78.1% of our total revenues in 2010, as compared with 75.8% of our total revenues in 2009. Consolidation of the online recruitment services industry created a more stable competitive landscape, which has allowed us to maintain stable product pricing. Although we did not increase the overall prices we charged for our online recruitment services in 2010, we were able to sell higher priced products or multiple products in packages to employers we served, particularly in markets in which we held a dominant position.

•	Campus Recruitment Revenues. Our campus recruitment revenues increased by 81.8% from RMB20.9 million in 2009 to RMB38.0 million (US$6.0 million) in 2010. This increase was driven primarily by the increased demand for campus recruitment services due to the economic recovery in China and the expansion of our campus recruitment services into new cities, bringing the total number of cities we served with our campus recruitment services to 76 in 2010. Campus recruitment services revenues accounted for 7.4% of our total revenues in 2010, as compared with 6.7% of our total revenues in 2009.

•	Executive Search Revenues. Our executive search revenues increased by 25.7% from RMB25.0 million in 2009 to RMB31.4 million (US$4.9 million) in 2010, primarily due to the increased market demand arising from economic growth and shortage of skilled and educated labor in China. Executive recruitment services revenues accounted for 6.1% of our total revenues in 2010, as compared with 8.0% of our total revenues in 2009.

•	Print Advertising Services Revenues. Our print advertising services revenues increased by 18.4% from RMB21.0 million in 2009 to RMB24.9 million (US$3.9 million) in 2010, primarily due to the additional demand for print advertisements arising from economic growth in China, as well as increases in the prices we charge for our print advertising services. Print advertising services revenues accounted for 4.8% of our total revenues in 2010, which decreased from 6.7% of our total revenues in 2009. The decrease in print advertising services as a percentage to our total revenues reflected our ongoing business strategy of migrating more of our recruiting services online where incremental costs are relatively lower.

•	Other Human Resources Related Services Revenues. Our other human resources related revenues increased by 107.6% from RMB8.8 million in 2009 to RMB18.3 million (US$2.9 million) in 2010, primarily due to the increased market demand arising from economic growth in China. Other human resources related services revenues accounted for 3.6% of our total revenues in 2010, as compared with 2.8% of our total revenues in 2009.

Business Tax and Related Surcharges. Our business tax and related surcharges increased by 73.9% from RMB17.5 million in 2009 to RMB30.4 million (US$4.8 million) in 2010, primarily due to our increased total revenues. In addition, our average business and related tax rates increased from 5.6% in 2009 to 5.9% in 2010 of total revenues.

Cost of Services. Cost of services increased by 13.4% from RMB49.3 million in 2009 to RMB56.0 million (US$8.8 million) in 2010, primarily due to an increase in data storage costs relating to our online recruitment services and third-party vendor expenses incurred in connection with our campus recruitment business, partially offset by a reduction in training services expenses as a result of our exit from the training services business in the second half of 2009. As a percentage of our net revenues, our cost of services decreased from 16.7% in 2009 to 11.6% in 2010, which was primarily due to our increasing focus on online recruitment services which have significantly lower incremental costs than our other services, and the discontinuation of our print operations in three cities, which have a much lower gross margin than our online recruitment services.

Gross Profit. As a result of the above factors, our gross profit increased by 73.4% to RMB427.0 million (US$66.9 million) in 2010 from RMB246.3 million in 2009. Our gross margin increased to 88.4% in 2010 from

83.3% in 2009, driven primarily by our focus on online recruitment services business, which is characterized by higher margin than traditional off-line recruitment services.

Operating Expenses. Our total operating expenses increased by 32.3% from RMB322.9 million in 2009 to RMB427.1 million (US$67.0 million) in 2010, as a result of increases in our sales and marketing expenses and general and administrative expenses.

•	Sales and Marketing Expenses. Our sales and marketing expenses increased by 26.0% from RMB232.9 million in 2009 to RMB293.6 million (US$46.0 million) in 2010. The increase in sales and marketing expenses was lower than the growth of our revenues in 2010. The increase in our sales expenses was primarily due to higher commissions paid to sales employees as a result of revenue growth and an increase in business development expenses, partially offset by a reduction in sales headcount as a result of the streamlining of our sales organization in late 2009 in response to a slowdown in the Chinese economy. The increase in our advertising expenses is due to online and off-line advertising campaigns to strengthen our brand image among employers and job seekers, and to win additional market share in regions where we already provide services. For example, we spent approximately RMB25 million on a television advertising campaign in 2010 that aired on the CCTV channel in connection with the FIFA World Cup Tournament. As a percentage of our net revenues, our sales and marketing expenses decreased from 78.8% in 2009 to 60.8% in 2010 as our growth in revenues outpaced our increased expenditures on employee compensation, business expansion and marketing activities.

•	General and Administrative Expenses. Our general and administrative expenses increased by 48.4% from RMB90.0 million in 2009 to RMB133.5 million (US$20.9 million) in 2010. This increase was primarily due to an increase of RMB30.1 million (US$4.7 million) in compensation and related expenses paid to general and administrative employees in 2010, including bonus compensation of RMB17.2 million (US$2.7 million) payable as a result of our improved performance, and severance payment and share-based compensation totaling RMB14.6 million (US$2.3 million) related to executives who left our company in 2010. Our 2010 compensation expenses for management and administrative personnel include RMB12.6 million (US$2.0 million) of share-based compensation expenses, compared with RMB3.4 million of share-based compensation expenses in 2009, mainly due to approximately 6.7 million new stock options granted to employees. As a percentage of net revenues, our general and administrative expenses decreased from 30.4% in 2009 to 27.6% in 2010 due to strong revenue growth and improvement in our operating and management efficiency. Excluding the non-recurring termination expenses related to the former executives, our general and administrative expenses were approximately 24% of net revenues in 2010.

Other Expense/Income. Our other expense/income increased from an expense of RMB0.2 million to an income of RMB1.3 million (US$0.2 million), primarily due to a government grant given to us to encourage the advancement of key industries.

Income Tax Expenses. We had an income tax expenses of RMB1.2 million (US$0.2 million) in 2010, compared with an income tax expenses of RMB1.1 million in 2009.

Net Income/Loss. As a result of the above, we recorded net income of RMB0.3 million (US$42,000) in 2010, compared to a net loss of RMB77.3 million in 2009.

Selected Quarterly Results of Operations

The following table sets forth our unaudited consolidated quarterly results of operations for each quarter during the period from January 1, 2010 to March 31, 2012. You should read the following table in conjunction with our audited consolidated financial statements for the years ended December 31, 2009, 2010 and 2011 and the unaudited condensed consolidated financial statements for the three months ended March 31, 2011 and 2012 and the notes included elsewhere in this prospectus. We have prepared this unaudited consolidated quarterly supplemental financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited consolidated financial data includes all normal and recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the quarters presented except as permitted for interim financial statements. Our historic quarterly results presented below are not necessarily indicative of the results for any future quarters or periods.

	For the three months ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
	(in thousands of RMB)
Revenues:
Online recruitment services	72,798	95,849	112,006	120,069	133,614	161,666	165,539	170,537	170,399
Campus recruitment services	4,617	5,847	3,370	24,205	12,397	2,957	6,048	28,199	18,743
Executive search services	7,436	6,498	8,768	8,662	6,074	6,504	9,878	11,681	8,454
Print advertising services	7,427	6,426	5,423	5,594	8,571	5,872	5,056	3,316	4,535
Other human resources related services	3,923	4,653	3,574	6,184	3,131	4,970	3,104	7,435	2,453

Total revenues	96,201	119,273	133,141	164,714	163,787	181,969	189,625	221,168	204,584
Less: Business tax and related surcharges	(5,178)	(6,788)	(8,059)	(10,347)	(9,519)	(10,536)	(11,310)	(12,888)	(12,111)

Net revenues	91,023	112,485	125,082	154,367	154,268	171,433	178,315	208,280	192,473
Cost of services(1)	(11,348)	(12,341)	(10,269)	(21,997)	(16,868)	(11,243)	(12,055)	(18,384)	(18,535)

Gross profit	79,675	100,144	114,813	132,370	137,400	160,190	166,260	189,896	173,938

Operating expenses:
Sales and marketing expenses(1)	(63,362)	(83,703)	(73,654)	(72,871)	(83,710)	(83,903)	(87,316)	(96,094)	(97,729)
General and administrative expenses(1)	(25,039)	(29,373)	(44,112)	(35,022)	(28,840)	(32,538)	(29,883)	(38,807)	(38,664)

Total operating expenses	(88,401)	(113,076)	(117,766)	(107,893)	(112,550)	(116,441)	(117,199)	(134,901)	(136,393)

(Loss)/income from operations	(8,726)	(12,932)	(2,953)	24,477	24,850	43,749	49,061	54,995	37,545
Foreign currency exchange loss	(16)	(101)	(69)	(210)	(62)	(17)	(22)	(15)	(4)
Interest income	14	117	116	461	922	1,831	2,757	3,370	4,338
Gain from disposal of investment held at cost	—	—	—	—	—	7,845	—	—	—
Other income/(expenses), net	—	1,202	(61)	175	12	1,806	23	(137)	(20)

(Loss)/income before income tax expenses	(8,728)	(11,714)	(2,967)	24,903	25,722	55,214	51,819	58,213	41,859
Income tax expenses	(65)	(385)	(128)	(645)	(7,086)	(15,210)	(14,015)	8,994	(6,874)

Net (loss)/income	(8,793)	(12,099)	(3,095)	24,258	18,636	40,004	37,804	67,207	34,985
Income allocated to participating preferred shareholders	—	—	—	(265)	(18,204)	(39,078)	(36,929)	(65,651)	(34,175)

Net (loss)/income attributable to ordinary shareholders	(8,793)	(12,099)	(3,095)	23,993	432	926	875	1,556	810

(1)	Includes share-based compensation expenses as follows:

	For the Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
	(in thousands of RMB)
Allocation of share-based compensation expenses:
Cost of revenues	29	29	13	15	22	18	14	114	119
Sales and marketing expenses	261	276	189	189	149	140	122	368	770
General and administrative expenses	823	832	10,396	546	1,549	1,847	1,296	1,578	1,564

We have experienced continued growth in our quarterly total revenues for the quarters during the period from January 1, 2010 to March 31, 2012. The growth in our quarterly total revenues was primarily attributable to increases in revenues from our online recruitment services. The growth in our quarterly revenues from our online recruitment services was primarily driven by the increase in the number of unique employers, the volume and the mix of services that employers purchase from us and the price we charge for our services.

Seasonal fluctuations and industry cyclicality have affected, and are likely to continue to affect, our online recruitment services and other services. We generally generate less revenues during the national holidays in China due to the slowdown of business during the holidays. In the periods following the Chinese New Year holiday and the National Day holiday in October, we historically experienced an increase in recruitment activity. The Chinese New Year holiday is based on the lunar calendar, varies from year to year and typically lasts for two weeks, which affects our first quarter results and their comparability to financial results of the same quarter in prior years. During seasonal peak periods, demand for recruitment advertising and other human resource related services may or may not rise significantly depending on the needs of employers as well as their perceptions of the job market. We also have observed seasonal campus recruitment activity by employers in the fourth quarter of each year. In addition, employers’ spending in China has historically been cyclical, reflecting the overall economic conditions as well as the demand for human resource services and recruitment patterns of employers. Our rapid growth has lessened the impact of the seasonal fluctuations and industry cyclicality. However, we expect that seasonal fluctuations and industry cyclicality will continue to cause our quarterly and annual operating results to fluctuate. We may experience fluctuations in our quarterly results of operations after this offering, for the reasons given above or other reasons, which may be significant. See “Risk Factors—Risks Related to Our Business and Industry—Our quarterly revenues and operating results may fluctuate, which makes our results of operations difficult to predict and may cause our quarterly results of operations to fall short of expectations.”

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash generated from our operating activities and the proceeds from the private placement of our preferred shares. Our principal uses of cash were for operating activities, primarily employee compensation, advertising expenses and rental expenses. As of March 31, 2012, we had RMB560.6 million (US$89.0 million) in cash and no bank borrowings.

Our revenue collection arrangements provide us with protection from third-party credit risk and improve the predictability of our cash position. We generally receive payments for our major services prior to or soon after we begin to provide such services, although we may offer credit terms to select employers on a case-by-case basis.

We believe that our current and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for at least the next 12 months. We may require additional cash due to unanticipated business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may sell additional equity securities, debt securities or borrow from banks. Currently, we have no plans to seek external funding. Furthermore, cash transfers from our PRC subsidiaries and consolidated affiliated entities to our subsidiaries outside of China are subject to PRC government control of currency conversion. Restrictions on the availability of foreign currency may affect the ability of our PRC subsidiaries and consolidated affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. See “Risk Factors—Risks Related to our Corporate Structure—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may limit the use of the proceeds we receive from this offering for our expansion or operations.”

The following table sets forth a summary of our cash flows for the periods indicated:

	Years ended December 31,				Three months ended March 31,
	2009	2010	2011		2011	2012	2012
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash (used in)/provided by operating activities	(30,953)	152,882	272,934	43,364	67,979	55,783	8,859
Net cash provided by/(used in) investing activities	58,760	(9,160)	11,097	1,764	(3,545)	(8,431)	(1,339)
Net cash used in financing activities	(1,660)	(5,296)	(1,840)	(292)	—	(3,025)	(480)
Effect of change in exchange rate on cash	(272)	(842)	(1,119)	(178)	(194)	(36)	(6)
Net increase in cash	25,875	137,584	281,072	44,658	64,240	44,291	7,034
Cash at beginning of period	71,747	97,622	235,206	37,370	235,206	516,278	81,981
Cash at end of period	97,622	235,206	516,278	82,028	299,446	560,569	89,015

Operating Activities

Net cash used in or provided by operating activities consisted primarily of our net income or loss as adjusted by share-based compensation expenses, depreciation of equipment and other non-cash adjustments, and further adjusted by changes in assets and liabilities, such as advances from customers, accounts receivable and accrued salaries and welfare payable.

Net cash provided by operating activities amounted to RMB55.8 million (US$8.9 million) for the three months ended March 31, 2012, compared to RMB68.0 million for the three months ended March 31, 2011. This decrease was primarily due to higher taxes payment, lower growth in advances from customers, and a reduction of accrued expenses and other liabilities, which was partially offset by an increase in our net income driven by revenue growth and economies of scale. Our net income was RMB35.0 million (US$5.6 million). The key items to reconcile net income to net cash provided by operating activities for the three months ended March 31, 2012 primarily included an add-back of non-cash expenses related to depreciation of property and equipment of RMB3.1 million (US$0.5 million), amortization of intangible assets of RMB0.3 million (US$0.1 million), share-based compensation of RMB2.5 million (US$0.4 million) and provision for allowance of doubtful accounts of RMB56 thousand (US$9 thousand), which was partially offset by deferred tax benefits of RMB1.7 million (US$0.3 million). Additional factors affecting operating cash flow for the three months ended March 31, 2012 included an increase in advances from customers of RMB33.0 million (US$5.2 million), mainly because we usually receive cash upfront from employers for our online recruitment and print advertising services and recognize such advances as revenue over the contract service period and an increase in accrued expenses and other current liabilities of RMB4.1 million (US$0.6 million) partially offset by a decrease in accounts receivable totaling RMB0.8 million (US$0.1 million).

Net cash provided by operating activities amounted to RMB272.9 million (US$43.4 million) in 2011, compared to RMB152.9 million in 2010. This increase was primarily due to the increase in our net income from RMB0.3 million in 2010 to RMB163.7 million (US$26.0 million) in 2011, primarily driven by revenue growth, economies of scale and improved operational efficiency in our online recruitment services. The key items to reconcile net income to net cash provided by operating activities in 2011 included an add-back of non-cash expenses related to depreciation of property and equipment of RMB9.7 million (US$1.5 million), amortization of intangible assets of RMB1.1 million (US$0.2 million), share-based compensation of RMB7.2 million (US$1.1 million) and provision for allowance of doubtful accounts of RMB0.8 million (US$0.1 million), which was partially offset by a gain from disposal of our investment held at cost of RMB7.8 million (US$1.2 million) and deferred tax benefits of RMB6.8 million (US$1.1 million). Additional factors affecting operating cash flow in 2011 included an increase in advances from customers of RMB86.6 million (US$13.8 million), mainly because we usually receive cash upfront from employers for our online recruitment and print advertising services and recognize such advances as revenue over the contract service period, and an increase in taxes payable of RMB8.0 million (US$1.3 million), an increase in salaries and welfare payable of RMB9.3 million (US$1.5 million), an increase in accrued expenses and other current liabilities of RMB9.8 million (US$1.6 million) and a decrease in accounts receivable totaling RMB7.3 million (US$1.2 million), partially offset by an increase of RMB15.7 million (US$2.5 million) in prepayment and other current assets.

Net cash provided by operating activities amounted to RMB152.9 million (US$24.0 million) for the year ended December 31, 2010, compared to RMB31.0 million of cash used in operating activities for the year ended December 31, 2009. Contributing to this shift to positive cash flows from operating activities was a 64.0% increase in total revenues from RMB313.1 million in 2009 to RMB513.3 million (US$80.5 million), attributable mainly to an increase in our online recruitment services revenues due to an increase in the number of unique employers and increased demand for recruitment services, which outpaced our 32.3% increase in operating expenses from RMB322.9 million in 2009 to RMB427.1 million (US$67.0 million) in 2010. As a result, we had net income of RMB0.3 million (US$42,000) in 2010. The key items to reconcile net income to net cash provided by operating activities in 2010 were the adjustment for non-cash charges from operating activities of RMB30.4 million (US$4.8 million), which primarily included depreciation of property and equipment of RMB12.2 million (US$1.9 million) and share-based compensation expenses and award repurchase totaling RMB13.6 million (US$2.1 million). Additional factors affecting operating cash flow included an increase in advances from customers of RMB102.5 million (US$16.1 million), mainly because we usually received cash upfront from employers for our online recruitment and print advertising services and recognize such advances as revenue over the contract service period, which was partially offset by an increase in accounts receivable of RMB12.3 million (US$1.9 million), due to increased outstanding payments resulting from revenue growth in campus recruitment and executive search services.

Net cash used by operating activities in 2009 was RMB31.0 million, primarily attributable to a net loss of RMB77.3 million, compared with our net loss of RMB176.9 million in 2008. The reduction of our net loss was driven primarily by a decrease in operating expenses from RMB383.0 million to RMB322.9, primarily due to a decrease in sales and marketing expenses as we reduced our advertising expenses in the wake of the global financial crisis. The key item to reconcile net loss to net cash used by operating activities was the adjustments of non-cash items of RMB19.9 million, which primarily included depreciation of property and equipment of RMB13.1 million and share-based compensation of RMB4.2 million. Additional factors impacting our operating cash flows included an increase of RMB36.8 million of advances from customers due to an increase in the number of unique employers, an increase of RMB5.2 million in accrued payroll and welfare expenses due to an increase in unpaid bonuses and commissions at year end, and was offset by a decrease in accrued expenses and other current liabilities of RMB16.5 million and a decrease in accounts payable of RMB0.5 million primarily due to settlement of marketing expenses.

Investing Activities

Net cash used in investing activities in the three months ended March 31, 2012 was RMB8.4 million (US$1.3 million), primarily attributable to the purchase of property and equipment, mainly computers, furniture and leasehold improvements for new offices, of RMB7.9 million (US$1.2 million) and purchase of intangible assets of RMB0.6 million (US$91 thousand), partially offset by proceeds from disposal of property and equipment of RMB6.0 thousand (US$1.0 thousand). Net cash used in investing activities in the three months ended March 31, 2011 was RMB3.3 million, primarily due to our purchase of property and equipment.

Net cash provided by investing activities in 2011 was RMB11.1 million (US$1.8 million), primarily attributable to proceeds from the sale of our equity investment in CJOL of RMB26.8 million (US$4.2 million), partially offset by the purchase of property and equipment, mainly computers, furniture and leasehold improvements for new offices, of RMB14.8 million (US$2.4 million) and purchase of intangible assets of RMB1.1 million (US$0.2 million).

Net cash used in investing activities in 2010 was RMB9.2 million (US$1.4 million), primarily attributable to the purchase of property and equipment, mainly computers, furniture and leasehold improvements for new offices, of RMB7.6 million (US$1.2 million).

Net cash provided by investing activities in 2009 was RMB58.8 million, primarily attributable to the maturity of short-term bank deposits of RMB68.3 million, partially offset by the purchase of property and equipment, mainly computers, furniture and leasehold improvements for new offices, of RMB9.9 million.

Financing Activities

Net cash used in financing activities for the three months ended March 31, 2012 was RMB3.0 million (US$0.5 million), primarily attributable to service fees paid related to our intended IPO.

Net cash used in financing activities in 2011 was RMB1.8 million (US$0.3 million), primarily attributable to the payment of service fees paid related to our intended IPO.

Net cash used in financing activities in 2010 was RMB5.3 million (US$0.8 million), primarily attributable to the repurchase of share options.

Net cash used in financing activities in 2009 was RMB1.7 million, primarily attributable to a share repurchase.

Capital Expenditures

Our capital expenditures were RMB10.2 million, RMB9.4 million and RMB16.0 million (US$2.5 million) for the years ended December 31, 2009, 2010 and 2011 and RMB8.4 million (US$1.3 million) for the three months ended March 31, 2012, respectively, primarily related to our purchase of computers, software and other electronic equipment. We currently do not have any commitment for capital expenditures or other cash requirements other than those in our ordinary course of business.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2011:

	Payment Due By
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands of RMB)
Advertising fees(1)	14,703	14,703	—	—	—
Operating leases(2)	45,745	23,345	22,386	14	—

Total	60,448	38,048	22,386	14	—

(1)	Advertising fees are related to non-cancelable advertising service contracts with our advertising suppliers.
(2)	Operating lease obligations are primarily related to the lease of office space. These leases have terms of one to five years and are renewable upon further negotiation.

Rental expenses for the years ended December 31, 2009, 2010 and 2011 were RMB27.4 million, RMB24.2 million and RMB28.2 million (US$4.5 million), respectively.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for March 2010, 2011 and 2012 were increases of 2.4%, 5.4% and 3.6%, respectively. Although we have not been materially affected by inflation to date, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China. For example, certain operating costs and expenses, such as personnel expenses, real estate leasing expenses, travel expenses and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposures to higher inflation in China.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations primarily through our PRC subsidiaries, our joint venture and our consolidated affiliated entities in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon direct and indirect dividends paid by our subsidiaries, joint venture and consolidated affiliated entities. If any of our subsidiaries, joint venture or consolidated affiliated entities or any newly formed subsidiaries, our joint venture or its subsidiary or consolidated affiliated entities incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our PRC subsidiaries, joint venture and its subsidiary and consolidated entities are permitted to pay dividends only out of their respective retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, our PRC subsidiaries, joint venture, consolidated affiliated entities and their subsidiaries are required to set aside a portion of their respective after-tax profits each year to fund a statutory reserve and to further set aside a portion of their respective after-tax profits to fund the employee welfare fund at the discretion of the board of directors or the enterprise itself. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of these subsidiaries, joint venture or its subsidiary or consolidated affiliated entities, as applicable.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

We earn all of our revenues and incur most of our expenses in Renminbi, and substantially all of our sales contracts are denominated in Renminbi. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and the Renminbi because the value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$         million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and assuming no exercise by the underwriters of their over-allotment option, based upon an assumed initial offering price of US$         per ADS, which is the midpoint of the estimated range of the initial public offering price. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the Renminbi against the U.S. dollar from a rate of RMB to US$1.00 as at to a rate of RMB to US$1.00, will result in a decrease of RMB         million (US$         million) of the net proceeds from this offering. Conversely, a 10% depreciation of the Renminbi against the U.S. dollar, from a rate of RMB to US$1.00 to a rate of RMB         to US$1.00, will result in an increase of RMB         million (US$         million) of the net proceeds from this offering.

Interest Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits or short-term wealth management products. We have not used derivative financial instruments in our investment portfolio. Interest earning instruments carry a degree of interest rate risk. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income and interest expenses may fluctuate due to changes in market interest rates.

Recently Issued Accounting Standards

In October 2009, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update, or ASU, ASU 2009-13, Revenue Recognition with Multiple Deliverables. The fair value requirements of the then-existing accounting guidance were modified by allowing the use of the “best estimate of selling price” in addition to vendor specific objective evidence and third-party evidence for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when vendor specific objective evidence or third-party evidence of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration was no longer permitted. This update also required expanded qualitative and quantitative disclosure, and was effective for fiscal years beginning on or after June 15, 2010 with early adoption permitted. The Group has elected to early adoption of this guidance and has applied this guidance to all applicable revenue arrangements for all periods presented in the financial statements in this prospectus.

In December 2009, the FASB issued ASU 2009-17, Consolidation—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. The amendment in this accounting standards update replaced the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a VIE with an approach focused on identifying which reporting entity has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and has (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. The amendments in this update also required additional disclosures about a reporting entity’s involvement in consolidated affiliated entities. The amendments were effective on January 1, 2010, and did not have a material effect on our financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. This ASU amends ASC 820 to require a number of additional disclosures regarding (i) the different classes of assets and liabilities measured at fair value, (ii) the valuation techniques and inputs used, (iii) the activity in Level 3 fair value measurements and (iv) the transfers between Levels 1, 2 and 3. The new disclosures and clarifications of existing disclosures were effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures were effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on our consolidated financial statements.

In February 2010, FASB issued ASU 2010-09, Subsequent Events—Amendments to Certain Recognition and Disclosure Requirements. The ASU amended the guidance on subsequent events in the FASB Accounting Standards Codification to address potential conflicts with current SEC guidance and other issues that were brought to the FASB’s attention through the comment letter process. As a result of the amended guidance, (1) SEC filers must still evaluate subsequent events through the issuance date of their financial statements, although they are not required to disclose the date in their financial statements, (2) an entity that is a conduit bond obligor for conduit debt securities that are traded in a public market (i.e. over-the-counter market) must evaluate subsequent events through the date of issuance of its financial statements and must disclose that date and (3) all other entities will continue evaluating subsequent events through the date the financial statements are available to be issued and must disclose that date in their financial statements. In addition, the scope of the disclosure requirements for reissued financial statements was refined to apply only to “revised” financial statements. For entities, other than conduit bond obligors, the provisions of the ASU were effective upon issuance. Conduit bond obligors are required to apply the ASU’s requirements in the fiscal periods ending after June 15, 2010. The adoption of this standard did not have a material effect on the Group’s consolidated financial statements.

In April 2010, the FASB issued ASU 2010-13, Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades, which updates the guidance in ASC 718, Compensation—Stock Compensation, to clarify that share-based payment awards with an exercise price denominated in the currency of a market in which a substantial portion of the underlying equity security trades should not be considered to meet the criteria requiring classification as a liability. The updated guidance was effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Early adoption is permitted. The adoption of ASU 2010-13 did not have a material effect on the Group’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The amendment required entities to provide a greater level of disaggregated information about the credit quality of its financing receivables and its allowance for credit losses. In addition, it requires disclosure of credit quality indicators, past due information, and modifications of its financing receivables. For public entities, the disclosures were effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period were effective for interim and annual reporting periods beginning on or after December 15, 2010. For non-public entities, the disclosures were effective for annual reporting periods ending on or after December 15, 2011. As we do not have financing receivables as defined in the standard, this amendment did not have any impact on our financial position, results of operations or cash flows.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amended the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For public entities, the amendments were effective prospectively during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments were effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. This amendment did not have any impact on our financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income. The standard requires other comprehensive income be presented as part of a single continuous statement of comprehensive income or in a statement of other comprehensive income immediately following the statement of operations. Reclassification adjustments from other comprehensive income to net income must be presented on the face of the financial statements. This standard is required to be retrospectively applied to all reporting periods presented in financial reports issued after the effective date. The new accounting guidance was effective for interim and annual periods after December 15, 2011 for public entities, and for interim and annual reporting periods after December 15, 2012 for nonpublic entities. The Group provided the required financial reporting presentation upon the effective date of this standard. The adoption of this guidance changed the presentation of the Group’s financial statement but did not affect the calculation of net income, comprehensive income or earnings per share.

In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. Under this amendment, entities are still required to adopt either the single continuous statement or the two-statement approach required by the new standard on presentation of comprehensive income, but would continue to report reclassification out of accumulated other comprehensive income, as consistent with presentation requirements in effect prior to ASU 2011-05. The amendments in ASU 2011-12 were effective the same time ASU 2011-05 became effective. The Group provided the required financial reporting presentation upon the effective date of ASU 2011-05 and ASU 2011-12. The adoption of this standard changed the presentation of the Group’s financial statements but did not affect the calculation of net income, comprehensive income or earnings per share.

INDUSTRY OVERVIEW

The recruitment services industry in China has experienced significant growth, driven primarily by favorable macroeconomic factors, including strong economic growth, continuing urbanization, a structural shift towards an industry- and service-based economy and a shortage of skilled and educated labor. With China’s economy becoming more market-oriented and competitive, employers are increasingly recognizing the need to improve their effectiveness in attracting skilled employees, driving the demand for recruitment services.

Traditionally, off-line recruitment services, such as job fairs and print advertising, were the main recruiting channels in China. However, the online recruitment market has grown significantly as a result of (i) the continued increase in internet penetration in China, (ii) the unique advantages of online recruitment over off-line recruitment that better address the evolving and increasingly sophisticated needs of both job seekers and employers and (iii) growing acceptance of using online recruitment services among job seekers and employers in China.

As internet usage in China continues to increase, a larger number of employers are expected to use professional online recruitment services that are national as well as local in scope, such as those we provide, to address their growing recruitment needs. As a leading player in the online recruitment services industry in China with a long history, established brand and scale, we believe we are well-positioned to capture the significant growth opportunities in this market.

MACROECONOMIC DRIVERS FOR THE RECRUITMENT SERVICES INDUSTRY IN CHINA

Strong Economic Growth

The Chinese economy has been growing rapidly since the Chinese government adopted its “Open Door Policy” in 1978. In 2010, the country’s GDP reached US$5.9 trillion, becoming the second largest economy in the world. In addition, China’s entry into the World Trade Organization in 2001 has led to increased market liberalization. As a result of these factors, there has been a significant increase in the number of multinational corporations located in China. The number of small- and medium-sized enterprises, which contributed 60% of China’s GDP in 2010, has also increased rapidly from 48 million in 2008 to 55 million in 2010, according to the iResearch Survey. The proliferation of multinational corporations and small- and medium-sized enterprises has led to increased competition, driving the demand for talent and therefore recruitment services.

China’s economy continues to grow rapidly

	2003	2004	2005	2006	2007	2008	2009	2010	2011E	2012E	2013E
China GDP (US$ in billion)	1,641	1,932	2,257	2,713	3,494	4,520	4,991	5,878	6,988	7,744	8,609
China real GDP growth (%)	10.0%	10.1%	11.3%	12.7%	14.2%	9.6%	9.2%	10.3%	9.5%	9.0%	9.5%
China GDP per capita (US$)	1,270	1,486	1,726	2,064	2,645	3,404	3,739	4,382	5,184	5,716	6,323
US GDP (US$ in billion)	11,142	11,853	12,623	13,377	14,029	14,292	13,939	14,527	15,065	15,495	15,991
US real GDP growth (%)	2.5%	3.5%	3.1%	2.7%	1.9%	(0.3%)	(3.5%)	3.0%	1.5%	1.8%	2.5%
US GDP per capita (US$)	38,325	40,401	42,629	44,750	46,467	46,901	45,348	46,860	48,147	49,055	50,144

Source:	International Monetary Fund, World Economic Outlook Database 2011

Continuing Urbanization

As the Chinese economy has grown, the country’s large labor force has migrated from rural to urban areas due to employer demand. According to the National Bureau of Statistics in China, the urbanization rate increased from 19% in 1980 to 50% in 2010. This is still relatively low compared to developed countries such as the U.S., where the urbanization rate is over 80%. We believe this growing skilled and urbanized labor force will continue to drive the number of job seekers and employers using recruitment services.

Increasing urbanization in China

	2004	2005	2006	2007	2008	2009	2010
Urban population (in millions)	542.8	562.1	577.1	593.8	606.7	621.9	665.6
Total population (in millions)	1,299.9	1,307.6	1,314.5	1,321.3	1,328.0	1,334.7	1,339.7
Urbanization rate (%)	41.8%	43.0%	43.9%	44.9%	45.7%	46.6%	49.7%
Per capita disposable income of urban households (RMB)	9,422	10,493	11,760	13,786	15,781	17,175	19,109

Source:	National Bureau of Statistics of China, 2010 and 2011

Structural Shift towards an Industry- and Service-Based Economy

Over the last 30 years, China’s GDP composition has undergone a structural shift, with the industry and service sectors accounting for 90% of GDP in 2010 versus 70% in 1980. Because the industry and services sectors require better educated workers with more specialized skills than the agriculture sector, demand for recruitment services is also expected to rise significantly.

China’s shift towards an industry- and service-based economy

Source:	National Bureau of Statistics of China, 2010 and 2011

Shortage of Skilled and Educated Labor Force

According to the Ministry of Human Resources and Social Security of China, the ratio of job vacancies to available workers rose from 0.71 in 2001 to 1.01 in 2010, suggesting that the supply of labor is falling short of demand by employers. With China’s strong economic growth, continuing urbanization and structural shift towards an industry- and service-based economy, there is increasing competition for talent. Furthermore, we believe that younger people in China, who are generally better educated, change jobs more frequently than the older generations. These factors contribute to increased demand for recruitment services.

ONLINE RECRUITMENT SERVICES INDUSTRY IN CHINA

Continued Increase in Internet Penetration in China

The online recruitment industry is benefiting from the increasing popularity of internet-based services in China. This, in turn, is driven by increasing internet penetration, which is estimated to grow from 34% in 2010 to 54% in 2014, according to the iResearch Survey. With the world’s largest internet population of 457 million in 2010, China is still expected to see its internet user number increase further to 733 million by 2014, according to the iResearch Survey.

Strong growth in internet penetration in China

Source:	The iResearch Survey, 2011

Internet penetration is highly uneven across China. For example, half of the top 20 cities or provinces in terms of internet penetration in 2010 have a penetration rate at or below 35%. This suggests that penetration rates in the third- and fourth-tier cities, where there are a large number of small- and medium-sized enterprises, are even lower, implying significant growth potential for internet services, though such growth may take some time to realize because third- and fourth-tier cities and their households need time and funds to improve their internet infrastructure and expand home computer and internet availability.

China’s top 20 cities / provinces by internet penetration

Source:	Chinese Internet Network Infrastructure Center, 2011

Unique Advantages of Online Recruitment over Off-line Recruitment

Online recruitment has gained, and is expected to continue to gain, popularity over off-line recruitment, because it offers a number of unique advantages that better address the evolving and increasingly sophisticated needs of both job seekers and employers:

Benefits to job seekers	Benefits to employers

•     Greater convenience and ease-of-use

•     Ability to quickly and efficiently apply for jobs

•     Greater functionality in searching for jobs (by location, industry or keyword, etc.)

•     Greater number of job listings available from a single source

•     More detailed information displayed in individual job listings

•     Quick links to company websites and other information sources

•     Proactive e-mail notification services

•     Easy to receive relevant job posting information, even when not actively looking for jobs

•     Fast, direct candidate applications

•     More flexibility and cost effectiveness than off-line channels

•     Reduces the administrative costs of attracting and processing candidate applications

•     Fewer timing, space and graphic restrictions in listing job information

•     Shorter recruitment cycles

•     Much wider audience reach

•     Access to resume database for candidate search and ability to more accurately identify right candidates

•     Availability of online tools that pre-screen candidates and streamline the application process

In conclusion, online recruitment services offer significant benefits to both job seekers and employers over off-line recruitment services in terms of convenience, ease-of-use, speed, cost and reach.

Growing Acceptance of Using Online Recruitment among Job Seekers and Employers in China

Due to the advantages listed above, the internet has gained wide acceptance among job seekers and employers in China in recent years. According to the iResearch Survey, the number of job seekers who utilize online recruitment services in China is expected to increase from 65 million in 2009 to 119 million in 2014. Similarly, the number of employers who utilize online recruitment services is expected to increase from 0.8 million in 2009 to 2.1 million in 2014. Furthermore, we believe that job seekers and employers who have tried online recruitment services are also shifting away from off-line media to the internet for their recruitment needs.

Strong growth in job seekers utilizing online recruitment services	Strong growth in employers utilizing online recruitment services
Source: The iResearch Survey, 2011	Source: The iResearch Survey, 2011

As a result of the factors above, China’s online recruitment spending, which comprises the total spending by enterprises and individuals on online recruitment services and excludes spending on offline recruitment services, such as recruitment through newspapers and headhunting as well as training and recruitment events, is expected to increase from RMB1.1 billion in 2008 to RMB4.5 billion in 2014, representing a CAGR of 26.4%, according to iResearch.

Significant growth in China’s online recruitment services market

Source:	iResearch, 2011

COMPETITIVE LANDSCAPE OF ONLINE RECRUITMENT SERVICES IN CHINA

China’s online recruitment services industry has undergone market share consolidation in recent years, with the top two companies today having gained market share from other companies. According to the iResearch Survey, the combined market share of the top two companies in terms of revenues increased from 47.7% in 2009 to 55.4% in 2010.

Online recruitment services market is increasingly dominated by the top two companies

	Market share (revenues)			Change in market share from 2008 to 2010
	2008	2009	2010
51job	28.4%	27.7%	31.9%	+ 3.5 percentage points
Zhaopin	17.3%	20.0%	23.5%	+ 6.2 percentage points
ChinaHR	23.6%	16.9%	15.6%	- 8.0 percentage points
Others	30.7%	35.4%	29.0%	- 1.7 percentage points

Source:	The iResearch Survey, 2011

The top two companies also enjoy a significant lead in terms of various other metrics, as shown in the table below, according to the iResearch Survey.

	Most frequently used job-search website in 2010	Most trustworthy information	Most professional recruitment services	Most able to satisfy job seekers’ needs
51job	28.7%	30.3%	31.7%	31.6%
Zhaopin	24.2%	29.9%	29.2%	25.7%
ChinaHR	7.3%	11.7%	12.3%	10.4%
Company 4	3.7%	5.5%	3.3%	6.4%
Company 5	3.3%	3.4%	3.2%	4.5%
Others	32.8%	19.1%	20.4%	21.5%

Source:	The iResearch Survey, 2011

Note:	“Company 4” and “Company 5” represent different companies for each metric. They are rated for each metric on an individual basis.

In recent years, a number of internet companies in China began to offer online recruitment services in addition to their existing core services. These include social networking services websites, classified advertisement websites and search engines. Despite their entry into the market, it is expected that companies with a dedicated focus on providing online recruitment services, a long history, established brand and scale are significantly better positioned to serve and attract both job seekers and employers.

BUSINESS

Overview

We are a leading and fast-growing online recruitment services provider in China. We were China’s second largest online recruitment services provider in terms of revenues in 2010 and achieved the fastest growth among major industry participants as measured by market share in terms of revenues from 2008 to 2010, according to the iResearch Survey. Our market share in terms of revenues in China’s online recruitment services market increased from 17.3% in 2008 to 20.0% in 2009 and to 23.5% in 2010, according to the iResearch Survey.

Since our inception in 1994, we have capitalized on our early-mover advantage to build a leading online recruitment services brand in China. Our “Zhaopin” (“ ”) brand, which means “hire” or “recruit” in Chinese, has contributed to our success and rapid growth. In 2010, we were ranked second in the iResearch Survey in the following categories: “most frequently used job-search website,” “most trustworthy information,” “most professional recruitment services” and “most able to satisfy job seekers’ needs” in China. In a number of regions, such as the northern, northeastern and central parts of China, our website is the most frequently used job-search website, according to the iResearch Survey.

Leveraging our strong brand and long history in online recruitment services, we have established a large and active online employment marketplace that connects job seekers and employers. The quality and quantity of the job seekers and resumes in our marketplace attract an increasing number of employers to utilize our services. This in turn leads to more job seekers turning to us as their primary job-search channel, creating strong network effects and significant entry barriers for potential competitors.

Benefiting from our strong brand and leading market position as well as our focus on online recruitment services, we have achieved significant growth in our operations in recent years, as highlighted by the following data:

•	Approximately 7.2 million job postings were placed on our website by 207,562 unique employers in 2011, representing increases of 135.2% and 99.8%, respectively, from 2009;

•	Approximately 38.9 million completed resumes were available in our database as of March 31, 2012, representing an increase of 87.9% from December 31, 2009;

•	One completed resume was added to our database approximately every 3.7 seconds on average in 2011, as compared to every 4.5 seconds in 2009;

•	We had approximately 53.5 million registered users as of March 31, 2012, representing an increase of 91.0% from December 31, 2009;

•	Our website had approximately 1.3 million daily unique visitors on average in 2011, representing an increase of 74.1% from 2009; and

•	We maintain extensive local sales and service capabilities with more than 1,700 sales and account management representatives, located in our 28 regional offices across China and our call center in Beijing, in each case as of March 31, 2012.

We provide a broad range of recruitment and recruitment-related services, including online recruitment services, campus recruitment, executive search, print advertising and other human resources related services. Through our zhaopin.com website, we deliver our online recruitment services, including recruitment advertisements, resume download services and recruiting companion services. Our campus recruitment services are provided to employers seeking to recruit college and university students and involve selecting campuses, organizing recruiting events, collecting and managing resumes and conducting interviews and assessment tests with potential candidates. Our executive search services are typically offered to employers seeking to fill mid-level professional, managerial and junior executive positions. We also publish city-specific job openings in our

Zhilian Zhaopin Weekly and Zhilian Zhaopin Special, which are distributed as inserts in local newspapers. Our other human resources related services include candidate assessment tests and other value-added services. Our customers include multinational corporations, small- and medium-sized private businesses, state-owned enterprises, government agencies and educational institutions in China.

We focus primarily on providing online recruitment services, which are highly scalable and have faster growth and higher gross margin than traditional off-line recruitment services. Revenues from our online recruitment services accounted for 75.8%, 78.1% and 83.5% of our total revenues in 2009, 2010 and 2011, respectively, and have increased at a compound annual growth rate, or CAGR, of 63.1% over this period. For the three months ended March 31, 2012, our online recruitment services revenues accounted for 83.3% of our total revenues. As a result of the increasing contribution from our online business, our overall gross margin increased from 83.3% in 2009 to 88.4% in 2010, and to 91.8% in 2011, and from 89.1% for the first three months of 2011 to 90.4% for the first three months of 2012.

We have experienced significant increases in revenues in recent years. Our total revenues increased from RMB313.1 million in 2009 to RMB513.3 million in 2010 and to RMB756.5 million (US$120.2 million) in 2011, representing a CAGR of 55.5%. Our total revenues for the first three months of 2012 were RMB204.6 million (US$32.5 million), a 24.9% increase from our total revenues of RMB163.8 million for the first three months of 2011. We recorded net income of RMB163.7 million (US$26.0 million) in 2011, as compared to net income of RMB0.3 million in 2010 and, net losses of RMB77.3 million in 2009. Our net income for the first three months of 2012 was RMB35.0 million (US$5.6 million), an 87.7% increase from RMB18.6 million in the same period in 2011. The net loss or income amounts include the impact of non-cash charges associated with share-based compensation expenses in an aggregate amount of RMB4.2 million in 2009, RMB13.6 million in 2010, RMB7.2 million (US$1.1 million) in 2011 and RMB2.5 million (US$0.4 million) for the first three months of 2012.

Our Strengths

We are a leading and fast-growing online recruitment services provider in China and operate the most popular job website in some of the markets that we serve. We believe the following competitive strengths have contributed to our success:

Leading and dedicated online recruitment services provider in China with rapid growth and strong network effects

We were China’s second largest online recruitment services provider in terms of revenues in 2010 and achieved the fastest growth among the major industry participants in China as measured by market share in terms of revenues from 2008 to 2010, according to the iResearch Survey. We increased our market share in terms of revenues from 17.3% in 2008 to 20.0% in 2009 and 23.5% in 2010 in China’s fast-growing online recruitment services market, which grew at a CAGR of 24.3% over the same period, according to the iResearch Survey.

Our “Zhaopin” brand and our large online marketplace that matches employers with job seekers have contributed to our success and rapid growth. In 2010, we were ranked second in the iResearch Survey in the following categories: “most frequently used job-search website,” “most trustworthy information,” “most professional recruitment services” and “most able to satisfy job seekers’ needs” in China. In a number of regions, including the northern, northeastern and central parts of China, our website is the most frequently used job-search website, according to the iResearch Survey.

For the year ended December 31, 2011, we had 7.2 million job postings by 207,562 unique employers on our website, representing increases of 135.2% and 99.8%, respectively, from the year ended December 31, 2009. Our website had approximately 1.3 million daily unique visitors on average in 2011, representing an increase of 74.1% from 2009. We had approximately 53.5 million registered users as of March 31, 2012, representing an increase of 91.0% from December 31, 2009. As of March 31, 2012, approximately 38.9 million completed resumes were available in our database. In 2011, one completed resume was added to our database approximately every 3.7 seconds on average, as compared to every 4.5 seconds in 2009. The quantity and quality of job postings in our online marketplace attract more job seekers to submit their resumes to us, which in turn leads to more employers placing more job postings on our website. This creates a strong network effect and drives our scale and growth and creates barriers to entry.

As a result of our strong focus on providing online recruitment services, our revenues from this business increased rapidly from RMB237.3 million in 2009 to RMB400.7 million in 2010 and to RMB631.4 million (US$100.3 million) in 2011, representing a CAGR of 63.1%.

Scalable business model with high operating and capital efficiency

Our strong focus on an online business model enables us to expand quickly with high operating and capital efficiency. Unlike the traditional off-line recruitment services, which are subject to various physical constraints and large fixed costs, the online model enjoys significant scalability. Employers and job seekers can add job postings and resumes to our website conveniently on a “self-service” basis, unlike traditional off-line recruitment businesses, which eliminates the need for manual processing and lowers the incremental costs of adding new employers and attracting job seekers. Our proprietary technology platform enables us to quickly expand our online service offerings and add new features and functionality to our website in response to business needs and evolving user requirements without incurring significant additional costs or capital expenditures.

As our online recruitment business accounted for an increasing share of our overall business, contributing 75.8%, 78.1% and 83.5% of our total revenues in 2009, 2010 and 2011, respectively, our overall gross margin also rose from 83.3% to 88.4% and to 91.8% in 2009, 2010 and 2011, respectively. Furthermore, despite the significant increase in our total revenues as a result of our established market position and strong brand affinity, our capital expenditures as a percentage of net revenues amounted to 3.4%, 1.9% and 2.2% in 2009, 2010 and 2011, respectively.

Localized sales and service teams with deep human resources expertise and a nationwide footprint

Our growth is supported by our large sales and service team, which has specialized human resources expertise, local market knowledge and deep understanding of industry verticals. As of March 31, 2012, we employed more than 1,700 sales and account management representatives located in our 28 regional offices across China and our call center in Beijing. In addition, we have a call center in Beijing to acquire or serve employers located in cities where we do not have an office. Our nationwide sales footprint enables us to develop business relationships with key large- and medium-sized customers in targeted local markets and better understand their needs.

We have a particularly strong presence in certain industry verticals, such as the real estate, financial services, automotive, education and training and information technology industries. In addition, we also train our sales and service representatives to specialize in serving either large employers or small- to medium-sized enterprises, or alternatively, sectors with high recruitment demands. This enables our sales and service representatives to better understand and serve each employer’s needs. We have also adopted a merit-based compensation system to provide incentives for our sales team to deliver excellent performance.

Highly experienced management team backed by a strategic investor with deep industry experience

We benefit from the leadership of a management team with rich operational experience and strong execution capabilities. Our senior managers have extensive knowledge of China’s recruitment market and local business practices, and substantial experience in international companies. Furthermore, we receive strong support from SEEK, Australia and New Zealand’s number one job-search website, which also has substantial investments in online recruitment services companies in many regions and countries across South East Asia, Mexico and Brazil. SEEK provides guidance through our board of directors and shares with us its best practices and business strategy, product development, sales and marketing and its general experience in growing online recruitment businesses.

Our Strategies

The Chinese economy, which has become the second largest in the world and is still growing faster than most major economies, has created an increasing demand for high-quality labor. At the same time, increased internet penetration has also made online recruitment services an effective and acceptable solution for employers’ and job seekers’ recruitment needs. Our near-term goal is to continue to grow rapidly and profitably and gain more market share, and we aspire to become the leading online recruitment services provider in China in the future. To achieve our goal, we plan to pursue the following strategies:

Expand our market share by increasing the number of unique employers and job postings and capturing a larger share of employers’ recruitment budgets

We plan to continue to increase our market share by increasing our number of unique employers and job postings and capturing a larger share of employers’ recruitment budgets. We intend to implement the following strategies to achieve this goal:

•	Geographic expansion. We plan to expand our service offerings to more cities in China especially those third- and fourth-tier cities where we believe there are significant growth opportunities. Leveraging our experience and success in growing the number of unique employers from 103,900 in 2009 to 207,562 in 2011, we had generated much of our growth in second-tier cities. We believe we are well-positioned to penetrate into third- and fourth-tier cities, due to our past experience in penetrating new markets. Also, we will utilize our call center in Beijing to promote sales of our services in markets where we do not have an office.

•	Market segmentation. We intend to identify specific underserved industry verticals that offer attractive business opportunities and build specialized solutions to serve them. We believe that this will allow job seekers to find jobs in the industry vertical of their choice and employers to attract candidates with relevant expertise.

•	Cross-selling and up-selling to employers. We plan to continue to actively promote our suite of services and leverage our existing customer relationships to sell additional services or high-value services to customers. For instance, we will continue to actively promote our campus recruitment and other value-added services to our existing customers. We also encourage our new customers, who often initially only purchase basic services, to use our high-value services or extend the length of service contracts.

Attract and retain job seekers using our website through continued investment in our brand and marketing initiatives

We intend for zhaopin.com to become the destination of choice for job seekers in China. Attracting and retaining job seekers is essential to attracting employers, which account for almost all of our revenues. We believe that one key driver in attracting job seekers is brand awareness. We plan to improve our brand awareness through targeted marketing campaigns. To this end, we will continue to sponsor career shows on television to increase our credibility and use outdoor display advertisements to increase our brand awareness. We also plan to continue to market our services on internet search engines and portals. In addition, we will continue to diversify our online traffic channels by marketing through micro-blogs and desktop software. We will continue to strategically explore other marketing channels so that we can reach the largest number of high-quality job seekers. In addition, we plan to strengthen our service offerings to students, who are likely the first-time users of recruitment services. We believe job seekers have a high loyalty towards the job search website they used first.

Continue to build loyalty from employers and job seekers by further enhancing user experience

We plan to continue to differentiate our products and services by pursuing the following strategies:

•	Optimizing the algorithms and technology that match job seekers with employers. In order to optimize job matching, we plan to broaden the number of parameters used for job searching and candidate selection and improve the algorithms that utilize these parameters. In particular, we aim to improve the matching of more specialized jobs with candidates who have the specific skills and experience.

•	Improving the user-friendliness and functionality of our website. In order to improve the user-friendliness and functionality of our website, we continually monitor feedback and implement enhancements. For example, we recently added new functions to our website, such as tracking resume viewing and downloading history, job recommendations by search behavior and job recommendations by location. We intend to continue to improve our website and make our website easy and simple for both employers and job seekers to use by rolling out innovative new features and tools. By improving the user experience, we will further build brand loyalty and increase repeat usage of our website. We seek to become a long-time partner for job seekers, helping them manage their careers rather than just helping them find a job.

Explore new service delivery channels and expand our service offerings

We are exploring new service delivery channels, such as mobile internet and social networking, to supplement our current service delivery platform. We plan to develop mobile device applications in order to enhance the job search experience. We believe these applications will extend our ability to reach more users and make the job search process easier and more efficient.

Our Services for Employers

By leveraging our large and fast-growing job seeker base, we provide a broad range of products and services for employers.

Online Recruitment Services

Our online recruitment services are delivered through our zhaopin.com website and primarily include recruitment advertisements, such as display and classified advertisements, resume download services and other online recruitment services.

•	Display Advertisements. Our display advertisements are primarily delivered in different sizes of graphic banners, buttons and text links on our home page or on pages within certain channels, which represent particular cities and industries. Display advertisements are often used by employers to promote their brand recognition among job seekers and post job openings. Employers enter into contracts with us for display advertisements, the price of which are based on the applicable display period, which typically ranges from one week to three months, the size of the advertisements and the location where the advertisements are displayed.

•	Classified Advertisements. We classify job openings into different categories, such as by job location, title, or industry. Job seekers can browse for job openings within these classifications or search for job openings by keywords. As with display advertisements, employers enter into contracts with us to post job openings.

•	Resume Download. Employers and recruitment agencies may search our large resume database and download those resumes they are interested in for further evaluation and contact.

•

Zhilian iPin is an online recruitment platform through which employers may register with us and post job openings for a one-time fee. After we review and approve the job postings, job seekers may send their resumes directly to employers via our Zhilian iPin platform. As compared to our other products, our Zhilian iPin services are generally lower priced and often used by small- to medium-sized enterprises.

Most employers purchase our products and services in packages, which have contributed to a large portion of our revenues to date. Employers can access our display advertisement services through our Recruiter’s Desk platform and use our human resources tools. Recruiter’s Desk is our recruitment management software, which allows employers to post job openings online, search our resume database, update recruitment advertisements, select and track resumes and otherwise manage the recruitment process with the assistance of human resources tools. Our Recruiter’s Desk platform comes in both comprehensive and simplified versions. In addition, we provide Recruiting Companion, a value-added service that includes resume screening, interviews, recruitment analysis and strategy, online and off-line job postings, detailed day-to-day execution of recruitment plans and candidate recruitment on behalf of employers.

Our contract terms typically require employers to pay us the full price for all services purchased within five days of entering into a contract for online recruitment services, although we may offer credit terms to selected employers on a case-by-case basis.

Campus Recruitment Services

We provide campus recruitment services to employers seeking to recruit college and university students, including selecting campuses, organizing recruiting events, collecting and managing resumes and conducting interviews and assessment tests with potential candidates. Employers purchase our campus recruitment services through contracts. Our contracts typically require employers to make down payments upon signing the contract and to make the remaining payment when we complete the campus recruitment activities within a specified period. To provide campus recruitment services, we rely on third-party vendors for some services, such as poster design and printing, site rental, student interviews and examination, on a contractual basis. Costs of these third-party services vary from city to city and from employer to employer, due to differing employer requirements, our purchasing power and other conditions.

Executive Search

Our executive search services are conducted under our “Alliance” brand, one of the earliest executive search brands in China, and are typically offered to employers seeking to fill mid-level professional, managerial and junior executive positions. As of March 31, 2012, we had 143 full-time headhunting consultants located in 14 cities across China, with a strong presence in Beijing and Shanghai. Our fees are typically 20% to 30% of a candidate’s annual compensation. We also provide executive search on a retainer basis. In the event that a candidate resigns or is terminated prior to the end of the contractual probation period, which is typically 90 days, we are usually obligated to search for a replacement at no additional fee until achieving successful employment beyond the probation period. Over the years, we have developed our own resume and job opening database for our executive search services. Unlike the database for our online recruitment services, job openings in our executive search database are not available to the general public and resumes in our executive search database are not available for employers to download.

Print Advertising Services

We publish city-specific job openings in our Zhilian Zhaopin Weekly and Zhilian Zhaopin Special, which are distributed as an insert in local newspapers. In recent years, we have significantly downsized our print advertising services in order to focus on our online recruitment business. Our Zhilian Zhaopin Weekly is currently published in Harbin and Nanjing and our Zhilian Zhaopin Special is currently published in Shenyang and Tianjin. We typically require employers to pay us the full price for all services purchased within 30 days of entering into contract for print advertising services.

Other Human Resources Related Services

We also provide value-added recruitment services to employers, including:

•	Assessment Tests. We provide various assessment tests to assist employers in evaluating the personality and capabilities of job candidates and existing employees.

•	Publication. We make available to human resources professionals an internal publication, “Chief Human Resources Officer,” in Chinese.

•	Other Value-Added Services. Our other value-added services include our reports on salary and compensation and job search trends as well as other useful information tailored for human resources professionals.

Our Services for Job Seekers

The majority of our services provided to job seekers are free. Job seekers can post their resumes for free on our website and search for job openings using keywords or based on a number of criteria, including city of employment, industry, job function, job title and job posting date. As of March 31, 2012, we had approximately 38.9 million completed resumes in our database with more than 29,000 new completed resumes added to our database on a daily basis for the first three months of 2012. We regularly maintain and update our website with job search, training and general career management content, which helps attract more job seekers to visit our website and upload their resumes.

Services we currently provide to job seekers include:

•	tips for job seekers on preparing and updating resumes at our resume center at my.zhaopin.com;

•	short message services, which provide job seekers with interview reminders and job openings through their mobile phones for a fee; and

•	tips on preparing and revising resumes, interviews, research reports on job search trends and compensation, which is available at weibo.com, the increasingly popular Chinese social networking service provider that is similar to Twitter and operated by Sina Corporation.

We strive to provide up-to-date information to job seekers. To maintain the freshness of job postings, we systematically remove job postings posted by employers whose contracts with us have expired. We also regularly remove from our website job postings that we determine to be disingenuous or illegitimate based on job seekers’ complaints. We believe we are in compliance with the applicable PRC laws and regulations on data protection. Our internal policy requires our employees not to disclose personal data of a job seeker to any third party without the job-seeker’s consent, except as required by applicable law.

Our Customers

Our customers are predominantly employers from whom we derive almost all of our revenues. Recruitment agencies and job seekers also use our fee-paying services from time to time, but only contribute a small portion of our revenues. Our employer customers include multinational corporations, small- and medium-sized enterprises, state-owned entities, government agencies and educational institutions. We served 141,952 unique employers for the three months ended March 31, 2012. During each of 2009, 2010 and 2011, no single customer accounted for more than 1% of our total revenues.

Sales and Marketing

Sales and Support

We rely on our large in-house sales team of more than 1,700 sales and account management representatives to sell our products and services through a nationwide sales office network spanning 28 cities across China as of

March 31, 2012. Our team is equipped with specialized human resources expertise and knowledge in different industry verticals, particularly the real estate, financial services, automotive, education and training and information technology industries. This specialized expertise and knowledge helps our personnel understand employers’ needs and assist them in developing their recruitment strategies. We operate a call center in Beijing that provides customer support services and reaches out to potential employers located in cities where we do not already have an office. This sales structure allows us to quickly expand into new markets, in particular, the third-and fourth-tiered cities, while maintaining and further penetrating our existing markets.

We adopt a merit-based compensation system for our sales team, which provides incentives for excellent performance. The compensation for our salespeople includes base salary and incentives based on the sales revenues they generate. We provide regular in-house and external education and training to our sales team to improve their sales skills, industry knowledge and understanding of our products and services.

Branding and Marketing

We believe brand recognition is important to our ability to attract users. Since our establishment in 1994, we have developed one of the most recognized brands in the online recruitment services market in China, according to the iResearch Survey. We believe our leading brand and market position in China’s online recruitment sector provide us with a competitive advantage in attracting more job seekers and employers and strengthening our brand affinity, which serves as an entry barrier for potential competitors.

We have engaged in both online and off-line marketing activities to promote our brand, including search engine marketing, display advertisements and sponsoring TV programs on job search and career management. For example, we placed advertisements on CCTV during the 2010 FIFA World Cup Tournament, and from time to time, we hire celebrities as spokespersons for our brand. We have also sponsored career-themed reality TV shows, which have helped establish our credibility in the recruitment services market.

To facilitate our brand recognition, we also focus on continuously improving the quality of our services because we believe satisfied employers and job seekers are more likely to recommend our services to others, making it more difficult for competitors to replicate our success. We also plan to continue to segment our market in different dimensions, such as market size and our competitive position in the local markets, which we believe will allow us to adopt different marketing strategies that are tailored specifically for each segment, lower the overall costs on user acquisition and retention, and increase our market share.

Competition

We face competition in our various lines of services from direct competitors such as 51job.com and chinahr.com, and from local job-search websites. Other large internet companies, social networking services websites and classified advertisement websites have also entered the market for online recruitment services. In addition, we face competition from professional networking websites and existing participants in the off-line recruitment industry who may develop online recruitment services and products.

Although the barriers to entry for establishing many types of internet-based businesses are low, we believe that certain key features in our online recruitment business, together with our scale and market position in China, make it difficult for competitors to grow quickly and compete successfully against us. Specifically, we believe that our brand name in China’s online recruitment industry, the size and growth rate of our databases of job seekers and job postings, our customer relationships and in-depth knowledge of the online recruitment sector and our ability to offer a variety of complementary, value-added services to employers provide us with significant advantages over our competitors.

Product Development

As of March 31, 2012, our services were supported and enhanced by a team of 90 experienced and dedicated product development employees, including many industry with in-depth knowledge of information technologies and online recruitment. Our product development team is responsible for product innovation, user experience improvements, search engine optimization, recruitment website or web page design for employers and display advertisements. We have been able to develop innovative and effective products and services to meet the evolving needs of job seekers and employers, and we plan to continue to strengthen our product development function.

Technology and Intellectual Property

We own the domain names, copyrights, trademarks and other intellectual property in relation to the design and content of our website, other than advertisements, trademarks and other intellectual properties provided by employers. We rely on trademark, copyright, patent and trade secret laws, and confidentiality and non-competition agreements entered into with relevant third parties to protect our intellectual property rights.

We currently hold 15 registered trademarks and 8 computer software copyrights in China. We have registered 4 domain names, including our main website domain name zhaopin.com.

Employees

As of December 31, 2009, 2010 and 2011 and March 31, 2012, we had a total of 2,523, 2,483, 2,952 and 3,000 employees, respectively. The following table sets forth the number of employees as of March 31, 2012.

	Number of Employees	% of Total
Sales and Account Management	1,779	59.3%
Operations and Customer Services	480	16.0%
General and Administrative	303	10.1%
Executive Search	143	4.8%
Information Technology	76	2.5%
Campus Recruitment	68	2.3%
Marketing	61	2.0%
Product Development	90	3.0%

Total	3,000	100.0%

Among our 3,000 employees as of March 31, 2012, we had 849 employees located in Beijing and the remaining located in other cities in China.

We plan to hire additional employees as we expand our business. We believe that we have maintained and will continue to maintain a good working relationship with our employees and we have not experienced any material labor disputes.

We are required under PRC laws and regulations to participate in a government mandated defined contribution plan for our full-time employees, pursuant to which we provide social welfare benefits, such as pension, medical care, unemployment insurance and employee housing fund.

Facilities

Our principal executive offices are located in Beijing and we conduct our business through regional offices located in 28 cities across China. We currently lease approximately 27 thousand square meters of office space.

We have satisfactory leaseholds for our headquarters in Beijing, where most of our employees are located, but some of our leased properties outside Beijing may be defective. See “Risk Factors—Risk Factors Related to Our Businesses and Industry—Some of our leased property interests may be defective and we may be forced to relocate operations affected by such defects, which could cause significant disruption to our business.”

Legal Proceedings

As of the date of this prospectus and to our knowledge, we are not subject to any material legal proceeding, regulatory inquiry, investigation or sanction that is likely to have a material adverse effect on our business, cash flows, financial condition or results of operation. From time to time, we may become subject to legal actions, investigations and claims incidental to the conduct of our business.

REGULATION

This section summarizes the principal current PRC laws and regulations relevant to our business and operations.

Regulation Relating to Human Resources Services

The principal regulation governing ownership of human resources services companies in China is the Interim Regulations on the Administration of China-Foreign Equity Joint Venture as Human Resources Agencies, jointly promulgated by the PRC Ministry of Personnel (which has been reorganized into the PRC Ministry of Human Resources and Social Security), the PRC Ministry of Commerce, or the MOFCOM, and the PRC State Administration for Industry and Commerce, or the SAIC, in September 2003, and amended in May 2005. Under this regulation, the percentage of foreign ownership of the equity interest of a foreign-invested human resources services company cannot be less than 25% or more than 49%, unless the foreign investor is from the Hong Kong Special Administrative Region of the PRC or the Macao Special Administrative Region of the PRC, in which case foreign ownership of up to 70% of the equity interest is permitted.

On November 16, 2007, the PRC Ministry of Personnel, the MOFCOM and the SAIC jointly promulgated the supplementary provisions of the Interim Regulations on the Administration of China-Foreign Equity Joint Venture as Human Resources Agencies. According to the supplementary provisions, there are no restrictions on the percentage of foreign ownership on the investors from the Hong Kong Special Administrative Region of the PRC or the Macao Special Administrative Region of the PRC. Investors from the Hong Kong Special Administrative Region of the PRC and the Macao Special Administrative Region of the PRC are permitted to own 100% of the equity interest in a foreign-invested human resources agency.

Human resources services companies in China are mainly regulated by the Ministry of Human Resources and Social Security of the PRC, or the MOHRSS. The principal regulation applicable to human resources services companies is the Regulations on Administration of Human Resource Markets, jointly promulgated by the PRC Ministry of Personnel and the SAIC on September 11, 2001 and amended on March 22, 2005. Under this regulation, any entity providing human resource services in China must obtain a human resources services license from the local Administration of Personnel.

We have been advised by Commerce & Finance Law Offices, our PRC legal counsel, that we may continue to operate our human resources related services through Beijing Wangpin, our joint venture, under the current equity structure because Beijing Wangpin was set up in 2000 and received its human resources services license prior to 2003. The current human resources services license is valid for three years and will not expire until March 31, 2013 and may be subsequently renewed with the relevant authorities.

Regulation Relating to Advertising Business

Foreign Ownership in Advertisement Business

The principal regulations governing foreign ownership in advertising businesses in China include:

•	The Foreign Investment Industrial Guidance Catalog;

•	The Administrative Regulations on Foreign-Invested Advertising Enterprises; and

•	The Circular Regarding Investment in the Advertising Industry by Foreign Investors through Equity Acquisition.

These regulations allow foreign entities with a minimum track record of two years in the advertising industry outside China to conduct advertising business in China by entering into joint ventures with PRC persons.

In addition, since December 2005, foreign investors with a minimum track record of three years in the advertising industry outside China are permitted to directly own a 100% interest in advertising companies in China. PRC laws, rules and regulations do not permit the transfer of any approvals or licenses, including business licenses containing a scope of business that permits engagement in the advertising business.

Business License for Advertising Companies

The principal regulations governing advertising in China include:

•	The Advertising Law;

•	The Administration of Advertising Regulations; and

•	The Implementation Rules for the Administration of Advertising Regulations.

These regulations stipulate that companies that engage in advertising activities in China must obtain from the SAIC or its local branches a business license which specifically includes operating an advertising business within its business scope. Further, the PRC advertising laws and regulations set forth certain requirements for advertisements in China, including among other things, prohibitions on false or misleading content, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisers, advertising agencies and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with the applicable PRC laws and regulations. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for all advertisements and verify that such screening has been performed and that approval has been obtained. Furthermore, there are no implementing rules or official interpretations on how the truth and accuracy of advertisements are determined, and such a determination is at the sole discretion of the relevant local counterparts of the SAIC. This results in uncertainty in the application of these laws and regulations. In the event of any violation, advertising operators and advertising distributors may all be subject to penalties, including but not limited to, fines, confiscation of advertising incomes, orders to cease dissemination of advertisements, suspension of business for rectification or even the revocation of the business license or advertising operating license. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of illegal revenues and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation.

As of the date of this prospectus, we have 16 subsidiaries and consolidated affiliated entities engaging in advertising business, each of which has obtained from the SAIC or its local branches a business license that specifically includes operating an advertising business within its business scope. These entities are: Nanjing Zhilian Advertising Co., Ltd., Suzhou Wangpin Advertising Co., Ltd., Guangdong Zhilian Culture & Media Co., Ltd., Fuzhou Zhilian Advertising Co., Ltd., Harbin Zhilian Wangcai Advertising Co., Ltd., Wuhan Zhilian Rencai Advertising Co., Ltd., Shanxi Zhilian Advertising Co., Ltd., Jinan Zhilian Wangpin Advertising Co., Ltd., Sichuan Zhilian Advertising Co., Ltd., Changchun Zhilian Advertising Co., Ltd., Shenyang Zhilian Wangpin Advertising Co., Ltd., Qingdao Zhilian Advertising Co., Ltd., Dalian Zhilian Advertising Co., Ltd., Tianjin Zhilian Advertising Co., Ltd., Hangzhou Wangpin Advertising Co., Ltd. and Beijing Zhilian Sanke Human Resources Service Co., Ltd.

Regulation Relating to Value-Added Telecommunications Services

Restrictions on Foreign Ownership in Value-Added Telecommunications Services

The PRC Telecommunications Regulations implemented on September 25, 2000 set out a regulatory framework for telecommunications services providers in China. The Telecommunications Regulations require telecommunications services providers to obtain an operating license prior to the commencement of their operations. The Telecommunications Regulations categorize telecommunications services into basic telecommunications services and value-added telecommunications services. According to the Catalog of Telecommunications Business attached to the Telecommunications Regulations, information services provided via a fixed network, a mobile network or the internet are value-added telecommunications services.

Foreign direct investment in telecommunications companies in China is governed by the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises promulgated in December 2001 and amended in September 2008, or the FITE Regulations. The FITE Regulations require foreign-invested telecommunications enterprises in China to be established as Sino-foreign equity joint ventures. In addition, pursuant to the FITE Regulations and the relevant WTO agreements, foreign investors in a foreign-invested telecommunications enterprise engaging in value-added telecommunications services may hold up to 50% of the equity interest of such enterprise. The relevant rules do not impose geographic restrictions on the operations of a foreign-invested telecommunications enterprise.

However, for a foreign investor to hold any equity interest in a value-added telecommunications business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating a track record and experience in operating a value-added telecommunications business overseas. Moreover, foreign investors that meet these requirements must obtain approvals from the Ministry of Industry and Information Technology, or the MIIT (formerly known as Ministry of Information Technology) and the MOFCOM or their authorized local counterparts, which retain considerable discretion in granting approvals.

In July 2006, MIIT publicly released the Notice on Strengthening the Administration of Foreign Investment in Operating Value-added Telecommunications Business, or the MIIT Notice, which reiterates certain provisions under the 2002 Administrative Rules on Foreign-invested Telecommunications Enterprises. According to the MIIT Notice, if any foreign investor intends to invest in a PRC telecommunications business, a foreign-invested telecommunications enterprise must be established and such enterprise must apply for the relevant telecommunications business licenses. Under the MIIT Notice, domestic telecommunications enterprises may not rent, transfer or sell a telecommunications license to foreign investors in any form, nor may they provide any resources, premises, facilities and other assistance in any form to foreign investors for their illegal operation of any telecommunications business in China. It also requires the domain names and trademarks used by any value-added telecommunications service providers to be held by either the holder of the ICP license or the shareholder of the ICP license holding entity.

To comply with these PRC laws and regulations, we operate our value-added telecommunications business through Zhilian Sanke, which holds an ICP license to operate our value-added telecommunications business. Zhilian Sanke also owns the domain names necessary to conduct our operations in China. All of our 14 trademarks necessary for our value-added telecommunication business are jointly held by Zhilian Sanke and Beijing Wangpin. We have fully complied with the MIIT Notice.

Internet Content Services

On September 25, 2000, the State Council promulgated the Administrative Measures on Internet Information Services, or the Internet Measures. According to the Internet Measures, commercial operators of the internet information services in China must obtain a value-added telecommunications license, or ICP license, from the relevant government authorities. If a commercial operator of internet information services fails to obtain an ICP license, the competent PRC regulatory authorities may levy fines, confiscate its income or even block its website. In addition, a commercial operator of internet information services must conduct its business in accordance with the detailed specifications provided in its ICP license. The ICP license is subject to annual review and the results of such review will be notified to the SAIC or its local counterparts and become public information. After the ICP license is granted, such commercial operator of internet information services should display the number of such license in a conspicuous place on the homepage of its website and closely monitor its website in order to remove content that might be deemed “harmful.”

Currently, Zhilian Sanke holds an ICP license and has successfully renewed its license for a term ending March 6, 2016, subject to annual review.

National security considerations are an important factor in the regulation of internet content in China. The National People’s Congress, the PRC’s national legislature, has enacted laws with respect to maintaining the security of internet operations and internet content. According to these laws, as well as the Internet Measures, violators may be subject to penalties, including criminal sanctions, for internet content that:

•	opposes the fundamental principles stated in the PRC Constitution;

•	compromises national security, divulges state secrets, subverts state power or damages national unity;

•	harms the dignity or interests of the state;

•	incites ethnic hatred or racial discrimination or damages inter-ethnic unity;

•	undermines the PRC’s religious policy or propagates heretical doctrines of cults or feudal superstitions;

•	disseminates rumors, disturbs social order or disrupts social stability;

•	disseminates obscenity or pornography, encourages gambling, violence, murder or terrorism or incites the commission of a crime;

•	insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or

•	is otherwise prohibited by law or administrative regulations.

To the extent allowed under the PRC laws and regulations, we provide services through our three wholly-owned subsidiaries in China, i.e., Zhilian Wangpin, Wangpin Information, and Zhilian Yipin. The business scope set forth in the business license of Zhilian Wangpin includes research and development of internet technology and computer software; technology consulting, technical services and technology transfer, computer technology training; and sale of self-manufactured products. The business scope set forth in the business license of Wangpin Information includes technology consulting on computer website, web page production and maintenance; technology consulting on database development and maintenance; and technology consulting on network development and network safety. The business scope set forth in the business license of Zhilian Yipin includes research and development of Internet technology and computer software; production of computer software; technology consulting and technical services, technology transfer; computer technology training; and sale of self-manufactured products.

Information Security

According to the Decision of the Standing Committee of the National People’s Congress on Maintaining Internet Security, the following actions may be regarded as violations of laws and are subject to penalties, including criminal sanctions: (i) breaking into a computer or a system of strategic importance; (ii) disseminating politically disruptive information; (iii) leaking state secrets; (iv) spreading false commercial information; or (v) infringing intellectual property rights.

In addition, the PRC Ministry of Public Security, or the MPS, promulgated measures on December 16, 1997 that prohibit the use of the internet in ways which, among other things, result in a leakage of national secrets or the distribution of socially destabilizing content. On December 13, 2005, the MPS promulgated Provisions on Technological Measures for Internet Security Protection, or the Internet Protection Measures, which require all ICPs to keep records of certain information about its users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least 60 days and submit the above information as required by laws and regulations. The ICPs must regularly update information security and censorship systems for their websites with local public security authorities, and must also report any public dissemination of prohibited content. If the ICPs violate these measures, the PRC government may revoke its ICP license and shut down its websites. In addition, the PRC State Secrecy Bureau has issued provisions authorizing the blocking of access to any website it deems to be leaking national secrets or failing to comply with the relevant legislation regarding the protection of state secrets.

To comply with these PRC laws and regulations, we have adopted internal procedures to monitor the content displayed on our website. However, due to the potentially significant amount of content to be posted or uploaded by our users, we may not be able to identify all the illegal or inappropriate content that may violate relevant laws and regulations. User-generated content displayed on our website may be found objectionable by PRC regulatory authorities and may subject us to penalties and other administrative actions.

Regulations on Broadcasting Audio/Video Programs through the Internet

On July 6, 2004, the State Administration of Radio, Film and Television, or SARFT promulgated the Rules for the Administration of Broadcasting of Audio/Video Programs through the internet and Other Information Networks, or the A/V Broadcasting Rules. The A/V Broadcasting Rules apply to the launch, broadcasting, aggregation, transmission or download of audio/video programs via televisions, mobile phones and the internet and other information networks. Anyone who wishes to engage in internet broadcasting activities must first obtain an audio/video program transmission license, with a term of two years, issued by the SARFT and operate pursuant to the scope as provided in such license. Foreign invested enterprises are not allowed to engage in the above business.

On April 13, 2005, the State Council announced Several Decisions on Investment by Non-state-owned Companies in Culture-related Business in China. These decisions encourage and support non-state-owned companies to enter certain culture-related business in China, subject to restrictions and prohibitions for investment in audio/video broadcasting, website news and certain other businesses by non-state-owned companies. These decisions authorize the SARFT, the Ministry of Culture and the General Administration of Press and Publication to adopt detailed implementation rules according to these decisions.

On December 20, 2007, the SARFT and the MIIT jointly issued the Rules for the Administration of Internet Audio and Video Program Services, commonly known as Circular 56, which came into effect as of January 31, 2008. Circular 56 reiterates the requirement set forth in the A/V Broadcasting Rules that online audio/video service providers must obtain a license from the SARFT. Furthermore, Circular 56 requires all online audio/video service providers to be either wholly state-owned or state-controlled. According to relevant official answers to press questions published on the SARFT’s website, dated February 3, 2008, officials from the SARFT and the MIIT clarified that online audio/video service providers that already had been operating lawfully prior to the issuance of Circular 56 may re-register and continue to operate without becoming state-owned or controlled, provided that such providers have not engaged in any unlawful activities. This exemption will not be granted to online audio/video service providers established after Circular 56 was issued. Such policies have been reflected in the Application Procedure for Audio/Video Program Transmission License.

Currently audio and video content accessible from our website is hosted on, and delivered through, a third-party website, which has an internet audio/video program transmission license. If this business arrangement is challenged by the PRC government, we may need to apply for the internet audio/video program transmission license. We may not be able to obtain such license in a timely manner or at all.

Regulations Relating to Intellectual Property Rights

China has adopted comprehensive legislation governing intellectual property rights, including trademarks, patents and copyrights. China has adhered to the main international conventions on intellectual property rights and has become a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization, or WTO, in December 2001.

China amended its Copyright Law in 2001 to widen the scope of works that are eligible for copyright protection. The amended Copyright Law extends copyright protection to cover internet activities and products disseminated over the internet. Copyrighted software is protected under the Copyright Law and other regulations. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. In 2010, China amended its Copyright Law and the copyright administration department of the Central People’s Government of the People’s Republic of China is responsible for registration of copyright pledge.

Registered trademarks are protected under the Trademark Law adopted in 1982 and revised in 2001. Trademarks can be registered with the Trademark Office of the SAIC for renewable ten year periods. Trademark license agreements are required to be filed with the Trademark Office of the SAIC for the record.

Domain name disputes are governed by the Measures on Domain Name Dispute Resolution implemented by the Chinese Internet Network Infrastructure Center, or the CNNIC, on March 17, 2006, under which the CNNIC can authorize domain name dispute resolution institutions to decide disputes.

Regulations Relating to Privacy and Data Protection

The PRC Constitution states that PRC law protects the freedom and privacy of communications of citizens and prohibits infringement of such rights. In recent years, PRC government authorities have enacted legislation on service providers’ use to protect personal information from any unauthorized disclosure.

The PRC law does not prohibit service providers from collecting and analyzing personal information from their users or customers. However, the PRC Telecommunications Regulations, in general, prohibit any organization or individual from using the telecommunication network to insult or slander a third party or infringe the lawful rights and interests of a third party. In addition, under Amendment 7 to the PRC Criminal Law, service providers are prohibited from selling or otherwise illegally disclosing clients’ personal information to a third party.

Furthermore, under the Internet Measures, internet content service providers are prohibited from producing, copying, publishing or distributing information that is humiliating or slanderous to others or that trespasses the lawful rights and interests of others. Depending on the nature of their violation, internet content providers that violate this provision may face criminal charges or be sanctioned by security authorities. In addition, they may be ordered to temporarily suspend their service or their licenses may be revoked. The PRC government retains the power and authority to order internet content providers to turn over personal information of internet users in government investigations.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, as amended in August 2008. Under the Regulations, Renminbi are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. In order to convert Renminbi for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, the prior approval of, and/or registration with, State Administration of Foreign Exchange, or the SAFE or other relevant PRC governmental authorities, are required.

On August 29, 2008, the SAFE promulgated Circular 142, which regulates the purposes for which foreign-invested companies may convert foreign currency into Renminbi. The notice requires that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC. In addition, foreign-invested companies may not change how they use such capital without the SAFE’s approval, and may not in any case use such capital to repay RMB loans if they have not used the proceeds of such loans. Violations of Circular 142 can result in severe penalties, including heavy fines. Furthermore, the SAFE promulgated a circular on November 09, 2010, or Circular No. 59, which tightens the regulation over settlement of net proceeds from overseas offerings like this offering and requires that the settlement of net proceeds must be consistent with the description in the prospectus for the offering. The dividends paid by a subsidiary to its overseas shareholders are deemed income to the shareholders and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange in 1996, foreign-invested enterprises in China may purchase or remit foreign currency for settlement of current account transactions without the approval of the SAFE. Foreign currency transactions under the capital account are still subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities.

Dividend Distribution

The principal regulations governing distributions of dividends of foreign holding companies include the Foreign-invested Enterprise Law, enacted in 1986, as amended, and the Administrative Rules under the Foreign-invested Enterprise Law, enacted in 2001.

Under these regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-invested enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds, unless these reserves have reached 50% of their registered capital. Sino-foreign equity joint ventures are required to set aside a certain amount of their after-tax profit based on proportions determined by their boards of directors to their reserve funds and enterprise development funds. These reserves are not distributable as cash dividends.

As of March 31, 2012, the registered capital of our wholly foreign-owned subsidiaries were US$26 million for Zhilian Wangpin (Beijing) Technology Co., Ltd., US$0.35 million for Wangpin Information Consulting (Shanghai) Co., Ltd. and US$29 million for Zhilian Yipin (Beijing) Technology Co., Ltd. As of the date of this prospectus, all our wholly foreign-owned subsidiaries have no accumulated profits and therefore are not subject to the statutory reserve fund requirement and have not paid any dividends to Zhaopin Limited.

Circular 75

The SAFE issued on October 21, 2005, Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, which became effective on November 1, 2005, pursuant to which (i) a PRC citizen residing in the PRC or non-PRC citizen primarily residing in the PRC due to his or her economic tie to the PRC, who is referred to as a “PRC resident” in this circular, must register with the local branch of the SAFE before it establishes or controls an overseas SPV, for the purpose of overseas equity financing; (ii) when a PRC resident contributes assets of or equity interests in a domestic enterprise into an overseas SPV, or engages in overseas financing after contributing assets or equity interests into an SPV, such PRC resident must register his or her interest in the SPV and the change thereof with the local branch of the SAFE; and (iii) when the SPV undergoes a material event outside of China not involving inbound investments, such as change in share capital, creation of any security interests on its assets or merger and division, the PRC resident shall, within 30 days from the occurrence of such event, register such change with the local branch of the SAFE. To further clarify the implementation of Circular 75, the SAFE issued several regulations. These regulations require PRC residents to register with local branches of the SAFE in connection with their direct or indirect offshore investment activities, and PRC subsidiaries are required to coordinate and supervise such filing and registration. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made prior to the implementation of these foreign exchange regulations, direct or indirect investments in SPVs will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update the previously filed registration with the local branch of the SAFE to reflect any material change. Moreover, the PRC subsidiaries of that SPV are required to urge the PRC resident shareholders to update their registration with the local branch of the SAFE. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiaries of that SPV may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their SPV parent, and the SPV may also be prohibited from injecting additional capital into its PRC subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liabilities for such PRC subsidiaries under PRC laws for evasion of applicable foreign exchange restrictions.

Furthermore, the responsible persons and other persons in such PRC subsidiaries who are held directly liable for the violations may be subject to administrative sanctions. Failure to comply with the SAFE rules discussed above may result in restrictions on the foreign exchange activities of the onshore company, including restricting its PRC subsidiaries’ ability to pay dividends to, or obtain foreign-denominated loans from, the offshore parent, or prevent the offshore parent from making distributions or paying dividends. PRC residents who control our company from time to time are required to register with the SAFE in connection with their investments in us.

We have urged our shareholders who are PRC citizens or residents to register with the SAFE, and we believe that all such shareholders are in the process of doing so. However, we may not at all times be fully aware or informed of the identities of all of our beneficial owners who are PRC citizens or residents, and we may not always be able to compel our beneficial owners to comply with Circular 75; nor can we ensure you that their registrations, if they choose to apply, will be successful. The failure or inability of our PRC resident beneficial owners to make any required registrations or comply with these requirements may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans (including using the proceeds from this offering) to our China operations, limit our PRC subsidiary’s ability to pay dividends or otherwise distribute profits to us or otherwise materially and adversely affect us.

Circular 7

On December 25, 2006, the People’s Bank of China issued the Administrative Measures of Foreign Exchange Matters for Individuals, for which the SAFE issued implementation rules on January 5, 2007, both of which became effective on February 1, 2007. Under these regulations, all foreign exchange matters involved in employee stock ownership plans, stock option plans or related plans in which onshore individuals participate require the approval of the SAFE or its authorized branch. On February 15, 2012, SAFE promulgated the Notice on Foreign Exchange Administration of PRC Residents Participating in Share Incentive Plans of Offshore Listed Companies, or Circular 7. Circular 7 regulates the foreign exchange matters associated with employee stock incentive plans or similar plans permitted under applicable laws and regulations and awards granted under such plans to PRC residents by companies whose shares are listed on offshore stock exchanges.

Pursuant to Circular 7, all PRC residents participating in share incentive plans of offshore listed companies are required to, through their employers, jointly retain qualified PRC agents to register with SAFE. PRC residents include PRC nationals or foreign citizens having been consecutively residing in the PRC for not less than one year who act as directors, supervisors, senior management personnel or other employees of PRC entities affiliated with such offshore listed company. A qualified PRC agent may be a PRC entity involved in the share incentive plan or a PRC institution eligible for assets trusteeship, which is lawfully selected to handle various foreign exchange matters related with share incentive plans and apply annually for a quota for conversion and/or payment of foreign currencies in connection with the PRC residents’ exercise of the employee stock options. The foreign exchange proceeds received by PRC residents from any sale of shares under share incentive plans granted by offshore listed companies must be remitted to bank accounts in China opened by their employers or PRC agents. We and our PRC resident employees or other personnel who receive share options will be subject to these regulations when we are listed in the United States. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions.

Further, a notice concerning individual income tax on earnings from employee stock options, jointly issued by the Ministry of Finance and the State Administration of Taxation, provides that domestic companies that implement stock option plans shall file the employee stock option plans and other relevant documents to the local tax authorities having jurisdiction over the companies before implementing such plans, and shall file stock option exercise notices and other relevant documents to local tax authorities before exercise by their employees of any stock options.

Regulation of New M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission, or the CSRC and the SAFE, jointly issued the New M&A Rules, which became effective on September 8, 2006. The New M&A Rules, as amended on June 22, 2009, require offshore special purpose vehicles controlled directly or indirectly by PRC companies or individuals and formed for the purpose of listing equity interests in PRC companies on overseas exchanges to obtain the CSRC’s approval prior to such listing.

On September 21, 2006, the CSRC published procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require filing documents with the CSRC and take several months to complete. The application of this new PRC regulation remains unclear, with no consensus currently existing among leading PRC law firms regarding the scope of the CSRC approval requirement.

Regulation of Labor Laws and Social Insurance

Under the PRC Labor Law effective in 1995 and the PRC Labor Contract Law effective in 2008, a written labor contract must be executed between an employer and an employee. Labor-related regulations and rules of the PRC also stipulate the maximum number of working hours per day and per week as well as the minimum wage standards. In addition, an employer is required to establish occupational safety and sanitation systems, implement the national occupational safety and sanitation rules and standards, and provide employees with workplace safety training.

An employer is obligated to sign an indefinite term labor contract with an employee if the employer continues to employ the employee after two consecutive fixed-term labor contracts and if the employee wants to sign a fixed-term labor contract. The employer also has to pay compensation to the employee if the employer terminates an indefinite term labor contract. Except where the employer proposes to renew a labor contract by maintaining or raising the conditions of the labor contract and the employee is not agreeable to the renewal, an employer is required to compensate the employee when a definite term labor contract expires. Furthermore, under the Regulations on Paid Annual Leave for Employees issued in December 2007 and effective as of January 2008, an employee who has served an employer for more than one year and less than ten years is entitled to an annual 5-day paid vacation, those whose service period ranges from 10 to 20 years is entitled to an annual 10-day paid vacation, and those who have served for more than 20 years are entitled to an annual 15-day paid vacation. An employee who does not use such vacation time at the request of the employer shall be compensated at three times his normal salaries for each waived vacation day.

Under the Regulations on Work-related Injury Insurance effective in 2004, and the Interim Measures Concerning the Maternity Insurance for Enterprise Employees effective in 1995, PRC companies must pay work-related injury insurance premiums and maternity insurance premiums for their employees. On December 20, 2010, the State Council promulgated the amended Regulation on Work-related Injury Insurance that became effective on January 1, 2011. Employees are entitled to certain treatments under work-related injury insurance that are calculated based on the circumstances of the work-related injury. Under the Interim Regulations on the Collection and Payment of Social Insurance Premiums effective in 1999 and the Interim Measures concerning the Administration of the Registration of Social Insurance effective in 1999, basic pension insurance, medical insurance and unemployment insurance are collectively referred to as social insurance. Both PRC companies and their employees are required to contribute to the social insurance plans. Under the Regulations on the Administration of Housing Fund effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds. On October 28, 2010, the National People’s Congress of China promulgated the PRC Social Insurance Law, which became effective on July 1, 2011. The PRC Social Insurance Law specifies that the PRC establishes a social insurance system including basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance and maternity insurance. An employer shall pay the social insurance for its employees in accordance with the rates provided under relevant regulations and shall withhold the social insurance that should be assumed by the employees. The authorities in charge of social insurance may request an employer’s compliance and impose sanctions if such employer fails to pay and withhold social insurance in a timely manner.

Regulation Relating to Publication of Periodicals and Internet Publishing

On September 30, 2005, the PRC General Administration of Press and Publication, or the GAPP, promulgated the Administrative Regulations on the Publication of Periodical. Under this regulation, any entity that publishes periodicals must obtain an approval from the GAPP and get a Periodical Publication License. On June 27, 2002, the GAPP and the PRC Ministry of Information Technology, which subsequently became the Ministry of Industry and Information Technology, or the MIIT, jointly promulgated the Provisional Measures for Administration of Internet Publication. Under this regulation, any entity engaging in internet publishing activities must obtain an internet publishing license.

We currently make available to human resources professionals a magazine, “Chief Human Resources Officer,” in Chinese for free. However, we have not obtained required approval or license. Zhilian Sanke has not applied for the foregoing approval and license. Even if it had, we would not be able to predict with reasonable certainty when the government agencies would accept and approve the application. Currently, we are exploring other options to fully comply with the GAPP regulations, including cooperating with third parties with the Periodical Publication License.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Jason Lenga	37	Director
Daniel Phillips	48	Director
Hao Liu	42	Director
Evan Sheng Guo	40	Chief Executive Officer
James Jianmin Guo	41	Chief Financial Officer
Yihua Luo	39	Senior Vice President
Peng Shi	42	Vice President
George Weigang Wang	40	Vice President
Luyang Tang	43	Vice President
Jun Wang	42	Vice President

Mr. Jason Lenga has served as our director since 2011. Mr. Lenga was appointed as our director by SEEK International Investments Pty Ltd. Mr. Lenga has overall stewardship of SEEK’s international investments and international corporate strategy including new investment opportunities. Mr. Lenga also leads the strategy and business development team for SEEK’s Australian and New Zealand online employment businesses. Mr. Lenga has been with SEEK since 1999 in a variety of senior roles and has been instrumental in developing SEEK’s strategic direction as well as establishing and driving key parts of the business, including the development of the group’s significant international assets. Prior to joining SEEK, Mr. Lenga was a solicitor with commercial law firm Mallesons Stephen Jaques within the mergers and acquisitions practice. Mr. Lenga received a bachelor of laws degree and a bachelor of commerce degree from the University of New South Wales in Australia.

Mr. Daniel Phillips has served as our director since 2008. Mr. Phillips joined Macquarie Bank, a provider of banking, financial, advisory and investment services, in 1989 and is currently an executive director of Macquarie Capital, a division of the Macquarie Group Limited group of companies. Mr. Phillips is qualified as an associate chartered accountant in Australia. Mr. Phillips holds a bachelor’s degree in business from Kuring-gai College of Advanced Education.

Mr. Hao Liu has served as our director since 2000. He also served as our chief executive officer from 2002 to 2009. From 2000 to 2002, Mr. Liu was a partner at Orchid Asia Management, an investment partnership focusing on equity investment in Asia, during which time he served as a director of Ctrip.com International Ltd., a leading travel service provider in China listed on the NASDAQ Global Market, among other portfolio companies of Orchid Asia. Previously, from 1998 to 2000, Mr. Liu worked as an associate with Davis Polk & Wardwell LLP. Mr. Liu received a J.D. degree from Yale University, a master’s degree from University of Washington and a bachelor’s degree in physics from Peking University.

Mr. Evan Sheng Guo has served as our chief executive officer since November 2010. Previously, Mr. Guo served as chief executive officer of Sinotrans Air Transportation Development Co., Inc. from September 2007 to January 2010. Mr. Guo worked for McKinsey & Co., Beijing from 2002 to September 2007, and became a partner in January 2006. From September 2007 to September 2010, Mr. Guo served as a director of Sinotrans Air Development Co., Ltd. and Grandstar Co., Ltd., and chairman of the board of Apex Express Co., Ltd. and Sinotrans-OCS Co., Ltd. Mr. Guo served as the chief executive officer of Pusi Technology from 2001 to 2002. Previously, Mr. Guo worked as a consultant at McKinsey & Co., Chicago from 2000 to 2001, an investment manager at Bear Stearns Investment Bank from 1999 to 2000 and a consultant at McKinsey & Co., Shanghai from January 1994 to January 1997. Mr. Guo also serves as a director of Eton Kids Co., Ltd. Mr. Guo received his MBA from Kellogg School of Management, Northwestern University in 1999 and his double bachelor’s degree in computer science and English from Shanghai Jiaotong University in 1994. Mr. Evan Sheng Guo is not related to Mr. James Jianmin Guo.

Mr. James Jianmin Guo has served as our chief financial officer since January 2010. Previously, Mr. Guo served as the chief financial officer of BJB Career Education Co., Ltd. from June 2008 to December 2008 and finance director of Xinyuan Real Estate Co., Ltd, a NYSE-listed company, from June 2007 to June 2008. Prior to that, Mr. Guo worked at the Toronto office of Deloitte Inc. from 2005 to 2007 as a consulting manager of its strategy and operation division. From 1993 to 2002, Mr. Guo was an audit manager and then a senior audit manager in the Shenzhen office of PricewaterhouseCoopers. Mr. Guo was qualified as a certified public accountant in China, a certified internal auditor and a certified information systems auditor. Mr. Guo received his MBA degree with distinction from Richard Ivey School of Business, University of Western Ontario, Canada, in 2005 and his bachelor’s degree from Shenzhen University in 1993. Mr. James Jianmin Guo is not related to Mr. Evan Sheng Guo.

Mr. Yihua Luo has served as our senior vice president of sales since July 2010 and as our vice president from August 2006 to July 2010. Prior to joining us, Mr. Luo was the chief operation officer of Sparkice.com from October 2004 to October 2005, general manager of Beijing branch and vice president of operation of Soufun.com from April 2002 to October 2004, national sales director of Meetchina.com from March 2000 to September 2001, and sales manager of Beijing Branch and general manager of Tianjin Branch of Globalsources.com from May 1996 to March 2000. Mr. Luo worked at Huaying Industry Group from July 1995 to April 1996. Mr. Luo received his bachelor’s degree from Guanghua School of Management, Peking University in 1995.

Mr. Peng Shi has served as our vice president of technology since January 2012. Prior to joining us, Mr. Shi was an executive director at Ernst & Young from March 2010 to December 2011, account director and senior managing consultant at IBM from January 2006 to February 2009, senior manager at BearingPoint from December 2002 to May 2005, and consulting manager at i2 Technologies from May 1997 to September 2001. He worked at Fujitsu Group as programmer and software engineer from 1993 to 1996. Mr. Shi received his MBA from Cranfield School of Management in 2002 and bachelor’s degree in engineering of computer science from Shanghai Jiaotong University in 1993.

Mr. George Weigang Wang has served as our vice president of marketing since April 2011. Prior to joining us, Mr. Wang served as chairman of the board at Chinese Professional Network from July 2005 to December 2010 and a consultant of A.T. Kearney from August 2004 to June 2005. Mr. Wang joined Bain & Company as an assistant consultant in May 1997, became a consultant in October 2002 and worked there until May 2003. Mr. Wang was a project manager of China’s Ministry of Environmental Protection from August 1996 to May 1997. Mr. Wang received his MBA from Kellogg School of Management, Northwestern University in 2002, and his master’s degree and his bachelor’s degree from Dalian University of Technology in 1996 and in 1993, respectively. Mr. George Weigang Wang is not related to Mr. Jun Wang.

Mr. Luyang Tang has served as our vice president of business operations since April 2011. Mr. Tang joined us in October 2009 and served as director of our call center and operation center from October 2009 to April 2011. Prior to joining us, Mr. Tang worked at ChinaHR.com as sales director of Guangzhou Branch and general manager of Suzhou Call Center and mid-west region from August 2004 to September 2009. Mr. Tang served as sales director of jobcn.com from October 2003 to August 2004 and sales manager of Guangzhou Branch of UFIDA Software Co., Ltd. from June 2002 to December 2003. Mr. Tang graduated from Zhejiang University of Finance and Economics in 1988.

Mr. Jun Wang has served as our vice president in charge of our southern China business since December 2009. Mr. Wang joined us in December 2004 and served as our city manager, regional operations manager, regional operations director and senior regional operations director from December 2004 to December 2009.

Prior to joining us, Mr. Wang was a vice department head at Southern China Talent Market, a recruitment services provider from July 2000 to May 2004. Mr. Wang served as business supervisor at Cable Television Station of Guangdong Province from April 1998 to July 2000. Mr. Wang worked as a human resource staff member at Shaanxi Wujiaohua Company from July 1993 to April 1998. Mr. Wang received his bachelor’s degree from Shaanxi University of Finance and Economics in 1993. Mr. Jun Wang is not related to Mr. George Weigang Wang.

Board of Directors

Our board of directors currently consists of three directors. A director is not required to hold any shares in our company. A director may vote with respect to any contract or transaction in which he or she is materially interested, provided that the nature of the interest is disclosed prior to its consideration. Under our ninth amended and restated memorandum and articles of association, the directors may exercise all the powers of our company to borrow money, mortgage our undertaking, property and uncalled capital and issue debentures or other securities, whether outright or as security for any debt, liability or obligation of our company or of any third party, subject to the limitations set forth in the articles. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We will establish three committees under the board of directors, namely the audit committee, the compensation committee and the nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of                 ,                 and                 , each of whom satisfies the “independence” requirements of                 and meet the “independence” standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended.                 will be the chair of our audit committee. We have determined that                 ,             and             qualifies as an “audit committee financial expert.” The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of our internal audit function and independent auditor. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of                 ,                 , each of whom satisfies the “independence” requirements of                 . The compensation committee will assist the board in reviewing and approving compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors; and

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of             ,                 and                 , each of whom satisfies the “independence” requirements of                 and Rule 10A-3 under the Securities Exchange Act of 1934. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regard to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•	advising the board periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith for a proper purpose and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. Our company has the right to seek damages if a duty owed by our directors to us is breached.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by special resolution or by the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be or becomes of unsound mind.

Employment Agreements

[We have entered into employment agreements with each of our executive officers.] Under these agreements, each of our senior executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay, as expressly required by the applicable law of the jurisdiction where the executive officer is based. The executive officer may terminate employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities that is inconsistent in any material and adverse respect with his or her title and position or a material reduction in the executive officer’s annual salary before the next annual salary review, or if otherwise approved by the board of directors.

Each executive officer has agreed to hold, both during and after the termination or expiration of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients or the confidential or proprietary information of any third party received by us and for which we have confidentiality obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice, and to assign to us all right, title and interest in, and assist us in obtaining patents, copyrights and other legal rights for, these inventions, designs and trade secrets.

[In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and for                 year[s] following the last date of employment.] Specifically, each executive officer has agreed not to (i) approach our clients, customers, contacts or other persons or entities introduced to the executive officer for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage with, whether as principal, partner, licensor or otherwise, any of our competitors; or (iii) seek directly or indirectly to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2011, the aggregate cash compensation incurred by and payable to our executive officers as a group was approximately RMB11.0 million (US$1.7 million). Such amounts included contributions we made to such officers’ pension, medical insurance, unemployment insurance, housing fund and other statutory benefits as required by PRC law, which totaled RMB0.4 million (US$59.7 thousand) in 2011. In addition, we incurred severance and share-based compensation expenses totaling RMB14.6 million (US$2.3 million) related to executives who left our company in 2010. Our directors did not receive any cash compensation from us for the fiscal year ended December 31, 2011. For stock option grants to our directors and officers, see “—Stock Option Plans.”

Stock Option Plans

We have five stock option plans. The purpose of these plans is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, or, in the case of the 2010 Stock Option Plan, employees, directors and consultants, and to promote the success of our business. Our board of directors believes that our company’s long term success depends on our ability to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to our business.

Under our stock option plans, the maximum number of shares in respect of which stock option awards may be granted is 30,168,500 as of March 31, 2012. In 2008, we repurchased options to acquire 1,220,000 ordinary shares held by our employees and shareholders, with a repurchase price of US$1.80 per share in connection with the issuance of the Series E preferred shares. In July 2010, we repurchased options to acquire 991,000 ordinary shares from certain senior management employees upon the termination of their employment, with a repurchase price of US$1.80 per share.

The following table summarizes, as of the date of this prospectus, the outstanding options granted to the individual executive officers and directors named below, and to the other individuals as a group.

Name	Number of Ordinary Shares Underlying Options	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Hao Liu	2,550,000	0.03	November 14, 2002	November 14, 2012
	1,000,000	0.23	October 14, 2004	October 14, 2014
	250,000	0.49	October 14, 2004	October 14, 2014
	3,500,000	0.51	November 14, 2005	November 14, 2015
	1,750,000	1.80	January 1, 2009	January 1, 2014
Evan Sheng Guo	2,750,000	1.80	October 22, 2010	October 22, 2015
James Jianmin Guo	*	1.80	January 1, 2010	December 30, 2014
Yihua Luo	*	0.51	December 19, 2006	N/A
	*	1.80	January 1, 2010	December 30, 2014
Peng Shi	*	4.00	January 1, 2012	January 1, 2017
George Weigang Wang	*	2.80	March 31, 2011	March 31, 2016
Luyang Tang	*	1.80	January 1, 2010	December 30, 2014
Jun Wang	*	1.03	December 19, 2006	December 19, 2016
	*	1.03	December 28, 2007	December 28, 2017
	*	1.80	January 1, 2009	January 1, 2019
	*	1.80	January 1, 2010	December 30, 2014
Directors and executive officers as a group	14,750,000	—	—	—
Other individuals as a group	9,825,086	—	—	—

*	The aggregate number of ordinary shares underlying the outstanding options held by the option grantee is less than 1% of our total outstanding shares.

The following paragraphs summarize the principal terms of our 2005 Stock Option Plan, our 2006 Stock Option Plan, our 2008 Stock Option Plan and our 2009 Stock Option Plan, which are substantially similar:

Type of Awards. The plans permit the award of options to purchase our ordinary shares.

Administration. Our board of directors, or a committee designated by our board or directors, will administer the plans. The board will determine the provisions and terms and conditions of each award grant.

Exercise Price. The exercise price of an option shall be set by the board at the time the option is granted.

Eligibility. We may grant options only to employees and managers who render services to our company or a parent or a subsidiary of our company.

Stock Option Agreement. Options granted under the plans are subject to option agreements that set forth the terms, conditions and limitations for each option, which may include the term of an award, the provisions applicable in the event the participant’s employment or service terminates and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

Term of the Options. All installments of the options shall expire and terminate on such dates as the board shall determine in each individual stock option agreement, but in no event later than ten years from the date the options are granted.

Vesting Schedule. Options granted under the plans generally shall vest over a four-year period commencing on the date of grant, with twenty-five percent (25%) vesting on each of the first four anniversaries of the effective date of the respective stock option agreement, unless otherwise provided in each specific stock option agreement.

Transfer Restrictions. Options granted under the plans may not be transferred in any manner by an optionee other than by will or the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by the optionee.

Amendment and Termination of the Plan. Unless terminated earlier, the plans will terminate automatically in 2014. The board may, at any time and from time to time, amend, modify, alter or terminate the plans, provided that the plan administrator shall obtain approval of our shareholders to the extent such approval is required by applicable laws. However, no such action may adversely affect options previously granted unless agreed to by the recipient.

The following paragraphs summarize the principal terms of our 2010 plan:

Type of Awards. The plan permits the award of options to purchase our ordinary shares and restricted shares.

Administration. Our board of directors, or a committee designated by our board or directors, will administer the plan. The committee or the full board of directors, as appropriate, will determine, among other things, the fair market value, the number of shares to be covered by each award and the terms and conditions of each grant.

Option Exercise Price. The exercise price of an option shall not be less than the fair market value on the date of the grant. The exercise price of any option shall be determined by the administrator in its sole discretion.

Restricted Share Purchase Price. The purchase price of a restricted share shall be determined by the board of directors or by the committee thereof designated to administer the plan.

Eligibility. We may grant awards under the plan to employees, directors and consultants of our company or a parent or a subsidiary of our company who are not U.S. persons. Awards other than incentive stock options may be granted to our employees, directors and consultants. Incentive stock options may be granted only to employees of our company or a parent or a subsidiary of our company.

Award Agreement. Options or restricted shares granted under our 2010 plan are subject to award agreements that set forth the terms, conditions and limitations for each grant, which may include the term of an award, the provisions applicable in the event the participant’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

Term of the Awards. The award agreement shall specify the terms of the award, provided that the term shall not exceed ten years from the date of grant.

Vesting Schedule. In general, the plan administrator determines the vesting schedule or conditions, which are set forth in the award agreement.

Transfer Restrictions. Awards granted under our 2010 plan may not be transferred in any manner by a recipient other than by will or the laws of descent and distribution or (except in the case of an incentive stock option) pursuant to a domestic relations order, and are exercisable during the lifetime of the recipient only by the recipient.

Corporate Transactions. In the event of a merger of our company with or into another corporation or a change-of-control, unless the award agreement provides otherwise, each outstanding award will be treated as the administrator determines appropriate without the recipient’s consent, including, without limitation, that the awards may be assumed or an equivalent award be substituted by the successor corporation. If the successor corporation does not assume or substitute for an award, the recipient will fully vest in and have the right to exercise the award as to all of the shares subject thereto, including shares that would not otherwise be vested or exercisable, and all restrictions on restricted shares will lapse.

Amendment and Termination of the Plan. Unless terminated earlier, the 2010 plan will terminate automatically ten years from the later of (a) April 25, 2020 or (b) the earlier of the most recent board of directors or shareholder approval of an increase in the number of options or restricted shares reserved for issuance under the plan. The administrator may, at any time and from time to time, amend, modify, alter or terminate the plan, provided that the plan administrator shall obtain approval of our shareholders to the extent such approval is required by applicable laws. However, no such action may adversely affect in any material way any awards previously granted unless agreed to by the recipient.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus, assuming conversion of all of our preferred shares into ordinary shares, by:

•	each of our directors and executive officers;

•	each person known to us to own beneficially more than 5% of our ordinary shares; and

•	each selling shareholder.

The calculations in the table below assume there are 87,572,183 ordinary shares outstanding as of the date of this prospectus, including 85,544,502 ordinary shares to be issued upon the automatic conversion of preferred shares upon the completion of this offering and             ordinary shares outstanding immediately after the closing of this offering, assuming the underwriters do not exercise their over-allotment option.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%(1)	Number	%	Number	%(1)
Directors and Executive Officers:
Jason Lenga(2)	49,114,218	56.1%
Daniel Phillips(3)	33,333,333	38.1%
Hao Liu(4)	9,050,909	9.4%
Evan Sheng Guo**	*	*
James Jianmin Guo**	*	*
Yihua Luo**	*	*
Peng Shi**	*	*
Luyang Tang**	*	*
George Weigang Wang**	*	*
Jun Wang**	*	*
All directors and executive officers as a group	94,125,543	95.3%
Principal and Selling Shareholders:
SEEK International Investments Pty Ltd.(5)	49,114,218	56.1%
Macquarie Zhaopin Holdings Limited(6)	33,333,333	38.1%

*	Less than 1% of our total outstanding shares.
**	The business address of each of these persons is 6/F, Fosun International Centre, 237 Chaoyang North Road, Chaoyang District, Beijing, the People’s Republic of China.
(1)	For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of shares outstanding on an as-converted basis and the number of shares such person or group has the right to acquire upon exercise of any option or the conversion of any other security within 60 days after the date of this prospectus.
(2)	Consists of 49,114,218 ordinary shares issuable upon conversion of (i) 19,426,718 Series D-1 preferred shares, (ii) 4,687,500 Series D-2 preferred shares, and (iii) 25,000,000 Series E preferred shares held by SEEK International Investments Pty Ltd. See also footnote (5) below. Mr. Lenga is an executive officer of SEEK Limited, which controls SEEK International Investments Pty Ltd. Pursuant to Section 13(d) of the Exchange Act, Mr. Lenga may be deemed to beneficially own all of our shares held by SEEK International Investments Pty Ltd. The business address of Mr. Lenga is Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia.

(3)	Consist of 33,333,333 ordinary shares issuable upon conversion of 33,333,333 Series E preferred shares held by Macquarie Zhaopin Holdings Limited. See also footnote (6) below. Mr. Phillips is an executive director of Macquarie Capital, a division of the Macquarie Group Limited group of companies, which controls Macquarie Zhaopin Holdings Limited. Pursuant to Section 13(d) of the Exchange Act, Mr. Phillips may be deemed to beneficially own all of our shares held by Macquarie Zhaopin Holdings Limited. The business address of Mr. Phillips is 34 Beaconsfield Road, Mosman, NSW 2088, Australia.
(4)	Consists of (i) 438,409 ordinary shares issuable upon conversion of 256,687 Series A preferred shares held through Gather Full International Group Ltd., and (ii) 8,612,500 ordinary shares that Mr. Liu has the right to acquire pursuant to his options within 60 days of this prospectus. The business address of Mr. Liu is 6/F, Fosun International Centre, 237 Chaoyang North Road, Chaoyang District, Beijing, the People’s Republic of China.
(5)	Consists of 49,114,218 ordinary shares issuable upon conversion of (i) 19,426,718 Series D-1 preferred shares, (ii) 4,687,500 Series D-2 preferred shares, and (iii) 25,000,000 Series E preferred shares. SEEK International Investments Pty Ltd. is controlled by SEEK Limited, a public company listed on the Australian Stock Exchange. The business address for SEEK International Investments Pty Ltd. is Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia.
(6)	Consist of 33,333,333 ordinary shares issuable upon conversion of 33,333,333 Series E preferred shares. Macquarie Zhaopin Holdings Limited is wholly-owned by Macquarie Investment Holdings No. 2 Pty Limited, an Australian company, whose sole shareholder is Macquarie Capital International Holdings Pty Limited, an Australian company, which is wholly-owned by Macquarie Capital Group Limited, an Australian company. Macquarie Capital Group Limited is wholly-owned by Macquarie Financial Holdings Limited, whose sole shareholder is Macquarie Group Limited, an Australian company. The business address for Macquarie Zhaopin Holdings Limited is Walker House, 87 Mary Street, George Town, Grand Cayman, KY1 9001, Cayman Islands. In addition, Conpress International (Netherlands Antilles) II NV has the right to acquire 16,666,666 Series E preferred shares from Macquarie Zhaopin Holdings Limited pursuant to the terms of an exchangeable instrument. Conpress International (Netherlands Antilles) II NV is wholly-owned by Consolidated Press Holdings Limited. Mr. James Packer, a resident of Australia, and his family, beneficially own all of the issued share capital of Consolidated Press Holdings Limited and may be deemed to have the voting and investment power over our shares that may be acquired by Conpress International (Netherlands Antilles) II NV. The principal business address of Consolidated Press Holdings Limited and Mr. Packer, is Level 3, 54-58 Park Street, Sydney, NSW, 2000, Australia.

As of the date of this prospectus, a total of 1,519,993 shares are held by six record holders in the United States, representing 1.7% of our total outstanding shares. After the close of this offering, none of our existing shareholders will have different voting rights from other shareholders. Macquarie Zhaopin Holdings Limited has informed us that it is affiliated with Macquarie Capital (USA) Inc., one of the underwriters in this offering.

RELATED PARTY TRANSACTIONS

Contractual Arrangements

See “Our Corporate History and Structure—Contractual Arrangements with Our Consolidated Affiliated Entities.”

Private Placement

See “Description of Share Capital—History of Securities Issuances.”

Shareholders’ Agreement

See “Description of Share Capital—Shareholders’ Agreement.”

Transactions with Our Directors, Executive Officers and Shareholders

In September 2008, we entered into a loan agreement with Mr. Hao Liu, our director and former chief executive officer. Pursuant to the loan agreement, we provided Mr. Liu with a non-interest-bearing loan in the amount of US$900,000 for Mr. Liu’s personal use. Hao Liu has pledged 300,000 vested options to purchase ordinary shares at US$0.03 per share and 256,687 Series A preferred shares as the collateral under the loan. The loan has an initial maturity of one year and has been rolled forward annually since its issuance. Mr. Liu plans to repay the outstanding loans due from him prior to the effectiveness of our registration statement on Form F-1.

As of December 31, 2011, we owned all the equity interests in Sure Luck Invest Limited, a British Virgin Islands entity, and Shenzhen Siyite Technology Development Co., Ltd., a wholly-owned subsidiary of Beijing Wangpin. Through Sure Luck Invest Limited and Shenzhen Siyite Technology Development Co., Ltd., we held a 23.7% equity interest in Shenzhen Xijier Human Resources Co., Ltd., or CJOL, a privately held PRC company that offers recruitment services in Southern China. On May 20, 2011, we entered into definitive agreements with Jobs DB Inc. and its affiliates to dispose of our equity interests in Sure Luck Invest Limited and CJOL for RMB21.0 million and RMB6.0 million, respectively. Jobs DB Inc. is 55% owned by our shareholder, SEEK International Investments Pty Ltd. We closed the transactions in June 2011.

In 2010, we and Macquarie Investment Advisory (Beijing) Co., Ltd., or Macquarie Advisory, entered into a secondment agreement under which Macquarie Advisory agreed to second Mr. Guanzhu Wang to assist our management team from October 1, 2010 to December 31, 2011 for a total consideration of RMB1.4 million (US$0.2 million), which was paid to Macquarie Advisory on December 22, 2011. In 2012, we and Macquarie Advisory entered into another secondment agreement for the same purpose for a service period from January 1, 2012 to June 30, 2012 for a total consideration of RMB0.6 million (US$0.1 million). The total consideration is scheduled to be paid before June 30, 2012. Macquarie Advisory is an affiliate of our principal shareholder, Macquarie Zhaopin Holdings Limited.

Employment Agreement

See “Management—Employment Agreements.”

Stock Incentives

See “Management—Stock Option Plans.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2011 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital, being US$2,783,144.97, is divided into 159,051,299 ordinary shares with a par value of US$0.01 each and 119,263,199 preferred shares with a par value of US$0.01 each, of which 12,604,286 preferred shares are designated as Series A preferred shares, 4,013,203 preferred shares are designated as Series B preferred shares, 15,722,878 preferred shares are designated as Series C preferred shares, 19,426,718 preferred shares are designated as Series D-1 preferred shares, 4,687,500 preferred shares are designated as Series D-2 preferred shares and 62,808,613 preferred shares are designated as Series E preferred shares. As of the date of this prospectus, there are 2,027,681 ordinary shares, 291,003 Series A preferred shares, 460,749 Series B preferred shares, 81,330 Series C preferred shares, 19,426,718 Series D-1 preferred shares, 4,687,500 Series D-2 preferred shares and 60,391,186 Series E preferred shares issued and outstanding. After the completion of this offering, all preferred shares will be automatically converted into 85,544,502 ordinary shares.

We will adopt the ninth amended and restated memorandum and articles of association prior to the completion of this offering. This new memorandum and articles of association will become effective upon completion of this offering and will replace the current amended and restated articles of association in its entirety. The following are summaries of material provisions of our ninth amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

The following is a summary of some of the more important terms of our share capital. For a complete description, you should refer to our ninth amended and restated memorandum and articles of association, which are filed as an exhibit to the registration statement of which this prospectus forms a part.

Ordinary Shares

General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights. Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or one or more shareholders holding at least 10% of the paid up voting share capital, present in person or by proxy.

A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who holds no less than 10% of our voting share capital. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of our voting share capital. Advance notice to shareholders of at least seven days is required for the convening of our annual general meeting and other shareholders’ meetings.

An ordinary resolution to be passed by the shareholders requires a simple majority of votes cast in a general meeting, while a special resolution requires no less than two-thirds of the votes cast. A special resolution is required for important matters such as a change of name. Our shareholders may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing shares and canceling any shares.

Transfer of Shares. Subject to the restrictions of our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (e) the shares to be transferred are free of any lien in favor of us; or (f) a fee of such maximum sum as the board of directors may determine to be payable, or such lesser sum as our board of directors may from time to time require, [has been] paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares in accordance with the Companies Law of the Cayman Islands and the memorandum or articles of association of the company. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares. Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

History of Securities Issuances

The following is a summary of our securities issuance since July 2008.

In July 2008, we issued and sold 25,000,000 Series E preferred shares to SEEK International Investments Pty Ltd. for consideration of US$45,000,000. We issued and sold 33,333,333 Series E preferred shares to Macquarie Zhaopin Holdings Limited for consideration of US$60,000,000. We issued and sold 524,762 Series E preferred shares to Orchid Asia Management Co. LLC in exchange for 15,000 ordinary shares, 293,663 Series A preferred shares and 24,430 Series B preferred shares. We issued and sold 68,963 Series E preferred shares to JFI II, L.P. in exchange for 13,000 ordinary shares and 34,015 Series A preferred shares. We issued and sold 891,186 Series E preferred shares to Albin Income Trust in exchange for 537,924 Series A preferred shares. We issued and sold 166,667 Series E preferred shares to Marshall B. Payne in exchange for 100,601 Series A preferred shares.

In addition, we have granted to certain of our officers, employees and a consultant options to purchase an aggregate of 24,575,086 ordinary shares as of March 31, 2012. See “Management—Stock Option Plans.”

Shareholders’ Agreement

In connection with the issuance and sale of our Series E preferred shares on July 9, 2008, we and our shareholders entered into the sixth amended and restated shareholders’ agreement, which amended and restated the shareholders’ agreements we had previously entered into with the investors of our Series A, Series B, Series C, Series D-1 and Series D-2 preferred shares. Pursuant to the sixth amended and restated shareholders’ agreement, our board of directors should consist of three directors respectively nominated by each of Mr. Hao Liu, SEEK and Macquarie Zhaopin Holdings Limited.

Under this shareholders’ agreement, all of our preferred shareholders were granted certain rights, including registration rights, rights of first refusal, put rights, tag-along rights and the right of first offer. All of the rights of our preferred shareholders under the shareholders’ agreement, except for the registration rights, will terminate upon the completion of this offering.

Under this shareholders’ agreement, subject to certain limitations, Macquarie Capital Group Limited (whether by itself or through its subsidiaries or affiliates) will have a right of first refusal to (i) act (or appoint an affiliate to act) as provider of advisory, debt, equity, underwriting or other investment banking services for the company in the event the board of directors determines that investment banking services are required and (ii) in the case of a qualified IPO on any stock exchange in the United States, act as joint bookrunner together with one other internationally recognized investment bank acceptable to the board of directors.

Registration Rights

Pursuant to our sixth amended and restated shareholders’ agreement entered into on July 9, 2008, we have granted certain registration rights to certain shareholders. Set forth below is a description of the registration rights granted under this agreement.

Demand Registration Rights. Holders of at least 30% of the registrable securities have the right to demand that we use commercially reasonable efforts to file a registration statement covering all or a portion of the registrable securities then outstanding with an aggregate public offering price of at least US$5,000,000. We, however, are not obligated to effect a registration demand if, among other things, the request is made after we have already effected two demand registrations. We have the right to defer filing of a registration statement upon demand for up to 90 days if our board of directors determines in good faith that filing of a registration will be materially detrimental to us, but we cannot exercise the deferral right more than once in any twelve-month period.

Piggyback Registration Rights. If we propose to file a registration statement with respect to an offering of shares or other securities of our company other than, among other things, a registration statement relating to company stock plan or corporate reorganization, we must notify the holders in writing and use commercially reasonable efforts to cause their registrable securities to be registered in the registration statement if they so elect. We have the right to terminate or withdraw any registration whether or not such holder has elected to participate in the registration. We are not required to register any registrable securities in an underwritten offering unless these securities are included in the underwriting and their holders enter into an underwriting agreement in customary form with the underwriters selected by us. The underwriters may in good faith limit the number of registrable shares to be included if due to marketing factors, provided that such exclusion does not reduce the number of registrable securities of such holders to be included below 30% of the total of securities to be included in such registration and underwriting.

Form F-3 Registration Rights. When we are eligible for use of Form F-3, the holders of registrable securities then outstanding have the right to request that we file a registration statement on Form F-3. We shall notify the holders in writing and use commercially reasonably best efforts to cause their registrable securities to be registered and qualified for sale and distribution based on their request. We are not obligated to file a registration statement on Form F-3 if the aggregate price of the securities to be offered and sold under the requested registration is less than US$1 million.

Expenses of Registration. We will pay all expenses relating to any demand, piggyback or Form F-3 registration, except for underwriting discounts and commissions relating to the sale of registrable securities, unless a registration request is subsequently withdrawn at the request of the holders of a majority of the registrable securities.

Differences in Corporate Law

The Companies Law is modeled after companies legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Cayman Islands Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that it is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by (a) a special resolution (usually a majority of 66 2/3% in value) of the shareholders of each company and (b) such other authorization, if any, as is required by such constituent company’s memorandum and articles of association. A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he holds otherwise give him voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a non-Cayman Islands company, the procedure is similar, except that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the non-Cayman Islands company and the laws of the jurisdiction in which the non-Cayman Islands company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the non-Cayman Islands company in any jurisdiction; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the non-Cayman Islands company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or been made in any jurisdiction whereby the rights of creditors of the non-Cayman Islands company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the non-Cayman Islands company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the non-Cayman Islands company; (ii) that in respect of the transfer of any security interest granted by the non-Cayman Islands company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived, (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the non-Cayman Islands company and (c) the laws of the jurisdiction of the non-Cayman Islands company with respect to the transfer have been or will be complied with; (iii) that the non-Cayman Islands company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant non-Cayman Islands jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

The Companies Law provides for a right of dissenting shareholders to be paid the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the dissenting shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each dissenting shareholder who made a written objection; (c) a dissenting shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in clause (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the dissenting shareholder agree on the price within

30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the dissenting shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value, and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances. Schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies and is commonly referred to in the Cayman Islands as a “scheme of arrangement,” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which is more rigorous and takes longer to complete than the procedures typically required to consummate a merger in Delaware), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or a meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the transaction parties are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than under the relevant statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits. Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed their availability. In principle, we will normally be the proper plaintiff and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could only be validly effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

As a matter of Cayman Islands law and procedure, a shareholder may commence a derivative action without the leave of the court, but once any of the defendants to the claim have filed a notice of intention to defend, the plaintiff must apply to the court for leave to continue the action.

Transactions with Directors. Under the Delaware General Corporation Law, or the DGCL, transactions with directors must be approved by disinterested directors or by the shareholders, or otherwise proven to be fair to the company as of the time it is approved. Such transaction will be void or voidable, unless (i) the material facts of any interested directors’ interests are disclosed or are known to the board of directors and the transaction is approved by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts of any interested directors’ interests are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by a vote of the shareholders; or (iii) the transaction is fair to the company as of the time it is approved.

Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our post-offering memorandum and articles of association, subject to any separate requirement for audit committee approval under the rules or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such a meeting.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

Under Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company and for a proper purpose; a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so); and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill, diligence and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our post-offering memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company shall declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

Majority Independent Board. A domestic U.S. company listed on the             must comply with the requirement that a majority of the board of directors must be comprised of independent directors as defined under             . As a Cayman Islands exempted company, we are allowed to follow home country practices in lieu of certain corporate governance requirements under the             rules where there is no similar requirement under the laws of the Cayman Islands. However, we have no present intention to rely on home country practice with respect to our corporate governance matters, and we intend to comply with the             rules after the completion of this offering.

Shareholder Action by Written Consent. Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by inclusion of such a restriction in its certificate of incorporation. Cayman Islands law and our post-offering articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. The DGCL does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. Further, under the DGCL, a special meeting may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or bylaws, but shareholders may be precluded from calling special meetings. Cayman law is essentially the same with respect to shareholder proposals.

Our post-offering memorandum and articles of association allow our shareholders holding not less than one-third of our paid-up voting share capital to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings[, although we are required to do so under NYSE rules].

Cumulative Voting. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our post-offering articles of association do not provide for cumulative voting.

Removal of Directors. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering articles of association, directors can be removed by a special resolution of shareholders.

Transactions with Interested Shareholders. The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by an amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns 15% or more of the corporation’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other conditions, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of perpetuating a fraud on the minority shareholders.

Amendment of Governing Documents. Under the DGCL, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. As permitted by Cayman Islands law, our post-offering memorandum and articles of association may be amended by a special resolution of the shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Indemnification. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, for example, civil fraud or the consequences of committing a crime.

Under our post-offering memorandum and articles of association, we may indemnify our directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party by reason of their acting as our directors, officers, employees or agents, except through their own dishonesty, willful default or fraud. To be entitled to indemnification, these persons must have acted in good faith and in the best interest and not contrary to the interest of our company, and must not have acted in a manner willfully or grossly negligent and, with respect to any criminal action, they must have had no reasonable cause to believe their conduct was unlawful. Our post-offering memorandum and articles of association may also provide for indemnification of such person in the case of a suit initiated by our company or in the right of our company.

We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

            has agreed to act as the depositary for the American Depositary Shares. The depositary’s offices are located at             . American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is             , located at             .

We will appoint         as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC as an exhibit to the registration statement of which this prospectus forms a part. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or from the SEC’s website (www.sec.gov).

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive             ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States.

If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Cayman Islands laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a holder of ordinary shares would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you;

•	we do not deliver satisfactory documents to the depositary;

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable; or

•	the proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and the Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•	You are duly authorized to deposit the ordinary shares;

•	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split-up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split-up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	Obligations to pay fees, taxes and similar charges; and

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in the Section entitled “Description of Share Capital—Voting Rights.”

As soon as practicable, after receipt of notice by the depositary at least thirty (30) days prior to a shareholders meeting or the voting deadline for a consent or solicitation of proxies, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

Voting at our shareholders’ meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any shareholder present in person or by proxy. If the depositary bank receives timely voting instructions from a holder of ADSs, the depositary bank will endeavor to cause the ordinary shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders’ meeting by show of hands, the depositary bank will instruct the custodian to vote all ordinary shares on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders’ meeting by poll, the depositary bank will instruct the custodian to vote the ordinary shares on deposit in accordance with the voting instructions received from holders of ADSs.

In the event of voting by poll, ordinary shares in respect of which no timely voting instructions have been received from ADS holders and provided that the depositary received notice of the meeting or solicitation of vote at least 30 days prior to such meeting or vote, such ADS holder will be deemed to have instructed the depositary to give a discretionary proxy to a person designated by our company to vote the ordinary shares represented by such ADSs. No discretionary proxy will be given with respect to any matter as to which we inform the Depositary that we do not wish such proxy to be given, and no discretionary proxy will be given with respect to any matter as to which we inform the depositary that (i) there exists substantial opposition, or (ii) the rights of holders of ADSs or the shareholders of our company will be materially adversely affected.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted unless the depositary gives a discretionary proxy with respect to those securities.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees
• Issuance of ADSs	Up to US 5¢ per ADS issued
• Cancellation of ADSs	Up to US 5¢ per ADS canceled
• Distribution of cash dividends or other cash distributions	Up to US 5¢ per ADS held
• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to US 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US 5¢ per ADS held
• Depositary Services	Up to US 5¢ per ADS held on the applicable record date(s) established by the Depositary
• Transfer of ADRs	US$1.50 per certificate presented for transfer

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares);

•	Expenses incurred for converting foreign currency into U.S. dollars;

•	Expenses for cable, telex and fax transmissions and for delivery of securities;

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit); and

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The Depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our memorandum and articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our memorandum and articles of association or in any provisions of or governing the securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

The deposit agreement specifically state that no disclaimer of liability under the Securities Act is intended by any provision of the deposit agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the shares or deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. [The depositary will issue you with an invoice in respect of any such taxes and/or other charges as and when they arise. If you fail to settle such invoice within its terms, we, the depositary and the custodian, may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all of the ADSs or the ordinary shares on deposit to pay these taxes and governmental charges. You will be liable for any deficiency if the sale proceeds do not cover the taxes and charges that are due.]

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable beneficial owner. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require fulfilling legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion into U.S. dollars of all foreign currency received if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements. If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical; or

•	Hold the foreign currency (without liability for interest) for the applicable holders.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding             ADSs representing approximately         % of our ordinary shares in issue. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and although we have applied to list the ADSs on             , we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc. for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

Our officers, directors and principal shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, whether any of these transactions are to be settled by delivery of our ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc. for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or such shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of us and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•	1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; and

•	the average weekly trading volume of our ADSs on the during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144 under the Securities Act, but without compliance with some of the restrictions. Rule 701 provides that 90 days after the effective date of this offering, affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital—Registration Rights.”

TAXATION

The following summary of the material Cayman Islands, People’s Republic of China and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Maples and Calder, our special Cayman Islands counsel, to the extent that the discussion relates to matters of PRC tax law, it is the opinion of Commerce & Finance Law Offices, our PRC legal counsel.

Cayman Islands Taxation

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ordinary shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on the material Cayman Islands income tax consequences of an investment in ordinary shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

No stamp duty, capital duty, registration or other issue or documentary taxes are payable in the Cayman Islands on the creation, issuance or delivery of ordinary shares or ADSs. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are currently no Cayman Islands’ taxes or duties of any nature on gains realized on a sale, exchange, conversion, transfer or redemption of ordinary shares or ADSs. Payments of dividends and capital in respect of ordinary shares or ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of ordinary shares, nor will gains derived from the disposal of ordinary shares be subject to Cayman Islands income or corporation tax as the Cayman Islands currently have no form of income or corporation taxes.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for and obtained an undertaking from the Governor of the Cayman Islands that no law enacted in the Cayman Islands during the period of 20 years from September 21, 1999, the date of the undertaking imposing any tax to be levied on profits, income, gains or appreciation shall apply to us or our operations and no such tax or any tax in the nature of estate duty or inheritance tax shall be payable (directly or by way of withholding) on ordinary shares, debentures or other obligations of ours. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

PRC Enterprise Income Tax Law

Under the PRC Enterprise Income Tax Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise,” meaning it can be treated in a manner similar to a Chinese enterprise for PRC Enterprise Income Tax purposes, i.e., it is required to pay enterprise income tax on income derived from sources inside and outside China, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” The implementation regulations of the PRC Enterprise Income Tax Law define a “de facto management body” as a body that has substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise, and provides that if the foreign enterprise is deemed as PRC resident enterprise, dividends and other income obtained by the shareholder from the deemed PRC resident enterprise will be considered PRC-source income and subject to PRC withholding tax, when paid to non-PRC shareholders, which may be further reduced depending on provision in the double taxation agreement between China and the relevant countries. A circular issued by the PRC State Administration of Taxation on April 22, 2009 (“Circular”) specifies that certain foreign enterprises controlled by a PRC company or a PRC company group will be classified as PRC “resident enterprises” if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function are mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) at least half of the enterprise’s directors with voting rights or senior management reside in the PRC. Although the Circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or by foreign individual or enterprise, the determining criteria set forth in the Circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC individuals.

We believe that we are not a PRC resident enterprise. However, if the PRC tax authorities determine we are a PRC resident enterprise for PRC Enterprise Income Tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our non-PRC resident enterprise shareholders, including the holders of our ADSs. In addition, non-PRC resident enterprise shareholders may be subject to 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares if such income is treated as sourced from within the PRC. Further, individual holders of ADSs or ordinary shares may be subject to PRC individual income tax on such dividends and gains at a rate of 20%. It is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their tax residence and the PRC in the event we are treated as a PRC resident enterprise.

Circular on Strengthening the Administration of Enterprise Income Tax for Share Transfer by Non-PRC Resident Enterprises

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation on December 10, 2009, where a non-PRC resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an “Indirect Transfer,” and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-PRC resident enterprise shall report this Indirect Transfer to the competent tax authority. The PRC tax authority will examine the true nature of the Indirect Transfer using a “substance over form” principle, and if the tax authority concludes that the non-PRC resident enterprise has adopted an “abusive arrangement” in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price which does not comply with arm’s length principle and results in reduction of taxable income, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. Circular 698 is retroactively effective from January 1, 2008. On March 28, 2011, the SAT released the SAT Public Notice (2011) No. 24, or SAT Public Notice 24, to clarify several issues related to Circular 698. SAT Public Notice 24 became effective on April 1, 2011. According to SAT Public Notice 24, the term “effective tax” refers to the effective tax on the gain derived from disposition of the equity interests of an overseas holding company; and the term “does not impose income tax” refers to the cases where the gain derived from disposition of the equity interests of an overseas holding company is not subject to income tax in the country or region where the overseas holding company is a resident.

Material United States Federal Income Tax Considerations

The following is a discussion of the material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ADSs or ordinary shares by U.S. Holders (as defined below) that will hold ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon applicable provisions of the Internal Revenue Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, pertinent judicial decisions, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, certain financial institutions, insurance companies, broker-dealers, pension plans, regulated investment companies, real estate investment trusts, cooperatives, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, holders that hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, investors that are traders in securities that have elected the mark-to-market method of accounting, or holders that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not address any non-United States, state, or local tax considerations. Each U.S. Holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in ADSs or ordinary shares.

General

For purposes of this summary, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created in, or organized under the law of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding our ADSs or ordinary shares, the U.S. Holder is urged to consult its tax advisors regarding an investment in our ADSs or ordinary shares.

Based in part on certain representations from the depositary bank, a U.S. Holder of ADSs will be treated as the beneficial owner for United States federal income tax purposes of the underlying shares represented by the ADSs. The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary, or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with claiming foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with claiming the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of any PRC taxes and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be classified as a “passive foreign investment company” (or a “PFIC”), for United States federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activity are taken into account as a non-passive asset. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Although the law in this regard is not entirely clear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. If it were determined, however, that we are not the owner of our consolidated affiliated entities for the United States federal income tax purposes, we may be treated as a PFIC for our current and any subsequent taxable year.

Based on our current income and assets, we presently do not expect to be classified as a PFIC for the current taxable year and we do not anticipate becoming a PFIC in future taxable years. While we do not anticipate becoming a PFIC, because the value of assets for the purpose of the asset test may be determined, in part, by reference to the market price of our ADSs or ordinary shares, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC for the current or subsequent taxable years. The composition of our income and our assets will also be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for working capital or other purposes, our risk of becoming classified as a PFIC may substantially increase. Furthermore, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive or challenge our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, the PFIC tax rules discussed below under “Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year and, unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC in subsequent years. The discussion below under “Dividends” and “Sale or Other Disposition of ADSs or Ordinary Shares” is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes.

Dividends

Any cash distributions (including the amount of any PRC tax withheld) paid on ADSs or ordinary shares out of our earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary bank, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a “dividend” for United States federal income tax purposes. For taxable years beginning before January 1, 2013, non-corporate recipients of dividend income generally will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. We have applied to list the ADSs on the             . Provided the listing is approved, we should be a qualified foreign corporation for United States federal income tax purposes because the ADSs are expected to be readily tradable on an established securities market in the United States. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

In the event that we are deemed to be a PRC “resident enterprise” under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. In such case, we may, however, be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by our ADSs, would be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above.

Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes. In the event that we are deemed to be a PRC “resident enterprise” under the EIT Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for reduced rates of taxation. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the United States-PRC income tax treaty may elect to treat the gain as PRC source income. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election with respect to ADSs (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary share), and (ii) any gain realized on the sale or other disposition, including certain pledges of ADSs or ordinary shares. Under these PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income;

•	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to individuals or corporations, as appropriate, for that year; and

•	the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be subject to the rules described above on certain distributions by a lower-tier PFIC and a disposition of shares of a lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election, provided that the listing on the             is approved and that the ADSs are regularly traded. We anticipate that the ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the U.S. Holder will generally (i) include as ordinary income for each taxable year the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of such ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will be allowed only to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any year that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election. In the case of a U.S. Holder who makes a mark-to-market election, who has held ADSs or ordinary shares during any taxable year in respect of which we were classified as a PFIC, and who continues to hold such ADSs or ordinary shares (or any portion thereof) and has not previously made a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs or ordinary shares.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make “qualified electing fund” elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must file an annual report with the Internal Revenue Service. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing ADSs or ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election and the unavailability of the qualifying electing fund election.

Information Reporting and Backup Withholding

Dividend payments with respect to our ADSs or ordinary shares and proceeds from the sale, exchange or redemption of our ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

Pursuant to the Hiring Incentives to Restore Employment Act enacted on March 18, 2010, in taxable years beginning after the date of enactment, an individual U.S. Holder and certain entities may be required to submit to the Internal Revenue Service certain information with respect to his or her beneficial ownership of the ADSs or ordinary shares, if such ADSs or ordinary shares are not held on his or her behalf by a financial institution. This new law also imposes penalties if an individual U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                 , we and the selling shareholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc. are acting as representatives, the following respective numbers of ADSs:

Underwriter	Number of ADSs
Credit Suisse Securities (USA) LLC
Macquarie Capital (USA) Inc.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all ADSs in the offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. [All sales of ADSs in the United States will be made by U.S. registered broker/dealers.]

[We] and the selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to additional ADSs [from us and [an aggregate of]                 additional ADSs from the selling stockholders] at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of ADSs.

The underwriters propose to offer ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $             per ADS. The underwriters and selling group members may allow a discount of $             per ADS on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per ADS		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
	US$	US$	US$	US$
Underwriting Discounts and Commissions paid by us	US$	US$	US$	US$
Expenses payable by us	US$	US$	US$	US$
Underwriting Discounts and Commissions paid by selling stockholders	US$	US$	US$	US$
Expenses payable by the selling stockholders	US$	US$	US$	US$

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of ADSs being offered.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any ADSs, our ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or our ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc. for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the ‘lock-up’ period, we announce that we will release earnings results during the 16-day period beginning on the last day of the ‘lock-up’ period, then in either case the expiration of the ‘lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc. waive, in writing, such an extension.

Our officers, directors, major shareholders and optionholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs, our ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or our ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of ADSs or our ordinary shares, whether any of these transactions are to be settled by delivery of ADSs or our ordinary shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc. for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the ‘lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc. waive, in writing, such an extension.

We and the selling stockholders have agreed to indemnify the underwriters and Credit Suisse Securities (USA) LLC, in its capacity as the qualified independent underwriter, against liabilities under the Securities Act, or contribute to payments that the underwriters and Credit Suisse Securities (USA) LLC, in its capacity as the qualified independent underwriter, may be required to make in that respect.

We have applied to list ADSs on                 .

[In connection with the listing of ADSs on                 , the underwriters will undertake to sell round lots of 100 ADSs or more to a minimum of                 beneficial owners.]

As of December 31, 2011, an affiliate of Macquarie Capital (USA) Inc. beneficially owned 33,333,333 shares of our Series E preferred shares, representing 38.1% of our ordinary shares then issued and outstanding. These shares do not include shares acquired by Macquarie Capital (USA) Inc. in market-making transactions or shares held in client accounts for which Macquarie Capital (USA) Inc. exercises voting or investment authority or both. Macquarie Capital (USA) Inc. disclaims beneficial ownership of shares held in client accounts.

Prior to this offering, there has been no public market for the ADSs. The initial public offering price was negotiated between us and the representatives. In additional to prevailing market conditions, the factors considered in determining the initial public offering price included our historical performance, estimates of our business potential and earnings prospects, the valuation multiples of publicly traded companies that the representatives believed to be comparable to us, the history of, and the prospects for, the industry in which we compete and other factors deemed relevant by the representatives and us. It is also possible that after this offering, our ADSs will not trade in the public market at or above the initial public offering price.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

•	Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of ADSs or preventing or retarding a decline in the market price of ADSs. As a result the price of ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on                 , and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Selling Restrictions

Australia

This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Corporations Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Corporations Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the ADSs has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange. However, in accordance with SEEK’s continuous disclosure obligations in Australia, SEEK may from time to time make certain announcements to the Australian Securities Exchange in connection with this offer.

Accordingly, (1) the offer of the ADSs under this prospectus may only be made to persons: (i) to whom it is lawful to offer the ADSs without disclosure to investors under Chapter 6D.2 of the Corporations Act under one or more exemptions set out in Section 708 of the Corporations Act; and (ii) who are “wholesale clients” as that term is defined in section 761G of the Corporations Act; (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above; and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree does not currently intend to sell or offer for sale any of the ADSs sold to the offeree within 12 months after their issue except as otherwise permitted under the Corporations Act.

Bermuda

No offer of the ADSs may be made in Bermuda or to any person regarded as resident of Bermuda for exchange control purposes.

Canada

The ADSs may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada, except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer, sale or distribution is made, and only through a dealer duly registered under the applicable securities laws of that province or territory or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs to the public in the Cayman Islands.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from the including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of the ADSs has not been made or will not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADSs to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last (or, in Sweden, its last two) annual or consolidated accounts; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/7 1/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

The ADSs have not been offered and will not be offered other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of Companies Ordinance (Cap. 32) of Hong Kong; and the underwriters have not issued and will not issue any advertisement, invitation or document relating to the ADSs, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under the Ordinance.

Indonesia

This prospectus has not been, and will not be, distributed or passed on within the Republic of Indonesia or to any persons who are citizens of Indonesia (wherever they are located or domiciled) or to entities or residents in Indonesia. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, in the Republic of Indonesia or to Indonesian citizens (wherever they are domiciled or located), Indonesian entities, or Indonesian residents in a manner which constitutes a public offering of the ADSs under the laws or regulations of the Republic of Indonesia.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, as amended. The ADSs have not been offered or sold and will be offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term shall mean any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and other applicable laws, regulations and governmental guidelines in Japan.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

This prospectus has not been filed with, reviewed or approved by the Qatar Central Bank, any other relevant Qatar governmental body or securities exchange, nor any foreign governmental body or securities exchange. This prospectus is being issued to a limited number of sophisticated investors and should not be provided to any person other than the original recipient. It is not for general circulation in the State of Qatar and should not be reproduced or used for any other purpose.

Singapore

This prospectus has not been and will not be lodged with or registered as a prospectus by the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the ADSs may not be issued, circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined under Section 4A(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) and pursuant to Section 274 of the SFA, (ii) to a relevant person as defined under Section 275(2) of the SFA and pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the ADSs are initially subscribed or purchased pursuant to an offer made in reliance of the exemptions under Sections 274 and 275 of the SFA, within the period of six months from the date of the initial subscription or purchase, the ADSs should only be sold in Singapore to institutional investors, relevant persons or any person pursuant to Section 275(1A) of the SFA.

Where the ADSs are subscribed for or purchased under Section 275 of the SFA by a relevant person that is:

(a)	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law; or

(iv)	as specified in Section 276(7) of the SFA.

Switzerland

The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to us or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

United Arab Emirates and Dubai International Financial Center

The offering of the ADSs has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The ADSs may not be offered to the public in the UAE and/or any of the free zones. The ADSs may be offered and this prospectus may be issued, only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. The ADSs will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones.

United Kingdom

This prospectus does not constitute a prospectus for the purposes of the prospectus rules issued by the UK Financial Services Authorities (the “FSA”), pursuant to section 84 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”), and has not been filed with the FSA. The ADSs may not be offered or sold and will not be offered or sold to the public in the UK (within the meaning of section 102B of the FSMA) save in the circumstances where it is lawful to do so without an approved prospectus (with the meaning of the section 85 of the FSMA) being made available to the public before the offer is made. In addition, no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale or any ADSs except in circumstances in which section 21(1) of the FSMA does not apply to us. This prospectus is directed only at (i) persons who are outside the UK and (ii) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “FPO”), or (iii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49 of the FPO.

Any investment or investment activity to which this prospectus relates is only available to and will only be engaged in with such persons and persons who do not fall within (ii) or (iii) above should not rely on or act upon this communication.

CONFLICTS OF INTEREST

Macquarie Zhaopin Holdings Limited, an affiliate of Macquarie Capital (USA) Inc., beneficially owns in excess of 10% of our outstanding ordinary shares [and, as a selling shareholder, may receive more than 5% of the aggregate net proceeds from this offering]. Because Macquarie Capital (USA) Inc. is a participating underwriter in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. FINRA Rule 5121 requires that a “qualified independent underwriter” participate in the preparation of this prospectus and the registration statement that includes this prospectus and exercise the usual standards of due diligence in respect thereto. Credit Suisse Securities (USA) LLC is serving in that capacity, and Credit Suisse Securities (USA) LLC will [not receive any compensation from us for such role] [receive US$[            ] from us as compensation for such role]. In addition, in accordance with FINRA Rule 5121, Macquarie Capital (USA) Inc. will not make sales to discretionary accounts without the prior written consent of the customer.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us and the selling shareholders. Except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the listing fee, all amounts are estimates. A portion of the expenses will be reimbursed by the underwriters.

Securities and Exchange Commission registration fee listing fee	US$
Financial Industry Regulatory Authority, Inc. filing fee
Printing expenses
Accounting fees and expenses
Legal fees and expenses
Miscellaneous

Total	US$

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Global Law Office. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Global Law Office with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2009, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 included in this prospectus have been so included in reliance of the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 26/F, Office Tower A, Beijing Fortune Plaza, 7 Dongsanhuan Zhong Road, Chaoyang District, Beijing 100020, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. This prospectus, which constitutes a part of such registration statement, does not contain all of the information contained in the registration statement. We have also filed with the SEC a related registration statement on Form F-6 to register the ADSs. You should read the registration statements on Form F-1 and Form F-6 and their respective exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon completion of this offering we will become subject to periodic reporting and other information disclosure requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

ZHAOPIN LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Zhaopin Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive (loss)/income, of changes in shareholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Zhaopin Limited (the “Company”) and its subsidiaries at December 31, 2009, 2010 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Beijing, the People’s Republic of China

May 18, 2012

ZHAOPIN LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009, 2010 AND 2011

(in thousands, except for number of shares)

		As of December 31,
		2009	2010	2011	2011	2011	2011
	Note	RMB	RMB	RMB	US$ (Note 3(d))	RMB	US$ (Note 3(d))
						Pro-forma (Note 15) (unaudited)	Pro-forma (Note 15) (unaudited)
ASSETS
Current assets:
Cash	3(e)	97,622	235,206	516,278	82,028	516,278	82,028
Accounts receivable, net	5	11,116	20,397	12,350	1,962	12,350	1,962
Amounts due from a related party	16	8,026	7,836	7,537	1,198	7,537	1,198
Prepayment and other current assets		20,868	24,491	53,539	8,506	53,539	8,506
Investment held at cost	3(g)	—	17,241	—	—	—	—
Deferred tax assets	10	—	395	7,167	1,139	7,167	1,139

Total current assets		137,632	305,566	596,871	94,833	596,871	94,833

Property and equipment, net	7	21,127	15,605	25,512	4,054	25,512	4,054
Intangible assets, net	8	1,462	1,930	1,983	315	1,983	315
Investment held at cost	3(g)	17,652	—	—	—	—	—

Total non-current assets		40,241	17,535	27,495	4,369	27,495	4,369

Total assets		177,873	323,101	624,366	99,202	624,366	99,202

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable		2,571	6,391	5,670	901	5,670	901
Amounts due to a related party	16	990	990	990	157	990	157
Salaries and welfare payable		16,437	46,478	54,748	8,699	54,748	8,699
Taxes payable		7,328	12,663	20,678	3,285	20,678	3,285
Advances from customers		94,977	192,966	287,933	45,747	287,933	45,747
Accrued expenses and other current liabilities	9	16,886	15,969	44,412	7,056	44,412	7,056

Total current liabilities		139,189	275,457	414,431	65,845	414,431	65,845

Advances from customers		6,647	11,146	2,806	446	2,806	446

Total liabilities		145,836	286,603	417,237	66,291	417,237	66,291

Commitments and contingencies	17

The accompanying notes are an integral part of these consolidated financial statements.

ZHAOPIN LIMITED

CONSOLIDATED BALANCE SHEETS—Continued

AS OF DECEMBER 31, 2009, 2010 AND 2011

(in thousands, except for number of shares)

		As of December 31,
		2009	2010	2011	2011	2011	2011
	Note	RMB	RMB	RMB	US$ (Note 3(d))	RMB	US$ (Note 3(d))
						Pro forma (Note 15) (unaudited)	Pro forma (Note 15) (unaudited)
Mezzanine equity
Series A convertible preferred shares (US$0.01 par value; 12,604,286 shares authorized, 291,003 shares issued and outstanding, liquidation value of US$115, none outstanding on a pro forma basis as of December 31, 2011 (unaudited))	12	952	952	952	151	—	—
Series B convertible preferred shares (US$0.01 par value; 4,013,203 shares authorized, 460,749 shares issued and outstanding, liquidation value of US$226, none outstanding on a pro forma basis as of December 31, 2011 (unaudited))	12	1,873	1,873	1,873	298	—	—
Series C convertible preferred shares (US$0.01 par value; 15,722,878 shares authorized, 81,330 shares issued and outstanding, liquidation value of US$42, none outstanding on a pro forma basis as of December 31, 2011 (unaudited))	12	344	344	344	55	—	—
Series D-1 convertible preferred shares (US$0.01 par value; 19,426,718 shares authorized, issued and outstanding, liquidation value of US$20,000, none outstanding on a pro forma basis as of December 31, 2011 (unaudited))	12	156,181	156,181	156,181	24,815	—	—
Series D-2 convertible preferred shares (US$0.01 par value; 4,687,500 shares authorized, issued and outstanding, liquidation value of US$7,500, none outstanding on a pro forma basis as of December 31, 2011 (unaudited))	12	52,416	52,416	52,416	8,328	—	—
Series E redeemable convertible preferred shares (US$0.01 par value; 62,808,613 shares authorized, 60,391,186 shares issued and outstanding, liquidation value of US$108,704, none outstanding on a pro forma basis as of December 31, 2011 (unaudited))	12	746,037	746,037	746,037	118,533	—	—

Total mezzanine equity		957,803	957,803	957,803	152,180	—	—

Ordinary shares (US$0.01 par value, 159,051,299 shares authorized, 2,027,681 shares issued and outstanding, 87,572,183 shares outstanding on a pro forma basis as of December 31, 2011 (unaudited))	13	168	168	168	27	6,094	968
Additional paid-in capital		4,182	9,229	17,489	2,779	969,366	154,018
Statutory reserves	3(r)	51	136	6,738	1,071	6,738	1,071
Accumulated other comprehensive loss		(9,435)	(10,292)	(11,572)	(1,839)	(11,572)	(1,839)
Accumulated deficit		(920,732)	(920,546)	(763,497)	(121,307)	(763,497)	(121,307)

Total shareholders’ (deficit)/equity		(925,766)	(921,305)	(750,674)	(119,269)	207,129	32,911

Total liabilities, mezzanine equity and shareholders’ deficit		177,873	323,101	624,366	99,202	624,366	99,202

The accompanying notes are an integral part of these consolidated financial statements.

ZHAOPIN LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

FOR THE YEARS ENDED DECEMBER 31, 2009, 2010 AND 2011

(in thousands, except for number of shares and per share data)

		For the Years Ended December 31,
		2009	2010	2011	2011
	Note	RMB	RMB	RMB	US$
					Note 3(d)
Revenues:	3(k)
Online recruitment services		237,343	400,722	631,356	100,312
Campus recruitment services		20,918	38,039	49,601	7,881
Executive search services		24,954	31,364	34,137	5,424
Print advertising services		21,009	24,870	22,815	3,625
Other human resources related services		8,833	18,334	18,640	2,962

Total revenues		313,057	513,329	756,549	120,204
Less: Business tax and related surcharges		(17,466)	(30,372)	(44,253)	(7,031)

Net revenues		295,591	482,957	712,296	113,173
Cost of services		(49,333)	(55,955)	(58,550)	(9,303)

Gross profit		246,258	427,002	653,746	103,870

Operating expenses:
Sales and marketing expenses		(232,918)	(293,590)	(351,023)	(55,772)
General and administrative expenses		(89,961)	(133,546)	(130,068)	(20,666)

Total operating expenses		(322,879)	(427,136)	(481,091)	(76,438)

(Loss)/income from operations		(76,621)	(134)	172,655	27,432
Other (expenses)/income:
Foreign currency exchange loss		(112)	(396)	(116)	(18)
Interest income		695	708	8,880	1,411
Gain from disposal of investment held at cost (related party transaction)	16(a)	—	—	7,845	1,246
Other (expenses)/income, net		(175)	1,316	1,704	271

(Loss)/income before income tax expenses		(76,213)	1,494	190,968	30,342
Income tax expenses	10	(1,134)	(1,223)	(27,317)	(4,340)

Net (loss)/income		(77,347)	271	163,651	26,002
Income allocated to participating preferred shareholders	14	—	(265)	(159,862)	(25,399)

Net (loss)/income attributable to ordinary shareholders		(77,347)	6	3,789	603

Net (loss)/income per share:	14
—Basic		(38.15)	0.00	1.87	0.30
—Diluted		(38.15)	0.00	1.64	0.26
Weighted average number of shares used in computing net (loss)/income per share:
—Basic		2,027,681	2,027,681	2,027,681	2,027,681
—Diluted		2,027,681	95,516,823	99,727,399	99,727,399
Comprehensive (loss)/income:
Net (loss)/income		(77,347)	271	163,651	26,002
Foreign currency translation adjustment, net of tax		(172)	(857)	(1,280)	(203)

Total comprehensive (loss)/income		(77,519)	(586)	162,371	25,799

Share-based compensation expenses allocated to cost of services and operating expenses:
Cost of services		51	85	168	27
Sales and marketing expenses		743	915	779	124
General and administrative expenses		3,388	12,597	6,270	996

The accompanying notes are an integral part of these consolidated financial statements.

ZHAOPIN LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2009, 2010 AND 2011

(in thousands, except for number of shares)

	Ordinary Shares		Additional Paid-in Capital	Statutory Reserves	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	RMB	RMB	RMB	RMB	RMB	RMB
Balances as of January 1, 2009	2,027,681	168	—	—	(9,263)	(843,334)	(852,429)
Share-based compensation expenses	—	—	4,182	—	—	—	4,182
Appropriation of statutory reserves	—	—	—	51	—	(51)	—
Net loss	—	—	—	—	—	(77,347)	(77,347)
Foreign currency translation adjustment, net of tax	—	—	—	—	(172)	—	(172)

Balances as of December 31, 2009	2,027,681	168	4,182	51	(9,435)	(920,732)	(925,766)

Share-based awards repurchase	—	—	(7,507)	—	—	—	(7,507)
Share-based compensation expenses	—	—	12,554	—	—	—	12,554
Appropriation of statutory reserves	—	—	—	85	—	(85)	—
Net income	—	—	—	—	—	271	271
Foreign currency translation adjustment, net of tax	—	—	—	—	(857)	—	(857)

Balances as of December 31, 2010	2,027,681	168	9,229	136	(10,292)	(920,546)	(921,305)

Expiration of put option (Note 11)	—	—	1,043	—	—	—	1,043
Share-based compensation expenses	—	—	7,217	—	—	—	7,217
Appropriation of statutory reserves	—	—	—	6,602	—	(6,602)	—
Net income	—	—	—	—	—	163,651	163,651
Foreign currency translation adjustment, net of tax	—	—	—	—	(1,280)	—	(1,280)

Balances as of December 31, 2011	2,027,681	168	17,489	6,738	(11,572)	(763,497)	(750,674)

The accompanying notes are an integral part of these consolidated financial statements.

ZHAOPIN LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2010 AND 2011

(in thousands)

	For the Years Ended December 31,
	2009	2010	2011	2011
	RMB	RMB	RMB	US$
				Note 3(d)
Cash flows from operating activities:
Net (loss)/income	(77,347)	271	163,651	26,002
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Share-based compensation expenses	4,182	13,597	7,217	1,147
Provision for allowance for doubtful accounts	1,702	3,017	795	126
Depreciation expenses	13,076	12,166	9,704	1,542
Amortization expenses	740	1,275	1,065	169
Loss on disposal of property and equipment	128	390	86	14
Loss from foreign currency exchange	112	396	116	18
Deferred tax benefits	—	(395)	(6,772)	(1,076)
Gain from disposal of investment held at cost	—	—	(7,845)	(1,246)
Changes in operating assets and liabilities:
Accounts receivable	(2,259)	(12,298)	7,252	1,152
Amounts due from a related party	347	190	299	48
Prepayment and other current assets	2,183	(4,071)	(15,667)	(2,489)
Accounts payable	(479)	3,820	(721)	(115)
Salaries and welfare payable	5,247	28,998	9,313	1,480
Taxes payable	1,172	3,572	8,015	1,273
Advances from customers	36,778	102,488	86,627	13,762
Accrued expenses and other current liabilities	(16,535)	(534)	9,799	1,557

Net cash (used in)/provided by operating activities	(30,953)	152,882	272,934	43,364

Cash flows from investing activities:
Proceeds from disposal of investment held at cost to a related party	—	—	26,809	4,260
Decrease of short-term bank deposits	68,346	—	—	—
Proceeds from disposal of property and equipment	611	190	255	41
Purchase of property and equipment	(9,905)	(7,607)	(14,849)	(2,359)
Purchase of intangible assets	(292)	(1,743)	(1,118)	(178)

Net cash provided by/(used in) investing activities	58,760	(9,160)	11,097	1,764

Cash flows from financing activities:
Payment of intended IPO-related service fees	—	—	(1,840)	(292)
Repurchase of share-based awards	(1,660)	(5,296)	—	—

Net cash used in financing activities	(1,660)	(5,296)	(1,840)	(292)

Effect of exchange rate changes on cash	(272)	(842)	(1,119)	(178)

Net increase in cash	25,875	137,584	281,072	44,658
Cash, beginning of the year	71,747	97,622	235,206	37,370

Cash, end of the year	97,622	235,206	516,278	82,028

Supplemental disclosure of cash flow information:
Cash paid for income taxes	265	469	24,601	3,909
Supplemental disclosure of non-cash financing and investing activities:
Cash withheld from share options repurchased for payable of withholding taxes (Note 11)	—	1,762	—	—
Repurchase of share options through offset of receivables (Note 11)	—	449	—	—
Accrual related to purchase of property and equipment	962	(382)	5,103	811
Accrual related to intended IPO-related service fees	—	—	11,541	1,834

The accompanying notes are an integral part of these consolidated financial statements.

ZHAOPIN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2010 AND 2011

(in thousands, except for number of shares and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

(a) Principal Activities

Zhaopin Limited (“Zhaopin”, or the “Company”) through its subsidiaries and variable interest entities (“VIEs”), hereinafter collectively referred to as the “Group”, is principally engaged in operating a leading online recruitment platform in the People’s Republic of China (“China”, or the “PRC”). The Group also provides complementary human resources related services, including campus recruitment, executive searches and print advertising, and is focused on delivering a premium human resource experience to both employers and job seekers.

(b) Organization

The Company was incorporated in the Cayman Islands on September 1, 1999 under the name of Zhaopin.com Limited, and subsequently changed its name to Zhaopin Limited in 2002.

In 2000, the Company incorporated Beijing Wangpin Consulting Co., Ltd. (“Beijing Wangpin”) and Wangpin Information Consulting (Shanghai) Co., Ltd. In 2006, the Company incorporated Zhilian Wangpin (Beijing) Technology Co., Ltd. (“Zhilian Wangpin”), and in 2008 the Company incorporated Zhilian Yipin Beijing Technology Co., Ltd.

PRC laws and regulations currently limit direct foreign ownership of companies that provide value-added telecommunication services, advertising services and human resources related services. To comply with these regulations, the Company conducts parts of its online recruitment and other human resources related businesses in China through its variable interest entities (see Note 2). As of December 31, 2011, the Company has a total of 17 variable interest entities in China, including Beijing Zhilian Sanke Human Resources Service Co., Ltd. (“Zhilian Sanke”), which holds the licenses and permits necessary to conduct Internet related operations in China. The Company conducts its human resources related operations primarily through Beijing Wangpin, a subsidiary of the Company.

(c) Major Subsidiaries and VIEs

As of December 31, 2011, the Company’s consolidated subsidiaries and VIEs include the following entities:

Name	Place of Incorporation/ Establishment	Date of Incorporation/ Acquisition	Percentage of Direct Ownership	Principal Activities
Subsidiaries
Beijing Wangpin Consulting Co., Ltd.	PRC	05/29/2000	90%*	Online recruitment
Zhilian Yipin (Beijing) Technology Co., Ltd.	PRC	08/22/2008	100%	Software development and technical services
Zhilian Wangpin (Beijing) Technology Co., Ltd.	PRC	02/17/2006	100%	Online recruitment
Wangpin Information Consulting (Shanghai) Company Co., Ltd.	PRC	03/22/2000	100%	Dormant
Nanjing Zhilian Advertising Co., Ltd.	PRC	07/09/2004	100%	Online recruitment
Suzhou Wangpin Advertising Co., Ltd.	PRC	01/10/2006	100%	Advertising

Name	Place of Incorporation/ Establishment	Date of Incorporation/ Acquisition	Percentage of Direct Ownership		Principal Activities
Shenzhen Siyite Technology Development Co., Ltd. (Siyite)	PRC	02/06/2002	100%		Dormant
Changsha Lianzhi Human Resources Service Co., Ltd. (Changsha Zhilian)	PRC	01/23/2006	100%		Online recruitment
Guangdong Zhilian Culture & Media Co., Ltd.	PRC	11/26/2007	100%		Online recruitment
VIEs
Beijing Zhilian Sanke Human Resources Service Co., Ltd. (Zhilian Sanke)	PRC	04/29/1997	0	%**	Online recruitment
Wuhan Zhilian Rencai Advertising Co., Ltd.	PRC	10/31/2003	0	%**	Online recruitment
Shanxi Zhilian Advertising Co., Ltd. (Shanxi Zhilian)	PRC	04/26/2004	0	%**	Advertising
Jinan Zhilian Wangpin Advertising Co., Ltd. (Jinan Zhilian)	PRC	10/14/2004	0	%**	Advertising
Sichuan Zhilian Advertising Co., Ltd. (Sichuan Zhilian)	PRC	12/09/2004	0	%**	Advertising
Shenyang Zhilian Wangpin Advertising Co., Ltd.	PRC	01/13/2005	0	%**	Advertising
Harbin Zhilian Wangcai Advertising Co., Ltd.	PRC	01/07/2008	0	%**	Advertising
Shenyang Zhilian Recruitment Service Co., Ltd.	PRC	05/09/2007	0	%**	Online recruitment
Qingdao Zhilian Advertising Co., Ltd.	PRC	06/02/2005	0	%**	Advertising
Dalian Zhilian Advertising Co., Ltd.	PRC	11/24/2005	0	%**	Advertising
Tianjin Zhilian Advertising Co., Ltd.	PRC	12/31/2005	0	%**	Advertising
Henan Wangpin Advertising Co., Ltd. (Henan Wangpin)	PRC	01/09/2006	0	%**	Advertising
Changchun Zhilian Advertising Co., Ltd.	PRC	01/14/2005	0	%**	Advertising
Changchun Zhilian Human Resources Service Co., Ltd.	PRC	05/16/2006	0	%**	Online recruitment
Hangzhou Wangpin Advertising Co., Ltd. (Hangzhou Wangpin)	PRC	04/24/2006	0	%**	Advertising
Fuzhou Zhilian Advertising Co., Ltd.	PRC	11/26/2007	0	%**	Advertising
Xiamen Zhilian Wangpin Commercial Service Co., Ltd.	PRC	03/14/2008	0	%**	Business services

*	Beijing Wangpin is 90% owned by the Company and 10% owned by Zhilian Sanke, a variable interest entity for which the Company is the primary beneficiary (see Note 2).
**	The Company is the primary beneficiary for these variable interest entities. Accordingly, the results of operations, financial position and cash flows of these entities have been consolidated in the Group’s consolidated financial statements (see Note 2).

2. VARIABLE INTEREST ENTITIES

Zhilian Wangpin entered into a series of contractual agreements with the VIEs and the respective direct equity owners of the VIEs, who are affiliated with the Company or who are affiliated with major shareholders of the Company. Through these contractual agreements, Zhilian Wangpin is able to:

•	exercise effective control over each VIE;

•	receive substantially all of the economic benefits and residual returns, and absorb substantially all the risks of expected losses as if it were the sole shareholder; and

•	have an exclusive option to purchase all of the equity interest in each VIE.

In December 2009, the Financial Accounting Standard Board (“FASB”) issued Consolidation—Improvements to Financial Reporting by Enterprises Involved with VIEs. The amendment in this accounting standards update replaced the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a VIE with an approach focused on identifying which reporting entity has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and has (1) the obligation to absorb losses of the entity, or (2) the right to receive benefits from the entity.

The Group adopted this amendment on January 1, 2010, which was the effective date of the standard. Management evaluated the relationships among Zhilian Wangpin, the VIEs and their respective direct equity owners and concluded that Zhilian Wangpin is the primary beneficiary in each variable interest arrangement. As a result, the results of operations, assets and liabilities of the VIEs have been included in the Group’s consolidated financial statements.

VIE Agreements

Zhilian Wangpin’s relationships with the VIEs are governed by the following contractual agreements. Unless otherwise stated, the contractual agreements signed with each VIE contains substantially similar terms as described below.

Business Operations Agreements

Pursuant to the Business Operations Agreements entered into among Zhilian Wangpin, each VIE and its respective direct equity owners, the VIE must appoint the persons designated by Zhilian Wangpin to be its directors, general manager, chief financial officer and any other senior officers. The VIE and its direct equity owners agree to accept the proposals provided by Zhilian Wangpin, from time to time, relating to employment, daily business and financial management. Without Zhilian Wangpin’s prior written consent, the VIE shall not conduct any transaction which may materially affect its assets, obligations, rights or operations, including, but not limited to, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party, or transfer of any rights or obligations under this agreement to a third party. The term of these agreements are ten years and will be extended if Zhilian Wangpin provides a written notice requesting extension prior to the expiration date. Zhilian Wangpin may terminate the agreement at any time by providing advance written notice to the VIE. Neither the VIE nor any of its direct equity owners may terminate this agreement prior to the expiration date.

Equity Interest Pledge Agreements

Pursuant to the Equity Interest Pledge Agreements entered into among Zhilian Wangpin, each VIE and its respective direct equity owners, the direct equity owners pledged all of their equity interest in their VIE to Zhilian Wangpin to guarantee the VIE and the direct equity owners’ obligations under, where applicable, the Loan Agreement, the Exclusive Technical and Consulting Services Agreement, the Business Operation Agreement and the Exclusive Equity Option Agreement. If the VIE and/or any of its direct equity owners breach their contractual obligations under these agreements, Zhilian Wangpin, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Without Zhilian Wangpin’s prior written consent, the direct equity owners of the VIE shall not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice Zhilian Wangpin’s interests. The Equity Interest Pledge Agreements shall expire on the date on which the VIE and its direct equity owners have fully performed their obligations under the aforementioned agreements.

Power of Attorney

Pursuant to the Power of Attorney, the direct equity owners each irrevocably appointed the person designated by Zhilian Wangpin as their attorney-in-fact to vote on their behalf on all matters of its respective VIE requiring shareholder approval under PRC laws and regulations and the VIE’s articles of association.

The appointment of the person designated by Zhilian Wangpin as the attorney-in-fact is conditional upon such person’s employment with Zhilian Wangpin or its affiliates. Each Power of Attorney will remain in force for ten years unless terminated earlier upon the occurrence of any of the following: (i) the person designated by Zhilian Wangpin terminates his or her employment with Zhilian Wangpin or its affiliates; (ii) Zhilian Wangpin issues a written notice to dismiss or replace the person designated by Zhilian Wangpin with another person; or (iii) the business operations agreement among Zhilian Wangpin, the VIE and its respective direct equity owners terminates or expires.

Exclusive Equity Option Agreements

Pursuant to the Exclusive Equity Option Agreements entered into among Zhilian Wangpin, each VIE and the respective direct equity owners of each VIE, the direct equity owners’ have granted Zhilian Wangpin or its designated representatives an exclusive option to purchase, to the extent permitted under PRC law, all or part of their equity interest in the VIE in consideration for the loans extended to the direct equity owners of the VIE under the Loan Agreement mentioned below. Pursuant to the agreement, Zhilian Wangpin has the option to acquire the equity interest at the lowest price then permitted by PRC law in consideration of the cancellation of all or part of the loans extended to the direct equity owners under the Loan Agreement. Zhilian Wangpin or its designated representatives have sole discretion to decide when to exercise such options, either in part or in full. Zhilian Wangpin or its designated representatives is entitled to exercise the options an unlimited number of times until all of the equity interests have been acquired, and can freely transfer the option to any third party. Without Zhilian Wangpin’s consent, the direct equity owners may not transfer, donate, pledge or otherwise dispose of their equity shareholdings in any way. The term of this agreement is ten years and may be extended by Zhilian Wangpin’s written notice prior to the expiration date. The Exclusive Equity Option Agreement remains in full force and effect during the term of the agreement and extended period unless Zhilian Wangpin gives advance notice of termination to the direct equity owners or the VIE files bankruptcy, is dissolved or is forced to be closed.

Exclusive Technical and Consulting Services Agreements

Pursuant to the Exclusive Technical and Consulting Services Agreement between Zhilian Wangpin and each VIE, Zhilian Wangpin has exclusive right to provide to the VIE technical and consulting services relating to, among other things, server maintenance and related Internet platform management service, development and upgrade of application software for servers and users, training of technical and business personnel, and other services agreed upon by the parties. Without Zhilian Wangpin’s prior written consent, the VIE shall not engage any third party for any of the technical and consulting services provided under this agreement. In addition, Zhilian Wangpin exclusively owns all intellectual property rights resulting from the performance of all services under this agreement. The Exclusive Technical and Consulting Services Agreement entitles Zhilian Wangpin to charge the VIE service fees that amount to substantially all of the net income of the VIE. The term of this agreement is ten years and will be extended upon the written notice made by Zhilian Wangpin for a period determined by Zhilian Wangpin. Zhilian Wangpin can terminate the agreement at any time by providing 30 days’ prior written notice to the VIE. The VIE is not permitted to terminate the agreement prior to the expiration date, unless due to Zhilian Wangpin’s gross negligence, fraud, unlawful conducts or bankruptcy.

Loan Agreements

Under the Loan Agreements between Zhilian Wangpin and the direct equity owners, Zhilian Wangpin extended interest-free loans to the direct equity owners of each VIE solely for the purpose of capital injection of the VIE. The loan can be repaid only with the proceeds from the sale of all of the equity interest in the VIE to Zhilian Wangpin, or its designated representatives upon the written request of Zhilian Wangpin. The term of the loan is ten years from the date when the loan is received by the direct equity owners, and will be automatically extended for another one year for an unlimited number of times unless terminated by written notice from Zhilian Wangpin to the direct equity owners of the VIE thirty days prior to the due date.

Risks in Relation to the Corporate Structure

Under the Exclusive Technical and Consulting Service Agreement, the amount of service fees to be paid by the VIEs shall be determined by Zhilian Wangpin. The Company believes Zhilian Wangpin has the power to determine the amount of the service fees as deemed appropriate given that Zhilian Wangpin has effective control over the management and board of directors of the VIEs through the Business Operations Agreements and Power of Attorney agreements. Accordingly, the Exclusive Technical and Consulting Service Agreements give Zhilian Wangpin the ability to extract substantially all of the economic benefits out of the VIEs at Zhilian Wangpin’s sole discretion. In addition, under the other contractual arrangements among Zhilian Wangpin, the VIEs and the direct equity owners, Zhilian Wangpin has the sole authority to restrict any payment of dividends or any amounts to the direct equity owners. Zhilian Wangpin also has the right to receive all residual assets of the VIEs through the exercise of the call option under the Exclusive Equity Option Agreements, when and to the extent permitted by PRC law.

As a result of the VIE Agreements, direct equity owners of the VIEs do not have the ability to control or make decisions affecting the VIEs’ business and operations, nor do they have the ability absorb the expected losses or receive the expected residual returns of the VIEs. The Company, through Zhilian Wangpin’s assumption of voting and dividend rights, controls the VIEs and is the ultimate primary beneficiary of the VIEs. Therefore, the Company has consolidated the financial results of the VIEs in the Company’s consolidated financial statements since their date of incorporation.

The Group believes that Zhilian Wangpin’s contractual arrangements with the VIEs and their respective direct equity owners are in compliance with PRC regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Group’s ability to enforce these contractual arrangements. If the corporate structure and contractual arrangements through which the Group conducts its business in China are found to be in violation of any existing or future PRC regulations, the relevant PRC regulatory authorities could:

•	revoke or refuse to grant or renew the Group’s business and operating licenses;

•	restrict or prohibit related party transactions between Zhilian Wangpin and the VIEs;

•	impose fines or other requirements which the Group may find difficult or impossible to comply with;

•	require the Group to alter the corporate structure; and

•	restrict or prohibit the Group’s ability to finance its operations.

The imposition of any of these penalties could result in a material adverse effect on the Group’s results of operations and financial condition. Any changes in PRC regulations that affect the Group’s ability to exercise effective control over the VIEs and receive substantially all of the economic benefits and residual returns of the VIEs may preclude the Group from consolidating the VIEs in the future. In addition, the legal owners of the VIEs are different from the legal owners of the Company and Zhilian Wangpin, and therefore the Group cannot be assured that when conflicts of interest arise, any or all of the direct equity owners will act in the best interests of the Group or such conflicts will be resolved in the Group’s favor. The direct equity owners of the VIEs may breach, cause the VIEs to breach or refuse to renew the existing contractual arrangements with Zhilian Wangpin.

As of March 31, 2012, seven of the Group’s VIEs have registered their equity pledge with the relevant local administration for industry and commerce. The remaining nine VIEs have yet to register their equity pledge. Although the lack of registration of the equity pledges does not affect the Group’s ability to enforce the duly executed agreements against the direct equity owners of the VIEs, the Group may not be able to successfully enforce these pledges against any third parties, who may acquire the equity interests in the VIEs in good faith, until the equity pledges are registered.

The following consolidated financial information of the VIEs is included in the accompanying consolidated financial statements:

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB
Total assets	16,982	24,054	35,972
Total liabilities	124,002	142,707	132,625
Payable to third parties	21,205	44,102	64,396
Payable to inter-company entities*	102,797	98,605	68,229

	For the Years Ended December 31,
	2009	2010	2011
	RMB	RMB	RMB
Net revenue	63,952	109,163	148,516
Net (loss)/income	(22,190)	(11,633)	20,999
Inter-company service fees paid/payable*	—	(26,720)	(7,575)

	For the Years Ended December 31,
	2009	2010	2011
	RMB	RMB	RMB
Net increase in cash	4,306	4,624	8,382

*	All inter-company transactions and balances have been eliminated upon consolidation.

The total assets of the consolidated VIEs for 2009, 2010 and 2011 were mainly comprised of cash, accounts receivable, amounts due from inter-company entities, prepayment and other current assets and property and equipment. The total liabilities of the consolidated VIEs for 2009, 2010 and 2011 were mainly comprised of accounts payable, salaries and welfare payable, advances from customers and amounts due to inter-company entities.

Under the agreements with the VIEs, Zhilian Wangpin has the power to direct activities of the VIEs, and can have assets transferred out of the VIEs. Therefore, Zhilian Wangpin considers that there is no asset in the consolidated VIEs that can be used only to settle obligations of the consolidated VIEs except for registered capitals of the VIEs amounting to RMB9,420 as of December 31, 2011. As the consolidated VIEs are incorporated as limited liability companies under the PRC Company Law, creditors of the VIEs do not have recourse to the general credit of Zhilian Wangpin for any of the liabilities of the consolidated VIEs.

Currently there is no contractual arrangement that could require Zhilian Wangpin or the Company to provide additional financial support to the VIEs. As the Group is conducting certain businesses in the PRC through the VIEs, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.

There is no VIE where the Company or its subsidiaries have a variable interest but are not the primary beneficiary.

3. PRINCIPAL ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIEs for which the Company is the ultimate primary beneficiary. All significant inter-company transactions and balances have been eliminated upon consolidation.

The consolidated financial statements have been prepared on a historical cost basis to reflect the financial position and results of operations of the Group in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has a controlling financial interest in the entity. The Company or its subsidiary is considered to be the primary beneficiary if the Company or its subsidiary has the power to direct the activities that most significantly impacts the entity’s economic performance, and bears the risks of, and enjoys the rewards normally associated with, ownership of the entity.

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, the allowance for doubtful accounts, estimating useful lives of long-lived assets and intangible assets, subsequent impairment assessment of long-lived assets, valuation allowance of deferred tax assets, relative values of accounting units in certain multiple element arrangements and determination of share-based compensation. In addition, the valuation model used to estimate the fair value of share options upon grant date or modification date and the valuation of the preferred shares on their issuance date uses certain assumptions, including, but not limited to, complex and subjective judgment made regarding the Group’s projected financial and operating results and business risks.

(c) Foreign Currency Translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company is the United States dollar (“US$”), while the functional currency of the Company’s subsidiaries and VIEs incorporated and operated in the PRC is the RMB. In the consolidated financial statements, the financial information of the Company has been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustments net of taxes, and are shown as a component of other comprehensive loss in the statements of comprehensive (loss)/income.

(d) Convenience Translation

Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive (loss)/income and statements of cash flows from RMB into US$ as of and for the year ended December 31, 2011 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.2939, representing the rate as certified by the H.10 weekly statistical release of the Federal Reserve Board on December 30, 2011. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on December 30, 2011, or at any other rate.

(e) Cash

Cash represents cash on hand and demand deposits placed with banks which have original maturities of three months or less, and are readily convertible into known amounts of cash. The Group had no cash equivalents as of December 31, 2009, 2010 and 2011, respectively.

(f) Accounts Receivable, Net

The carrying value of accounts receivable is reduced by an allowance that reflects the Group’s best estimate of the amount that will not be collected. The Group makes estimation for the collectability of accounts receivable considering many factors including, but not limited to, reviewing accounts receivable balances, historical bad debt rate, repayment patterns, customer credit worthiness, financial condition of the customer and industry trend analysis that resulted in an inability to make overdue payments. The Group also makes specific allowances if there is evidence that the receivable is likely to be irrecoverable and the allowances are written off after all collection efforts have been exhausted and the potential for recovery is considered remote. Accounts receivable in the consolidated balance sheet were stated net of such provisions.

(g) Investment Held at Cost

Investment at cost was comprised of a 23.7% equity investment in Shenzhen Xijier Human Resources Co., Ltd., (“CJOL”), a privately-held PRC company. The Group accounted for this investment as an investment held at cost as it neither has the ability to exercise significant influence nor has any method of exercising control over CJOL.

The Group assessed its cost investment for other-than-temporary investment by considering factors including, but not limited to, current economic and market conditions, operating performance of the company, including current earnings trends and undiscounted cash flows, and other company-specific information. The fair value determination, particularly for privately-held companies, requires significant judgment to determine appropriate estimates and assumptions. Changes in these estimates and assumptions could affect the calculation of the fair value of the investments and determination of whether any identified impairment is other-than-temporary. The Group did not recognize any impairment for its investment held at cost for the years ended December 31, 2009 and 2010, respectively.

The Group had planned to dispose CJOL prior to December 31, 2010 and reclassified the investment from non-current assets to current assets as the disposal was expected to be consummated within a year. On May 20, 2011, the Company reached a share agreement with Jobs DB Inc. (“Jobs DB”), a Hong Kong-based online recruitment company, to sell its 23.7% equity ownership in CJOL and 100% equity ownership in Sure Luck Invest Limited (“Sure Luck”) for total cash consideration of RMB26,809. Jobs DB is a related party of the Company (see Note 16(a)). Upon the closing of this agreement, the Company transferred its equity interest in CJOL to Career Networks Information and Technology (Shenzhen) Co., Ltd., a subsidiary of Jobs DB, and its equity interest in Sure Luck to Jobs DB. This transaction was consummated on June 22, 2011. As purchase price for CJOL was greater than its cost, no impairment was recognized upon disposal. Upon the consummation of this transaction, the Group recognized a gain of RMB7,845 from the sale of Sure Luck and CJOL in its consolidated statements of comprehensive (loss)/income.

(h) Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the following estimated useful lives:

Estimated Useful Lives of the Assets
Leasehold improvements	Shorter of the remaining lease period or the estimated useful life
Electronic equipment	3 years
Furniture and office equipment	5 years
Motor vehicles	5 years

Expenditures for repairs and maintenance are expensed as incurred. The gain or loss on disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the disposal assets. Such differences, if any, is recognized as general and administrative expenses in the consolidated statements of comprehensive (loss)/income.

(i) Intangible Assets

Intangible assets mainly consist of computer software and licenses purchased for internal use. Intangible assets are stated at cost less accumulated amortization, which is recognized using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are 3 years for computer software, 10 years for licenses and 10 years for registered trademarks.

(j) Impairment of Long-lived Assets and Intangible Assets

Long-lived assets and intangible assets are reviewed for impairment whenever events or changes in the circumstances indicate that the carrying value of an asset may not be recoverable. When these events occur, the Group assesses the recoverability of the long-lived assets and intangible assets by comparing the carrying amount of the asset group to the estimated future undiscounted cash flows associated with the related assets. The Group recognizes impairment for long-lived assets and intangible assets in the event that the carrying value of such assets exceeds the estimated undiscounted cash flows attributable to such assets. No impairment of long-lived assets and intangible assets was recognized for any of the periods presented.

(k) Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, service has been rendered, the price is fixed or determinable and collection is reasonably assured. Revenue is deferred until these criteria are met and any cash payments received up front are initially recognized as advances from customers.

In October 2009, the FASB issued new guidance to address the accounting for multiple deliverable arrangements. Under the new guidance, the fair value requirements were modified to allow the use of the “best estimate of selling price” in addition to vendor-specific-objective-evidence (“VSOE”) and third-party evidence (“TPE”) for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration is no longer permitted. This new guidance was effective prospectively in fiscal years beginning upon or after June 15, 2010, and early adoption was permitted. The Group has elected to early adopt this new guidance through a retrospective application to all revenue arrangements for all periods presented in the financial statements.

Revenues presented in the consolidated statements of comprehensive (loss)/income include revenues from online recruitment services, print advertising services, campus recruitment services, executive search services and other human resources related services.

Online Recruitment Services

The Group provides online recruitment services such as recruitment information posting services, online advertising services and resumes database search services. Employers enter into standard service agreements with the Group, under which different service arrangements, service fulfillment period, total consideration and other terms are agreed upon by both parties. Revenue on arrangements that include multiple elements is allocated to each element based on the relative fair value of each element. Fair value is generally determined by the Company’s best estimate of the selling price. For all the periods presented, the usage period for the elements in arrangements that include multiple elements is the same. No allocation was performed as there is no impact from the allocation on revenues which are recognized over the service fulfillment period.

Print Advertising Services

The Group provides print advertising services through newspapers and magazines that are distributed in various cities of the PRC. The Group would prepay the newspapers or magazines and then sell advertising space on these pages to employers for a fixed price over the advertising display period. The Group evaluates the terms of its customer agreements and gives consideration to other key indicators, such as inventory risk, latitude in establishing price and credit risk. As a result of the assessment, the Group records the gross amount paid by its customers as revenues as the Group believes that it is the primary obligor in these arrangements. Revenues are recognized ratably over the advertisement publication period.

Campus Recruitment Services

The Group provides campus recruitment services to corporate employers. Campus recruitment service includes planning, recruitment advertising and organizing recruitment activities. Upon completion of these activities, a completion report is delivered to customers summarizing the activities carried out. Fees for these types of services are recognized upon delivery of the completion report.

Executive Search Services

The Group provides executive search services and receives a fixed fee which is contingent upon the successful finding of an employee candidate for the corporate employers. Revenue is recognized at the end of the contractual probation period, which varies on a contract-by-contract basis but is typically 90 days from the effective date of employment. In the event that a candidate is terminated prior to the end of the contractual probation period, the Group must search for a replacement candidate at no additional fee until a candidate has achieved successful employment beyond the probation period. Revenue is recognized at the end of the contracted probation period and when the Group has no further service obligations.

Other Human Resources Related Services

The Group also provides other human resources related services such as assessment services, training services, human resources agent services, human resources magazine and other services. Arrangements for other human resources related services are generally short-term in nature. Fees for these types of services are recognized when fees are fixed or determinable, collectability is reasonably assured and service performance completed.

(l) Cost of Services

Cost of services consist primarily of network costs, printing and publishing expenses, payroll, share-based compensation and other employee-related costs and other expenses incurred by the Group which are directly attributable to the performance of the Group’s online recruitment and other human resources related services.

(m) Sales and Marketing Expenses

Sales and marketing expenses consist primarily of payroll, share-based compensation and other employee-related expenses for the Group’s sales and marketing staff, as well as advertising expenses. Advertising expenses generally represent the cost of marketing activities used to create or stimulate a positive image of the Group’s brand or a desire for the Group’s services. Advertising expenses are recorded as sales and marketing expenses when incurred, and totaled RMB45,613, RMB67,875 and RMB77,867 for the years ended December 31, 2009, 2010 and 2011, respectively.

(n) General and Administrative Expenses

General and administrative expenses primarily include salary and benefits to managerial and administrative staff, share-based compensation expenses, office rental and property management fees, professional services fees, depreciation and other administrative office expenses.

(o) Share-Based Compensation

The Company grants share options to its employees and directors under a share incentive plan, and accounts for these share-based compensation arrangements in accordance with ASC 718, Compensation—Stock

Compensation. The awards are measured at grant date fair value and are recognized as compensation expenses, net of estimated forfeiture rate, using the graded vesting method. Forfeiture rates are estimated at the time of grant and revised in the subsequent periods if actual forfeitures differ from the initial estimates.

The Binomial option-pricing model is used to measure the value of the awards. The determination of the fair value is affected by the share price as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. The use of the Binomial option-pricing model requires a number of complex assumptions.

If a share-based award is modified after the grant date and the modification is determined to be a probable-to-probable (Type 1) modification, additional compensation expenses are recognized in an amount equal to the excess of the fair value of the modified equity instrument over the fair value of the original equity instrument immediately before modification. The additional compensation expenses are recognized immediately on the date of modification or over the remaining requisite service period, depending on the vesting status of the award. If a share-based award is modified after the grant date and the modification is determined to be an improbable-to-probable (Type 3) modification, any previously recognized compensation expenses related to unvested awards are reversed. Compensation expenses equal to the fair value of the modified award are recognized immediately.

If a vested share-based award is repurchased after the grant date, the Group recognizes the excess of consideration paid over fair value of awards as share-based compensation expenses. If an unvested share-based award is repurchased after the grant date, any previously recognized compensation expenses related to unvested awards are reversed and the Group recognizes the consideration paid as share-based compensation expenses.

(p) Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases, net of any rent concessions, are charged to the consolidated statements of comprehensive (loss)/income on a straight-line basis over the lease term.

(q) Taxation

Business and Related Taxes

The Company’s subsidiaries and VIEs in the PRC are subject to business taxes and related surcharges on the revenues earned for services provided in the PRC. The applicable rate of business taxes is 5% after certain deductions. Business taxes and related surcharges are deducted from gross revenues to arrive at net revenues in the Group’s consolidated statements of comprehensive (loss)/income.

Income Taxes

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdiction. Deferred income taxes are provided using the asset and liability method, which requires the recognition of income tax payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Group’s financial statements or tax returns. Deferred income taxes are determinable based on the difference between the financial reporting and tax basis of assets and liabilities and are measured using the currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the consolidated statements of comprehensive (loss)/income in the period that includes the enactment date. A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the Group’s deferred tax assets will not be realized.

Uncertain Tax Positions

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Significant judgment is required in evaluating the Group’s uncertain tax positions and determining its provision for income taxes. The Group recognizes interest and penalties, if any, under accrued expenses and other current liabilities on its balance sheet and under income tax expenses in its statements of comprehensive (loss)/income. The Group did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended December 31, 2009, 2010 and 2011. As of December 31, 2009, 2010 and 2011, the Group did not have any significant unrecognized uncertain tax positions.

(r) Statutory Reserves

The Company’s PRC subsidiaries and VIEs in China are required to make appropriations to certain non-distributable reserve funds.

In accordance with the laws applicable to China’s Foreign Investment Enterprises, the Company’s subsidiaries registered as wholly-owned foreign enterprises in China have to make appropriations from their after-tax profits (as determined under the Accounting Standards for Business Enterprises as promulgated by the Ministry of Finance of the People’s Republic of China (“PRC GAAP”)) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the respective entity’s after-tax profits as calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriation to the enterprise expansion fund and staff bonus and welfare fund is at each PRC entity’s discretion.

Beijing Wangpin, which is considered a Sino-foreign joint venture as its 90% owned by the Company and 10% owned by Zhilian Sanke, is permitted to provide reserve fund allocations of annual after-tax profit at the discretion of its board of directors. As Beijing Wangpin recorded accumulated deficits as of December 31, 2009, 2010 and 2011, Beijing Wangpin was not required to make any statutory reserve appropriations.

Under the China Company Laws, the VIEs of the Company, which are registered as domestic companies in China, must make appropriations from their after-tax profit as determined under PRC GAAP to non-distributable reserve funds including a statutory surplus fund and a discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of their after-tax profits as determined under PRC GAAP. Appropriation is not required if the surplus fund has reached 50% of the registered capital of the PRC entity. Appropriation to the discretionary surplus fund is made at the discretion of the respective PRC entity.

The use of the general reserve fund, statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses or increases to the registered capital of the respective company. Appropriations to the enterprise expansion fund can be used to increase registered capital upon PRC regulatory approval. The staff bonus and welfare fund is a liability in nature and is restricted to fund payments of special bonuses to staff and for the collective welfare of employees. All these reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

For the years ended December 31, 2009, 2010 and 2011, the Company’s PRC subsidiaries and VIEs made appropriations of RMB51, RMB85 and RMB6,602, respectively, to their statutory reserves.

(s) (Loss)/Income Per Share

Basic (loss)/income per share is computed by dividing net income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net (loss)/income is allocated between ordinary shares and other participating securities based on their participating rights. Diluted net (loss)/income per share is calculated by dividing net (loss)/income attributable to ordinary shareholders as adjusted for the effect of income allocation to holders of participating preferred shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the exercise of share options (using the treasury stock method) and the conversion of the convertible preferred shares (using the if-converted method). Ordinary equivalent shares are not included in the denominator of the diluted (loss)/income per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

(t) Employee Benefits

The full-time employees of the Group that are employed in the PRC are entitled to staff welfare and benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. Companies are required to accrue for the benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and make contributions to the state-sponsored welfare, pension and medical plans out of the amounts accrued for these benefits. For the years ended December 31, 2009, 2010 and 2011, total amounts recognized for such employee benefits amounted to RMB37,645, RMB37,735 and RMB46,065, respectively, and was charged to the consolidated statements of comprehensive (loss)/income. The PRC government is responsible for the welfare and medical benefits and ultimate pension liability to these employees.

(u) Comprehensive (Loss)/Income

Comprehensive (loss)/income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding those resulting from investments by shareholders and distributions to shareholders. Accumulated other comprehensive loss consists of foreign currency translation adjustments.

(v) Segment Reporting

Operating segments are defined as components of an enterprise engaging in business activities about which separate financial information is available and evaluated regularly by the Group’s chief operating decision-maker in deciding how to allocate resources and assess performance. The Group has internal reporting that does not distinguish between markets or segments as a whole, and reports costs and expenses by nature as a whole. Hence, the Group has only one reporting segment.

As the Group’s long-lived assets and revenue are substantially located in and derived from the PRC, no geographical segments are presented.

(w) Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. This ASU amends ASC 820 to require a number of additional disclosures regarding (i) the different classes of assets and liabilities measured at fair value, (ii) the valuation techniques and inputs used, (iii) the activity in Level 3 fair value measurements, and (iv) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures were effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures were effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on the Group’s consolidated financial statements.

In April 2010, the FASB issued ASU 2010-13, Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades, to update the guidance in ASC 718, Compensation- Stock Compensation. This updated guidance provides clarification for share-based payment awards with an exercise price denominated in the currency of a market in which substantial portion of the underlying equity security trades should not be considered to meet the criteria requiring classification as a liability. The updated guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Early adoption was permitted. The adoption of ASU 2010-13 did not have a material impact on the Group’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to enhance the guidance in ASC 310, Receivables. The amendment requires an entity to provide a greater level of disaggregated information about the credit quality of its financing receivables and its allowance for credit losses. In addition, it requires disclosure of credit quality indicators, past due information, and modifications of its financing receivables. For public entities, the disclosures as of the end of a reporting period were effective for interim and annual reporting periods ended on or after December 15, 2010. The disclosures about activity that occurs during a reporting period were effective for interim and annual reporting periods beginning on or after December 15, 2010. For non-public entities, the disclosures were effective for annual reporting periods ending on or after December 15, 2011. As the Group does not have financing receivable as defined in the standard, this amendment did not have any impact on the Group’s financial position, results of operations or cash flows.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amended the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For public entities, the amendments are effective prospectively during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. This amendment is not expected to have a material impact on the Group’s financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, under which the option to present the components of other comprehensive income as part of the statement of shareholders’ equity has been eliminated. The standard requires other comprehensive income to be presented as part of a single continuous statement of comprehensive income or in a statement of other comprehensive income immediately following the statements of operations. Reclassification adjustments from other comprehensive income to net income must be presented on the face of the financial statements. This standard must be retrospectively applied to all reporting periods presented in financial reports issued after the effective date. The new accounting guidance was effective for interim and annual periods beginning after December 15, 2011. For nonpublic companies, this new guidance is effective for fiscal years ended after December 15, 2012. The Group provided the required financial reporting presentation upon the effective date of this standard for public entities. The adoption of this standard changed the presentation of the Group’s financial statements but did not affect the calculation of net income, comprehensive income or earnings per share.

In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. Under this amendment, entities will still be required to adopt either the single continuous statement or the two-statement approach required by the new standard on presentation of comprehensive income, but they would continue to report reclassification out of accumulated other comprehensive income, as consistent with presentation requirements in effect prior to ASU 2011-05. The amendments in ASU 2011-12 are effective the same time ASU 2011-05 becomes effective. The Group provided the required financial reporting presentation upon the effective date of ASU 2011-05 and ASU 2011-12 for public entities. The adoption of this standard changed the presentation of the Group’s financial statements but did not affect the calculation of net income, comprehensive income or earnings per share.

4. CERTAIN RISKS AND CONCENTRATION

(a) Concentration of Credit Risks

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and accounts receivable. As of December 31, 2009, 2010 and 2011, substantially all of the Group’s cash was held in financial institutions located in the PRC that management believes are of high-credit rating and sound quality. Accounts receivable are typically unsecured and denominated in RMB, and are derived from revenues earned from operations arising in the PRC. Management believes credit risk on accounts receivable is moderate due to the diversity of its services and customers.

(b) Foreign Currency Risk

The majority of the Group’s operating transactions are generally denominated in RMB and a significant portion of the Group’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. The value of the RMB is affected by changes in central government policies and international economic and political developments. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by companies in China must be processed through PBOC or other PRC foreign exchange regulatory bodies and requires certain supporting documentation in order to affect the remittance.

(c) Major Customers

No individual customer accounted for more than 10% of net revenues during the years ended December 31, 2009, 2010 and 2011. No individual customer accounted for more than 10% of accounts receivable as of December 31, 2009, 2010 and 2011.

(d) PRC Regulations

The Chinese market in which the Group operates exposes the Group to certain macro-economic and regulatory risks and uncertainties. These uncertainties extend to the ability of the Group to provide online advertising, mobile and Internet related services through contractual arrangements in the PRC since these industries remains highly regulated. The Chinese government may issue from time to time new laws or new interpretations on existing laws to regulate this industry. Regulatory risk also encompasses the interpretation by the tax authorities of current tax laws, the status of properties leased for the Group’s operations and the Group’s corporate structure and scope of operations in the PRC, which could be subject to further restrictions resulting in limitations on the Group’s ability to conduct business in the PRC. The PRC government may also require the Group to restructure its operations entirely if it finds that the Group’s contractual arrangements do not comply with applicable laws and regulations. It is unclear how a restructuring could impact the Group’s business and operating results, as the PRC government has not yet found any such contractual arrangements to be in noncompliance. However, any such restructuring may cause significant disruption to the Group’s business operations.

5. ACCOUNTS RECEIVABLE

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB
Accounts receivable	12,661	22,599	14,216
Less: Allowance for doubtful accounts	(1,545)	(2,202)	(1,866)

Accounts receivable, net	11,116	20,397	12,350

The following table presents movement of the allowance for doubtful accounts for the years ended December 31, 2009, 2010 and 2011:

	For the Years Ended December 31,
	2009	2010	2011
	RMB	RMB	RMB
Balance at beginning of the period	(1,506)	(1,545)	(2,202)
Additions: charges to bad debt expenses, net of recoveries	(1,702)	(3,017)	(795)
Less: write-offs of accounts receivable	1,663	2,360	1,131

Balance at end of the period	(1,545)	(2,202)	(1,866)

6. PREPAYMENT AND OTHER CURRENT ASSETS

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB
Prepaid rental and advertising expenses	4,678	4,641	6,647
Rental and advertising deposits	10,415	7,195	9,988
Deferred intended IPO-related service fees	—	—	13,381
Advances to employees	3,880	8,728	12,201
Individual income tax receivables from employees related to repurchase of share options	588	—	—
Prepaid business taxes	670	3,764	9,201
Others	637	163	2,121

Total	20,868	24,491	53,539

7. PROPERTY AND EQUIPMENT, NET

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB
Leasehold improvements	9,947	8,037	11,086
Electronic equipment	32,444	31,271	43,599
Furniture and office equipment	9,015	9,855	11,408
Motor vehicles	308	735	834
Less: accumulated depreciation	(30,587)	(34,293)	(41,415)

Net book value	21,127	15,605	25,512

Depreciation expenses was RMB13,076, RMB12,166 and RMB9,704 for the years ended December 31, 2009, 2010 and 2011, respectively.

Loss from write-off of property and equipment amounted to RMB128, RMB390 and RMB86 for the years ended December 31, 2009, 2010 and 2011, respectively.

8. INTANGIBLE ASSETS

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB
Computer software	3,687	5,430	5,843
Acquired Internet Content Provider license	568	568	568
Trademarks	—	—	256
Less: accumulated amortization	(2,793)	(4,068)	(4,684)

Net book value	1,462	1,930	1,983

Amortization expenses amounted to RMB740, RMB1,275 and RMB1,065 for the years ended December 31, 2009, 2010 and 2011, respectively.

The estimated amortization expenses for the above intangible assets for each of the following five years are as follows:

Amount
RMB
For the year
2012	1,098
2013	572
2014	164
2015	26
2016 and thereafter	123

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB
Accrued advertising expenses	7,634	3,928	6,277
Accrued professional service fees	3,622	5,237	17,246
Accrued payables to employees	1,644	1,567	2,442
Payable for property and equipment purchases	1,204	822	5,925
Accrued sales and promotion expenses	670	1,263	7,254
Accrued network support expenses	302	861	1,829
Accrued training expenses	375	194	583
Others	1,435	2,097	2,856

Total	16,886	15,969	44,412

10. TAXATION

Cayman Islands

Under the common tax laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

China

Prior to January 1, 2008, the Company’s subsidiaries and VIEs that are incorporated in the PRC were governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and domestic enterprise income tax regulations (the “previous income taxes laws and rules”). Pursuant to the previous income taxes laws and rules, the Group’s subsidiary and VIEs were generally subject to Enterprise Income Tax (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Under the previous income tax laws and rules, High and New Technology Enterprises (“HNTE”) could enjoy certain tax holidays or preferential income tax rates.

On March 16, 2007, the National People’s Congress adopted the new Corporate Enterprise Income Tax Law (the “New EIT Law”), which became effective from January 1, 2008 and replaced the existing separate income tax laws for domestic enterprises and foreign-invested enterprises by adopting a uniform income tax rate of 25%. Preferential tax treatments will continue to be granted to entities that are qualified as HNTE, or conduct business in encouraged sectors.

Under the New EIT Law, enterprises that were established and already enjoyed preferential tax treatments before March 16, 2007 will continue to enjoy them (i) in the case of preferential tax rates, for a period of five years from January 1, 2008, or (ii) in the case of preferential tax exemption or reduction for a specified term, until the expiration of such term.

The Company’s PRC entities not subject to a statutory tax rate of 25% are as follows:

•	Changsha Zhilian and Sichuan Zhilian were determined to be small-scale enterprises by the local tax bureau and were taxed on a deemed profit rate of 10% on gross revenue for 2009 and 2010, respectively. Such tax treatments are assessed by the local tax bureau on an annual basis at the beginning of the tax year. For 2011, Changsha Zhilian continued to apply the deemed profit rate of 10% on gross revenue. Sichuan Zhilian applied the statutory tax rate of 25%.

•	Income taxes of Jinan Zhilian were paid based on a fixed amount for 2009, as determined by the local tax bureau at the beginning of the tax year. For 2010, Jinan Zhilian was subject to the statutory tax rate of 25%. For 2011, Jinan Zhilian paid income taxes based on a fixed amount as determined by the local tax bureau.

•	Hangzhou Wangpin was considered to be a small-scale enterprise for 2009 and was therefore subjected to tax rate of 20% for the year. For 2010 and 2011, Hangzhou Wangpin was taxed at the statutory rate of 25%.

•	Shanxi Zhilian was considered to be a small-scale enterprise for 2010 and 2011 and was taxed on a deemed profit rate of 10% on costs and expenses for both years. The entity was subjected to the statutory tax rate of 25% in 2009.

•	Henan Wangpin was considered to be a small-scale enterprise by the local tax bureau and was taxed on a deemed profit rate of 10% on gross revenue for 2011. For 2009 and 2010, Henan Wangpin was subjected to the statutory tax rate of 25%.

•	Beijing Wangpin was approved as an HNTE by the local tax bureau, upon which Beijing Wangpin was entitled to enjoy a preferential income tax rate of 15% from 2011 to 2013. As Beijing Wangpin received its HNTE status filing in March 2012, which was prior to its annual tax filing, Beijing Wangpin was able to apply the preferential income tax rate of 15% to its 2011 annual tax filing. For 2009 and 2010, Beijing Wangpin was subjected to the statutory rate of 25%.

The New EIT Law also provides that an enterprise established under the laws of foreign countries or regions but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to PRC income taxes at the rate of 25% for its global income. The

Implementing Rules of the New EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC should be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history the New EIT Law, should the Group be treated as a resident enterprise for PRC tax purposes, the Group will be subject to PRC tax on worldwide income at a statutory tax rate of 25% retroactive to January 1, 2008.

Composition of Income Tax Expenses

The current and deferred portions of income tax expenses included in the Group’s consolidated statements of comprehensive (loss)/income are as follows:

	For the Years Ended December 31,
	2009	2010	2011
	RMB	RMB	RMB
Current income tax expenses	1,134	1,618	34,089
Deferred tax benefit	—	(395)	(6,772)

Income tax expenses	1,134	1,223	27,317

Reconciliation of the Differences between Statutory Tax Rate and the Effective Tax Rate

Reconciliation of the differences between the PRC statutory tax rate of 25% and the Group’s effective tax rate is as follows:

	For the Years Ended December 31,
	2009	2010	2011
PRC statutory tax rate	25.0%	25.0%	25.0%
Permanent differences
Advances from customers	(6.1%)	1,052.3%	—
Non-deductible expenses	(14.4%)	473.3%	3.0%
Changes in valuation allowance	(2.4%)	(1,732.3%)	(6.2%)
Tax effect related to foreign entities not subject to income taxes	(3.2%)	250.1%	0.1%
Effect of tax on a deemed profit basis	(0.4%)	(0.5%)	(0.8%)
Effect of tax at fixed amount levied	0%	14.0%	0.2%
Effect of change in Beijng Wangpin’s tax rate due to HNTE status approval	—	—	(7.0%)

Effective tax rate	(1.5%)	81.9%	14.3%

The combined effects of the income tax expense exemption and reduction available to the Group are as follows:

	For the Years Ended December 31,
	2009	2010	2011
	RMB	RMB	RMB
Preferential income tax rate effect	—	—	(13,374)
Basic EPS	—	—	(0.15)

Deferred Taxes

Deferred taxes were measured using the enacted tax rates for the periods in which they are expected to be reversed. Significant components of the Group’s deferred tax assets are as follows:

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB
Accruals and other liabilities	6,676	9,935	6,983
Tax loss carryforwards	38,080	5,769	3,925
Advertising expenses carryforwards	21,403	24,906	24,688

Total deferred tax assets	66,159	40,610	35,596
Less: valuation allowance	(66,159)	(40,215)	(28,429)

Net deferred tax assets	—	395	7,167

Deferred tax assets as presented on the Group’s consolidated balance sheets are as follows:

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB
Current deferred tax assets	—	395	7,167
Non-current deferred tax assets	—	—	—

Total deferred tax assets	—	395	7,167

The Group did not have temporary differences relating to deferred tax liabilities as of December 31, 2009, 2010 and 2011.

As of December 31, 2011, the Group had net loss carryforwards of approximately RMB16,719, which will or are expected to expire during the period between December 31, 2012 and December 31, 2016.

Movement of Valuation Allowance

A valuation allowance is provided on the deferred tax assets to the extent that management believes that it is more likely than not that such deferred tax assets will not be utilized in the foreseeable future. In making such determination, the Group considers various factors including future taxable income exclusive of reversing temporary differences and carryforwards. For the year ended December 31, 2011, valuation allowance was reversed when certain VIEs generated sufficient taxable income to utilize the deferred tax assets. While some of the entities have started to be profitable, there are other entities which continue to incur losses. Valuation allowances have been maintained for those entities where future losses are still expected to occur and management estimated that it is more likely than not that the deferred tax assets will not be utilized. If future events prevent the Group from realizing some or all of its deferred tax assets, an adjustment to the valuation allowances will be recorded when such events occur.

The following table shows the movement of valuation allowance for the years presented:

	For the Years Ended December 31,
	2009	2010	2011
	RMB	RMB	RMB
Balance at beginning of the year	(64,293)	(66,159)	(40,215)
Current period addition	(1,866)	(17,077)	(8,036)
Current period reversal	—	43,021	19,822

Balance at end of the year	(66,159)	(40,215)	(28,429)

Withholding Tax on Undistributed Dividends

Under the New EIT Law, dividends, interests, rent, royalties and gains on transfers of property payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to withholding tax of 10%, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding taxes. The withholding tax rate is 5% for the parent company incorporated in certain qualified jurisdictions if the parent company is the beneficial owner of the dividend and approved by the PRC tax authority to enjoy the preferential tax benefit. The withholding tax regulation imposed on the dividend income received from the Company’s PRC subsidiaries and VIEs will reduce the Company’s net income. On February 22, 2008, the Ministry of Finance and State Tax Bureau jointly issued a circular which stated that for foreign invested enterprises, all profits accumulated up to December 31, 2007 are exempted from withholding taxes when they are distributed to foreign investors. All foreign investment enterprises are subject to withholding tax from January 1, 2008.

As of December 31, 2011, the Company did not recorded any withholding tax on the retained earnings of its foreign invested enterprises in the PRC, as the Company intends to reinvest its earnings to further expand its business in the PRC, and its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies.

11. SHARE-BASED COMPENSATION

The Company grants share-based awards to eligible individuals pursuant to the Share Incentive Plans (“the Plans”), which were adopted in 2006, 2008, 2009 and 2010. Share options granted under all Plans vest over a four-year requisite service period, with equal portions vesting annually, quarterly or monthly, depending on the terms of each award agreement. For options that were granted under the 2010 Plan, 25% of the options vest on the one-year anniversary of the vesting commencement date and 1/48 of the options vest each month thereafter on the same day of the month of the vesting commencement date. Unless otherwise agreed to at the time of grant, the contractual life of awards granted under the 2006 Plan and the 2009 Plan was ten years while the contractual life of the awards granted in 2008 and those awards granted under the 2010 Plan was five years.

On July 30, 2010, in connection with the employment termination of certain senior management employees (the “Termination Event”), the Company repurchased 991,000 options. The repurchase price of each option was the difference between its exercise price and US$1.80 or US$2.30, depending on the agreed terms. Total payment for the repurchase amounted to RMB7,507, of which RMB5,296 was paid in cash, RMB1,762 was withheld for payable of withholding taxes and RMB449 was settled in receivable amounts due from these employees. For the repurchase of unvested options, the Company recognized compensation expenses equal to the cash paid for unvested options as an immediate charge to general and administrative expenses. Compensation expenses which were previously recognized using the grant date fair value, if any, were reversed. Total compensation expenses recognized for the repurchase of unvested options, net of amounts reversed, amounted to RMB239. For repurchase of options which were fully vested on July 30, 2010, amounts paid in excess of the fair value of the options as at July 30, 2010 amounting to RMB4,501 was recognized as share-based compensation expenses as the Company settled these awards in cash.

In addition, as part of the Termination Event, the Company also amended the terms of 2,359,000 options under which: (i) 2,084,000 options that were unvested were allowed to continuously vest after the employment termination date, and (ii) the expiration date for 275,000 vested options was extended to September 30, 2012. No changes were made to the number of options granted or the exercise price of these options. The Company considered this to be a modification of share-based awards and determined July 30, 2010 to be the modification date.

For the 2,084,000 awards which were not vested on July 30, 2010, the Company considered this to be an improbable-to-probable (Type 3) modification. Once modification has been accounted for, no further services are required and all awards are vested within a passage of time. Accordingly, the Company recognized compensation expenses equal to the full fair value of the unvested awards on the modification date. Any previously recognized compensation expenses related to the unvested awards, if any, was reversed. Total compensation expenses recognized, net of amounts reversed, amounted to RMB3,440.

For the awards which were fully vested on July 30, 2010, the Company considered this to be a probable-to-probable (Type 1) modification as the new terms did not change the fact that these options had vested. Accordingly, the Company recognized the incremental fair value, which is the difference between the fair value of the option before modification and after, as a one-time charge to share-based compensation expenses on July 30, 2010. Cumulative amount of compensation expenses recognized for the vested options on modification date amounting to RMB531 was recognized on the date the awards were modified.

In connection with the Termination Event, the Company also granted a put option to a former executive giving that employee the right to put up to 200,000 options to the Company at the fixed price of US$1.80 per option less the exercise price of US$1.03 per option. The Company considers this to be a tandem award as the employee has the choice of settlement in shares or in cash, with both a liability and equity component. The portion allocated to the liability component was RMB1,043, which represents the maximum payment if the put option for the entire award is elected, and is recognized in salaries and welfare payable in the consolidated balance sheets. As no future service is required after the Termination Event, all expenses related to the unvested options were recognized immediately as if vesting had been accelerated. The total expense recognized as result of the put option and modified award was RMB1,248. The put option expired on December 31, 2011, upon which the entire liability component of the award of RMB1,043 was reclassified to additional paid-in capital.

In October 2010, the Company modified certain awards granted to an employee, of which 25,750 vested options were modified to be exercisable until September 30, 2012, and 31,250 unvested options were modified to continue to vest and be exercisable until September 30, 2012. The Company recognized additional compensation expenses amounting to RMB88 upon the modification of these options.

Significant batches of share options granted under by the Company in 2011 are set forth below:

Number of Options
March	500,000
October	1,632,340

According to the terms of the above awards, 25% of the options shall vest on the one-year anniversary of the vesting commencement date and 1/48 of the options shall vest each month thereafter on the same day of the month of the vesting commencement date. The contractual life of these awards is five years.

The following table summarizes the Company’s share option activities for the years ended December 31, 2009, 2010 and 2011:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
		US$
Balance at January 1, 2009	13,371,500	0.44	6.05
Granted	7,590,000	1.77	—
Forfeited	(2,970,675)	1.72	—

Balance at December 31, 2009	17,990,825	0.79	5.60

Granted	6,658,600	1.80	—
Repurchased	(991,000)	0.74	—
Forfeited	(401,675)	1.45
Expired	(271,500)	1.16	—

Balance at December 31, 2010	22,985,250	1.06	4.50

Granted	2,207,340	3.72	—
Forfeited	(759,104)	1.63	—
Expired	(3,000)	1.16	—

Balance at December 31, 2011	24,430,486	1.28	3.59

Vested and exercisable at December 31, 2011	19,001,987	0.92	3.42

The fair value of each award is estimated on each grant date and modification date using the binomial option-pricing model which uses the assumptions presented below.

Expected volatilities are based on the average volatility of comparable companies in the online human resources industry with the time period commensurate with the expected time period of the options granted. The Company uses historical data to estimate option exercise and employee termination within the pricing formula. The contractual life of the option is 5 to 10 years. The risk-free rate for periods within the contractual life of the options are based on the yield of 5-year US$ China Government bonds. The Company has no history of declaring or paying cash dividends on its capital stock and the Company does not plan to pay any dividend on its ordinary shares in the foreseeable future.

	2009	2010	2011
Risk-free interest rate (per annum)	3.25%~4.11%	2.14%~2.73%	1.07%~2.55%
Contractual life of the option	5~10	5	5
Expected dividend yield	0%	0%	0%
Expected volatility	57.78%~62.11%	60.94%~63.27%	61.12%

The aggregate intrinsic value for the outstanding, vested and exercisable options as of December 31, 2011 is RMB271,091.

The weighted average grant date fair value of options granted were US$0.11, US$0.33 and US$0.92 during the years ended December 31, 2009, 2010 and 2011.

The Company recorded share-based compensation expenses amounting to RMB4,182, RMB3,550 and RMB7,217 for the years ended December 31, 2009, 2010 and 2011, respectively, related to the vesting of options previously granted that have not been repurchased or modified.

For the years ended December 31, 2009, 2010 and 2011, additional share-based compensation amounting to nil, RMB10,047 and nil, respectively, was also recognized in relation to the repurchase of option or modification of option award terms. The share-based compensation expenses were recognized with corresponding amounts recorded in: (i) additional paid-in capital of RMB4,182, RMB12,554 and RMB8,260 for the years ended December 31, 2009, 2010 and 2011, respectively, and (ii) salaries and welfare payable of nil, RMB1,043 and nil for the years ended December 31, 2009, 2010 and 2011, respectively.

As of December 31, 2011, there was RMB11,750 of unrecognized compensation cost, related to non-vested share options. This cost is expected to be recognized over a weighted average period of 3.38 years.

12. CONVERTIBLE PREFERRED SHARES AND REDEEMABLE CONVERTIBLE PREFERRED SHARES

From 1999 to 2008, the Company has issued several rounds of preferred shares to certain investors. The details of each series of the preferred shares are detailed as follows:

	Year of Issuance	Issue Price	Total Shares Originally Issued	Number of Shares Repurchased and Exchanged	Shares Issued and Outstanding as of December 31, 2011	Aggregate Liquidation Value	Initial Conversion Ratio
		US$				US$
Series A	1999 -2003	0~2.06	13,411,171	13,120,168	291,003	115	1:1.70795
Series B	2004	0.49	4,176,069	3,715,320	460,749	226	1:1
Series C	2001	0.51	15,722,878	15,641,548	81,330	42	1:1
Series D-1	2006, 2007	1.03	19,426,718	—	19,426,718	20,000	1:1
Series D-2	2008	1.60	4,687,500	—	4,687,500	7,500	1:1
Series E	2008	1.80	60,391,186	—	60,391,186	108,704	1:1

Total			117,815,522	32,477,036	85,338,486	136,587

*	806,885 of Series A Preferred Shares and 162,866 of Series B Preferred Shares were issued, repurchased and cancelled before January 1, 2008.

The Group has determined that the Series A, Series B, Series C, Series D-1 and Series D-2 convertible preferred shares (“Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares”) should not be classified as liabilities but rather as temporary equity since these convertible preferred shares are contingently redeemable upon a deemed liquidation event, which is considered to be an event not solely within the control of the Company. The Group has also determined that the Series E redeemable convertible preferred shares (“Series E Preferred Shares”) should be classified as temporary equity as they are redeemable at the option of the holders after July 1, 2013.

In assessing the conversion features and deemed liquidation feature embedded in the Series A, Series B, Series C, Series D-1 and Series D-2 Preferred Shares and the conversion and redemption features embedded in the Series E Preferred Shares, the Group has determined that the conversion and redemption features are not required to be bifurcated and accounted for as a derivative since the embedded features do not permit or require net settlement and therefore do not meet the definition of a derivative. Since the accounting conversion price of the Series A, Series B, Series C, Series D-1, Series D-2 and Series E Preferred Shares exceed the fair value of the Group’s ordinary shares on their respective date of issuance, no beneficial conversion feature was recorded.

Key terms of convertible preferred shares

The key terms of the Series A, Series B, Series C, Series D-1 and Series D-2 Preferred Shares are summarized as follows:

Dividend rights

The Company shall not make any distribution to ordinary shares unless preferred shareholders receive an equal or greater distribution on an if-converted basis.

Liquidation rights

In the event of any liquidation, dissolution or winding up of the Company, the preferred shareholders are entitled to receive the amounts they originally paid for their preferred shares prior and in preference to any distribution to ordinary shareholders. The remaining assets of the Company available for distribution, if any, shall be distributed to the ordinary shareholders and preferred shareholders on an as-converted basis.

In the event of a deemed liquidation, which is defined as a consolidation or merger of the Company with or into any other company in which the members of the Company do not retain a majority of the voting power in the surviving company, or a sale, conveyance or disposition of all or substantially all of the assets of the Company, the preferred shareholders are entitled to receive the amounts they originally paid for their preferred shares. The holders of the preferred shares shall be paid in cash or in securities received from the acquiring company, or in a combination thereof, at the closing of any such transaction, unless the amount allocated to the respective preferred shares is waived by the holders of a majority of these preferred shares outstanding.

Conversion rights

Preferred shares are convertible into ordinary shares at any time after issuance. Series A Preferred Shares are convertible at the ratio of one Series A Preferred Share for 1.70795 ordinary shares adjusted for share splits, share dividends, recapitalizations and similar transactions. Series B, Series C, Series D-1 and Series D-2 Preferred Shares are convertible into ordinary shares on a one-for-one basis adjusted for share splits, share dividends, recapitalizations and similar transactions. All convertible preferred shares shall be automatically converted into ordinary shares upon the closing of the Company’s initial public offering. In the event the conversion price is adjusted, there could be a contingent beneficial conversion feature (“BCF”).

Voting rights

The preferred shareholders shall vote together with ordinary shareholders, and not as a separate class, on all matters put before the members of the Company on an as-converted basis.

Key terms of redeemable convertible preferred shares

Certain key terms of the Series E redeemable convertible preferred shares are the same as those applicable to the Series A, Series B, Series C, Series D-1 and Series D-2 convertible preferred shares as noted above. Key terms that only apply to the Series E redeemable convertible preferred shares are summarized as follows:

Liquidation rights

In the event of any liquidation, dissolution or winding up of the Company, holders of Series E Preferred Shares are entitled to receive the amounts they originally paid for the Series E Preferred Shares prior and in preference to any distribution to ordinary shareholders. The remaining assets of the Company available for distribution, if any, shall be distributed to the ordinary shareholders and all preferred shareholders on an as-converted basis.

In the event of a deemed liquidation, which is defined as a consolidation or merger of the Company below an enterprise value of US$154,000 with or into any other company in which the members of the Company do not retain a majority of the voting power in the surviving company, or a sale, conveyance or disposition of all or substantially all of the assets of the Company, the holders of Series E Preferred Shares are entitled to receive the amounts they originally paid for their preferred shares. The holders of the Series E preferred shares shall be paid in cash or in securities received from the acquiring company, or in a combination thereof, at the closing of any such transaction, unless the amount allocated to the respective preferred shares is waived by the holders of a majority of these preferred shares outstanding.

Conversion rights

Series E Preferred Shares are convertible into ordinary shares at any time after issuance. Series E preferred shares are convertible into ordinary shares on a one-for-one basis. All convertible preferred shares shall be automatically converted into ordinary shares upon the closing of the Company’s initial public offering. In the event the conversion price is adjusted, there could be a beneficial conversion feature.

Redemption rights

At any time after July 1, 2013, holders of Series E Preferred Shares have the option to require the Company to redeem the Series E Preferred Shares at a price equal to the original issuance price.

13. ORDINARY SHARES

In connection with the issuance of the Series E Preferred Shares, 28,000 ordinary shares were exchanged for Series E Preferred Shares in 2008. The fair value of Series E Preferred Shares issued was RMB347 and the ordinary shares were cancelled upon the exchange. The difference between the fair value of the ordinary shares surrendered and the fair value of Series E Preferred Shares issued, amounting to RMB109 was recorded as a deemed dividend to the holders of those preferred shares, and increased net loss attributable to ordinary shareholders for the year ended December 31, 2008.

On July 9, 2008, the Company repurchased 2,417,737 ordinary shares from certain shareholders at RMB12.32 (US$1.80) per share for total consideration of RMB29,868. All shares were cancelled upon repurchase.

As at December 31, 2011, there were 159,051,299 ordinary shares authorized and 2,027,681 ordinary shares issued and outstanding. The Group has reserved up to 120,933,353 ordinary shares for issuance upon conversion of the convertible preferred shares and the convertible redeemable preferred shares, and 30,168,500 ordinary shares for the Company’s Share Incentive Plans.

14. (LOSS)/INCOME PER SHARE

Basic and diluted net (loss)/income per share for each of the years presented are calculated as follows:

	For the Years Ended December 31,
	2009	2010	2011
	RMB	RMB	RMB
Numerator:
Net (loss)/income	(77,347)	271	163,651
Income allocated to participating preferred shareholders	—	(265)	(159,862)

Numerator for basic (loss)/income per share	(77,347)	6	3,789

Dilutive effect of Series A, B, C, D-1, D-2 and E Preferred Shares	—	265	159,862

Numerator for diluted (loss)/income per share	(77,347)	271	163,651

Denominator:
Denominator for basic (loss)/income per share-weighted average ordinary shares outstanding	2,027,681	2,027,681	2,027,681
Dilutive effect of share options	—	7,944,640	12,155,216
Dilutive effect of Series A, B, C, D-1, D-2 and E Preferred Shares	—	85,544,502	85,544,502

Denominator for diluted (loss)/income per share-weighted average ordinary shares outstanding	2,027,681	95,516,823	99,727,399

Basic (loss)/income per share	(38.15)	0.00	1.87

Diluted (loss)/income per share	(38.15)	0.00	1.64

Potentially dilutive securities were not included in the calculation of diluted net (loss)/income per share for the periods where their inclusion would be anti-dilutive. These included convertible preferred shares of 85,544,502, nil and nil for the years ended December 31, 2009, 2010 and 2011, respectively, and weighted-average share options of 19,476,163, 9,078,442 and 783,085 for the years ended December 31, 2009, 2010 and 2011, respectively.

15. UNAUDITED PRO FORMA BALANCE SHEET AND (LOSS)/ INCOME PER SHARE

Upon completion of the Company’s initial public offering, all preferred shares shall be automatically converted into ordinary shares based on the then-effective applicable conversion price. The pro forma balance sheet as of December 31, 2011 presents an as adjusted financial position as if the conversion of the preferred shares into ordinary shares occurred on December 31, 2011.

The unaudited pro forma (loss)/income per share for the year ended December 31, 2011, giving effect to the conversion of the preferred shares into ordinary shares on their original date of issuance is as follows:

For the Year Ended December 31, 2011
RMB
Numerator:
Net income attributable to ordinary shareholders	3,789
Income allocated to participating preferred shareholders	159,862

Numerator for basic and diluted (loss)/income per share	163,651

Denominator:
Denominator for basic income per share-weighted average ordinary shares outstanding	2,027,681
Pro forma effect of convertible preferred shares	85,544,502

Denominator for pro forma basic income per share	87,572,183

Incremental effect of share of options	12,155,216

Denominator for pro forma diluted (loss)/income per share	99,727,399

Pro-forma net income per share
Basic	1.87

Diluted	1.64

Potentially dilutive securities were not included in the calculation of diluted net income per share in the period where their inclusion would be anti-dilutive. These include weighted-average share options of 783,085 for the year ended December 31, 2011.

16. RELATED PARTY TRANSACTIONS

(a) Transactions with a Related Party

On May 20, 2011, the Company reached a share agreement with Jobs DB to sell its 23.7% equity interest in CJOL and 100% equity ownership in Sure Luck for total cash consideration for RMB26,809. Jobs DB is 55% owned by SEEK International Pty Ltd., an entity which holds a 56.1% equity ownership in the Company. The transaction price for the sale of the equity interest of CJOL and Sure Luck was determined by mutual agreement of the Company and Jobs DB. Upon the consummation of this transaction, the Group recognized a gain of RMB7,845 from the sale of its equity interest in Sure Luck and CJOL in its condensed consolidated statements of comprehensive (loss)/income.

The Company and Macquarie Investment Advisory (Beijing) Co., Ltd. (“Macquarie Advisory”) entered into a consulting agreement under which Macquarie Advisory agreed to provide consulting services to the Company. Total consideration for the consulting service was RMB1,400, which was paid to Macquarie Advisory on December 22, 2011. Macquarie Advisory and Macquarie Zhaopin Holdings Limited, an entity that holds 38.1% ownership interest in the Company on a diluted basis, are wholly owned subsidiaries of the Macquarie Group.

(b) Amounts due from a related party

The Group had the following balances due from a related party:

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB
Personal loan due from Hao Liu(i)	6,145	5,961	5,671
Interest on loan due from Hao Liu(ii)	191	185	176
Individual income tax receivables due from Hao Liu upon exercise of stock options(iii)	1,690	1,690	1,690

Total	8,026	7,836	7,537

i	In September 2008, the Company provided a US$900 loan to Hao Liu, the former CEO of the Company. The loan is non-interest-bearing and is repayable within one year, with an automatic one-year extension upon each maturity date. Hao Liu has pledged 300,000 vested options to the Company to purchase common shares at US$0.03 per share and 256,687 Series A preferred shares to the Company as the collateral under the loan.
ii	Interest on loan due from Hao Liu is related to a previous loan which accrued interest at 4%. The loan was settled as of December 31, 2008.
iii.	The individual income tax receivable is related to tax amounts the Company paid on behalf of Hao Liu, which has been classified as current assets as the Company expects Hao Liu to repay the total outstanding amount within the next year.

(c) Amounts due to a related party

The Group had the following balances due to a related party:

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB
Interest payable to a preferred shareholder(iv)	990	990	990

Total	990	990	990

(iv)	Interest payable to a preferred shareholder is related to interest owed on a previous loan. The loan principal was converted into Series D-2 Preferred Shares in 2008. The interest payable has been classified as a current liability as the interest payment is due upon demand. There are no additional interests or penalties related to the interest payable.

17. COMMITMENTS AND CONTINGENCIES

(a) Non-cancellable Advertising Fee and Operating Lease Commitments

The Group has entered into non-cancellable advertising service contracts with advertising suppliers and outstanding operating leases commitments for certain offices under non-cancellable leases. Future minimum payments with respect to these agreements as of December 31, 2011 are as follows:

	Advertising Fees	Operating Leases	Total
	RMB	RMB	RMB
2012	14,703	23,345	38,048
2013	—	15,557	15,557
2014	—	6,829	6,829
2015	—	14	14
2016 and thereafter	—	—	—

	14,703	45,745	60,448

Rental expenses for the years ended December 31, 2009, 2010 and 2011 amounted to RMB27,372, RMB24,217 and RMB28,177, respectively.

(b) Investment in Jingwei

On March 31, 2011, the Company entered into a cooperative agreement with Renren to establish Jingwei. The total capital contribution the Company expects to make for its investment in Jingwei is US$940 (approximately RMB5,916), which has not been paid as of December 31, 2011. Subsequently on March 29, 2012, the Company terminates the cooperation agreement with Renren, see Note 19(b).

(c) Contingencies

Four of the consolidated VIEs and two branch offices have been providing services without complying with relevant PRC laws and regulations on obtaining human resource services operating licenses and may be subject to penalties in the form of one-time fines up to RMB100 per entity or may be ordered to cease operations. In addition, one of the Group’s branch offices have yet to complete their local registration process and may be imposed a fine not more than RMB100 per entity for the non-compliance. If these entities were ordered to cease operations, this would have a material adverse impact on the operations of the Group. For periods presented, the Group has not been subject to any fines nor has any entity been ordered to cease operations. The Group is in the process of remediating such non-compliance and has not provided for any contingent liabilities as it does not believe any loss is probable and estimable.

The Group has no material contingent liabilities outstanding as at December 31, 2009, 2010 and 2011.

18. FAIR VALUE MEASUREMENT

On January 1, 2008, the Group adopted ASC 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820-10 establishes a hierarchy for inputs used in measuring fair value that gives the highest priority to observable inputs and the lowest priority to unobservable inputs. Valuation techniques used to measure fair value shall maximize the use of observable inputs. The hierarchy is as follows:

Level 1—Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2—Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3—Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

ASC 820-10 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

The Group’s financial instruments consist principally of cash, accounts receivable, amounts due to/from related parties, accounts payable and certain accrued expenses. The recorded values of cash, accounts receivable, amounts due to/from related parties, accounts payable and certain accrued expenses are recorded at cost which approximates fair value.

The Group had no assets or liabilities subjected to fair value disclosures under ASC 820-10 for the years ended December 31, 2009, 2010 and 2011.

19. SUBSEQUENT EVENTS

(a)	On January 1, 2012, the Company granted share options to purchase up to 200,000 ordinary shares of the Company pursuant to the 2010 Plan. Compensation expenses expected to be recognized related to this grant is approximately RMB1,853.

(b)	On March 29, 2012, the Company and Renren entered into a termination agreement to end their cooperation with regards to Jingwei. As of the date of the termination agreement, the Company did not make any capital contribution towards Jingwei, nor was the Company required to bear any costs related to the establishment or settlement of Jingwei under the termination agreement.

(c)	In April 2012, Zhilian Wangpin terminated its VIE agreements with Henan Wangpin and its direct equity owners, and is in the process of transitioning the assets and operations of Henan Wangpin to the Henan branch office of Beijing Wangpin. As Beijing Wangpin is a consolidated entity of the Group, this event is not expected to have a material impact on the Group’s future operations.

The Group’s subsequent events have been evaluated through May 18, 2012, which was the date on which these financial statements were issued.

20. RESTRICTED NET ASSETS

Relevant PRC laws and regulations permit payments of dividends by the subsidiaries and the VIEs incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, each of the Company’s subsidiaries and VIEs is required to annually appropriate 10% of net after-tax income to the statutory general reserve fund (Note 3(r)) prior to payment of any dividends, unless such reserve funds have reached 50% of its respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the subsidiaries and VIEs are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances of the Group’s total consolidated net assets. As of December 31, 2011, the total registered capital and statutory reserves of the Company’s subsidiaries and VIEs incorporated in PRC and subjected to restriction amounted to approximately RMB362,906. Even though the Company currently does not require any such dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to our shareholders. Except for the above, there is no other restriction on the use of proceeds generated by the Company’s subsidiaries and the VIEs to satisfy any obligations of the Company.

21. ADDITIONAL INFORMATION: Condensed Financial Statements of the Company

Rule 12-04(a) and 4-08(e)(3) of Regulation S-X require condensed financial information as to financial position, cash flows and results of operations of a parent company as of and for the same periods for which the audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year.

The following condensed financial statements of the Company have been prepared using the same accounting policies as set out in the Group’s consolidated financial statements except that the Company used the equity method to account for investment in its subsidiaries and VIEs. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiaries and VIEs” and “Accumulated losses in excess of investment in subsidiaries and VIEs”. The Company, its subsidiaries and VIEs were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. The Company’s share of (loss)/income from its subsidiaries and VIEs are reported as share of (loss)/income from subsidiaries and VIEs in the condensed financial statements.

The Company is a Cayman Islands company and, therefore, is not subjected to income taxes for all years presented. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

As of December 31, 2009, 2010 and 2011, there were no material contingencies, significant provisions for long-term obligations or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

Condensed Balance Sheets of the Company

	As of December 31,
	2009	2010	2011	2011
	RMB	RMB	RMB	US$ Note 3(d)
ASSETS
Current assets:
Cash	34,579	6,555	24,215	3,847
Amounts due from a related party	8,026	7,836	7,537	1,198
Amount due from subsidiaries and VIEs	—	—	1,693	269
Investment at cost	—	17,241	—	—
Prepayment and other current assets	—	—	9,930	1,577

Total current assets	42,605	31,632	43,375	6,891

Property and equipment, net	19	—	—	—
Intangible assets, net	57	—	—	—
Investment at cost	17,652	—	—	—
Investment in subsidiaries and VIEs	—	14,576	179,107	28,457

Total non-current assets	17,728	14,576	179,107	28,457

Total assets	60,333	46,208	222,482	35,348

	As of December 31,
	2009	2010	2011	2011
	RMB	RMB	RMB	US$ Note 3(d)
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Amount due to a related party	990	990	990	157
Salaries and welfare payable	706	1,749	96	15
Taxes payable	2,277	4,093	4,093	650
Accrued expenses and other current liabilities	3,579	2,878	10,174	1,615

Total current liabilities	7,552	9,710	15,353	2,437
Accumulated losses in excess of investment in subsidiaries and VIEs	20,744	—	—	—

Total liabilities	28,296	9,710	15,353	2,437

Commitments and contingencies
Mezzanine equity
Series A convertible preferred shares (US$0.01 par value; 12,604,286 shares authorized, 291,003 shares issued and outstanding, liquidation value of US$115)	952	952	952	151
Series B convertible preferred shares (US$0.01 par value; 4,013,203 shares authorized, 460,749 shares issued and outstanding, liquidation value of US$226)	1,873	1,873	1,873	298
Series C convertible preferred shares (US$0.01 par value; 15,722,878 shares authorized, 81,330 shares issued and outstanding, liquidation value of US$42)	344	344	344	55
Series D-1 convertible preferred shares (US$0.01 par value; 19,426,718 shares authorized, issued and outstanding, liquidation value of US$20,000)	156,181	156,181	156,181	24,815
Series D-2 convertible preferred shares (US$0.01 par value; 4,687,500 shares authorized, issued and outstanding, liquidation value of US$7,500)	52,416	52,416	52,416	8,328
Series E redeemable convertible preferred shares (US$0.01 par value; 62,808,613 shares authorized, 60,391,186 shares issued and outstanding, liquidation value of US$108,704)	746,037	746,037	746,037	118,533

Total mezzanine equity	957,803	957,803	957,803	152,180

Ordinary shares (US$0.01 par value, 159,051,299 shares authorized, 2,027,681 shares issued and outstanding)	168	168	168	27
Additional paid-in capital	4,182	9,229	17,489	2,779
Accumulated other comprehensive loss	(9,435)	(10,292)	(11,572)	(1,839)
Accumulated deficit	(920,681)	(920,410)	(756,759)	(120,236)

Total shareholders’ deficit	(925,766)	(921,305)	(750,674)	(119,269)

Total liabilities, mezzanine equity and shareholders’ deficit	60,333	46,208	222,482	35,348

Condensed Statements of Comprehensive (Loss)/Income of the Company

	For the Years Ended December 31,
	2009	2010	2011	2011
	RMB	RMB	RMB	US$
				Note 3(d)
Net revenues	—	—	—	—
Cost of services	(52)	(85)	(168)	(27)

Gross losses	(52)	(85)	(168)	(27)

Total operating expenses	(10,059)	(14,896)	(8,550)	(1,358)

Loss from operations	(10,111)	(14,981)	(8,718)	(1,385)
Gain from disposal of investment held at cost (related party transaction)	—	—	7,840	1,246
Interest income/(expenses)	485	(5)	(3)	—

Loss before income taxes and investments in subsidiaries and VIEs	(9,626)	(14,986)	(881)	(139)
Income tax expenses	—	—	—	—
Share of (loss)/income from investments in subsidiaries and VIEs	(67,721)	15,257	164,532	26,141

Net (loss)/income	(77,347)	271	163,651	26,002
Income allocated to participating preferred shareholders	—	(265)	(159,862)	(25,399)

Net (loss)/income attributable to ordinary shareholders	(77,347)	6	3,789	603

Comprehensive (loss)/income:
Net (loss)/income	(77,347)	271	163,651	26,002
Foreign currency translation adjustment, net of tax	(172)	(857)	(1,280)	(203)

Total comprehensive (loss)/income	(77,519)	(586)	162,371	25,799

Condensed Statements of Cash Flows of the Company

	For the Years Ended December 31,
	2009	2010	2011	2011
	RMB	RMB	RMB	US$
				Note 3(d)
Net cash used in operating activities	(4,374)	(2,014)	(2,079)	(330)

Net cash provided by/(used in) investing activities	27,482	(20,268)	20,809	3,306

Net cash used in financing activities	(1,660)	(5,296)	(67)	(11)

Effect of foreign exchange rate changes on cash	(160)	(446)	(1,003)	(159)

Net increase/(decrease) in cash	21,288	(28,024)	17,660	2,806
Cash, beginning of year	13,291	34,579	6,555	1,041

Cash, end of year	34,579	6,555	24,215	3,847

Notes to the Condensed Financial Statements

(a)	The condensed financial statements of the Company have been prepared in accordance with SEC Regulation S-X Rules 5-04 and 12-04.

(b)	The Company recorded its investment in its subsidiaries and VIEs under the equity method of accounting. Where the accumulated losses of the Company’s subsidiaries and VIEs exceeds the Company’s investment, the Company records accumulated losses in excess of its investment as a liability because a parent-subsidiary relationship exists. The Company recorded its share of the net (loss)/income from the subsidiaries and VIEs as share of (loss)/income from investments in subsidiaries and VIEs in its statements of comprehensive (loss)/income.

(c)	The subsidiaries and VIEs did not pay any dividends to the Company for all years presented.

(d)	Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company.

(e)	The Company did not have any significant commitment, long-term obligations or guarantees as of December 31, 2011.

ZHAOPIN LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND MARCH 31, 2012

(in thousands, except for number of shares)

			December 31, 2011	March 31,
				2012	2012	2012	2012
	Note		RMB	RMB	US$	RMB	US$
					(Note 2(c))		(Note 2(c))
						Pro forma (Note 12)	Pro forma (Note 12)
ASSETS
Current assets:
Cash			516,278	560,569	89,015	560,569	89,015
Accounts receivable, net	3		12,350	13,128	2,085	13,128	2,085
Amounts due from a related party	13		7,537	7,531	1,196	7,531	1,196
Prepayment and other current assets	4		53,539	59,394	9,431	59,394	9,431
Deferred tax assets	8	(b)	7,167	8,889	1,412	8,889	1,412

Total current assets			596,871	649,511	103,139	649,511	103,139

Property and equipment, net	5		25,512	27,844	4,422	27,844	4,422
Intangible assets, net	6		1,983	2,232	354	2,232	354

Total non-current assets			27,495	30,076	4,776	30,076	4,776

Total assets			624,366	679,587	107,915	679,587	107,915

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable			5,670	4,915	780	4,915	780
Amounts due to a related party	13		990	990	157	990	157
Salaries and welfare payable			54,748	44,737	7,104	44,737	7,104
Taxes payable			20,678	17,019	2,703	17,019	2,703
Advances from customers			287,933	321,801	51,102	321,801	51,102
Accrued expenses and other current liabilities	7		44,412	43,610	6,925	43,610	6,925

Total current liabilities			414,431	433,072	68,771	433,072	68,771

Advances from customers			2,806	1,980	314	1,980	314

Total liabilities			417,237	435,052	69,085	435,052	69,085

Commitments and contingencies	14

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

			December 31, 2011	March 31,
				2012	2012	2012	2012
	Note		RMB	RMB	US$	RMB	US$
					(Note 2(c))		(Note 2(c))
						Pro forma (Note 12)	Pro forma (Note 12)
Mezzanine equity
Series A convertible preferred shares (US$0.01 par value; 12,604,286 shares authorized, 291,003 shares issued and outstanding, liquidation value of US$115, none outstanding on a pro forma basis as of March 31, 2012 (unaudited))	10		952	952	151	—	—
Series B convertible preferred shares (US$0.01 par value; 4,013,203 shares authorized, 460,749 shares issued and outstanding, liquidation value of US$226, none outstanding on a pro forma basis as of March 31, 2012 (unaudited))	10		1,873	1,873	297	—	—
Series C convertible preferred shares (US$0.01 par value; 15,722,878 shares authorized, 81,330 shares issued and outstanding, liquidation value of US$42, none outstanding on a pro forma basis as of March 31, 2012 (unaudited))	10		344	344	55	—	—
Series D-1 convertible preferred shares (US$0.01 par value; 19,426,718 shares authorized, issued and outstanding, liquidation value of US$20,000, none outstanding on a pro forma basis as of March 31, 2012 (unaudited))	10		156,181	156,181	24,800	—	—
Series D-2 convertible preferred shares (US$0.01 par value; 4,687,500 shares authorized, issued and outstanding, liquidation value of US$7,500, none outstanding on a pro forma basis as of March 31, 2012 (unaudited))	10		52,416	52,416	8,323	—	—
Series E redeemable convertible preferred shares (US$0.01 par value; 62,808,613 shares authorized, 60,391,186 shares issued and outstanding, liquidation value of US$108,704, none outstanding on a pro forma basis as of March 31, 2012 (unaudited))	10		746,037	746,037	118,466	—	—

Total mezzanine equity			957,803	957,803	152,092	—	—

Shareholders’ (deficit)/equity
Ordinary shares (US$0.01 par value, 159,051,299 shares authorized, 2,027,681 shares issued and outstanding, 87,572,183 shares outstanding on a pro forma basis as of March 31, 2012 (unaudited))			168	168	27	6,094	968
Additional paid-in capital			17,489	19,942	3,167	971,819	154,318
Statutory reserves	2	(k)	6,738	6,738	1,070	6,738	1,070
Accumulated other comprehensive loss			(11,572)	(11,604)	(1,843)	(11,604)	(1,843)
Accumulated deficit			(763,497)	(728,512)	(115,683)	(728,512)	(115,683)

Total shareholders’ (deficit)/equity			(750,674)	(713,268)	(113,262)	244,535	38,830

Total liabilities, mezzanine equity and shareholders’ deficit			624,366	679,587	107,915	679,587	107,915

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ZHAOPIN LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2012

(in thousands, except for number of shares and per share data)

		For the Three Months Ended March 31,
		2011	2012	2012
	Note	RMB	RMB	US$ Note 2(c)
Revenues:	2(f)
Online recruitment services		133,614	170,399	27,058
Campus recruitment services		12,397	18,743	2,976
Executive search services		6,074	8,454	1,342
Print advertising services		8,571	4,535	720
Other human resources related services		3,131	2,453	390

Total revenues		163,787	204,584	32,486
Less: Business tax and related surcharges		(9,519)	(12,111)	(1,923)

Net revenues		154,268	192,473	30,563
Cost of services		(16,868)	(18,535)	(2,943)

Gross profit		137,400	173,938	27,620

Operating expenses:
Sales and marketing expenses		(83,710)	(97,729)	(15,519)
General and administrative expenses		(28,840)	(38,664)	(6,140)

Total operating expenses		(112,550)	(136,393)	(21,659)

Income from operations		24,850	37,545	5,961
Other (expense)/income:
Foreign currency exchange loss		(62)	(4)	(1)
Interest income		922	4,338	689
Other income/(expense), net		12	(20)	(3)

Income before income tax expenses		25,722	41,859	6,646
Income tax expenses	8(a)	(7,086)	(6,874)	(1,092)

Net income		18,636	34,985	5,554
Income allocated to participating preferred shareholders		(18,204)	(34,175)	(5,427)

Net income attributable to ordinary shareholders		432	810	127

Net income per share:	11
—Basic		0.21	0.40	0.06
—Diluted		0.19	0.34	0.05
Weighted average number of shares used in computing net income per share:
—Basic		2,027,681	2,027,681	2,027,681
—Diluted		96,623,652	103,234,663	103,234,663
Comprehensive income:
Net income		18,636	34,985	5,554
Foreign currency translation adjustment, net of tax		(265)	(32)	(5)

Total comprehensive income		18,371	34,953	5,549

Share-based compensation expenses allocated to cost of services and operating expenses:
Cost of services		22	119	19
Sales and marketing expenses		149	770	122
General and administrative expenses		1,549	1,564	248

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ZHAOPIN LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2012

(in thousands, except for number of shares)

	Ordinary Shares		Additional Paid-in Capital	Statutory Reserves	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	RMB	RMB	RMB	RMB	RMB	RMB
Balances as of January 1, 2011	2,027,681	168	9,229	136	(10,292)	(920,546)	(921,305)
Share-based compensation expenses	—	—	1,720	—	—	—	1,720
Net income	—	—	—	—	—	18,636	18,636
Foreign currency translation adjustment, net of tax	—	—	—	—	(265)	—	(265)

Balances as of March 31, 2011	2,027,681	168	10,949	136	(10,557)	(901,910)	(901,214)

Balances as of January 1, 2012	2,027,681	168	17,489	6,738	(11,572)	(763,497)	(750,674)
Share-based compensation expenses	—	—	2,453	—	—	—	2,453
Net income	—	—	—	—	—	34,985	34,985
Foreign currency translation adjustment, net of tax	—	—	—	—	(32)	—	(32)

Balances as of March 31, 2012	2,027,681	168	19,942	6,738	(11,604)	(728,512)	(713,268)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ZHAOPIN LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2012

(in thousands)

	For the Three Months Ended March 31,
	2011	2012	2012
	RMB	RMB	US$
			Note 2(c)
Cash flows from operating activities:
Net income	18,636	34,985	5,554
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expenses	1,720	2,453	389
Provision for allowance for doubtful accounts	332	56	9
Depreciation expenses	2,580	3,082	489
Amortization expenses	255	321	51
Loss on disposal of property and equipment	—	16	3
Loss from foreign currency exchange	62	4	1
Deferred tax expenses/(benefit)	33	(1,722)	(273)
Changes in operating assets and liabilities:
Accounts receivable	(3,553)	(834)	(132)
Amounts due from a related party	62	6	1
Prepayment and other current assets	(7,240)	(5,273)	(836)
Accounts payable	3,282	(755)	(120)
Salaries and welfare payable	(12,859)	(10,011)	(1,590)
Taxes payable	5,187	(3,659)	(581)
Advances from customers	40,651	33,042	5,247
Accrued expenses and other current liabilities	18,831	4,072	647

Net cash provided by operating activities	67,979	55,783	8,859

Cash flows from investing activities:
Proceeds from disposal of property and equipment	—	6	1
Purchase of property and equipment	(3,345)	(7,867)	(1,249)
Purchase of intangible assets	(200)	(570)	(91)

Net cash used in investing activities	(3,545)	(8,431)	(1,339)

Cash flows from financing activities:
Payment of intended IPO-related service fees	—	(3,025)	(480)

Net cash used in financing activities	—	(3,025)	(480)

Effect of exchange rate changes on cash	(194)	(36)	(6)

Net increase in cash	64,240	44,291	7,034
Cash, beginning of the period	235,206	516,278	81,981

Cash, end of the period	299,446	560,569	89,015

Supplemental disclosure of cash flow information:
Cash paid for income taxes	482	4,574	726
Supplement disclosure of non-cash financing and investing activities:
Accrual related to purchase of property and equipment	—	(2,431)	(386)
Accrual related to intended IPO-related service fees	—	(2,443)	(388)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ZHAOPIN LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION

Zhaopin Limited (“Zhaopin”, or the “Company”) was incorporated in the Cayman Islands on September 1, 1999. The Company, through its subsidiaries and variable interest entities (“VIEs”), hereinafter collectively referred to as the “Group”, is principally engaged in operating a leading online recruitment platform in the People’s Republic of China (“China”, or the “PRC”). The Group also provides complementary human resources related services, including campus recruitment, executive searches and print advertising, and is focused on providing a premium human resource experience to both employers and job seekers.

The accompanying unaudited condensed consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, it does not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary for a fair statement of the Group’s condensed consolidated financial position, results of operations and cash flows for the three months ended March 31, 2011 and 2012. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of results to be expected for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with the Group’s consolidated financial statements and related notes for the years ended December 31, 2009, 2010 and 2011. The December 31, 2011 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP.

2. PRINCIPAL ACCOUNTING POLICIES

The accounting policies used for the preparation of the unaudited condensed consolidated financial statements for the three months ended March 31, 2011 and 2012 are consistent with those set out in the audited consolidated financial statements for the years ended December 31, 2009, 2010 and 2011.

(a) Variable Interest Entities

PRC laws and regulations currently limit direct foreign ownership of companies that provide value-added telecommunication services, advertising services and human resources related services. To comply with these regulations, the Company conducts parts of its online recruitment and other human resources related businesses in China through its VIEs. The Company obtained the ability to control the VIEs through a series of contractual agreements entered into amongst Zhilian Wangpin (Beijing) Technology Co., Ltd. (“Zhilian Wangpin”), the VIEs and the direct equity owners of the VIEs.

The Group adopted Accounting Standards Codification (“ASC”) guidance on consolidating variable interest entities which require certain variable interest entities to be consolidated by the primary beneficiary of the entity. Management evaluated the relationships among Zhilian Wangpin, the VIEs and the direct equity owners of the VIEs and concluded that Zhilian Wangpin is the primary beneficiary in each variable interest arrangement. As a result, the results of operations, assets and liabilities of the VIEs have been included in the Group’s unaudited condensed consolidated financial statements.

The Group believes that Zhilian Wangpin’s contractual arrangements with the VIEs and the direct equity owners of the VIEs are in compliance with PRC regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Group’s ability to enforce these contractual arrangements. If the corporate structure and contractual arrangements through which the Group conducts its business in China are found to be in violation of any existing or future PRC regulations, the relevant PRC regulatory authorities could:

•	revoke or refuse to grant or renew the Group’s business and operating licenses;

•	restrict or prohibit related party transactions between Zhilian Wangpin and the VIEs;

•	impose fines or other requirements which the Group may find difficult or impossible to comply with;

•	require the Group to alter the corporate structure; and

•	restrict or prohibit the Group’s ability to finance its operations.

The imposition of any of these penalties could result in a material adverse effect on the Group’s results of operations and financial condition. Any changes in PRC regulations that affect the Group’s ability to exercise effective control over the VIEs and receive substantially all of the economic benefits and residual returns of the VIEs may preclude the Group from consolidating the VIEs in the future. In addition, the legal owners of the VIEs are different from the legal owners of the Company and Zhilian Wangpin, and therefore the Group cannot be assured that when conflicts of interest arise, any or all of these direct equity owners will act in the best interests of the Group or such conflicts will be resolved in the Group’s favor. These direct equity owners may breach, cause the VIEs to breach or refuse to renew the existing contractual arrangements with Zhilian Wangpin.

As of March 31, 2012, seven of the Group’s VIEs have registered their equity pledge with the relevant local administration for industry and commerce. The remaining nine VIEs have yet to register their equity pledge. Although the lack of registration of the equity pledges does not affect the Company’s ability to enforce the duly executed agreements against the direct equity owners of the VIEs, the Group may not be able to successfully enforce these pledges against any third parties, who may acquire the equity interests in the VIEs in good faith, until the equity pledges are registered.

The following consolidated financial information of the VIEs is included in the accompanying unaudited condensed consolidated financial statements:

	December 31, 2011	March 31, 2012
	RMB	RMB
Total assets	35,972	33,476
Total liabilities	132,625	121,964
Payable to third parties	64,396	62,254
Payable to intercompany entities*	68,229	59,710

	For the Three Months Ended March 31,
	2011	2012
	RMB	RMB
Net revenue	38,136	36,687
Net income	5,715	7,966
Intercompany service fees paid/payable*	(2,664)	—

	For the Three Months Ended March 31,
	2011	2012
	RMB	RMB
Net increase/(decrease) in cash	4,242	(2,448)

*	All intercompany transactions and balances have been eliminated upon consolidation.

The total assets of the consolidated VIEs as of December 31, 2011 and March 31, 2012 were mainly comprised of cash, accounts receivable, amounts due from inter-company entities, prepayment and other current assets and property and equipment. The total liabilities of the consolidated VIEs as of December 31, 2011 and March 31, 2012 were mainly comprised of accounts payable, salaries and welfare payable and advances from customers.

Under the contractual agreements with the VIEs, Zhilian Wangpin has the power to direct the activities of the VIEs, and can have assets transferred out of the VIEs. Therefore, Zhilian Wangpin considers that there is no asset in the consolidated VIEs that can be used only to settle obligations of the consolidated VIEs except for registered capitals of the VIEs amounting to RMB9,620 as of March 31, 2012. As the consolidated VIEs are incorporated as limited liability companies under the PRC Company Law, creditors of the VIEs do not have recourse to the general credit of Zhilian Wangpin for any of the liabilities of the consolidated VIEs.

Currently there is no contractual arrangement that could require Zhilian Wangpin or the Company to provide additional financial support to the VIEs. As the Group is conducting certain businesses in the PRC through the VIEs, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.

There is no VIE where the Company or its subsidiaries have a variable interest but are not the primary beneficiary.

(b) Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

Significant accounting estimates reflected in the Group’s unaudited condensed consolidated financial statements mainly include, but are not limited to, the allowance for doubtful accounts, estimating useful lives of long-lived assets and intangible assets, subsequent impairment assessment of long-lived assets, valuation allowance of deferred tax assets, relative values of accounting units in certain multiple element arrangements and determination of share-based compensation. In addition, the valuation model used to estimate the fair value of share options upon grant date or modification date and the valuation of the preferred shares on their issuance date is based on certain assumptions, including, but not limited to, complex and subjective judgment made regarding the Group’s projected financial and operating results and business risks.

(c) Convenience Translation

Translations of balances in the unaudited condensed consolidated balance sheets, statements of comprehensive income and statements of cash flows from Renminbi (“RMB”) into United States dollar (“US$”) as of and for the three months ended March 31, 2012 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.2975, representing the rate as certified by the H.10 weekly statistical release of the Federal Reserve Board on March 30, 2012. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on March 30, 2012, or at any other rate.

(d) Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the following estimated useful lives:

Estimated Useful Lives of the Assets
Leasehold improvements	Shorter of the remaining lease period or the estimated useful life
Electronic equipment	3 years
Furniture and office equipment	5 years
Motor vehicles	5 years

Expenditures for repairs and maintenance are expensed as incurred. The gain or loss on disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the disposed assets. Such differences, if any, are recognized as general and administrative expenses in the unaudited condensed consolidated statements of comprehensive income.

(e) Intangible Assets

Intangible assets mainly consist of computer software and licenses purchased for internal use. Intangible assets are stated at cost less accumulated amortization, which is recognized using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are 3 years for computer software and 10 years for licenses.

(f) Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, service has been rendered, the price is fixed or determinable and collection is reasonably assured. Revenue is deferred until these criteria are met and any cash payments received up front are initially recognized as advances from customers.

Revenues presented in the unaudited condensed consolidated statements of comprehensive income include revenues from online recruitment services, print advertising services, campus recruitment services, executive search services and other human resources related services.

Online Recruitment Services

The Group provides online recruitment services such as recruitment information posting services, online advertising services and resumes database search services. Employers enter into standard service agreements with the Group, under which different service arrangements, service fulfillment period, total consideration and other terms are agreed upon by both parties. Revenue on arrangements that include multiple elements is allocated to each element based on the relative fair value of each element. Fair value is generally determined by the Company’s best estimate of the selling price. For all the periods presented, the usage period for the elements in arrangements that include multiple elements is the same. No allocation was performed as there is no impact from the allocation on revenues which are recognized over the service fulfillment period.

Print Advertising Revenues

The Group provides print advertising services through newspapers and magazines that are distributed in various cities of the PRC. The Group would prepay the newspapers or magazines and then sell advertising space on these pages to employers for a fixed price over the advertising display period. The Group evaluates the terms of its customer agreements and gives consideration to other key indicators, such as inventory risk, latitude in establishing price and credit risk. As a result of the assessment, the Group records the gross amount paid by its customers as revenues as the Group believes that it is the primary obligor in these arrangements. Revenues are recognized ratably over the advertisement publication period.

Campus Recruitment Revenues

The Group provides campus recruitment services to corporate employers. Campus recruitment services include planning, recruitment advertising, and organizing recruitment activities. Upon completion of these activities, a completion report is delivered to customers summarizing the activities carried out. Fees for these types of services are recognized upon delivery of the completion report.

Executive Search Revenues

The Group provides executive search services and receives a fixed fee which is contingent upon the successful finding of an employee candidate for the corporate employers. Revenue is recognized at the end of the contractual probation period, which varies on a contract-by-contract basis but is typically 90 days from the effective date of employment. In the event that a candidate is terminated prior to the end of the contractual probation period, the Group must search for a replacement candidate at no additional fee until a candidate has achieved successful employment beyond the probation period. Revenue is recognized at the end of the contracted probation period and when the Group has no further service obligations.

Other Human Resources Related Revenues

The Group also provides other human resources related services such as assessment services, training services, HR agent services, HR magazine and other services. Arrangements for other human resources related services are generally short-term in nature. Fees for these types of services are recognized when fees are fixed or determinable, collectability is reasonably assured and service performance completed.

(g) Cost of Services

Cost of services consist primarily of network costs, printing and publishing expenses, payroll, share-based compensation and other employee-related costs and other expenses incurred by the Group which are directly attributable to the performance of the Group’s online recruitment and other human resources related services.

(h) Sales and Marketing Expenses

Sales and marketing expenses consist primarily of payroll, share-based compensation and other employee-related expenses for the Group’s sales and marketing staff, as well as advertising expenses. Advertising expenses generally represent the cost of marketing activities used to create or stimulate a positive image of the Group’s brand or a desire for the Group’s services. Advertising expenses are recorded as sales and marketing expenses when incurred, and totaled RMB20,963 and RMB31,459 for the three months ended March 31, 2011 and 2012, respectively.

(i) General and Administrative Expenses

General and administrative expenses primarily include salary and benefits to managerial and administrative staff, share-based compensation expenses, office rental and property management fees, professional services fees, depreciation and other administrative office expenses.

(j) Taxation

Business and Related Taxes

The Company’s subsidiaries and VIEs in the PRC are subject to business taxes and related surcharges on the revenues earned for services provided in the PRC. The applicable rate of business taxes is 5% after certain deductions. Business taxes and related surcharges are deducted from gross revenues to arrive at net revenues in the Group’s unaudited condensed consolidated statements of comprehensive income.

Income Taxes

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdiction. Deferred income taxes are provided using the asset and liability method, which requires the recognition of income tax payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Group’s financial statements or tax returns. Deferred income taxes are determinable based on the difference between the financial reporting and tax basis of assets and liabilities and are measured using the currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the unaudited condensed consolidated statements of comprehensive income in the period that includes the enactment date. A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it considered more likely than not that some portion, or all, of the Group’s deferred tax assets will not be realized.

Uncertain tax positions

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Significant judgment is required in evaluating the Group’s uncertain tax positions and determining its provision for income taxes. The Group recognizes interest and penalties, if any, under accrued expenses and other current liabilities on its balance sheet and under income tax expenses in its statements of comprehensive income. The Group did not recognize any significant interest and penalties associated with uncertain tax positions for the three months ended March 31, 2011 and 2012. As of December 31, 2011 and March 31, 2012, the Group did not have any significant unrecognized uncertain tax positions.

(k) Statutory Reserves

The Company’s PRC subsidiaries and VIEs in China are required to make appropriations to certain non-distributable reserve funds.

In accordance with the laws applicable to China’s Foreign Investment Enterprises, the Company’s subsidiaries registered as wholly-owned foreign enterprises in China have to make appropriations from their after-tax profits (as determined under the Accounting Standards for Business Enterprises as promulgated by the Ministry of

Finance of the People’s Republic of China (“PRC GAAP”)) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the respective entity’s after-tax profits as calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriation to the enterprise expansion fund and staff bonus and welfare fund is at each PRC entity’s discretion.

Beijing Wangpin, which is considered a Sino-foreign joint venture as its 90% owned by the Company and 10% owned by Zhilian Sanke, is permitted to provide reserve fund allocations of annual after-tax profit is at the discretion of its board of directors.

Under the China Company Laws, the VIEs of the Company, which are registered as domestic companies in China, must make appropriations from their after-tax profit as determined under PRC GAAP to non-distributable reserve funds including a statutory surplus fund and a discretionary surplus fund The appropriation to the statutory surplus fund must be at least 10% of their after-tax profits as determined under PRC GAAP. Appropriation is not required if the surplus fund has reached 50% of the registered capital of the PRC entity. Appropriation to the discretionary surplus fund is made at the discretion of the respective PRC entity.

The use of the general reserve fund, statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses or increases to the registered capital of the respective company. Appropriations to the enterprise expansion fund can be used to increase registered capital upon PRC regulatory approval. The staff bonus and welfare fund is a liability in nature and is restricted to fund payments of special bonuses to staff and for the collective welfare of employees. All these reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

For the three months ended March 31, 2011 and 2012, no statutory reserve appropriations were made as the PRC entities were not required to make such appropriations until the fiscal year end.

(l) Employee Benefits

The full-time employees of the Group that are employed in the PRC are entitled to staff welfare and benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. Companies are required to accrue for the benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and make contributions to the state-sponsored welfare, pension and medical plans out of the amounts accrued for these benefits. For the three months ended March 31, 2011 and 2012, total amounts recognized for such employee benefits amounted to RMB9,767 and RMB13,048, respectively, and was charged to the unaudited condensed consolidated statements of comprehensive income. The PRC government is responsible for the welfare and medical benefits and ultimate pension liability to these employees.

(m) Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standard Board (“FASB”) issued ASU 2010-06, Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. This ASU amends ASC 820 to require a number of additional disclosures regarding (i) the different classes of assets and liabilities measured at fair value, (ii) the valuation techniques and inputs used, (iii) the activity in Level 3 fair value measurements, and (iv) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures were effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures were effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on the Group’s unaudited condensed consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to enhance the guidance in ASC 310, Receivables. The amendment requires an entity to provide a greater level of disaggregated information about the credit quality of its financing receivables and its allowance for credit losses. In addition, it requires disclosure of credit quality indicators, past due information, and modifications of its financing receivables. For public entities, the disclosures as of the end of a reporting period were effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. For non-public entities, the disclosures were effective for annual reporting periods ending on or after December 15, 2011. As the Group did not have any financing receivables as defined in the standard, this amendment did not have a material impact on the Group’s financial position, results of operations or cash flows.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amended the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For public entities, the amendments were effective prospectively during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments were effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. This amendment did not have a material impact on the Group’s financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, under which the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity has been eliminated. The standard requires other comprehensive income to be presented as part of a single continuous statement of comprehensive income or in a statement of other comprehensive income immediately following the statement of operations. Reclassification adjustments from other comprehensive income to net income must be presented on the face of the financial statements. This standard must be retrospectively applied to all reporting periods presented in financial reports issued after the effective date. For public entities, this new accounting guidance was effective for interim and annual periods beginning after December 15, 2011. For nonpublic companies, this new guidance is effective for fiscal years ended after December 15, 2012. The Group provided the required financial reporting presentation upon the effective date of this standard for public entities. The adoption of this guidance changed the presentation of the Group’s financial statements but did not affect the calculation of net income, comprehensive income or earnings per share.

In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. Under this amendment, entities are still required to adopt either the single continuous statement or the two-statement approach required by the new standard on presentation of comprehensive income, but they would continue to report reclassification out of accumulated other comprehensive income, as consistent with presentation requirements in effect prior to ASU 2011-05. The amendments in ASU 2011-12 were effective the same time ASU 2011-05 became effective. The Group provided the required financial reporting presentation upon the effective date of ASU 2011-05 and ASU 2011-12 for public entities. The adoption of this standard changed the presentation of the Group’s financial statements but did not affect the calculation of net income, comprehensive income or earnings per share.

3. ACCOUNTS RECEIVABLE

	December 31, 2011	March 31, 2012
	RMB	RMB
Accounts receivable	14,216	15,013
Less: Allowance for doubtful accounts	(1,866)	(1,885)

Accounts receivable, net	12,350	13,128

The following table presents movement of the allowance for doubtful accounts for the three months ended March 31, 2011 and 2012:

	For the Three Months Ended March 31,
	2011	2012
	RMB	RMB
Balance at beginning of the period	(2,202)	(1,866)
Additions: charges to bad debt expenses, net of recoveries	(332)	(56)
Less: write-offs of accounts receivable	43	37

Balance at end of the period	(2,491)	(1,885)

4. PREPAYMENT AND OTHER CURRENT ASSETS

	December 31, 2011	March 31, 2012
	RMB	RMB
Prepaid rental and advertising expenses	6,647	5,798
Rental and advertising deposits	9,988	10,609
Deferred intended IPO-related service fees	13,381	13,962
Advances to employees	12,201	6,097
Prepaid business taxes	9,201	12,016
Refundable income tax(i)	—	7,854
Others	2,121	3,058

Total	53,539	59,394

(i)	Refundable income tax is comprised of excess income taxes paid by Beijing Wangpin Consulting Co., Ltd. (“Beijing Wangpin”) at the statutory tax rate of 25% in periods prior to receiving approval from the local tax authorities to apply the preferential income tax rate of 15% (see Note 8(a)).

5. PROPERTY AND EQUIPMENT, NET

	December 31, 2011	March 31, 2012
	RMB	RMB
Leasehold improvements	11,086	11,407
Electronic equipment	43,599	47,328
Furniture and office equipment	11,408	11,527
Motor vehicles	834	944
Less: accumulated depreciation	(41,415)	(43,362)

Net book value	25,512	27,844

Depreciation expenses were RMB2,580 and RMB3,082 for the three months ended March 31, 2011 and 2012, respectively.

Loss from write-off of property and equipment amounted to nil and RMB16 for the three months ended March 31, 2011 and 2012, respectively.

6. INTANGIBLE ASSETS

	December 31, 2011	March 31, 2012
	RMB	RMB
Computer software	5,843	6,342
Acquired Internet Content Provider license	568	568
Trademarks	256	256
Less: accumulated amortization	(4,684)	(4,934)

Net book value	1,983	2,232

Amortization expenses amounted to RMB255 and RMB321 for the three months ended March 31, 2011 and 2012, respectively.

The estimated amortization expenses for the intangible assets for each of the following six years are as follows:

Amount
RMB
The remainder of 2012	908
2013	883
2014	368
2015	12
2016	11
2017 and thereafter	50

7. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31, 2011	March 31, 2012
	RMB	RMB
Accrued advertisement expenses	6,277	14,346
Accrued professional service fees	17,246	15,833
Accrued payables to employees	2,442	312
Payable for property and equipment purchases	5,925	3,494
Accrued sales and promotion expenses	7,254	3,887
Accrued network support expenses	1,829	2,342
Accrued training expenses	583	521
Others	2,856	2,875

Total	44,412	43,610

8. TAXATION

(a) Composition of Income Tax Expenses

The current and deferred portions of income tax expenses included in the Group’s unaudited condensed consolidated statements of comprehensive income are as follows:

	For the Three Months Ended March 31,
	2011	2012
	RMB	RMB
Current income tax expenses	7,053	8,596
Deferred tax expense/(benefit)	33	(1,722)

Income tax expenses	7,086	6,874

The effective tax rate for the three months ended March 31, 2012 was 16.4%, compared to 27.5% for the three months ended March 31, 2011. The decrease in the income tax provision was primarily due to the local tax bureau’s approval of Beijing Wangpin as a High and New Technology Enterprise (“HNTE”), upon which Beijing Wangpin was entitled to enjoy a preferential income tax rate of 15% from 2011 to 2013. As Beijing Wangpin did not complete its HNTE status registration with the local tax bureau until March 2012, Beijing Wangpin applied the statutory tax rate of 25% in the three months ended March 31, 2011.

The combined effects of the income tax expense exemption and reduction available to the Group are as follows:

	For the Three Months Ended March 31,
	2011	2012
	RMB	RMB
Preferential income tax rate effect	—	(3,326)
Basic EPS	—	(0.04)

(b) Deferred Taxes

Deferred taxes were measured using the enacted tax rates for the periods in which they are expected to be reversed. Significant components of the Group’s deferred tax assets are as follows:

	December 31, 2011	March 31, 2012
	RMB	RMB
Accruals and other liabilities	6,983	7,474
Tax loss carryforwards	3,925	4,712
Advertising expenses carryforwards	24,688	25,368

Total deferred tax assets	35,596	37,554
Less: valuation allowance	(28,429)	(28,665)

Net deferred tax assets	7,167	8,889

The Group did not have any temporary differences relating to deferred tax liabilities as of December 31 2011 and March 31, 2012.

As of March 31, 2012, the Group had net loss carryforwards of approximately RMB19,867 which will or are expected to expire during the period between December 31, 2012 and December 31, 2017.

(c) Movement of Valuation Allowance

A valuation allowance is provided on the deferred tax assets to the extent that management believes that it is more likely than not that such deferred tax assets will not be utilized in the foreseeable future. In making such determination, the Group considers various factors including future taxable income exclusive of reversing temporary differences and carryforwards. In the three months ended March 31, 2012, certain valuation allowance was reversed when certain VIEs generated sufficient taxable income to utilize the deferred tax assets. While some of the entities have started to be profitable, there are other entities which continue to incur losses. Valuation allowances have been maintained for those entities where future losses are still expected to occur and management estimated that it is more likely than not that the deferred tax assets will not be utilized. If future events prevent the Group from realizing some or all of its deferred tax assets, an adjustment to the valuation allowances will be recorded when such events occur.

The following table shows the movement of the valuation allowance for the three months ended March 31, 2012:

Amount
RMB
Balance as of December 31, 2011	(28,429)
Current period addition	(2,191)
Current period reversal	1,955

Balance as of March 31, 2012	(28,665)

9. SHARE-BASED COMPENSATION

The Company grants share-based awards to eligible individuals pursuant to the Share Incentive Plans (“the Plans”), which were adopted in 2006, 2008, 2009 and 2010. Share options granted under all Plans vest over a four-year requisite service period, with equal portions vesting annually, quarterly or monthly, depending on the terms of each award agreement. For options that were granted under the 2010 Plan, 25% of the options vest on the one-year anniversary of the vesting commencement date and 1/48 of the options vest each month thereafter on the same day of the month of the vesting commencement date. Unless otherwise agreed to at the time of grant, the contractual life of awards granted under the 2006 Plan and the 2009 Plan was ten years while the contractual life of the awards granted in 2008 and those awards granted under the 2010 Plan was five years.

Share options granted under by the Company during the three months ended March 31, 2012 are set forth below:

Number of Options
January	200,000

According to the terms of the above awards, 25% of the options shall vest on the one-year anniversary of the vesting commencement date and 1/48 of the options shall vest each month thereafter on the same day of the month of the vesting commencement date. The contractual life of these awards is five years.

The following table summarizes the Company’s share option activities for the three months ended March 31, 2012:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
		US$
Balance as of December 31, 2011	24,430,486	1.28	3.59
Granted	200,000	4.00	—
Forfeited	(55,400)	1.70	—

Balance as of March 31, 2012	24,575,086	1.30	3.36

Vested and exercisable at March 31, 2012	19,386,237	0.94	3.19

The fair value of each award is estimated on each grant date and modification date using the binomial option-pricing model which uses the assumptions presented below.

Expected volatilities are based on the average volatility of comparable companies in the online human resource industry with the time period commensurate with the expected time period of the options granted. The Company uses historical data to estimate option exercise and employee termination within the pricing formula. The contractual life of the option is five to ten years. The risk-free rate for periods within the contractual life of the options are based on the yield of 5-year US$ China Government bond. The Company has no history of declaring or paying cash dividends on its capital stock and the Company does not plan to pay any dividends on its ordinary shares in the foreseeable future.

For the Three Months Ended March 31, 2012
Risk-free interest rate (per annum)	0.91%
Contractual life of the options	5
Expected dividend yield	0%
Expected volatility	62.04%

The aggregate intrinsic value for the outstanding, vested and exercisable options as of March 31, 2012 was RMB365,314.

The weighted average grant date fair value of options granted was US$0.18 and US$1.47 during the three months ended March 31, 2011 and 2012.

The Company recorded share-based compensation expenses amounting to RMB1,720 and RMB2,453 for the three months ended March 31, 2011 and 2012.

As of March 31, 2012, there was RMB11,078 of unrecognized compensation cost, related to non-vested share options. This cost is expected to be recognized over a weighted average period of 3.23 years.

10. CONVERTIBLE PREFERRED SHARES AND REDEEMABLE CONVERTIBLE PREFERRED SHARES

From 1999 to 2008, the Company has issued several rounds of preferred shares to certain investors. The details of each series of the preferred shares are detailed as follows:

	Year of Issuance	Issue Price	Total Shares Originally Issued	Number of Shares Repurchased and exchanged	Shares Issued and Outstanding as of March 31, 2012	Aggregate Liquidation Value	Initial Conversion Ratio
		US$				US$
Series A	1999 - 2003	0~2.06	13,411,171	13,120,168	291,003	115	1:1.70795
Series B	2004	0.49	4,176,069	3,715,320	460,749	226	1:1
Series C	2001	0.51	15,722,878	15,641,548	81,330	42	1:1
Series D-1	2006, 2007	1.03	19,426,718	—	19,426,718	20,000	1:1
Series D-2	2008	1.60	4,687,500	—	4,687,500	7,500	1:1
Series E	2008	1.80	60,391,186	—	60,391,186	108,704	1:1

Total			117,815,522	32,477,036	85,338,486	136,587

*	806,885 of Series A Preferred Shares and 162,866 of Series B Preferred Shares were issued, repurchased and cancelled before January 1, 2008

The Group has determined that the Series A, Series B, Series C, Series D-1 and Series D-2 convertible preferred shares (“Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares”) should not be classified as liabilities but rather as temporary equity since these convertible preferred shares are contingently redeemable upon a deemed liquidation event, which is considered to be an event not solely within the control of the Company. The Group has also determined that the Series E redeemable convertible preferred shares (“Series E Preferred Shares”) shall be classified as temporary equity as they are redeemable at the option of the holders after July 1, 2013.

In assessing the conversion features and deemed liquidation feature embedded in the Series A, Series B, Series C, Series D-1 and Series D-2 Preferred Shares and the conversion and redemption features embedded in the Series E Preferred Shares, the Group has determined that the conversion and redemption features are not required to be bifurcated and accounted for as a derivative since the embedded features do not permit or require net settlement and therefore do not meet the definition of a derivative. Since the accounting conversion price of the Series A, Series B, Series C, Series D-1, Series D-2 and Series E Preferred Shares exceeded the fair value of the Group’s ordinary shares on their respective date of issuance, no beneficial conversion feature was recorded.

11. INCOME PER SHARE

Basic and diluted net income per share for each of the periods presented are calculated as follows:

	For the Three Months Ended March 31,
	2011	2012
	RMB	RMB
Numerator:
Net income	18,636	34,985
Income allocated to participating preferred shareholders	(18,204)	(34,175)

Numerator for basic income per share	432	810

	For the Three Months Ended March 31,
	2011	2012
	RMB	RMB
Dilutive effect of Series A, B, C, D-1, D-2 and E Preferred Shares	18,204	34,175

Numerator for diluted income per share	18,636	34,985

Denominator:
Denominator for basic income per share-weighted average ordinary shares outstanding	2,027,681	2,027,681
Dilutive effect of share options	9,051,469	15,662,480
Dilutive effect of Series A, B, C, D-1, D-2 and E Preferred Shares	85,544,502	85,544,502

Denominator for diluted income per share-weighted average ordinary shares outstanding	96,623,652	103,234,663

Basic income per share	0.21	0.40

Diluted income per share	0.19	0.34

Potentially dilutive securities were not included in the calculation of diluted net income per share for the periods where their inclusion would be anti-dilutive. These included weighted-average share options of 10,885,145 and 1,832,340 for the three months ended March 31, 2011 and 2012, respectively.

12. UNAUDITED PRO FORMA BALANCE SHEET AND INCOME PER SHARE

Upon completion of the Company’s initial public offering, all preferred shares shall be automatically converted into ordinary shares based on the then-effective applicable conversion price. The pro forma balance sheet as of March 31, 2012 presents an unaudited financial position as if the conversion of the preferred shares into ordinary shares occurred on March 31, 2012.

The unaudited pro forma income per share for the three months ended March 31, 2012, giving effect to the conversion of the preferred shares into ordinary shares on their original date of issuance is as follows:

For the Three Months Ended March 31, 2012
RMB
Numerator:
Net income attributable to ordinary shareholders	810
Income allocated to participating preferred shareholders	34,175

Numerator for basic and diluted income per share	34,985

Denominator:
Denominator for basic income per share-weighted average ordinary shares outstanding	2,027,681
Pro forma effect of convertible preferred shares	85,544,502

Denominator for pro-forma basic income per share	87,572,183

Incremental effect of share of options	15,662,480

Denominator for pro forma diluted income per share	103,234,663

Pro-forma net income per share
Basic	0.40

Diluted	0.34

Potentially dilutive securities were not included in the calculation of diluted net income per share in the period where their inclusion would be anti-dilutive. These included weighted-average share options of 1,832,340 for the three months ended March 31, 2012.

13. RELATED PARTY TRANSACTIONS

(a) Transactions with a Related Party

In 2012, the Company and Macquarie Investment Advisory (Beijing) Co., Ltd. (“Macquarie Advisory”) entered into a secondment consulting agreement under which Macquarie Advisory agreed to provide consulting services to the Company from January 1, 2012 to June 30, 2012 for a total consideration of RMB649,998 (US$103,215). The total consideration is scheduled to be paid before June 30, 2012. Macquarie Advisory is an affiliate of Macquarie Zhaopin Limited, an entity that holds 38.1% equity interest in the Company on a diluted basis.

(b) Amounts due from a related party

The Group had the following balances due from a related party:

	December 31, 2011	March 31, 2012
	RMB	RMB
Personal loan due from Hao Liu(i)	5,671	5,665
Interest on loan due from Hao Liu(ii)	176	176
Individual income tax receivables from Hao Liu upon exercise of stock options(iii)	1,690	1,690

Total	7,537	7,531

(i)	In September 2008, the Company provided a US$900 loan to Hao Liu, the former CEO of the Company. The loan is non-interest-bearing and is repayable within one year, with an automatic one-year extension upon each maturity date. Hao Liu has pledged 300,000 vested options to the Company to purchase common shares at US$0.03 per share and 256,687 Series A Preferred Shares to the Company as the collateral under the loan.
(ii)	Interest on loan due from Hao Liu is related to a previous loan which accrued interest at 4%. The loan was settled as of December 31, 2008.
(iii)	The individual income tax receivable is related to tax amounts the Company paid on behalf of Hao Liu, which has been classified as current assets as the Company expects Hao Liu to repay the total outstanding amount within the current year.

(c) Amounts due to a related party

The Group had the following balances due to a related party:

	December 31, 2011	March 31, 2012
	RMB	RMB
Interest payable to preferred shareholder (iv)	990	990

Total	990	990

(iv)	Interest payable to a preferred shareholder is related to interest owed on a previous loan. The loan principal was converted into Series D-2 Preferred Shares in 2008. The interest payable has been classified as a current liability as the interest payment is due upon demand. There are no additional interests or penalties related to the interest payable.

14. COMMITMENTS AND CONTINGENCIES

(a) Non-cancellable Advertising Fee and Operating Lease Commitments

The Group has entered into non-cancellable advertising service contracts with advertising suppliers and has outstanding operating leases commitments for certain offices under non-cancellable leases. Future minimum payments with respect to these agreements as of March 31, 2012 are as follows:

	Advertising Fees	Operating Leases	Total
	RMB	RMB	RMB
The remainder of 2012	26,491	19,041	45,532
2013	—	21,658	21,658
2014	—	13,200	13,200
2015 and thereafter	—	452	452

	26,491	54,351	80,842

Rental expenses for the three months ended March 31, 2011 and 2012 amounted to RMB6,389 and RMB7,913, respectively.

(b) Investment in Jingwei

On March 31, 2011, the Company reached a cooperation agreement with Renren Inc. and Renren-Jingwei Inc. (collectively, “Renren”) to establish Jingwei Inc. Limited (“Jingwei”), a limited liability company incorporated under the laws of the Cayman Islands. Pursuant to the agreement, the Company and Renren shall hold a 47% and 53% equity interest in Jingwei, respectively.

On March 29, 2012, the Company and Renren entered a termination agreement to end their cooperation with regards to Jingwei. As of the date of the termination agreement, the Company did not make any capital contribution towards Jingwei, nor was the Company required to bear any costs related to the establishment or settlement of Jingwei under the termination agreement.

(c) Contingencies

Four of the Group’s consolidated VIEs and two branch offices have been providing services without complying with relevant PRC laws and regulations on obtaining human resources services operating licenses, and may be subject to penalties in the form of fines up to RMB100 per entity or may be ordered to cease operations. In addition, one of the Group’s branch offices have yet to complete their local registration process and may be imposed a fine of not more than RMB100 per entity for the non-compliance. If these entities were ordered to cease operations, this would have a material adverse impact on the operations of the Group. For the periods presented, the Group has not been subject to any fines nor has any entity been ordered to cease operations. The Group is in the process of remediating such non-compliance and has not provided for any contingent liabilities as it does not believe any loss is probable and estimable.

The Group has no material contingent liabilities outstanding as at December 31, 2011 and March 31, 2012.

15. FAIR VALUE MEASUREMENT

On January 1, 2008, the Group adopted ASC 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820-10 establishes a hierarchy for inputs used in measuring fair value that gives the highest priority to observable inputs and the lowest priority to unobservable inputs. Valuation techniques used to measure fair value shall maximize the use of observable inputs. ASC 820-10 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Following is a description of the valuation techniques that the Group uses to measure the fair value of assets and liabilities that the Group measured and reported on its consolidated balance sheet at fair value on a recurring basis.

The Group’s financial instruments consists principally of cash, accounts receivable, amounts due to/from related parties, accounts payable and certain accrued expenses. The recorded values of cash, accounts receivable, amounts due to/from related parties, accounts payable and certain accrued expenses are recorded at cost which approximates fair value. The Group had no assets or liabilities subjected to fair value disclosures under ASC 820-10 as of December 31, 2011 and March 31, 2012.

16. SUBSEQUENT EVENTS

In April 2012, Zhilian Wangpin terminated its VIE agreements with Henan Wangpin Advertising Co., Ltd. (“Henan Wangpin”) and its direct equity owners, and is in the process of transitioning the assets and operations of Henan Wangpin to the Henan branch office of Beijing Wangpin. As Beijing Wangpin is a consolidated entity of the Group, this event is not expected to have a material impact on the Group’s future operations.

The Group’s subsequent events have been evaluated through May 18, 2012, which was the date on which these financial statements were issued.

ZHAOPIN LIMITED

American Depositary Shares

Representing                 Ordinary shares

Credit Suisse	Macquarie Capital

Prospectus dated                 , 2012.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, for example, civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, willful default or fraud.

Pursuant to the indemnification agreements the form of which will be filed as Exhibit 10.8 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in any of these issuances.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Participants of our stock option plans	January 1, 2009 to date	16,630,940	N/A

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See the Exhibit Index beginning on page II-7 for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, share certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on                 , 2012.

Zhaopin Limited

By:
Name:	Evan Sheng Guo
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of                 and             as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below and on                 , 2012.

Signature	Title

Evan Sheng Guo	Chief Executive Officer (principal executive officer)

Jason Lenga	Director

Daniel Phillips	Director

Hao Liu	Director

James Jianmin Guo	Chief Financial Officer (principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Zhaopin Limited, has signed this Registration Statement or amendment thereto in New York, New York, on                 , 2012.

Authorized U.S. Representative

By:
Name:
Title:

Zhaopin Limited

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant as currently in effect

3.2*	Form of Ninth Amended and Restated Memorandum and Articles of Association of the Registrant as effective upon the completion of this offering

4.1*	Form of Ordinary Share Certificate

4.2*	Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.3)

4.3*	Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts

4.4	Sixth Amended and Restated Shareholders’ Agreement, dated July 9, 2008, among the Registrant, its ordinary shareholders and preferred shareholders and other parties thereto

5.1	Form of Opinion of Maples and Calder, the Cayman Islands legal counsel to the Registrant, regarding the validity of the ordinary shares being registered

8.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal tax matters

8.2	Form of Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.3	Form of Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	2005 Stock Option Plan

10.2	2006 Stock Option Plan

10.3	2008 Stock Option Plan

10.4	2009 Stock Option Plan

10.5	2010 Global Share Plan

10.6*	[Form of 2012 Share Incentive Plan]

10.7*	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant and relevant schedule

10.8*	Form of Indemnification Agreement between the Registrant and its directors

10.9	English translation of Equity Interest Pledge Agreement, among Zhilian Wangpin (Beijing) Technology Co., Ltd., Beijing Zhilian Sanke Human Resource Service Limited and the shareholders of Beijing Zhilian Sanke Human Resources Service Limited

10.10	English translation of Loan Agreement, among Zhilian Wangpin (Beijing) Technology Co., Ltd. and the shareholders of Beijing Zhilian Sanke Human Resources Service Limited

10.11	English translation of Exclusive Technology Consulting and Service Agreement, between Zhilian Wangpin (Beijing) Technology Co., Ltd. and Beijing Zhilian Sanke Human Resources Service Limited

10.12	English translation of Business Operation Agreement, among Zhilian Wangpin (Beijing) Technology Co., Ltd., Beijing Zhilian Sanke Human Resources Service Limited and the shareholders of Beijing Zhilian Sanke Human Resources Service Limited

10.13	English translation of Exclusive Equity Option Agreement, among Zhilian Wangpin (Beijing) Technology Co., Ltd., Beijing Zhilian Sanke Human Resource Services Limited and the shareholders of Beijing Zhilian Sanke Human Resources Service Limited

Exhibit Number	Description of Document

10.14	English translation of Power of Attorney by the shareholders of Beijing Zhilian Sanke Human Resources Service Limited

10.15	English translation of form of Equity Interest Pledge Agreement, among Zhilian Wangpin (Beijing) Technology Co., Ltd., 12 consolidated affiliated entities and the shareholders of 12 consolidated affiliated entities

10.16	English translation of form of Business Operation Agreement, among Zhilian Wangpin (Beijing) Technology Co., Ltd., 12 consolidated affiliated entities and the shareholders of 12 consolidated affiliated entities

10.17	English translation of form of Exclusive Equity Option Agreement, among Zhilian Wangpin (Beijing) Technology Co., Ltd., 12 consolidated affiliated entities and the shareholders of 12 consolidated affiliated entities

10.18	English translation of form of Power of Attorney by the shareholders of 12 consolidated affiliated entities

10.19	English translation of form of Equity Interest Pledge Agreement, among Zhilian Wangpin (Beijing) Technology Co., Ltd., 3 consolidated affiliated entities and the shareholders of 3 consolidated affiliated entities

10.20	English translation of form of Business Operation Agreement, among Zhilian Wangpin (Beijing) Technology Co., Ltd., 3 consolidated affiliated entities and the shareholders of 3 consolidated affiliated entities

10.21	English translation of form of Exclusive Equity Option Agreement, among Zhilian Wangpin (Beijing) Technology Co., Ltd., 3 consolidated affiliated entities and the shareholders of 3 consolidated affiliated entities

10.22	English translation of form of Power of Attorney by the shareholders of 3 consolidated affiliated entities

10.23	English translation of form of Loan Agreement, among Zhilian Wangpin (Beijing) Technology Co., Ltd. and shareholders of consolidated affiliated entities

10.24	English translation of form of Exclusive Technology Consulting and Service Agreement, between Zhilian Wangpin (Beijing) Technology Co., Ltd. and consolidated affiliated entities

10.25	Sale and Purchase of Shares Agreement dated May 20, 2011, between Zhaopin Limited and Jobs DB Inc.

10.26	English translation of Equity Transfer Agreement dated May 20, 2011, between Shenzhen Siyite Technology Development Co., Ltd. and Career Network Information Technology (Shenzhen) Co., Ltd.

21.1	Subsidiaries and affiliated entities of the Registrant

23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company

23.2	Form of Consent of Maples and Calder (included in Exhibit 5.1)

23.3	Form of Consent of Commerce & Finance Law Offices

23.4†	Consent of iResearch Consulting Group

24.1*	Powers of Attorney (included on the signature page of this registration statement)

99.1*	Code of Business Conduct and Ethics of the Registrant

99.2	Form of Opinion of Commerce & Finance Law Offices regarding certain PRC law matters

*	To be filed by amendment.
†	Previously filed.

Exhibit 3.1

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

ZHAOPIN LIMITED

(Adopted by Special Resolution dated 14 September 2010)

1.	Name

The name of the Company is Zhaopin Limited (the “Company”).

2.	Registered Office

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands or at such other place as the Board of Directors of the Company (the “Board”) may from time to time decide.

3.	General Objects

The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(i) (a)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(b)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(ii)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

1

(iii)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(iv)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(v)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(vi)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Board capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Board likely to be profitable to the Company.

In the interpretation of this SEVENTH Amended and Restated Memorandum of Association, as it may be amended from time to time (the “Memorandum of Association”) in general and of this Section 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

2

4.	General Power

Except as prohibited or limited by the Companies Law (2010 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Seventh Amended and Restated Articles of Association of the Company (the “Articles of Association”) considered necessary or convenient in the manner set out in the Articles of Association of the Company, subject to Article 44A of the Articles and Article 7.2 hereof, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Board determines; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to members of the Company (the “Members”); to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to the Board, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Board, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	Limited Liability

The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	Share Capital

6.1	Currency. Shares in the Company shall be issued in the currency of the United States of America.

6.2	Authorised Capital. The authorised capital of the Company is US$2,783,144.97, divided into two classes of shares, to be designated “Ordinary Shares” and “Preferred Shares” as follows:

3

(a)	159,051,299 Ordinary Shares in one series of US$0.01 par value (“Ordinary Shares”); and

(b)	119,263,199 Preferred Shares, of which (i) 12,604,286 shares shall be designated Series A Preferred Shares, US$0.01 par value per share (“Series A Preferred Shares”), (ii) 4,013,203 shares shall be designated Series B Preferred Shares, US$0.01 par value per share (“Series B Preferred Shares”), (iii) 15,722,878 shares shall be designated Series C Preferred Shares, US$0.01 par value per share (“Series C Preferred Shares”), (iv) 19,426,718 shares shall be designated Series D-1 Preferred Shares, US$0.01 par value per share (the “Series D-1 Preferred Shares”), (v) 4,687,500 shares shall be designated Series D-2 Preferred Shares, US$0.01 par value per share (the “Series D-2 Preferred Shares”) and (vi) 62,808,613 shares shall be designated Series E Preferred Shares, US$0.01 par value per share (“Series E Preferred Shares”, and together with the Series A Preferred Shares, the Series B Preferred Shares, Series C Preferred Shares, Series D-1 Preferred Shares and Series D-2 Preferred Shares, the “Preferred Shares”).

For purposes of this Memorandum of Association, “Ordinary Share Equivalent” shall mean any share or security convertible or exchangeable solely for Ordinary Shares or any option, warrant or right exercisable solely for Ordinary Shares.

7.	Rights, Qualifications of Preferred Shares.

The designations, powers, preferences, rights, qualifications, limitations and restrictions applicable to the Preferred Shares shall be as follows:

7.1	Conversion. The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

7.1.1	Right to Convert. Each Preferred Share, at the option of the holder thereof, shall be convertible into Ordinary Shares at any time after the date of issuance of such Preferred Share, at the office of the Company or any transfer agent for such Preferred Share.

7.1.2	Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares, without further action of the holder thereof or the Company, upon occurrence of the closing of the initial firm commitment underwritten public offering by the Company of Ordinary Shares on a public stock exchange in the United States, pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or a substantially equivalent transaction in a jurisdiction other than the United States. In such event the Preferred Shares shall be deemed to have been so converted as of the closing of such public offering, as such closing is defined in the underwriting agreement between the Company and the underwriters with respect to such offering.

4

7.1.3	Mechanics of Conversion. The conversion hereunder of any Preferred Share (a “Conversion Share”) pursuant to Section 7.1 shall be effected in the following manner:

(a)	The Company shall redeem the Conversion Share for an aggregate consideration (the “Redemption Amount”) equal to (a) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(b)	Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(c)	Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(d)	Except as provided in Section 7.1.2, before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

7.1.4	Number of Ordinary Shares Issuable on Conversion; Conversion Price.

(a)	Conversion.

(i)	Series A Preferred Shares. Upon conversion, each Series A Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing US$1.00 (the “Series A Preferred Shares Stated Value”) by the conversion price at the time in effect for such share. The initial conversion price for the Series A Preferred Shares shall be US$0.585497 (the “Series A Conversion Price”) and shall be subject to adjustment as set forth in this Section 7.1.4.

5

(ii)	Series B Preferred Shares. Upon conversion, each Series B Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price at the time in effect for such Series B Preferred Shares. The “Series B Original Issue Price” per share of Series B Preferred Share is US$0.4912. The “Series B Conversion Price” per share for the Series B Preferred Shares shall initially be US$0.4912, subject to adjustment as set forth in this Section 7.1.4.

(iii)	Series C Preferred Shares. Upon conversion, each Series C Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price at the time in effect for such Series C Preferred Shares. The “Series C Original Issue Price” per share of Series C Preferred Share is US$0.510873. The “Series C Conversion Price” per share for the Series C Preferred Shares shall initially be US$0.510873, subject to adjustment as set forth in this Section 7.1.4.

(iv)	Series D-1 Preferred Shares. Upon conversion, each Series D-1 Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Series D-1 Original Issue Price by the Series D-1 Conversion Price at the time in effect for such Series D-1 Preferred Shares. The “Series D-1 Original Issue Price” per share of Series D-1 Preferred Share is US$1.02951. The “Series D-1 Conversion Price” per share for the Series D-1 Preferred Shares shall initially be US$1.02951, subject to adjustment as set forth in this Section 7.1.4.

(v)	Series D-2 Preferred Shares. Upon conversion, each Series D-2 Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Series D-2 Original Issue Price by the Series D-2 Conversion Price at the time in effect for such Series D-2 Preferred Shares. The “Series D-2 Original Issue Price” per share of Series D-2 Preferred Share is US$1.60. The “Series D-2 Conversion Price” per share for the Series D-2 Preferred Shares shall initially be US$1.60, subject to adjustment as set forth in this Section 7.1.4.

6

(vi)	Series E Preferred Shares. Upon conversion, each Series E Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Series E Original Issue Price by the Series E Conversion Price at the time in effect for such Series E Preferred Shares. The “Series E Original Issue Price” per share of Series E Preferred Share is US$1.80. The “Series E Conversion Price” per share for the Series E Preferred Shares shall initially be US$1.80, subject to adjustment as set forth in this Section 7.1.4.

(b)	Conversion Price Adjustments. The Series A Conversion Price, Series B Conversion Price, the Series C Conversion Price, the Series D-1 Conversion Price, the Series D-2 Conversion Price and the Series E Conversion Price (collectively, the “Conversion Price”) for the applicable series of Preferred Shares (the “Applicable Series”) shall be subject to adjustment from time to time as follows:

(i)	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price for the Applicable Series in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price for the Applicable Series in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)	Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of Members of the Company entitled to receive) a dividend or other distribution to the holders of the Company’s shares payable in additional Ordinary Shares, the Conversion Price for the Applicable Series shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Conversion Price for the Applicable Series then in effect by a fraction (x) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

7

(iii)	Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another person, then in any such event, provision shall be made so that, upon conversion of such Preferred Shares thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of shares of such Preferred Shares would have received had such Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(iv)	Sale of Shares Below the Conversion Price.

(A) (I)	If at any time, or from time to time, the Company shall issue or sell Additional Ordinary Shares without consideration or for a consideration per share less than the Conversion Price in effect for the Series E Preferred Shares immediately prior to such issue, then, and in each such case, the Conversion Price for the Series E Preferred Shares shall be reduced, as of the opening of business on the date of such issuance or sale, to a price equal to the consideration per share received by the Company for such Additional Ordinary Shares determined in the manner provided in subparagraph (B) below.

(II)	If at any time, or from time to time, the Company shall issue or sell Additional Ordinary Shares without consideration or for a consideration per share less than the Conversion Price in effect for the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D-1 Preferred Shares or the Series D-2 Preferred Shares immediately prior to such issue, then, and in each such case, the Conversion Price for the Applicable Series shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying the then existing Conversion Price for the Applicable Series by a fraction, (x) the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Ordinary Shares which the aggregate consideration received by the Company for the Additional Ordinary Shares so issued would purchase at the then existing Conversion Price for the Applicable Series, and (y) the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Additional Ordinary Shares so issued. For the purpose of the above calculation, the number of Ordinary Shares outstanding immediately prior to such issuance shall be calculated on a fully-diluted basis, as if all Ordinary Share Equivalents had been fully exercised, converted or exchanged for Ordinary Shares immediately prior to such issuance.

8

(B)	For the purpose of making any adjustment in the Conversion Price or number of Ordinary Shares issuable upon conversion of shares of the Applicable Series, as provided above:

(I)	To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any expenses payable directly or indirectly by the Company and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(II)	To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof, as determined in good faith by the Board as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(III)	If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or Ordinary Share Equivalents shall be computed as that portion of the consideration received which is reasonably determined in good faith by the Board to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

9

(C)	If at any time, or from time to time, the Company issues any Ordinary Share Equivalents and the Effective Conversion Price of such Ordinary Share Equivalents is less than the Conversion Price of the Applicable Series in effect immediately prior to such issuance, then, in each such case, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Conversion Price.

(I)	If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, the Conversion Price of the Applicable Series as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Conversion Price which would have been in effect had such adjustment been made on the basis that (A) the only Additional Ordinary Shares to be issued on such Ordinary Share Equivalents were such Additional Ordinary Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (B) such Additional Ordinary Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) where the Ordinary Share Equivalents consist of options, warrants or rights to purchase Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, plus (z) where the Ordinary Share Equivalents consist of shares or securities convertible or exchangeable for Common Shares, the consideration received for the issue or sale of Ordinary Share Equivalents actually converted.

10

(II)	For any Ordinary Share Equivalent with respect to which the Conversion Price of the Applicable Series has been adjusted under this paragraph (C), no further adjustment of the Conversion Price shall be made solely as a result of the issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.

(D)	In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalents where the resulting Effective Conversion Price is less than the Conversion Price of the Applicable Series at such date, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Applicable Series shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Conversion Price applied.

(E)	For purposes of this Memorandum of Association, “Effective Conversion Price” means, with respect to any Ordinary Share Equivalent at a given time, an amount equal to the quotient of (x) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalent and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalent over (y) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalent.

(F)	For purposes of this Memorandum of Association, “Additional Ordinary Shares” means any Ordinary Shares issued by the Company (or deemed issued by the Company under Section 7.1.4 (b)(iv)(C) hereof) other than (i) Ordinary Shares issued, or issued or issuable, upon exercise of any Ordinary Share Equivalent issued under employee share option plan(s) duly adopted by the Board, (ii) upon conversion of the Preferred Shares, (iii) to financial institutions or lessors in connection with real estate leases, commercial credit arrangements, equipment financings or similar transactions approved by a 2/3 majority of the Board where the primary purpose of the arrangement is for non-equity financing; (iv) pursuant to a strategic partnership, joint venture or other arrangement approved by a 2/3 majority of the Board where the primary purpose of the arrangement is for non-equity financing; (v) as a dividend or distribution on the Preferred Shares or any event for which adjustment is made pursuant to Section 7.1.4 (b)(ii) hereof; (vi) pursuant to a stock split or other similar reorganization for which adjustment is made pursuant to Section 7.1.4 (b)(i) hereof; (vii) for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by a 2/3 majority of the Board; (viii) pursuant to a registered public offering of the Company’s Ordinary Shares; or (ix) pursuant to a vote of the holders of an 80% majority of then outstanding Preferred Shares, voting together as a single class and on an as-converted basis, that such shares shall not be deemed “Additional Ordinary Shares”.

11

(v)	In case any event shall occur as to which the other provisions of this paragraph (b) are not strictly applicable but the failure to make any adjustment would not fairly protect the Conversion Rights of any Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares against dilution in accordance with the essential intent and principles of this paragraph (b), then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this paragraph (b) necessary to preserve, without dilution, the Conversion Rights of such Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares.

7.1.5	Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price for any Applicable Series of Preferred Shares, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and/or Series E Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Conversion Price for the Applicable Series of Preferred Shares in effect after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and/or Series E Preferred Shares after such adjustment or readjustment.

12

7.1.6	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price of any Applicable Series of Preferred Shares or the number or character of such series of Preferred Shares as set forth herein, the Company shall give notice to the holders of the Applicable Series of Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price for such Applicable Series and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and/or Series E Preferred Shares, as the case may be. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least 30 days prior to the taking of such proposed action. Any notice required by the provisions of this Section 7.1.6 to be given to the holders of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and/or Series E Preferred Shares shall be deemed given if deposited in the mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

7.1.7	Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of any Preferred Share. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of an Ordinary Share (as determined by the Board) on the date of conversion.

7.1.8	No Impairment. The Company shall at all times in good faith assist in the carrying out of all the provisions of this Section 7.1 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

7.2	Voting Rights.

13

7.2.1	General. Each holder of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares, are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Except as otherwise provided herein, in the Articles of Association, as required by law, or as otherwise agreed by the Members of the Company, the holders of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members of the Company including without limitation with respect to any question on which the holders of Ordinary Shares shall have the right to vote at a class meeting of Ordinary Shareholders.

7.2.2	Election of Board of Directors. So long as 30% of the Series D Preferred Shares originally issued remain outstanding, the holders of Series D Preferred Shares shall be entitled, as a separate class, to elect one (1) member of the Board (the “Series D Director”) at a general meeting or pursuant to any written consent signed by the holders of no less than fifty-one percent (51%) of then outstanding Series D Preferred Shares; provided that so long as SEEK International Investments Pty Ltd, a company organized under the laws of Australia, or its Permitted Transferees shall hold no less than 30% of the total Series D Preferred Shares it holds as of the date of the Share Purchase Agreement (as defined in the Articles), it shall be entitled to appoint such Series D Director. So long as 30% of the Series E Preferred Shares originally issued remain outstanding, the holders of Series E Preferred Shares shall be entitled, as a separate class, to elect one (1) member of the Board (the “Series E Director”) at a general meeting or pursuant to any written consent signed by the holders of no less than fifty-one percent (51%) of then outstanding Series E Preferred Shares; provided that so long as Macquarie or its Permitted Transferees (as defined in the Articles) holds no less than 30% of the total Series E Preferred Shares Macquarie purchased under the Share Purchase Agreement (as defined in the Articles), it shall be entitled to appoint the Series E Director. Mr. Hao Liu, so long as he holds 5% or more of the Company’s capital stock calculated on a Fully Diluted basis, shall be entitled to elect one (1) member of the Board (the “Management Director”). Two independent directors may be appointed by an unanimous consent by all the Series D, Series E and Management Directors. The Series D Director shall not be removed, and the vacancy thereby created shall not be filled without the affirmative vote of the holders of Series D Shares at a general meeting of such members of the Company duly called for that purpose, or pursuant to any written consent signed by the holders of no less than fifty-one percent (51%) of then outstanding Series D shares, including the approval of SEEK for so long as SEEK or its Permitted Transferees owns no less than 30% of the total Series D Preferred Shares it holds as of the date of the Share Purchase Agreement. The Series E Director shall not be removed, and the vacancy created thereby shall not be filled without the affirmative vote of the holders of Series E Shares at a general meeting of such members of the Company duly called for that purpose, or pursuant to any written consent signed by the holders of no less than fifty-one percent (51%) of the then outstanding Series E shares, including the approval of Macquarie for so long as Macquarie or its Permitted Transferees own no less than 30% of the total Series E Preferred Shares it purchased under the Share Purchase Agreement. The Management Director shall not be removed, and the vacancy thereby created shall not be filled without the consent of Mr. Hao Liu for so long as Mr. Hao Liu holds 5% or more of the Company’s stock on a Fully Diluted basis. The two independent directors shall not be removed, and the vacancy thereby created shall not be filled without the unanimous consent of all the Series D, Series E and Management Directors. In the event of a vacancy in the office of any Director, a successor shall be elected, subject to and in accordance with the designation rights set forth above, to hold office for the unexpired term of such Director.

14

7.2.3	Separate Vote of Series E Preferred Shares. For so long as 20% of the Series E Preferred Shares originally issued shall remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote at a general meeting by, or the written consent signed by the holders of, no less than eighty percent (80%) of the Ordinary Shares issuable upon conversion of the Series E Preferred Shares then outstanding, voting together as a single class and to the exclusion of any other class of shares, shall be necessary to effect the following actions involving the Company or any Subsidiary (as defined below):

(a)	Any alteration of the rights, preferences, privileges, powers of, or the restrictions provided for the benefit of, the Series E Preferred Shares;

(b)	Any amendment to the Memorandum and Articles of Association of the Company or similar constituent documents of the Company or any Subsidiary, which adversely affects the rights, preferences or privileges of the Series E Preferred Shares; or

(c)	Any change to the existing equity structure of any Subsidiary, including any change in its shareholders and equity ratios.

Nothing contained in this Section 7.2.3 shall require the Company to obtain the approval of the holders of the Series E Preferred Shares pursuant to this clause for any increase in the authorized share capital of the Company (or, except to the extent specially required by Section 7.2.3(c) above) any Subsidiary).

15

The term “Subsidiary” as used in this Section 7.2 shall mean any entity of which more than 50% of the issued and outstanding share capital or voting interests is owned, directly or indirectly, by the Company, as well as the following entities: Beijing Zhilian Sanke Human Resource Center , Wangpin Information Consulting (Shanghai) Company Ltd. , Beijing Wangpin Consulting Co., Ltd. , Beijing Wangpin Consulting Co., Ltd. Shanghai Branch ,Wuhan Zhilian Rencai Advertising Company Limited , Shanxi Zhilian Advertising Company Limited , Jinan Zhilian Wangpin Advertising Company Limited , Nanjing Zhilian Advertising Company Limited , Sichuan Zhilian Advertising Company Limited , Changchun Zhilian Advertising Limited , Shenyang Zhilian Wangpin Advertising Company Limited , Qingdao Zhilian Advertising Ltd. , Dalian Zhailian Advertising Ltd. , Tianjin Zhilian Advertising Ltd. , Henan Wangpin Advertising Ltd. , Suzhou Wangpin Advertising Ltd. , Changsha Lianzhi Manpower Resource Service Ltd. , Guangdong Zhilian Culture Media Ltd. , Hangzhou Wangpin Advertising Ltd. , Changchun Zhilian Rencai Development Services Ltd , Zhaopin (Beijing) Technology Company Limited , Guangdong Zhilian Culture Media Ltd. Shenzhen Branch , Xiamen Zhilian Wangpin Business Services Company Ltd. , Fuzhou Zhilian Advertising Company Limited , Haerbin Zhilian Wangcai Advertising Company , and Shenyang Zhilian HR Agent Company Ltd. ..

7.2.4	Separate Vote of Series D Preferred Shares. For so long as 20% of the Series D Preferred Shares originally issued shall remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote at a general meeting by, or the written consent signed by the holders of, no less than eighty percent (80%) of the Ordinary Shares issuable upon conversion of the Series D Preferred Shares then outstanding, voting together as a single class and to the exclusion of any other class of shares, shall be necessary to effect the following actions involving the Company or any Subsidiary (as defined below):

(a)	Any alteration of the rights, preferences, privileges, powers of, or the restrictions provided for the benefit of the Series D Preferred Shares; or

(b)	Any amendment to the Memorandum and Articles of Association of the Company or similar constituent documents of the Company or any Subsidiary, which adversely affects the rights, preferences or privileges of the Series D Preferred Shares.

16

Nothing contained in this Section 7.2.4 shall require the Company to obtain the approval of the holders of the Series D Preferred Shares pursuant to this clause for any increase in the authorized share capital of the Company (or any Subsidiary).

7.2.5	Separate Vote of Series B Preferred Shares. For so long as any Series B Preferred Shares remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote at a general meeting by, or the written consent signed by the holders of, no less than eighty percent (80%) of the Ordinary Shares issuable upon conversion of the Series B Preferred Shares then outstanding, voting together as a single class and to the exclusion of any other class of shares, shall be necessary to effect the following actions involving the Company or any Subsidiary:

(a)	Any alteration of the rights, preferences or privileges of the Series B Preferred Shares; or

(b)	Any amendment to the Articles of Association of the Company or similar constituent documents of the Company or any Subsidiary, which adversely affects the rights, preferences or privileges of the Series B Preferred Shares.

Nothing contained in this Section 7.2.5 shall require the Company to obtain the approval of the holders of the Series B Preferred Shares pursuant to this clause for (i) any increase in the authorized share capital of the Company (or any Subsidiary); (ii) the creation or authorization of any shares of any class with or without any preference with respect to the Series B Preferred Shares or the issuance of any such shares; or (iii) any amendment to the constituent documents of the Company or any Subsidiary to the extent such amendments are necessary to facilitate transactions for the primary purpose of raising additional financing for the Company or any Subsidiary.

7.2.6	Governance of Subsidiaries. The Company shall take all steps as are necessary to cause the provisions of this Section 7.2 and Articles 44A, 65A and 69 of the Articles of Association to apply, mutatis mutandis and to the extent possible under applicable law, to the governance of any Subsidiary, including, without limitation, the composition of the board of directors for any such Subsidiary.

7.3	Dividend Preference.

7.3.1	Other than an Exempted Distribution, the Company shall not make any distribution (whether in cash or in property) with respect to any Ordinary Share unless a dividend shall first have been paid with respect to all outstanding Preferred Shares in an amount for each such Preferred Share equal to or greater than the product of (i) the amount of such distribution and (ii) the number of Ordinary Shares into which such Preferred Share is then convertible.

7.3.2	For purposes of this Section 7.3, “Exempted Distribution” shall mean (i) a dividend payable solely in Ordinary Shares, (ii) the repurchase of Ordinary Shares at cost from terminated employees, officers or consultants pursuant to contractual arrangements with the Company approved by the Board, (iii) any exercise, conversion or exchange of Ordinary Share Equivalents, and (iv) repurchase of outstanding securities of the Company that is duly approved by the Board.

17

7.4	Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the Members of the Company shall be made in the following manner:

7.4.1	Prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, the holders of the Series E Preferred Shares shall be entitled to receive, the amount equal to one hundred percent (100%) of the Series E Original Issue Price (as adjusted for stock splits, stock dividends and other similar events) for each share of Series E Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series E Preferred Shares (the “Series E Preference Amount”).

7.4.2	After payment has been made to holders of Series E Preferred Shares of the full Series E Preference Amount due pursuant to paragraph 7.4.1 above, the remaining assets of the Company available for distribution to Members, if any, shall be distributed to (i) the holders of the Series A Preferred Shares shall be entitled to receive the amount equal to one hundred percent (100%) of the amount originally paid by the original purchaser thereof (as recorded in the Company’s registrar of holders of Series A Preferred Shares) (as adjusted for stock splits, stock dividends and other similar events) for each such share of Series A Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred Shares (the “Series A Preference Amount”), (ii) the holders of the Series 13 Preferred Shares shall be entitled to receive, the amount equal to one hundred percent (100%) of the Series B Original Issue Price (as adjusted for stock splits, stock dividends and other similar events) for each share of Series B Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series B Preferred Shares (the “Series B Preference Amount”), (iii) the holders of the Series C Preferred Shares shall be entitled to receive, the amount equal to one hundred percent (100%) of the Series C Original Issue Price (as adjusted for stock splits, stock dividends and other similar events) for each share of Series C Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series C Preferred Shares (the “Series C Preference Amount”), (iv) the holders of the Series D-1 Preferred Shares shall be entitled to receive, the amount equal to one hundred percent (100%) of the Series D-1 Original Issue Price (as adjusted for stock splits, stock dividends and other similar events) for each share of Series D-1 Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series D-1 Preferred Shares (the “Series D-1 Preference Amount”) and (v) the holders of the Series D-2 Preferred Shares shall be entitled to receive, the amount equal to one hundred percent (100%) of the Series D-2 Original Issue Price (as adjusted for stock splits, stock dividends and other similar events) for each share of Series D-2 Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series D-2 Preferred Shares (the “Series D-2 Preference Amount” and together with the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount and the Series D-1 Preference Amount, the “Preference Amount”). If upon the occurrence of a liquidation, dissolution or winding up of the Company the assets and funds thus distributed among the holders of the Series A Preferred Shares, the holders of the Series B Preferred Shares, the holders of the Series C Preferred Shares, the holders of the Series D-1 Preferred Shares and the holders of the Series D-2 Preferred Shares shall be insufficient to permit the payment to such holders of the full Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares, the holders of the Series B Preferred Shares, the holders of the Series C Preferred Shares, the holders of the Series D-1 Preferred Shares and the holders of the Series D-2 Preferred Shares on a pan passu basis in proportion to the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount, the Series D-1 Preference Amount and the Series D-2 Preference Amount, respectively, that each such holder is otherwise entitled to receive.

18

7.4.3	After payment has been made to holders of Series A Preferred Shares, holders of the Series B Preferred Shares, holders of the Series C Preferred Shares and holders of the Series D Preferred Shares of the full Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount, the Series D-1 Preference Amount and the Series D-2 Preference Amount due pursuant to paragraph 7.4.2 above, the remaining assets of the Company available for distribution to Members, if any, shall be distributed to the holders of the Ordinary Shares and holders of Series A Preferred Shares, holders of the Series B Preferred Shares, holders of the Series C Preferred Shares, holders of the Series D-1 Preferred Shares, holders of Series D-2 Preferred Shares and holders of the Series E Preferred Shares on a pro rata and as-converted basis.

7.4.4	A consolidation or merger of the Company below an enterprise value of US$154 million with or into any other company or companies in which the members of the Company do not retain a majority of the voting power in the surviving company or companies, or a sale, conveyance or disposition of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 7.4 (excluding any consolidation or merger effected exclusively to change the domicile of the Company) unless otherwise agreed by Macquarie and SEEK, such that the holders of Series A Preferred Shares, holders of Series B Preferred Shares, holders of Series C Preferred Shares, holders of the Series D Preferred Shares, holders of the Series E Preferred Shares and holders of Ordinary Shares shall be paid (unless, as the case may be, the Series A Preference Amount is waived by the holders of a majority of the Series A Preferred Shares, the Series B Preference Amount is waived by the holders of a majority of the Series B Preferred Shares outstanding, the Series C Preference Amount is waived by the holders of a majority of the Series C Preferred Shares outstanding, the Series D-1 Preference Amount is waived by the holders of a majority of the Series D-1 Preferred Shares outstanding, the Series D-2 Preference Amount is waived by the holders of a majority of the Series D-2 Preferred Shares outstanding and/or the Series E Preference Amount is waived by the holders of at least eighty percent (80%) of the Series E Preferred Shares outstanding) in cash or in securities received from the acquiring company or companies, or in a combination thereof, at the closing of any such transaction in accordance with Section 7.4.1, 7.4.2 and 7.4.3. In the event the requirements of this Section 7.4.4 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Section 7.4.4 have been complied with, or (ii) cancel such transaction.

19

7.4.5	Notwithstanding any other provision of this Section 7.4, and subject to any other applicable provisions of this Memorandum of Association and the Articles of Association, the Company may at any time, out of funds legally available therefor, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares shall have been declared and funds set aside therefor and such repurchases shall not be subject to the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount, the Series D-1 Preference Amount, the Series D-2 Preference Amount or the Series E Preference Amount.

7.4.6	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of Preferred Shares and Ordinary Shares shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

20

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board. The holders of at least 30% of the outstanding Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares, voting on an as-converted basis and as a single class, shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 7.4.6, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

8.	Registered Shares.

Preferred Shares and Ordinary Shares issued by the Company shall be issued only as registered and certificated and not bearer shares.

9.	Reservation of Shares.

The Company shall at all times reserve and keep available, out of its authorized but unissued Ordinary Shares, such number of Ordinary Shares as shall from time to time be sufficient, for the purpose of (a) effecting the conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares, and (b) issuing shares upon the exercise, conversion or exchange of any Ordinary Share Equivalent. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient for the issuance of Ordinary Shares pursuant to this Section 9, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

10.	Exempted Company.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

[Notary Seal]

21

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ZHAOPIN LIMITED

(Adopted by Special Resolution dated 14 September 2010)

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Act”	means the United States Securities Act of 1933, as amended, or any similar federal statute then in effect.

“Article”	means these Seventh Amended and Restated Articles of Association, as from time to time amended or altered.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the Board of Directors of the Company as constituted from time to time.

“Company”	means the above-named Company.

“Debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“Existing Plans”	means the Company’s 2000 Stock Option Plan, 2004 Stock Option Plan and 2005 Stock Option Plan.

1

“Fully Diluted”	means Ordinary Shares issued and which are issuable pursuant to any exercise, conversion, exchange, subscription or otherwise in connection with any then outstanding Preferred Shares, warrants, options (including without limitation options granted pursuant to the Existing Plans or any future employee stock option plan adopted by the Company), convertible securities or any agreement to sell or issue shares of Ordinary Shares or securities which may be exercised, converted or exchanged for shares of Ordinary Shares.

“Initial Public Offering”	means the initial public offering pursuant to an effective registration statement under the Act covering the offer and sale of Ordinary Shares for the account of the Company to the public or, if offered outside the United States, on an internationally recognized stock exchange pursuant to an offering memorandum or prospectus required to be prepared and/or filed with the relevant agency or body regulating and/or reviewing such offering.

“Member” or “Shareholder”	shall bear the meaning as ascribed to “Member” in the Statute.

“Memorandum”	means the Seventh Amended and Restated Memorandum of Association of the Company, as amended from time to time.

“month”	means calendar month.

“Ordinary Resolution”	means a resolution:

(a) passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and, where a poll is taken, by a simple majority of the votes cast at such general meeting duly convened; or

(b) approved in writing by such Members holding an absolute majority of the votes attached to the shares entitled to vote at a general meeting of the Company, in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed.

“Ordinary Shares”	means the Ordinary Shares of the Company as defined in Section 6.2 of the Memorandum.

“paid-up”	means paid-up and/or credited as paid-up.

2

“Permitted Transferees”	means, in the case of Macquarie, any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, Macquarie or any funds advised or managed by Macquarie or any Person that controls, is controlled by or is under common control with Macquarie, including without limitation Macquarie Capital Group Limited (“MCGL”), any subsidiary of MCGL, any funds or other investment vehicles managed or advised by either MCGL or any subsidiary of MCGL, any investment consortium led by MCGL or any subsidiary of MCGL and other investors introduced by MCGL or any subsidiary of MCGL to the Company through a single holding company managed by MCGL or any subsidiary of MCGL or any affiliate, limited partner, shareholder, investor or beneficiary of Macquarie, MCGL, any subsidiary of MCGL or any other Permitted Transferee of Macquarie, excluding any Person that competes with the Company in the PRC.

“Person”	means any individual, corporation, association, partnership, joint venture, trust, estate, or other entity or organization.

“PRC”	means the People’s Republic of China.

“Preferred Shares”	means the Preferred Shares of the Company as defined in Section 6.2 of the Memorandum.

“Qualified IPO”	means an Initial Public Offering on an internationally recognized stock exchange at a price per share that reflects a pre-Initial Public Offering valuation of the Company of at least US$300 million, which valuation shall be calculated based on the midpoint of the per share price range specified in the Time of Sale Prospectus.

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Series A Preferred Shares”	means the Series A Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

“Series B Preferred Shares”	means the Series B Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

3

“Series C Preferred Shares”	means the Series C Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

“Series D Preferred Shares”	means the Series D-1 Preferred Shares and the Series D-2 Preferred Shares.

“Series D-1 Preferred Shares”	means the Series D-1 Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

“Series D-2 Preferred Shares”	means the Series D-2 Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

“Series E Preferred Shares”	means the Series E Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“share”	“includes a fraction of a share.

“Share Purchase Agreement”	means that certain Series E Preferred Share Purchase Agreement to be dated on or about June 30, 2008 among the Company and the parties identified therein.

“Special Resolution”	shall bear the meaning as ascribed to “Special Resolution” in the Statute; provided that the voting requirement as set out in Article 44A of the Articles shall also be applicable with respect to a voluntary winding up of the Company.

“Statute”	means the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.

4

“Subsidiary”	means any entity of which more than 51% of the issued and outstanding share capital or voting interests is owned, directly or indirectly, by the Company, as well as the following entities: Beijing Zhilian Sanke Human Resource Center , Wangpin Information Consufting (Shanghai) Company Ltd. , Beijing Wangpin Consulting Co., Ltd. , Beijing Wangpin Consulting Co., Ltd. Shanghai Branch , Wuhan Zhilian Rencai Advertising Company Limited , Shanxi Zhilian Advertising Company Limited , Jinan Zhilian Wangpin Advertising Company Limited , Nanjing Zhilian Advertising Company Limited , Sichuan Zhilian Advertising Company Limited , Changchun Zhilian Advertising Limited , Shenyang Zhilian Wangpin Advertising Company Limited , Qingdao Zhilian Advertising Ltd. , Dalian Zhailian Advertising Ltd. , Tianjin Zhilian Advertising Ltd. , Henan Wangpin Advertising Ltd. , Suzhou Wangpin Advertising Ltd. , Changsha Lianzhi Manpower Resource Service Ltd. , Guangdong Zhilian Culture Media Ltd. , Hangzhou Wangpin Advertising Ltd. , Changchun Zhilian Rencai Development Services Ltd. , Zhaopin (Beijing) Technology Company Limited , Guangdong Zhilian Culture Media Ltd. Shenzhen Branch , Xiamen Zhilian Wangpin Business Services Company Ltd. , Fuzhou Zhilian Advertising Company Limited , Haerbin Zhilian Wangcai Advertising Company , and Shenyang Zhilian HR Agent Company Ltd. ..

“Time of Sale Prospectus”	means the preliminary prospectus together with any free writing prospectuses (as defined in Rule 405 under the Act) or, with respect to an Initial Public Offering not registered in the United States, the offering memorandum or prospectus required to be prepared and/or filed with the relevant agency of body regulating and/or reviewing such offering.

5

“US GAAP”	means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice-versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Board shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Board may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Board. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Board may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be proved to the satisfaction of the Board to have been defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) and the giving of such indemnity to the Company, in such form and in such sum as the Board may direct.

6

ISSUE OF SHARES

6.	Subject to the provisions of Section 6 and Section 7 of the Memorandum setting out the authorized amounts, rights and qualifications of the Company’s two classes of shares, and also subject to Articles 44A and 65A hereof, and without prejudice to any special rights previously conferred on the holders of existing shares, the Board may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share). The Company shall not issue shares in bearer form.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Board shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	Subject to any requirements, limitation or conditions in the Memorandum, the Company shall, on the valid application of the transferor or transferee of a registered share in the Company, enter in the share register the name of the transferee of the share. No transfer or issuance of any shares shall be effective or valid unless and until recorded in the register of Members.

10.	The registration of transfers may be suspended at such time and for such periods as the Board may from time to time determine, provided always that such registration shall not be suspended for more than forty-five days in any year.

REDEEMABLE SHARES

11. (a)	Subject to the provisions of the Statute and Article 44A hereof, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may determine.

(b)	Subject to the provisions of the Statute, the Memorandum and Article 65A hereof, the Company may purchase its own shares, including any redeemable shares, and the Company be and is hereby authorised to use all funds available for the purpose under the Statute, including making payments out of capital.

7

(c)	Notwithstanding anything to the contrary herein, at any time commencing on July 1, 2013, at the option of each holder of outstanding Series E Preferred Shares, the Company shall redeem all, but not less than all, of the outstanding Series E Preferred Shares held by such holder out of funds legally available therefor at a redemption price (the “Redemption Price”) for each Series E Preferred Share equal to the Series E Original Issue Price, as adjusted for any stock splits, combinations, consolidations, stock distributions or dividends, plus all declared but unpaid dividends thereon and

(i)	A notice of redemption by any holder of Series E Preferred Shares pursuant to Article 11 (c) above shall be given by hand or by mail to the registered office of the Company at any time on or after July 1, 2013, stating the date on which the Series E Preferred Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the date 90 days after such notice of redemption is given. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of Series E Preferred Shares stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. If on the Redemption Date, the number of Series E Preferred Shares that may then be legally redeemed by the Company is less than the number of all Series E Preferred Shares to be redeemed, then (i) the number of Series E Preferred Shares then redeemed shall be based ratably on all Series E Preferred Shares to be redeemed, and (ii) the remaining Series E Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

(ii)	Before any holder of Series E Preferred Shares shall be entitled for redemption under the provisions of this Article 11(c), such holder shall surrender his or her certificate or certificates representing such Series E Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Upon payment of the applicable Redemption Price, the Company shall cancel the certificate representing such Series E Preferred Shares to be redeemed, all rights of the holders thereof shall cease and terminate and such Series E Preferred Shares shall cease to be issued shares of the Company.

VARIATION OF RIGHTS OF SHARES

12.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied only in accordance with Sections 7.2.3 and 7.2.4 of the Memorandum.

8

13.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or by express modification of such rights, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

15.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

CALL ON SHARES

16. (a)	The Board may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Board may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Board authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof

17.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Board may determine, but the Board shall be at liberty to waive payment of such interest either wholly or in part.

9

18.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

FORFEITURE OF SHARES

19. (a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board deems fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Board think fit.

20.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

21.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

10

22.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

23.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF CAPITAL &

CHANGE OF LOCATION OF REGISTERED OFFICE

24. (a)	Subject to (i) Sections 7.2.3 and 7.2.4 of the Memorandum and (ii) Article 44A hereof, and in so far as permitted by the provisions of the Statute, the Company may from time to time by Special Resolution alter or amend its Memorandum with respect to any objects, powers or other matters specified therein; provided, however, that the Company may, by Ordinary Resolution (subject to (i) Sections 7.2.3 and 7.2.4 of the Memorandum and (ii) Article 44A hereof) effectuate the following:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;

(b)	Except as set forth in the Memorandum, all new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, transfer, forfeiture and otherwise as the shares in the original share capital.

(c)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute, the Memorandum and Article 44A hereof, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

11

(d)	Subject to the provisions of the Statute, the Company may by resolution of the Board change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

25.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Board may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

26.	In lieu of or apart from closing the register of Members, the Board may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Board may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

27.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETING

28.	The Company may but shall not be obliged to hold an annual general meeting.

29. (a)	The Board may whenever they think fit, and they shall on the requisition of Members of the Company who, at the date of the deposit of the requisition, hold not less than ten percent (10%) of the aggregate voting power attributable to the issued and outstanding share capital of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

12

(c)	If the Board does not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the Board.

(e)	Members may participate in any general meeting by means of conference telephone or video conferencing or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting pursuant to this provision shall constitute presence in person at such meeting.

NOTICE OF GENERAL MEETINGS

30.	At least fourteen (14) days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 29 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than a majority of the issued and outstanding Ordinary Shares and a seventy-five percent (75%) majority of the issued and outstanding Preferred Shares.

31.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

32.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. A quorum shall require the presence in person or by proxy of one or more Members holding at least forty percent (40%) of the aggregate voting power attributable to the issued and outstanding share capital of the Company.

13

33.	Subject to the definition of “Ordinary Resolution” under Article I hereof, a resolution in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

34.	If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Board may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

35.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within thirty minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of the present Directors to be Chairman of the meeting.

36.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within thirty minutes after the time appointed for holding the meeting, the Members present shall choose one of the present Members to be Chairman of the meeting.

37.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

38.	At any general meeting a resolution put to the vote of the meeting shall be decided by poll.

VOTES OF MEMBERS

39.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

40.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

14

41.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

42.	No Member shall be entitled to vote at any general meeting unless he is registered as a Shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

43.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

44.	On any vote of the Shareholders votes may be given either personally or by proxy.

44A.	In addition to any other vote or consent required herein or by law, the written consent signed by the holders of; no less than eighty percent (80%) of all then outstanding Ordinary Shares, all then outstanding options to purchase Ordinary Shares under the Existing Plans or any other share benefit or option plan or other form of incentive plan for employees, and all then outstanding Preferred Shares (consenting together as a single class and not as separate classes; provided that the 80% threshold shall be calculated on a Fully Diluted basis such that all then outstanding options shall be counted as if they had been exercised for Ordinary Shares and all then outstanding Preferred Shares shall be counted on an as-converted to Ordinary Shares basis) shall be necessary to effect the following actions involving the Company or any Subsidiary:

(a)	The creation, issuance, or authorization (by reclassification or otherwise) of any new class or series of equity securities, or any additional securities exercisable, convertible or exchangeable for any equity securities, having rights, powers, preferences or restrictions senior to or on a parity with any series of the Preferred Shares;

(b)	Any change in the capital structure of the Company, including any issuance, redemption or purchase of any securities in the Company other than as part of an existing or approved management retention package and other than a redemption of shares of Series E Preferred pursuant to Article 11(c) hereof.

(c)	The reclassification of any outstanding shares of capital stock;

(d)	The voluntary dissolution, winding-up or liquidation of the Company or any Subsidiary (or any other transaction that would, under Section 7.4.4 of the Memorandum, be deemed a liquidation, dissolution or winding up thereof);

(e)	The approval for any liquidation event, including without limitation the approval for the terms of any Initial Public Offering or any Qualified IPO; provided however that such approval shall not be required for the terms of any Qualified IPO that occurs after the third anniversary of the date of the Share Purchase Agreement.

15

(f)	The entering into or exiting of any merger, amalgamation, consolidation, joint venture, association or other business combination of the Company or any Subsidiary with any party other than in the ordinary course of business;

(g)	The sale, lease, exchange, transfer, or other disposition of all or substantially all of the assets of the Company or any Subsidiary (whether in an individual transaction or a series of related transactions);

(h)	The declaration or payment of any dividend on Ordinary Shares (other than a dividend payable solely in Ordinary Shares) or change in dividend distribution policy;

(i)	Any increase or decrease in the authorized size of the Board;

(j)	Subject to Section 7.2.3 to 7.2.5 of the Memorandum, any variation of any rights in any securities issued by the Company; or

(k)	Any agreement or commitment to do any of the foregoing.

In the event any new person acquires more than 50% of the voting power of all then outstanding Shares of the Company (on an as-converted basis), the protective provision of this Article 44A shall continue to apply to all the items except for (f) and (g) above, which, starting from 24 months from such person’s acquisition, only 50% of the voting power of all then outstanding Ordinary Shares and Preferred Shares (voting together as a single class and not as separate classes, and on an as-converted basis) shall be necessary to approve. During the first 24 month period, the 80% threshold shall continue to apply.

PROXIES

45.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

46.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

47.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

16

48.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

49.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

50.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

51.	Subject to clause 7.2.2 of the Memorandum, there shall be a Board of Directors consisting of three (3) persons (exclusive of alternate Directors) PROVIDED HOWEVER that the Company may from time to time by Ordinary Resolution, subject to Article 44A of these Articles, change the number of Directors.

52.	The remuneration, if any, to be paid to the Directors shall be such remuneration as the Board or the Members by Ordinary Resolution shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travel, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Board, or any committee of the Board, or general meetings of the Company, or otherwise in connection with the business of the Company.

53.	The Board may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director.

54.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

55.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

17

56.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

57.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

58.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 57 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

59.	A Director who expects to be unable to attend Board Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

60.	Subject to any limitations and other provisions in the Memorandum, the business of the Company shall be managed by the Board, and all power of the Company shall be exercised by or under the direction of the Board.

18

61.	The Board may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

62.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board shall from time to time by resolution determine.

63.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Board;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Board and of any committee of the Board;

(c)	of all resolutions and proceedings at all meetings of the Members and of the Board and of committees of the Board.

64.	The Board on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

65.	Subject to the Memorandum and Articles 44A and 65A hereof, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

65A.	Subject to the Memorandum and Article 44A hereof, the following actions (by either the Company or any Subsidiary) require the resolution in writing signed by all members of the Board then in office or the affirmative vote of at least 60% of the members of the Board then in office at a duly convened meeting:

(i)	any one or a series of capital expenditures in the aggregate greater than US$1,000,000;

(ii)	in any fiscal year, the entering into of any agreement or contract, whether written or oral, giving rise to total liability of greater than 20% of the then net asset value of the Company;

19

(iii)	the borrowing of any money, entering into of any guarantee of any obligation or the incurrence of any charges or encumbrances on the assets of the Company or any of its affiliates in an amount greater than 20% of the then net asset value of the Company;

(iv)	partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of its capital shares;

(v)	the adoption of a share benefit or option plan or other form of incentive plan for employees, or the increase in the number of shares reserved under such option or incentive plan, and the terms, including without limitation the vesting schedule, of any options, shares or other awards granted thereunder or pursuant to the Existing Plans;

(vi)	distribution of assets, including profits, by dividend or otherwise to its equity holders;

(vii)	the selection of any listing exchange for a registered initial public offering of the shares of the Company and the approval of the valuation of the Company in connection with such offering as well as the number of shares of the Company to be sold in such offering;

(viii)	any annual business plan or budget; and

(ix)	the removal and appointment of the Chief Executive Officer,

MANAGEMENT

66. (a)	Subject to the Memorandum and Articles 44A and 79 hereof, the Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Board from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Board from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Board and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Board may think fit and the Board may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

20

(d)	Any such delegates as aforesaid may be authorised by the Board to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

67.	Except as otherwise provided by these Articles or the Memorandum, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Except for matters set forth in Article 65A hereof, questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of any equality of votes, the matter shall be decided by Ordinary Resolution.

68.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least seven (7) days’ notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered as well as the place, the day, and the hour of the meeting unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be.

69.	The quorum necessary for the transaction of the business of the Board shall be three (3), a Director and his appointed alternate Director being considered only one person for this purpose, PROVIDED ALWAYS that if there shall at any time be (i) only a sole Director the quorum shall be one or (ii) only two Directors the quorum shall be two. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

70.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

71.	The Directors may elect a Chairman of the Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty minutes after the time appointed for holding the same, the Directors present may choose one of the present Directors to act as the Chairman of the meeting. The Chairman shall not have a casting vote.

72.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board.

21

73.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a Board meeting or committee as the case may be duly convened and held.

74. (a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 45-48 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

75.	The office of a Director shall be vacated:

(a)	if a Director gives notice in writing to the Company that he resigns as a member of the Board;

(b)	as provided in Section 7.2.2 of the Memorandum; or

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally.

APPOINTMENT AND REMOVAL OF DIRECTORS

76.	Subject to Section 7.2.2 of the Memorandum, the Directors to serve on the Board of Directors shall be elected by the Members of the Company at large (any series or class of shares to vote on an as-converted basis with the Ordinary Shares and not as a separate series or class). Subject to Section 7.2.2 of the Memorandum, in the case of any vacancy in the office of a Director, the remaining Directors may, by affirmative vote of a majority thereof elect a successor to hold office for the unexpired term of the Director whose seat on the Board is vacant.

77.	[Deleted]

SEAL

78. (a)	The Company may, if the Board so determines, have a Seal which shall only be used by the authority of the Board or of a committee of the Board authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Board for the purpose.

22

(b)	The Company may have for use in any place outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Board so determines, with the addition on its face of the name of every place where it is to be used.

OFFICERS

79.	Subject to Article 44A hereof, officers of the Company are appointed by the Board as they consider necessary, all for a term of one year, and at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board from time to time prescribes.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

80.	Subject to the Statute, the Memorandum and Articles 44A and 65A hereof, the Board may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

81.	The Board may, before declaring any dividends or distributions, set aside such sums as it thinks proper as a reserve or reserves which shall at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

82.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

83.	The Board may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

84.	The Board may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members.

85.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

23

86.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

87.	Subject to the Memorandum, the Company may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board shall do all acts and things required to give effect to such capitalisation, with full power to the Board to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

88.	The Board shall cause proper books of account to be kept in accordance with US GAAP with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

89.	Members shall have the right to inspect any account or book or document of the Company, but the Board shall from time to time determine the times and places the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors.

24

90.	The Board shall cause to be prepared audited or unaudited profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as the Company may be required to provide Members under contract.

AUDIT

91.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

92.	The Board may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint an Auditor or Auditors. The Board may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Board under this Article may be fixed by the Directors.

93.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

94.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

95.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex, telecopy, facsimile or electronic mail to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

96. (a)	by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty hours after the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by cable, telex, or telecopy, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

(c)	Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected by properly addressing and receiving confirmation of receipt, and to have been effected on the day the same is sent and confirmed as aforesaid.

25

97.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

98.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

99.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

100.	If the Company shall be wound up the liquidator shall divide amongst the Shareholders in cash or kind the assets of the Company in accordance with the Statute and the Memorandum.

INDEMNITY

101.	The Board and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

26

FINANCIAL YEAR

102.	Unless the Board otherwise prescribes, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

103.	Subject to the Statute, the Memorandum and Article 44A hereof, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

104.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

[Notary Seal]

27

Exhibit 4.4

Execution Version

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT OF ZHAOPIN LIMITED (the “Shareholders Agreement”) is effective as of this 9th day of July, 2008 by and among Zhaopin Limited, a Cayman Islands exempted company (“Zhaopin” or the “Company”), the persons listed on Schedule 1 hereto (the “Existing Shareholders”), the persons listed on Schedule 2 (collectively the “Investors”), and amends and restates in its entirety the Fifth Amended and Restated Shareholders Agreement dated as of October 3, 2006 by and among the Company and the parties identified therein (the “Existing Agreement”).

Pursuant to the Share Purchase Agreement, each of the Investors shall, subject to the terms and conditions thereof, purchase or have purchased Series E Preferred Shares of Zhaopin as of the Closing Date (as such term is defined in the Share Purchase Agreement). The parties believe it is in the best interests of Zhaopin and the other parties hereto to provide to the Investors and the Existing Shareholders the rights specified herein with respect to the Shares held by such parties.

Accordingly, the parties hereto hereby agree as follows:

DEFINITIONS

The following capitalized terms, as used herein, shall have the following respective meanings:

“Act” means the United States Securities Act of 1933, as amended, or any similar federal statute then in effect.

“Affiliate” of any Person shall mean any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and, in the case of Macquarie, shall also mean any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, Macquarie or any funds advised or managed by Macquarie or any Person that controls, is controlled by or is under common control with Macquarie, including without limitation Macquarie Capital Group Limited (“MCGL”), any subsidiary of MCGL, any funds or other investment vehicles managed or advised by either MCGL or any subsidiary of MCGL, any investment consortium led by MCGL or any subsidiary of MCGL and other investors introduced by MCGL or any subsidiary of MCGL to the Company through a single holding company managed by MCGL or any subsidiary of MCGL. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if the other possesses, directly or indirectly, power either (i) to vote 10 % or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For purposes of this definition, passive investors in Orchid Asia II, L.P. (“Orchid”) will not be Affiliates of Orchid.

1

“Articles of Association” means the Seventh Amended and Restated Memorandum of Association (“Memorandum”) and the Seventh Amended and Restated Articles of Association adopted by the Company on or prior to the date hereof.

“Board” or “Board of Directors” means the board of directors of Zhaopin.

“Bona Fide Offer” has the meaning set forth in Article 4(a)(i).

“Bona Fide Offer Price” has the meaning set forth in Article 4(a)(i).

“Circular 75” has the meaning set forth in Article 10.2.

“Collective Selling Holders” has the meaning set forth in Article 5(e).

“Company Acquisition” means (i) the sale, transfer or other disposition, in a single transaction or series of related transactions, by the Company or any other member of the Zhaopin Group of all or substantially all the assets of the Company and the other members of the Zhaopin Group, taken as a whole, or (ii) a merger or consolidation in which the Company is a constituent party, except any such merger or consolidation involving the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of the surviving corporation.

“Company Refusal Period” has the meaning set forth in Article 4(a)(ii).

“Conversion Shares” means Ordinary Shares issued or issuable upon conversion of the Preferred Shares.

“Electing Series E Holder” has the meaning set forth in Article 4(a)(i).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect.

“Existing Plans” means the Company’s 2000 Stock Option Plan, 2004 Stock Option Plan, and 2005 Stock Option Plan.

“Financial Advisor” has the meaning set forth in Article 9.1(a).

“Founders” means Mark Baldwin, Robert Yong Zhang, and Michael Stephen Chiu.

“Fully Diluted” means Ordinary Shares issued and which are issuable pursuant to any exercise, conversion, exchange, subscription or otherwise in connection with any then outstanding Preferred Shares, warrants, options (including without limitation options granted pursuant to the Existing Plans), convertible securities or any agreement to sell or issue shares of Ordinary Shares or securities which may be exercised, converted or exchanged for shares of Ordinary Shares.

2

“Fully-Exercising Preemptive Offeree” has the meaning set forth in Article 5(b).

“HKIAC” means the Hong Kong International Arbitration Centre.

“Holders” means the Existing Shareholders, the Investors and each Person who has agreed to be bound or is required to agree to be bound or otherwise becomes bound by the terms of this Shareholders Agreement by virtue of such Person’s ownership in the Company.

“Initial Public Offering” mean the initial public offering pursuant to an effective registration statement under the Act covering the offer and sale of Ordinary Shares for the account of the Company to the public or, if offered outside the United States, on an internationally recognized stock exchange pursuant to an offering memorandum or prospectus required to be prepared and/or filed with the relevant agency or body regulating and/or reviewing such offering.

“Macquarie” means Macquarie Zhaopin Holdings Limited.

“Non-Triggering Securities” has the meaning set forth in Article 5(a).

“Offeree” has the meaning set forth in Article 4(a)(i).

“Offeree Refusal Period” has the meaning set forth in Article 4(a)(i).

“Option Notice” has the meaning set forth in Article 4(a)(i).

“Ordinary Shares” means the ordinary shares, par value US$0.01 per share, of the Company as authorized under the Articles of Association.

“Outside Party” has the meaning set forth in Article 4(a)(i).

“Permitted Transferees” means, (a) in the case of any Holder, any individual that is a member of such Holder’s immediate family (i.e., spouses, parents and children), any Person designated by will, a beneficiary under intestate succession, any trust or tax shelter, or any other entity established for the benefit of the Holder or any such member of Holder’s immediate family, (b) in the case of Orchid, any Series C Holder, Series D Holder or Series E Holder, or a Permitted Transferee of Orchid, any Series C Holder, any Series D Holder or any Series E Holder, any Affiliate, limited partner, shareholder or any beneficiary of Orchid, such Series C Holder, Series D Holder or Series E Holder or a Permitted Transferee of Orchid, such Series C Holder, such Series D Holder or such Series E Holder, and (c) in the case of Macquarie, any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, Macquarie or any funds advised or managed by Macquarie or any Person that controls, is controlled by or is under common control with Macquarie, including without limitation MCGL, any subsidiary of MCGL, any funds or other investment vehicles managed or advised by either MCGL or any subsidiary of MCGL, any investment consortium led by MCGL or any subsidiary of MCGL and other investors introduced by MCGL or any subsidiary of MCGL to the Company through a single holding company managed by MCGL or any subsidiary of MCGL, or any Affiliate, limited partner, shareholder, investor or beneficiary of Macquarie, MCGL, any subsidiary of MCGL or any other Permitted Transferee of Macquarie, but excluding in the case of each of the foregoing clauses (a), (b) and (c) any Person that competes with the Company in the PRC.

3

“Person” means any individual, corporation, association, partnership, joint venture, trust, estate, or other entity or organization.

“PRC” means the People’s Republic of China.

“Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares, collectively.

“Preemptive Offeree” has the meaning set forth in Article 5(a).

“Preemptive Right” has the meaning set forth in Article 5(a).

“Preemptive Right Notice” has the meaning set forth in Article 5(a).

“Prohibited Transfer” has the meaning set forth in Article 4(d).

“Pro Rata Percentage” has the meaning set forth in Article 4(a)(i).

“Public Offering” means a public offering by Zhaopin or the Holders of Shares or any securities of Zhaopin that are convertible into or exercisable or exchangeable for Shares pursuant to a registration statement effective under the Act or, if offered outside the United States, pursuant to an offering memorandum or prospectus required to be prepared and/or filed with the relevant agency or body regulating and/or reviewing such offering.

“Put Notice” has the meaning set forth in Article 4(d).

“Put Right” has the meaning set forth in Article 4(d).

“Qualified IPO” means an Initial Public Offering on an internationally recognized stock exchange at a price per share that reflects a pre-Initial Public Offering valuation of the Company of at least US$300 million, which valuation shall be calculated based on the midpoint of the per share price range specified in the Time of Sale Prospectus.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) the Ordinary Shares issued to the Founders which Shares have not been Transferred, and the Ordinary Shares issued upon the exercise of options granted to holders holding in aggregate no less than 300,000 shares of Ordinary Shares upon full exercise under the Existing Plans (the “Founder/Optionee Registrable Securities”), (ii) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares held by an Existing Shareholder, an Investor or their Permitted Transferee or permitted assignee, and (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Shares referenced in (ii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which such Person’s rights under Article 8 hereunder are not assigned. The number of shares of “Registrable Securities” outstanding shall be determined by the number of Ordinary Shares outstanding that are, and the number of Ordinary Shares issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

4

“Registrable Securities Holders” has the meaning set forth in Article 8.1(a).

“Right of First Offer Notice” has the meaning set forth in Article 4(e).

“Right of First Offer Offerees” has the meaning set forth in Article 4(e).

“Right of First Offer Period” has the meaning set forth in Article 4(e).

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SEC” means the United States Securities and Exchange Commission.

“Secretary” has the meaning set forth in Article 2(a).

“SEEK” means SEEK International Investments Pty Ltd., a company organized under the laws of Australia.

“Selling Holder” has the meaning set forth in Article 4(a).

“Series A Preferred Shares” means the series A preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Series B Preferred Shares” means the series B preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Series C Holder” means each Person holding issued and outstanding Series C Preferred Shares who has agreed to be bound or is required to agree to be bound or otherwise becomes bound by the terms of this Shareholders Agreement by virtue of such Person’s ownership of Series C Preferred Shares.

“Series C Preferred Shares” means the series C preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Series D Holder” means each Person holding issued and outstanding Series D Preferred Shares who has agreed to be bound or is required to agree to be bound or otherwise becomes bound by the terms of this Shareholders Agreement by virtue of such Person’s ownership of Series D Preferred Shares.

5

“Series D Preferred Shares” means the Series D-1 Preferred Shares and Series D-2 Preferred Shares.

“Series D-1 Preferred Shares” means the series D-1 preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Series D-2 Preferred Shares” means the series D-2 preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Series E Holder” means each Person holding issued and outstanding Series E Preferred Shares who has agreed to be bound or is required to agree to be bound or otherwise becomes bound by the terms of this Shareholders Agreement by virtue of such Person’s ownership of Series E Preferred Shares.

“Series E Preferred Shares” means the series E preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Share Purchase Agreement” means that certain Series E Preferred Shares Purchase Agreement of even date herewith among the Company and the parties identified therein.

“Shares” means any or all of the Ordinary Shares and Preferred Shares issued and outstanding from time to time.

“Subject Shares” has the meaning set forth in Article 4(a)(i).

“Tag-Along Notice” has the meaning set forth in Article 4(b)(ii).

“Tag-Along Offerees” has the meaning set forth in Article 4(b)(i).

“Tag-Along Right” has the meaning set forth in Article 4(b)(i).

“Time of Sale Prospectus” means the preliminary prospectus together with any free writing prospectuses (as defined in Rule 405 under the Act) or, with respect to an Initial Public Offering not registered in the United States, the offering memorandum or prospectus required to be prepared and/or filed with the relevant agency of body regulating and/or reviewing such offering.

“Transfer” or “Transferred” means any sale, assignment, transfer, pledge, hypothecation or other disposition of any nature whatsoever, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, of any legal or beneficial interests in Shares.

“Triggering Shares” has the meaning set forth in Article 5(a).

“Zhaopin Group” has the meaning ascribed to such term in the Share Purchase Agreement.

6

ARTICLE 1. BOARD OF DIRECTORS

(a) Election of Directors. Each Holder agrees that from and after the date hereof it will vote, or cause to be voted, all Shares now owned or hereafter acquired by it so as to elect (or remove, as applicable) certain members of the Board of Directors as follows:

(i) With respect to the seat on the Board to be elected by the holders of the Shares as a single class and on an as-converted basis, one (1) designee of Mr. Hao Liu so long as Mr. Hao Liu holds 5% or more of the Company’s capital stock calculated on a Fully Diluted basis (the “Management Director”), which designee shall initially be Mr. Hao Liu;

(ii) So long as 30% of the Series D Preferred Shares originally issued remain outstanding, the holders of Series D Preferred Shares shall be entitled, as a separate class, to elect one (1) member of the Board (the “Series D Director”) at a general meeting or pursuant to any written consent signed by the holders of no less than fifty-one percent (51%) of then outstanding Series D Preferred Shares; provided that so long as SEEK or its Permitted Transferees shall hold no less than 30% of the total Series D Preferred Shares it holds as of the date of this Agreement, it shall be entitled to appoint such Series D Director. The Series D Director shall initially be Mr. Paul Bassat;

(iii) So long as 30% of the Series E Preferred Shares originally issued remain outstanding, the holders of Series E Preferred Shares shall be entitled, as a separate class, to elect one (1) member of the Board (the “Series E Director”) at a general meeting or pursuant to any written consent signed by the holders of no less than fifty-one percent (51%) of then outstanding Series E Preferred Shares; provided that so long as Macquarie or its Permitted Transferees holds no less than 30% of the total Series E Preferred Shares Macquarie purchased under the Share Purchase Agreement, it shall be entitled to appoint the Series E Director. The Series E Director shall initially be Dan Phillips; and

(iv) two additional independent members of the Board of Directors may be elected by the unanimous approval by the Management Director, the Series D Director and the Series E Director.

To effectuate this Shareholders Agreement, the Secretary of Zhaopin, or if there is no Secretary, such other officer of Zhaopin as the Board of Directors may appoint to fulfill the duties of the Secretary (either such person, the “Secretary”), shall not record any vote contrary to the terms of this Shareholders Agreement.

(b) Removal. Each Holder also agrees to vote all of its Shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Article 1(a) hereof may be removed from the Board unless (A) such removal is directed or approved by the affirmative vote of the parties entitled under Article 1(a) to designate such director, or (B) the parties originally entitled to designate or approve such director or occupy such Board seat pursuant to Article 1(a) is no longer so entitled to designate or approve such director or occupy such Board seat; and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Article 1(a) shall be filled pursuant to the provisions of Article 1(a). All Holders agree to execute any written consents required to effectuate the obligations under this Article 1, and the Company agrees at the request of any party entitled to designate directors under this Article 1 to call a meeting of the shareholders for the purpose of electing directors to the Board.

7

(c) Proxy. For so long as this Shareholders Agreement is in effect, if any Holder fails or refuses to vote that Holder’s Shares as provided in this Article 1, without further action by such Holder, each Holder unwilling to so vote such Shares hereby grants an irrevocable proxy to so vote those Shares in accordance with this Shareholders Agreement, and each Holder hereby grants to the other Holders such irrevocable proxy.

(d) Termination of Rights. The rights and obligations set forth in this Article 1 shall terminate and be of no further force or effect upon the earlier to occur of (i) the closing of an Initial Public Offering, (ii) the closing of a Company Acquisition, and (iii) with respect to any specific Holder, such time as such Holder shall cease to own any Ordinary Shares or Preferred Shares.

(e) Amendment. Notwithstanding anything to the contrary herein, no term of this Article 1 may be amended nor the observance of any term of this Article 1 waived (either generally or in a particular instance and either retroactively or prospectively), without the written consent of the Company and the holders of Shares representing not less than eighty percent (80%) in voting power of all Ordinary Shares and Preferred Shares (calculated on an as-converted to Ordinary Shares basis) then issued to and outstanding under the names of the Holders; provided, however, that (i) Article 1(a)(i) hereof shall not be amended or waived without the written consent of Mr. Hao Liu for so long as Mr. Hao Liu holds 5% or more of the Company’s capital on a Fully Diluted basis, (ii) Article 1(a)(ii) hereof shall not be amended or waived without the written consent of the holders of a majority of the then outstanding Series D Preferred Shares, including the approval of SEEK for so long as SEEK or its Permitted Transferees holds no less than 30% of the total Series D Preferred Shares it holds as of the date of this Agreement, (iii) Article 1(a)(iii) hereof shall not be amended or waived without the written consent of the holders of a majority of the then outstanding Series E Preferred Shares, including the approval of Macquarie for so long as Macquarie or its Permitted Transferees holds no less than 30% of the total Series E Preferred Shares Macquarie purchased under the Share Purchase Agreement, and (iv) Article 1(a)(iv) hereof shall not be amended or waived without the written consent of (A) the Company, (B) Mr. Hao Liu for so long as Mr. Hao Liu holds 5% or more of the Company’s capital on a Fully Diluted basis, (C) Macquarie for so long as Macquarie or its Permitted Transferees holds no less than 30% of the total Series E Preferred Shares Macquarie purchased under the Share Purchase Agreement, and (D) SEEK for so long as SEEK or its Permitted Transferees holds no less than 30% of the total Series D Preferred Shares it holds as of the date of this Agreement

ARTICLE 2. INFORMATION RIGHTS.

(a) Financial Statements and Related Information. For so long as an Investor holds at least 10% of or more of the Company’s capital stock calculated on a Fully Diluted basis, Zhaopin shall furnish or cause to be furnished to such Investor:

(i) as soon as available, but in any event no later than 90 days after the end of each fiscal year, a consolidated balance sheet for the Zhaopin Group as at the end of such fiscal year, and the related statements of income, shareholders’ equity and changes in cash flows for such fiscal year, prepared in accordance with US GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited and certified by the Company’s independent certified public accountant (the “Auditor”);

8

(ii) each fiscal quarter, a consolidated balance sheet for the Zhaopin Group and the related statements of income, shareholders’ equity and changes in cash flows for such quarter and for the portion of the fiscal year then ended, as soon as available, but in any event no later than 30 days after the end of such quarter prepared in accordance with US GAAP (except for the absence of year-end adjustments) and setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified, subject to changes resulting from year-end adjustments and notes, by the principal financial officer of Zhaopin;

(iii) no later than 14 days after the end of each month, management accounts for each such month; and

(iv) no later than 30 days prior to the start of each fiscal year, the operating budget and fiscal projections for the Zhaopin Group for such fiscal year.

The information rights set forth in this Section 2(a) shall terminate upon the earlier to occur of the following (i) the consummation of an Initial Public Offering or (ii) such time as the Company shall be required to file reports with the Commission pursuant to Section 13 and 15 of the United States Securities Exchange Act of 1934, as amended.

(b) Inspection. The Company shall permit each Investor who holds at least 10% or more of the Company’s capital stock calculated on a Fully Diluted basis, at such Investor’s expense, to visit and inspect the properties of the Company and each other member of the Zhaopin Group, to examine their respective books of account and records and to discuss their respective affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2(b) to provide access to any information unless and until the Investor shall have executed a confidentiality agreement in a form reasonably acceptable to the Company. The Company shall take all actions necessary to cause each of the members of the Zhaopin Group to effect the inspections contemplated hereof.

The inspection rights set forth in this Section 2(b) shall terminate upon the earlier to occur of the following (i) the consummation of an Initial Public Offering or (ii) such time as the Company shall be required to file reports with the Commission pursuant to Section 13 and 15 of the United States Securities Exchange Act of 1934, as amended.

ARTICLE 3. RESTRICTIONS ON TRANSFER.

(a) Notwithstanding any other provision of this Shareholders Agreement or the Share Purchase Agreement, no Holder shall effect a Transfer to any Person, other than (i) a Transfer pursuant to or in compliance with Article 4(a) and Article 4(b) hereof, and (ii) in compliance with the provisions of Article 8 of the Share Purchase Agreement (applied mutatis mutandis to the Ordinary Shares and the Preferred Shares); such Article 8 is incorporated herein by reference.

9

(b) Excluded Transactions. Anything to the contrary herein notwithstanding, the provisions of Article 3(a) hereof shall not apply to (i) a Transfer by a Holder to a Permitted Transferee; provided, however, that any Permitted Transferee, simultaneously with such Transfer, executes a counterpart of this Shareholders Agreement in accordance with Article 9(f) pursuant to which such Person agrees to be bound by all of the provisions of this Shareholders Agreement, (ii) Transfers pursuant to an Initial Public Offering, or (iii) any Transfer to the Company provided that such Transfer has been unanimously approved by all members of the Board. The provisions of Article 3(a) hereof shall terminate upon an Initial Public Offering.

(c) Amendment. Notwithstanding anything to the contrary herein, no term of this Article 3 may be amended nor the observance of any term of this Article 3 waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of (i) the Company, (ii) Mr. Hao Liu for so long as he holds 5% or more of the Company’s capital on a Fully Diluted basis, (iii) Macquarie for so long as Macquarie or its Permitted Transferees holds no less than 30% of the total Series E Preferred Shares Macquarie purchased under the Share Purchase Agreement, and (iv) SEEK for so long as SEEK or its Permitted Transferees holds no less than 30% of the total Series D Preferred Shares it holds as of the date of this Agreement.

ARTICLE 4. RIGHT OF FIRST REFUSAL AND TAG-ALONG RIGHTS

(a) Right of First Refusal.

(i) If a Holder (a “Selling Holder”) shall have received, either solicited or unsolicited, from an independent party who is not an Affiliate of such Selling Holder (an “Outside Party”) a bona fide arm’s length written offer (a “Bona Fide Offer”) for the purchase of a portion or all of the Shares owned by the Selling Holder, and the Selling Holder is interested in selling such Shares pursuant to such Bona Fide Offer, such Selling Holder shall give a notice in writing (the “Option Notice”) to each Series E Holder (other than the Selling Holder) who, in its own name or along with its Affiliates, holds no less than Five Hundred Thousand (500,000) Conversion Shares (as adjusted for any share dividends, combinations, or splits with respect to such shares) (the “Offerees”) and to the Company, setting forth the proposed sale of shares by such Selling Holder, which notice shall set forth the name, address and telephone number of the Outside Party, the relationship, if any, between the Selling Holder and the Outside Party, and the price and terms of the Bona Fide Offer, and shall be accompanied by a copy of the Bona Fide Offer. Upon the giving of such Option Notice, each Offeree shall have the option to purchase all, but not less than all, of the shares specified in the Option Notice (the “Subject Shares”) at the Bona Fide Offer price (the “Bona Fide Offer Price”), said option to be exercised within sixty (60) days after the giving of the Option Notice (the “Offeree Refusal Period”) by giving a written counter-notice to such Selling Holder stating that such Offeree intends to purchase the Subject Shares, provided however that such Offeree shall not purchase any of the Subject Shares if and to the extent such purchase would result in a violation of Section 9.2 hereof. An Offeree who gives such a counter-notice is referred to hereinafter as an “Electing Series E Holder.” In the event there is more than one Electing Series E Holder, each Electing Series E Holder shall purchase its Pro Rata Percentage of the Subject Shares. “Pro Rata Percentage” means, as to each Electing Series E Holder, the percentage determined by dividing (i) the number of Shares held on an as-converted basis by such Electing Series E Holders, by (ii) the total number of Shares held on an as-converted based by all Electing Series E Holders. If the Electing Series E Holder(s) elect to purchase the Subject Shares, the Electing Series E Holder(s) shall be obligated to purchase, and the Selling Holder shall be obligated to sell to the Electing Series E Holder(s), the Subject Shares at the Bona Fide Offer Price, except that the closing of the purchase shall be held on the sixtieth day after the expiration of the Offeree Refusal Period (or if such day is not a business day, on the next following business day) at 10:00 a.m. at the principal place of business of the Company, or at such other time and place as may be agreed in writing by the Selling Holder and the Electing Series E Holder(s).

10

(ii) If the Offerees do not elect to purchase the Subject Shares pursuant to subsection (i) above, the Offerees shall notify the Company of such election in writing (the “Offeree Notice”) and the Company shall then have the option to purchase all, but not less than all, of the Subject Shares at the Bona Fide Offer Price, said option to be exercised within thirty (30) days after the giving of the Offeree Notice (the “Company Refusal Period”) by giving a written counter-notice to the Offerees and such Selling Holder stating that the Company intends to purchase the Subject Shares. If the Company elects to purchase the Subject Shares, the Company shall be obligated to purchase, and the Selling Holder shall be obligated to sell to the Company, the Subject Shares at the Bona Fide Offer Price, except that the closing of the purchase shall be held on the thirtieth day after the expiration of the Company Refusal Period (or if such day is not a business day, on the next following business day) at 10:00 a.m. at the principal place of business of the Company, or at such other time and place as may be agreed in writing by the Selling Holder and the Company.

(iii) If no Offeree elects to purchase the Subject Shares at the end of the Offeree Refusal Period and the Company does not elect to purchase the Subject Shares at the end of the Company Refusal Period, the Selling Holder may, subject to the provisions of Article 4(b), at any time within a period of sixty (60) days after the expiration of the Company Refusal Period Transfer to the Outside Party the Subject Shares at the price and terms contained in the Bona Fide Offer; provided that as a condition to such Transfer, such Outside Party shall have agreed in writing to be subject to and bound by the terms of this Shareholders Agreement as a Holder. If the Selling Holder does not so Transfer the Subject Shares to the Outside Party within such 60-day period, then the Subject Shares thereafter shall continue to be subject to all the restrictions contained in this Shareholders Agreement.

(b) Tag-Along Rights.

(i) In the event that an Offeree does not elect to purchase the Subject Shares pursuant to Article 4(a) above, then such Offeree shall have the right (the “Tag-Along Right”) to sell to the Outside Party (or the Electing Series E Holder(s) or the Company, as applicable) up to the whole number of Shares as shall equal the number derived by multiplying (A) the aggregate number of the Subject Shares (on an as-if converted to Ordinary Share basis) by (B) a fraction, the numerator of which is the aggregate number of Ordinary Shares and Conversion Shares held by such Offeree, and the denominator of which is the aggregate number of Ordinary Shares and Conversion Shares held by all of the Offerees (including the Selling Holder) who have given the notice pursuant to Article 4(b)(ii) hereof (the “Tag-Along Offerees”). The Selling Holder shall notify all Offerees in writing of each such proposed Transfer. Such notice shall set forth: (w) the number of Shares proposed to be transferred, (x) the name and address of the Outside Party, (y) the proposed amount of consideration and terms and conditions of payment offered by the Outside Party and (z) that the Outside Party has been informed of the Tag-Along Right provided for in this Article 4(b) and has agreed to purchase Shares in accordance with the terms hereof. Each Offeree shall be given an opportunity to exercise such rights prior to the consummation of any proposed Transfer subject to the terms of this Article 4.

11

(ii) The Tag-Along Right may be exercised by an Offeree by delivery of a written notice to the Selling Holder (the “Tag-Along Notice”) within 15 days following its receipt of the notice specified in Article 4(b)(i). The Tag-Along Notice shall state the number of Shares that such Tag-Along Offeree proposes to include in such Transfer to the Outside Party determined as aforesaid. If no Tag-Along Notice is received during the 15-day period referred to above, the Selling Holder shall have the right, during the 60-day period following the expiration of the Offeree Refusal Period, to Transfer to the Outside Party the Shares proposed to be transferred on terms and conditions no more favorable to the Outside Party than those stated in the notice specified in Article 4(b)(i).

(iii) Any Shares purchased from a Tag-Along Offeree pursuant to this Article 4(b) shall be paid for at the same price per share and upon the same terms and conditions as the Transfer by the Selling Holder.

(iv) All costs and expenses incurred by any seller (including the Selling Holder) in connection with a Transfer under Article 4(b), including without limitation all attorneys’ fees, costs and disbursements and any finders’ fees or brokerage commissions, shall be allocated pro rata among the Holders transferring Shares in such Transfer, with each bearing that portion of such costs and expenses equal to the aggregate of such costs and expenses multiplied by a fraction, the numerator of which is the amount of the gross proceeds received by such Holder from such Transfer, and the denominator of which is the total amount of the gross proceeds received by all Holders from such Transfer.

(c) Refusal to Transfer. Any attempt by a Holder to transfer any Shares in violation of any provision of this Article 4 will be void. The Company will not be required (i) to transfer on its books any Share that has been transferred in violation of this Article 4, or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such Shares may have been so transferred.

(d) Put Right. If a Selling Holder transfers any Share in contravention of the Tag-Along Right (a “Prohibited Transfer”), the Offerees will have a right to put their Shares to such Selling Holder (the “Put Right”). As the holder of a Put Right, each such Offeree may, by delivery of written notice to the Selling Holder (a “Put Notice”) within twenty (20) days after the Offeree becomes aware of the Prohibited Transfer, with a copy to the Company, require such Selling Holder to purchase from the Offeree for cash or such other consideration as such Selling Holder received in the Prohibited Transfer the number of Shares as the Offeree would have been able to sell in the closing of such Prohibited Transfer if the Offeree had elected to exercise its Tag-Along Right with respect thereto. The closing of such sale to such Selling Holder will occur within seven (7) days after the date of the Offeree’s Put Notice to such Selling Holder.

12

(e) Right of First Offer. If any Holders collectively intend to sell 50% or more of the total outstanding Shares (on an as-converted basis) (the “Collective Selling Holders”), such Collective Selling Holders shall give a notice in writing (the “Right of First Offer Notice”) to the other non-selling Holders (the “Right of First Offer Offerees”), and the Right of First Offer Offerees shall have the option to make an offer to the Collective Selling Holders to purchase all of the Shares they propose to sell at terms mutually agreeable between the Collective Selling Holders and the Right of First Offer Offerees. If the Collective Selling Holders and the Right of First Offer Offerees are unable to reach an agreement for the terms of such sale within thirty (30) days after the date of the Right of First Offer Notice (the “Right of First Offer Period”), the Collective Selling Holders shall have the right to offer the sale of the Shares to any third party on terms no less favorable than those offered by the Right of First Offer Offerees, which sale shall be subject to other restrictions as set forth in this Section 4.

(f) Termination of Rights. The rights and obligations set forth in this Article 4 shall not apply with respect to a Qualified IPO and shall terminate and be of no further force or effect upon the earlier to occur of the closing of a Qualified IPO. Holders shall be free to sell Shares in a Qualified IPO without restriction, except for lock-ups required by applicable law or by the lead underwriters of such Qualified IPO.

(g) Amendment. Notwithstanding anything to the contrary herein, no term of this Article 4 may be amended nor the observance of any term of this Article 4 waived (either generally or in a particular instance and either retroactively or prospectively), without the written consent of (i) the Company, (ii) Mr. Hao Liu for so long as he holds 5% or more of the Company’s capital on a Fully Diluted basis, (iii) Macquarie for so long as Macquarie or its Permitted Transferees holds no less than 30% of the total Series E Preferred Shares Macquarie purchased under the Share Purchase Agreement, and (iv) SEEK for so long as SEEK or its Permitted Transferees holds no less than 30% of the total Series D Preferred Shares it holds as of the date of this Agreement.

ARTICLE 5. PREEMPTIVE RIGHTS

(a) Preemptive Rights. If Zhaopin shall propose to issue Shares, or rights, options or warrants to purchase Shares, as well as securities of any type that are or may become convertible into or exchange into or exercisable for Shares (collectively, the “Triggering Shares”), other than pursuant to the Share Purchase Agreement or as described in Article 5(c) hereof, Zhaopin shall give each Series E Holder who, in its own name or along with its Affiliates, holds no less than Five Hundred Thousand (500,000) Conversion Shares (as adjusted for any share dividends, combinations, or splits with respect to such shares) (each a “Preemptive Offeree”) a written notice stating (i) Zhaopin’s bona fide intention to offer such Triggering Shares (the “Preemptive Right Notice”), (ii) the number of such Triggering Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Triggering Shares. Each Preemptive Offeree shall have the right, by written notice to Zhaopin within fifteen (15) business days after receipt of the Preemptive Right Notice, to purchase, at the price and upon the terms specified in the Preemptive Right Notice, up to the number of Triggering Shares that would result in such Preemptive Offeree holding in the aggregate, after the issuance of all such Triggering Shares, the same proportionate interest in the Fully Diluted equity of Zhaopin as it held immediately prior to the issuance of such Triggering Shares (the “Preemptive Right”); provided that, if such Triggering Shares are issued as a unit with debt or other securities of Zhaopin that do not constitute equity (“Non-Triggering Securities”), such Preemptive Offeree shall, in conjunction with the purchase of Triggering Shares pursuant to this Article 5(a), purchase a proportionate principal amount, or number of shares, as applicable, of such Non-Triggering Securities. For purposes of this Article 5(a), the per share purchase price of Triggering Shares (or Non-Triggering Securities) issued for consideration other than cash shall be (x) the aggregate fair market value of such non-cash consideration, as determined in good faith by resolution of the Board of Directors, divided by (y) the aggregate number of Triggering Shares (or Non-Triggering Securities, as applicable) issued for such non-cash consideration.

13

(b) Right of Over-Allotment. The Company shall promptly, in writing, inform each Preemptive Offeree that elects to purchase all the Triggering Shares available to it under this Article 5 (each, a “Fully Exercising Preemptive Offeree”) of any other Preemptive Offeree’s failure to do likewise. During the ten (10) day period after receipt of such information by the Fully-Exercising Preemptive Offeree, each Fully Exercising Preemptive Offeree shall be entitled to subscribe for that portion of the Triggering Shares, for which the Preemptive Offerees were entitled to subscribe under this Article 5 but which were not subscribed for by the Preemptive Offerees, which is equal to the proportion that the number of Ordinary Shares and Conversion Shares then held by such Fully Exercising Preemptive Offeree bears to the total number of Ordinary Shares and Conversion Shares then held by all the Fully Exercising Preemptive Offerees who wish to purchase such unsubscribed Triggering Shares.

(c) Excluded Securities. Anything to the contrary herein notwithstanding, no Holder shall have a right to purchase Triggering Shares pursuant to this Article 5 by reason of the issuance of Triggering Shares that are excluded from the definition of “Additional Ordinary Shares” pursuant to Section 7.1.4(b)(iv)(F) of the Memorandum of Association of the Company.

(d) Waiver of Preemptive Rights. The Preemptive Right may be waived (either generally or in a particular instance and either retroactively or prospectively) as to any given issuance of Triggering Shares on behalf of all Series E Holders by the affirmative vote or written consent of the holders of at least eighty percent (80%) of the then outstanding Series E Preferred Shares (calculated on an as-converted to Ordinary Shares basis), voting together as a single class and not as separate series.

(e) Termination of Preemptive Rights. The Preemptive Rights shall terminate and be of no further force or effect upon the earlier to occur of (i) the closing of an Initial Public Offering or (ii) the closing of a Company Acquisition.

(f) Amendment. Notwithstanding anything to the contrary herein, no term of this Article 5 may be amended without the written consent of (i) the Company, (ii) Mr. Hao Liu for so long as he holds 5% or more of the Company’s capital on a Fully Diluted basis, (iii) Macquarie for so long as Macquarie or its Permitted Transferees holds no less than 30% of the total Series E Preferred Shares Macquarie purchased under the Share Purchase Agreement, and (iv) SEEK for so long as SEEK or its Permitted Transferees holds no less than 30% of the total Series D Preferred Shares it holds as of the date of this Agreement.

14

ARTICLE 6. RESTRICTIVE LEGENDS

Each Holder agrees that the legends in substantially the following forms shall be placed on the certificates representing any Shares held by such Holder (other than Shares that have previously been sold in a Public Offering or pursuant to Rule 144 under the Act (or any similar provision then applicable)):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN AN AGREEMENT BETWEEN THE ISSUER AND THE HOLDER HEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT OR THAT THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES

(a) Representations and Warranties. Each Permitted Transferee and each other Holder hereby represents, as of the date hereof or, if different, as of the date of such Person’s execution of a counterpart of this Shareholders Agreement, as follows:

(i) if such Person is an entity, that it is duly incorporated or formed, validly existing and in good standing in its jurisdiction of incorporation or formation, with full power to enter into this Shareholders Agreement and perform its obligations hereunder;

(ii) such Holder has duly authorized, validly executed and delivered this Shareholders Agreement, and this Shareholders Agreement is valid, binding and enforceable against such Holder in accordance with its terms; except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) the effect of rules of law governing the availability of specific performance, injunctive relief, or other equitable remedies, and (c) other equitable remedies and limitations of public policy as applied to the indemnification provisions set forth in Article 8.8 of this Shareholders Agreement; and

(iii) the execution, delivery and performance of this Shareholders Agreement will not (x) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of any material agreement or instrument to which such Holder is a party or by which it or its assets may be bound, or (y) constitute a violation of any material applicable law, rule or regulation, or of any judgment, order, injunction, award or decree of any court, administrative agency or other governmental authority applicable to such Holder.

15

(b) Representations and Warranties of Zhaopin. Zhaopin hereby represents and warrants, as of the date hereof, as follows:

(i) that it is duly incorporated, validly existing and in good standing in its jurisdiction of incorporation, with full power to enter into this Shareholders Agreement and to perform its obligations hereunder;

(ii) it has duly and validly executed and delivered this Shareholders Agreement, and this Shareholders Agreement is valid, binding and enforceable against it in accordance with its terms; except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) the effect of rules of law governing the availability of specific performance, injunctive relief, or other equitable remedies, and (c) other equitable remedies and limitations of public policy as applied to the indemnification provisions set forth in Article 8.8 of this Shareholders Agreement; and

(iii) the execution, delivery and performance of this Shareholders Agreement will not (x) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions or conditions of any agreement or instrument to which it is a party or by which it or its assets may be bound, or (y) constitute a violation of any applicable law, rule or regulation, or of any judgment, order, injunction, award or decree of any court, administrative agency or other governmental authority applicable to it.

ARTICLE 8. REGISTRATION RIGHTS

8.1 Request For Registration.

(a) Subject to the conditions hereof, if the Company shall receive, at any time after the effective date of an Initial Public Offering, a written request from the holders of a number of Conversion Shares constituting 30% or more of the Registrable Securities (the “Initiating Holders”), with such request stating that the Company (i) file a registration statement under the Act or (ii) file such similar document or take such other actions to enable the Public Offering and listing of the Registrable Securities in the applicable non-US jurisdiction, as applicable, covering the registration of Registrable Securities with an anticipated aggregate offering price of at least US$5 million, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all persons owning or having the right to acquire Registrable Securities or any assignee thereof (“Registrable Securities Holders”), and subject to the limitations of this Article 8.1, use commercially reasonable efforts to effect, as soon as practicable, (i) the registration under the Act or (ii) such other actions required for the Public Offering of Registrable Securities in such specified non-US stock exchange or quotation system, as applicable, covering all Registrable Securities that the Registrable Securities Holders request to be registered (subject to the limitations set forth in Article 8.1(b) below) in a written notice received by the Company within twenty (20) days after the mailing of the Company’s notice pursuant to this Article 8.1(a). For the avoidance of doubt, nothing in this Article 8.1 shall require the Company to file a registration statement (or similar documents) in any jurisdiction other than the jurisdiction in which the Company previously filed a registration statement (or similar documents) in connection with its Initial Public Offering.

16

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Article 8.1 and the Company shall include such information in the written notice referred to in Article 8.1(a). In such event the right of any Registrable Securities Holder to include its Registrable Securities in such registration shall be conditioned upon such Registrable Securities Holder’s participation in such underwriting and the inclusion of such Registrable Securities Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Registrable Securities Holder) to the extent provided herein. All Registrable Securities Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Article 8.1, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated to the holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Registrable Securities Holders (including the Initiating Holders), provided that the aggregate of the Registrable Securities to be included in such registration may not be reduced to less than thirty percent (30%) of the total value of all securities included in the registration, provided further that the Founder/Optionee Registrable Securities shall first be excluded entirely from the underwriting and registration before the number of shares of any other Registrable Securities are excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration under the Act (or similar procedure pursuant to the laws and regulations of a non-US jurisdiction) pursuant to this Article 8.1:

(i) after the Company has effected two (2) registrations pursuant to this Article 8.1, and such registrations have been declared or ordered effective; or

(ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration pursuant to Article 8.2 hereof, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) if the Company shall furnish to Registrable Securities Holders requesting a registration statement pursuant to this Article 8.1, a certificate jointly signed by the Company’s Chief Executive Officer and Chief Financial Officer stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period.

17

8.2 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Registrable Securities Holders) any of its Shares or other securities under the Act or take such similar action to enable its Shares to be offered in a Public Offering in a non-US jurisdiction in connection with the Public Offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered is Ordinary Shares issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Registrable Securities Holder written notice of such registration. Upon the written request of each Registrable Securities Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Article 8.2(c), use commercially reasonable efforts to cause to be registered under the Act, or to be qualified in such non-US jurisdiction to be traded, all of the Registrable Securities that each such Registrable Securities Holder has requested to be registered. The Company shall be obliged to effect any number of registrations pursuant to this Article 8.2.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Article 8.2 prior to the effectiveness of such registration whether or not any Registrable Securities Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Article 8.6 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s share capital, the Company shall not be required under this Article 8.2 to include any of the Registrable Securities Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities determined by the underwriters in their sole discretion as being compatible with the success of the offering, then the number of securities to be included in such offering shall be allocated first to the Company; second, to the selling Registrable Securities Holders other than the holders of Founder/Optionee Registrable Securities (on a pro rata basis based on the total number of Registrable Securities held by such holders); third, to the selling holders of Founder/Optionee Registrable Securities (on a pro rata basis based on the total number of Founder/Optionee Registrable Securities held by such holders); and fourth, to any other shareholder of the Company on a pro rata basis; provided, however, that in no event shall the amount of securities of the selling Registrable Securities Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Initial Public Offering of the Company’s securities, in which case the selling Registrable Securities Holders may be excluded beyond this amount if the underwriters make the determination described above and no other shareholder’s securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling Registrable Securities Holder that is a partnership or corporation, the partners, retired partners and shareholders of such selling Registrable Securities Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Registrable Securities Holder,” and any pro rata reduction with respect to such “selling Registrable Securities Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

18

8.3 Registration on Form F-3. At any time after an Initial Public Offering, Registrable Securities Holders may request the Company in writing to qualify for registration on Form F-3 and file a registration statement on Form F-3 (or any comparable form for registration in a jurisdiction other than the United States) to the extent that the Company is then entitled to use Form F-3 or a comparable form to register the requested Registrable Securities; provided that any such registration shall have an anticipated aggregate offering price of at least US$1 million. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed registration to all other Registrable Securities Holders and (ii) as soon as practicable, use commercially reasonably efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Registrable Securities Holder who requests in writing to join such registration within fifteen (15) business days after the Company’s delivery of written notice, to be registered and qualified for sale and distribution. The Company shall be obliged to effect any number of registrations pursuant to this Article 8.3.

8.4 Obligations of the Company. Whenever required under this Article 8 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement (or if seeking a Public Offering in a non-US jurisdiction, such other document or take such other actions as required by the securities law or securities regulatory authorities of such non-US jurisdiction to effect a Public Offering and listing and trading on its stock exchanges or quotation systems) with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC (or the applicable securities regulatory authorities) such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act (or the securities laws and regulations of the applicable non-US jurisdiction) with respect to the disposition of all securities covered by such registration statement;

19

(c) furnish to the Registrable Securities Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act (or such similar document in conformity with the requirements of the securities laws and regulations of the applicable non-US jurisdiction), and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Registrable Securities Holders;

(e) in the event of any underwritten Public Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act (or the applicable securities laws and regulations of the applicable non-US jurisdiction) or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and promptly prepare and file with the SEC (or the applicable securities regulatory authorities) such amendments and supplements to such prospectus and registration statement (or such similar document in conformity with the requirements of the securities laws and regulations of the applicable non-US jurisdiction) as may be required such that such document, as so amended and supplemented, will no longer include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (x) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (y) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

20

8.5 Information from Holder. Each holder of Registrable Securities shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such holder’s Registrable Securities.

8.6 Expenses of Registration. All expenses (other than underwriting discounts and commissions) incurred in connection with a registration pursuant to Article 8.1, Article 8.2 and Article 8.3 hereof, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, exchange listing fees, escrow fees, fees of transfer agents, registrars, independent public accountants to the Company, fees and disbursements of counsel for the Company, and fees and disbursements of one special counsel for the Registrable Securities Holders, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Article 8.1 if the registration request is subsequently withdrawn at the request of holders of a majority of the Registrable Securities (in which case all participating Registrable Securities Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration).

8.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration undertaken pursuant to this Shareholders Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 8.

8.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Article 8:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Registrable Securities Holder, the partners or officers, directors and shareholders of each Registrable Securities Holder, legal counsel and accountants for each Registrable Securities Holder, any underwriter (as defined in the Act) for such Registrable Securities Holder and each person, if any, who controls such Registrable Securities Holder or underwriter within the meaning of the Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several), including settlement of any litigation, commenced or threatened, to which they may become subject under the Act, the Exchange Act or any state securities laws or the securities laws and regulations of any applicable non-US jurisdictions, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Act, the Exchange Act or any state securities laws, or any securities laws and regulations of any applicable non-US jurisdictions and the Company will reimburse each such Registrable Securities Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Article 8.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Registrable Securities Holder, underwriter or controlling person.

21

(b) To the extent permitted by law, each selling Registrable Securities Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Registrable Securities Holder selling securities in such registration statement and any controlling person of any such underwriter or other Registrable Securities Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or any state securities laws or the securities laws and regulations of any applicable non-US jurisdictions, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Registrable Securities Holder expressly for use in connection with such registration; and each such Registrable Securities Holder will reimburse any person intended to be indemnified pursuant to this Article 8.8(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Article 8.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Registrable Securities Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity by a Registrable Securities Holder under this Article 8.8(b) exceed the gross proceeds, net of offering expenses, from the offering received by such Registrable Securities Holder.

(c) Promptly after receipt by an indemnified party under this Article 8.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Article 8.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Article 8.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Article 8.8.

22

(d) If the indemnification provided for in this Article 8.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any indemnity by a Registrable Securities Holder under this Article 8.8(d) exceed the gross proceeds, net of offering expenses, from the offering received by such Registrable Securities Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and the Registrable Securities Holders under this Article 8.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article 8, and the termination of this Shareholders Agreement.

8.9 Reports under Securities Exchange Act of 1934. With a view to making available to the Registrable Securities Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Registrable Securities Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Public Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act; and

23

(c) furnish to any Registrable Securities Holder, so long as the Registrable Securities Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Registrable Securities Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

The provisions of this Article 8.9 shall apply mutatis mutandis with respect to comparable regulatory bodies, provisions of applicable securities laws, and comparable registration forms promulgated thereunder, in a non-US jurisdiction where the Company’s securities are listed.

8.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article 8 may be assigned (but only with all related obligations) by a Registrable Securities Holder to a transferee or assignee of such securities who (i) is a member of such Registrable Securities Holder’s immediate family (i.e., spouses, parents and children), any Person designated by will, a beneficiary under intestate succession, any trust or tax shelter, or any other entity established for the benefit of the Registrable Securities Holder or any such member of the Registrable Securities Holder’s immediate family, (ii) is an Affiliate, limited partner, shareholder or any beneficiary of such Registrable Securities Holder, or (iii) after such assignment or transfer, holds at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Shareholders Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

8.11 “Market Stand-Off” Agreement. Each Registrable Securities Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Registrable Securities Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing provisions of this Article 8.11 shall apply only to the Company’s Initial Public Offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Registrable Securities Holders if all officers and directors and greater than one percent (1%) shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s Initial Public Offering are intended third party beneficiaries of this Article 8.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Registrable Securities Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

24

8.12 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Article 8 (other than Article 8.8 hereof) after two (2) years following the consummation of the Company’s Qualified IPO or, as to any Registrable Securities Holder, such earlier time at which all Registrable Securities held by such Registrable Securities Holder (and any affiliate of the Registrable Securities Holder with whom such Registrable Securities Holder must aggregate its sales under Rule 144) can be sold in compliance with Rule 144 of the Act (or a comparable rule or regulation under applicable securities laws in a non-US jurisdiction where the Company’s securities are listed) without volume restrictions.

Subject to Article 8.8 hereof, this Article 8 shall be effective from the date hereof until the expiration of two (2) years following the consummation of a Qualified IPO.

8.13 The rights and obligations set forth in this Article 8 are in addition to, and not in limitation of, the rights and obligations set forth in Article 9. Nothing set forth in this Article 8 shall limit the provisions of Article 9.

ARTICLE 9. OTHER COVENANTS

9.1 Qualified IPO.

(a) At any time after the third anniversary of the date hereof, upon the request of any Holder having the right to appoint a member of the Board of Directors pursuant to Section 1(a), the Board of Directors shall consider a Qualified IPO at the terms as proposed by such requesting holder or holders, and shall appoint an investment bank or a stock broker of good standing and reputation (the “Financial Advisor”, which shall not be an affiliate to Macquarie or SEEK) to assess whether a Qualified IPO at such terms is feasible.

(b) If the Financial Advisor, based on its commercially reasonable judgment, determines that a Qualified IPO at the terms so proposed is reasonably likely to proceed successfully, the Company shall, upon the request of the holder or holders of 10% or more of the total outstanding Preferred Shares and Common Shares (as a single class and not as separate classes, and on a Fully Diluted basis), use its commercially reasonable efforts to achieve the completion of a Qualified IPO on the terms proposed, and all the parties hereby agree to vote in favor of such Qualified IPO at the terms as proposed by such requesting holder or holders.

(c) For so long as this Shareholders Agreement is in effect, if any Holder fails or refuses to vote that Holder’s Shares as provided in this Article 9.1, without further action by such Holder, each Holder unwilling to so vote such Shares hereby grants an irrevocable proxy to so vote those Shares in accordance with this Shareholders Agreement, and each Holder hereby grants to the other Holders such irrevocable proxy.

25

9.2 Stand-still. Each of SEEK and Macquarie hereby agrees that it shall not, without the unanimous consent of the Board of Directors of the Company, acquire or through any transaction own, directly or indirectly, beneficial ownership of the Company in aggregate in excess of 43% of the total voting power of all the Shares then outstanding, issuable pursuant to any outstanding options, warrants or other convertible securities, and/or reserved for issuance pursuant to the Existing Plans or any other share benefit or option plan or other form of incentive plan for employees (as a single class and not as separate classes), except for the Shares acquired by such Holders pursuant to the redemption provisions set forth in Article 11(c) of the Articles or Section 4(e) hereof.

9.3 The rights and obligations set forth in this Article 9 are in addition to, and not in limitation of, the rights and obligations set forth in Article 8. Nothing contained in this Article 9 shall be deemed to limit the provisions of Article 8.

9.4 Rights to Provide Financial Advisory Services, etc.

(a) Macquarie Capital (whether by itself or through its subsidiaries or affiliates) will have a first right of refusal to (i) act (or appoint an affiliate to act) as provider of advisory, debt, equity, underwriting or other investment banking services for the Company in the event the Board determines these investment banking services are required and (ii) in the case of a Qualified IPO on any stock exchange in the United States, act as joint bookrunner together with one other internationally recognized investment bank acceptable to the Board, unless (a) Macquarie Capital does not have the relevant expertise, and or capability, to perform these investment banking services; as determined by the Board acting in good faith and based upon Macquarie Capital’s experience in performing similar investment banking services or (b) Macquarie Capital’s fee for the services is materially higher than the market rate for international investment banks, as determined by the Board acting in good faith and based upon comparable transactions executed by such international investment banks or other market rate information provided by Macquarie during the six month period prior to the determination date. Notwithstanding the foregoing, Macquarie Capital shall not have a first right of refusal to provide commercial loans to the Company in the event the Company intends to raise such loans from other lenders. The Company is not precluded by this Section 9.4(a) from soliciting proposals from other providers and considering such information, together with the other market rate information described in clause (b) above, for the purpose of determining market rates.

(b) This right of Macquarie Capital under this Section 9.4 will terminate immediately upon the closing of a Qualified IPO.

9.5 Amendment. Notwithstanding anything to the contrary herein, no term of this Article 9 may be amended without the written consent of (i) the Company, (ii) Mr. Hao Liu for so long as he continues to hold 5% or more of the Company’s capital on a Fully Diluted basis, (iii) Macquarie for so long as Macquarie or its Permitted Transferees holds no less than 30% of the total Series E Preferred Shares Macquarie purchased under the Share Purchase Agreement, and (iv) SEEK for so long as SEEK or its Permitted Transferees holds no less than 30% of the total Series D Preferred Shares it holds as of the date of this Agreement.

26

ARTICLE 10. ADDITIONAL COVENANTS

10.1 Protective Provisions.

(a) For so long as any of the Series E Preferred Shares originally issued shall remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote at a general meeting by, or the written consent signed by the holders of, no less than eighty percent (80%) of the Ordinary Shares issuable upon conversion of the Series E Preferred Shares then outstanding, voting together as a single class and to the exclusion of any other class of shares, shall be necessary to effect the following actions involving the Company or any Subsidiary (as defined below):

(i) Any alteration of the rights, preferences, privileges, powers of, or the restrictions provided for the benefit of, the Series E Preferred Shares;

(ii) Any amendment to the Memorandum and Articles of Association of the Company or similar constituent documents of the Company or any Subsidiary, which adversely affects the rights, preferences or privileges of the Series E Preferred Shares; or

(iii) Any change to the existing equity structure of any Subsidiary, including any change is its shareholders and equity ratios.

Nothing contained in this Section 10.1(a) shall require the Company to obtain the approval of the holders of the Series E Preferred Shares pursuant to this clause for any increase in the authorized share capital of the Company or except to the extent specially required by Section 10.1(a)(iii) above, any Subsidiary.

(b) In addition to any other vote or consent required herein or by law, the written consent signed by the holders of no less than eighty percent (80%) of all then outstanding Ordinary Shares, all then outstanding options to purchase Ordinary Shares under the Existing Plans or any other share benefit or option plan or other form of incentive plan for employees, and all then outstanding Preferred Shares (consenting together as a single class and not as separate classes, provided that the 80% threshold shall be calculated on a Fully Diluted basis such that all then outstanding options shall be counted as if they had been exercised for Ordinary Shares and all then outstanding Preferred Shares shall be counted on an as-converted to Ordinary Shares basis) shall be necessary to effect the following actions involving the Company or any Subsidiary:

(i) The creation, issuance, or authorization (by reclassification or otherwise) of any new class or series of equity securities, or any additional securities exercisable, convertible or exchangeable for any equity securities, having rights, powers, preferences or restrictions senior to or on a parity with any series of the Preferred Shares;

(ii) Any change in the capital structure of the Company, including any issuance, redemption or purchase of any securities in the Company other than as part of an existing or approved management retention package and other than a redemption of shares of Series E Preferred pursuant to Article 11(c) of the Articles.

27

(iii) The reclassification of any outstanding shares of capital stock;

(iv) The voluntary dissolution, winding-up or liquidation of the Company or any Subsidiary (or any other transaction that would, under Section 7.4.4 of the Memorandum, be deemed a liquidation, dissolution or winding up thereof);

(v) The approval for any liquidation event, including without limitation the approval for the terms of any Initial Public Offering or any Qualified IPO; provided however that such approval shall not be required for the terms of any Qualified IPO that occurs after the third anniversary of the date hereof.

(vi) The entering into or exiting of any merger, amalgamation, consolidation, joint venture, association or other business combination of the Company or any Subsidiary with any party other than in the ordinary course of business;

(vii) The sale, lease, exchange, transfer, or other disposition of all or substantially all of the assets of the Company or any Subsidiary (whether in an individual transaction or a series of related transactions);

(viii) The declaration or payment of any dividend on Ordinary Shares (other than a dividend payable solely in Ordinary Shares) or change in dividend distribution policy;

(ix) Any increase or decrease in the authorized size of the Board;

(x) Subject to Section 7.2.3 to 7.2.5 of the Memorandum, any variation of any rights in any securities issued by the Company; or

(xi) Any agreement or commitment to do any of the foregoing.

In the event any new person acquires more than 50% of the voting power of all then outstanding Shares of the Company (on an as-converted basis), the protective provision of this Section 10.1(b) shall continue to apply to all the items except for (vi) and (vii) above, for which, starting from 24 months from such person’s acquisition, only 50% of the voting power of all then outstanding Ordinary Shares and Preferred Shares (voting together as a single class and not as separate classes, and on an as-converted basis) shall be necessary to approve. During the first 24 month period, the 80% threshold shall continue to apply.

(c) Subject to the Memorandum and Section 10.1(b) hereof, the following actions (by either the Company or any Subsidiary) require the resolution in writing signed by all members of the Board then in office or the affirmative vote of at least 60% of the members of the Board then in office at a duly convened meeting:

(i) any one or a series of capital expenditures in the aggregate greater than US$1,000,000;

28

(ii) in any fiscal year, the entering into of any agreement or contract, whether written or oral, giving rise to total liability of greater than 20% of the then net asset value of the Company;

(iii) the borrowing of any money, entering into of any guarantee of any obligation or the incurrence of any charges or encumbrances on the assets of the Company or any of its affiliates in an amount greater than 20% of the then net asset value of the Company;

(iv) partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of its capital shares;

(v) the adoption of a share benefit or option plan or other form of incentive plan for employees, or the increase in the number of shares reserved under such option or incentive plan, and the terms, including without limitation the vesting schedule, of any options, shares or other awards granted thereunder or pursuant to the Existing Plans;

(vi) distribution of assets, including profits, by dividend or otherwise to its equity holders;

(vii) the selection of any listing exchange for a registered initial public offering of the shares of the Company and the approval of the valuation of the Company in connection with such offering as well as the number of shares of the Company to be sold in such offering;

(viii) any annual business plan or budget; and

(ix) the removal and appointment of the Chief Executive Officer.

10.2 Bank Account. Prior to the completion of the registration with the applicable branches of the State Administration of Foreign Exchange required by Circular Hui Fa (2005) No. 75 issued by SAFE on October 21, 2005 (“Circular 75”), no funds shall be disbursed from the Controlled Account (as defined in the Share Purchase Agreement) without the delivery to the Company’s bank of Board resolutions (including the approval of the Series E Director) approving such disbursement and the Company shall instruct its bank to act in accordance with this Section 10.2. This Section 10.2 shall terminate and be of no further force and effect upon completion of the registration required under Circular 75.

ARTICLE 11. GENERAL

(a) Amendments; Waivers. Unless otherwise specifically provided herein, this Shareholders Agreement may be amended only by agreement in writing on behalf of all parties hereto by the consent of the Holders holding at least a majority of the issued and outstanding Shares held by all Holders, acting together as a single class on an as-converted basis. Notwithstanding anything to the contrary herein, in the event that any amendment of this Agreement shall eliminate or diminish any rights given to a Holder of Series E Preferred Shares, such amendment shall require the prior written consent of Holders holding at least 80% of the Series E Preferred Shares. Except as otherwise specifically provided herein, no waiver of any provision nor consent to any exception to the terms of this Shareholders Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

29

(b) Best Efforts; Further Assurances. Except as otherwise specifically provided herein, each party will use its best efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Shareholders Agreement to the end that the transactions contemplated by this Shareholders Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions. Each party shall deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters; provided that this Article 9(b) shall not require any Holder disproportionately to incur any material expense.

(c) Governing Law and Dispute Resolution.

(i) This Shareholders Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such jurisdiction and without regard to conflicts of law doctrines except to the extent that matters specified herein are to be governed by federal law of the United States or are governed by the law of the jurisdiction of organization of the respective parties.

(ii) Any dispute, controversy or claim arising out of, relating to, or concerning this Agreement, or the interpretation, performance, breach, termination or validity of this Agreement, shall be settled by arbitration to be held in Hong Kong under the UNCITRAL Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of arbitration. However, if such rules are in conflict with the provisions of this Section 9.2, including provisions concerning the appointment of arbitrators, the provisions of this Section 9.2 shall apply. The arbitration proceedings shall be conducted in English and administered under the auspices of the HKIAC. There shall be a single arbitrator agreed upon by the parties or, if the parties are unable to agree within thirty days, appointed by the HKIAC.

(iii) Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of Hong Kong and the HKIAC in any such arbitration. Notwithstanding the foregoing, any party to a dispute under this Agreement shall be entitled to seek injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

(iv) Each party shall cooperate with any of the parties to the dispute in making full disclosure of and providing complete access to all information and documents requested by any parties to the dispute in connection with such arbitration proceedings, subject only to confidentiality obligations binding on such party.

(v) The award of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration. The prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

30

(vi) The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

(d) No Assignment. Except as expressly stated in this Shareholders Agreement and as set forth in Article 9(f) hereof, neither this Shareholders Agreement nor any rights or obligations under it are assignable; provided that Macquarie may transfer its Series E Preferred Shares and its rights and obligations under this Shareholders Agreement to any Permitted Transferee.

(e) Entire Agreement. This Shareholders Agreement and the Share Purchase Agreement together constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein or therein. This Shareholders Agreement supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. In the event of any conflict between the terms of this Shareholders Agreement and the Articles of Association, the terms of this Shareholders Agreement shall control and govern.

(f) Obligations of Transferees. If a Holder Transfers any interest in Shares to any Person other than pursuant to a Public Offering, it shall be a condition to such Transfer that such transferee agree in writing to be bound as a Holder by all of the terms and provisions of this Shareholders Agreement; provided that any such transferee shall automatically be so bound by the terms hereof, whether or not such transferee shall have so agreed in writing.

(g) Termination. Subject to the provisions set forth in Article 8 hereof, unless an Article of this Shareholders Agreement specifies a different time of termination, the provisions of this Shareholders Agreement shall terminate in their entirety on the earlier to occur of (i) the tenth (10th) anniversary hereof, or (ii) the completion of an Initial Public Offering of the Company’s shares.

(h) Recapitalization, etc. In the event that any stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Shares or any other change in Zhaopin’s capital structure, appropriate adjustments shall be made in the percentages specified herein so as to fairly and equitably preserve the original rights and obligations of the parties hereto under this Shareholders Agreement.

(i) Headings. The descriptive headings of the Articles of this Shareholders Agreement are for convenience only and do not constitute a part of this Shareholders Agreement.

(j) Counterparts. This Shareholders Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other parties. This Shareholders Agreement may be executed in facsimile copy with the same binding effect as an original.

31

(k) Parties in Interest. This Shareholders Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Shareholders Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Shareholders Agreement. Nothing in this Shareholders Agreement is intended to relieve or discharge the obligation of any third person to any party to this Shareholders Agreement.

(l) Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax, e-mail or other electronic means provided that any notice so given is also mailed as provided in clause (c), or (c) delivered by air courier, (i) if to an Existing Shareholder or an Investor, at the addresses set forth on Schedules 1 and 2 hereto, (ii) if to any Holder (other than an Existing Shareholder or Investor) to such address as such Holder shall designate in writing to the other Holders and Zhaopin and (iii) if to Zhaopin as follows:

Zhaopin Ltd.

c/o Paget-Brown & Company Ltd.

West Wind Building

P.O. Box 1111

Grand Cayman, Cayman Islands

British West Indies

With a copy to:

Huitong Office Park, Building A4

71 Jianguo Road

Chaoyang District

Beijing 100025

China

Facsimile: (86-10) 5863-5864

Attention: Chief Executive Officer

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be deemed received and effective (i) if given by telex, telefax, e-mail or other electronic means, when transmitted to the applicable number and an appropriate answerback or confirmation of receipt is received, (ii) if given by air courier, the second business day after the date of dispatch (iii) if given by any other means, when actually received at such address.

(m) Remedies. Except to the extent this Article 9(m) is inconsistent with any other provision in this Shareholders Agreement or applicable law, all rights and remedies existing under this Shareholders Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

32

(n) Attorney Fees. In the event of any action for the breach of this Shareholders Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in connection with such action.

(o) Specific Performance. Each party hereto acknowledges that, in view of the transactions contemplated by this Shareholders Agreement, each party would not have an adequate remedy at law for money damages in the event that this Shareholders Agreement has not been performed in accordance with its terms, and therefore agrees that the non-breaching parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such non-breaching parties may be entitled at law or in equity.

(p) Severability. If any provision of this Shareholders Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Shareholders Agreement shall remain in full force and effect provided that the essential terms and conditions of this Shareholders Agreement for all parties remain valid, binding and enforceable. In the event of any such determination, the parties agree to negotiate in good faith to modify this Shareholders Agreement to fulfill as closely as possible the original intents and purposes hereof.

(q) Restatement of Existing Agreement. The parties to this Shareholders Agreement, on behalf of all parties to the Existing Agreement, hereby agree that this Shareholders Agreement shall amend, restate, and supersede the Existing Agreement in all respects.

(r) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

33

IN WITNESS WHEREOF, each of the parties hereto has caused this Shareholders Agreement to be executed by its duly authorized officers (if applicable) as of the day and year first above written.

COMPANY

ZHAOPIN LIMITED

By:	/S/ HAO LIU
Name:	HAO LIU
Title:	CEO

[SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

INVESTORS

MACQUARIE ZHAOPIN HOLDINGS LIMITED

By:	/s/ Alexander Harvey
EXECUTIVE DIRECTOR

Alexander Harvey
(Print Name)

By:	/S/ DHRUV GUPTA
DHRUV GUPTA
(Print Name) SENIOR MANAGER

c/o Macquarie Capital Advisers – Legal

1 Martin Place

Sydney 2000, NSW

Australia

(Print Address)

Tel: +61 28232 3333

Fax: +61 28232 3656

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity /s/ PAUL BASSAT

By:	SEEK INTERNATIONAL INVESTMENTS PTY LTD

PAUL BASSAT

(Print Name) DIRECTOR 6/541 ST KILDA RD MELBOURNE AUSTRALIA

(Print Address)

Tel:	+61 3 9510 7200

Fax:	+61 3 9510 7244

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity Albin Income Trust

By:	/s/ Laura Futrell

Laura Futrell

(Print Name) 125 E John Carpenter Freeway

(Print Address) Suite 600 Irving, TX 75062

Tel:	505-983-8400

Fax:	505-983-8120

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual /s/ Gabriel Li (Signature) Gabriel Li (Print Name) (Print Address)
Tel:

Fax:

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual /s/ Eric Li (Signature) Eric Li (Print Name) Lane 672 Changle Road, # 33C Shanghai 200040, China (Print Address)
Tel:	86-21-5404-8566

Fax:	86-21-5404-8766

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual /s/ Dimitri Boylan (Signature) Dimitri Boylan (Print Name) (Print Address) P.O. Box 1387, Quogue, NY 11959
Tel:	212-380-4161

Fax:

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity Compagnie Financière Aval SA

By:	/s/ Sebastien Waefler

(Print Name) Sebastien Waefler

(Print Address) 6, Route de Malagnou, 1208 Genève , Switzerland

Tel:	+ 41 22 704 39 39

Fax:	+ 41 22 704 39 30

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

INVESTORS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity IPF III, L.P.

By:	/s/ York Chen

York Chen

(Print Name) c/o Room 1802, 168 Xizang Zhong Road,

(Print Address) Shanghai 20-00-01

Tel:	021-6386 8708

Fax:	021-6386 8709

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS

If an Individual

/S/ JAMES J. WATSON

(Signature)

JAMES J. WATSON

(Print Name)

c/o PARK WEST ASSET MANAGEMENT LLC

900 LARKSPUR LANDING CIRCLE, SUITE 165

LARKSPUR, CA 94939

USA

(Print Address)

Tel:	415.290.5604

Fax:	415.354.0685

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual /s/ Jerzy Krol (Signature) (Print Name) JERZY KROL (Print Address) 49 Kings Road Richmond Survey
Tel:	0208948 5335

Fax:

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual /s/ Jed Dempsey (Signature) Jed Dempsey (Print Name) 2856 Nichols Canyon Road (Print Address) Los Angeles, CA 90046
Tel:	+1 310 300 4030

Fax:	+1 310 300 4029

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity Orchid Asia Management Co., LLC

By:	/s/ Peter M. Joost

President

(Print Name) Peter M. Joost, President

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity ORCHID ASIA II, L.P.

By:	ORCHID ASIA HOLDINGS, L.P.

Its. GENERAL PARTNER

(Print Name) By:
Its: PRESIDENT (Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity Orchid Asia Management Co., LLC

By:	/s/ Peter M. Joost,

Its: President
Peter M. Joost,
(Print Name) President

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity Orchid Asia II, L.P.

By:	Orchid Asia Holdings, L.P.

Its: General Partner

(Print Name)
By:	/s/ Peter M. Joost
Its:	President

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

INVESTORS If an Individual Marshall B. Payne (Signature) Marshall B. Payne (Print Name) 500 Crescent Court, Suite 250 (Print Address) Dallas, TX 75201
Tel:	214- 871- 6807

Fax:	214- 880- 4491

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual Marshall B. Payne (Signature) Marshall B. Payne (Print Name) 500 Crescent Court, Suite 250 (Print Address) Dallas, TX 75201
Tel:	214- 871- 6807

Fax:	214- 880- 4491

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual Marshall B. Payne (Signature) Marshall B. Payne (Print Name) 500 Crescent Court, Suite 250 (Print Address) Dallas, TX 75201
Tel:	214- 871- 6807

Fax:	214- 880- 4491

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual /s/ LUKIE CHEUK SUEN HEUNG (Signature) LUKIE CHEUK SUEN HEUNG (Print Name) 2[n]d FLOOR, House 155 (Print Address) CHEK NAI PING VILLAGE, SHATIN, NT, HONG KONG
Tel:	(852) 98851298

Fax:

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual /s/ LUKIE CHEUK SUEN HEUNG (Signature) LUKIE CHEUK SUEN HEUNG (Print Name) 2[n]d FLOOR, House 155 CHEK NAI PING VILLAGE (Print Address) SHATIN, NT, HONG KONG
Tel:	(852) 98851298

Fax:

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity

By:

(Print Name)

(Print Address) 11, rue de la Corraterie 1204 Geneva / Switzerland

Tel:	4122 709 2415

Fax:	4122 709 2922

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity LC Fund II

By:	/s/ ZHU Linan

(Print Name) ZHU Linan

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual /s/ John Tilney (Signature) (Print Name) John Tilney (Print Address) 1/2 HARPSDEN HILL COTTAGES HARPSDEN HENLEY ON THAMES
Tel:	01491 577467

Fax:

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity /s/ Michel de Beaumont

By:	Michel de Beaumont

Holder of Power of Attorney

(Print Name) SAMISA INVESTMENT CORP. AEO (UK) LTD

(Print Address) c/o 12 Park Place London SW1A 1LP

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual /s/ Stella Leung (Signature) Stella Leung (Print Name) 14 A2 Park View Count (Print Address) 1 Lyttelton Road, Hong Kong
Tel:	91506631

Fax:	28577511

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity Shea Ventures, LLC

By:	/s/ John C. Morrissey

John C. Morrissey

(Print Name) 655 Brea Canyon Rd

(Print Address) Walnut, CA 91789

Tel:	909-594-9500

Fax:	909-861-0840

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual (Signature) (Print Name) (Print Address)
Tel:

Fax:

If an Entity Zenith Investments Enterprises Limited

By:	/s/ CHENYUE YU

CHENYUE YU

(Print Name) 201 E 80th st. APT. 3A, NEW YORK , NY, 10075, 05 A

(Print Address)

Tel:	001-212-288-0556

Fax:	001-212-288-0556

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXISTING SHAREHOLDERS If an Individual /s/ Yang Dong Shao (Signature) Yang Dong Shao (Print Name) (Print Address)
Tel:

Fax:

If an Entity

By:

(Print Name)

(Print Address)

Tel:

Fax:

SIGNATURE PAGE

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Execution Version

Schedule 1

Existing Shareholders

Mark Baldwin

B-H-2F, Tower B, East Gate Plaza

29 Dongzhong Street

Dongcheng District

Beijing 100027 China

Facsimile: (86-10) 6418-1649

Yong Zhang

B-H-2F, Tower B, East Gate Plaza

29 Dongzhong Street

Dongcheng District

Beijing 100027 China

Facsimile: (86-10) 6418-1649

Michael Steven Chiu

B-H-2F, Tower B, East Gate Plaza

29 Dongzhong Street

Dongcheng District

Beijing 100027 China

Facsimile: (86-10) 6418-1649

Orchid Asia II, L.P.

555 California Street, Suite 5180

San Francisco, CA 94104-1716 U.S.A.

Attn: Mr. Peter M. Joost

Facsimile: (415) 781-2189

Orchid Asia Management Co. LLC

555 California Street, Suite 5180

San Francisco, CA 94104-1716 U.S.A.

Attn: Mr. Peter M. Joost

Facsimile: (415) 781-2189

Mr. Eric X. Li

c/o Orchid Asia II, L.P.

555 California Street, Suite 5180

San Francisco, CA 94104-1716 U.S.A.

Facsimile: (415) 781-2189

JFI II, L.P.

555 California Street, Suite 5180

San Francisco, CA 94104-1716 U.S.A.

Facsimile: (415) 781-2189

Jed Dempsey

c/o Orchid Asia II, L.P.

555 California Street, Suite 5180

San Francisco, CA 94104-1716 U.S.A.

Facsimile: (415) 781-2189

Mr. James Watson

c/o Orchid Asia II, L.P.

555 California Street, Suite 5180

San Francisco, CA 94104-1716 U.S.A.

Facsimile: (415) 781-2189

Gabriel Li

c/o Orchid Asia II, L.P.

555 California Street, Suite 5180

San Francisco, CA 94104-1716 U.S.A.

Facsimile: (415) 781-2189

Matthew Estes

4F East Gate Plaza

9 Dong Zhong St, Dong Cheng District

Beijing 100027 China

Facsimile: +86 (10) 6418 5588

Christopher Mumford

4F East Gate Plaza

9 Dong Zhong St, Dong Cheng District

Beijing 100027 China

Facsimile: +86 (10) 6418 5588

Yang Dong Shao

2101 California Street, Suite 316

Mountain View, CA 94040 U.S.A.

Facsimile: (650) 988-6978

O’Melveny & Myers LLP

15th Floor, 400 South Hope Street

Los Angeles, California 90071 U.S.A.

Facsimile: (213) 430-6407

2

Howard Chao

20th Floor, Kerry Centre

1515 Nanjing Road West

Shanghai 200040 China

Facsimile: (86-21) 5298-5500

Stella S. Leung

Suite 1905, Tower Two, Lippo Centre

89 Queensway

Central

Hong Kong

Facsimile: (852) 2522-1760

Ashley Steinhausen

14G Yendang Building

Yendang Road

Shanghai 200020

People’s Republic of China

Facsimile: 86-21-6247-5968

Albin Income Trust

100 N. Guadalupe Street, Suite #205

Santa Fe, NM 87501

Tel: (505) 983-8400

Richard S. Post

90 Industrial Way

Wilmington, MA 01887

Tel: (978) 284-4901

Marshall Payne

500 Crescent Court, Suite 250

Dallas, TX 75201

Bruce C. and Martha H. Rhine 2000 Living Trust

131 NW Hawthorne, Suite #207

Bend, OR 97701

Tel: (541) 322-2504

Hao Liu

Zhaopin Ltd.

Huitong Office Park, Building A4

71 Jianguo Road

Chaoyang District

Beijing, 100025

3

Lombard Odier Darier Hentsch & Cie

11, rue de la Corraterie, Case postale, 1211 Genève 11

Compagnie Financière Aval S.A.

6, Route de Malagnou, Case Postale 521, 1211 Geneva 17, Switzerland

Emerge Capital

c/o American Equities, 16 Old Bond Street, London, W1X 4PS

Tarquin Ltd.

609 Calle del Cerrito

San Clemente, CA 97672

John Tilney

P O Box 4593 Henley on Thames Oxfordshire RG9 4UT

Vitali Maritime Corporation

Commonwealth House

1-19 New Oxford Street, WC1A 1NU

Samisa Investment Corporation

c/o American Equities, 16 Old Bond Street, London, W1X 4PS

Tocqueville N.V.

c/o American Equities Overseas Inc.

12 Park Place

4th Floor

London SW1A 1LP

England

Facsimile: 020-7495-3040

Jan R. Vo  e

VeerPaltheVo  e Bank , Kerkeinde 49, 4254 le , Sleeuwijk, Netherlands

Rahn & Bodmer

Talstrasse 15, CH-8001, Zurich, Switzerland

The Czigler Group

379 Walmer Rd., Toronto, Ontario, Canada

Victor Goossens

Heren Gracht 32g, 1016AW, Amsterdam, Netherlands

Jerzy Krol

Cronj  traat 2, 6814 AH ARNHEM

4

Ram L. Dhawan

97-37 63 Road, Suite 8H, Rego Park, NY 11374

Dimitri Boylan

P.O. Box 1026, Remsenburg

NY, NY 11960

IPF III, L.P.

Room 1802, 168 Xizang Zhong Road Shanghai 200001

Fax No. : 86-21-6386-8709

Attn : Mr. York Chen

LC Fund II

P.O. Box 8758, 10th Floor

Tower A, Raycom Info. Tech. Center

No. 2 Ke Xue Yuan Nan Lu

Zhong Guan Cun, Haidian District

Beijing, 100080 China

Fax No.: 86-10-6250-9100

Attn: Mr. Erhai Liu

Zenith Investments Enterprise Ltd.

1815 JFK Blvd. Apt. 2404

Philadelphia, Pennsylvania 19103

Fax No.: 1-215-563-8969

Attn: Mr. Chenyue Yu

HEUNG, Lukie Cheuk Suen

20th Floor, Block E, Ellery Terrace

38 Good Shepherd Street, Homantin

Kowloon, Hong Kong

Fax No.: 852-2332-4468

Shea Ventures, LLC

655 Brea Canyon Rd.

Walnut, California 91789

Fax No.: 1-909-869-0840

Attn: Mr. Kevin Dunlap

SEEK International Investments Pty Ltd.

Level 6, 541 St Kilda Road,

St. Kilda, Melbourne, Victoria

Australia, 3004

Fax No. : +61-3-9510-7244

Attn: Mr. Paul Bassat

5

Execution Version

Schedule 2

Investors

Investor	Address
SEEK International Investments Pty Ltd	Level 6, 541 St Kilda Road,
St. KildaMelbourne, Victoria
Australia, 3004
Fax : +61-3-9510-7244

Macquarie Zhaopin Holdings Limited	c/o Macquarie Capital Advisers – Legal
1 Martin Place
Sydney 2000, NSW
Australia

Exhibit 5.1

Zhaopin Limited

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

[*] 2012

Dear Sirs

Zhaopin

We have acted as Cayman Islands counsel to Zhaopin Limited (the “Company”) in connection with the Company’s registration statement (the “Registration Statement”) on Form F-1, including all amendments or supplements thereto (the “Form F-1”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) in respect of the proposed initial offering of the Company’s American Depositary Shares representing ordinary shares, par value US$0.01 per share, in the capital of the Company (the “Shares”). Such public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company and the underwriters named therein. This opinion is given in accordance with the terms of the Legal Matters section of the Form F-1.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 9 July 2008 (the “Current Articles”), and the Memorandum and Articles of Association of the Company adopted by Special Resolution passed on [*] and effective immediately upon commencement of the trading of the Company’s American Depositary Shares representing its Ordinary Shares on the [New York Stock Exchange / Nasdaq Global Market] (the “Post-IPO Articles”).

1.2	The minutes of the meeting of the board of directors of the Company held on [*] (the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	The minutes of the extraordinary general meeting of the Company held on [*] (the “Shareholder Minutes”).

1.4	A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.5	A certificate from a Director of the Company a copy of which is annexed hereto (the “Director’s Certificate”).

1.6	The Form F-1.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Underwriting Agreement or and the Registration Statement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The issue of the Shares to be issued by the Company has been authorised, and when issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company and when appropriate entries have been made in the Register of Members of the Company, such Shares will be legally issued, fully paid and non-assessable.

3.3	The authorised share capital of the Company is US$2,783,144.97 divided into 159,051,299 Ordinary Shares with a par value of US$0.01 each and 119,263,199 Preferred Shares with a par value of US$0.01 each, consisting of 12.604,286 Series A Preferred Shares of a par value of US$0.01 each, 4,013,203 Series B Preferred Shares of a par value of US$0. 01 each, 15,722,878 Series C Preferred Shares of a par value of US$0. 01 each, 19,426,718 Series D-1 Preferred Shares of a par value of US$0.01 each, 4,687,500 Series D-2 Preferred Shares of a par value of US$0.01 each and 62,808,613 Series E Preferred Shares of a par value of US$0.01 each.

3.4	Upon the Post-IPO Articles becoming effective, the authorised share capital of the Company will be US$[*], divided into [*] Ordinary Shares of par value US$0.01 each.

3.5	The statements under the caption “Taxation” in the Form F-1, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects.

2

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form F-1 and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Form F-1. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

3

Exhibit 8.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

[ ], 2012

Zhaopin Limited

6/F, Fosun International Centre

237 Chaoyang North Road

Chaoyang District, Beijing 100020

People’s Republic of China

Re: American Depositary Shares of Zhaopin Limited (the “Company”)

Ladies and Gentlemen:

You have requested our opinion concerning the statements in the Registration Statement (as described below) under the caption “Taxation—Material United States Federal Income Tax Considerations” in connection with the public offering on the date hereof of certain American Depositary Shares (“ADSs”), each of which represents ordinary shares, par value $0.01 per share, of the Company pursuant to the registration statement on Form F-1 under the Securities Act of 1933, as amended (the “Act”), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on [], 2012 (the “Registration Statement”).

This opinion is being furnished to you pursuant to Exhibit 8.1 of the Exhibit Index of the Registration Statement.

In connection with rendering the opinion set forth below, we have examined and relied on originals or copies of the following:

(a) the Registration Statement; and

(b) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Our opinion is conditioned on the initial and continuing accuracy of the facts, information and analyses set forth in such documents, certificates and records (as identified in clauses (a) and (b) of the immediately preceding paragraph), other than the discussion contained in the Registration Statement under the caption “Taxation—Material United States Federal Income Tax Considerations.” All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

Zhaopin Limited

[ ], 2012

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies, and the authenticity of the originals of such latter documents. We have relied on a representation of the Company that such documents, certificates, and records are duly authorized, valid and enforceable.

In addition, we have relied on factual statements and representations of the officers and other representatives of the Company and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, judicial decisions, published positions of the U.S. Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the U.S. Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, we are of the opinion that, under current U.S. federal income tax law, although the discussion set forth in the Registration Statement under the heading “Taxation–Material United States Federal Income Tax Considerations” does not purport to summarize all possible U.S. federal income tax considerations of the purchase, ownership and disposition of ADSs to U.S. Holders (as defined therein), such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences of the purchase, ownership and disposition of the ADSs that are anticipated to be material to U.S. Holders who purchase the ADSs pursuant to the Registration Statement, subject to the qualifications set forth in such discussion.

Except as set forth above, we express no other opinion. This opinion is furnished to you in connection with the closing occurring today of the sale of the securities. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

Zhaopin Limited

[ ], 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

Exhibit 10.1

ZHAOPIN, LTD.

2005 STOCK OPTION PLAN

ARTICLE 1. PURPOSE

The purposes of this 2005 Stock Option Plan (the “2005 Plan”) are to (a) ensure the retention of the services of existing executive personnel, key employees and directors of the Company and its subsidiaries or its affiliates; (b) attract and retain the best available personnel for positions of substantial responsibility; and (c) to provide incentive to all such personnel and employees to devote their greatest efforts and skill to promote the success and advancement of the Company’s business, by permitting them to participate in the growth and increased value of the Company.

Due to current regulatory restrictions in the PRC that affect the holding of foreign securities by PRC nationals, this 2005 Plan provides that Optionees will have the ability to benefit economically from the Plan even if they are not allowed to own the underlying securities.

ARTICLE 2. DEFINITIONS

As used herein, the following definitions shall apply:

a)	“Board” shall mean the Board of Directors of the Company.

b)	“Change Of Control Event” means a merger, consolidation, tender offer, takeover bid, or sale of assets.

c)	“China” and “PRC” means the People’s Republic of China.

d)	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

e)	“Commission” means the Securities and Exchange Commission.

f)	“Company” and “Zhaopin” for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Zhaopin.com, Ltd., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Zhaopin, Ltd., as defined in Section 424(e) of the Code.

g)	“Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

1

h)	“Director” means a member of the Board.

i)	“Employee” shall mean any person, including officers and Managers, employed by the Company or any subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

k)	“Managers” means the CEO and designated senior managers of Zhaopin.com.

l)	“Option” shall mean a stock option issued by the Company by the Company to purchase shares of stock of the Company that meets the definition of “incentive stock option” contained in Section 422 of the Internal Revenue Code of 1986, as amended, and that is issued by the Company to be an Incentive Stock Option. “Stock Options” is the plural of Stock Option. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

m)	“Optionee” shall mean an Employee, or Manager who receives an Option.

n)	“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, limited liability companies, trusts, banks and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

o)	“Plan” shall mean this 2005 stock Option Plan.

p)	“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

q)	“Shares” means shall mean the Shares of the Company reserved for issuance under this Plan.

r)	“Stock Appreciation Rights Plan” or “SAR” shall mean that plan established by the Company to provide Plan equivalent economic benefits to the Optionee in the event that relevant laws and regulations adversely affect the operation of the Plan.

s)	“Stock Option” means an agreement entered into by the Company granting the recipient the right to purchase shares of stock of the Company, at certain times, and under certain conditions, subject to certain obligations and responsibilities as defined in this Plan and in the written Stock Option Agreement. “Stock Options” is the plural of Stock Option.

t)	“Stock Option Agreement” means the written contract by which a Stock Option is granted by the Company to an Optionee. “Stock Option Agreements” is the plural of Stock Option Agreement.

2

ARTICLE 3. ADMINISTRATION

a)	This Plan shall be administered by the Board of Directors (the “Board”). The Board, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

b)	The Board shall adopt by resolution such rules and regulations as may be required to carry out the purposes of this Plan and shall have authority to do everything necessary or appropriate to administer this Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees.

c)	To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean such Committee or the Board.

d)	To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, PROVIDED THAT the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

e)	With respect to Options granted to a member of the Board, the Board shall take action by a vote sufficient without counting the vote of such member of the Board, although such person(s) may be counted in determining the presence of a quorum at a meeting of the Board that authorizes the granting of Options to such person(s).

ARTICLE 4. ELIGIBILITY

Options may be granted only to Employees and Managers who render services to the Company. This Plan shall not confer upon any Optionee any right to continue as an Employee of the Company, nor shall it interfere in any way with his right or the Company’s right to terminate his employment or relationship as an Employee at any time, with or without cause. The determination as to whether an Employee is eligible to receive Options hereunder shall be made by the Board in its sole discretion, and the decision of the Board shall be binding and final.

ARTICLE 5. SHARES AVAILABLE FOR AWARDS

a)	The maximum aggregate number of Ordinary Shares which may be subject to options under this Plan is six million five hundred thousand (6,500,000) Shares of authorized but unissued Ordinary Shares of the Company that shall be set aside as stock options (the “Stock Options”).

3

b)	In the event that Stock Options to be granted under this Plan shall terminate or expire without being exercised, in whole or in part, the Shares subject to such unexercised Options may again be optioned and sold under this Plan.

ARTICLE 6. TERM OF THIS PLAN

This Plan shall be adopted on November 14, 2005 and shall become effective upon ratification by the Board. This Plan shall continue in effect until the tenth anniversary of such date, unless terminated earlier.

ARTICLE 7. EXERCISE PRICE AND CONSIDERATION

a)	The exercise price for Ordinary Shares purchased pursuant to a Stock Option shall be set by the Board as granted.

b)	The consideration to be paid for the Stocks to be issued upon exercise of Options, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, other Stocks having a fair market value (as determined by the Board of Directors) on the date of surrender equal to the aggregate exercise price of the Stocks as to which said Option shall be exercised, or any combination of such methods of payment, or such other legal consideration that may be acceptable to the Board.

ARTICLE 8. EXERCISE OF OPTIONS

a)	Vesting of Options. Options to be granted hereunder shall vest over a four-year period commencing on the date of grant, at twenty-five percent (25%) on the first anniversary of the effective date of the respective Stock Option Agreement and thereafter at twenty-five percent (25%) on each subsequent anniversary, unless otherwise provided in each specific Stock Option Agreement described in Article 11 hereof.

b)	Exercisability of Options. Any Options to be granted hereunder shall be exercisable at any time upon vesting; provided, however, that in the event of a Change of Control event, all outstanding Stock Options will become fully vested and exercisable at the exercise price then applicable to Stock Options.

c)	Procedure for Exercise. Subject to Section 8(b), Options may be exercised at any time after vesting. Options may not be exercised for a fraction of a Share. Options shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Options by the person entitled to exercise the Options and full payment for the Shares with respect to which the Options are exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 7(b) of this Plan.

d)	Delivery of Shares Upon Exercise of Options. Upon the exercise of Options pursuant to this Plan and payment of the exercise price to the Company, the Company shall issue one or more stock certificates representing the number of Stocks subject to the Options so exercised and deliver such stock certificate(s) to the exercising Optionee.

4

e)	Termination of Options. All installments of the Options shall expire and terminate on such date(s) as the Board shall determine in each individual Share Option Agreement, but in no event later than ten (10) years from the date Options are granted under this Plan (the “Option Termination Date”).

f)	Termination of Status as an Employee . In the event of termination of an Optionee’s Continuous Status as an Employee, such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding six (6) months, if specifically provided by the Board) after the date of such termination (but in no event later than the date of expiration of the term of such Options as set forth in the Stock Option Agreement), exercise the Optionee’s Options to the extent that the Optionee was entitled to exercise them at the date of such termination. To the extent that the Optionee was not entitled to exercise the Options at the date of such termination, or if the Optionee does not exercise such Options (which the Optionee was entitled to exercise) within the time specified herein or in the Stock Option Agreement, the Options shall terminate; provided that Options that vest upon or after termination of employment, pursuant to the terms of the Employment Agreements, shall be exercisable until the earlier of the Option Termination Date or five (5) years and thirty (30) days from the date of vesting (without regard to any period of administrative leave).

g)	Disability of Optionee. Notwithstanding the provisions of Section 8(f) above, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee may, at any time within twelve (12) months from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Stock Option Agreement), exercise the Options to the extent the Optionee was entitled to exercise them at the date of such termination. To the extent that the Optionee was not entitled to exercise the Options at the date of termination, or if the Optionee does not exercise such Options (which the Optionee was entitled to exercise) within the time specified herein or in the Stock Option Agreement, the Options shall terminate.

h)	Death of Optionee. Notwithstanding the provisions of Section 8(f) above, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s death, the Options may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of such Options as set forth in the Stock Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Options by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee twelve (12) months after the date of death.

i)	Extensions. Notwithstanding the provisions covering the exercisability of Options following termination of employment, as described in Sections 8(f) through (h), the Board may, in its sole discretion, with the consent of the Optionee or the Optionee’s estate (in the case of the death of Optionee), extend the period of time during which the Options shall remain exercisable, provided that in no event shall such extension go beyond the Option Termination Date.

5

j)	Option Exercise Alternatives. If the Optionee is a PRC National and PRC laws or regulations significantly restrict the ability of Optionee to exercise Options or to enjoy the benefits of the Options, such Optionee may, in accordance with Article 8(c), notify the Company that he wishes to exercise the Options and that there are restrictions on such exercise under PRC law. The Company will then transfer the relevant options into the Zhaopin.com SAR Plan.

k)	Foreign Employees. Without amending this Plan, the Board may grant Stock Options to eligible Employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Board be necessary or desirable to foster and promote achievement of the purposes of this Plan, and, in furtherance of such purposes the Board may make such modifications, amendments, procedures, subplans, and the like as may be necessary or advisable to comply with the provisions of the laws in other countries in which the Company operates or has Employees.

ARTICLE 9. RESTRICTIONS ON GRANTS OF OPTIONS AND ISSUANCE OF STOCKS

a)	Regulatory Approvals. No Stocks shall be issued or delivered upon exercise of Options unless and until there shall have been compliance with all applicable requirements of the Securities Act, and any other requirement of law or of any regulatory body having jurisdiction over such issuance and delivery or that may affect the Company’s business. The inability of the Company to obtain any required permits, authorizations, or approvals necessary for the lawful issuance and sale of any Stocks hereunder on terms deemed reasonable by the Board shall relieve the Company and the Board of any liability in respect of the non-issuance or sale of such Stocks as to which such requisite permits, authorizations, or approvals shall not have been obtained.

b)	Representations and Warranties. As a condition to the granting or exercise of any Options, the Board may require the person receiving or exercising such Options to make any representation and/or warranty to the Company as may be reasonably required (or deemed reasonably appropriate by the Board, in its reasonable discretion) under any applicable law or regulation, including but not limited to a representation that the Options and/or Stocks are being acquired only for investment and without any present intention to sell or distribute such Options and/or Stocks, if such a representation is required under the Securities Act or any other applicable law, rule, or regulation.

6

ARTICLE 10. OPTION ADJUSTMENTS

a)	In the event of any change or changes in the outstanding Shares of the Company by reason of any stock dividend, recapitalization, reorganization, Change of Control or any similar transaction, the Board shall appropriately adjust the number of Shares that may be issued under this Plan, the number of Shares subject to Options theretofore granted under this Plan, the exercise price of such Options, and any and all other adjustments deemed reasonably appropriate by the Board. Subject to Section 8(b), new option rights may be substituted for the Options granted under this Plan, or the Company’s duties as to Options outstanding under this Plan may be assumed by another entity in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved. In the event of such substitution or assumption, the term Stock shall thereafter include the stock of the entity granting such new option rights or assuming the Company’s duties as to such Options.

b)	The Board may amend, modify or terminate any outstanding Stock Option including, but not limited to, substituting therefore another Stock Option of the same or a different type or changing the date of exercise or realization, PROVIDED THAT, except as otherwise provided in Section 8(b), the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

ARTICLE 11. OPTION EXERCISE ALTERNATIVES

The Option Exercise Alternative provided in Article 8(j) above is intended to provide the same economic benefits to the Optionee as would be enjoyed by the Optionee if there were no restrictions pursuant to applicable law. Subject to the terms and conditions of this Plan, the Company shall make such reasonable efforts as are necessary to implement the purpose of this Plan while ensuring that the Company is in compliance with all relevant laws and regulations.

ARTICLE 12. STOCK OPTION AGREEMENT

a)	The terms and conditions of Options granted under this Plan shall be evidenced by a written option agreement executed by the Company and the person to whom the Options are granted. Each Stock Option Agreement shall incorporate this Plan by reference and shall include such provisions as are determined to be reasonably necessary or appropriate by the Board. Each Award may contain terms and conditions in addition to those set forth in the Plan PROVIDED THAT such terms and conditions do not contravene the provisions of the Plan.

b)	The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

7

ARTICLE 13. RESTRICTED SHARES

As a condition to the granting of any Options hereunder and the subsequent exercise of any such Options, the Board may include in the option agreement for those Options provisions:

i)	making the Stocks subject to the Shareholders Agreement or

ii)	limiting or requiring the sale or other transfer of ownership of Shares acquired by the Optionee under those Options.

ARTICLE 14. AMENDMENT OR TERMINATION OF THIS PLAN

a)	Board Authority. The Board may amend, suspend, alter, or terminate this Plan at any time. To the extent necessary or desirable to comply with Rule 16b-3 of the Exchange Act, the Code or any other applicable law or regulation, the Company shall obtain shareholder approval of any amendment to this Plan only in such a manner and to such a degree as required under applicable law.

b)	Limitation on Board Authority. Notwithstanding the foregoing, no amendment, suspension or termination of this Plan shall adversely affect Options granted on or prior to the date thereof without the consent of such Optionee.

c)	Contingent Grants Based on Amendments. Options may be granted in reliance on and consistent with any amendment adopted by the Board and which is necessary to enable such Options to be granted under this Plan, even though such amendment requires future shareholder approval; provided, however, that any such contingent Options by their terms may not be exercised prior to shareholder approval of such amendment, and provided further, that in the event shareholder approval is not obtained within twelve months of the date of grant of such contingent Options, then such contingent Options shall be deemed cancelled and no longer outstanding. The Board and the Company shall use their best efforts to cause such shareholder approval to be sought and obtained as soon as reasonably practicable within such twelve month period.

ARTICLE 15. OPTIONS NOT TRANSFERABLE

Options to be granted under this Plan may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred or alienated in any manner, either voluntarily or involuntarily by operation of law, other than by will or the laws of descent or distribution, and may be exercised during the lifetime of an Optionee only by such Optionee.

ARTICLE 16. NO RIGHTS IN SHARES BEFORE ISSUANCE AND DELIVERY

Neither the Optionee, his or her estate nor his or her transferees by will or the laws of descent and distribution shall be, or have any rights or privileges of, a shareholder of the Company with respect to any Stocks issuable upon exercise of the Options unless and until certificates representing such Stocks shall have been issued and delivered notwithstanding exercise of the Options. The Company shall issue such certificates promptly following proper exercise of the Options. No adjustment will be made for a dividend or other rights where the record date is prior to the date such stock certificates are issued, except as provided in Article 10.

8

ARTICLE 17. TAXES

The Board shall make such provisions and take such steps as it deems reasonably necessary or appropriate for the withholding of any tax required by law to be withheld with respect to the grant or exercise of Options under this Plan, including, without limitation, the deduction of the amount of any such withholding tax from any compensation or other amounts payable to an Optionee by the Company, or requiring an Optionee (or the Optionee’s beneficiary or legal representative) as a condition of exercising Options to pay to the Company any amount required to be withheld, or to execute such other documents as the Board deems reasonably necessary or desirable in connection with the satisfaction of any applicable withholding obligation. In the discretion of the Board, upon exercise of Options, the Optionee may request the Company to withhold from the Stocks to be issued upon such exercise that number of Stocks (based on the fair market value of the Stocks as of the day immediately preceding the day notice of exercise is received by the Company) that would satisfy any tax withholding requirement.

ARTICLE 18. LEGENDS ON OPTIONS AND STOCK CERTIFICATES

Each option agreement and each certificate representing Stocks acquired upon exercise of Options shall be endorsed with all legends, if any, required by applicable federal and state securities laws to be placed on the option agreement and/or the certificate. The determination of which legends, if any, shall be placed upon option agreements and/or the certificates representing Stocks shall be made by the Board in its sole discretion and such decision shall be final and binding.

ARTICLE 19. AVAILABILITY OF PLAN

A copy of this Plan shall be delivered to the Secretary of the Company and shall be shown by the Secretary to any person making reasonable inquiry concerning this Plan.

ARTICLE 20. APPLICABLE LAW

This Plan shall be governed by and construed in accordance with the laws of the Cayman Islands without regard to the principles of conflict of laws.

ARTICLE 21. EFFECTIVENESS OF THIS PLAN

This Plan shall become effective upon ratification by the Board.

[Remainder of page intentionally left blank]

9

Zhaopin.com Stock Appreciation Rights Plan

Terms

The Zhaopin.com SAR Plan will be established by Zhaopin.com for the purpose of tracking notional shares in the Company and the appreciation in such Shares’ value for the benefit of the Optionee.

Subject to the detailed terms of the SAR Plan, the primary terms of the SAR arrangement will be as follows:

1.	When an Optionee exercises Options, it shall do so by written notice to Zhaopin.com.

2.	Zhaopin.com will then credit the Optionee’s account under the SAR Plan with an equivalent amount of notional shares.

3.	Upon written instruction from the Optionee to dispose of a certain number of notional shares in the SAR Plan account, the Company will deduct such number of notional Shares from the Optionee’s account and pay to Optionee an amount equal to the current market value of those shares calculated as of 12:00 noon EST of the date on which the written instructions were received.

THE TERMS OF THE SAR PLAN ARRANGEMENT ARE SUBJECT TO APPROVAL BY THE BOARD OF DIRECTORS.

Exhibit 10.2

ZHAOPIN, LTD.

2006 STOCK OPTION PLAN

ARTICLE 1. PURPOSE

The purposes of this 2006 Stock Option Plan (the “2006 Plan”) are to (a) ensure the retention of the services of existing executive personnel, key employees and directors of the Company and its subsidiaries or its affiliates; (b) attract and retain the best available personnel for positions of substantial responsibility; and (c) to provide incentive to all such personnel and employees to devote their greatest efforts and skill to promote the success and advancement of the Company’s business, by permitting them to participate in the growth and increased value of the Company.

Due to current regulatory restrictions in the PRC that affect the holding of foreign securities by PRC nationals, this 2006 Plan provides that Optionees will have the ability to benefit economically from the Plan even if they are not allowed to own the underlying securities.

ARTICLE 2. DEFINITIONS

As used herein, the following definitions shall apply:

a)	“Board” shall mean the Board of Directors of the Company.

b)	“Change Of Control Event” means a merger, consolidation, tender offer, takeover bid, or sale of assets.

c)	“China” and “PRC” means the People’s Republic of China.

d)	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

e)	“Commission” means the Securities and Exchange Commission.

f)	“Company” and “Zhaopin” for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Zhaopin.com, Ltd., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Zhaopin, Ltd., as defined in Section 424(e) of the Code.

g)	“Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

h)	“Director” means a member of the Board.

i)	“Employee” shall mean any person, including officers and Managers, employed by the Company or any subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

k)	“Managers” means the CEO and designated senior managers of Zhaopin.com.

l)	“Option” shall mean a stock option issued by the Company by the Company to purchase shares of stock of the Company that meets the definition of “incentive stock option” contained in Section 422 of the Internal Revenue Code of 1986, as amended, and that is issued by the Company to be an Incentive Stock Option. “Stock Options” is the plural of Stock Option. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

m)	“Optionee” shall mean an Employee, or Manager who receives an Option.

n)	“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, limited liability companies, trusts, banks and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

o)	“Plan” shall mean this 2006 stock Option Plan.

p)	“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

q)	“Shares” means shall mean the Shares of the Company reserved for issuance under this Plan.

r)	“Stock Appreciation Rights Plan” or “SAR” shall mean that plan established by the Company to provide Plan equivalent economic benefits to the Optionee in the event that relevant laws and regulations adversely affect the operation of the Plan.

s)	“Stock Option” means an agreement entered into by the Company granting the recipient the right to purchase shares of stock of the Company, at certain times, and under certain conditions, subject to certain obligations and responsibilities as defined in this Plan and in the written Stock Option Agreement. “Stock Options” is the plural of Stock Option.

t)	“Stock Option Agreement” means the written contract by which a Stock Option is granted by the Company to an Optionee. “Stock Option Agreements” is the plural of Stock Option Agreement.

2

ARTICLE 3. ADMINISTRATION

a)	This Plan shall be administered by the Board of Directors (the “Board”). The Board, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

b)	The Board shall adopt by resolution such rules and regulations as may be required to carry out the purposes of this Plan and shall have authority to do everything necessary or appropriate to administer this Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees.

c)	To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean such Committee or the Board.

d)	To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, PROVIDED THAT the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

e)	With respect to Options granted to a member of the Board, the Board shall take action by a vote sufficient without counting the vote of such member of the Board, although such person(s) may be counted in determining the presence of a quorum at a meeting of the Board that authorizes the granting of Options to such person(s).

ARTICLE 4. ELIGIBILITY

Options may be granted only to Employees and Managers who render services to the Company. This Plan shall not confer upon any Optionee any right to continue as an Employee of the Company, nor shall it interfere in any way with his right or the Company’s right to terminate his employment or relationship as an Employee at any time, with or without cause. The determination as to whether an Employee is eligible to receive Options hereunder shall be made by the Board in its sole discretion, and the decision of the Board shall be binding and final.

ARTICLE 5. SHARES AVAILABLE FOR AWARDS

a)	The maximum aggregate number of Ordinary Shares which may be subject to options under this Plan is two million five hundred thousand (2,500,000) Shares of authorized but unissued Ordinary Shares of the Company that shall be set aside as stock options (the “Stock Options”).

3

b)	In the event that Stock Options to be granted under this Plan shall terminate or expire without being exercised, in whole or in part, the Shares subject to such unexercised Options may again be optioned and sold under this Plan.

ARTICLE 6. TERM OF THIS PLAN

This Plan shall be adopted on December 19, 2006 and shall become effective upon ratification by the Board. This Plan shall continue in effect until the tenth anniversary of such date, unless terminated earlier.

ARTICLE 7. EXERCISE PRICE AND CONSIDERATION

a)	The exercise price for Ordinary Shares purchased pursuant to a Stock Option shall be set by the Board as granted.

b)	The consideration to be paid for the Stocks to be issued upon exercise of Options, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, other Stocks having a fair market value (as determined by the Board of Directors) on the date of surrender equal to the aggregate exercise price of the Stocks as to which said Option shall be exercised, or any combination of such methods of payment, or such other legal consideration that may be acceptable to the Board.

ARTICLE 8. EXERCISE OF OPTIONS

a)	Vesting of Options. Options to be granted hereunder shall vest over a four-year period commencing on the date of grant, at twenty-five percent (25%) on the first anniversary of the effective date of the respective Stock Option Agreement and thereafter at twenty-five percent (25%) on each subsequent anniversary, unless otherwise provided in each specific Stock Option Agreement described in Article 11 hereof.

b)	Exercisability of Options. Any Options to be granted hereunder shall be exercisable at any time upon vesting; provided, however, that in the event of a Change of Control event, all outstanding Stock Options will become fully vested and exercisable at the exercise price then applicable to Stock Options.

c)	Procedure for Exercise. Subject to Section 8(b), Options may be exercised at any time after vesting. Options may not be exercised for a fraction of a Share. Options shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Options by the person entitled to exercise the Options and full payment for the Shares with respect to which the Options are exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 7(b) of this Plan.

4

d)	Delivery of Shares Upon Exercise of Options. Upon the exercise of Options pursuant to this Plan and payment of the exercise price to the Company, the Company shall issue one or more stock certificates representing the number of Stocks subject to the Options so exercised and deliver such stock certificate(s) to the exercising Optionee.

e)	Termination of Options. All installments of the Options shall expire and terminate on such date(s) as the Board shall determine in each individual Share Option Agreement, but in no event later than ten (10) years from the date Options are granted under this Plan (the “Option Termination Date”).

f)	Termination of Status as an Employee. In the event of termination of an Optionee’s Continuous Status as an Employee, such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding six (6) months, if specifically provided by the Board) after the date of such termination (but in no event later than the date of expiration of the term of such Options as set forth in the Stock Option Agreement), exercise the Optionee’s Options to the extent that the Optionee was entitled to exercise them at the date of such termination. Additional Board Approval for the exercise will be required for Optionees who holds less than 100,000 Options. To the extent that the Optionee was not entitled to exercise the Options at the date of such termination, or if the Optionee does not exercise such Options (which the Optionee was entitled to exercise) within the time specified herein or in the Stock Option Agreement, the Options shall terminate; provided that Options that vest upon or after termination of employment, pursuant to the terms of the Employment Agreements, shall be exercisable until the earlier of the Option Termination Date or five (5) years and thirty (30) days from the date of vesting (without regard to any period of administrative leave).

g)	Disability of Optionee. Notwithstanding the provisions of Section 8(f) above, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee may, at any time within twelve (12) months from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Stock Option Agreement), exercise the Options to the extent the Optionee was entitled to exercise them at the date of such termination. To the extent that the Optionee was not entitled to exercise the Options at the date of termination, or if the Optionee does not exercise such Options (which the Optionee was entitled to exercise) within the time specified herein or in the Stock Option Agreement, the Options shall terminate.

h)	Death of Optionee. Notwithstanding the provisions of Section 8(f) above, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s death, the Options may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of such Options as set forth in the Stock Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Options by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee twelve (12) months after the date of death.

5

i)	Extensions. Notwithstanding the provisions covering the exercisability of Options following termination of employment, as described in Sections 8(f) through (h), the Board may, in its sole discretion, with the consent of the Optionee or the Optionee’s estate (in the case of the death of Optionee), extend the period of time during which the Options shall remain exercisable, provided that in no event shall such extension go beyond the Option Termination Date.

j)	Option Exercise Alternatives. If the Optionee is a PRC National and PRC laws or regulations significantly restrict the ability of Optionee to exercise Options or to enjoy the benefits of the Options, such Optionee may, in accordance with Article 8(c), notify the Company that he wishes to exercise the Options and that there are restrictions on such exercise under PRC law. The Company will then transfer the relevant options into the Zhaopin.com SAR Plan.

k)	Foreign Employees. Without amending this Plan, the Board may grant Stock Options to eligible Employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Board be necessary or desirable to foster and promote achievement of the purposes of this Plan, and, in furtherance of such purposes the Board may make such modifications, amendments, procedures, subplans, and the like as may be necessary or advisable to comply with the provisions of the laws in other countries in which the Company operates or has Employees.

ARTICLE 9. RESTRICTIONS ON GRANTS OF OPTIONS AND ISSUANCE OF STOCKS

a)	Regulatory Approvals. No Stocks shall be issued or delivered upon exercise of Options unless and until there shall have been compliance with all applicable requirements of the Securities Act, and any other requirement of law or of any regulatory body having jurisdiction over such issuance and delivery or that may affect the Company’s business. The inability of the Company to obtain any required permits, authorizations, or approvals necessary for the lawful issuance and sale of any Stocks hereunder on terms deemed reasonable by the Board shall relieve the Company and the Board of any liability in respect of the non-issuance or sale of such Stocks as to which such requisite permits, authorizations, or approvals shall not have been obtained.

b)	Representations and Warranties. As a condition to the granting or exercise of any Options, the Board may require the person receiving or exercising such Options to make any representation and/or warranty to the Company as may be reasonably required (or deemed reasonably appropriate by the Board, in its reasonable discretion) under any applicable law or regulation, including but not limited to a representation that the Options and/or Stocks are being acquired only for investment and without any present intention to sell or distribute such Options and/or Stocks, if such a representation is required under the Securities Act or any other applicable law, rule, or regulation.

6

ARTICLE 10. OPTION ADJUSTMENTS

a)	In the event of any change or changes in the outstanding Shares of the Company by reason of any stock dividend, recapitalization, reorganization, Change of Control or any similar transaction, the Board shall appropriately adjust the number of Shares that may be issued under this Plan, the number of Shares subject to Options theretofore granted under this Plan, the exercise price of such Options, and any and all other adjustments deemed reasonably appropriate by the Board. Subject to Section 8(b), new option rights may be substituted for the Options granted under this Plan, or the Company’s duties as to Options outstanding under this Plan may be assumed by another entity in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved. In the event of such substitution or assumption, the term Stock shall thereafter include the stock of the entity granting such new option rights or assuming the Company’s duties as to such Options.

b)	The Board may amend, modify or terminate any outstanding Stock Option including, but not limited to, substituting therefore another Stock Option of the same or a different type or changing the date of exercise or realization, PROVIDED THAT, except as otherwise provided in Section 8(b), the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

ARTICLE 11. OPTION EXERCISE ALTERNATIVES

The Option Exercise Alternative provided in Article 8(j) above is intended to provide the same economic benefits to the Optionee as would be enjoyed by the Optionee if there were no restrictions pursuant to applicable law. Subject to the terms and conditions of this Plan, the Company shall make such reasonable efforts as are necessary to implement the purpose of this Plan while ensuring that the Company is in compliance with all relevant laws and regulations.

ARTICLE 12. STOCK OPTION AGREEMENT

a)	The terms and conditions of Options granted under this Plan shall be evidenced by a written option agreement executed by the Company and the person to whom the Options are granted. Each Stock Option Agreement shall incorporate this Plan by reference and shall include such provisions as are determined to be reasonably necessary or appropriate by the Board. Each Award may contain terms and conditions in addition to those set forth in the Plan PROVIDED THAT such terms and conditions do not contravene the provisions of the Plan.

7

b)	The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

ARTICLE 13. RESTRICTED SHARES

As a condition to the granting of any Options hereunder and the subsequent exercise of any such Options, the Board may include in the option agreement for those Options provisions:

i)	making the Stocks subject to the Shareholders Agreement or limiting or requiring the sale or other transfer of ownership of Shares

ii)	acquired by the Optionee under those Options.

ARTICLE 14. AMENDMENT OR TERMINATION OF THIS PLAN

a)	Board Authority. The Board may amend, suspend, alter, or terminate this Plan at any time. To the extent necessary or desirable to comply with Rule 16b-3 of the Exchange Act, the Code or any other applicable law or regulation, the Company shall obtain shareholder approval of any amendment to this Plan only in such a manner and to such a degree as required under applicable law.

b)	Limitation on Board Authority. Notwithstanding the foregoing, no amendment, suspension or termination of this Plan shall adversely affect Options granted on or prior to the date thereof without the consent of such Optionee.

c)	Contingent Grants Based on Amendments. Options may be granted in reliance on and consistent with any amendment adopted by the Board and which is necessary to enable such Options to be granted under this Plan, even though such amendment requires future shareholder approval; provided, however, that any such contingent Options by their terms may not be exercised prior to shareholder approval of such amendment, and provided further, that in the event shareholder approval is not obtained within twelve months of the date of grant of such contingent Options, then such contingent Options shall be deemed cancelled and no longer outstanding. The Board and the Company shall use their best efforts to cause such shareholder approval to be sought and obtained as soon as reasonably practicable within such twelve month period.

ARTICLE 15. OPTIONS NOT TRANSFERABLE

Options to be granted under this Plan may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred or alienated in any manner, either voluntarily or involuntarily by operation of law, other than by will or the laws of descent or distribution, and may be exercised during the lifetime of an Optionee only by such Optionee.

8

ARTICLE 16. NO RIGHTS IN SHARES BEFORE ISSUANCE AND DELIVERY

Neither the Optionee, his or her estate nor his or her transferees by will or the laws of descent and distribution shall be, or have any rights or privileges of, a shareholder of the Company with respect to any Stocks issuable upon exercise of the Options unless and until certificates representing such Stocks shall have been issued and delivered notwithstanding exercise of the Options. The Company shall issue such certificates promptly following proper exercise of the Options. No adjustment will be made for a dividend or other rights where the record date is prior to the date such stock certificates are issued, except as provided in Article 10.

ARTICLE 17. TAXES

The Board shall make such provisions and take such steps as it deems reasonably necessary or appropriate for the withholding of any tax required by law to be withheld with respect to the grant or exercise of Options under this Plan, including, without limitation, the deduction of the amount of any such withholding tax from any compensation or other amounts payable to an Optionee by the Company, or requiring an Optionee (or the Optionee’s beneficiary or legal representative) as a condition of exercising Options to pay to the Company any amount required to be withheld, or to execute such other documents as the Board deems reasonably necessary or desirable in connection with the satisfaction of any applicable withholding obligation. In the discretion of the Board, upon exercise of Options, the Optionee may request the Company to withhold from the Stocks to be issued upon such exercise that number of Stocks (based on the fair market value of the Stocks as of the day immediately preceding the day notice of exercise is received by the Company) that would satisfy any tax withholding requirement.

ARTICLE 18. LEGENDS ON OPTIONS AND STOCK CERTIFICATES

Each option agreement and each certificate representing Stocks acquired upon exercise of Options shall be endorsed with all legends, if any, required by applicable federal and state securities laws to be placed on the option agreement and/or the certificate. The determination of which legends, if any, shall be placed upon option agreements and/or the certificates representing Stocks shall be made by the Board in its sole discretion and such decision shall be fmal and binding.

ARTICLE 19. AVAILABILITY OF PLAN

A copy of this Plan shall be delivered to the Secretary of the Company and shall be shown by the Secretary to any person making reasonable inquiry concerning this Plan.

ARTICLE 20. APPLICABLE LAW

This Plan shall be governed by and construed in accordance with the laws of the Cayman Islands without regard to the principles of conflict of laws.

9

ARTICLE 21. EFFECTIVENESS OF THIS PLAN

This Plan shall become effective upon ratification by the Board.

[Remainder of page intentionally left blank]

10

Zhaopin.com Stock Appreciation Rights Plan

Terms

The Zhaopin.com SAR Plan will be established by Zhaopin.com for the purpose of tracking notional shares in the Company and the appreciation in such Shares’ value for the benefit of the Optionee.

Subject to the detailed terms of the SAR Plan, the primary terms of the SAR arrangement will be as follows:

1.	When an Optionee exercises Options, it shall do so by written notice to Zhaopin.com.

2.	Zhaopin.com will then credit the Optionee’s account under the SAR Plan with an equivalent amount of notional shares.

3.	Upon written instruction from the Optionee to dispose of a certain number of notional shares in the SAR Plan account, the Company will deduct such number of notional Shares from the Optionee’s account and pay to Optionee an amount equal to the current market value of those shares calculated as of 12:00 noon EST of the date on which the written instructions were received.

THE TERMS OF THE SAR PLAN ARRANGEMENT ARE SUBJECT TO APPROVAL BY THE BOARD OF DIRECTORS.

Exhibit 10.3

ZHAOPIN, LTD.

2008 STOCK OPTION PLAN

ARTICLE 1. PURPOSE

The purposes of this 2008 Stock Option Plan (the “2008 Plan”) are to (a) ensure the retention of the services of existing executive personnel, key employees and directors of the Company and its subsidiaries or its affiliates; (b) attract and retain the best available personnel for positions of substantial responsibility; and (c) to provide incentive to all such personnel and employees to devote their greatest efforts and skill to promote the success and advancement of the Company’s business, by permitting them to participate in the growth and increased value of the Company.

Due to current regulatory restrictions in the PRC that affect the holding of foreign securities by PRC nationals, this 2008 Plan provides that Optionees will have the ability to benefit economically from the Plan even if they are not allowed to own the underlying securities.

ARTICLE 2. DEFINITIONS

As used herein, the following definitions shall apply:

a)	“Board” shall mean the Board of Directors of the Company.

b)	“Change Of Control Event” means a merger, consolidation, tender offer, takeover bid, or sale of assets.

c)	“China” and “PRC” means the People’s Republic of China.

d)	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

e)	“Commission” means the Securities and Exchange Commission.

f)	“Company” and “Zhaopin” for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Zhaopin Ltd., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Zhaopin Ltd., as defined in Section 424(e) of the Code.

g)	“Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

h)	“Director” means a member of the Board.

1

i)	“Employee” shall mean any person, including officers and Managers, employed by the Company or any subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

k)	“Managers” means the CEO and designated senior managers of Zhaopin.

l)	“Option” shall mean a stock option issued by the Company by the Company to purchase shares of stock of the Company that meets the definition of “incentive stock option” contained in Section 422 of the Internal Revenue Code of 1986, as amended, and that is issued by the Company to be an Incentive Stock Option. “Stock Options” is the plural of Stock Option. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

m)	“Optionee” shall mean an Employee, or Manager who receives an Option.

n)	“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, limited liability companies, trusts, banks and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

o)	“Plan” shall mean this 2008 stock Option Plan.

p)	“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

q)	“Shares” means shall mean the Shares of the Company reserved for issuance under this Plan.

r)	“Stock Appreciation Rights Plan” or “SAR” shall mean that plan established by the Company to provide Plan equivalent economic benefits to the Optionee in the event that relevant laws and regulations adversely affect the operation of the Plan.

s)	“Stock Option” means an agreement entered into by the Company granting the recipient the right to purchase shares of stock of the Company, at certain times, and under certain conditions, subject to certain obligations and responsibilities as defined in this Plan and in the written Stock Option Agreement. “Stock Options” is the plural of Stock Option.

t)	“Stock Option Agreement” means the written contract by which a Stock Option is granted by the Company to an Optionee. “Stock Option Agreements” is the plural of Stock Option Agreement.

2

ARTICLE 3. ADMINISTRATION

a)	This Plan shall be administered by the Board of Directors (the “Board”). The Board, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

b)	The Board shall adopt by resolution such rules and regulations as may be required to carry out the purposes of this Plan and shall have authority to do everything necessary or appropriate to administer this Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees.

c)	To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean such Committee or the Board.

d)	To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, PROVIDED THAT the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

e)	With respect to Options granted to a member of the Board, the Board shall take action by a vote sufficient without counting the vote of such member of the Board, although such person(s) may be counted in determining the presence of a quorum at a meeting of the Board that authorizes the granting of Options to such person(s).

ARTICLE 4. ELIGIBILITY

Options may be granted only to Employees and Managers who render services to the Company. This Plan shall not confer upon any Optionee any right to continue as an Employee of the Company, nor shall it interfere in any way with his right or the Company’s right to terminate his employment or relationship as an Employee at any time, with or without cause. The determination as to whether an Employee is eligible to receive Options hereunder shall be made by the Board in its sole discretion, and the decision of the Board shall be binding and final.

ARTICLE 5. SHARES AVAILABLE FOR AWARDS

a)	The maximum aggregate number of Ordinary Shares which may be subject to options under this Plan is eleven million five hundred thousand (11,500,000) Shares of authorized but unissued Ordinary Shares of the Company that shall be set aside as stock options (the “Stock Options”).

3

b)	In the event that Stock Options to be granted under this Plan shall terminate or expire without being exercised, in whole or in part, the Shares subject to such unexercised Options may again be optioned and sold under this Plan.

ARTICLE 6. TERM OF THIS PLAN

This Plan shall be adopted on October 15, 2008 and shall become effective upon ratification by the Board. This Plan shall continue in effect until the fifth anniversary of such date, unless terminated earlier.

ARTICLE 7. EXERCISE PRICE AND CONSIDERATION

a)	The exercise price for Ordinary Shares purchased pursuant to a Stock Option shall be set by the Board as granted.

b)	The consideration to be paid for the Stocks to be issued upon exercise of Options, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, other Stocks having a fair market value (as determined by the Board of Directors) on the date of surrender equal to the aggregate exercise price of the Stocks as to which said Option shall be exercised, or any combination of such methods of payment, or such other legal consideration that may be acceptable to the Board.

ARTICLE 8. EXERCISE OF OPTIONS

a)	Vesting of Options. Options to be granted hereunder shall vest over a four-year period commencing on the date of grant, at twenty-five percent (25%) on the first anniversary of the effective date of the respective Stock Option Agreement and thereafter at twenty-five percent (25%) on each subsequent anniversary, unless otherwise provided in each specific Stock Option Agreement described in Article 11 hereof.

b)	Exercisability of Options. Any Options to be granted hereunder shall be exercisable at any time upon vesting; provided, however, that in the event of a Change of Control event, all outstanding Stock Options will become fully vested and exercisable at the exercise price then applicable to Stock Options.

c)	Procedure for Exercise. Subject to Section 8(b), Options may be exercised at any time after vesting. Options may not be exercised for a fraction of a Share. Options shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Options by the person entitled to exercise the Options and full payment for the Shares with respect to which the Options are exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 7(b) of this Plan.

4

d)	Delivery of Shares Upon Exercise of Options. Upon the exercise of Options pursuant to this Plan and payment of the exercise price to the Company, the Company shall issue one or more stock certificates representing the number of Stocks subject to the Options so exercised and deliver such stock certificate(s) to the exercising Optionee.

e)	Termination of Options. All installments of the Options shall expire and terminate on such date(s) as the Board shall determine in each individual Share Option Agreement, but in no event later than ten (10) years from the date Options are granted under this Plan (the “Option Termination Date”).

f)	Termination of Status as an Employee . In the event of termination of an Optionee’s Continuous Status as an Employee, such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding six (6) months, if specifically provided by the Board) after the date of such termination (but in no event later than the date of expiration of the term of such Options as set forth in the Stock Option Agreement), exercise the Optionee’s Options to the extent that the Optionee was entitled to exercise them at the date of such termination. Additional Board Approval for the exercise will be required for Optionees who holds less than 100,000 Options. To the extent that the Optionee was not entitled to exercise the Options at the date of such termination, or if the Optionee does not exercise such Options (which the Optionee was entitled to exercise) within the time specified herein or in the Stock Option Agreement, the Options shall terminate; provided that Options that vest upon or after termination of employment, pursuant to the terms of the Employment Agreements, shall be exercisable until the earlier of the Option Termination Date or five (5) years and thirty (30) days from the date of vesting (without regard to any period of administrative leave).

g)	Disability of Optionee. Notwithstanding the provisions of Section 8(f) above, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee may, at any time within twelve (12) months from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Stock Option Agreement), exercise the Options to the extent the Optionee was entitled to exercise them at the date of such termination. To the extent that the Optionee was not entitled to exercise the Options at the date of termination, or if the Optionee does not exercise such Options (which the Optionee was entitled to exercise) within the time specified herein or in the Stock Option Agreement, the Options shall terminate.

h)	Death of Optionee. Notwithstanding the provisions of Section 8(f) above, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s death, the Options may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of such Options as set forth in the Stock Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Options by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee twelve (12) months after the date of death.

5

i)	Extensions. Notwithstanding the provisions covering the exercisability of Options following termination of employment, as described in Sections 8(f) through (h), the Board may, in its sole discretion, with the consent of the Optionee or the Optionee’s estate (in the case of the death of Optionee), extend the period of time during which the Options shall remain exercisable, provided that in no event shall such extension go beyond the Option Termination Date.

j)	Option Exercise Alternatives. If the Optionee is a PRC National and PRC laws or regulations significantly restrict the ability of Optionee to exercise Options or to enjoy the benefits of the Options, such Optionee may, in accordance with Article 8(c), notify the Company that he wishes to exercise the Options and that there are restrictions on such exercise under PRC law. The Company will then transfer the relevant options into the Zhaopin.com SAR Plan.

k)	Foreign Employees. Without amending this Plan, the Board may grant Stock Options to eligible Employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Board be necessary or desirable to foster and promote achievement of the purposes of this Plan, and, in furtherance of such purposes the Board may make such modifications, amendments, procedures, subplans, and the like as may be necessary or advisable to comply with the provisions of the laws in other countries in which the Company operates or has Employees.

ARTICLE 9. RESTRICTIONS ON GRANTS OF OPTIONS AND ISSUANCE OF STOCKS

a)	Regulatory Approvals. No Stocks shall be issued or delivered upon exercise of Options unless and until there shall have been compliance with all applicable requirements of the Securities Act, and any other requirement of law or of any regulatory body having jurisdiction over such issuance and delivery or that may affect the Company’s business. The inability of the Company to obtain any required permits, authorizations, or approvals necessary for the lawful issuance and sale of any Stocks hereunder on terms deemed reasonable by the Board shall relieve the Company and the Board of any liability in respect of the non-issuance or sale of such Stocks as to which such requisite permits, authorizations, or approvals shall not have been obtained.

b)	Representations and Warranties. As a condition to the granting or exercise of any Options, the Board may require the person receiving or exercising such Options to make any representation and/or warranty to the Company as may be reasonably required (or deemed reasonably appropriate by the Board, in its reasonable discretion) under any applicable law or regulation, including but not limited to a representation that the Options and/or Stocks are being acquired only for investment and without any present intention to sell or distribute such Options and/or Stocks, if such a representation is required under the Securities Act or any other applicable law, rule, or regulation.

6

ARTICLE 10. OPTION ADJUSTMENTS

a)	In the event of any change or changes in the outstanding Shares of the Company by reason of any stock dividend, recapitalization, reorganization, Change of Control or any similar transaction, the Board shall appropriately adjust the number of Shares that may be issued under this Plan, the number of Shares subject to Options theretofore granted under this Plan, the exercise price of such Options, and any and all other adjustments deemed reasonably appropriate by the Board. Subject to Section 8(b), new option rights may be substituted for the Options granted under this Plan, or the Company’s duties as to Options outstanding under this Plan may be assumed by another entity in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved. In the event of such substitution or assumption, the term Stock shall thereafter include the stock of the entity granting such new option rights or assuming the Company’s duties as to such Options.

b)	The Board may amend, modify or terminate any outstanding Stock Option including, but not limited to, substituting therefore another Stock Option of the same or a different type or changing the date of exercise or realization, PROVIDED THAT, except as otherwise provided in Section 8(b), the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

ARTICLE 11. OPTION EXERCISE ALTERNATIVES

The Option Exercise Alternative provided in Article 8(j) above is intended to provide the same economic benefits to the Optionee as would be enjoyed by the Optionee if there were no restrictions pursuant to applicable law. Subject to the terms and conditions of this Plan, the Company shall make such reasonable efforts as are necessary to implement the purpose of this Plan while ensuring that the Company is in compliance with all relevant laws and regulations.

ARTICLE 12. STOCK OPTION AGREEMENT

a)	The terms and conditions of Options granted under this Plan shall be evidenced by a written option agreement executed by the Company and the person to whom the Options are granted. Each Stock Option Agreement shall incorporate this Plan by reference and shall include such provisions as are determined to be reasonably necessary or appropriate by the Board. Each Award may contain terms and conditions in addition to those set forth in the Plan PROVIDED THAT such terms and conditions do not contravene the provisions of the Plan.

b)	The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

7

ARTICLE 13. RESTRICTED SHARES

As a condition to the granting of any Options hereunder and the subsequent exercise of any such Options, the Board may include in the option agreement for those Options provisions:

i)	making the Stocks subject to the Shareholders Agreement or

ii)	limiting or requiring the sale or other transfer of ownership of Shares acquired by the Optionee under those Options.

ARTICLE 14. AMENDMENT OR TERMINATION OF THIS PLAN

a)	Board Authority. The Board may amend, suspend, alter, or terminate this Plan at any time. To the extent necessary or desirable to comply with Rule 16b-3 of the Exchange Act, the Code or any other applicable law or regulation, the Company shall obtain shareholder approval of any amendment to this Plan only in such a manner and to such a degree as required under applicable law.

b)	Limitation on Board Authority. Notwithstanding the foregoing, no amendment, suspension or termination of this Plan shall adversely affect Options granted on or prior to the date thereof without the consent of such Optionee.

c)	Contingent Grants Based on Amendments. Options may be granted in reliance on and consistent with any amendment adopted by the Board and which is necessary to enable such Options to be granted under this Plan, even though such amendment requires future shareholder approval; provided, however, that any such contingent Options by their terms may not be exercised prior to shareholder approval of such amendment, and provided further, that in the event shareholder approval is not obtained within twelve months of the date of grant of such contingent Options, then such contingent Options shall be deemed cancelled and no longer outstanding. The Board and the Company shall use their best efforts to cause such shareholder approval to be sought and obtained as soon as reasonably practicable within such twelve month period.

ARTICLE 15. OPTIONS NOT TRANSFERABLE

Options to be granted under this Plan may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred or alienated in any manner, either voluntarily or involuntarily by operation of law, other than by will or the laws of descent or distribution, and may be exercised during the lifetime of an Optionee only by such Optionee.

ARTICLE 16. NO RIGHTS IN SHARES BEFORE ISSUANCE AND DELIVERY

Neither the Optionee, his or her estate nor his or her transferees by will or the laws of descent and distribution shall be, or have any rights or privileges of, a shareholder of the Company with respect to any Stocks issuable upon exercise of the Options unless and until certificates representing such Stocks shall have been issued and delivered notwithstanding exercise of the Options. The Company shall issue such certificates promptly following proper exercise of the Options. No adjustment will be made for a dividend or other rights where the record date is prior to the date such stock certificates are issued, except as provided in Article 10.

8

ARTICLE 17. TAXES

The Board shall make such provisions and take such steps as it deems reasonably necessary or appropriate for the withholding of any tax required by law to be withheld with respect to the grant or exercise of Options under this Plan, including, without limitation, the deduction of the amount of any such withholding tax from any compensation or other amounts payable to an Optionee by the Company, or requiring an Optionee (or the Optionee’s beneficiary or legal representative) as a condition of exercising Options to pay to the Company any amount required to be withheld, or to execute such other documents as the Board deems reasonably necessary or desirable in connection with the satisfaction of any applicable withholding obligation. In the discretion of the Board, upon exercise of Options, the Optionee may request the Company to withhold from the Stocks to be issued upon such exercise that number of Stocks (based on the fair market value of the Stocks as of the day immediately preceding the day notice of exercise is received by the Company) that would satisfy any tax withholding requirement.

ARTICLE 18. LEGENDS ON OPTIONS AND STOCK CERTIFICATES

Each option agreement and each certificate representing Stocks acquired upon exercise of Options shall be endorsed with all legends, if any, required by applicable federal and state securities laws to be placed on the option agreement and/or the certificate. The determination of which legends, if any, shall be placed upon option agreements and/or the certificates representing Stocks shall be made by the Board in its sole discretion and such decision shall be final and binding.

ARTICLE 19. AVAILABILITY OF PLAN

A copy of this Plan shall be delivered to the Secretary of the Company and shall be shown by the Secretary to any person making reasonable inquiry concerning this Plan.

ARTICLE 20. APPLICABLE LAW

This Plan shall be governed by and construed in accordance with the laws of the Cayman Islands without regard to the principles of conflict of laws.

ARTICLE 21. EFFECTIVENESS OF THIS PLAN

This Plan shall become effective upon ratification by the Board.

[Remainder of page intentionally left blank]

9

Zhaopin.com Stock Appreciation Rights Plan

Terms

The Zhaopin.com SAR Plan will be established by Zhaopin.com for the purpose of tracking notional shares in the Company and the appreciation in such Shares’ value for the benefit of the Optionee.

Subject to the detailed terms of the SAR Plan, the primary terms of the SAR arrangement will be as follows:

1.	When an Optionee exercises Options, it shall do so by written notice to Zhaopin.com.

2.	Zhaopin.com will then credit the Optionee’s account under the SAR Plan with an equivalent amount of notional shares.

3.	Upon written instruction from the Optionee to dispose of a certain number of notional shares in the SAR Plan account, the Company will deduct such number of notional Shares from the Optionee’s account and pay to Optionee an amount equal to the current market value of those shares calculated as of 12:00 noon EST of the date on which the written instructions were received.

THE TERMS OF THE SAR PLAN ARRANGEMENT ARE SUBJECT TO APPROVAL BY THE BOARD OF DIRECTORS.

Exhibit 10.4

ZHAOPIN, LTD.

2009 STOCK OPTION PLAN

ARTICLE 1. PURPOSE

The purposes of this 2009 Stock Option Plan (the “2009 Plan”) are to (a) ensure the retention of the services of existing executive personnel, key employees and directors of the Company and its subsidiaries or its affiliates; (b) attract and retain the best available personnel for positions of substantial responsibility; and (c) to provide incentive to all such personnel and employees to devote their greatest efforts and skill to promote the success and advancement of the Company’s business, by permitting them to participate in the growth and increased value of the Company.

Due to current regulatory restrictions in the PRC that affect the holding of foreign securities by PRC nationals, this 2009 Plan provides that Optionees will have the ability to benefit economically from the Plan even if they are not allowed to own the underlying securities.

ARTICLE 2. DEFINITIONS

As used herein, the following definitions shall apply:

a)	“Board” shall mean the Board of Directors of the Company.

b)	“Change Of Control Event” means a merger, consolidation, tender offer, takeover bid, or sale of assets.

c)	“China” and “PRC” means the People’s Republic of China.

d)	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

e)	“Commission” means the Securities and Exchange Commission.

f)	“Company” and “Zhaopin” for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Zhaopin Ltd., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Zhaopin Ltd., as defined in Section 424(e) of the Code.

g)	“Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

1

h)	“Director” means a member of the Board.

i)	“Employee” shall mean any person, including officers and Managers, employed by the Company or any subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

k)	“Managers” means the CEO and designated senior managers of Zhaopin.

l)	“Option” shall mean a stock option issued by the Company by the Company to purchase shares of stock of the Company that meets the definition of “incentive stock option” contained in Section 422 of the Internal Revenue Code of 1986, as amended, and that is issued by the Company to be an Incentive Stock Option. “Stock Options” is the plural of Stock Option. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

m)	“Optionee” shall mean an Employee, or Manager who receives an Option.

n)	“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, limited liability companies, trusts, banks and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

o)	“Plan” shall mean this 2009 stock Option Plan.

p)	“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

q)	“Shares” means shall mean the Shares of the Company reserved for issuance under this Plan.

r)	“Stock Appreciation Rights Plan” or “SAR” shall mean that plan established by the Company to provide Plan equivalent economic benefits to the Optionee in the event that relevant laws and regulations adversely affect the operation of the Plan.

s)	“Stock Option” means an agreement entered into by the Company granting the recipient the right to purchase shares of stock of the Company, at certain times, and under certain conditions, subject to certain obligations and responsibilities as defined in this Plan and in the written Stock Option Agreement. “Stock Options” is the plural of Stock Option.

t)	“Stock Option Agreement” means the written contract by which a Stock Option is granted by the Company to an Optionee. “Stock Option Agreements” is the plural of Stock Option Agreement.

2

ARTICLE 3. ADMINISTRATION

a)	This Plan shall be administered by the Board of Directors (the “Board”). The Board, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

b)	The Board shall adopt by resolution such rules and regulations as may be required to carry out the purposes of this Plan and shall have authority to do everything necessary or appropriate to administer this Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees.

c)	To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean such Committee or the Board.

d)	To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, PROVIDED THAT the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

e)	With respect to Options granted to a member of the Board, the Board shall take action by a vote sufficient without counting the vote of such member of the Board, although such person(s) may be counted in determining the presence of a quorum at a meeting of the Board that authorizes the granting of Options to such person(s).

ARTICLE 4. ELIGIBILITY

Options may be granted only to Employees and Managers who render services to the Company. This Plan shall not confer upon any Optionee any right to continue as an Employee of the Company, nor shall it interfere in any way with his right or the Company’s right to terminate his employment or relationship as an Employee at any time, with or without cause. The determination as to whether an Employee is eligible to receive Options hereunder shall be made by the Board in its sole discretion, and the decision of the Board shall be binding and final.

ARTICLE 5. SHARES AVAILABLE FOR AWARDS

a)	The maximum aggregate number of Ordinary Shares which may be subject to options under this Plan is eleven million five hundred thousand (11,500,000) Shares of authorized but unissued Ordinary Shares of the Company that shall be set aside as stock options (the “Stock Options”).

3

b)	In the event that Stock Options to be granted under this Plan shall terminate or expire without being exercised, in whole or in part, the Shares subject to such unexercised Options may again be optioned and sold under this Plan.

ARTICLE 6. TERM OF THIS PLAN

This Plan shall be adopted on January 1st, 2009 and shall become effective upon ratification by the Board. This Plan shall continue in effect until the fifth anniversary of such date, unless terminated earlier.

ARTICLE 7. EXERCISE PRICE AND CONSIDERATION

a)	The exercise price for Ordinary Shares purchased pursuant to a Stock Option shall be set by the Board as granted.

b)	The consideration to be paid for the Stocks to be issued upon exercise of Options, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, other Stocks having a fair market value (as determined by the Board of Directors) on the date of surrender equal to the aggregate exercise price of the Stocks as to which said Option shall be exercised, or any combination of such methods of payment, or such other legal consideration that may be acceptable to the Board.

ARTICLE 8. EXERCISE OF OPTIONS

a)	Vesting of Options. Options to be granted hereunder shall vest over a four-year period commencing on the date of grant, at twenty-five percent (25%) on the first anniversary of the effective date of the respective Stock Option Agreement and thereafter at twenty-five percent (25%) on each subsequent anniversary, unless otherwise provided in each specific Stock Option Agreement described in Article 11 hereof.

b)	Exercisability of Options. Any Options to be granted hereunder shall be exercisable at any time upon vesting; provided, however, that in the event of a Change of Control event, all outstanding Stock Options will become fully vested and exercisable at the exercise price then applicable to Stock Options.

c)	Procedure for Exercise. Subject to Section 8(b), Options may be exercised at any time after vesting. Options may not be exercised for a fraction of a Share. Options shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Options by the person entitled to exercise the Options and full payment for the Shares with respect to which the Options are exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 7(b) of this Plan.

4

d)	Delivery of Shares Upon Exercise of Options. Upon the exercise of Options pursuant to this Plan and payment of the exercise price to the Company, the Company shall issue one or more stock certificates representing the number of Stocks subject to the Options so exercised and deliver such stock certificate(s) to the exercising Optionee.

e)	Termination of Options. All installments of the Options shall expire and terminate on such date(s) as the Board shall determine in each individual Share Option Agreement, but in no event later than ten (10) years from the date Options are granted under this Plan (the “Option Termination Date”).

f)	Termination of Status as an Employee. In the event of termination of an Optionee’s Continuous Status as an Employee, such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding six (6) months, if specifically provided by the Board) after the date of such termination (but in no event later than the date of expiration of the term of such Options as set forth in the Stock Option Agreement), exercise the Optionee’s Options to the extent that the Optionee was entitled to exercise them at the date of such termination. Additional Board Approval for the exercise will be required for Optionees who holds less than 100,000 Options. To the extent that the Optionee was not entitled to exercise the Options at the date of such termination, or if the Optionee does not exercise such Options (which the Optionee was entitled to exercise) within the time specified herein or in the Stock Option Agreement, the Options shall terminate; provided that Options that vest upon or after termination of employment, pursuant to the terms of the Employment Agreements, shall be exercisable until the earlier of the Option Termination Date or five (5) years and thirty (30) days from the date of vesting (without regard to any period of administrative leave).

g)	Disability of Optionee. Notwithstanding the provisions of Section 8(f) above, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s total and permanent disability (as defined in
Section 22(e)(3) of the Code), the Optionee may, at any time within twelve (12) months from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Stock Option Agreement), exercise the Options to the extent the Optionee was entitled to exercise them at the date of such termination. To the extent that the Optionee was not entitled to exercise the Options at the date of termination, or if the Optionee does not exercise such Options (which the Optionee was entitled to exercise) within the time specified herein or in the Stock Option Agreement, the Options shall terminate.

h)	Death of Optionee. Notwithstanding the provisions of Section 8(f) above, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s death, the Options may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of such Options as set forth in the Stock Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Options by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee twelve (12) months after the date of death.

5

i)	Extensions. Notwithstanding the provisions covering the exercisability of Options following termination of employment, as described in Sections 8(f) through (h), the Board may, in its sole discretion, with the consent of the Optionee or the Optionee’s estate (in the case of the death of Optionee), extend the period of time during which the Options shall remain exercisable, provided that in no event shall such extension go beyond the Option Termination Date.

j)	Option Exercise Alternatives. If the Optionee is a PRC National and PRC laws or regulations significantly restrict the ability of Optionee to exercise Options or to enjoy the benefits of the Options, such Optionee may, in accordance with Article 8(c), notify the Company that he wishes to exercise the Options and that there are restrictions on such exercise under PRC law. The Company will then transfer the relevant options into the Zhaopin.com SAR Plan.

k)	Foreign Employees. Without amending this Plan, the Board may grant Stock Options to eligible Employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Board be necessary or desirable to foster and promote achievement of the purposes of this Plan, and, in furtherance of such purposes the Board may make such modifications, amendments, procedures, subplans, and the like as may be necessary or advisable to comply with the provisions of the laws in other countries in which the Company operates or has Employees.

ARTICLE 9. RESTRICTIONS ON GRANTS OF OPTIONS AND ISSUANCE OF STOCKS

a)	Regulatory Approvals. No Stocks shall be issued or delivered upon exercise of Options unless and until there shall have been compliance with all applicable requirements of the Securities Act, and any other requirement of law or of any regulatory body having jurisdiction over such issuance and delivery or that may affect the Company’s business. The inability of the Company to obtain any required permits, authorizations, or approvals necessary for the lawful issuance and sale of any Stocks hereunder on terms deemed reasonable by the Board shall relieve the Company and the Board of any liability in respect of the non-issuance or sale of such Stocks as to which such requisite permits, authorizations, or approvals shall not have been obtained.

b)	Representations and Warranties. As a condition to the granting or exercise of any Options, the Board may require the person receiving or exercising such Options to make any representation and/or warranty to the Company as may be reasonably required (or deemed reasonably appropriate by the Board, in its reasonable discretion) under any applicable law or regulation, including but not limited to a representation that the Options and/or Stocks are being acquired only for investment and without any present intention to sell or distribute such Options and/or Stocks, if such a representation is required under the Securities Act or any other applicable law, rule, or regulation.

6

ARTICLE 10. OPTION ADJUSTMENTS

a)	In the event of any change or changes in the outstanding Shares of the Company by reason of any stock dividend, recapitalization, reorganization, Change of Control or any similar transaction, the Board shall appropriately adjust the number of Shares that may be issued under this Plan, the number of Shares subject to Options theretofore granted under this Plan, the exercise price of such Options, and any and all other adjustments deemed reasonably appropriate by the Board. Subject to Section 8(b), new option rights may be substituted for the Options granted under this Plan, or the Company’s duties as to Options outstanding under this Plan may be assumed by another entity in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved. In the event of such substitution or assumption, the term Stock shall thereafter include the stock of the entity granting such new option rights or assuming the Company’s duties as to such Options.

b)	The Board may amend, modify or terminate any outstanding Stock Option including, but not limited to, substituting therefore another Stock Option of the same or a different type or changing the date of exercise or realization, PROVIDED THAT, except as otherwise provided in Section 8(b), the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

ARTICLE 11. OPTION EXERCISE ALTERNATIVES

The Option Exercise Alternative provided in Article 8(j) above is intended to provide the same economic benefits to the Optionee as would be enjoyed by the Optionee if there were no restrictions pursuant to applicable law. Subject to the terms and conditions of this Plan, the Company shall make such reasonable efforts as are necessary to implement the purpose of this Plan while ensuring that the Company is in compliance with all relevant laws and regulations.

ARTICLE 12. STOCK OPTION AGREEMENT

a)	The terms and conditions of Options granted under this Plan shall be evidenced by a written option agreement executed by the Company and the person to whom the Options are granted. Each Stock Option Agreement shall incorporate this Plan by reference and shall include such provisions as are determined to be reasonably necessary or appropriate by the Board. Each Award may contain terms and conditions in addition to those set forth in the Plan PROVIDED THAT such terms and conditions do not contravene the provisions of the Plan.

b)	The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

7

ARTICLE 13. RESTRICTED SHARES

As a condition to the granting of any Options hereunder and the subsequent exercise of any such Options, the Board may include in the option agreement for those Options provisions:

i)	making the Stocks subject to the Shareholders Agreement or

ii)	limiting or requiring the sale or other transfer of ownership of Shares acquired by the Optionee under those Options.

ARTICLE 14. AMENDMENT OR TERMINATION OF THIS PLAN

a)	Board Authority. The Board may amend, suspend, alter, or terminate this Plan at any time. To the extent necessary or desirable to comply with Rule 16b-3 of the Exchange Act, the Code or any other applicable law or regulation, the Company shall obtain shareholder approval of any amendment to this Plan only in such a manner and to such a degree as required under applicable law.

b)	Limitation on Board Authority. Notwithstanding the foregoing, no amendment, suspension or termination of this Plan shall adversely affect Options granted on or prior to the date thereof without the consent of such Optionee.

c)	Contingent Grants Based on Amendments. Options may be granted in reliance on and consistent with any amendment adopted by the Board and which is necessary to enable such Options to be granted under this Plan, even though such amendment requires future shareholder approval; provided, however, that any such contingent Options by their terms may not be exercised prior to shareholder approval of such amendment, and provided further, that in the event shareholder approval is not obtained within twelve months of the date of grant of such contingent Options, then such contingent Options shall be deemed cancelled and no longer outstanding. The Board and the Company shall use their best efforts to cause such shareholder approval to be sought and obtained as soon as reasonably practicable within such twelve month period.

ARTICLE 15. OPTIONS NOT TRANSFERABLE

Options to be granted under this Plan may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred or alienated in any manner, either voluntarily or involuntarily by operation of law, other than by will or the laws of descent or distribution, and may be exercised during the lifetime of an Optionee only by such Optionee.

ARTICLE 16. NO RIGHTS IN SHARES BEFORE ISSUANCE AND DELIVERY

Neither the Optionee, his or her estate nor his or her transferees by will or the laws of descent and distribution shall be, or have any rights or privileges of, a shareholder of the Company with respect to any Stocks issuable upon exercise of the Options unless and until certificates representing such Stocks shall have been issued and delivered notwithstanding exercise of the Options. The Company shall issue such certificates promptly following proper exercise of the Options. No adjustment will be made for a dividend or other rights where the record date is prior to the date such stock certificates are issued, except as provided in Article 10.

8

ARTICLE 17. TAXES

The Board shall make such provisions and take such steps as it deems reasonably necessary or appropriate for the withholding of any tax required by law to be withheld with respect to the grant or exercise of Options under this Plan, including, without limitation, the deduction of the amount of any such withholding tax from any compensation or other amounts payable to an Optionee by the Company, or requiring an Optionee (or the Optionee’s beneficiary or legal representative) as a condition of exercising Options to pay to the Company any amount required to be withheld, or to execute such other documents as the Board deems reasonably necessary or desirable in connection with the satisfaction of any applicable withholding obligation. In the discretion of the Board, upon exercise of Options, the Optionee may request the Company to withhold from the Stocks to be issued upon such exercise that number of Stocks (based on the fair market value of the Stocks as of the day immediately preceding the day notice of exercise is received by the Company) that would satisfy any tax withholding requirement.

ARTICLE 18. LEGENDS ON OPTIONS AND STOCK CERTIFICATES

Each option agreement and each certificate representing Stocks acquired upon exercise of Options shall be endorsed with all legends, if any, required by applicable federal and state securities laws to be placed on the option agreement and/or the certificate. The determination of which legends, if any, shall be placed upon option agreements and/or the certificates representing Stocks shall be made by the Board in its sole discretion and such decision shall be final and binding.

ARTICLE 19. AVAILABILITY OF PLAN

A copy of this Plan shall be delivered to the Secretary of the Company and shall be shown by the Secretary to any person making reasonable inquiry concerning this Plan.

ARTICLE 20. APPLICABLE LAW

This Plan shall be governed by and construed in accordance with the laws of the Cayman Islands without regard to the principles of conflict of laws.

ARTICLE 21. EFFECTIVENESS OF THIS PLAN

This Plan shall become effective upon ratification by the Board.

[Remainder of page intentionally left blank]

9

Zhaopin.com Stock Appreciation Rights Plan

Terms

The Zhaopin.com SAR Plan will be established by Zhaopin.com for the purpose of tracking notional shares in the Company and the appreciation in such Shares’ value for the benefit of the Optionee.

Subject to the detailed terms of the SAR Plan, the primary terms of the SAR arrangement will be as follows:

1.	When an Optionee exercises Options, it shall do so by written notice to Zhaopin.com.

2.	Zhaopin.com will then credit the Optionee’s account under the SAR Plan with an equivalent amount of notional shares.

3.	Upon written instruction from the Optionee to dispose of a certain number of notional shares in the SAR Plan account, the Company will deduct such number of notional Shares from the Optionee’s account and pay to Optionee an amount equal to the current market value of those shares calculated as of 12:00 noon EST of the date on which the written instructions were received.

THE TERMS OF THE SAR PLAN ARRANGEMENT ARE SUBJECT TO APPROVAL BY THE BOARD OF DIRECTORS.

Exhibit 10.5

ZHAOPIN LIMITED

2010 GLOBAL SHARE PLAN

(Adopted by the Company’s Board of Directors on 26 April, 2010)

(Approved by the Company’s Members on 25 May, 2010)

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to selected Employees, Directors, and Consultants and to promote the success of the Company’s business. The Plan permits the grant of Options and Restricted Shares as the Administrator may determine.

2. Definitions. For the purposes of this Plan, the following terms shall have the following meanings:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

(b) “Applicable Law” means any applicable legal requirements relating to the administration of and the issuance of securities under equity securities-based compensation plans, including, without limitation, the requirements of U.S. state corporate laws, U.S. federal and state securities laws, U.S. federal law, the Code, the laws of the Cayman Islands, the laws of the People’s Republic of China, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan. For all purposes of this Plan, references to statutes shall be deemed to include any rules and regulations promulgated pursuant to authority set forth in such statutes and references to statutes and regulations shall be deemed to include any successor statutes or regulations, to the extent reasonably appropriate as determined by the Administrator.

(c) “Award” means, individually or collectively, a grant under the Plan of Options or Restricted Shares.

(d) “Award Agreement” means a written or electronic agreement between the Company and a Participant, the form(s) of which shall be approved from time to time by the Administrator, evidencing the terms and conditions of an individual Award granted under the Plan, and includes any documents attached to or incorporated into the Award Agreement. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the share capital of the Company that, together with the share capital held by such Person, constitutes more than 50% of the total voting power of the share capital of the Company, except that any change in the ownership of the share capital of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board are replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by the compensation committee of the Board, in accordance with Section 4 hereof.

2

(i) “Company” means Zhaopin Limited, a Cayman Islands exempted company, or any successor corporation thereto.

(j) “Consultant” means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

(k) “Date of Grant” means the date an Award is granted to a Participant in accordance with Section 14 hereof.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(n) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary. Neither service as a Director nor payment of a director’s fee by the Company or any Parent or Subsidiary shall be sufficient to constitute “employment” by the Company or any Parent or Subsidiary.

(o) “Exercise Price” means the amount for which one Share may be purchased upon exercise of an Option, as specified by the Administrator in the applicable Award Agreement in accordance with Section 6(d) hereof.

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower Exercise Prices or Purchase Prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the Exercise Price or Purchase Price of an outstanding Award is reduced or increased. The terms and conditions of any Exchange Program will be determined by the Administrator in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, the Fair Market Value shall be the closing sales price for the Shares (or if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

3

(ii) if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean of the high bid and low asked prices for the Shares on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or any other source as the Administrator deems reliable; or

(iii) in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator in accordance with Applicable Law.

(s) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Member” means an owner of Shares.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Option” means an option to purchase Shares that is granted pursuant to the Plan in accordance with Section 6 hereof. An Option that is not designated as a Reg S Option is, unless the Administrator provides otherwise, intended to comply with and qualify under Rule 701 promulgated under the Securities Act.

(w) “Parent” means a “parent corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(x) “Participant” means the holder of an outstanding Award granted under the Plan, or the holder of Shares issuable or issued pursuant to the exercise of an Award.

(y) “Plan” means this 2010 Global Share Plan, as amended from time to time.

(z) “Purchase Price” means the amount of consideration, if any, for which one Share may be acquired pursuant to an Award of Restricted Shares, as specified by the Administrator in the applicable Award Agreement in accordance with Section 7(d) hereof.

(aa) “Reg S Option” means an Option that (i) is granted to a Service Provider who is not a U.S. Person, and (ii) is not intended to qualify under Rule 701 promulgated under the Securities Act.

(bb) “Reg S Restricted Shares” means an Award of Restricted Shares that (i) is granted to a Service Provider who is not a U.S. Person, and (ii) is not intended to qualify under Rule 701 promulgated under the Securities Act.

(cc) “Restricted Shares” means Shares issued pursuant to an Award of Restricted Shares under Section 7 hereof or issued pursuant to the early exercise of an Option. Restricted Shares that are not designated as Reg S Restricted Shares are, unless the Administrator provides otherwise, intended to comply with and qualify under Rule 701 promulgated under the Securities Act.

4

(dd) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ee) “Service Provider” means an Employee, Director, or Consultant.

(ff) “Share” means an Ordinary Share of the Company, as adjusted in accordance with Section 12 hereof.

(gg) “Shareholders Agreement” means any agreement between a Participant and the Company or Members of the Company or both.

(hh) “Subsidiary” means a “subsidiary corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ii) “Ten Percent Owner” means a Service Provider who owns more than 10% of the total combined voting power of all classes of outstanding securities of the Company or any Parent or Subsidiary. In determining ownership of securities, the attribution rules of Section 424(d) of the Code shall apply.

(jj) “U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

(kk) “U.S. Person” has the meaning accorded to it in Rule 902(k) of the Securities Act, and currently includes:

(i) any natural person resident in the United States;

(ii) any partnership or corporation organized or incorporated under the laws of the United States;

(iii) any estate of which any executor or administrator is a U.S. Person;

(iv) any trust of which any trustee is a U.S. Person;

(v) any agency or branch of a foreign entity located in the United States;

(vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

(vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

5

(viii) any partnership or corporation if:

(A) organized or incorporated under the laws of any foreign jurisdiction; and

(B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) promulgated under the Securities Act) who are not natural persons, estates or trusts.

3. Shares Subject to the Plan

(a) Basic Limitation. Subject to the provisions of Section 12 hereof, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan shall not exceed 6,000,000 Shares. The Shares may be authorized but unissued, or reacquired Shares. The number of Shares that are subject to Awards outstanding under the Plan at any time shall not exceed the aggregate number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of outstanding Awards granted under the Plan.

(b) Additional Shares. If an Award expires, becomes unexercisable, or is cancelled, forfeited to or repurchased by the Company due to the failure to vest, or otherwise terminated without having been exercised or settled in full, as the case may be, or is surrendered pursuant to an Exchange Program, the Shares allocable to the unexercised (or forfeited or repurchased) portion of the Award shall again become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan, upon exercise of an Option or delivery under a Restricted Share, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that in the event that Shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, right of repurchase or redemption, or are used to satisfy the Exercise Price or Purchase Price for the Award or any tax withholding obligations related to an Award, such Shares shall again become available for future grant or sale under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 12, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a) hereof, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

4. Administration of the Plan.

(a) General. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Law.

(a) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

(i) to determine the Fair Market Value;

6

(ii) to select the Service Providers to whom Awards may from time to time be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve the form(s) of agreement, including, without limitation, the Award Agreement, for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder including, but not limited to, the Exercise Price, the Purchase Price, the time or times when Options may be exercised (which may be based on performance criteria), the time or times when repurchase or redemption rights shall lapse, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to institute and determine the terms and conditions of an Exchange Program;

(vii) to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable laws of jurisdictions other than the United States or for qualifying for favorable tax treatment under applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 18 hereof and Participant consent if the modification or amendment is to the Participant’s detriment), including, without limitation, the discretionary authority to extend the post-termination exercisability of an Option longer than is otherwise provided for in an Award Agreement or accelerate the vesting or exercisability of an Option or lapsing of a repurchase or redemption right or forfeiture provision to which Restricted Shares may be subject;

(ix) to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 8;

(x) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

(xi) to make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.

(b) Delegation of Authority to Officers. Subject to Applicable Law, the Administrator may delegate limited authority to specified officers of the Company to execute on behalf of the Company any instrument required to effect an Award previously granted by the Administrator.

(c) Effect of Administrator’s Decision. All decisions, determinations, and interpretations of the Administrator shall be final and binding on all Participants and any other holders of Awards.

7

5. Eligibility.

(a) General Rule. Only Service Providers that are not U.S. Persons, or trusts established in connection with any employee benefit plan of the Company (including the Plan) for the benefit of a Service Provider, shall be eligible for the grant of Reg S Options and Reg S Restricted Shares. Nonstatutory Stock Options that are not designated as Reg S Options and Restricted Shares that are not designated as Reg S Restricted Shares may be granted to Service Providers only. Incentive Stock Options may be granted to Employees only. Any awards granted to Consultants that are intended to comply with and qualify under Rule 701 promulgated under the Securities Act may only be granted to natural persons who meet the requirements set forth under Rule 701(c)(1)(ii) and (iii) of the Securities Act.

(b) Members with Ten-Percent Holdings. A Ten Percent Owner shall not be eligible for the grant of an Incentive Stock Option unless (i) the Exercise Price is at least 110% of the Fair Market Value on the Date of Grant, and (ii) the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the Date of Grant.

(c) Service Providers Located in California. Notwithstanding any contrary provision of the Plan, a Service Provider located in California is eligible to receive only Awards that comply with the California Award Terms and Conditions attached hereto as Exhibit A.

6. Terms and Conditions of Options.

(a) Award Agreement. Each grant of an Option under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Each Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Administrator deems appropriate for inclusion in an Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.

(b) Type of Option. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding a designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds US$100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Date of Grant. Each Option also may be designated as a Reg S Option or as an Option other than a Reg S Option.

(c) Number of Shares. Each Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12 hereof.

8

(d) Exercise Price. Each Award Agreement shall specify the Exercise Price. The Exercise Price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value per Share on the Date of Grant, and a higher percentage may be required by Section 5(b) hereof. The Exercise Price of a Nonstatutory Stock Option shall not be less than 100% of the Fair Market Value per Share on the Date of Grant. Subject to the preceding provisions of this Section 6(d), the Exercise Price of any Option shall be determined by the Administrator in its sole discretion. The Exercise Price shall be payable in accordance with Section 9 hereof and the applicable Award Agreement. Notwithstanding anything to the contrary in the foregoing or in Section 5(b), in the event of a transaction described in Section 424(a) of the Code, then, consistent with Section 424(a) of the Code, Incentive Stock Options may be issued at an Exercise Price other than as required by the foregoing provisions of this Section 6(d) and Section 5(b).

(e) Term of Option. The Award Agreement shall specify the term of the Option; provided, however, that the term shall not exceed ten (10) years from the Date of Grant, and a shorter term may be required by Section 5(b) hereof. Subject to the preceding sentence, the Administrator in its sole discretion shall determine when an Option is to expire.

(f) Exercisability. Each Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The exercisability provisions of any Award Agreement shall be determined by the Administrator in its sole discretion.

(g) Exercise Procedure. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as may be determined by the Administrator and as set forth in the Award Agreement; provided, however, that an Option shall not be exercised for a fraction of a Share.

(i) An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, (B) full payment for the Shares with respect to which the Option is exercised, together with any applicable tax withholding, and (C) all representations, indemnifications, and documents requested by the Administrator, including, without limitation, any Shareholders Agreement. Full payment may consist of any consideration and method of payment authorized by the Administrator in accordance with Section 9 hereof and permitted by the Award Agreement.

(ii) Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Subject to the provisions of Sections 8, 9, 15, and 16, the Company shall issue (or cause to be issued) certificates evidencing the issued Shares promptly after the Option is exercised. Notwithstanding the foregoing, the Administrator in its discretion may require the Company to retain possession of any certificate evidencing Shares acquired upon the exercise of an Option if those Shares remain subject to forfeiture, repurchase or redemption under the provisions of the Award Agreement, any Shareholders Agreement, or any other agreement between the Company and the Participant, or if those Shares are collateral for a loan or obligation due to the Company.

(iii) Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan (in accordance with Section 3(b)) and for sale under the Option, by the number of Shares as to which the Option is exercised.

9

(h) Termination of Service (other than by death).

(i) If a Participant ceases to be a Service Provider for any reason other than because of death, then the Participant’s Options shall expire on the earliest of the following occasions:

(A) The expiration date determined by Section 6(e) hereof;

(B) The thirtieth (30th) day following the termination of the Participant’s relationship as a Service Provider for any reason other than Disability, or such other date as the Administrator may determine and specify in the Award Agreement, provided that no Option that is exercised after the expiration of the three-month period immediately following the termination of the Participant’s relationship as an Employee shall be treated as an Incentive Stock Option; or

(C) The last day of the six-month period following the termination of the Participant’s relationship as a Service Provider by reason of Disability, or such other date as the Administrator may determine and specify in the Award Agreement; provided that no Option that is exercised after the expiration of the twelve-month period immediately following the termination of the Participant’s relationship as an Employee shall be treated as an Incentive Stock Option.

(ii) Following the termination of the Participant’s relationship as a Service Provider, the Participant may exercise all or part of the Participant’s Option at any time before the expiration of the Option as set forth in Section 6(h)(i) hereof, but only to the extent that the Option was vested and exercisable as of the date of termination of the Participant’s relationship as a Service Provider (or became vested and exercisable as a result of the termination). Unless the Administrator provides otherwise in an Award Agreement, the balance of the Shares subject to the Option shall be forfeited on the date of termination of the Participant’s relationship as a Service Provider. In the event that the Participant dies after the termination of the Participant’s relationship as a Service Provider but before the expiration of the Participant’s Option as set forth in Section 6(h)(i) hereof, all or part of the Option may be exercised (prior to expiration) by the executors or administrators of the Participant’s estate or by any person who has acquired the Option directly from the Participant by beneficiary designation, bequest, or inheritance, but only to the extent that the Option was vested and exercisable as of the termination date of the Participant’s relationship as a Service Provider (or became vested and exercisable as a result of the termination). Any Shares subject to the portion of the Option that are vested as of the termination date of the Participant’s relationship as a Service Provider but that are not purchased prior to the expiration of the Option pursuant to this Section 6(h) shall be forfeited immediately following the Option’s expiration.

(i) Death of Participant.

(i) If a Participant dies while a Service Provider, then the Participant’s Option shall expire on the earlier of the following dates:

(A) The expiration date determined by Section 6(e) hereof;

10

(B) The last day of the six-month period immediately following the Participant’s death, or such other date as the Administrator may determine and specify in the Award Agreement.

(ii) All or part of the Participant’s Option may be exercised at any time before the expiration of the Option as set forth in Section 6(i)(i) hereof by the executors or administrators of the Participant’s estate or by any person who has acquired the Option directly from the Participant by beneficiary designation, bequest, or inheritance, but only to the extent that the Option was vested and exercisable as of the date of the Participant’s death or had become vested and exercisable as a result of the death. The balance of the Shares subject to the Option shall be forfeited upon the Participant’s death. Any Shares subject to the portion of the Option that are vested as of the Participant’s death but that are not purchased prior to the expiration of the Option pursuant to this Section 6(i) shall be forfeited immediately following the Option’s expiration.

(j) Restrictions on Transfer of Shares. Shares issued upon exercise of an Option shall be subject to such forfeiture conditions, rights of repurchase or redemption, rights of first refusal, and other transfer restrictions as the Administrator may determine. The restrictions described in the preceding sentence shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally.

7. Terms and Conditions of Restricted Shares.

(a) Award Agreement. Each Restricted Share granted under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Each Restricted Share shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Administrator deems appropriate for inclusion in an Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.

(b) Type of Restricted Share. Each Restricted Share may be designated as a Reg S Restricted Share or as a Restricted Share other than a Reg S Restricted Share. If the Award Agreement does not specify the type of Restricted Share, the Restricted Share will not be treated as a Reg S Restricted Share.

(c) Duration of Offers and Nontransferability of Restricted Shares. Any Restricted Shares granted under the Plan shall automatically expire if not exercised by the Participant within 30 days (or such longer time as is specified in the Award Agreement) after the Date of Grant. Restricted Shares shall not be transferable and shall be exercisable only by the Participant to whom the Restricted Share was granted.

(d) Purchase Price. The Purchase Price shall be determined by the Administrator in its sole discretion. The Purchase Price shall be payable in a form described in Section 9 hereof.

(e) Restrictions on Transfer of Shares. Any Shares awarded or sold pursuant to Restricted Shares shall be subject to such forfeiture conditions, rights of repurchase or redemption, rights of first refusal, escrow provisions and other transfer restrictions as the Administrator may determine. The restrictions described in the preceding sentence shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally.

11

8. Tax Withholding. As a condition to the exercise of an Option or purchase of Restricted Shares, the Participant (or in the case of the Participant’s death or in the event of a permissible transfer of Awards hereunder, the person exercising the Option or purchasing Restricted Shares) shall make such arrangements as the Administrator may require for the satisfaction of any applicable tax withholding arising in connection with the exercise of an Option, purchase of Restricted Shares or disposition of Awards under Applicable Laws. The Participant (or in the case of the Participant’s death or in the event of a permissible transfer of Awards hereunder, the person exercising the Option or purchasing Restricted Shares) also shall make such arrangements as the Administrator may require for the satisfaction of any applicable U.S. federal, state, local, or non-U.S. tax withholding obligations, including those under the laws of the People’s Republic of China, that may arise in connection with the disposition of Shares acquired by exercising an Option or purchasing Restricted Shares. The Company shall not be required to issue any Shares under the Plan until the foregoing obligations are satisfied. Without limiting the generality of the foregoing, upon the exercise of the Option or delivery of Restricted Shares, the Company, or a Parent or Subsidiary, as required by Applicable Law, shall have the right to withhold taxes from any compensation or other amounts that the Company or such Parent or Subsidiary, as applicable, may owe to the Participant, or to require the Participant to pay to the Company or such Parent or Subsidiary, as applicable, the amount of any taxes that the Company or such Parent or Subsidiary may be required to withhold with respect to the Shares issued to the Participant or the disposition of Awards or Shares. Without limiting the generality of the foregoing, the Administrator in its discretion may authorize the Participant to satisfy all or part of any tax withholding liability by (i) paying cash, (ii) having the Company, or the applicable Parent or Subsidiary, withhold otherwise deliverable Shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already owned and unencumbered Shares having a Fair Market Value, as of the date the tax withholding liability arises, equal to the amount of the Company’s tax withholding liability required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.

9. Payment for Shares. The consideration to be paid for the Shares to be issued under the Plan, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined on the Date of Grant), subject to the provisions in this Section 9 and Applicable Law.

(a) General Rule. The entire Exercise Price or Purchase Price (as the case may be) for Shares issued under the Plan shall be payable in cash or cash equivalents at the time when the Shares are purchased, except as otherwise provided in this Section 9 or Applicable Law.

12

(b) Surrender of Shares. To the extent that an Award Agreement so provides, all or any part of the Exercise Price or Purchase Price (as the case may be) may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Participant. These Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date the Option is exercised or Restricted Shares are purchased. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price or Purchase Price (as the case may be) if this action would subject the Company to adverse accounting consequences, as determined by the Administrator.

(c) Services Rendered. At the discretion of the Administrator and to the extent so provided in the agreements evidencing Awards of Shares under the Plan, Shares may be awarded under the Plan in consideration of services rendered to the Company or any Parent or Subsidiary prior to the Award to the extent permitted by Applicable Law.

(d) Promissory Note. At the discretion of the Administrator and to the extent an Award Agreement so provides, all or a portion of the Exercise Price or Purchase Price (as the case may be) may be paid with a promissory note in favor of the Company. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing provisions of this Section 9(d), the Administrator (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any), and other provisions of the promissory note.

(e) Exercise/Sale. At the discretion of the Administrator and to the extent an Award Agreement so provides, and if the Shares are publicly traded, payment may be made all or in part by the delivery (on a form and in a manner prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any tax withholding.

(f) Exercise/Pledge. At the discretion of the Administrator and to the extent an Award Agreement so provides, and if the Shares are publicly traded, payment may be made all or in part by the delivery (on a form and in a manner prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any tax withholding.

(g) Other Forms of Consideration. At the discretion of the Administrator and to the extent an Award Agreement so provides, all or a portion of the Exercise Price or Purchase Price may be paid by any other form of consideration and method of payment to the extent permitted by Applicable Law.

13

10. Nontransferability of Awards. Unless otherwise determined by the Administrator and so provided in the applicable Award Agreement (or be amended to provide), an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner (whether by operation of law or otherwise) other than by will or applicable laws of descent and distribution or (except in the case of an Incentive Stock Option) pursuant to a domestic relations order, and shall not be subject to execution, attachment, or similar process, and each Award may be exercised, during the lifetime of the Participant, only by the Participant. In the event the Administrator in its sole discretion makes a Nonstatutory Stock Option or Restricted Share transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Upon any attempt to pledge, assign, hypothecate, transfer, or otherwise dispose of any Award or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by this Plan, such Award shall thereupon terminate and become null and void.

11. Rights as a Member. Until the Shares actually are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a Member shall exist with respect to the Shares, notwithstanding the exercise of the Award. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

12. Adjustment of Shares.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation, or a Change in Control, unless the Award Agreement provides otherwise, each outstanding Award will be treated as the Administrator determines without a Participant’s consent, including, without limitation, that Awards may be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Administrator shall not be required to treat all Awards similarly in the transaction. In the event that the successor corporation in a merger or Change in Control does not assume or substitute for an Award (or portion thereof), then the Participant will fully vest in and have the right to exercise the Award as to all of the Shares subject thereto, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Shares will lapse. In addition, if an Option is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option will be exercisable for a period of time as determined by the Administrator, and the Option will terminate upon expiration of such period for no consideration, unless otherwise determined by the Administrator.

14

For purposes of this Section 12(c), an Award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether shares, cash, or other securities or property) received in connection with the merger or Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if the consideration received in the merger or Change in Control is not solely common stock or ordinary shares of the successor corporation or its parent or subsidiary, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or vesting of the Restricted Shares, for each Share subject to the Award, to be solely common stock or ordinary shares of the successor corporation or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of Shares in the merger or Change in Control.

(d) Reservation of Rights. Except as provided in this Section 12 and in the applicable Award Agreement, a Participant shall have no rights by reason of (i) any subdivision or consolidation of Shares or other securities of any class, (ii) the payment of any dividend, or (iii) any other increase or decrease in the number of Shares or other securities of any class. Any issuance by the Company of equity securities of any class, or securities convertible into equity securities of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price or Purchase Price of Shares subject to an Award. The grant of an Option or Restricted Share shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

13. Leaves of Absence.

(a) Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.

(b) A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, its Parent or any Subsidiary or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.

(c) For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

15

14. Date of Grant. The Date of Grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination to grant the Award, or such other later date as is determined by the Administrator; provided, however, that the Date of Grant of an Incentive Stock Option shall be no earlier than the date on which the individual becomes an Employee.

15. Securities Law Requirements.

(a) Legal Compliance. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure to deliver any Shares under the Plan unless the issuance and delivery of Shares comply with (or are exempt from) all Applicable Laws, including, without limitation, the Securities Act, U.S. state securities laws and regulations, the laws and regulations of the People’s Republic of China, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. Shares delivered under the Plan shall be subject to transfer restrictions, and the person acquiring the Shares shall, as a condition to the exercise of an Option or the purchase of Restricted Shares if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with Applicable Law, including, without limitation, the representation and warranty at the time of acquisition of Shares that the Shares are being acquired only for investment purposes and without any present intention to sell, transfer, or distribute the Shares.

(c) Regulation S Transfer Restrictions. Any Shares issued pursuant to a Reg S Restricted Share or the exercise of a Reg S Option shall not be offered or sold in an unregistered transaction to a U.S. Person or for the account or benefit of a U.S. Person prior to the expiration of the first anniversary (or the six-month anniversary if the Company is a “reporting issuer,” as defined in Rule 902 under the Securities Act) of the date on which the Reg S Restricted Share or Reg S Option was issued by the Company (the “Regulation S Compliance Period”). Any Shares offered or sold pursuant to a Reg S Restricted Share or the exercise of a Reg S Option prior to the expiration of the Regulation S Compliance Period may be offered or sold only if permitted by the Administrator in accordance with the following conditions: (i) the purchaser of Shares issued pursuant to a Reg S Restricted Share or the exercise of a Reg S Option certifies that it is not a U.S. Person and is not acquiring the Shares for the account or benefit of any U.S. Person or is a U.S. Person who is purchasing the Shares in a transaction that does not require registration under the Securities Act; (ii) the purchaser of the Shares issued pursuant to a Reg S Restricted Share or the exercise of a Reg S Option agrees to resell such Shares only in accordance with the provisions of Regulation S promulgated under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such Shares unless in compliance with the Securities Act; and (iii) the certificate evidencing the Shares shall contain restrictive legends to a similar effect as set forth in (ii). The restrictions described in this Section 15(c) shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally.

16

16. Inability to Obtain Authority. The inability of the Company, a Parent or a Subsidiary to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. In addition, the inability of a Participant who is a resident of the People’s Republic of China to obtain authority (including approval and registration) from relevant regulatory bodies of the People’s Republic of China, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company, any Parent and any Subsidiary of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and if the inability is revealed or occurs after such Shares have been issued or sold by the Company, the inability shall entitle the Company to redeem or request the Participant to transfer the Shares so issued on such terms as the Administrator determines, subject to Applicable Law. The Company, any Parent and any Subsidiary shall be relieved from any liability for the redemption and the request for transfer.

17. Approval by Members. The Plan shall be subject to approval by the Members of the Company within twelve (12) months before or after the date the Plan is adopted by the Board. Such approval by Members of the Company shall be obtained in the degree and manner required under Applicable Law. Awards may be granted but Options may not be exercised and Restricted Shares may not be purchased prior to approval of the Plan by Members of the Company.

18. Duration and Amendment.

(a) Term of Plan. Subject to approval by Members of the Company in accordance with Section 17 hereof, the Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the Members of the Company as described in Section 17 hereof. In the event that the Members of the Company fail to approve the Plan within twelve (12) months prior to or after its adoption by the Board, any Awards that have been granted and any Shares that have been awarded or purchased under the Plan shall be rescinded, and no additional Awards shall be granted thereafter. Unless sooner terminated under Section 18(b) hereof, the Plan shall continue in effect for a term of ten (10) years from the later of (a) the effective date of the Plan, or (b) the earlier of the most recent Board or stockholder approval of an increase in the number of Shares reserved for issuance under the Plan.

(b) Amendment and Termination. The Administrator may at any time amend, alter, suspend, or terminate the Plan.

(c) Approval by Members. The Administrator shall obtain approval of the Members of any Plan amendment to the extent necessary or desirable to comply with Applicable Law.

17

(d) Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan shall materially and adversely impair the rights of any Participant with respect to an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Award granted prior to the termination of the Plan.

19. Legending Share Certificates. In order to enforce any restrictions imposed upon Shares issued upon the exercise of Options or the acquisition of Restricted Shares, including, without limitations, the restrictions described in Sections 6(j), 7(e), and 15(c) hereof, the Administrator may cause a legend or legends to be placed on any share certificates representing the Shares, which legend or legends shall make appropriate reference to the restrictions, including, without limitation, a restriction against sale of the Shares for any period as may be required by Applicable Law.

20. No Retention Rights. Neither the Plan nor any Award shall confer upon any Participant any right to continue his or her relationship as a Service Provider with the Company for any period of specific duration or interfere in any way with his or her right or the right of the Company (or any Parent or Subsidiary employing or retaining the Participant), which rights are hereby expressly reserved by each, to terminate this relationship at any time, with or without cause, and with or without notice.

21. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Parent or Subsidiary and a Participant or any other person. To the extent that any Participant acquires a right to receive payments from the Company or any Parent or Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company, a Parent, or any Subsidiary.

22. No Rights to Awards. No Participant, eligible Service Provider, or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Service Providers, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

[Remainder of Page Intentionally Left Blank]

18

EXHIBIT A

CALIFORNIA AWARD TERMS AND CONDITIONS

This Exhibit A to the Zhaopin Limited 2010 Global Share Plan will apply only to Participants who are residents of the State of California and who are receiving an Award under the Plan. Capitalized terms contained herein will have the same meanings given to them in the Plan, unless otherwise provided by this Exhibit A. Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by Applicable Laws, the following terms will apply to all Awards granted to residents of the State of California, until such time as the Administrator amends this Exhibit A or the Administrator otherwise provides. This Exhibit A will be deemed to be part of the Plan and the Administrator will have the authority to amend this Exhibit A in accordance with Section 18 of the Plan.

1.	Eligibility. Reg S Options and Reg S Restricted Shares may be granted only to Service Providers that are not U.S. Persons. Nonstatutory Stock Options that are not designated as Reg S Options and Restricted Shares that are not designated as Reg S Restricted Shares may be granted only to Service Providers. Incentive Stock Options may be granted only to Employees.

2.	Option Term. The term of each Option will be stated in the Award Agreement, provided, however, that the term will be no more than ten (10) years from the date of grant thereof.

3.	Termination of Service.

(a) If a Participant ceases to be a Service Provider, such Participant may exercise his or her Option within thirty (30) days of termination, or such longer period of time as specified in the Award Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration date determined by Section 6(e) of the Plan).

(b) If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within six (6) months of termination, or such longer period of time as specified in the Award Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration date determined by Section 6(e) of the Plan).

(c) If a Participant dies while a Service Provider, the Option may be exercised within six (6) months following Participant’s death, or such longer period of time as specified in the Award Agreement, to the extent that the Option is vested on the date of death (but in no event later than the expiration date determined by Section 6(e) of the Plan), as set forth in Section 6(i)(ii) of the Plan.

4.	Transferability. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator in its sole discretion makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, (iii) or as permitted by Rule 701 of the Securities Act.

5.	Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award; provided, however, that the Administrator shall make such adjustments to an Award as required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Award.

6.	Grant of Award. No Award will be granted to a resident of California more than ten (10) years after the earlier of the date of adoption of the Plan or the date the Plan is approved by the Members.

Exhibit 10.9

Equity Interest Pledge Agreement

By and between

Yuan LIU

Guanzhu WANG

Zhilian Wangpin (Beijing) Technology Co., Ltd

And

Beijing Zhilian Sanke Human Resources Service Co., Ltd

July 7, 2011

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) is entered into as of July 7, 2011 in Beijing, People’s Republic of China (“PRC”) by and among:

Party A: Yuan LIU

Residence:

ID card No.:

Party B: Guanzhu WANG

Residence:

ID Card No.:

Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District,

Beijing;

Legal representative: Hao LIU

Party D: Beijing Zhilian Sanke Human Resources Service Co., Ltd

Address: Room 610, 6/F, Fosun International Centre, 237 Chaoyang North Road, Chaoyang

District, Beijing;

Legal representative: Yuan LIU

(In this Agreement, Parties A and B are called collectively or individually as the “Pledgor” and Party C is referred to as the “Pledgee”. All the above parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”)

Whereas,

1.	Party D is a limited liability company duly incorporated and existing under the PRC laws with a registered capital of RMB one point one million (RMB 1,100,000), having the right to be engaged in the registration and recommendation of full-time or part-time job seekers, training, information consulting, job recommendation and Internet information services;

2.	In accordance with the Equity Interest Transfer Agreement executed by and between the Pledgor and Hao LIU and Peng ZHAO on August 3, 2010, the Pledgor purchases and accepts 100% equity interest of Party D held by Hao LIU and Peng ZHAO. Currently, the Pledgor, as Party D’s shareholder, duly holds 100% equity interest of Party D;

3.	According to the Loan Agreement (“Loan Agreement”) entered into by and between the Pledgor and the Pledgee on July 7, 2011, the Pledgee has extended a loan to the Pledgor with a total amount of RMB one million;

4.	According to the Exclusive Call Option Agreement (“Call Option Agreement”) entered into by and between the Pledgor, Party C and Party D on July 7, 2011, the Pledgor shall, to the extent permissible by the PRC laws, assign all or part of its equity interest held in Party D to the Pledgee and/or any other entities or individuals designated by the Pledgee at Party C’s request.

5.	According to the Business Operations Agreement (“Operations Agreement”) entered into by and between the Pledgor, Party C and Party D on July 7, 2011, the Parties thereby make the arrangements on the matters during the course of Party D’s business operations;

6.	According to the Exclusive Consulting and Service Agreement (“Service Agreement”, collectively referred to as the “Main Agreements” together with the Loan Agreement, the Call Option Agreement and the Business Operations Agreement) entered into by and between Party C and Party D on July 7, 2011, Party C accepts Party D’s entrustment to provide services and Party D shall pay service fees to Party C as required; and

7.	In order to secure the performance of the obligations under the Main Agreements by the Pledgor and Party D, the Pledgor agrees to pledge all of its equity interest held in Party D to Party C, and Party D consents to such equity interest pledge arrangement.

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Pledge Right and Guaranteed Scope

1.1 The Pledgor will pledge all of their equity interest in Party D to the Pledgee as a security on the performance of all the obligations under the Main Agreements by the Pledgor and Party D as well as on the entire compensation liability arising from the invalidity, cancellation or earlier termination of the Main Agreements. Party D consents to such pledge arrangement.

1.2 Pledge Right hereunder refers to the rights owned by the Pledgee, who shall be entitled to a priority to be compensated by the proceeds from conversion into money, auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

1.3 The effect of the guarantee under this Agreement shall not be affected due to any amendment or modification to the Main Agreements, and the guarantee hereunder shall remain valid on the obligations of Pledgor and Party D under any amended Main Agreements. The invalidity, cancellation or earlier termination of Main Agreements shall not prejudice the validity of this Agreement. If any of the Main Agreements becomes invalid or is canceled or terminated for any reason whatsoever, the Pledgee has the right to immediately realize the Pledge Right pursuant to Article 9 of this Agreement.

2.	Pledged Equity

The pledged equity under this Agreement is 100% equity interests held by the Pledgor in Party D (the “Pledged Equity”) and all the interests associated therewith. The details of the Pledged Equity are set out below:

Company Name: Beijing Zhilian Sanke Human Resources Service Co., Ltd

Registered Capital: RMB one point one million (RMB 1,100,000)

Pledged Equity: 100% equity interests of Party D

3.	Creation of Pledge

3.1 The pledge under this Agreement shall be registered at Party D’s shareholders’ register and capital contribution certificate in the form attached hereto, and the Parties further agree to submit the shareholders’ register specifying the pledge to the Pledgee for custody.

3.2 Considering that the pledge may be created only after recorded at the competent administration for industry and commerce (AIC) where Party D’s company is registered, the Parties shall comply with relevant laws and regulations and make their best effort to complete such registration with the AIC.

4.	Term of Pledge

4.1 The term of pledge hereunder shall start from the day when the pledge is recorded at the AIC where Party D’s company is registered and shall last until two (2) years after the expiry of the period during which all obligations under all the Main Agreements shall be completed (“Pledge Term”).

4.2 Within the Pledge Term, if the Pledgor and Party D fail to perform any of the obligations under or arising from the Main Agreements, the Pledgee has the right to exercise the pledge right in accordance with Article 9 of this Agreement.

5.	Custody and Return of Pledge Certificate

5.1 The Pledgor shall deliver Party D’s shareholders’ register and the capital contribution certificate to the Pledgee within three (3) working days after the pledge is recorded at Party D’s shareholders’ register as required in Article 3; the Pledgee shall have the duty to well keep the pledge documents so received.

5.2 If the pledge hereunder is released pursuant to this Agreement, the Pledgee shall return the pledge registration certificate back to the Pledgor within three (3) working days after the pledge is released pursuant to this Agreement and provide necessary assistance to the Pledgor for going through the procedure of pledge release.

6.	Pledgor’s Representations and Warranties

The Pledgor hereby represents and warrants to the Pledgee that as of the effective date of this Agreement:

6.1 The Pledgor is the sole legal owner of the Pledged Equity;

6.2 The Pledgor does not set up any other pledge or other rights on the equity interest except those set for the benefit of the Pledgee;

6.3 Party D’s shareholders’ meeting has adopted a resolution to approve the pledge under this Agreement;

6.4 This Agreement, once effective, shall constitute a lawful, effective and binding obligation for the Pledgor.

6.5 The pledge created by the Pledgor on the Pledged Equity pursuant to this Agreement shall not violate the relevant stipulations of the laws, regulations of the State and other governmental authority, nor shall it violate any contracts or agreements entered into by and between the Pledgor and any third party, or any commitments made by such Pledgor to any third party;

6.6 All the documents and materials related to this Agreement provided by the Pledgor to the Pledgee are true, accurate and complete;

6.7 The Pledgor will exercise the rights as Party D’s shareholder only upon the written authorization and request by the Pledgee.

7.	Pledgor’s Commitments

7.1 During the term of this Agreement, the Pledgor commits to and for the benefit of the Pledgee that the Pledgor will:

(1)	try to complete the registration procedures at the AIC for the pledge hereunder pursuant to this Agreement within fifteen (15) working days upon the execution of this Agreement.

(2)	not transfer or assign the equity interest, create or permit to be created any pledges which may affect the rights and benefits of the Pledgee without prior written consent from the Pledgee;

(3)	comply with and implement all the relevant laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or formulated by the competent authority within five (5) days upon receiving such notices, orders or suggestions; and act as required by such notices, orders or suggestions; or raise objection or statement to the foregoing matters at the reasonable request of or upon the consent from the Pledgee;

(4)	promptly notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change or cause any effect on any of the Pledgor’s warranties and obligations under this Agreement.

7.2 The Pledgor commits that the Pledgee’s exercise of its right to the Pledge arising from this Agreement shall not be suspended or impaired by any legal procedure launched by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any such other person.

7.3 The Pledgor promises to the Pledgee that in order to protect or perfect the security for the performance of the Pledgor and Party D’s obligations under the Main Agreements, the Pledgor will execute in good faith and cause other pledge-concerned parties to execute all the title certificates and covenants, and/or act and cause other pledge-concerned parties to act as required by the Pledgee; and facilitate the Pledgee to exercise the rights and authority empowered on the Pledgee by this Agreement.

7.4 The Pledgor promises to the Pledgee to execute all amendment documents (if applicable and necessary) in connection with the certificates of equity interest with the Pledgee or its designated person (whether natural or legal), and provide the Pledgee with such pledge-related notices, orders and decisions as is considered necessary by the Pledgee within a reasonable period of time.

7.5 The Pledgor promises to the Pledgee to comply with and perform all the warranties, commitments, covenants, representations and conditions for the benefit of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee resulting from the Pledgor’s inability to comply with or failure to perform or fully perform such warranties, commitments, covenants, representations and conditions.

8.	Events of Default and Liabilities for Breach of Contract

8.1 Any of the following events shall be regarded as an event of default:

(1)	The Pledgor or Party D fails to perform its obligations under the Main Agreements;

(2)	Any of the representations, warranties or commitments made by the Pledgor under Articles 6 and 7 hereof is materially misleading or wrong; and the Pledgor breaches any other terms hereunder;

(3)	The Pledgor waives the Pledged Equity or transfers or assigns the Pledged Equity, or creates encumbrances on the Pledged Equity, without prior written consent from the Pledgee;

(4)	Any of the Pledgor’s external loans, securities, compensations, covenants or other repayment liabilities (i) is required to be repaid or performed prior to the scheduled date due to a breach; or (ii) is due but can not be repaid or performed as scheduled and thereby cause the Pledgee to believe that the Pledgor’s capability to perform the obligations hereunder has been affected;

(5)	Party D is incapable of repaying the general debt or other liabilities;

(6)	Any reason other than an event of Force Majeure renders this Agreement illegal or the Pledgor unable to continue its performance of the obligations hereunder;

(7)	The property of the Pledgor suffers adverse change, which leads the Pledgee to believe that the capability of the Pledgor to perform the obligations hereunder has been affected;

(8)	The successors or agents of Party D are only able to perform a portion of or refuse to perform the obligations under the Main Agreements;

(9)	The Pledgor breaches this Agreement by an act or omission in violation of other provisions of this Agreement;

(10)	Any applicable laws deem this Agreement as illegal or render the Pledgor unable to continue to perform its obligations under this Agreement; and

(11)	Any government approvals, permits or authorizations, based on which this Agreement is deemed enforceable, legitimate and valid, are revoked, terminated, invalidated or materially revised.

8.2 The Pledgor shall immediately notify the Pledgee in writing once it is aware or discovers that any of the events mentioned in Article 8.1 hereinabove or any event that may result in the foregoing events has occurred.

8.3 Unless the events of default listed in Article 8.1 hereinabove has been fully resolved to the Pledgee’s satisfaction, the Pledgee may, at the occurrence of such event of default or any time thereafter, send a written notice of default to the Pledgor, requiring the Pledgor to immediately perform its obligations under the Main Agreements or requiring the exercise of the Pledge Right pursuant to Article 9 hereof.

9.	Exercise of the Pledge Right

9.1 The Pledgor shall not transfer or assign the Pledged Equity without the written approval from the Pledgee until all the obligations under the Main Agreements are fully performed.

9.2 In case an event of default listed in Article 8 does occur, the Pledgee shall give a notice of default to the Pledgor when exercising its right of pledge; the Pledgee may exercise the right of pledge at the same time when the notice of default is sent pursuant to Article 8.3 or at any time thereafter.

9.3 The Pledgee is entitled to sell in accordance with the legal procedures or otherwise dispose of the Pledged Equity hereunder. If the Pledgee decides to exercise its Pledge Rights, the Pledgor promises to transfer all of its shareholder’s right to the Pledgee. In addition, the Pledgee has the right to convert the value of all or part of equity interests hereunder into money in compliance with legal procedures, or has the priority to be compensated by the proceeds generated from auction or sale of such equity interests.

9.4 The Pledgor shall not hinder the Pledgee from exercising the Pledge Right in accordance with this Agreement and shall give necessary assistance so that the Pledgee can realize its Pledge Right.

10.	Assignment

10.1 The Pledgor shall not donate or transfer its rights and obligations hereunder without prior written consent from the Pledgee. If the Pledgor dies, the Pledgor agrees to immediately transfer its rights and obligations under this Agreement to the person designated by the Pledgee.

10.2 This Agreement shall be binding upon both the Pledgor and their successors or inheritors, and shall be effective on the Pledgee and each of its successors, inheritors or permitted assigns.

10.3 The Pledgee may transfer or assign any or all of its rights and obligations under the Main Agreements to any person (whether natural or legal) designated by it at any time to the extent permissible by the laws. In this case, the assignee shall enjoy the rights and undertake the obligations of the Pledgee hereunder as if the assignee itself has been a party hereto. When the Pledgee transfers or assigns its rights and obligations under the Main Agreements, such transfer shall only be subject to a written notice serviced to the Pledgor, and at the request of the Pledgee, the Pledgor shall then execute the relevant agreements and/or documents with respect to such transfer or assignment.

10.4 After the Pledgee is changed due to the transfer or assignment, the new Parties to the pledge shall execute a new equity interest pledge agreement, which shall be consistent with this Agreement in all material aspects.

11.	Effectiveness and Termination of the Agreement

11.1 This Agreement is concluded and effective as of the day when the pledge contemplated herein is recorded into Party D’s shareholders’ register. The Parties agree and confirm that the rights and obligations hereunder shall retrospect to August 3, 2010.

11.2 To the extent practicably allowed, the Parties shall make their best efforts to register and file the pledge, and cause the pledge to be registered and filed, at the AIC where Party D’s company is registered, provided, however, that the Parties confirm that the effectiveness and validity of this Agreement shall not be affected regardless of whether the pledge hereunder is registered or not.

11.3 This Agreement shall terminate two years after the Pledgor and/or Party D no longer undertake(s) any obligations under or arising from the Main Agreements, and in this case, the Pledgee shall cancel or terminate this Agreement as soon as reasonably practicable.

11.4 The release of pledge shall also be recorded accordingly at the shareholders’ register of Party D, and the deregistration of the pledge shall be completed at the AIC where Party D’s company is registered according to the relevant laws.

12.	Formality Fees and Other Expenses

Each Party shall bear any and all taxes, costs and expenses as required by the PRC laws incurred by or imposed on such Party arising from the preparation and execution of this Agreement and the consummation of the transaction contemplated hereunder. Notwithstanding this provision, Party C agrees to bear any taxes and expenses incurred by Party A and Party B arising from this Agreement, except in case of a breach hereof by Party B and/or Party C.

13.	Force Majeure

13.1 “Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funds or financing shall not be deemed as the events beyond reasonable controls of the affected Party. The affected Party shall forthwith inform the other Party of the details concerning the exemption of liabilities.

13.2 In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The affected Party shall take appropriate measures to minimize or eliminate the adverse impacts therefrom and strive to resume the performance of this Agreement so delayed or interrupted. The Parties agree to use their best efforts to continue the performance of this Agreement once the said Force Majeure Event disappears.

14.	Confidentiality

The Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. The Parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from the other parties unless under the following conditions:

(a) such documents are known or will be known to the public (excluding any of the receiving parties discloses such documents to the public without authorization);

(b) any documents required to be disclosed in accordance with the applicable laws or rules or regulations of stock exchange; or

(c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is held to be void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

15.	Applicable Law and Dispute Resolution

15.1 The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

15.2 The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation.

15.3 In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties, and the Parties agree to be bound by the arbitration award and cause it to be enforced. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

16.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: Yuan LIU

Address:

Phone:

Fax:

If to Party B: Guanzhu WANG

Address:

Phone:

Fax:

If to Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd

Attn:

Address:

Phone:

Fax:

If to Party D: Beijing Zhilian Sanke Human Resources Service Co., Ltd:

Attn:

Address:

Phone:

Fax:

17.	Miscellaneous

17.1 The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

17.2 The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersedes all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

17.3 This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and permitted assigns.

17.4 Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

17.5 If any provision of this Agreement is held by a court of competent jurisdiction or arbitration authority to be void, invalid or non-enforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and revise those void, invalid or non-enforceable provisions to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

17.6 Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

17.7 Should the pledge registration authority requires this Agreement to be resigned or amended with respect to the pledge of the equity interest, the Parties shall guarantee the validity and enforceability of this Agreement.

17.8 This Agreement is executed with five (5) original copies with the same legal effect; each Party holds one (1) original copy and the remaining copy shall be submitted to the pledge registration authority for pledge registration formalities.

[No text below]

[Signature Page of Equity Interest Pledge Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Yuan LIU

/s/ Yuan LIU

Guanzhu WANG

/s/ Guanzhu WANG

Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

/s/ Zhilian Wangpin (Beijing) Technology Co., Ltd

Name:

Position:

Beijing Zhilian Sanke Human Resources Service Co., Ltd

(seal)

/s/ Beijing Zhilian Sanke Human Resources Service Co., Ltd

Name:

Position:

Appendix 1:

Beijing Zhilian Sanke Human Resources Service Co., Ltd

Shareholders’ Register

Date: July 7, 2011

Name of Shareholders	Amount of Contribution Shareholding Percentage	Information of Shareholders	Note
Yuan LIU	RMB five hundred and fifty thousand (550,000) 50%	Nationality: Chinese ID Card No.: Address:	In accordance with the Equity Interest Pledge Agreement entered into by and between Yuan LIU, Zhilian Wangpin (Beijing) Technology Co., Ltd (“Beijing Zhilian”) and Beijing Zhilian Sanke Human Resources Service Co., Ltd (“Zhilian Sanke”) on July 7, 2011, Yuan LIU agrees to pledge his 50% equity interest held in Zhilian Sanke to Beijing Zhilian subject to the terms and conditions of the Equity Interest Pledge Agreement.

Guanzhu WANG	RMB five hundred and fifty thousand (550,000) 50%	Nationality: Chinese ID Card No.: Address:	In accordance with the Equity Interest Pledge Agreement entered into by and between Guanzhu WANG, Beijing Zhilian and Zhilian Sanke on July 7, 2011, Guanzhu WANG agrees to pledge her 50% equity interest held in Zhilian Sanke to Beijing Zhilian subject to the terms and conditions of the Equity Interest Pledge Agreement.

Appendix 2:

Beijing Zhilian Sanke Human Resources Service Co., Ltd

Capital Contribution Certificate

(Serial No.: 001)

Company Name: Beijing Zhilian Sanke Human Resources Service Co., Ltd

Date of Establishment: April 29, 1997

Registered Capital: RMB one point one million (1,100,000)

Name of shareholder: Yuan LIU

ID Card No.:

Paid-in Contribution: RMB five hundred and fifty thousand (550,000)

This is to certify that Yuan LIU has subscribed to the contribution of RMB five hundred and fifty thousand (550,000), thus having 50% equity interest of Beijing Zhilian Sanke Human Resources Service Co., Ltd. In accordance with the Equity Interest Pledge Agreement executed on July, 7, 2011, Yuan LIU shall pledge all of its 50% equity interest to Zhilian Wangpin (Beijing) Technology Co., Ltd, and shall handle the pledge registration formality with the registration authority.

Beijing Zhilian Sanke Human Resources Service

Co., Ltd (seal)

Signature:

Name: Yuan LIU

Title: Legal Representative

Date: July 7, 2011

1

Beijing Zhilian Sanke Human Resources Service Co., Ltd

Capital Contribution Certificate

(Serial No.: 002)

Company Name: Beijing Zhilian Sanke Human Resources Service Co., Ltd

Date of Establishment: April 29, 1997

Registered Capital: RMB one point one million (1,100,000)

Name of shareholder: Guanzhu WANG

ID Card No.:

Paid-in Contribution: RMB five hundred and fifty thousand (550,000)

This is to certify that Guanzhu WANG has subscribed to the contribution of RMB five hundred and fifty thousand (550,000), thus having 50% equity interest of Beijing Zhilian Sanke Human Resources Service Co., Ltd. In accordance with the Equity Interest Pledge Agreement executed on July, 7, 2011, Guanzhu WANG shall pledge all of its 50% equity interest to Zhilian Wangpin (Beijing) Technology Co., Ltd, and shall handle the pledge registration formality with the registration authority.

Beijing Zhilian Sanke Human Resources Service

Co., Ltd (seal)

Signature:

Name: Yuan LIU

Title: Legal Representative

Date: July 7, 2011

2

Exhibit 10.10

Loan Agreement

By and between

Yuan LIU

Guanzhu WANG

And

Zhilian Wangpin (Beijing) Technology Co., Ltd

Loan Agreement

This Loan Agreement (this “Agreement”) is entered into as of July 7, 2011 in Beijing, the People’s Republic of China (“PRC”) by and among:

Party A: Yuan LIU

Residence:

ID card No.:

Party B: Guanzhu WANG

Residence:

ID Card No.:

(In this Agreement, Party A and Party B are collectively or individually called the “Borrower”)

Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd (hereinafter called as the “Lender”) Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing; Legal representative: Hao LIU

(In this Agreement, all the above parties are called collectively as the “Parties” and respectively as a “Party”)

Whereas,

1.	In accordance with the Equity Interest Transfer Agreement executed by and between the Borrower and Hao LIU and Peng ZHAO on August 3, 2010, the Borrower purchases and accepts 100% equity interest of Beijing Zhilian Sanke Human Resources Service Co., Ltd (the “Company”) held by Hao LIU and Peng ZHAO. After this transaction, Party A holds 50% equity interest of the Company and Party B holds another 50% equity interest;

2.	The Company is a limited liability company duly incorporated and validly existing under the PRC laws, engaged in the registration and recommendation of full-time or part-time job seekers, training, information consulting, job recommendation and Internet information services;

3.	The Lender agrees to provide the Borrower with a loan of a total amount of RMB one million (RMB 1,000,000) for the Borrower to contribute the increase in the Company’s registered capital; after the capital increase, the Company’s registered capital will reach RMB one point one million (RMB 1,100,000);

4.	The Parties intend to enter into this Agreement to clarify the respective rights and obligations of the Borrower and the Lender under the abovementioned loan arrangement.

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1

1.	Loan

1.1 Under the provisions and conditions of this Agreement, the Borrower hereby confirms to have received, as of the day of execution of this Agreement, a loan with a total amount of RMB one million (RMB 1,000,000) provided by the Lender (the “Loan”).

1.2 The Borrower hereby confirms and guarantees to use the entire Loan to contribute the increase of the Company’s registered capital, and the Borrower shall not withdraw such capital contribution within the Company’s term of operation.

1.3 The Parties confirm that the Borrower will perform its obligation to repay the Loan to the Lender pursuant to this Agreement as well as other obligations hereunder.

2.	Term of Loan

2.1 The term of the Loan hereunder shall be ten (10) years from the date when the Borrower actually receives the Loan, which may be automatically extended for a one (1) year each thereafter if the Lender fails to raise its disagreement in writing within thirty (30) days before the expiry of the Loan.

2.2 During the term or any extended term of the Loan hereunder, the Lender may, through a written notice, determine that the Loan hereunder becomes immediately due and request the Borrower to repay the Loan in the manner stipulated herein, if any of the following events occurs:

(1)	The Borrower resigns or is dismissed by the Lender or its affiliates;

(2)	The Borrower dies or becomes a person incapacitated or with limited capacity for civil acts;

(3)	The Borrower commits a crime or is involved in a crime;

(4)	Any other third party claims more than RMB 100,000 against the Borrower;

(5)	Any representations or warranties made by the Borrower under this Agreement is proved untrue at the time when they are made or is proved inaccurate in any material aspects; or the Borrower breaches the obligations under this Agreement; or

(6)	According to the then effective PRC laws and practice, foreign investors are qualified to take up the business of value-added telecommunication, such as Internet information service and other services.

3.	Repayment of Loan

3.1 The Lender may, at any time and at its own absolute discretion, serve a fifteen (15) days’ prior repayment notice to the Borrower to request either or both of the Borrower to repay all or part of the Loan.

2

3.2 The Parties hereby agree and confirm that the Borrower has to repay the Loan only by the following methods: when the Loan is due, the Borrower (or its inheritors, successors or assigns) transfers its equity interest in the Company to the Lender or any person designated by it as requested by the Lender in its written notice and to the extent permissible by the PRC laws, and then the Borrower uses the proceeds arising from such transfer to repay the Loan and other payables.

3.3 It is unanimously agreed and confirmed by and among the Parties that the Borrower shall be deemed to have fulfilled its obligations hereunder only after both of the following conditions have been satisfied.

(1)	The Borrower has transferred all of its equity interests in the Company to the Lender and/or its designated person; and

(2)	The Borrower has repaid to the Lender with all of the transfer proceeds or an amount equivalent to the maximum amount permitted by the laws.

4.	Interest of Loan

4.1 All Parties hereby confirm that the Lender will not charge any interest on the Loan.

4.2 Notwithstanding the previous provision, the Parties hereby agree and confirm that, when the Loan is due and the Borrower has to transfer its equity interests in the Company to the Lender and/or its designated person, if the actual transfer proceeds exceed the principal of the Loan due to the legal requirement or other reasons, the part of the due transfer proceeds exceeding the principal of the Loan will be considered as the interest or capital occupation cost to the extent permissible by the PRC laws, and shall be repaid to the Lender together with the principal of the Loan.

5.	Borrower’s Representations, Warranties and Promises

5.1 The Borrower shall furnish Party A with a copy of Capital Contribution Certificate which evidences it owns 100% equity interests of the Company.

5.2 As the guarantee of the Loan, the Borrower agrees to pledge all its equity interests held in the Companies to the Lender and grant the Lender a call option to purchase such equity interests; and the Borrower agrees to execute the Equity Interest Pledge Agreement, Exclusive Call Option Agreement and Business Operations Agreement upon the request of the Lender.

5.3 Without prior written consent by the Lender, the Borrower shall not sell, transfer, mortgage or otherwise dispose of its equity interests or other rights in the Companies (except for the equity pledge or other rights created for the Lender’s benefit), or allow any other security interest to be set on its equity interests except for the benefit of the Lender and/or its designated person.

3

5.4 Without the prior written consent by the Lender, the Borrower will not affirmatively vote for, support or execute any shareholders’ resolution at the Company’s shareholders’ meeting to approve, the Company’s merger with, acquisition by any person (for the purpose of this Agreement, any “person” shall mean any natural person, company, partnership or other entities), or the Company’s purchase of any person or assets, or investment in any person.

5.5 Without prior written consent by the Lender, the Borrower will not commit any action and/or omission that may materially affect the Company’s assets, business and liabilities; the Borrower will not sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interests in any of the Company’s assets, business or income, or allow other security interests to be created on it without Party A’s prior written consent, at any time since the date of execution of this Agreement.

5.6 The Borrower will not request the Company to distribute the dividend, or approve any shareholders’ resolution which may cause the Company to distribute dividend to its shareholders.

5.7 The Borrower will not supplement, amend or modify the Company’s articles of association, or increase or decrease its registered capital, or change the capital structures of the Company in any way without the Lender’s prior written consent.

5.8 According to fair finance and business standard and customs, the Borrower will maintain the existence of the Company, prudently and effectively operate business and deal with their matters, provide all the materials relating to the Company’s operation and financial conditions upon the Lender’s request, and ensure that the Company always maintain the asset value of the Company in the normal business operations.

5.9 Without prior written consent by the Lender, the Borrower will not make any resolution to cause any debt to be undertaken by the Company, except (i) the debt arising from normal or daily business but not from borrowing; and (ii)the debt already disclosed to the Lender and has obtained the written consent from the Lender.

5.10 Without prior written consent by the Lender, the Borrower will not enter into any material agreement, other than those executed in the ordinary course of business (as in this paragraph, the amount in the agreement that exceeds RMB one hundred thousand Yuan (RMB 100,000) shall be deemed as a material agreement).

5.11 In order to maintain its ownership of the equity interest, the Borrower will execute all requisite or appropriate documents, take all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims; at the same time, immediately notify the Lender of the occurrence or potential occurrence of any litigation, arbitration or administrative procedure related to the Company.

5.12 The Borrower will exercise any and all the rights as the Company’s shareholder upon the request by the Lender and only upon the Lender’s written authorization.

4

5.13 The Borrower will strictly comply with the provisions of this Agreement and perform all obligations under this Agreement, without committing any action or omission that suffices to affect the validity and enforceability of this Agreement.

6.	Taxes and Expenses

Unless otherwise provided in this Agreement, the Parties shall, according to the PRC laws and regulations, bear any and all taxes and expenses payable under this Agreement. Other taxes and reasonable expenses regarding the Loan shall be borne by the Lender, except in case of the Borrower’s breach of this Agreement.

7.	Effectiveness and Termination of the Agreement

7.1 This Agreement is concluded and takes effect upon its execution.

7.2 The Parties agree and confirm this Agreement shall be terminated on the day when the Parties have fulfilled their respective obligations under this Agreement; it is unanimously agreed and confirmed by and among the Parties that the Borrower shall be deemed to have completed its performance of the obligations hereunder only after both of the following conditions have been satisfied.

(1)	The Borrower has transferred all of its equity interest in the Company to the Lender and/or its designated person; and

(2)	The Borrower has repaid to the Lender all of the transfer proceeds.

7.3 In no event shall the Borrower unilaterally terminate or revoke this Agreement unless (1) the Lender commits gross negligence, fraud or other materially illegal action; or (2) the Lender terminates as a result of bankruptcy, dissolution, or being ordered to close down according to laws.

8.	Liabilities for Breach of Contract

If any party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to the other party (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) working days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may immediately take the actions pursuant to this Agreement or take other remedies in accordance with laws.

9.	Confidentiality

All parties acknowledge and confirm that any oral or written materials exchanged by and among the Parties in connection with this Agreement are confidential. All parties shall keep secret of all such documents and not disclose any such documents to any third Party without prior written consent from other Parties unless under the following conditions:

5

(a) such documents are known or will be known by the public (excluding the receiving party discloses such documents to the public without authorization);

(b) any documents are required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or

(c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is held to be void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

10.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: Yuan LIU

Address:

Phone:

Fax:

If to Party B: Guanzhu WANG

Address:

Phone:

Fax:

If to Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd

Attn:

Address:

Phone:

Fax:

6

11.	Applicable Law and Dispute Resolution

11.1 The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

11.2 The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation.

11.3 In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by the Parties, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

12.	Miscellaneous

12.1 The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

12.2 This Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the parties with respect to the subject matters herein and fully supersede all prior verbal and written agreements and understandings with respect to the subject matters herein.

12.3 This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and permitted assigns. Without the prior written consent by the Lender, the Borrower shall not transfer its rights, interest or obligations under this Agreement.

12.4 The Borrower hereby agrees that (i) if the Borrower dies, the Borrower agrees to immediately transfer its rights and obligations pursuant to this Agreement to the person designated by the Lender; (ii) the Lender may transfer its rights and obligation pursuant to this Agreement to other third parties when needed. The Lender only needs to issue a written notice to the Borrower for such transfer and no need to obtain the consent by the Borrower.

12.5 Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

12.6 If any provision of this Agreement is judged by a court of competent jurisdiction, governmental agency or arbitration authority as void, invalid or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and revise those void, invalid or unenforceable provisions to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

7

12.7 Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

12.8 This Agreement is executed with three (3) original copies; each Party holds one (1) original copy and original copies have equal legal effect.

[No text below]

8

[Signature Page of Loan Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Yuan LIU

/s/ Yuan LIU

Guanzhu WANG

/s/ Guanzhu WANG

Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

/s/ Zhilian Wangpin (Beijing) Technology Co., Ltd

Name:

Title:

9

Exhibit 10.11

Exclusive Technology Consulting and Service Agreement

By and between

Zhilian Wangpin (Beijing) Technology Co., Ltd

And

Beijing Zhilian Sanke Human Resources Service Co., Ltd

July 7, 2011

Exclusive Technology Consulting and Service Agreement

This Exclusive Technology Consulting and Service Agreement (this “Agreement”) is entered into as of July 7, 2011 in Beijing by and among:

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing;

Legal representative: Hao LIU

Party B: Beijing Zhilian Sanke Human Resources Service Co., Ltd

Address: Room 610, 6/F, Fosun International Centre, 237 Chaoyang North Road, Chaoyang District, Beijing;

Legal representative: Yuan LIU

Whereas,

1.	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the PRC laws, having technical expertise and practical experience in the development and design of computer software, as well as rich experience and professionals in information technology and services;

2.	Party B is a limited liability company duly incorporated and existing under the PRC laws, having the due right to be engaged in the registration and recommendation of full-time or part-time job seekers, training, information consulting, job recommendation and Internet information services;

3.	Party B intends to entrust Party A, and Party A agrees to accept Party B’s entrustment, to provide exclusive technology consulting and related services to Party B. The Parties agree to enter into a written agreement to clarify the respective rights and obligations of the Parties.

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Exclusive Consulting and Service; Sole and Exclusive Rights and Interests

1.1 During the term of this Agreement, Party A agrees to provide Party B with relevant technology consulting and services as Party B’s exclusive technology consulting and service provider subject to the terms and conditions hereof (See details of services in Appendix 1).

1.2 Party B agrees to accept the technology consulting and services provided by Party A. Party B further agrees that during the term hereof, it will not accept any other technology consulting and services with respect to the business hereinabove from any third party, unless otherwise agreed by Party A in writing in advance.

1

2.	Calculation, Payment and Guarantee of the Technology Consulting and Service Fee

2.1 The Parties agree that the technology consulting and service fees (hereinafter referred to as the “Service Fees”) hereunder shall be determined based upon the services rendered by Party A as entrusted, and Party B shall pay the Service Fees to Party A at an amount and in a manner specified in the written notice sent by Party A to Party B on a regular basis.

2.2 In order to guarantee Party B’s payment of the Service Fees payable to Party A hereunder, Party B’s shareholders shall provide Party A with a guarantee by pledging their equity interests in Party B.

3.	Intellectual Property Rights

3.1 The copyright of the software designed by Party A and other related software, as well as the intellectual property rights to any of Party A’s R&D achievements arising out of the performance of this Agreement and/or other agreements jointly signed by the Parties, together with any derivative rights thus incurred, shall all belong to Party A. S Such rights shall include but not be limited to patent application right, copyright or other intellectual property rights in software as media, technical files and technical information, and the right to license or transfer these intellectual property rights to others, etc.

3.2 During the performance of this Agreement, if Party B needs to use party A’s software programs, systems or other intellectual property rights, the Parties shall agree upon the scope, manner and royalties of licensing such software or other intellectual property rights in a separate agreement.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1.	It is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC;

4.1.2.	Its execution and performance of this Agreement falls within the scope of its corporate power and business; it has obtained necessary corporate action and appropriate authorization and necessary consent and approvals from third parties and government agency, and will not constitute a breach of the restrictions by laws or contracts that are binding on it or may affect it;

4.1.3.	This Agreement, once executed, constitutes a lawful, effective and binding obligation of Party A, which may be enforced pursuant to its terms.

2

4.2	Party B hereby represents and warrants as follows:

4.2.1.	It is a limited liability company duly incorporated and validly existing under the laws of the PRC, approved by Beijing Communication Administration to provide Internet information services and other value-added telecommunications services, and it has been ratified by and registered with Beijing Administration for Industry and Commerce;

4.2.2.	Its execution and performance of this Agreement falls within the scope of its corporate power and business; it has obtained necessary corporate action and appropriate authorization and necessary consent and approvals from third parties and government agency, and will not constitute a breach of the restrictions by laws or contracts that are binding on it or may affect it;

4.2.3.	This Agreement, once executed, constitutes a lawful, effective and binding obligation of Party B, which may be enforced pursuant to its terms.

5.	Confidentiality

5.1 Party B agrees to try its best to take various reasonable measures to keep secret Party A’s confidential information and materials (“Confidential Information”) that it may be aware of or have access to due to its acceptance of Party A’s exclusive consulting and services. Party B shall not divulge, offer or transfer such Confidential Information to any third party without Party A’s prior written consent. Upon termination of this Agreement, Party B shall, upon Party A’s request, either return to Party A or destroy by itself all the documents, materials or software containing the Confidential Information and shall delete any such Confidential Information from all the relevant memory devices and cease to use such Confidential Information.

5.2 All parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from other parties unless under the following conditions: (a) such documents are known or will be known by the public (excluding the receiving party discloses such documents to the public without authorization); (b) any documents required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or (c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction under this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement.

5.3 This Article 5 shall survive even if this Agreement is held to be void, amended, cancelled, terminated or impracticable for any reason whatsoever.

3

6.	Compensation Liability for Breach of Contract

If either party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to the other Party (“Non-defaulting Party”), the Non-defaulting Party may notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) working days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may take the actions pursuant to this Agreement or take other remedies in accordance with laws.

7.	Effectiveness and Term

7.1 This Agreement shall be concluded as of the date first written above. The Parties agree and confirm that the effect of this Agreement shall retrospect to August 3, 2010.

7.2 The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by the Parties.

7.3 This Agreement may be extended upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by Party A.

7.4 During the term stipulated in the above Articles 7.2 and 7.3, if either Party is terminated at expiration of the operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of such Party, unless such Party has already assigned its rights and obligations in accordance with the Article 13 hereof.

8.	Termination

8.1 Termination upon Expiry. This Agreement shall be terminated on the expiring date unless it is renewed in accordance with the relevant provisions herein.

8.2 Earlier Termination. During the term hereof, in no event shall Party B terminate this Agreement earlier, unless Party A commits gross negligence, fraud or other illegal action, or goes bankrupt. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B. During the term hereof, if Party B breaches this Agreement, Party A may terminate this Agreement through a written notice to Party B if Party B fails to correct its breach within fourteen (14) days upon receipt of the written notice from Party A specifying the breach.

8.3 Survival. After the termination of this Agreement, the respective rights and obligations of the Parties under Articles 5, 10 and 12 shall nonetheless remain valid.

4

9.	Governing Law

The execution, interpretation, performance of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

10.	Dispute Resolution

The parties hereto shall strive to settle any dispute arising from the interpretation or performance of the terms under this Agreement through friendly consultation in good faith. In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by either Party, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The language of arbitration shall be in Chinese. The arbitration award shall be final and binding upon both Parties.

11.	Force Majeure

11.1 “Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funding or financing shall not be deemed as the events beyond reasonable controls of the affected Party. The affected Party seeking for the exemption of any performance of this Agreement shall forthwith inform the other Party of such event and its proposed measures to make further performance.

11.2 In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The affected Party shall take necessary measures to minimize or eliminate the adverse impacts therefrom and strive to resume the performance of this Agreement so delayed or interrupted. The Parties agree to use their best efforts to recover the performance of this Agreement once the said Force Majeure Event disappears.

12.	Notices

All notices or other correspondences given by either Party pursuant to this Agreement shall be made in writing in Chinese or English, and may be delivered in person, or by registered mail, postage prepaid mail, generally accepted courier service or facsimile to the following addresses of the relevant Party or both Parties, or any other address notified by the other Party from time to time, or another person’s address designated by it. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

5

If to Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

Attn:

Address:

Phone:

Fax:

If to Party B: Beijing Zhilian Sanke Human Resources Service Co., Ltd

Attn:

Address:

Phone:

Fax:

13.	Assignment

13.1 Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A.

13.2 Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as it needs and such transfer shall only be subject to a written notice sent to Party B by Party A at the occurrence of such transfer, and no further consent from Party B will be required.

14.	Entire Agreement

This Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the parties with respect to the subject matters herein and fully supersede all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

15.	Severability

If any article hereof is held to be invalid or non-enforceable due to its inconsistency with the relevant laws, such article shall be deemed invalid only within the applicable area of such laws without affecting the legal effect of other articles hereof in any way.

16.	Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made in writing by the Parties. Any agreements on such amendment and supplement duly executed by both parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

17.	Counterparts

This Agreement is made in two(2) original, with each Party holding one and both originals equally valid.

6

[No text below]

7

[Signature Page of Exclusive Technology Consulting and Service Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

/s/ Zhilian Wangpin (Beijing) Technology Co., Ltd

Name:

Title:

Beijing Zhilian Sanke Human Resources Service Co., Ltd

(seal)

/s/ Beijing Zhilian Sanke Human Resources Service Co., Ltd

Name:

Title:

8

Appendix 1: List of Technology Consulting and Service Contents

1. Server maintenance and affiliated services of network platform management;

2. Development, update and upgrade of application software for server;

3. Development, update and upgrade of online users’ application software;

4. Training on technical and business staff;

5. Other services accepted by both Parties.

9

Exhibit 10.12

Business Operations Agreement

By and between

Yuan LIU

Guanzhu WANG

Zhilian Wangpin (Beijing) Technology Co., Ltd

And

Beijing Zhilian Sanke Human Resources Service Co., Ltd

July 7, 2011

Business Operations Agreement

This Business Operations Agreement (this “Agreement”) is entered into as of July 7, 2011 in Beijing, People’s Republic of China (“PRC”) by and among:

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing;

Legal representative: Hao LIU

Party B: Beijing Zhilian Sanke Human Resources Service Co., Ltd

Address: Room 610, 6/F, Fosun International Centre, 237 Chaoyang North Road, Chaoyang District, Beijing;

Legal representative: Yuan LIU

Party C: Yuan LIU

Residence:

ID card No.:

Party D: Guanzhu WANG

Residence:

ID Card No.:

Whereas,

1.	Party A is a wholly foreign-owned enterprise duly incorporated and existing under the PRC laws, having technical expertise and practical experience in the development and design of computer software, as well as rich experience and professionals in information technology and services;

2.	Party B is a limited liability company duly incorporated and existing under the PRC laws, having the due right to be engaged in the registration and recommendation of full-time or part-time job seekers, training, information consulting, job recommendation and Internet information services;

3.	Party C and Party D are both PRC citizens and shareholders of Party B, each of whom holds 50% of the equity interest of Party B;

4.	Party A has established a business relationship with Party B by entering into an Exclusive Consulting and Service Agreement (“Service Agreement”); Party B, pursuant to such agreement, is liable to pay a certain amount of money to Party A. Therefore, both parties are aware that the daily operation of Party B will have a material effect on its capacity to pay such payable amount to Party A;

5.	The Parties hereby agree to further clarify, through the terms of this Agreement, the matters in connection with Party B’s operation.

1

NOW, THEREFORE, in order to set forth the respective rights and obligations of the Parties, the Parties hereby agree as follows through friendly negotiations:

1.	On the premises that Party B complies with the relevant provisions hereinafter, Party A agrees to act as Party B’s guarantor in the contracts, agreements or transactions concluded by and between Party B and any other third party in connection with Party B’s business operations to provide full guarantee on Party B’s performance of such contracts, agreements or transactions. Party B agrees to pledge the accounts receivable in its business operation and all of its assets to Party A as counter-guarantee. According to such performance guarantee arrangement, Party A is willing to sign, whenever necessary, a written guarantee contract with each of Party B’s contractors to undertake its responsibility as guarantor; to this end, Parties B and C will take any necessary action (including but not limited to signing the relevant documents and handling relevant applicable registration formalities) to execute the counter-guarantee arrangement toward Party A.

2.	In consideration of the above Article 1 and with an aim to assure the performance of the various operation agreements between Party A and Party B and the payment of the accounts payable by Party B to Party A, Party B together with its shareholders, Party C and Party D, hereby jointly agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the company’s operation (excluding the business contracts, agreements, sale or purchase of assets during Party B’s normal course of business and the lien thus obtained by relevant counter parties due to such transactions) unless a prior written consent has been obtained from Party A. such transaction shall include but not be limited to:

2.1 to borrow money from any third party or assume any debt;

2.2 to sell to or acquire from any third party any asset or right, including but not limited to any intellectual property right;

2.3 to provide a security interest for any third party with its assets or intellectual property rights;

2.4 to assign to any third party its business agreements.

3.	Party C and Party D, as Party B’s shareholders, further covenant to Party A that:

3.1 not to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interest in their equity interests of Party B, nor to allow other security interests to be created on it without Party A’s prior written consent, except for the benefit of Party A and/or its designated person;

3.2 not to approve the shareholders’ resolution which may result in Party B’s merger or combination with, purchase of or investment in, or Party B’s purchase by, any other person (other than by Party A or its designated person) without Party A’s prior written consent;

2

3.3 not to commit any act and/or omission that may materially affect the assets, business and liabilities of Party B without Party A’s prior written consent; not to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interests in any of Party B’s assets, business or income, nor to allow other security interests to be created on it without Party A’s prior written consent, at any time since the date of execution of this Agreement;

3.4 not to request Party B or approve at shareholder’s meeting to distribute dividends or profits to shareholders without Party A’s written consent;

3.5 not to supplement, amend or modify Party B’s articles of association, or to increase or decrease its registered capital, or to change the capital structure of Party B in any way without Party A’s written consent; and

3.6 to agree to execute the Power of Attorney attached hereto as requested by Party A on the day of execution of this Agreement.

4.	In order to ensure the performance of the Service Agreement between Party A and Party B and the payment of the various payables by Party B to Party A, Party B together with its shareholders, Party C and Party D, hereby jointly agree to accept, the corporate policy advice and guidance provided by Party A from time to time in connection with the employment and dismissal of Party B’s employees, daily operation, financial management and so on.

5.	Party B together with its shareholders, Party C and Party D, hereby jointly agree that Party C and Party D shall appoint the person recommended by Party A as the directors of Party B, and Party B shall appoint the senior officers employed by Party A or its affiliates as recommended by Party A to act as Party B’s General Manager, financial controller and other senior officers. If any of the above senior officers either leaves or is dismissed by Party A or its affiliates, he or she will lose the qualification to take any position in Party B and Party B shall appoint other senior officers employed by Party A or its affiliates as recommended by Party A to assume such position. In this circumstance, the person recommended by Party A should comply with the stipulation on the statutory qualifications of directors, General Manager, financial controller, and other senior officers pursuant to applicable law.

6.	Party B together with its shareholders, Party C and Party D, hereby jointly agree and confirm that Party B shall first seek the guarantee from Party A if it needs any guarantee for its performance of any contract or working capital loans in the course of operation. In such case, Party A shall have the right but no obligation to provide the appropriate guarantee to Party B at its own discretion. If Party A decides not to provide such guarantee, Party A shall issue a written notice to Party B in a timely manner and Party B may seek a guarantee from a third party accepted by Party A in writing.

7.	In the event that the Service Agreement or other agreements between Party A and Party B terminates or expires, Party A shall have the right but no obligation to terminate all the agreements between Party A and Party B.

3

8.	Any amendment and supplement to this Agreement shall be made in writing. Any agreements on such amendment and supplement duly executed by all the parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

9.	If any article hereof is judged as invalid or non-enforceable due to its inconsistency with the relevant laws, such article shall be deemed invalid only within the applicable area of such laws without affecting the legal effect of other articles hereof in any way.

10.	Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A; Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as it needs and such transfer shall only be subject to a written notice sent to Party B by Party A at the occurrence of such transfer, and no further consent from Party B will be required.

11.	This Agreement (including the Power of Attorney attached hereto) shall be binding upon the respective successors or inheritors of Party C and Party D.

12.	The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by all parties. This Agreement may be extended only upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by Party A. During the aforesaid term, if Party A or Party B is terminated at expiration of the operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of such Party, unless such Party has already assigned its rights and obligations in accordance with Article 10 hereof.

13.	This Agreement shall be terminated on the expiring date unless it is renewed in accordance with the relevant provisions herein. During the valid term of this Agreement, Party B shall not terminate or rescind this Agreement. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a written notice to Party B.

14.	All parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from other parties unless under the following conditions: (a) such documents are known or will be known by the public (excluding the receiving party discloses such documents to the public without authorization); (b) any documents required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or (c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is judged as void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

4

15.	The formation, validity, performance and interpretation of this Agreement as well as the resolution of any disputes thereon shall be governed by the PRC laws.

16.	The parties hereto shall strive to settle any dispute arising from the interpretation or performance of the terms under this Agreement (including the Power of Attorney attached hereto) through friendly consultation in good faith. In case no settlement can be reached through consultation within thirty (30) days after such dispute occurs, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

17.	This Agreement shall be executed and concluded by each of the Parties itself or a duly authorized representative of each party as of the date first written above. The Parties agree and confirm that the effect of this Agreement shall retrospect to August 3, 2010.

18.	This Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the parties with respect to the subject matters herein and fully supersedes all prior verbal and written agreements and understandings with respect to the subject matters herein.

19.	The original of this Agreement is in four (4) copies, each party holds one and all originals are equally valid.

[No text below]

5

[Signature Page of Business Operations Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

/s/ Zhilian Wangpin (Beijing) Technology Co., Ltd

Name:

Position:

Beijing Zhilian Sanke Human Resources Service Co., Ltd

(seal)

/s/ Beijing Zhilian Sanke Human Resources Service Co., Ltd

Name:

Position:

Yuan LIU

/s/ Yuan LIU

Guanzhu WANG

/s/ Guanzhu WANG

6

Appendix: Powers of Attorney

Power of Attorney

I, Yuan LIU, citizen of the People’s Republic of China (the “PRC”) with ID No. of                     , is the shareholder of Beijing Zhilian Sanke Human Resources Service Co., Ltd. (“Zhilian Sanke”) holding 50% equity interest of Zhilian Sanke, hereby irrevocably authorize the person designated by Zhilian Wangpin (Beijing) Technology Co., Ltd (“Zhilian Wangpin”) with the following powers and rights during the period of validity of this Power of Attorney:

I hereby authorize the person appointed by Zhilian Wangpin to exercise, on my behalf, all my rights as shareholder in accordance with PRC laws and Zhilian Sanke’s Articles of Association at the shareholders’ meetings of Zhilian Sanke, including but not limited to the right to call the shareholder’s meeting, accept the notice regarding the shareholder’s meeting and its discussion procedures, attend the shareholder’s meeting and exercise all voting rights represented by the 50% of Zhilian Sanke’s equity interest (including acting as my authorized representative to elect, designate or appoint the director, general manager, financial controller or other senior management personnel, to decide such matters as distribution of dividend), and to sell or transfer any or all of my equity interest held in Zhilian Sanke.

Such authorization and appointment are based upon the precondition that such person designated by Zhilian Wangpin is acting as an employee of Zhilian Wangpin or its affiliates and Zhilian Wangpin consents to such authorization and appointment in writing. Once such person designated by Zhilian Wangpin ceases to act as an employee of Zhilian Wangpin or its affiliates or Zhilian Wangpin notifies me to terminate such authorization and appointment, I shall withdraw such authorization and appointment granted hereby immediately and designate and authorize another individual nominated by Zhilian Wangpin to exercise the full aforesaid rights on my behalf at the shareholders’ meetings of Zhilian Sanke. If I die, I agree that my rights and obligations hereunder shall be immediately succeeded by the person designated by Zhilian Wangpin.

During the period when Zhilian Sanke is validly existing, unless the Business Operation Agreement jointly signed by and between Zhilian Wangpin and Zhilian Sanke is terminated for any reason whatsoever, this Power of Attorney will remain valid for an initial period of ten (10) years starting from August 3, 2010 when this Power of Attorney was executed. At the expiry hereof and upon the request of Zhilian Wangpin, I will extend the period of validity hereof as requested by Zhilian Wangpin. This Power of Attorney shall not be modified or terminated throughout its period of validity unless otherwise agreed by Zhilian Wangpin in writing.

Yuan LIU
July 7, 2011

7

Power of Attorney

I, Guanzhu WANG, citizen of the People’s Republic of China (the “PRC”) with ID No. of                     , is the shareholder of Beijing Zhilian Sanke Human Resources Service Co., Ltd. (“Zhilian Sanke”) holding 50% equity interest of Zhilian Sanke, hereby irrevocably authorize the person designated by Zhilian Wangpin (Beijing) Technology Co., Ltd (“Zhilian Wangpin”) with the following powers and rights during the period of validity of this Power of Attorney:

I hereby authorize the person appointed by Zhilian Wangpin to exercise, on my behalf, all my rights as shareholder in accordance with PRC laws and Zhilian Sanke’s Articles of Association at the shareholders’ meetings of Zhilian Sanke, including but not limited to the right to call the shareholder’s meeting, accept the notice regarding the shareholder’s meeting and its discussion procedures, attend the shareholder’s meeting and exercise all voting rights represented by the 50% of Zhilian Sanke’s equity interest (including acting as my authorized representative to elect, designate or appoint the director, general manager, financial controller or other senior management personnel, to decide such matters as distribution of dividend), and to sell or transfer any or all of my equity interest held in Zhilian Sanke.

Such authorization and appointment are based upon the precondition that such person designated by Zhilian Wangpin is acting as an employee of Zhilian Wangpin or its affiliates and Zhilian Wangpin consents to such authorization and appointment in writing. Once such person designated by Zhilian Wangpin ceases to act as an employee of Zhilian Wangpin or its affiliates or Zhilian Wangpin notifies me to terminate such authorization and appointment, I shall withdraw such authorization and appointment granted hereby immediately and designate and authorize another individual nominated by Zhilian Wangpin to exercise the full aforesaid rights on my behalf at the shareholders’ meetings of Zhilian Sanke. If I die, I agree that my rights and obligations hereunder shall be immediately succeeded by the person designated by Zhilian Wangpin.

During the period when Zhilian Sanke is validly existing, unless the Business Operation Agreement jointly signed by and between Zhilian Wangpin and Zhilian Sanke is terminated for any reason whatsoever, this Power of Attorney will remain valid for an initial period of ten (10) years starting from August 3, 2010 when this Power of Attorney was executed. At the expiry hereof and upon the request of Zhilian Wangpin, I will extend the period of validity hereof as requested by Zhilian Wangpin. This Power of Attorney shall not be modified or terminated throughout its period of validity unless otherwise agreed by Zhilian Wangpin in writing.

Guanzhu WANG
July 7, 2011

8

Exhibit 10.13

Exclusive Equity Option Agreement

By and between

Yuan LIU

Guanzhu WANG

Zhilian Wangpin (Beijing) Technology Co., Ltd

And

Beijing Zhilian Sanke Human Resources Service Co., Ltd

On

Beijing Zhilian Sanke Human Resources Service Co., Ltd

July 7, 2011

Exclusive Equity Option Agreement

This Exclusive Equity Option Agreement (this “Agreement”) is entered into as of July 7, 2011 in Beijing, People’s Republic of China (“PRC”)by and among:

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd.

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing;

Legal representative: Hao LIU

Party B: Yuan LIU

Residence:

ID card No.:

Party C: Guanzhu WANG

Residence:

ID Card No.:

Party D: Beijing Zhilian Sanke Human Resources Service Co., Ltd.

Address: Room 610, 6/F, Fosun International Centre, 237 Chaoyang North Road, Chaoyang District, Beijing;

Legal representative: Yuan LIU

(In this Agreement, all the above parties are called collectively as the “Parties” and respectively as a “Party”)

Whereas,

1.	Party D is a limited liability company duly incorporated and validly existing under the PRC laws, engaged in the registration and recommendation of full-time or part-time job seekers, training, information consulting, job recommendation and Internet information services;

2.	Party B and Party C are both the registered shareholders of Party D, duly holding 100% equity interest in Party D;

3.	According to the Loan Agreement (“Loan Agreement”) entered into by and among Party A, Party B and Party C on July 7, 2011, Party A has extended a loan to Party B and Party C with the amount of RMB one million and Parties B and C have received the loan;

4.	According to the Equity Interest Pledge Agreement (“Pledge Agreement”) entered into by and among Party A, Party B and Party C on July 7, 2011, Party B and Party C agree to pledge all of their equity interests held in Party D to Party A;

5.	Parties A, B and C entered into a Business Operations Agreement (“Operations Agreement”) on July 7, 2011.

1

6.	Party B and Party C agree to enter into this Agreement to grant Party A an exclusive call option, and Party A accepts such call option to purchase all or part of the equity interests held by Party B and Party C in Party D.

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Exclusive Equity Option

1.1 Grant of Right

Party B and Party C hereby exclusively and irrevocably grants Party A an exclusive option to purchase or designate one or several person(s) (the “Designated Person”) to purchase all or part of the equity interests held by Party B and Party C in Party D (the “Call Option”) at any time from Party B and/or Party C at the price specified in Article 1.3 of this Agreement in accordance with the procedure determined by Party A at its own discretion and to the extent permitted by the PRC laws. No third party other than Party A and/or the Designated Person may have the Call Option. The “person” set forth in this Agreement means any individual, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.

1.2 Exercise Procedure

Party A and/or the Designated Person may exercise the Call Option by issuing a written notice (the “Purchase Notice”) to Party B and/or Party C specifying the specific percentage of equity interest to be purchased from Party B and/or Party C (the “Purchased Equity Interest”) and the manner of purchase.

Within seven (7) working days upon the receipt of the Purchase Notice by Party B and/or Party C, Party B and/or Party C shall enter into an equity transfer agreement with Party A and/or its Designated Person to ensure the Purchased Equity Interest can be transferred to Party A and/or its Designated Person as soon as practicable and shall take any necessary action to ensure the prompt completion of the corresponding change formalities at relevant Administration for Industry and Commerce.

1.3 Purchase Price

1.3.1. When Party A exercises the Call Option, the purchase price of the Purchased Equity Interest (“Purchase Price”) shall be equal to the registered capital subscribed to by Party B and Party C for the Purchased Equity Interest, unless the applicable PRC laws and regulations require appraisal of the Purchased Equity Interest or otherwise impose restrictions on the Purchase Price.

1.3.2. If the applicable PRC laws require appraisal of the Purchased Equity Interest or otherwise impose restrictions on the Purchase Price when Party A exercises the Call Option, Parties A, B and C agree that the Purchase Price of the Purchased Equity Interest shall be set at the lowest price permissible under the applicable laws. If such lowest price is higher than the registered capital corresponding to the Purchased Equity Interest, the amount exceeded shall be repaid to Party A by Party B and Party C according to the Loan Agreement.

2

1.4 Transfer of the Purchased Equity Interest

After Party A provides the Purchase Notice pursuant to this Agreement, each time the Call Option is exercised:

1.4.1. Party B and Party C shall cause Party D to convene a shareholders’ meeting in time. At the meeting, a resolution shall be adopted to approve Party B and/or Party C’s transfer of the equity interest to Party A and/or the Designated Person, and Party B and/or Party C shall sign a confirmation letter waiving the first right of refusal on the equity interest so transferred by Party D’s other shareholders;

1.4.2. Party B and Party C shall, pursuant to the terms and conditions of this Agreement and the Purchase Notice, enter into an equity interest transfer agreement (whose contents shall be acceptable to Party A and/or the Designated Person) with Party A and/or the Designated Person for each transfer;

1.4.3. The related Parties shall execute all other requisite contracts, agreements or documents, obtain all requisite governmental approvals and consents, and conduct all necessary actions, transfer the ownership of the Purchased Equity Interest to Party A and/or the Designated Person without any security interest or other encumbrances, and have Party A and/or the Designated Person be registered as the owner of the Purchased Equity Interest at relevant Administration for Industry and Commerce. In this article and this Agreement, “Security Interest” includes guarantees, mortgages, pledges, third-party rights or interests, any call option, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements. It does not include any security interest under the Equity Interest Pledge Agreement.

1.4.4. Party B, Party C and Party D shall unconditionally use its best efforts to assist Party A in obtaining the governmental approvals, permits, registrations, filings and complete all formalities necessary for the Purchased Equity Interest to be transferred.

1.5 Payment

Payment method of the Purchase Price shall be determined through consultation by Party A and/or the Designated Person with Party B and/or Party C in accordance with the applicable laws at the time when the Call Option is exercised. Party A, Party B and Party C hereby agree that to the extent permitted by the laws, Party B and/or Party C shall repay to Party A any amount paid by Party A and/or the Designated Person to Party B and/or Party C in connection with the Purchased Equity Interest in order to repay the principal of the loan and interest or capital occupation cost under the Loan Agreement as permitted by the laws.

3

2.	Covenants of Party B, Party C and Party D

Party B, Party C and Party D hereby covenant:

2.1 Without prior written consent by Party A, not to, in any form supplement, change or amend the Articles of Association of Party D, increase or decrease the registered capital of Party D, or change the capital structure in any other form;

2.2 Upon Party A’s request at any time, to unconditionally and immediately transfer the equity interest at any time to Party A and/or the Designated Person, and to waive the first right of refusal on the equity interest so transferred by Party D’s other shareholders;

2.3 Without the prior written consent by Party A, not to affirmatively vote for, support or execute any shareholders’ resolution at Party D’s shareholders’ meeting to approve Party D’s merger or combination with any person, acquisition by any person, or Party D’s acquisition of or investment in any person;

2.4 In accordance with fair finance and business standard and custom, to maintain the due existence of Party D, prudently and effectively operate and handle its business, ensure Party D’s continuous and normal operation of all business to maintain its asset value, and not to commit any action/omission that may adversely affect Party D’s business operations and asset value;

2.5 Without the prior written consent by Party A, not to affirmatively vote for, support or execute any shareholders’ resolution at Party D’s shareholders’ meeting to approve to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interest in the equity interests of Party D, nor to allow other security interests to be created on it, except for the pledge right set on Party D’s equity interests pursuant to the Equity Interest Pledge Agreement;

2.6 Without the prior written consent by Party A, not to commit any act and/or omission that may materially affect the assets, business and liabilities of Party D; without the prior written consent by Party A, not to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interests in any of Party D’s assets, business or income, nor to allow other security interests to be created on it at any time from the date of execution of this Agreement;

2.7 Without prior written consent by Party A, not to incur, inherit, guarantee or allow the existence of any debt, except for (i) the debt arising from normal or daily business other than from borrowing; and (ii)the debt which has been disclosed to Party A and has obtained the written consent from Party A;

2.8 Without prior written consent by Party A, not to enter into any material agreement, other than those executed in the ordinary course of business (a material agreement referred to in this paragraph shall mean any agreement with a contact value exceeding RMB one hundred thousand Yuan (RMB 100,000));

4

2.9 Without prior written consent by Party A, not to provide any loans or credit to any person;

2.10 Upon Party A’s request, to provide Party A with information about Party D’s operations and financial conditions;

2.11 To immediately notify Party A of the occurrence or the potential occurrence of any litigation, arbitration or administrative procedure related to the ownership of the equity interests held by Party B and/or Party C, and Party D’s assets, business and income;

2.12 In order to keep the ownership of the equity interest held by Party B and/or Party C, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims;

2.13 In order to keep Party D’s ownership of all of its assets, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims;

2.14 To cause Party D’s shareholders’ meeting to vote affirmatively for the transfer of the Purchased Equity Interest stipulated hereunder;

2.15 Upon Party A’s request, to appoint the persons nominated by Party A as directors and senior officers of Party D;

2.16 Subject to the Power of Attorney executed by Party B and Party C on July 7, 2011, to exercise any and all the rights as Party D’s shareholder only upon the request by Party A and only upon Party A’s written authorization; and

2.17 To strictly comply with the provisions of this Agreement and other agreements jointly or severally executed by Party B and/or Party C, Party D and Party A, and to duly perform all obligations under such agreements, without taking any act or omission that suffices to affect the validity and enforceability of these agreements.

3.	Breach of Contract

3.1 If either Party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to other Parties (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may take the actions pursuant to this Agreement or take other remedies in accordance with the laws.

5

3.2 The following events shall constitute a default by Party B and/or Party C:

(1)	Party B and/or Party C breaches any provision of this Agreement, or any statement or warranties made Party B and/or Party C under this Agreement is untrue or is proved inaccurate in any material aspects;

(2)	Party B and/or Party C assigns or otherwise transfers or pledges any of their/its rights without the prior written consent by Party A; or

(3)	Any breaches by Party B and/or Party C that render this Agreement, the Loan Agreement, the Pledge Agreement and/or the Operations Agreement to be invalid or unenforceable.

3.3 Should a breach of contract by Party B and Party C or violation by Party B and/or Party C of provisions under the Loan Agreement, the Pledge Agreement and the Operation Agreement occur, Party A can take the following actions:

(1)	request Party B and Party C to immediately transfer all or any part of the Purchased Equity Interests to Party A or the Designated Person pursuant to this Agreement; and

(2)	take back the loans made under the Loan Agreement.

3.4 Once Party A realizes the pledge pursuant to the Pledge Agreement and, Party A thus obtains the relevant proceeds and payments, Party B and Party C will be deemed to have fully fulfilled their obligations under this Agreement and Party A will not request any other payments from Party B and Party C.

4.	Assignment

4.1 Neither Party B nor Party C shall assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A; should Party B and Party C die, they agree that their rights and obligations hereunder shall be immediately succeeded by the person designated by Party A.

4.2 This Agreement shall be binding on Party B and Party C and their respective successors or inheritors and is effective on Party A and each of its successors, inheritors or assigns permitted by Party A. Party B and Party C agree that after they die, Party D’s entire equity interests held by them will be disposed of in the following manner: (1) such equity interests shall all belong to Party A if permitted by the then effective laws; (2) such equity interests shall be disposed of by Party A at its own discretion if Party A is not permitted by the then effective laws to directly hold Party D’s equity interests.

4.3 Party B and Party C hereby agree that Party A may assign all or part of its rights and obligations under this Agreement as it needs and such transfer shall only be subject to a written notice sent to Party B and Party C by Party A at the occurrence of such transfer, and no further consent from Party B and Party C will be required.

6

5.	Effectiveness and Term

5.1 This Agreement shall be concluded as of the date of its execution. The Parties agree and confirm that the effect of this Agreement shall retrospect to August 3, 2010.

5.2 The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by the Parties. This Agreement may be extended upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by Party A.

5.3 During the term stipulated in the above Articles 5.2, if Party A or Party D is terminated at expiration of their respective operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of such Party, unless Party A has already assigned its rights and obligations in accordance with the Article 4.3 hereof.

6.	Termination

6.1 At any time during the term of this Agreement and any extended term hereof, if Party A can not exercise the Call Option pursuant to Article 1 due to then applicable laws, Party A can, at its own judgment and discretion, unconditionally terminate this Agreement by issuing a written notice to Party B and Party C without assumption of any liability.

6.2 If Party D, during the term of this Agreement and its extension period, is terminated due to bankruptcy, dissolution or being ordered to close down by the laws, the obligations of Party B and Party C hereunder shall be terminated upon the termination of Party D, provided, however, that Party B and Party C shall continue to perform its obligations under other agreements entered into with Party A, including but not limited to the Loan Agreement, the Pledge Agreement and the Operations Agreement.

6.3 Except under circumstances indicated in Article 6.2, Party B and Party C shall not have the right to unilaterally dissolve this Agreement at any time during the term and extension periods of this Agreement.

7.	Taxes and Expenses

Each Party shall bear any and all taxes, costs and expenses related to transfer and registration as required by the PRC laws incurred by or imposed on such Party arising from the preparation and execution of this Agreement and the consummation of the transaction contemplated hereunder. Notwithstanding this provision, Party A agrees to bear any taxes and expenses incurred by Party B and Party C arising from this Agreement, except in case of a breach hereof by Party B and/or Party C.

7

8.	Confidentiality

All Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All Parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from other Parties unless under the following conditions:

(a) such documents are known or will be known by the public (excluding the receiving party discloses such documents to the public without authorization);

(b) any documents are required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or

(c) if any documents are required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is judged as void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

9.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

8

If to Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

Attn:

Address:

Phone:

Fax:

If to Party B: Yuan LIU

Address:

Phone:

Fax:

If to Party C: Guanzhu WANG

Address:

Phone:

Fax:

If to Party D: Beijing Zhilian Sanke Human Resources Service Co., Ltd

Attn:

Address:

Phone:

Fax:

10.	Applicable Law and Dispute Resolution

10.1 The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

10.2 The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation.

10.3 In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties, and the Parties agree to be bound by the arbitration award and cause it to be enforced. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

11.	Miscellaneous

11.1 The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

11.2 The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersede all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

9

11.3 This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and the permitted assigns.

11.4 Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

11.5 If any provision of this Agreement is judged by a court of competent jurisdiction, governmental agency or arbitration authority as void, invalid or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and revise those void, invalid or unenforceable provisions only to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

11.6 Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

11.7 This Agreement is executed with four (4) original copies; each Party holds one (1) original copy and all original copies have equal legal effect.

[No text below]

10

[Signature Page of Exclusive Equity Option Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

/s/ Zhilian Wangpin (Beijing) Technology Co., Ltd

Name:

Title:

Yuan LIU

/s/ Yuan LIU

Guanzhu WANG

/s/ Guanzhu WANG

Beijing Zhilian Sanke Human Resources Service Co., Ltd

(seal)

/s/ Beijing Zhilian Sanke Human Resources Service Co., Ltd

Name:

Title:

11

Exhibit 10.14

Power of Attorney

I, Yuan LIU, citizen of the People’s Republic of China (the “PRC”) with ID No. of                     , is the shareholder of Beijing Zhilian Sanke Human Resources Service Co., Ltd. (“Zhilian Sanke”) holding 50% equity interest of Zhilian Sanke, hereby irrevocably authorize the person designated by Zhilian Wangpin (Beijing) Technology Co., Ltd (“Zhilian Wangpin”) with the following powers and rights during the period of validity of this Power of Attorney:

I hereby authorize the person appointed by Zhilian Wangpin to exercise, on my behalf, all my rights as shareholder in accordance with PRC laws and Zhilian Sanke’s Articles of Association at the shareholders’ meetings of Zhilian Sanke, including but not limited to the right to call the shareholder’s meeting, accept the notice regarding the shareholder’s meeting and its discussion procedures, attend the shareholder’s meeting and exercise all voting rights represented by the 50% of Zhilian Sanke’s equity interest (including acting as my authorized representative to elect, designate or appoint the director, general manager, financial controller or other senior management personnel, to decide such matters as distribution of dividend), and to sell or transfer any or all of my equity interest held in Zhilian Sanke.

Such authorization and appointment are based upon the precondition that such person designated by Zhilian Wangpin is acting as an employee of Zhilian Wangpin or its affiliates and Zhilian Wangpin consents to such authorization and appointment in writing. Once such person designated by Zhilian Wangpin ceases to act as an employee of Zhilian Wangpin or its affiliates or Zhilian Wangpin notifies me to terminate such authorization and appointment, I shall withdraw such authorization and appointment granted hereby immediately and designate and authorize another individual nominated by Zhilian Wangpin to exercise the full aforesaid rights on my behalf at the shareholders’ meetings of Zhilian Sanke. If I die, I agree that my rights and obligations hereunder shall be immediately succeeded by the person designated by Zhilian Wangpin.

During the period when Zhilian Sanke is validly existing, unless the Business Operation Agreement jointly signed by and between Zhilian Wangpin and Zhilian Sanke is terminated for any reason whatsoever, this Power of Attorney will remain valid for an initial period of ten (10) years starting from August 3, 2010 when this Power of Attorney was executed. At the expiry hereof and upon the request of Zhilian Wangpin, I will extend the period of validity hereof as requested by Zhilian Wangpin. This Power of Attorney shall not be modified or terminated throughout its period of validity unless otherwise agreed by Zhilian Wangpin in writing.

/s/ Yuan LIU
Yuan LIU
July 7, 2011

1

Power of Attorney

I, Guanzhu WANG, citizen of the People’s Republic of China (the “PRC”) with ID No. of                     , is the shareholder of Beijing Zhilian Sanke Human Resources Service Co., Ltd. (“Zhilian Sanke”) holding 50% equity interest of Zhilian Sanke, hereby irrevocably authorize the person designated by Zhilian Wangpin (Beijing) Technology Co., Ltd (“Zhilian Wangpin”) with the following powers and rights during the period of validity of this Power of Attorney:

I hereby authorize the person appointed by Zhilian Wangpin to exercise, on my behalf, all my rights as shareholder in accordance with PRC laws and Zhilian Sanke’s Articles of Association at the shareholders’ meetings of Zhilian Sanke, including but not limited to the right to call the shareholder’s meeting, accept the notice regarding the shareholder’s meeting and its discussion procedures, attend the shareholder’s meeting and exercise all voting rights represented by the 50% of Zhilian Sanke’s equity interest (including acting as my authorized representative to elect, designate or appoint the director, general manager, financial controller or other senior management personnel, to decide such matters as distribution of dividend), and to sell or transfer any or all of my equity interest held in Zhilian Sanke.

Such authorization and appointment are based upon the precondition that such person designated by Zhilian Wangpin is acting as an employee of Zhilian Wangpin or its affiliates and Zhilian Wangpin consents to such authorization and appointment in writing. Once such person designated by Zhilian Wangpin ceases to act as an employee of Zhilian Wangpin or its affiliates or Zhilian Wangpin notifies me to terminate such authorization and appointment, I shall withdraw such authorization and appointment granted hereby immediately and designate and authorize another individual nominated by Zhilian Wangpin to exercise the full aforesaid rights on my behalf at the shareholders’ meetings of Zhilian Sanke. If I die, I agree that my rights and obligations hereunder shall be immediately succeeded by the person designated by Zhilian Wangpin.

During the period when Zhilian Sanke is validly existing, unless the Business Operation Agreement jointly signed by and between Zhilian Wangpin and Zhilian Sanke is terminated for any reason whatsoever, this Power of Attorney will remain valid for an initial period of ten (10) years starting from August 3, 2010 when this Power of Attorney was executed. At the expiry hereof and upon the request of Zhilian Wangpin, I will extend the period of validity hereof as requested by Zhilian Wangpin. This Power of Attorney shall not be modified or terminated throughout its period of validity unless otherwise agreed by Zhilian Wangpin in writing.

/s/ Guanzhu WANG
Guanzhu WANG
July 7, 2011

2

Exhibit 10.15

Equity Interest Pledge Agreement

By and between

Hao LIU

Guanzhu WANG

And

Zhilian Wangpin (Beijing) Technology Co., Ltd

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) is entered into as of                      in Beijing, People’s Republic of China (“PRC”) by and among:

Party A: Hao LIU

Residence:

ID Card No.:

Party B: Guanzhu WANG

Residence:

ID Card No.:

Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing;

Legal representative: Hao LIU

Party D: the Companies Listed in Appendix 1

(In this Agreement, the companies listed in Appendix 1 are each individually referred to as “Party D”; Parties A and B are called collectively or individually as the “Pledgor” and Party C is referred to as the “Pledgee”. All the above parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”)

Whereas,

1.	Party D is a limited liability company duly incorporated and existing under the PRC laws, with details specified in Appendix 1;

2.	In accordance with the Equity Interest Transfer Agreement executed by and between Guanzhu WANG and Peng ZHAO, Guanzhu WANG purchases and accepts 100% equity interest of Party D held by Peng ZHAO. Currently, the Pledgor, as Party D’s shareholder, duly holds certain percentage of equity interest of Party D;

3.	According to the Loan Agreement (“Loan Agreement”) entered into by and among Parties A, B and C on [•], Party C has extended a RMB loan to Parties A and B;

4.	According to the Exclusive Equity Option Agreement (“Equity Option Agreement”) entered into by and among the Pledgor, Party C and Party D on [•], the Pledgor shall, to the extent permissible by the PRC laws, assign all or part of its equity interest held in Party D to the Pledgee and/or any other entities or individuals designated by the Pledgee at Party C’s request.

5.	According to the Business Operations Agreement (“Operations Agreement”) entered into by and among the Pledgor, Party C and Party D on [•], the Parties thereby make the arrangements on the matters during the course of Party D’s business operations;

6.	According to the Exclusive Consulting and Service Agreement (“Service Agreement”, collectively referred to as the “Main Agreements” together with the Loan Agreement, Equity Option Agreement and Business Operations Agreement) entered into by and between Party C and Party D on [•], Party C accepts Party D’s entrustment to provide services and Party D shall pay service fees to Party C as required; and

7.	In order to secure the performance of the obligations under the Main Agreements by the Pledgor and Party D, the Pledgor agrees to pledge all of its equity interest held in Party D to Party C, and Party D consents to such equity interest pledge arrangement.

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Pledge Right and Guaranteed Scope

1.1 The Pledgor will pledge all of their equity interest in Party D to the Pledgee as a security on the performance of all the obligations under the Main Agreements by the Pledgor and Party D as well as on the entire compensation liability arising from the invalidity, cancellation or earlier termination of the Main Agreements. Party D consents to such pledge arrangement.

1.2 Pledge Right hereunder refers to the rights owned by the Pledgee, who shall be entitled to a priority to be compensated by the proceeds from conversion into money, auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

1.3 The effect of the guarantee under this Agreement shall not be affected due to any amendment or modification to the Main Agreements, and the guarantee hereunder shall remain valid on the obligations of Pledgor and Party D under any amended Main Agreements. The invalidity, cancellation or earlier termination of Main Agreements shall not prejudice the validity of this Agreement. If any of the Main Agreements becomes invalid or is canceled or terminated for any reason whatsoever, the Pledgee has the right to immediately realize the Pledge Right pursuant to Article 9 of this Agreement.

2.	Pledged Equity

The pledged equity under this Agreement is 100% equity interests held by the Pledgor in Party D (the “Pledged Equity”) and all the interests associated therewith. The details of the Pledged Equity are set out in Appendix 1:

3.	Creation of Pledge

3.1 The pledge under this Agreement shall be registered at Party D’s shareholders’ register and capital contribution certificate in the form attached hereto, and the Parties further agree to submit the shareholders’ register specifying the pledge to the Pledgee for custody.

3.2 Considering that the pledge may be created only after recorded at the competent administration for industry and commerce (AIC) where Party D’s company is registered, the Parties shall comply with relevant laws and regulations and make their best effort to complete such registration with the AIC.

4.	Term of Pledge

4.1 The term of pledge hereunder shall start from the day when the pledge is recorded at the AIC where Party D’s company is registered and shall last until two (2) years after the expiry of the period during which all obligations under all the Main Agreements shall be completed (“Pledge Term”).

4.2 Within the Pledge Term, if the Pledgor and Party D fail to perform any of the obligations under or arising from the Main Agreements, the Pledgee has the right to exercise the pledge right in accordance with Article 9 of this Agreement.

5.	Custody and Return of Pledge Certificate

5.1 The Pledgor shall deliver Party D’s shareholders’ register and the capital contribution certificate to the Pledgee within three (3) working days after the pledge is recorded at Party D’s shareholders’ register as required in Article 3; the Pledgee shall have the duty to well keep the pledge documents so received.

5.2 If the pledge hereunder is released pursuant to this Agreement, the Pledgee shall return the pledge registration certificate back to the Pledgor within three (3) working days after the pledge is released pursuant to this Agreement and provide necessary assistance to the Pledgor for going through the procedure of pledge release.

6.	Pledgor’s Representations and Warranties

The Pledgor hereby represents and warrants to the Pledgee that as of the effective date of this Agreement:

6.1 The Pledgor is the sole legal owner of the Pledged Equity;

6.2 The Pledgor does not set up any other pledge or other rights on the equity interest except those set for the benefit of the Pledgee;

6.3 Party D’s shareholders’ meeting has adopted a resolution to approve the pledge under this Agreement;

6.4 This Agreement, once effective, shall constitute a lawful, effective and binding obligation for the Pledgor.

6.5 The pledge created by the Pledgor on the Pledged Equity pursuant to this Agreement shall not violate the relevant stipulations of the laws, regulations of the State and other governmental authority, nor shall it violate any contracts or agreements entered into by and between the Pledgor and any third party, or any commitments made by such Pledgor to any third party;

6.6 All the documents and materials related to this Agreement provided by the Pledgor to the Pledgee are true, accurate and complete;

6.7 The Pledgor will exercise the rights as Party D’s shareholder only upon the written authorization and request by the Pledgee.

7.	Pledgor’s Commitments

7.1 During the term of this Agreement, the Pledgor commits to and for the benefit of the Pledgee that the Pledgor will:

(1)	try to complete the registration procedures at the AIC for the pledge hereunder pursuant to this Agreement within fifteen (15) working days upon the execution of this Agreement.

(2)	not transfer or assign the equity interest, create or permit to be created any pledges which may affect the rights and benefits of the Pledgee without prior written consent from the Pledgee;

(3)	comply with and implement all the relevant laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or formulated by the competent authority within five (5) days upon receiving such notices, orders or suggestions; and act as required by such notices, orders or suggestions; or raise objection or statement to the foregoing matters at the reasonable request of or upon the consent from the Pledgee;

(4)	promptly notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change or cause any effect on any of the Pledgor’s warranties and obligations under this Agreement.

7.2 The Pledgor commits that the Pledgee’s exercise of its right to the Pledge arising from this Agreement shall not be suspended or impaired by any legal procedure launched by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any such other person.

7.3 The Pledgor promises to the Pledgee that in order to protect or perfect the security for the performance of the Pledgor and Party D’s obligations under the Main Agreements, the Pledgor will execute in good faith and cause other pledge-concerned parties to execute all the title certificates and covenants, and/or act and cause other pledge-concerned parties to act as required by the Pledgee; and facilitate the Pledgee to exercise the rights and authority empowered on the Pledgee by this Agreement.

7.4 The Pledgor promises to the Pledgee to execute all amendment documents (if applicable and necessary) in connection with the certificates of equity interest with the Pledgee or its designated person (whether natural or legal), and provide the Pledgee with such pledge-related notices, orders and decisions as is considered necessary by the Pledgee within a reasonable period of time.

7.5 The Pledgor promises to the Pledgee to comply with and perform all the warranties, commitments, covenants, representations and conditions for the benefit of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee resulting from the Pledgor’s inability to comply with or failure to perform or fully perform such warranties, commitments, covenants, representations and conditions.

8.	Events of Default and Liabilities for Breach of Contract

8.1 Any of the following events shall be regarded as an event of default:

(1)	The Pledgor or Party D fails to perform its obligations under the Main Agreements;

(2)	Any of the representations, warranties or commitments made by the Pledgor under Articles 6 and 7 hereof is materially misleading or wrong; and the Pledgor breaches any other terms hereunder;

(3)	The Pledgor waives the Pledged Equity or transfers or assigns the Pledged Equity, or creates encumbrances on the Pledged Equity, without prior written consent from the Pledgee;

(4)	Any of the Pledgor’s external loans, securities, compensations, covenants or other repayment liabilities (i) is required to be repaid or performed prior to the scheduled date due to a breach; or (ii) is due but can not be repaid or performed as scheduled and thereby cause the Pledgee to believe that the Pledgor’s capability to perform the obligations hereunder has been affected;

(5)	Party D is incapable of repaying the general debt or other liabilities;

(6)	Any reason other than an event of Force Majeure renders this Agreement illegal or the Pledgor unable to continue its performance of the obligations hereunder;

(7)	The property of the Pledgor suffers adverse change, which leads the Pledgee to believe that the capability of the Pledgor to perform the obligations hereunder has been affected;

(8)	Party D only performs a portion of or refuses to perform the obligations under the Main Agreements;

(9)	The Pledgor breaches this Agreement by an act or omission in violation of other provisions of this Agreement;

(10)	Any applicable laws deem this Agreement as illegal or render the Pledgor unable to continue to perform its obligations under this Agreement; and

(11)	Any government approvals, permits or authorizations, based on which this Agreement is deemed enforceable, legitimate and valid, are revoked, terminated, invalidated or materially revised.

8.2 The Pledgor shall immediately notify the Pledgee in writing once it is aware or discovers that any of the events mentioned in Article 8.1 hereinabove or any event that may result in the foregoing events has occurred.

8.3 Unless the events of default listed in Article 8.1 hereinabove has been fully resolved to the Pledgee’s satisfaction, the Pledgee may, at the occurrence of such event of default or any time thereafter, send a written notice of default to the Pledgor, requiring the Pledgor to immediately perform its obligations under the Main Agreements or requiring the exercise of the Pledge Right pursuant to Article 9 hereof.

9.	Exercise of the Pledge Right

9.1 The Pledgor shall not transfer or assign the Pledged Equity without the written approval from the Pledgee until all the obligations under the Main Agreements are fully performed.

9.2 In case an event of default listed in Article 8 does occur, the Pledgee shall give a notice of default to the Pledgor when exercising its right of pledge; the Pledgee may exercise the right of pledge at the same time when the notice of default is sent pursuant to Article 8.3 or at any time thereafter.

9.3 The Pledgee is entitled to sell in accordance with the legal procedures or otherwise dispose of the Pledged Equity hereunder. If the Pledgee decides to exercise its pledge rights, the Pledgor promises to transfer all of its shareholder’s right to the Pledgee. In addition, the Pledgee has the right to convert the value of all or part of equity interests hereunder into money in compliance with legal procedures, or has the priority to be compensated by the proceeds generated from auction or sale of such equity interests.

9.4 The Pledgor shall not hinder the Pledgee from exercising the Pledge Right in accordance with this Agreement and shall give necessary assistance so that the Pledgee can realize its Pledge Right.

10.	Assignment

10.1 The Pledgor shall not donate or transfer its rights and obligations hereunder without prior written consent from the Pledgee. If the Pledgor dies, the Pledgor agrees to immediately transfer its rights and obligations under this Agreement to the person designated by the Pledgee.

10.2 This Agreement shall be binding upon both the Pledgor and their successors or inheritors, and shall be effective on the Pledgee and each of its successors, inheritors or permitted assigns.

10.3 The Pledgee may transfer or assign any or all of its rights and obligations under the Main Agreements to any person (whether natural or legal) designated by it at any time to the extent permissible by the laws. In this case, the assignee shall enjoy the rights and undertake the obligations of the Pledgee hereunder as if the assignee itself has been a party hereto. When the Pledgee transfers or assigns its rights and obligations under the Main Agreements, such transfer shall only be subject to a written notice serviced to the Pledgor, and at the request of the Pledgee, the Pledgor shall then execute the relevant agreements and/or documents with respect to such transfer or assignment.

10.4 After the Pledgee is changed due to the transfer or assignment, the new Parties to the pledge shall execute a new equity interest pledge agreement, which shall be consistent with this Agreement in all material aspects.

11.	Effectiveness and Termination of the Agreement

11.1 This Agreement is concluded and effective as of the day when the pledge contemplated herein is recorded into Party D’s shareholders’ register. The Parties agree and confirm that the rights and obligations hereunder shall retrospect to the day when Party B signs the Equity Transfer Agreement with Party D’s former shareholders respectively with respect to Party D’s equity interest.

11.2 To the extent practicably allowed, the Parties shall make their best efforts to register and file the pledge, and cause the pledge to be registered and filed, at the AIC where Party D’s company is registered, provided, however, that the Parties confirm that the effectiveness and validity of this Agreement shall not be affected regardless of whether the pledge hereunder is registered or not.

11.3 This Agreement shall terminate two years after the Pledgor and/or Party D no longer undertake(s) any obligations under or arising from the Main Agreements, and in this case, the Pledgee shall cancel or terminate this Agreement as soon as reasonably practicable.

11.4 The release of pledge shall also be recorded accordingly at the shareholders’ register of Party D, and the deregistration of the pledge shall be completed at the AIC where Party D’s company is registered according to the relevant laws.

12.	Formality Fees and Other Expenses

Each Party shall bear any and all taxes, costs and expenses as required by the PRC laws incurred by or imposed on such Party arising from the preparation and execution of this Agreement and the consummation of the transaction contemplated hereunder. Notwithstanding this provision, Party C agrees to bear any taxes and expenses incurred by Party A and Party B arising from this Agreement, except in case of a breach hereof by Party B and/or Party C.

13.	Force Majeure

13.1 “Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funds or financing shall not be deemed as the events beyond reasonable controls of the affected Party. The affected Party shall forthwith inform the other Party of the details concerning the exemption of liabilities.

13.2 In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The affected Party shall take appropriate measures to minimize or eliminate the adverse impacts therefrom and strive to resume the performance of this Agreement so delayed or interrupted. The Parties agree to use their best efforts to continue the performance of this Agreement once the said Force Majeure Event disappears.

14.	Confidentiality

The Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. The Parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from the other parties unless under the following conditions:

(a) such documents are known or will be known to the public (excluding any of the receiving parties discloses such documents to the public without authorization);

(b) any documents required to be disclosed in accordance with the applicable laws or rules or regulations of stock exchange; or

(c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is held to be void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

15.	Applicable Law and Dispute Resolution

15.1 The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

15.2 The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation.

15.3 In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party, any party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties, and the Parties agree to be bound by the arbitration award and cause it to be enforced. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

16.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: Hao LIU

Address:

Phone:

Fax:

If to Party B: Guanzhu WANG

Address:

Phone:

Fax:

If to Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd

Attn:

Address:

Phone:

Fax:

17.	Miscellaneous

17.1 The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

17.2 The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersedes all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

17.3 This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and permitted assigns.

17.4 Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

17.5 If any provision of this Agreement is held by a court of competent jurisdiction or arbitration authority to be void, invalid or non-enforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and revise those void, invalid or non-enforceable provisions to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

17.6 Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

17.7 Should the pledge registration authority requires this Agreement to be resigned or amended with respect to the pledge of the equity interest, the Parties shall guarantee the validity and enforceability of this Agreement.

17.8 This Agreement is executed with [•] original copies with the same legal effect and each Party holding one (1) original copy.

[No text below]

[Signature Page of Equity Interest Pledge Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party A: Hao LIU

Signature:

[Signature Page of Equity Interest Pledge Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party B: Guanzhu WANG

Signature:

[Signature Page of Equity Interest Pledge Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party C:
(seal)
Signature:
Name:
Title: Legal Representative

Appendix 2.1.1

[•]

Shareholders’ Register

Date:

Name of Shareholders	Amount of Contribution Shareholding Percentage	Information of Shareholders	Note

1

Appendix 2.1.2

[•]

Capital Contribution Certificate

(Serial No.: [•])

Company Name: [•]

Date of Establishment: [•]

Registered Capital: [•]

Name of shareholder: Hao LIU

ID Card No.:

Paid-in Contribution: [•]

This is to certify that Hao LIU has subscribed to the contribution of RMB[•], thus having [•]% equity interest of [•]. In accordance with the Equity Interest Pledge Agreement executed on [•], 2011, Hao LIU shall pledge all of its [•]% equity interest to Zhilian Wangpin (Beijing) Technology Co., Ltd, and shall handle the pledge registration formality with the registration authority.

[•] (seal)

Signature:

Name: [•]

Title: Legal Representative

Date: [•]

2

Appendix 2.1.3

[•]

Capital Contribution Certificate

(Serial No.: [•])

Company Name: [•]

Date of Establishment: [•]

Registered Capital: [•]

Name of shareholder: Guanzhu WANG

ID Card No.:

Paid-in Contribution: [•]

This is to certify that Guanzhu WANG has subscribed to the contribution of RMB [•], thus having [•]% equity interest of [•]. In accordance with the Equity Interest Pledge Agreement executed on [•], 2011, Guanzhu WANG shall pledge all of its [•]% equity interest to Zhilian Wangpin (Beijing) Technology Co., Ltd, and shall handle the pledge registration formality with the registration authority.

[•] (seal)

Signature:

Name: [•]

Title: Legal Representative

Date: [•], 2011

3

Exhibit 10.16

Business Operations Agreement

By and between

Hao LIU

Guanzhu WANG

And

Zhilian Wangpin (Beijing) Technology Co., Ltd

Business Operations Agreement

This Business Operations Agreement (this “Agreement”) is entered into as of November 1, 2011 in Beijing, People’s Republic of China (“PRC”) by and among:

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing;

Legal representative: Hao LIU

Party B: the Companies Listed in Appendix 1

Party C: Hao LIU

Residence:

ID card No.:

Party D: Guanzhu WANG

Residence:

ID Card No.:

(In this Agreement, the companies listed in Appendix 1 are each individually referred to as “Party B”; all the above parties are called collectively as the “Parties” and respectively as a “Party”)

Whereas,

1.	Party A is a wholly foreign-owned enterprise duly incorporated and existing under the PRC laws;

2.	Party B is a limited liability company duly incorporated and existing under the PRC laws, with details specified in Appendix 1;

3.	Party C and Party D are both PRC citizens and shareholders of Party B, with shareholding details specified in Appendix 1;

4.	Party A has established a business cooperation relationship with Party B by entering into a series of agreement, including Exclusive Consulting and Service Agreement (“Service Agreement”); Party B, pursuant to such agreements, is liable to pay a certain amount of money to Party A. Therefore, both parties are aware that the daily operations of Party B will have a material effect on its capacity to pay such payable amount to Party A;

5.	The Parties hereby agree to further clarify, through the terms of this Agreement, the matters in connection with Party B’s operation.

NOW, THEREFORE, in order to set forth the respective rights and obligations of the Parties, the Parties hereby agree as follows through friendly negotiations:

1.	On the premises that Party B complies with the relevant provisions hereinafter, Party A agrees to act as Party B’s guarantor in the contracts, agreements or transactions concluded by and between Party B and any other third party in connection with Party B’s business operations to provide full guarantee on Party B’s performance of such contracts, agreements or transactions. Party B agrees to pledge the accounts receivable in its business operation and all of its assets to Party A as counter-guarantee. According to such performance guarantee arrangement, Party A is willing to sign, whenever necessary, a written guarantee contract with each of Party B’s counterparties to undertake its responsibility as guarantor; to this end, Parties B, C and D will take any necessary action (including but not limited to signing the relevant documents and handling relevant applicable registration formalities) to facilitate the counter-guarantee arrangement toward Party A.

2.	In consideration of the above Article 1 and with an aim to assure the performance of the various operation agreements between Party A and Party B and the payment of the accounts payable by Party B to Party A, Party B together with its shareholders, Party C and Party D, hereby jointly agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the company’s operation (excluding the business contracts, agreements, sale or purchase of assets during Party B’s normal course of business and the lien thus obtained by relevant counter parties due to such transactions) unless a prior written consent has been obtained from Party A, such transaction shall include but not be limited to:

2.1 to borrow money from any third party or assume any debt;

2.2 to sell to or acquire from any third party any asset or right, including but not limited to any intellectual property right;

2.3 to provide a security interest for any third party with its assets or intellectual property rights;

2.4 to assign to any third party its business agreements.

3.	Party C and Party D, as Party B’s shareholders, further covenant to Party A that:

3.1 not to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interest in their equity interests of Party B, nor to allow other security interests to be created on it without Party A’s prior written consent, except for the benefit of Party A and/or its designated person;

3.2 not to approve the shareholders’ resolution which may result in Party B’s merger or combination with, purchase of or investment in, or Party B’s purchase by, any other person (other than by Party A or its designated person) without Party A’s prior written consent;

2

3.3 not to commit any act and/or omission that may materially affect the assets, business and liabilities of Party B without Party A’s prior written consent; not to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interests in any of Party B’s assets, business or income, nor to allow other security interests to be created on it without Party A’s prior written consent, at any time since the date of execution of this Agreement;

3.4 not to request Party B or approve at shareholder’s meeting to distribute dividends or profits to shareholders without Party A’s written consent;

3.5 not to supplement, amend or modify Party B’s articles of association, or to increase or decrease its registered capital, or to change the capital structure of Party B in any way without Party A’s written consent; and

3.6 to agree to execute the Power of Attorney attached hereto in the form of Appendix 2 as requested by Party A on the day of execution of this Agreement.

4.	In order to ensure the performance of the Service Agreement between Party A and Party B and the payment of the various payables by Party B to Party A, Party B together with its shareholders, Party C and Party D, hereby jointly agree to accept, the corporate policy advice and guidance provided by Party A from time to time in connection with the employment and dismissal of Party B’s employees, daily operation, financial management and so on.

5.	Party B together with its shareholders, Party C and Party D, hereby jointly agree that Party C and Party D shall appoint the person recommended by Party A as the director of Party B, and Party B shall appoint the senior officers employed by Party A or its affiliates as recommended by Party A to act as Party B’s General Manager, financial controller and other senior officers. If any of the above senior officers either leaves or is dismissed by Party A or its affiliates, he or she will lose the qualification to take any position in Party B and Party B shall appoint other senior officers employed by Party A or its affiliates as recommended by Party A to assume such position. In this circumstance, the person recommended by Party A should comply with the stipulation on the statutory qualifications of directors, General Manager, financial controller, and other senior officers pursuant to applicable law.

6.	Party B together with its shareholders, Party C and Party D, hereby jointly agree and confirm that Party B shall first seek the guarantee from Party A if it needs any guarantee for its performance of any contract or working capital loans in the course of operation. In such case, Party A shall have the right but no obligation to provide the appropriate guarantee to Party B at its own discretion. If Party A decides not to provide such guarantee, Party A shall issue a written notice to Party B in a timely manner and Party B may seek a guarantee from a third party accepted by Party A in writing.

7.	In the event that the Service Agreement or other agreements between Party A and Party B terminates or expires, Party A shall have the right but no obligation to terminate all the agreements between Party A and Party B.

3

8.	Any amendment and supplement to this Agreement shall be made in writing. Any agreements on such amendment and supplement duly executed by all the parties shall be deemed as an integral part of this Agreement and shall have the same legal effect as this Agreement.

9.	If any article hereof is judged as invalid or unenforceable due to its inconsistency with the relevant laws, such article shall be deemed invalid only within the applicable area of such laws without affecting the legal effect of other articles hereof in any way.

10.	Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A; Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as it needs and such transfer shall only be subject to a written notice sent to Party B by Party A at the occurrence of such transfer, and no further consent from Party B will be required.

11.	This Agreement (including the Power of Attorney attached hereto) shall be binding upon the respective successors or inheritors of Party C and Party D.

12.	The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by all parties. This Agreement may be extended only upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by Party A. During the aforesaid term, if Party A or Party B is terminated at expiration of the operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of such Party, unless such Party has already assigned its rights and obligations in accordance with this Article 10 hereof.

13.	This Agreement shall be terminated on the expiring date unless it is renewed in accordance with the relevant provisions herein. During the valid term of this Agreement, Party B shall not terminate or rescind this Agreement. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a written notice to Party B.

14.	All parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from other parties unless under the following conditions: (a) such documents are known or will be known by the public (excluding the receiving party discloses such documents to the public without authorization); (b) any documents required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or (c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is judged as void, amended, cancelled, terminated or impracticable for any reason whatsoever.

4

15.	The formation, validity, performance and interpretation of this Agreement as well as the resolution of any disputes thereon shall be governed by the PRC laws.

16.	The parties hereto shall strive to settle any dispute arising from the interpretation or performance of the terms under this Agreement (including the Power of Attorney attached hereto) through friendly consultation in good faith. In case no settlement can be reached through consultation within thirty (30) days after such dispute occurs, any party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the parties. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

17.	This Agreement shall be executed and concluded by each of the Parties itself or a duly authorized representative of each Party as of the date first written above. The Parties agree and confirm that the effect of this Agreement shall retrospect to the day when Party D signed the Equity Transfer Agreement with Party B’s former shareholders respectively with respect to Party B’s equity interest.

18.	This Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersedes all prior verbal and written agreements and understandings with respect to the subject matters herein.

19.	The original of this Agreement is in [—] copies; all originals are equally valid.

[No text below]

5

[Signature Page of Business Operations Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

Signature:

Name: Hao LIU

Title: Legal Representative

6

[Signature Page of Business Operations Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Party B: [—]

(seal)

Signature:

Name: [—]

Title: Legal Representative

7

[Signature Page of Business Operations Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Party C: Hao LIU

Signature:

8

[Signature Page of Business Operations Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Party D: Guanzhu WANG

Signature:

9

Appendix 1:

No.	Company Name	Registered Capital	Shareholders	Date of Establishment	Legal Representative	Registered Address
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.

Appendix 2: Powers of Attorney

Power of Attorney

I, [—], a citizen of the People’s Republic of China (the “PRC”) with ID No. of            , is the shareholder of [—] holding [—]% equity interest of [—], and hereby irrevocably authorize the person designated by Zhilian Wangpin (Beijing) Technology Co., Ltd (“Zhilian Wangpin”) with the following powers and rights during the period of validity of this Power of Attorney:

I hereby authorize the person appointed by Zhilian Wangpin to exercise, on my behalf, all my rights as shareholder in accordance with PRC laws and [—]’s Articles of Association at the shareholders’ meetings of [—], including but not limited to the right to call the shareholder’s meeting, accept the notice regarding the shareholders’ meeting and its discussion procedures, attend the shareholders’ meeting and exercise all voting rights represented by the [—]% of [—] (including acting as my authorized representative to elect, designate or appoint the director, general manager, financial controller or other senior management personnel, to decide such matters as distribution of dividend), and to sell or transfer any or all of my equity interest held in [—].

Such authorization and appointment are based upon the precondition that such person designated by Zhilian Wangpin is acting as an employee of Zhilian Wangpin or its affiliates and Zhilian Wangpin consents to such authorization and appointment in writing. Once such person designated by Zhilian Wangpin ceases to act as an employee of Zhilian Wangpin or its affiliates or Zhilian Wangpin notifies me to terminate such authorization and appointment, I shall withdraw such authorization and appointment granted hereby immediately and designate and authorize another individual nominated by Zhilian Wangpin to exercise the full aforesaid rights on my behalf at the shareholders’ meetings of [—]. If I die, I agree that my rights and obligations hereunder shall be immediately succeeded by the person designated by Zhilian Wangpin.

During the period when [—] is validly existing, unless the Business Operation Agreement jointly signed by and between Zhilian Wangpin and [—] is terminated for any reason whatsoever, this Power of Attorney will remain valid for an initial period of ten (10) years. At the expiry hereof and upon the request of Zhilian Wangpin, I will extend the period of validity hereof as requested by Zhilian Wangpin. This Power of Attorney shall not be modified or terminated throughout its period of validity unless otherwise agreed by Zhilian Wangpin in writing.

[—]

[—]

Exhibit 10.17

Exclusive Equity Option Agreement

By and between

Hao LIU

Guanzhu WANG

And

Zhilian Wangpin (Beijing) Technology Co., Ltd

Exclusive Equity Option Agreement

This Exclusive Equity Option Agreement (this “Agreement”) is entered into as of              in Beijing, People’s Republic of China (“PRC”) by and among:

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd.

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing;

Legal representative: Hao LIU

Party B: Hao LIU:

Residence:

ID card No.:

Party C: Guanzhu WANG:

Residence:

ID Card No.:

Party D: the Companies Listed in Appendix 1

(In this Agreement, the companies listed in Appendix 1 are each individually referred to as “Party D”; all the above parties are called collectively as the “Parties” and respectively as a “Party”)

Whereas,

1.	Party D is a limited liability company duly incorporated and validly existing under the PRC laws, with details specified in Appendix 1;

2.	Party B and Party C are both the registered shareholders of Party D, duly holding certain percentage of equity interest of Party D, with shareholding details specified in Appendix 1;

3.	According to the Loan Agreement (“Loan Agreement”) entered into by and between Party A, Party B and Party C on [—], Party A has extended a RMB loan to Party B and Party C;

4.	According to the Equity Interest Pledge Agreement (“Pledge Agreement”) entered into by and among Party A, Party B and Party C on [—] , Party B and Party C agree to pledge all of their respective equity interests held in Party D to Party A;

5.	Parties A, B and C entered into a Business Operations Agreement (“Operations Agreement”) on .

6.	Party B and Party C agree to enter into this Agreement to grant Party A an Exclusive Equity Option, and Party A accepts such call option to purchase all or part of the equity interests held by Party B and/or Party C in Party D.

1

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Exclusive Equity Option

1.1 Grant of Right

Party B and Party C hereby exclusively and irrevocably grants Party A an Exclusive Equity Option, which permits Party A to purchase or designate one or several person(s) (the “Designated Person”) to purchase all or part of the equity interests held by Party B and/or Party C in Party D (the “Call Option”) at any time from Party B and/or Party C at the price specified in Article 1.3 of this Agreement in accordance with the procedure determined by Party A at its own discretion and to the extent permitted by the PRC laws. No third party other than Party A and/or the Designated Person may have the Call Option. The “person” set forth in this Agreement means any individual, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.

1.2 Exercise Procedure

Party A and/or the Designated Person may exercise the Call Option by issuing a written notice (the “Purchase Notice”) to Party B and/or Party C specifying the specific percentage of equity interest to be purchased from Party B and/or Party C (the “Purchased Equity Interest”) and the manner of purchase.

Within seven (7) working days upon the receipt of the Purchase Notice by Party B and/or Party C, Party B and/or Party C shall enter into an equity transfer agreement with Party A and/or its Designated Person to ensure the Purchased Equity Interest can be transferred to Party A and/or its Designated Person as soon as practicable and shall take any necessary action to ensure the prompt completion of the corresponding change formalities at relevant Administration for Industry and Commerce.

1.3 Purchase Price

1.3.1. When Party A exercises the Call Option, the purchase price of the Purchased Equity Interest (“Purchase Price”) shall be equal to the registered capital subscribed to by Party B and Party C for the Purchased Equity Interest, unless applicable the PRC laws and regulations require appraisal of the Purchased Equity Interest or otherwise impose restriction on the Purchase Price.

1.3.2. If the applicable PRC laws require appraisal of the Purchased Equity Interest or otherwise impose restriction on the Purchase Price when Party A exercises the Call Option, Parties A, B and C agree that the Purchase Price of the Purchased Equity Interest shall be set at the lowest price permissible under the applicable laws. If such lowest price is higher than the registered capital corresponding to the Purchased Equity Interest, the amount exceeded shall be repaid to Party A by Party B and Party C according to the Loan Agreement.

2

1.4 Transfer of the Purchased Equity Interest

After Party A provides the Purchase Notice pursuant to this Agreement, each time the Call Option is exercised:

1.4.1. Party B and/or Party C shall cause Party D to convene a shareholders’ meeting in time. At the meeting, a resolution shall be adopted to approve Party B and/or Party C’s transfer of equity interest to Party A and/or the Designated Person, and Party B and/or Party C shall sign a confirmation letter waiving the first right of refusal on the equity interest so transferred by Party D’s other shareholders;

1.4.2. Party B and Party C shall, pursuant to the terms and conditions of this Agreement and the Purchase Notice, enter into an equity interest transfer agreement (whose contents shall be acceptable to Party A and/or the Designated Person) with Party A and/or the Designated Person for each transfer;

1.4.3. The related Parties shall execute all other requisite contracts, agreements or documents, obtain all requisite governmental approvals and consents, and conduct all necessary actions, transfer the ownership of the Purchased Equity Interest to Party A and/or the Designated Person without any security interest or other encumbrances, and have Party A and/or the Designated Person be registered as the owner of the Purchased Equity Interest at Administration for Industry and Commerce. In this article and this Agreement, “Security Interest” includes guarantees, mortgages, pledges, third-party rights or interests, any call option, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements. It does not include any security interest under the Equity Interest Pledge Agreement.

1.4.4. Party B, Party C and Party D shall unconditionally use its best efforts to assist Party A in obtaining the governmental approvals, permits, registrations, filings and complete all formalities necessary for the Purchased Equity Interest to be transferred.

1.5 Payment

Payment method of the Purchase Price shall be determined through consultation by Party A and/or the Designated Person with Party B and/or Party C in accordance with the applicable laws at the time when the Call Option is exercised. Party A, Party B and Party C hereby agree that to the extent permitted by the laws, Party B and/or Party C shall repay to Party A any amount paid by Party A and/or the Designated Person to Party B and/or Party C in connection with the Purchased Equity Interest in order to repay the principal of the loan and interest or capital occupation cost under the Loan Agreement as permitted by the laws.

3

2.	Covenants of Party B, Party C and Party D

Party B, Party C and Party D hereby covenant:

2.1 Without prior written consent by Party A, not to, in any form supplement, change or amend the Articles of Association of Party D, increase or decrease the registered capital of Party D, or change the capital structure in any other form;

2.2 Upon Party A’s request at any time, to unconditionally and immediately transfer the equity interest at any time to Party A and/or the Designated Person, and to waive the first right of refusal on the equity interest so transferred by Party D’s other shareholders;

2.3 Without the prior written consent by Party A, not to affirmatively vote for, support or execute any shareholders’ resolution at Party D’s shareholders’ meeting to approve Party D’s merger or combination with any person, acquisition by any person, or Party D’s acquisition of or investment in any person;

2.4 In accordance with fair finance and business standard and custom, to maintain the due existence of Party D, prudently and effectively operate and handle its business, ensure Party D’s continuous and normal operation of all business to maintain its asset value, and not to commit any action/omission that may adversely affect Party D’s business operations and asset value;

2.5 Without the prior written consent by Party A, not to affirmatively vote for, support or execute any shareholders’ resolution at Party D’s shareholders’ meeting to approve to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interest in the equity interests of Party D, nor to allow other security interests to be created on it, except for the pledge right set on Party D’s equity interests pursuant to the Equity Interest Pledge Agreement;

2.6 Without the prior written consent by Party A, not to commit any act and/or omission that may materially affect the assets, business and liabilities of Party D; without the prior written consent by Party A, not to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interests in any of Party D’s assets, business or income, nor to allow other security interests to be created on it at any time from the date of execution of this Agreement;

2.7 Without prior written consent by Party A, not to incur, inherit, guarantee or allow the existence of any debt, except for (i) the debt arising from normal or daily business other than from borrowing; and (ii) the debt which has been disclosed to Party A and has obtained the written consent from Party A;

2.8 Without prior written consent by Party A, not to enter into any material agreement, other than those executed in the ordinary course of business (a material agreement referred to in this paragraph shall mean any agreement with a contact value exceeding RMB one hundred thousand Yuan (RMB 100,000));

2.9 Without prior written consent by Party A, not to provide any loans or credit to any person;

2.10 Upon Party A’s request, to provide Party A with information about Party D’s operations and financial conditions;

4

2.11 To immediately notify Party A of the occurrence or the potential occurrence of any litigation, arbitration or administrative procedure related to the ownership of the equity interests held by Party B and/or Party C, and Party D’s assets, business and income;

2.12 In order to keep the ownership of the equity interest held by Party B and/or Party C, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims;

2.13 In order to keep Party D’s ownership of all of its assets, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims;

2.14 To cause Party D’s shareholders’ meeting to vote affirmatively for the transfer of the Purchased Equity Interest stipulated hereunder;

2.15 Upon Party A’s request, to appoint the persons nominated by Party A as directors and senior officers of Party D;

2.16 Subject to the Power of Attorney executed by Party B and Party C on [—], to exercise any and all the rights as Party D’s shareholder only upon the request by Party A and only upon Party A’s written authorization; and

2.17 To strictly comply with the provisions of this Agreement and other agreements jointly or severally executed by Party B and/or Party C, Party D and Party A, and to duly perform all obligations under such agreements, without taking any act or omission that suffices to affect the validity and enforceability of these agreements.

3.	Breach of Contract

3.1 If either Party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to other Parties (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may take the actions pursuant to this Agreement or take other remedies in accordance with the laws.

3.2 The following events shall constitute a default by Party B and/or Party C:

(1)	Party B and/or Party C breaches any provision of this Agreement, or any statement or warranties made Party B and/or Party C under this Agreement is untrue or is proved inaccurate in any material aspects;

5

(2)	Party B and/or Party C assigns or otherwise transfers or pledges any of their/its rights without the prior written consent by Party A; or

(3)	Any breaches by Party B and/or Party C that render this Agreement, the Loan Agreement, the Pledge Agreement and/or the Operations Agreement to be invalid or unenforceable.

3.3 Should a breach of contract by Party B and/or Party C or violation by Party B and/or Party C of provisions under Loan Agreement, Pledge Agreement and Operation Agreement occur, Party A can take the following actions:

(1)	request Party B and Party C to immediately transfer all or any part of the Purchased Equity Interests to Party A or the Designated Person pursuant to this Agreement; and

(2)	take back the loans made under the Loan Agreement.

3.4 Once Party A realizes the pledge pursuant to the Pledge Agreement and, Party A thus obtains the relevant proceeds and payments, Party B and/or Party C will be deemed to have fully fulfilled their obligations under this Agreement and Party A will not request any other payments from Party B and/or Party C.

4.	Assignment

4.1 Party B and/or Party C shall not assign their/its rights and obligations under this Agreement to any third party without the prior written consent of Party A; should Party B and/or Party C die, they/it agree(s) that their/its rights and obligations hereunder shall be immediately succeeded by the person designated by Party A.

4.2 This Agreement shall be binding on Party B and/or Party C and their respective successors or inheritors and is effective on Party A and each of its successors, inheritors or assigns permitted by Party A. Party B and Party C agree that after they die, Party D’s entire equity interests held by them will be disposed of in the following manner: (1) such equity interests shall all belong to Party A if permitted by the then effective laws; (2) such equity interests shall be disposed of by Party A at its own discretion if Party A is not permitted by the then effective laws to directly hold Party D’s equity interests.

4.3 Party B and/or Party C hereby agree that Party A may assign all or part of its rights and obligations under this Agreement as it needs and such transfer shall only be subject to a written notice sent to Party B and/or Party C by Party A at the occurrence of such transfer, and no further consent from Party B and/or Party C will be required.

5.	Effectiveness and Term

5.1 This Agreement shall be concluded as of the date of its execution. The Parties agree and confirm that the effect of this Agreement shall retrospect to the day when Party C signs the Equity Transfer Agreement with Party D’s former shareholders respectively with respect to Party D’s equity interest.

6

5.2 The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by the parties. This Agreement may be extended upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by Party A.

5.3 During the term stipulated in the above Articles 5.2, if Party A or Party D is terminated at expiration of their respective operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of such Party, unless Party A has already assigned its rights and obligations in accordance with the Article 4.3 hereof.

6.	Termination

6.1 At any time during the term of this Agreement and any extended term hereof, if Party A can not exercise the Call Option pursuant to Article 1 due to then applicable laws, Party A can, at its own judgment and discretion, unconditionally terminate this Agreement by issuing a written notice to Party B and/or Party C without assumption of any liability.

6.2 If Party D, during the term of this Agreement and its extension period, is terminated due to bankruptcy, dissolution or being ordered to close down by law, the obligations of Party B and/or Party C hereunder shall be terminated upon the termination of Party D, provided, however, that Party B and/or Party C shall continue to perform its obligations under other agreements entered into with Party A, including but not limited to the Loan Agreement, the Pledge Agreement and the Operations Agreement.

6.3 Except under circumstances indicated in Article 6.2, Party B and/or Party C shall not have the right to unilaterally dissolve this Agreement at any time during the term and extension periods of this Agreement.

7.	Taxes and Expenses

Each Party shall bear any and all taxes, costs and expenses related to transfer and registration as required by the PRC laws incurred by or imposed on such Party arising from the preparation and execution of this Agreement and the consummation of the transaction contemplated hereunder. Notwithstanding this provision, Party A agrees to bear any taxes and expenses incurred by Party B and/or Party C arising from this Agreement, except in case of a breach hereof by Party B and/or Party C.

8.	Confidentiality

All Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All Parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from other Parties unless under the following conditions:

7

(a) such documents are known or will be known by the public (excluding the receiving party discloses such documents to the public without authorization);

(b) any documents are required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or

(c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is judged as void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

9.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

Attn:

Address:

Phone:

Fax:

If to Party B: Yuan LIU

Address:

Phone:

Fax:

If to Party C: Guanzhu WANG:

Address:

Phone:

Fax:

10.	Applicable Law and Dispute Resolution

10.1 The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

8

10.2 The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation.

10.3 In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties, and the Parties agree to be bound by the arbitration award and cause it to be enforced. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

11.	Miscellaneous

11.1 The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

11.2 The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersede all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

11.3 This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and the permitted assigns.

11.4 Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

11.5 If any provision of this Agreement is judged by a court of competent jurisdiction, governmental agency or arbitration authority as void, invalid or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and revise those void, invalid or unenforceable provisions only to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

11.6 Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

11.7 This Agreement is executed with [—] original copies; original copies have equal legal effect.

9

[No text below]

10

[Signature Page of Exclusive Equity Option Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

Signature:

Name:                              :

Title: Legal Representative

11

[Signature Page of Exclusive Equity Option Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party B: Hao LIU:

Signature:

12

[Signature Page of Exclusive Equity Option Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party C: Guanzhu WANG:

Signature:

13

[Signature Page of Exclusive Equity Option Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party D: [—]

(seal)

Signature:

Name:     :

Title: Legal Representative

14

Appendix 1:

No.	Company Name	Registered Capital	Shareholders	Date of Establishment	Legal Representative	Registered Address
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.

Exhibit 10.18

Power of Attorney

I, [—], a citizen of the People’s Republic of China (the “PRC”) with ID No. of            , is the shareholder of [—] holding [—]% equity interest of [—], and hereby irrevocably authorize the person designated by Zhilian Wangpin (Beijing) Technology Co., Ltd (“Zhilian Wangpin”) with the following powers and rights during the period of validity of this Power of Attorney:

I hereby authorize the person appointed by Zhilian Wangpin to exercise, on my behalf, all my rights as shareholder in accordance with PRC laws and [—]’s Articles of Association at the shareholders’ meetings of [—], including but not limited to the right to call the shareholder’s meeting, accept the notice regarding the shareholders’ meeting and its discussion procedures, attend the shareholders’ meeting and exercise all voting rights represented by the [—]% of [—] (including acting as my authorized representative to elect, designate or appoint the director, general manager, financial controller or other senior management personnel, to decide such matters as distribution of dividend), and to sell or transfer any or all of my equity interest held in [—].

Such authorization and appointment are based upon the precondition that such person designated by Zhilian Wangpin is acting as an employee of Zhilian Wangpin or its affiliates and Zhilian Wangpin consents to such authorization and appointment in writing. Once such person designated by Zhilian Wangpin ceases to act as an employee of Zhilian Wangpin or its affiliates or Zhilian Wangpin notifies me to terminate such authorization and appointment, I shall withdraw such authorization and appointment granted hereby immediately and designate and authorize another individual nominated by Zhilian Wangpin to exercise the full aforesaid rights on my behalf at the shareholders’ meetings of [—]. If I die, I agree that my rights and obligations hereunder shall be immediately succeeded by the person designated by Zhilian Wangpin.

During the period when [—] is validly existing, unless the Business Operation Agreement jointly signed by and between Zhilian Wangpin and [—] is terminated for any reason whatsoever, this Power of Attorney will remain valid for an initial period of ten (10) years. At the expiry hereof and upon the request of Zhilian Wangpin, I will extend the period of validity hereof as requested by Zhilian Wangpin. This Power of Attorney shall not be modified or terminated throughout its period of validity unless otherwise agreed by Zhilian Wangpin in writing.

[—]

[—]

1

Exhibit 10.19

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) is entered into as of             in Beijing, People’s Republic of China (“PRC”) by and among:

Party A: Hao LIU

Residence:

ID card No.:

Party B: Zhilian Wangpin (Beijing) Technology Co., Ltd

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing;

Legal representative: Hao LIU

Party C: the Companies Listed in Appendix 1

(In this Agreement, the companies listed in Appendix 1 are each individually referred to as “Party C”; Party A is called as the “Pledgor” and Party B is referred to as the “Pledgee”. All the above parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”)

Whereas,

1.	Party C is a limited liability company duly incorporated and existing under the PRC laws, with details specified in Appendix 1;

2.	The Pledgor is the shareholder of Party C, duly holding a certain percentage of equity interest of Party C, with its shareholding details specified in Appendix 1;

3.	According to the Loan Agreement (“Loan Agreement”) entered into by and between Parties A and B on [—], Party B has extended a RMB loan to Party A;

4.	According to the Exclusive Equity Option Agreement (“Equity Option Agreement”) entered into by and between the Pledgor, Party B and Party C on [—], the Pledgor shall, to the extent permissible by the PRC laws, assign all or part of its equity interest held in Party C to the Pledgee and/or any other entities or individuals designated by the Pledgee at Party B’s request.

5.	According to the Business Operations Agreement (“Operations Agreement”) entered into by and between the Pledgor, Party B and Party C on [—], the Parties thereby make the arrangements on the matters during the course of Party C’s business operations;

6.	According to the Exclusive Technology Consulting and Service Agreement (“Service Agreement”, collectively referred to as the “Main Agreements” together with the Loan Agreement, Equity Option Agreement and Business Operations Agreement) entered into by and between Party B and Party C on [—], Party B accepts Party C’s entrustment to provide services and Party C shall pay service fees to Party B as required; and

7.	In order to secure the performance of the obligations under the Main Agreements by the Pledgor and Party C, the Pledgor agrees to pledge all of its equity interest held in Party C to Party B, and Party C consents to such equity interest pledge arrangement.

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Pledge Right and Guaranteed Scope

1.1 The Pledgor will pledge all of its equity interest in Party C to the Pledgee as a security on the performance of all the obligations under the Main Agreements by the Pledgor and Party C as well as on the entire compensation liability arising from the invalidity, cancellation or earlier termination of the Main Agreements. Party C consents to such pledge arrangement.

1.2 Pledge Right hereunder refers to the rights owned by the Pledgee, who shall be entitled to a priority to be compensated by the proceeds from conversion into money, auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

1.3 The effect of the guarantee under this Agreement shall not be affected due to any amendment or modification to the Main Agreements, and the guarantee hereunder shall remain valid on the obligations of Pledgor and Party C under any amended Main Agreements. The invalidity, cancellation or earlier termination of Main Agreements shall not prejudice the validity of this Agreement. If any of the Main Agreements becomes invalid or is canceled or terminated for any reason whatsoever, the Pledgee has the right to immediately realize the Pledge Right pursuant to Article 9 of this Agreement.

2.	Pledged Equity

The pledged equity under this Agreement is all the equity interests held by the Pledgor in Party C (the “Pledged Equity”) and all the interests associated therewith. The details of the Pledged Equity is set out in Appendix 1:

3.	Creation of Pledge

3.1 The pledge under this Agreement shall be registered at Party C’s shareholders’ register and capital contribution certificate in a format attached hereto, and the Parties further agree to submit the shareholders’ register specifying the pledge to the Pledgee for keeping.

3.2 Considering that the pledge may be created only after recorded at the competent administration for industry and commerce (AIC) where Party C’s company is registered, the Parties shall comply with relevant laws and regulations and make their best effort to complete such registration with AIC.

4.	Term of Pledge

4.1 The term of pledge hereunder shall start from the day when the pledge is recorded at the AIC where Party C’s company is registered and shall last until two (2) years after the expiry of the period during which all obligations under all the Main Agreements shall be completed (“Pledge Term”).

4.2 Within the Pledge Term, if the Pledgor and Party C fail to perform any of the obligations under or arising from the Main Agreements, the Pledgee has the right to exercise the pledge right in accordance with Article 9 of this Agreement.

5.	Keeping and Return of Pledge Certificate

5.1 The Pledgor shall deliver Party C’s shareholders’ register and the capital contribution certificate to the Pledgee within three (3) working days after the pledge is recorded at Party C’s shareholders’ register as required in Article 3; the Pledgee shall have the duty to well keep the pledge documents so received.

5.2 If the pledge hereunder is released pursuant to this Agreement, the Pledgee shall return the pledge registration certificate back to the Pledgor within three (3) working days after the pledge is released pursuant to this Agreement and provide necessary assistance to the Pledgor for dealing with the procedure of pledge release.

6.	Pledgor’s Representations and Warranties

The Pledgor hereby represents and warrants to the Pledgee that as of the effective date of this Agreement:

6.1 The Pledgor is the sole legal owner of the Pledged Equity;

6.2 The Pledgor does not set up any other pledge or other rights on the equity interest except those set for the benefit of the Pledgee;

6.3 Party C’s shareholders’ meeting has adopted a resolution to approve the pledge under this Agreement;

6.4 This Agreement, once becoming effective, shall constitute a lawful, effective and binding obligation for the Pledgor.

6.5 The pledge created by the Pledgor on the Pledged Equity pursuant to this Agreement shall not violate the relevant stipulations of the laws, regulations of the State and other governmental authority, nor shall it violate any contracts or agreements entered into by and between the Pledgor and any third party, or any commitments made by such Pledgor to any third party;

6.6 All the documents and materials related to this Agreement provided by the Pledgor to the Pledgee are true, accurate and complete;

6.7 The Pledgor will exercise the rights as Party C’s shareholder only upon the written authorization and request by the Pledgee.

7.	Pledgor’s Commitments

7.1 During the existence of this Agreement, the Pledgor commits to and for the benefit of the Pledgee that the Pledgor will:

(1)	complete the registration procedures at the AIC for the pledge hereunder pursuant to this Agreement within fifteen (15) working days upon the signature of this Agreement.

(2)	not transfer or assign the equity interest, create or permit to be created any pledges which may affect the rights and benefits of the Pledgee without prior written consent from the Pledgee;

(3)	comply with and implement all the relevant laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or formulated by the competent authority within five (5) days upon receiving such notices, orders or suggestions; and act as required by such notices, orders or suggestions; or raise objection or statement to the foregoing matters at the reasonable request of or upon the consent from the Pledgee;

(4)	promptly notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change or cause any effect on any of the Pledgor’s warranties and obligations under this Agreement.

7.2 The Pledgor commits that the Pledgee’s exercise of its right to the Pledge arising from this Agreement shall not be suspended or impaired by any legal procedure launched by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any such other person.

7.3 The Pledgor promises to the Pledgee that in order to protect or perfect the security for the performance of the Pledgor and Party C’s obligations under the Main Agreements, the Pledgor will execute in good faith and cause other pledge-concerned parties to execute all the title certificates and covenants, and/or act and cause other pledge-concerned parties to act as required by the Pledgee; and facilitate the Pledgee to exercise the rights and authority empowered on the Pledgee by this Agreement.

7.4 The Pledgor promises to the Pledgee to execute all amendment documents (if applicable and necessary) in connection with the certificates of equity interest with the Pledgee or its designated person (whether natural or legal), and provide the Pledgee with such pledge-related notices, orders and decisions as is considered necessary by the Pledgee within a reasonable period of time.

7.5 The Pledgor promises to the Pledgee to comply with and perform all the warranties, commitments, covenants, representations and conditions for the benefit of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee resulting from the Pledgor’s inability to comply with or failure to perform or fully perform such warranties, commitments, covenants, representations and conditions.

8.	Events of Default and Liabilities for Breach of Contract

8.1 Any of the following events shall be regarded as an event of default:

(1)	The Pledgor or Party C fails to perform its obligations under the Main Agreements;

(2)	Any of the representations, warranties or commitments made by the Pledgor under Articles 6 and 7 hereof is materially misleading or wrong; and the Pledgor breaches any other terms hereunder;

(3)	The Pledgor waives the Pledged Equity or transfers or assigns the Pledged Equity, or creates encumbrances on the Pledged Equity, without prior written consent from the Pledgee;

(4)	Any of the Pledgor’s external loans, securities, compensations, covenants or other repayment liabilities (i) is required to be repaid or performed prior to the scheduled date due to a breach; or (ii) is due but can not be repaid or performed as scheduled and thereby cause the Pledgee to believe that the Pledgor’s capability to perform the obligations hereunder has been affected;

(5)	Party C is incapable of repaying the general debt or other liabilities;

(6)	Any reason other than an event of Force Majeure renders this Agreement illegal or the Pledgor unable to continue its performance of the obligations hereunder;

(7)	The property of the Pledgor suffers adverse change, which leads the Pledgee to believe that the capability of the Pledgor to perform the obligations hereunder has been affected;

(8)	Party C only performs a portion of or refuses to perform the obligations under the Main Agreements;

(9)	The Pledgor breaches this Agreement by an act or omission in violation of other provisions of this Agreement;

(10)	Any applicable laws deem this Agreement as illegal or render the Pledgor unable to continue to perform its obligations under this Agreement; and

(11)	Any government approvals, permits or authorizations, based on which this Agreement is deemed executable, legitimate and valid, are revoked, terminated, invalidated or materially revised.

8.2 The Pledgor shall immediately notify the Pledgee in writing once it is aware or discovers that any of the events mentioned in Article 8.1 hereinabove or any event that may result in the foregoing events has occurred.

8.3 Unless the events of default listed in Article 8.1 hereinabove has been fully resolved to the Pledgee’s satisfaction, the Pledgee may, at the occurrence of such event of default or any time thereafter, send a written notice of default to the Pledgor, requiring the Pledgor to immediately perform its obligations under the Main Agreements or requiring the exercise of the pledge right pursuant to Article 9 hereof.

9.	Exercise of the Pledge Right

9.1 The Pledgor shall not transfer or assign the Pledged Equity without the written approval from the Pledgee until all the obligations under the Main Agreements are fully performed.

9.2 In case an event of default listed in Article 8 does occur, the Pledgee shall give a notice of default to the Pledgor when exercising its right of pledge; the Pledgee may exercise the right of pledge at the same time when the notice of default is sent pursuant to Article 8.3 or at any time thereafter.

9.3 The Pledgee is entitled to sell in accordance with the legal procedures or otherwise dispose of the Pledged Equity hereunder. If the Pledgee decides to exercise its pledge rights, the Pledgor promises to transfer all of its shareholder’s right to the Pledgee. In addition, the Pledgee has the right to convert the value of all or part of equity interests hereunder into money in compliance with legal procedures, or has the priority to be compensated by the proceeds generated from auction or sale of such equity interests.

9.4 The Pledgor shall not hinder the Pledgee from exercising the right of pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee can realize its right of pledge.

10.	Assignment

10.1 The Pledgor shall not donate or transfer its rights and obligations hereunder without prior written consent from the Pledgee. If the Pledgor dies, the Pledgor agrees to immediately transfer its rights and obligations under this Agreement to the person designated by the Pledgee.

10.2 This Agreement shall be binding upon both the Pledgor and its successors or inheritors, and shall be effective on both the Pledgee and each of its successors, inheritors or permitted assigns.

10.3 The Pledgee may transfer or assign any or all of its rights and obligations under the Main Agreements to any person (whether natural or legal) designated by it at any time to the extent permissible by the laws. In this case, the assignee shall enjoy the rights and undertake the obligations of the Pledgee hereunder as if the assignee itself is a party hereto. When the Pledgee transfers or assigns its rights and obligations under the Main Agreements, such transfer shall only be subject to a written notice serviced to the Pledgor, and at the request of the Pledgee, the Pledgor shall then execute the relevant agreements and/or documents with respect to such transfer or assignment.

10.4 After the Pledgee is changed due to the transfer or assignment, the new parties to the pledge shall execute a new equity interest pledge agreement, which shall be consistent with this Agreement in all material aspects.

11.	Effectiveness and Termination of the Agreement

11.1 This Agreement is concluded and takes effect as of the day when the pledge contemplated herein is recorded into Party C’s shareholders’ register.

11.2 To the extent practicably allowed, the Parties shall make their best efforts to register and file the pledge, and cause the pledge to be registered and filed, at the AIC where Party C’s company is registered, provided, however, that the Parties confirm that the effectiveness and validity of this Agreement shall not be affected regardless of whether the pledge hereunder is registered or not.

11.3 This Agreement shall terminate two years after the Pledgor and/or Party C no longer undertake(s) any obligations under and arising from the Main Agreements, and in this case, the Pledgee shall cancel or terminate this Agreement as soon as reasonably practicable.

11.4 The release of pledge shall also be recorded accordingly at the shareholders’ register of Party C, and the deregistration of the pledge shall be completed at the AIC where Party C’s company is registered according to the relevant laws.

12.	Formality Fees and Other Expenses

Each Party shall bear any and all taxes, costs and expenses as required by PRC laws incurred by or imposed on such Party arising from the preparation and execution of this Agreement and the consummation of the transaction contemplated hereunder. Notwithstanding this provision, Party B agrees to bear any taxes and expenses incurred by Party A arising from this Agreement, except in case of a breach hereof by Party A.

13.	Force Majeure

13.1 “Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funds or financing shall not be deemed as the events beyond reasonable controls of the affected Party. The affected Party shall forthwith inform the other Party of the details concerning the exemption of liabilities.

13.2 In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The affected Party shall take appropriate measures to minimize or eliminate the adverse impacts therefrom and strive to resume the performance of this Agreement so delayed or interrupted. The Parties agree to use their best efforts to recover the performance of this Agreement once the said Force Majeure Event disappears.

14.	Confidentiality

The Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. The Parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from the other parties unless under the following conditions:

(a) such documents are known or will be known by the public (excluding any of the receiving parties discloses such documents to the public without authorization);

(b) any documents required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or

(c) if any documents are required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any party shall be deemed the disclosure of such party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is judged as void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

15.	Applicable Law and Dispute Resolution

15.1 The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by PRC laws.

15.2 The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation.

15.3 In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party, any party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties, and the Parties agree to be bound by the arbitration award and cause it to be executed. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

16.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: Hao LIU

Address:

Phone:

Fax:

If to Party B: Zhilian Wangpin (Beijing) Technology Co., Ltd

Attn:

Address:

Phone:

Fax:

17.	Miscellaneous

17.1 The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

17.2 The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersedes all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

17.3 This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and permitted assigns.

17.4 Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

17.5 If any provision of this Agreement is judged by a court of competent jurisdiction or arbitration authority as void, invalid or non-enforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and revise those void, invalid or non-enforceable provisions to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

17.6 Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

17.7 Should the pledge registration authority requires this Agreement to be resigned or amended with respect to the pledge of the equity interest, the Parties shall guarantee the validity and enforceability of this Agreement.

17.8 This Agreement is executed with [—] original copies with the same legal effect; each Party holds one (1) original copy and the remaining copy shall be submitted to the pledge registration authority for pledge registration formalities.

[No text below]

[Signature Page of Equity Interest Pledge Agreement]

IN WITNESS THEREOF, each party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party A: Hao LIU

Signature:

[Signature Page of Equity Interest Pledge Agreement]

IN WITNESS THEREOF, each party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party B: Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

Signature:

Name:

Title: Legal Representative

[Signature Page of Equity Interest Pledge Agreement]

IN WITNESS THEREOF, each party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party C:

Signature:

Name:

Title: Legal Representative

Appendix 1:

No.	Company Name	Registered Capital	Shareholders	Date of Establishment	Legal Representative	Registered Address
1.
2.
3.

Appendix 2.1.1

[—]

Shareholders’ Register

Date: [—]

Name of Shareholders	Amount of Contribution Shareholding Percentage	Information of Shareholders	Note

1

Appendix 2.1.2

[—]

Capital Contribution Certificate

(Serial No.: [—])

Company Name: [—]

Date of Establishment: [—]

Registered Capital: [—]

Name of shareholder: Hao LIU

ID Card No.:

Paid-in Contribution: [—]

This is to certify that Hao LIU has subscribed to the contribution of [—], thus having [—]% equity interest of [—]. In accordance with the Equity Interest Pledge Agreement executed on [—], Hao LIU shall pledge all of its [—]% equity interest to Zhilian Wangpin (Beijing) Technology Co., Ltd, and shall handle the pledge registration formality with the registration authority.

[—]

Signature:

Name: [—]

Title: Legal Representative

Date: [—]

2

Exhibit 10.20

Business Operations Agreement

This Business Operations Agreement (this “Agreement”) is entered into as of             in Beijing, People’s Republic of China (“PRC”) by and among:

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing;

Legal representative: Hao LIU

Party B: the Companies Listed in Appendix 1

Party C: Hao LIU

Residence:

ID card No.:

(In this Agreement, the companies listed in Appendix 1 are each individually referred to as “Party B”; all the above parties are called collectively as the “Parties” and respectively as a “Party”)

Whereas,

1.	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the PRC laws;

2.	Party B is a limited liability company duly incorporated and validly existing under the PRC laws, with details specified in Appendix 1;

3.	Party C is a PRC citizen and the shareholder of Party B, with its shareholding details specified in Appendix 1;

4.	Party A has established a business relationship with Party B by entering into an Exclusive Technology Consulting and Service Agreement (“Service Agreement”); Party B, pursuant to such agreement, is liable to pay a certain amount of money to Party A. Therefore, both parties are aware that the daily operations of Party B will have a material effect on its capacity to pay such payable amount to Party A;

5.	The Parties hereby agree to further clarify, through the terms of this Agreement, the matters in connection with Party B’s operation.

NOW, THEREFORE, in order to set forth the respective rights and obligations of the Parties, the Parties hereby agree as follows through friendly negotiations:

1.	On the premises that Party B complies with the relevant provisions hereinafter, Party A agrees to act as Party B’s guarantor in the contracts, agreements or transactions concluded by and between Party B and any other third party in connection with Party B’s business operations to provide full guarantee on Party B’s performance of such contracts, agreements or transactions. Party B agrees to pledge the accounts receivable in its business operation and all of its assets to Party A as counter-guarantee. According to such performance guarantee arrangement, Party A is willing to sign, whenever necessary, a written guarantee contract with each of Party B’s contractors to undertake its responsibility as guarantor; to this end, Parties B, C and D will take any necessary action (including but not limited to signing the relevant documents and handling relevant applicable registration formalities) to execute the counter-guarantee arrangement toward Party A.

2.	In consideration of the above Article 1 and with an aim to assure the performance of the various operation agreements between Party A and Party B and the payment of the accounts payable by Party B to Party A, Party B together with its shareholder, Party C, hereby jointly agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the company’s operation (excluding the business contracts, agreements, sale or purchase of assets during Party B’s normal course of business and the lien thus obtained by relevant counter parties due to such transactions) unless a prior written consent has been obtained from Party A. such transaction shall include but not be limited to:

2.1 to borrow money from any third party or assume any debt;

2.2 to sell to or acquire from any third party any asset or right, including but not limited to any intellectual property right;

2.3 to provide a security interest for any third party with its assets or intellectual property rights;

2.4 to assign to any third party its business agreements.

3.	Party C, as Party B’s shareholder, further covenants to Party A that:

3.1 not to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interest in their equity interests of Party B, nor to allow other security interests to be created on it without Party A’s prior written consent, except for the benefit of Party A and/or its designated person;

3.2 not to approve the shareholders’ resolution which may result in Party B’s merger or combination with, purchase of or investment in, or Party B’s purchase by, any other person (other than by Party A or its designated person) without Party A’s prior written consent;

3.3 not to commit any act and/or omission that may materially affect the assets, business and liabilities of Party B without Party A’s prior written consent; not to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interests in any of Party B’s assets, business or income, nor to allow other security interests to be created on it without Party A’s prior written consent, at any time since the date of execution of this Agreement;

3.4 not to request Party B or approve at shareholder’s meeting to distribute dividends or profits to shareholders without Party A’s written consent;

3.5 not to supplement, amend or modify Party B’s articles of association, or to increase or decrease its registered capital, or to change the capital structure of Party B in any way without Party A’s written consent; and

3.6 to agree to execute the Power of Attorney attached hereto in Appendix 2 as requested by Party A on the day of execution of this Agreement.

4.	In order to ensure the performance of the Service Agreement between Party A and Party B and the payment of the various payables by Party B to Party A, Party B together with its shareholder, Party C, hereby jointly agree to accept, the corporate policy advice and guidance provided by Party A from time to time in connection with the employment and dismissal of Party B’s employees, daily operation, financial management and so on.

5.	Party B together with its shareholder, Party C, hereby jointly agree that Party C shall appoint the person recommended by Party A as the directors of Party B, and Party B shall appoint the senior officers employed by Party A or its affiliates as recommended by Party A to act as Party B’s General Manager, financial controller and other senior officers. If any of the above senior officers either leaves or is dismissed by Party A or its affiliates, he or she will lose the qualification to take any position in Party B and Party B shall appoint other senior officers employed by Party A or its affiliates as recommended by Party A to assume such position. In this circumstance, the person recommended by Party A should comply with the stipulation on the statutory qualifications of directors, General Manager, financial controller, and other senior officers pursuant to applicable law.

6.	Party B together with its shareholder, Party C, hereby jointly agree and confirm that Party B shall first seek the guarantee from Party A if it needs any guarantee for its performance of any contract or working capital loans in the course of operation. In such case, Party A shall have the right but no obligation to provide the appropriate guarantee to Party B at its own discretion. If Party A decides not to provide such guarantee, Party A shall issue a written notice to Party B in a timely manner and Party B may seek a guarantee from a third party accepted by Party A in writing.

7.	In the event that the Service Agreement or other agreements between Party A and Party B terminates or expires, Party A shall have the right but no obligation to terminate all the agreements between Party A and Party B.

8.	Any amendment and supplement to this Agreement shall be made in writing. Any agreements on such amendment and supplement duly executed by all the parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

9.	If any article hereof is judged as invalid or non-enforceable due to its inconsistency with the relevant laws, such article shall be deemed invalid only within the applicable area of such laws without affecting the legal effect of other articles hereof in any way.

10.	Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A; Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as it needs and such transfer shall only be subject to a written notice sent to Party B by Party A at the occurrence of such transfer, and no further consent from Party B will be required.

11.	This Agreement (including the Power of Attorney attached hereto) shall be binding upon the successors or inheritors of Party C.

12.	The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by all parties. This Agreement may be extended only upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by Party A. During the aforesaid term, if Party A or Party B is terminated at expiration of the operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of such party, unless such party has already assigned its rights and obligations in accordance with this Article 10 hereof.

13.	This Agreement shall be terminated on the expiring date unless it is renewed in accordance with the relevant provisions herein. During the valid term of this Agreement, Party B shall not terminate or rescind this Agreement. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a written notice to Party B.

14.	All parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from other parties unless under the following conditions: (a) such documents are known or will be known by the public (excluding the receiving party discloses such documents to the public without authorization); (b) any documents required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or (c) if any documents are required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any party shall be deemed the disclosure of such party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is judged as void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

15.	The formation, validity, performance and interpretation of this Agreement as well as the resolution of any disputes thereon shall be governed by the PRC laws.

16.	The parties hereto shall strive to settle any dispute arising from the interpretation or performance of the terms under this Agreement (including the Power of Attorney attached hereto) through friendly consultation in good faith. In case no settlement can be reached through consultation within thirty (30) days after such dispute occurs, any party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the parties. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

17.	This Agreement shall be executed and concluded by each of the Parties itself or a duly authorized representative of each party as of the date first written above.

18.	This Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the parties with respect to the subject matters herein and fully supersedes all prior verbal and written agreements and understandings with respect to the subject matters herein.

19.	The original of this Agreement is in [—] copies, each party holds one and all originals are equally valid.

[No text below]

[Signature Page of Business Operations Agreement]

IN WITNESS THEREOF, each party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

Signature:

Name: Hao LIU

Title: Legal Representative

[Signature Page of Business Operations Agreement]

IN WITNESS THEREOF, each party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Party B: [—]

(seal)

Signature:

Name:

Title: Legal Representative

[Signature Page of Business Operations Agreement]

IN WITNESS THEREOF, each party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Party C: Hao LIU

(seal)

Signature:

Appendix 1:

No.	Company Name	Registered Capital	Shareholders	Date of Establishment	Legal Representative	Registered Address
1.
2.
3.

Appendix 2: Power of Attorney

Power of Attorney

I, [—], citizen of the People’s Republic of China (the “PRC”) with ID No. of            , is the shareholder of [—] (“[—]”) holding [—]% equity interest of [—], hereby irrevocably authorize the person designated by Zhilian Wangpin (Beijing) Technology Co., Ltd (“Zhilian Wangpin”) with the following powers and rights during the period of validity of this Power of Attorney:

I hereby authorize the person appointed by Zhilian Wangpin to exercise, on my behalf, all my rights as shareholder in accordance with PRC laws and [—]’s Articles of Association at the shareholders’ meetings of [—], including but not limited to the right to call the shareholder’s meeting, accept the notice regarding the shareholder’s meeting and its discussion procedures, attend the shareholder’s meeting and exercise all voting rights represented by the [—]% of [—]’s equity interest (including acting as my authorized representative to elect, designate or appoint the director, general manager, financial controller or other senior management personnel, to decide such matters as distribution of dividend), and to sell or transfer any or all of my equity interest held in [—].

Such authorization and appointment are based upon the precondition that such person designated by Zhilian Wangpin is acting as an employee of Zhilian Wangpin or its affiliates and Zhilian Wangpin consents to such authorization and appointment in writing. Once such person designated by Zhilian Wangpin ceases to act as an employee of Zhilian Wangpin or its affiliates or Zhilian Wangpin notifies me to terminate such authorization and appointment, I shall withdraw such authorization and appointment granted hereby immediately and designate and authorize another individual nominated by Zhilian Wangpin to exercise the full aforesaid rights on my behalf at the shareholders’ meetings of [—]. If I die, I agree that my rights and obligations hereunder shall be immediately succeeded by the person designated by Zhilian Wangpin.

During the period when [—] is validly existing, unless the Business Operation Agreement jointly signed by and between Zhilian Wangpin and [—] is terminated for any reason whatsoever, this Power of Attorney will remain valid for an initial period of ten (10) years from [—]. At the expiry hereof and upon the request of Zhilian Wangpin, I will extend the period of validity hereof as requested by Zhilian Wangpin. This Power of Attorney shall not be modified or terminated throughout its period of validity unless otherwise agreed by Zhilian Wangpin in writing.

[—]

[—]

Exhibit 10.21

Exclusive Equity Option Agreement

This Exclusive Equity Option Agreement (this “Agreement”) is entered into as of                     in Beijing, People’s Republic of China (“PRC”)by and among:

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd.

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing;

Legal representative: Hao LIU

Party B: Hao LIU:

Residence:

ID card No.:

Party C: the Companies Listed in Appendix 1

(In this Agreement, the companies listed in Appendix 1 are each individually and respectively referred to as “Party C”; all the above parties are called collectively as the “Parties” and respectively as a “Party”)

Whereas,

1.	Party C is a limited liability company duly incorporated and validly existing under the PRC laws, with details specified in Appendix 1;

2.	Party B is the registered shareholder of Party C, duly holding a certain percentage of equity interest of Party C, with its shareholding details specified in Appendix 1;

3.	According to the Loan Agreement (“Loan Agreement”) entered into by and between Party A and Party B on [•], Party A has extended a RMB loan to Party B;

4.	According to the Equity Interest Pledge Agreement (“Pledge Agreement”) entered into by and between Party A, Party B and Party C on [•], Party B agrees to pledge all of its equity interests held in Party C to Party A;

5.	Parties A, B and C entered into a Business Operations Agreement (“Operations Agreement”) on [•].

6.	Party B agrees to enter into this Agreement to grant Party A with an Exclusive Equity Option, and Party A accepts such call option to purchase all or part of the equity interests held by Party B in Party C.

1

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Exclusive Equity Option

1.1 Grant of Right

Party B hereby exclusively and irrevocably grants Party A an Exclusive Equity Option, which permits Party A to purchase or designate one or several person(s) (the “Designated Person”) to purchase all or part of the equity interests held by Party B in Party C (the “Call Option”) at any time from Party B at the price specified in Article 1.3 of this Agreement in accordance with the procedure determined by Party A at its own discretion and to the extent permitted by the PRC laws. No third party other than Party A and/or the Designated Person may have the Call Option. The “person” set forth in this Agreement means any individual, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.

1.2 Exercise Procedure

Party A and/or the Designated Person may exercise the Call Option by issuing a written notice (the “Purchase Notice”) to Party B specifying the specific percentage of equity interest to be purchased from Party B (the “Purchased Equity Interest”) and the manner of purchase.

Within seven (7) working days upon the receipt of the Purchase Notice by Party B, Party B shall enter into an equity transfer agreement with Party A and/or its Designated Person to ensure the Purchased Equity Interest can be transferred to Party A and/or its Designated Person as soon as practicable and shall take any necessary action to ensure the prompt completion of the corresponding change formalities at relevant Administration for Industry and Commerce.

1.3 Purchase Price

1.3.1. When Party A exercises the Call Option, the purchase price of the Purchased Equity Interest (“Purchase Price”) shall be equal to the registered capital subscribed to by Party B for the Purchased Equity Interest, unless applicable PRC laws and regulations require appraisal of the Purchased Equity Interest or otherwise impose restriction on the Purchase Price.

1.3.2. If the applicable PRC laws require appraisal of the Purchased Equity Interest or otherwise impose restriction on the Purchase Price when Party A exercises the Call Option, Parties A and Party B agree that the Purchase Price of the Purchased Equity Interest shall be set at the lowest price permissible under the applicable laws. If such lowest price is higher than the registered capital corresponding to the Purchased Equity Interest, the amount exceeded shall be repaid to Party A by Party B according to the Loan Agreement.

1.4 Transfer of the Purchased Equity Interest

After Party A provides the Purchase Notice pursuant to this Agreement, each time the Call Option is exercised:

1.4.1. Party B shall ask Party C to convene a shareholders’ meeting in time. At the meeting, a resolution shall be adopted to approve Party B to transfer the equity interest to Party A and/or the Designated Person, and Party B shall sign a confirmation letter waiving the first right of refusal on the equity interest so transferred by Party C’s other shareholders;

2

1.4.2. Party B shall, pursuant to the terms and conditions of this Agreement and the Purchase Notice, enter into an equity interest transfer agreement (whose contents shall be acceptable to Party A and/or the Designated Person) with Party A and/or the Designated Person for each transfer;

1.4.3. The related Parties shall execute all other requisite contracts, agreements or documents, obtain all requisite governmental approvals and consents, and conduct all necessary actions, transfer the ownership of the Purchased Equity Interest to Party A and/or the Designated Person without any security interest or other encumbrances, and have Party A and/or the Designated Person be registered as the owner of the Purchased Equity Interest at administration for industry and commerce. In this article and this Agreement, “Security Interest” includes guarantees, mortgages, pledges, third-party rights or interests, any call option, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements. It does not include any security interest subject to the Equity Interest Pledge Agreement.

1.4.4. Party B and Party C shall unconditionally use their best efforts to assist Party A in obtaining the governmental approvals, permits, registrations, filings and complete all formalities necessary for the Purchased Equity Interest to be transferred.

1.5 Payment

Payment method of the Purchase Price shall be determined through consultation by Party A and/or the Designated Person with Party B in accordance with the applicable laws at the time when the Call Option is exercised. Party A and Party B hereby agree that to the extent permitted by law, Party B shall repay to Party A any amount paid by Party A and/or the Designated Person to Party B in connection with the Purchased Equity Interest in order to repay the principal of the loan and interest or capital occupation cost under the Loan Agreement as permitted by law.

2.	Covenants of Party B and Party C

Party B and Party C hereby covenant:

2.1 Without prior written consent by Party A, not to, in any form supplement, change or amend the Articles of Association of Party C, increase or decrease the registered capital of Party D, or change the capital structure in any other form;

2.2 Upon Party A’s request at any time, to unconditionally and immediately transfer the equity interest at any time to Party A and/or the Designated Person, and to waive the first right of refusal on the equity interest so transferred by Party C’s other shareholders;

3

2.3 Without the prior written consent by Party A, not to affirmatively vote for, support or execute any shareholders’ resolution at Party C’s shareholders’ meeting to approve Party C’s merger or combination with any person, acquisition by any person, or Party C’s acquisition of or investment in any person;

2.4 In accordance with fair finance and business standard and custom, to maintain the due existence of Party C, prudently and effectively operate and deal with its business, ensure Party C’s continuous and normal operation of all business to maintain its asset value, and not to commit any act/omission that may adversely affect Party C’s business operations and asset value;

2.5 Without the prior written consent by Party A, not to affirmatively vote for, support or execute any shareholders’ resolution at Party C’s shareholders’ meeting to approve to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interest in the equity interests of Party C, nor to allow other security interests to be created on it, except the pledge right set on Party C’s equity interests pursuant to Equity Interest Pledge Agreement;

2.6 Without the prior written consent by Party A, not to commit any act and/or omission that may materially affect the assets, business and liabilities of Party C; without the prior written consent by Party A, not to sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interests in any of Party C’s assets, business or income, nor to allow other security interests to be created on it at any time from the date of execution of this Agreement;

2.7 Without prior written consent by Party A, not to incur, inherit, guarantee or allow the existence of any debt, except (i) the debt arising from normal or daily business other than from borrowing; and (ii)the debt which has been disclosed to Party A and has obtained the written consent from Party A;

2.8 Without prior written consent by Party A, not to enter into any material agreement, other than those executed in the ordinary course of business (a material agreement referred to in this paragraph shall mean any agreement with a contact value exceeding RMB one hundred thousand Yuan (RMB 100,000));

2.9 Without prior written consent by Party A, not to provide any loans or credit to any person;

2.10 Upon Party’s request, to provide Party A with information about Party C’s operations and financial conditions;

2.11 To immediately notify Party A of the occurrence or the potential occurrence of any litigation, arbitration or administrative procedure related to the ownership of the equity interests held by Party B, and Party C’s assets, business and income;

2.12 In order to keep the ownership of the equity interest held by Party B and/or Party C, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims;

4

2.13 In order to keep Party C’s ownership of all of its assets, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims;

2.14 To cause Party C’s shareholders’ meeting to vote affirmatively for the transfer of the Purchased Equity Interest stipulated hereunder;

2.15 Upon Party A’s request, to appoint the persons nominated by Party A as directors and senior officers of Party C;

2.16 Subject to the Power of Attorney executed by Party B on [•], to exercise any and all the rights as Party C’s shareholder only upon the request by Party A and only upon Party A’s written authorization; and

2.17 To strictly comply with the provisions of this Agreement and other agreements jointly or severally executed by Party B, Party C and Party A, and to duly perform all obligations under such agreements, without taking any act or omission that suffices to affect the validity and enforceability of these agreements.

3.	Breach of Contract

3.1 If either party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to other parties (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may take the actions pursuant to this Agreement or take other remedies in accordance with laws.

3.2 The following events shall constitute a default by Party B and/or Party C:

(1)	Party B breaches any provision of this Agreement, or any statement or warranties made Party B under this Agreement is untrue or is proved inaccurate in any material aspects;

(2)	Party B assigns or otherwise transfers or pledges any of their/its rights without the prior written consent by Party A; or

(3)	Any breaches by Party B that render this Agreement, the Loan Agreement, the Pledge Agreement and/or the Operations Agreement to be invalid or unenforceable.

5

3.3 Should a breach of contract by Party B or violation by Party B of provisions under Loan Agreement, Pledge Agreement and Operation Agreement occur, Party A can take the following actions:

(1)	request Party B to immediately transfer all or any part of the Purchased Equity Interests to Party A and/or the Designated Person pursuant to this Agreement; and

(2)	take back loans made under the Loan Agreement.

3.4 Once Party A realizes the pledge pursuant to the Pledge Agreement and, Party A thus obtains the relevant proceeds and payments, Party B will be deemed to have fully fulfilled their obligations under this Agreement and Party A will not request any other payments from Party B.

4.	Assignment

4.1 Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A; should Party B die, he agrees that his rights and obligations hereunder shall be immediately succeeded by the person designated by Party A.

4.2 This Agreement shall be binding on Party B and its respective successors or inheritors and is effective on Party A and each of its successors, inheritors or assigns permitted by Party A. Party B agrees that after he dies, Party C’s entire equity interests held by him will be disposed in the following manner: (1) such equity interests shall all belong to Party A if permitted by the then effective laws; (2) such equity interests shall be disposed of by Party A at its own discretion if Party A is not permitted by the then effective laws to directly hold Party C’s equity interests.

4.3 Party B hereby agrees that Party A may assign all or part of its rights and obligations under this Agreement as it needs and such transfer shall only be subject to a written notice sent to Party B by Party A at the occurrence of such transfer, and no further consent from Party B will be required.

5.	Effectiveness and Term

5.1 This Agreement shall be concluded and take effect as of the date of its execution.

5.2 The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by the parties. This Agreement may be extended upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by Party A.

5.3 During the term stipulated in the above Articles 5.2, if Party A or Party C is terminated at expiration of the operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of such Party, unless Party A has already assigned its rights and obligations in accordance with this Article 4.3 hereof.

6

6.	Termination

6.1 At any time during the term of this Agreement and any extended term hereof, if Party A can not exercise the Call Option pursuant to Article 1 due to then applicable laws, Party A can, at its own judgment and discretion, unconditionally terminate this Agreement by issuing written notice to Party B without any need to assume any liability.

6.2 If Party C, during the term of this Agreement and its extension period, is terminated due to bankruptcy, dissolution or being ordered to close down by law, the obligations of Party B hereunder shall be terminated upon the termination of Party C, provided, however, that Party B shall continue to perform its obligations under other agreements entered into with Party A, including but not limited to the Loan Agreement, Pledge Agreement and Operations Agreement.

6.3 Except under circumstances indicated in Article 6.2, Party B shall not have the right to unilaterally dissolve this Agreement at any time during the term and extension periods of this Agreement.

7.	Taxes and Expenses

Each Party shall bear any and all taxes, costs and expenses related to transfer and registration as required by PRC laws incurred by or imposed on such Party arising from the preparation and execution of this Agreement and the consummation of the transaction contemplated hereunder. Notwithstanding this provision, Party A agrees to bear any taxes and expenses incurred by Party B arising from this Agreement.

8.	Confidentiality

All Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All Parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from other parties unless under the following conditions:

(a) such documents are known or will be known by the public (excluding the receiving party discloses such documents to the public without authorization);

(b) any documents are required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or

(c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any party shall be deemed the disclosure of such party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is judged as void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

7

9.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

Attn:

Address:

Phone:

Fax:

If to Party B: Hao LIU

Address:

Phone:

Fax:

10.	Applicable Law and Dispute Resolution

10.1 The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by PRC laws.

10.2 The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation.

10.3 In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party, any party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the parties, and the Parties agree to be bound by the arbitration award and cause it to be executed. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

8

11.	Miscellaneous

11.1 The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

11.2 The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the parties with respect to the subject matters herein and fully supersedes all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

11.3 This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and the permitted assigns.

11.4 Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

11.5 If any provision of this Agreement is judged by a court of competent jurisdiction, governmental agency or arbitration authority as void, invalid or non-enforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and revise those void, invalid or non-enforceable provisions only to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

11.6 Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

11.7 This Agreement is executed with [•] original copies; each Party holds one (1) original copy and each original copy has the same legal effect.

[No text below]

9

[Signature Page of Exclusive Equity Option Agreement]

IN WITNESS THEREOF, each party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

Signature:

Name: Hao LIU:

Title: Legal Representative

10

[Signature Page of Exclusive Equity Option Agreement]

IN WITNESS THEREOF, each party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party B: Hao LIU:

Signature:

11

[Signature Page of Exclusive Equity Option Agreement]

IN WITNESS THEREOF, each party hereto have caused this Agreement duly executed by itself, their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party C: [•]

(seal)

Signature:

Name:

Title:

12

Appendix 1:

No.	Company Name	Registered Capital	Shareholders	Date of Establishment	Legal Representative	Registered Address
1.
2.
3.

Exhibit 10.22

Power of Attorney

I, [•], citizen of the People’s Republic of China (the “PRC”) with ID No. of            , is the shareholder of [•] (“[•]”) holding [•]% equity interest of [•], hereby irrevocably authorize the person designated by Zhilian Wangpin (Beijing) Technology Co., Ltd (“Zhilian Wangpin”) with the following powers and rights during the period of validity of this Power of Attorney:

I hereby authorize the person appointed by Zhilian Wangpin to exercise, on my behalf, all my rights as shareholder in accordance with PRC laws and [•]’s Articles of Association at the shareholders’ meetings of [•], including but not limited to the right to call the shareholder’s meeting, accept the notice regarding the shareholder’s meeting and its discussion procedures, attend the shareholder’s meeting and exercise all voting rights represented by the [•]% of [•]’s equity interest (including acting as my authorized representative to elect, designate or appoint the director, general manager, financial controller or other senior management personnel, to decide such matters as distribution of dividend), and to sell or transfer any or all of my equity interest held in [•].

Such authorization and appointment are based upon the precondition that such person designated by Zhilian Wangpin is acting as an employee of Zhilian Wangpin or its affiliates and Zhilian Wangpin consents to such authorization and appointment in writing. Once such person designated by Zhilian Wangpin ceases to act as an employee of Zhilian Wangpin or its affiliates or Zhilian Wangpin notifies me to terminate such authorization and appointment, I shall withdraw such authorization and appointment granted hereby immediately and designate and authorize another individual nominated by Zhilian Wangpin to exercise the full aforesaid rights on my behalf at the shareholders’ meetings of [•]. If I die, I agree that my rights and obligations hereunder shall be immediately succeeded by the person designated by Zhilian Wangpin.

During the period when [•] is validly existing, unless the Business Operation Agreement jointly signed by and between Zhilian Wangpin and [•] is terminated for any reason whatsoever, this Power of Attorney will remain valid for an initial period of ten (10) years from [•]. At the expiry hereof and upon the request of Zhilian Wangpin, I will extend the period of validity hereof as requested by Zhilian Wangpin. This Power of Attorney shall not be modified or terminated throughout its period of validity unless otherwise agreed by Zhilian Wangpin in writing.

[•]
[•]

1

Exhibit 10.23

Loan Agreement

By and between

Hao LIU

Guanzhu WANG

And

Zhilian Wangpin (Beijing) Technology Co., Ltd

Loan Agreement

This Loan Agreement (this “Agreement”) is entered into as of                     in Beijing, People’s Republic of China (“PRC”) by and among:

Party A: Hao LIU

Residence:

ID card No.:

Party B: Guanzhu WANG

Residence:

ID Card No.

(In this Agreement, Party A and Party B are collectively or individually called the “Borrower”)

Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd (hereinafter called as the “Lender”)

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing;

Legal representative: Hao LIU

(In this Agreement, all the above parties are called collectively as the “Parties” and respectively as a “Party”)

Whereas,

1.	Party A and Party B jointly and respectively hold a certain percentage of equity interest of the companies listed in Appendix 1 hereof (hereinafter referred to as the “Companies”), with their shareholding details specified in Appendix 1;

2.	The Companies are limited liability companies duly incorporated and validly existing under the PRC laws;

3.	Party A and Party B hereby confirm that their contributions to the Companies are all obtained by the loans borrowed by Party A and Party B themselves or by the former shareholders of the Companies from Party C or its affiliates (as the case may be);

4.	The Lender agrees to provide the Borrower with a loan of a total amount of [•] for the Borrower to repay the loans borrowed by the Borrower itself or the former shareholders of the Companies from the Lender or its affiliates (the “Original Creditor”) to contribute the registered capitals of the Companies (the “Original Debts”);

5.	The Parties intend to enter into this Agreement to clarify the respective rights and obligations of the Borrower and the Lender under the abovementioned loan arrangement.

1

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Loan

1.1 Under the provisions and conditions of this Agreement, the Lender agrees to provide the Borrower with a loan with a total amount of RMB [•] (the “Loan”) at the time and in the manner that the Lender deems appropriate. The details of the respective amounts lent by the Lender to Party A and Party B are specified in Appendix 1.

1.2 The Borrower hereby confirms and guarantees to use the entire Loan to repay the Original Debts owed by the Borrower itself or by the former shareholders of the Companies to the Lender or its affiliates for the contribution to the registered capitals of the Companies. In order to secure the Borrower’s performance of this obligation, the Lender may repay the Loan directly to the Original Creditor when it deems appropriate. In this case, the time when the Loan is repaid is the time when the Borrower receives the corresponding Loan. The Borrower shall use its best efforts to assist the Lender in completing the said repayment.

1.3 The Parties confirm that the Borrower will perform its obligation to repay the Loan to the Lender pursuant to this Agreement as well as other obligations hereunder.

1.4 In order to ensure that the Borrower uses the entire Loan hereunder to repay the loan owed by itself or by the former shareholders of the Companies to the Lender or its affiliates for the contribution to the registered capitals of the Companies, the Borrower agrees that the Lender may arrange the repayment of the Original Debts to the Original Creditor.

2.	Term of Loan

2.1 The term of the Loan hereunder shall be [•] years from the date when this Agreement is signed, which may be automatically extended for a one (1) year each thereafter if the Lender fails to raise its disagreement in writing within thirty (30) days before the expiry of the Loan.

2.2 During the term or any extended term of the Loan hereunder, the Lender may, through a written notice, determine that the Loan hereunder becomes immediately due and request the Borrower to repay the Loan in the manner stipulated herein, if any of the following events occurs:

(1)	The Borrower resigns or is dismissed by the Lender or its affiliates;

(2)	The Borrower transfers or assigns all or part of the equity interests in the Companies to a third person;

(3)	The Borrower dies or becomes incapacitated or with limited capacity for civil acts;

(4)	The Borrower commits a crime or is involved in a crime;

(5)	Any other third party claims more than RMB [•] against the Borrower;

2

(6)	Any representations or warranties made by the Borrower under this Agreement is proved untrue at the time when they are made or is proved inaccurate in any material aspects; or the Borrower breaches the obligations under this Agreement; or

(7)	According to the then effective PRC laws, foreign investors are qualified to take up the business of the Companies.

3.	Repayment of Loan

3.1 The Lender may, at any time and at its own absolute discretion, serve a fifteen (15) days’ prior repayment notice to the Borrower to request either or both of the Borrower to repay all or part of the Loan.

3.2 The Parties hereby agree and confirm that the Borrower has to repay the Loan only by the following methods: when the Loan is due, the Borrower (or its inheritors, successors or assigns) transfers its equity interest in the Companies to the Lender or any person designated by it as requested by the Lender in its written notice and to the extent permissible by the PRC laws, and then the Borrower uses the proceeds arising from such transfer to repay the Loan and other payables.

3.3 It is unanimously agreed and confirmed by and among the Parties that the Borrower shall be deemed to have fulfilled its obligations hereunder only after both of the following conditions have been satisfied.

(1)	The Borrower has transferred all of its equity interests in the Companies to the Lender and/or its designated person; and

(2)	The Borrower has repaid to the Lender with all of the transfer proceeds or an amount equivalent to the maximum amount permitted by laws.

4.	Interest of Loan

4.1 All Parties hereby confirm that the Lender will not charge any interest on the Loan.

4.2 Notwithstanding the previous provision, the Parties hereby agree and confirm that, when the Loan is due and the Borrower has to transfer its equity interests in the Companies to the Lender and/or its designated person, if the actual transfer proceeds exceed the principal of the Loan due to the legal requirement or other reasons, the part of the due transfer proceeds exceeding the principal of the Loan will be considered as the interest or capital occupation cost to the extent permissible by the PRC laws, and shall be repaid to the Lender together with the principal of the Loan.

5.	Borrower’s Representations, Warranties and Promises

5.1 The Borrower shall furnish Party A with a copy of Capital Contribution Certificate which evidences it owns 100% equity interests in the Companies.

3

5.2 As the guarantee of the Loan, the Borrower agrees to pledge all its equity interests held in the Companies to the Lender and grant the Lender a call option to purchase such equity interests; and the Borrower agrees to execute the Equity Interest Pledge Agreement, Exclusive Equity Option Agreement and Business Operations Agreement upon the request of the Lender.

5.3 Without prior written consent by the Lender, the Borrower shall not sell, transfer, mortgage or otherwise dispose of its equity interests or other rights in the Companies (except for the equity pledge or other rights created for the Lender’s benefit), or allow any other security interest to be set on its equity interests except for the benefit of the Lender and/or its designated person.

5.4 Without the prior written consent by the Lender, the Borrower will not affirmatively vote for, support or execute any shareholders’ resolution at the Companies’ shareholders’ meetings to approve, the Companies’ merger with, acquisition by any person (for the purpose of this Agreement, any “person” shall mean any natural person, company, partnership or other entities), or the Companies’ purchase of any person or assets, or investment in any person.

5.5 Without prior written consent by the Lender, the Borrower will not commit any action and/or omission that may materially affect the Companies’ assets, business and liabilities; the Borrower will not sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interests in any of the Companies’ assets, business or income, or allow other security interests to be created on it without Party A’s prior written consent, at any time since the date of execution of this Agreement.

5.6 The Borrower will not request the Companies to distribute the dividend, or approve any shareholders’ resolution which may cause the Companies to distribute dividend to their shareholders.

5.7 The Borrower will not supplement, amend or modify the Companies’ articles of association, or increase or decrease their registered capitals, or change the capital structures of the Companies in any way without the Lender’s prior written consent.

5.8 According to fair finance and business standard and customs, the Borrower will maintain the existence of the Companies, prudently and effectively operate their business and deal with their matters, provide all the materials relating to the Companies’ operation and financial conditions upon the Lender’s request, and ensure that the Companies always maintain the asset value of the Companies in the normal business operations.

5.9 Without prior written consent by the Lender, the Borrower will not make any resolution to cause any debt to be undertaken by the Companies, except (i) the debt arising from normal or daily business but not from borrowing; and (ii)the debt already disclosed to the Lender and has obtained the written consent from the Lender.

5.10 Without prior written consent by the Lender, the Borrower will not enter into any material agreement, other than those executed in the ordinary course of business (as in this paragraph, the amount in the agreement that exceeds RMB [•] shall be deemed as a material agreement).

4

5.11 In order to maintain its ownership of the equity interest, the Borrower will execute all requisite or appropriate documents, take all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims; at the same time, immediately notify the Lender of the occurrence or potential occurrence of any litigation, arbitration or administrative procedure related to the Companies.

5.12 The Borrower will exercise any and all the rights as the Companies’ shareholder upon the request by the Lender and only upon the Lender’s written authorization.

5.13 The Borrower will strictly comply with the provisions of this Agreement and perform all obligations under this Agreement, without committing any action or omission that suffices to affect the validity and enforceability of this Agreement.

6.	Taxes and Expenses

Unless otherwise provided in this Agreement, the Parties shall, according to the PRC laws and regulations, bear any and all taxes and expenses payable under this Agreement. Other taxes and reasonable expenses regarding the Loan shall be borne by the Lender, except in case of the Borrower’s breach of this Agreement.

7.	Effectiveness and Termination of the Agreement

7.1 This Agreement is concluded and takes effect upon its execution.

7.2 The Parties agree and confirm this Agreement shall be terminated on the day when the Parties have fulfilled their respective obligations under this Agreement; it is unanimously agreed and confirmed by and among the Parties that the Borrower shall be deemed to have completed its performance of the obligations hereunder only after both of the following conditions have been satisfied.

(1)	The Borrower has transferred all of its equity interest in the Companies to the Lender and/or its designated person; and

(2)	The Borrower has repaid to the Lender all of the transfer proceeds.

7.3 In no event shall the Borrower unilaterally terminate or revoke this Agreement unless (1) the Lender commits gross negligence, fraud or other materially illegal action; or (2) the Lender terminates as a result of bankruptcy, dissolution, or being ordered to close down according to laws.

5

8.	Liabilities for Breach of Contract

If any party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to the other parties (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) working days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may immediately take the actions pursuant to this Agreement or take other remedies in accordance with laws.

9.	Confidentiality

All parties acknowledge and confirm that any oral or written materials exchanged by and among the Parties in connection with this Agreement are confidential. All Parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from other Parties unless under the following conditions:

(a) such documents are known or will be known by the public (excluding the receiving Party discloses such documents to the public without authorization);

(b) any documents are required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or

(c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is held void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

10.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

6

If to Party A: [•]

Address:

Phone:

Fax:

If to Party B: [•]

Address:

Phone:

Fax:

If to Party C: [•]

Attn:

Address:

Phone:

Fax:

11.	Applicable Law and Dispute Resolution

11.1 The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

11.2 The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation.

11.3 In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by the Parties, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

12.	Miscellaneous

12.1 The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

12.2 This Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the parties with respect to the subject matters herein and fully supersede all prior verbal and written agreements and understandings with respect to the subject matters herein.

12.3 This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and permitted assigns. Without the prior written consent by the Lender, the Borrower shall not transfer its rights, interest or obligations under this Agreement.

7

12.4 The Borrower hereby agrees that (i) if the Borrower dies, the Borrower agrees to immediately transfer its rights and obligations pursuant to this Agreement to the person designated by the Lender; (ii) the Lender may transfer its rights and obligation pursuant to this Agreement to other third parties when needed. The Lender only needs to issue a written notice to the Borrower for such transfer and no need to obtain the consent by the Borrower.

12.5 Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

12.6 If any provision of this Agreement is judged by a court of competent jurisdiction, governmental agency or arbitration authority as void, invalid or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and revise those void, invalid or unenforceable provisions to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

12.7 Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

12.8 This Agreement is executed with [•] original copies; each Party holds one (1) original copy and each original copy has equal legal effect.

[No text below]

8

[Signature Page of Loan Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Party A: Hao LIU

Signature:

Party B: Guanzhu WANG

Signature:

Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

Signature:

Name:

Title:

9

Appendix 1:

No.	Company Name	Registered Capital	Shareholders	Amount of Loan
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.
13.
14.
15.
Total:

10

Total Loan Amount

Total Loan Amount

RMB

RMB]

11

Exhibit 10.24

Exclusive Consulting and Service Agreement

This Exclusive Consulting and Service Agreement (this “Agreement”) is entered into as of             , 2011 in Beijing by and among:

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

Address: Room 1202-1203, Building B, No. 19 Zhongguancun Avenue, Haidian District, Beijing;

Legal representative: Hao LIU

Party B: The Companies listed in Appendix 1

(In this Agreement, the companies listed in Appendix 1 are each individually referred to as “Party B”; both the above parties are called collectively as the “Parties” and respectively as a “Party”)

Whereas,

1.	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the PRC laws, having the relevant resources to provide Party B with the consulting and services;

2.	Party B is a limited liability company duly incorporated and validly existing under the PRC laws, with its details specified in Appendix 1;

3.	Party B intends to entrust Party A, and Party A agrees to accept Party B’s entrustment, to provide exclusive consulting and related services to Party B. The Parties agree to enter into a written agreement to clarify the respective rights and obligations of the Parties.

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Exclusive Consulting and Service; Sole and Exclusive Rights and Interests

1.1 During the term of this Agreement, Party A agrees to provide Party B with relevant consulting and services as Party B’s exclusive consulting and service provider subject to the terms and conditions hereof. The detailed contents of the services shall be confirmed by Party A and Party B by executing the relevant documents.

1.2 Party B agrees to accept the consulting and services provided by Party A. Party B further agrees that during the term hereof, it will not accept any other consulting and services with respect to the business hereinabove from any third party, unless otherwise agreed by Party A in writing in advance.

1.3 During the term of this Agreement, Party A and Party B may amend and supplement the contents of the consulting and services in writing.

1

2.	Calculation, Payment and Guarantee of the Consulting and Service Fee

2.1 The Parties agree that the consulting and service fees (hereinafter referred to as the “Service Fees”) hereunder shall be determined based upon the services rendered by Party A as entrusted, and Party B shall pay the Service Fees to Party A at an amount and in a manner specified in the written notice sent by Party A to Party B on a regular basis.

2.2 In order to guarantee Party B’s payment of the Service Fees payable to Party A hereunder, Party B’s shareholders shall provide Party A with a guarantee by pledging their equity interests in Party B.

3.	Intellectual Property Rights

3.1 The copyright of the software designed by Party A and other related software, as well as the intellectual property rights to any of Party A’s R&D achievements arising out of the performance of this Agreement and/or other agreements jointly signed by the Parties, together with any derivative rights thus incurred, shall all belong to Party A. Such rights shall include but not be limited to patent application right, copyright or other intellectual property rights in software as media, technical files and technical information, and the right to license or transfer these intellectual property rights to others, etc.

3.2 During the performance of this Agreement, if Party B needs to use party A’s software programs, systems or other intellectual property rights, the Parties shall agree upon the scope, manner and royalties of licensing such software or other intellectual property rights in a separate agreement.

4.	Representations and Warranties

4.1 Party A hereby represents and warrants as follows:

4.1.1.	It is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC;

4.1.2.	Its execution and performance of this Agreement falls within the scope of its corporate power and business; it has obtained necessary corporate action and appropriate authorization and necessary consent and approvals from third parties and government agency, and will not constitute a breach of the restrictions by laws or contracts that are binding on it or may affect it;

4.1.3.	This Agreement, once executed, constitutes a lawful, effective and binding obligation of Party A, which may be enforced pursuant to its terms.

4.2 Party B hereby represents and warrants as follows:

4.2.1.	It is a limited liability company duly incorporated and validly existing under the laws of the PRC;

2

4.2.2.	Its execution and performance of this Agreement falls within the scope of its corporate power and business; it has obtained necessary corporate action and appropriate authorization and necessary consent and approvals from third parties and government agency, and will not constitute a breach of the restrictions by laws or contracts that are binding on it or may affect it;

4.2.3.	This Agreement, once executed, constitutes a lawful, effective and binding obligation of Party B, which may be enforced pursuant to its terms.

5.	Confidentiality

5.1 Party B agrees to try its best to take various reasonable measures to keep secret Party A’s confidential information and materials (“Confidential Information”) that it may be aware of or have access to due to its acceptance of Party A’s exclusive consulting and services. Party B shall not divulge, offer or transfer such Confidential Information to any third party without Party A’s prior written consent. Upon termination of this Agreement, Party B shall, upon Party A’s request, either return to Party A or destroy by itself all the documents, materials or software containing the Confidential Information and shall delete any such Confidential Information from all the relevant memory devices and cease to use such Confidential Information.

5.2 Both Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. Both Parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from other parties unless under the following conditions: (a) such documents are known or will be known by the public (excluding the receiving party discloses such documents to the public without authorization); (b) any documents required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or (c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction under this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement.

5.3 This Article 5 shall survive even if this Agreement is held void, amended, cancelled, terminated or impractical for any reason whatsoever.

6.	Compensation Liability for Breach of Contract

If either party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to the other Party (“Non-defaulting Party”), the Non-defaulting Party may notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) working days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may take the actions pursuant to this Agreement or take other remedies in accordance with laws.

3

7.	Effectiveness and Term

7.1 This Agreement shall take effect as of the date first written above.

7.2 The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by the Parties.

7.3 This Agreement may be extended upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by Party A.

7.4 During the term stipulated in the above Articles 7.2 and 7.3, if either Party is terminated at expiration of the operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of such Party, unless such Party has already assigned its rights and obligations in accordance with the Article 13 hereof.

8.	Termination

8.1 Termination upon Expiry. This Agreement shall be terminated on the expiring date unless it is renewed in accordance with the relevant provisions herein.

8.2 Earlier Termination. During the term hereof, in no event shall Party B terminate this Agreement earlier, unless Party A commits gross negligence, fraud or other illegal action, or goes bankrupt. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B. During the term hereof, if Party B breaches this Agreement, Party A may terminate this Agreement through a written notice to Party B if Party B fails to correct its breach within fourteen (14) days upon receipt of the written notice from Party A specifying the breach.

8.3 Survival. After the termination of this Agreement, the respective rights and obligations of the Parties under Articles 5, 10 and 12 shall nonetheless remain valid.

9.	Governing Law

The execution, interpretation, performance of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

10.	Dispute Resolution

The parties hereto shall strive to settle any dispute arising from the interpretation or performance of the terms under this Agreement through friendly consultation in good faith. In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by either Party, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The language of arbitration shall be in Chinese. The arbitration award shall be final and binding upon both Parties.

4

11.	Force Majeure

11.1 “Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funding or financing shall not be deemed as the events beyond reasonable controls of the affected Party. The affected Party seeking for the exemption of any performance of this Agreement shall forthwith inform the other Party of such event and its proposed measures to make further performance.

11.2 In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The affected Party shall take necessary measures to minimize or eliminate the adverse impacts therefrom and strive to resume the performance of this Agreement so delayed or interrupted. The Parties agree to use their best efforts to recover the performance of this Agreement once the said Force Majeure Event disappears.

12.	Notices

All notices or other correspondences given by either Party pursuant to this Agreement shall be made in writing in Chinese or English, and may be delivered in person, or by registered mail, postage prepaid mail, generally accepted courier service or facsimile to the following addresses of the relevant Party or both Parties, or any other address notified by the other Party from time to time, or another person’s address designated by it. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: [•]

Attn:

Address:

Phone:

Fax:

If to Party B: See details in Appendix 1

5

13.	Assignment

13.1 Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A.

13.2 Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as it needs and such transfer shall only be subject to a written notice sent to Party B by Party A at the occurrence of such transfer, and no further consent from Party B will be required.

14.	Entire Agreement

The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersede all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

15.	Severability

If any article hereof is held invalid or non-enforceable due to its inconsistency with the relevant laws, such article shall be deemed invalid only within the applicable area of such laws without affecting the legal effect of other articles hereof in any way.

16.	Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made in writing by the Parties. Any agreements on such amendment and supplement duly executed by both Parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

17.	Counterparts

This Agreement is made in [•] original, with each Party holding one and both originals equally valid.

[No text below]

6

[Signature Page of Exclusive Consulting and Service Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

Signature:

Name: Hao LIU

Title: Legal Representative

7

[Signature Page of Exclusive Consulting and Service Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party B: [•]

(seal)

Signature:

Name:

Title:

8

Appendix 1:

No.	Company Name	Means of Contact
1.		Attn:
Address:
Tel:
Fax:

2.		Attn:
Address:
Tel:
Fax:

3.		Attn:
Address:
Tel:
Fax:

4.		Attn:
Address:
Tel:
Fax:

5.		Attn:
Address:
Tel:
Fax:

6.		Attn:
Address:
Tel:
Fax:

7.		Attn:
Address:
Tel:
Fax:

8.		Attn:
Address:
Tel:
Fax:

9.		Attn:
Address:
Tel:
Fax:

10.		Attn:
Address:
Tel:
Fax:

9

No.	Company Name	Means of Contact
11.		Attn:
Address:
Tel:
Fax:

12.		Attn:
Address:
Tel:
Fax:

13.		Attn:
Address:
Tel:
Fax:

14.		Attn:
Address:
Tel:
Fax:

15.		Attn:
Address:
Tel:
Fax:

10

Exhibit 10.25

DATED THIS 20th OF MAY 2011

ZHAOPIN LIMITED

(as Vendor)

And

JOBS DB INC.

(as Purchaser)

SALE AND PURCHASE OF SHARES AGREEMENT

THIS SALE AND PURCHASE OF SHARES AGREEMENT (the “Agreement”) is made on 20th May, 2011.

BETWEEN:-

(1)	ZHAOPIN LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Vendor”); and

(2)	JOBS DB INC., a company incorporated in the British Virgin Islands, (the “Purchaser”).

The Vendor and the Purchaser shall be collectively referred to as the “parties” and each of the parties shall be individually referred to as the “party” or the “other party”, as the case may be.

WHEREAS:-

(A)	Sure Luck Investment Limited, a company incorporated in the British Virgin Islands and having its registered address at Commonwealth Trust Limited, Drake Chambers, P.O. Box 3321 Road Town, Tortola, British Virgin Islands, (the “Company”) is a wholly-owned subsidiary of the Vendor; and

(B)	The Vendor propose to sell and the Purchaser propose to purchase the entire issued and fully paid up ordinary shares/common shares in the Company, subject to the terms and conditions contained in this Agreement.

(C)	The Vendor’s affiliate, (the “SIYITe”), and the Purchaser’s affiliate, (“JobsDB”), have entered into a share transfer agreement in relation to the transfer of 23.7004% interest in shares of (“CJOL”) from SIYITe to JobsDB on 20th of May, 2011 (the “Sale of CJOL Shares”).

IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS

1.1	In this Agreement, except so far as the context otherwise requires, the following expressions have the following meanings respectively:-

“Completion” means the completion of the sale and purchase of the Shares by the parties of their respective obligations under Clause 4;

“Completion Date” means the date of the completion of the sale and purchase of the Shares or such other date as the parties hereto may agree in writing;

“Sale Shares” means all the issued and fully paid up ordinary shares/common shares in the Company to be sold by the Vendor to the Purchaser hereunder.

1.2	In this Agreement unless the context otherwise requires:-

(a)	references in this Agreement to Recitals, Clauses and Schedules are to recitals, clauses and schedules of this Agreement, references to this Agreement include its schedules and references to a Part of a Schedule or a Paragraph of a Schedule are to a part of that Schedule or the paragraph of that Schedule;

(b)	words importing the singular include the plural and vice versa, words importing a gender include ever gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons; and

(c)	the headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

2.	AGREEMENT TO SELL THE SHARES

2.1	Subject to the terms and conditions of this Agreement, the Vendor shall sell and the Purchaser shall purchase the Sale Shares.

2.2	Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass to the Purchaser on Completion and the Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion (including the right to receive any dividends, distributions or returns of capital declared, paid or made by the Company on or after Completion).

3.	CONSIDERATION FOR THE SHARES

3.1	The consideration for the Sale Shares shall be the USD3,209,047.00 (RMB 21,000,000 at the exchange rate of USD1 = RMB6.544) (the “Purchase Price”).

3.2	Within 30 days after execution of the Agreement, the Purchaser shall pay the amount of the Purchase Price to the seller.

3.3	For the purposes of payment of the Purchase Price, the particulars of the account of the Seller (Seller’s Account) are:

Correspondent Bank:

Standard Chartered Bank, New York

A/C No. 3582051599001

SWIFT: SCBLUS33

ABA: 026002561

Beneficiary Bank:

China Merchants Bank, Head Office,

Shenzhen, P.R.China

SWIFT: CMBCCNBS

Beneficiary:

A/C Name: ZHAOPIN LIMITED

Account No.: OSA0884153832001

4.	COMPLETION

4.1	Completion shall take place on the Completion Date (or such other place as the parties hereto may agree) when all the transactions mentioned in Clauses 4.2 and 4.3 shall be transacted. Completion shall be conditional on the occurrence of the Sale of CJOL Shares on the Completion Date. Vendor shall fully cooperate with Purchaser to complete the registration of Sale of CJOL Share with relevant government authorities.

4.2	On Completion the Vendor shall:-

(a)	deliver to the Purchaser or as it may direct:-

(i)	transfers in respect of the Sale Shares duly executed and completed in favour of the Purchaser or as the Purchaser may direct;

(ii)	duly executed powers of attorney or other authorities under which any of the above transfers have been executed and certified copies of the minutes recording the resolution of the board of directors of the Vendor authorising the sale of the Sale Shares held by the Vendor and the execution of the transfers in respect of them;

(iii)	all share certificates in respect of the Sale Shares;

(iv)	all its statutory and minute books (written up to date) and its Common Seal (if any), Certificate of Incorporation, any Certificate of Incorporation on Change of Name and its memorandum and articles of association; and

(b)	cause all transfers in respect of the Sale Shares to be resolved to be registered.

4.3	On Completion, the Purchaser shall deliver to the Vendor a certified copy of the resolution of the board of directors of the Purchaser authorising the purchase of the Sale Shares and the execution of the transfers in respect of them.

4.4	On Completion of both the Agreement and the Sale of CJOL Share, both Vendor and Purchaser agree to procure the Vendor’s affiliates, Siyite, (“Wangpin”), and the Purchaser’s affiliate, JobsDB to terminate the equity transfer agreement of CJOL shares signed by Siyite, Wangpin and JobsDB, dated 5th November, 2010.

5.	WARRANTIES

5.1	The Vendor covenants represents and warrants to and for the benefit of the Vendor as follows:-

(a)	that the Vendor will at the Completion Date be legally and beneficially entitled to or is otherwise able to ensure the transfer of the legal and beneficial title of the Sale Shares;

(b)	that the Vendor has the right to dispose of the Sale Shares on the terms set out in this Agreement; and

(c)	that the Sale Shares shall be sold and transferred free from all and any charges, liens and other encumbrances whatsoever and with rights now and hereafter attaching thereto.

(d)	that the Company has no liability in its balance sheet nor contingent liabilities as of the date of this transaction.

5.2	The Purchaser covenants represents and warrants to and for the benefit of the Vendor as follows:-

(a)	that the Purchaser has full power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(b)	all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order to:

(i)	enable the Purchaser to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement; and

(ii)	ensure that those obligations are valid, legally binding and enforceable, have been taken, fulfilled and done;

(c)	upon execution of this Agreement, the obligations of the Purchaser hereunder shall be legally valid, binding and enforceable on and against the Purchaser in accordance with the terms hereof.

6.	CONFIDENTIALITY

6.1	Each party shall, subject to Clause 6.2, keep and procure to be kept secret and confidential all confidential information disclosed by the parties as a result of the discussions and negotiations leading to the execution of, or the performance of, this Agreement including without limitation to the terms and conditions of this Agreement. Each party shall use its best endeavours to procure that any such employee, consultant, adviser or agent complies with each of those obligations.

6.2	The obligations of confidentiality in Clause 6.1 shall not extend to a party in respect of any matter which that party can show:-

(a)	is in, or has become part of, the public domain other than as a result of a breach of the obligations of confidentiality under this Agreement;

(b)	was independently disclosed to that party by a third party entitled to disclose it; or

(c)	is required to be disclosed pursuant to any law or the rules of any regulatory body.

7.	NOTICES

7.1	Except as otherwise provided in this Agreement, every notice, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by facsimile addressed to the intended recipient at its address and facsimile number set out below, or to such other address or facsimile number as any party may from time to time notify the other in writing. Any such notice, demand or communication shall be deemed to have been duly served immediately if given or made by facsimile, two (2) days after posting if given or made by letter to an address in Singapore or seven (7) days after posting if given or made by letter to an address outside Singapore, and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted.

7.2 (a)	Contact details for the Vendor

Address	:	Fosun International Center 6F, No. 237 Chaoyang North Road Chaoyang District, Beijing China

Attention	:	James Guo

(b)	Contact details for the Purchaser

Address	:	32/F., Prosperity Millennia Plaza, 663 King’s Road, North Point, Hong Kong

Attention	:	Anthony Yuen

8.	ENTIRE AGREEMENT

This Agreement shall constitute the entire agreement and understanding between the parties with respect to all matters which are referred to and supercede any previous agreement between the parties in relation to those matters, which shall cease to have any further effect.

9.	COSTS

Each party shall be responsible for that party’s own legal and other costs incurred in relation to the negotiation, preparation and completion of each of this Agreement and the sale of the Sale Shares.

10.	ASSIGNMENT

Save as provided in this Agreement, neither party (nor any other person entitled to enforce rights under this Agreement) shall assign or transfer any of his or its rights or obligations under this Agreement without the prior written approval of the other party.

11.	GOVERNING LAW AND JURISDICTION

The governing law of this Agreement shall be the laws of Hong Kong and the any dispute arising out of or in connection with this Agreement including any question regarding its existence, validity or termination, shall be submitted to arbitration to be held by Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the then effective UNCITRAL Rule in accordance with the HKIAC Procedures for the Administration of International al Arbitration in force as of the date of this Agreement as may be amended from time to time.

IN WITNESS WHEREOF this Agreement has been entered into by the parties hereto.

SIGNED by for and on behalf of ZHAOPIN LIMITED	) ) ) ) )

SIGNED by for and on behalf of JOBS DB INC.	) ) ) ) )

Exhibit 10.26

Equity Transfer Agreement

Assignor: Shenzhen Siyite Technology Development Co., Ltd (“Party A”)

Address: Unit 2901-A Shenzhen International Chamber of Commerce Tower, crossroads of Yi Tian Rd and Fu Hua San Rd (E), Futian District, Shenzhen

Legal Representative: Guanzhu WANG

Assignee: Career Networks Information and Technology (Shenzhen) Co., Ltd. (“Party B”)

Address: 9R East Hall, 9F Hing Wah Mansion, 2018 Shen Nan Rd (C), Futian District, Shenzhen

Legal Representative: Jianliang YUAN

Shenzhen CJOL Human Resources Co., Ltd (“CJOL”), a limited liability company duly incorporated and existing under the PRC laws, was approved by Shenzhen Municipal Administration for Industry and Commerce on June 26, 1998 to be established and registered, and now remains in valid existence under the registration number of 440301104783122. As of the date of this Agreement, the registered capital of CJOL is RMB1,392,381, of which Party A contributes RMB330,000, representing 23.7004% of CJOL’s equity interests (hereinafter referred to as “CJOL’s 23.7004% Equity” or “Target Equity”).

Party A is willing to transfer and assign to Party B, and Party B is willing to accept, CJOL’s 23.7004% Equity held by Party A. In accordance with the relevant provisions of Company Law of the People’s Republic of China and the Contract Law of the People’s Republic of China, both Parties hereto now enter into the following agreement on the transfer of the equity after consultation:

I	Equity Transfer Price, Schedule and Means of Payment

1	Party A holds CJOL’s 23.7004% Equity; the registered capital of CJOL is RMB1,392,381, of which Party A contributes RMB330,000. Party A now transfers and assigns CJOL’s 23.7004% Equity held by it to Party B at a Transfer Price of RMB6 million.

2	Party B shall pay the abovementioned Transfer Price to Party A via bank transfer within 30 days upon the signing date of this Agreement. The Transfer Price shall be paid in the currency and at the amount specified in the previous paragraph. Party A hereby designate its parent company, Beijing Wangpin Consulting Co., Ltd., as the recipient of the Transfer Price on behalf of Party A. The bank account information is listed as follows:

Account Name: Beijing Wangpin Consulting Co., Ltd.

Deposit Bank: China Merchants Bank, Asian Games Village Sub-branch, Beijing

A/C: 110907479610201

3	Party A and Party B mutually agree that CJOL shall appoint a qualified appraisal firm to conduct an asset appraisal on CJOL’s assets, creditor’s rights, debts and overall corporate value and others as of October 31, 2010 as the base day to determine the legal status of CJOL’s assets and liabilities at the closing of the equity transfer between the two parties. The Parties hereto further confirm that the discrepancy (if any) between the actual value of the Target Equity indicated in the asset appraisal report and the Transfer Price will not subject the Parties to adjust the Transfer Price.

1

II	Party A guarantees that it has full disposal right on the Target Equity transferred to Party B, and that the Target Equity is free of any pledge or any third-person claims; if not, Party A shall undertake any and all economic and legal responsibilities thus incurred.

III	Sharing of CJOL’s profits and losses (including its creditor’s rights and debts):

1	Upon the effective date of this Agreement, Party B will share CJOL’s profits and bear the corresponding risks and losses of the Target Equity transferred hereunder in proportion to the total registered capital of CJOL.

2	If, at the signing of this Agreement, Party A fails to faithfully informs Party B of the debts owed by CJOL before the equity transfer, which causes losses to Party B after becoming the shareholder of CJOL, Party B shall be entitled to recover such losses from Party A.

3	The Transfer Price agreed in Paragraph 1 of Article I hereof has included the profit dividends undistributed to Party A in the previous years as of the signing date of this Agreement, that is, the subject of transfer under this Agreement consists of both the Target Equity and the undistributed profits of the previous years associated therewith. The Parties hereto further confirm that any taxes and expenses incurred in connection with the transfer of the Target Equity hereunder shall all be undertaken by Party A, including but not limited to the due taxes and expenses payable by Party A for its collection of the Transfer Price. Party B shall make full payment of the Transfer Price to acquire the abovementioned Target Equity and the undistributed profits of the previous years affiliated therewith.

IV	Liabilities for Breach of Contract

1	The Parties hereto shall diligently perform this Agreement once it comes into force. Any Party who fails to fully perform the obligations pursuant to this Agreement shall undertake the corresponding liabilities in accordance with laws and this Agreement.

2	Should Party B fail to pay the Transfer Price on schedule, a penalty shall be paid by Party B to Party A at a rate of 0.21‰ of the overdue amount of the Transfer Price for each day of delay. In case the amount of penalty paid by Party B for its breach of contract is not enough to cover the actual losses (if any) suffered by Party A due to Party B’s breach, Party B has to make additional payment to compensate.

3	In the event that Party B is unable to handle the change registration on time, or Party B’s ability to realize the purpose of this Agreement is materially affected, for the reasons attributable to Party A, Party A shall pay Party B a penalty equivalent to 0.21‰ of the amount of the Transfer Price already paid by Party B. In case the amount of penalty paid by Party A for its breach of contract is not enough to cover the actual losses (if any) suffered by Party B due to Party A’s breach, Party A should make additional payment to compensate.

2

V	Amendment or Termination

The Parties may amend or terminate this Agreement upon consultation, subject to a separate agreement on such amendment or termination entered into by and between the Parties and notarized by Shenzhen Municipal Notary Office.

VI	Expenses Undertaking

The government charges, appraisal costs, notarization costs and other expenses incurred in relation to the equity transfer during the performance of this Agreement shall be shared in accordance to the PRC laws (the PRC laws shall refer to the laws, administrative or local regulations prevailing in the territory of the People’s Republic of China, excluding the laws of Hong Kong, Macau and Taiwan; the same shall apply hereinafter) If PRC laws do not contain express governing provision in this regard, such expenses shall otherwise be equally shared by the Parties in the absence of such express governing provision.

VII	Dispute Resolution

Any disputes arising from the performance of this Agreement shall be resolved through amicable consultation; in case such consultation fails, any Party shall submit such dispute to China International Economic and Trade Arbitration Commission, South China Branch for arbitration. The arbitration award shall be final and binding upon both Parties.

VIII	Conditions for Effectiveness

This Agreement shall come into effect upon that it is signed, stamped by both Parties and notarized by Shenzhen Municipal Notary Office. The Parties shall go to the Administration of Industry and Commerce to complete the change registration formalities within thirty (30) days after this Agreement takes effect.

IX	This agreement shall be made in eight (8) originals, with each Party holding one (1) original, each of CJOL and Shenzhen Municipal Notary Office holding one (1) original, and the remaining copies to be submitted to the relevant authorities.

3

Assignor:

/s/ Shenzhen Siyite Technology Development Co., Ltd. (Seal)

Assignee:

/s/ Career Networks Information and Technology (Shenzhen) Co., Ltd. (Seal)

In Shenzhen, on May 20, 2011

4

Exhibit 21.1

List of Subsidiaries and Affiliated Entities of Zhaopin Limited

Jurisdiction of
Name	Incorporation
Subsidiaries:
Zhaopin Holding (Cayman) Limited	Cayman Islands
Zhilian Wangpin (Beijing) Technology Co., Ltd.	PRC
Wangpin Information Consulting (Shanghai) Co., Ltd.	PRC
Zhilian Yipin (Beijing) Technology Co., Ltd.	PRC
Nanjing Zhilian Advertising Co., Ltd.	PRC
Suzhou Wangpin Advertising Co., Ltd.	PRC
Changsha Lianzhi Human Resources Service Co., Ltd.	PRC
Guangdong Zhilian Culture & Media Co., Ltd.	PRC
Beijing Wangpin Consulting Co., Ltd.	PRC
Shenzhen Siyite Technology Development Co., Ltd.	PRC
Affiliated Entities:
Beijing Zhilian Sanke Human Resources Service Co., Ltd.	PRC
Wuhan Zhilian Rencai Advertising Co., Ltd.	PRC
Shanxi Zhilian Advertising Co., Ltd.	PRC
Jinan Zhilian Wangpin Advertising Co., Ltd.	PRC
Sichuan Zhilian Advertising Co., Ltd.	PRC
Changchun Zhilian Human Resources Service Co., Ltd.	PRC
Changchun Zhilian Recruitment Service Co., Ltd.	PRC
Shenyang Zhilian Wangpin Advertising Co., Ltd.	PRC
Shenyang Zhilian Recruitment Service Co., Ltd.	PRC
Qingdao Zhilian Advertising Co., Ltd.	PRC
Dalian Zhilian Advertising Co., Ltd.	PRC
Tianjin Zhilian Advertising Co., Ltd.	PRC
Hangzhou Wangpin Advertising Co., Ltd.	PRC
Fuzhou Zhilian Advertising Co., Ltd.	PRC
Harbin Zhilian Wangcai Advertising Co., Ltd.	PRC
Xiamen Zhilian Wangpin Commercial Service Co., Ltd.	PRC

Exhibit 23.3

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel: (8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add: beijing@tongshang.com    Website: www.tongshang.com.cn

                    , 2012

Zhaopin Limited

6/F, Fosun International Centre

237 Chaoyang North Road

Chaoyang District, Beijing 100020

The People’s Republic of China

Dear Sir,

We hereby consent to the use of our name under the captions “Risk Factors,” “Our Corporate History and Structure,” “Enforceability of Civil Liabilities” and “Regulation” included in the registration statement on Form F-1, originally filed by Zhaopin Limited on             , 2012 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

Commerce & Finance Law Offices

Exhibit 99.2

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel: (8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add: beijing@tongshang.com    Website: www.tongshang.com.cn

                , 2012

Zhaopin Limited

6/F, Fosun International Centre

237 Chaoyang North Road

Chaoyang District, Beijing 100020

The People’s Republic of China

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC” which, for the purposes of this opinion, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Zhaopin Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the initial public offering (the “Offering”) by the Company and certain selling shareholders of the Company of a certain number of American Depositary Shares (“ADSs”), each of which represents a certain number of ordinary shares (the “Ordinary Shares”), par value [US$0.01] per share, of the Company (together with the ADSs, the “Offered Securities”), including PRC legal issues relating to (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on             , 2012, and (ii) the Company’s proposed listing of the ADSs on the             .

In so acting, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

1

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents with respect to the documents submitted to us as copies. We have also assumed that the documents as they were presented to us up to the date of this legal opinion have not been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

The following terms as used in this opinion are defined as follows:

“Governmental Agencies” means any national, provincial or local governmental agency or body or any other regulator in the PRC.

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Agencies.

“Group Companies” means the Company, Zhaopin Holding (Cayman) Limited and PRC Group Companies.

“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), results of operations, shareholder equity or business prospects of the Group Companies, taken as a whole.

“PRC Affiliates” means the companies which are listed in Schedule I hereto as “PRC Affiliates”.

“PRC Group Companies” means the PRC Affiliates and PRC Subsidiaries collectively, and individually a “PRC Group Company”.

“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations, and subordinate legislations of the PRC.

“PRC Subsidiaries” means the companies which are listed in Schedule I hereto as “PRC Subsidiaries”.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms a part of the Registration Statement.

“VIE Agreements” means the agreements described under the caption “Contractual Arrangements with Our Consolidated Affiliated Entities” in the section “Our Corporate History and Structure” in the Prospectus.

2

Based on the foregoing, we are of the opinion that:

1. Each of the PRC Group Companies has been duly incorporated and is validly existing as a company with limited liability and full legal person status under the PRC Laws and its business license is in full force and effect. Except as disclosed in the Prospectus, the registered capitals of all PRC Group Companies have been paid in accordance with the relevant PRC Laws, Governmental Authorizations and its articles of association. All of the equity interests in the PRC Group Companies are legally owned by their respective shareholders in the percentages as set out in Schedule I hereto, and to the best of our knowledge after due inquiry, are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right except as disclosed in the Prospectus. Each of the PRC Group Companies has duly obtained all Governmental Authorizations that are required under the PRC Laws for the ownership of the equity interests in the PRC Group Companies by their respective shareholders in the percentages as set out in Schedule I hereto, except as disclosed in the Prospectus. To the best of our knowledge after due inquiry, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Group Companies, except as disclosed in the Prospectus. The articles of association of each of the PRC Group Companies comply with the requirements of applicable PRC Laws and are in full force and effect.

2. Except as disclosed in the Prospectus, each of the PRC Group Companies has full corporate right, power and authority and has obtained all material Governmental Authorizations of and from, and has made all material declarations and filings with, all Governmental Agencies to own, lease, license and use its properties and assets and to conduct its business as described in the Prospectus and such Governmental Authorizations contain no material burdensome restrictions or conditions. Nothing has come to our attention that makes us to reasonably believe that any Governmental Agency is considering modifying, suspending or revoking, or not renewing, any such Governmental Authorizations. Except as disclosed in the Prospectus, each of the PRC Group Companies conducts its business in accordance with, and is not in violation of, its articles of association, business license, Governmental Authorizations or any PRC Laws to which it is subject or by which it is bound.

3. The ownership structure of the PRC Group Companies as set forth in the Prospectus complies with, and immediately after this offering, will comply with, current PRC Laws.

4. Each of Zhilian Wangpin (Beijing) Technology Co., Ltd., or Zhilian Wangpin, the PRC Affiliates and the shareholders of the PRC Affiliates, as the case may be, has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Agreements to which it is a party. Each of Zhilian Wangpin and the PRC Affiliates has taken all necessary corporate actions to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which it is a party; and each of the VIE Agreements is, and taken as a whole are, valid and legally binding to each party of such agreements under the PRC Laws, and enforceable in accordance with its terms, except as disclosed in the Prospectus.

3

5. To the best of our knowledge after due inquiry, there are no legal, arbitral or governmental proceedings in progress or pending in the PRC to which any of the Group Companies is a party or of which any property of any Group Company is the subject which, if determined adversely to such Group Companies, would individually or in the aggregate have a Material Adverse Effect.

6. Except as disclosed in the Prospectus, all dividends and other distributions declared and payable upon the interests in Beijing Wangpin Consulting Co., Ltd., Zhilian Wangpin (Beijing) Technology Co., Ltd., Wangpin Information Consulting (Shanghai) Co., Ltd., and Zhilian Yipin (Beijing) Technology Co., Ltd. in accordance with its articles of associations and the PRC Laws may be converted into foreign currency that may be freely transferred out of the PRC subject to certain procedures, and may be so paid without the necessity of obtaining any PRC Government Authorizations, except such as have been obtained.

7. As a matter of PRC Laws, none of the PRC Group Companies, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

8. All matters of PRC Laws material to the ownership of, and operation of, the PRC Group Companies are accurately disclosed in the Prospectus in all material respects. The statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors,” “Dividend Policy,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Our Corporate History and Structure,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Regulations,” “Management,” “Related Party Transactions” and “Taxation” to the extent that they constitute matters of PRC Laws or summaries of legal matters of the PRC or legal conclusions in respect of the PRC Laws, or summarize the terms and provisions of the agreements governed by PRC Laws, are correct and accurate in all material respects, and nothing has been omitted from such statements which would be necessary to make the same not misleading in any material respect.

9. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006, as amended on June 22, 2009. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rule and other PRC Laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the listing and trading of domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Based on our understanding of current PRC Laws, we believe that CSRC approval is not required in the context of this Offering.

4

This opinion relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

Yours Sincerely,

Commerce & Finance Law Offices

5

Schedule I

PRC Affiliates

		Guanzhu Wang	Yuan Liu
1.	Beijing Zhilian Sanke Human Resource Service Co., Ltd. (“Sanke”)	50%	50%

		Guanzhu Wang	Hao Liu
2.	Wuhan Zhilian Rencai Advertising Co., Ltd.	10%	90%
3.	Shanxi Zhilian Advertising Co., Ltd.	20%	80%
4.	Jinan Zhilian Wangpin Advertising Co., Ltd.	90%	10%
5.	Sichuan Zhilian Advertising Co., Ltd.	10%	90%
6.	Changchun Zhilian Advertising Co., Ltd.	40%	60%
7.	Changchun Zhilian Human Resources Service Co., Ltd.	4%	96%
8.	Shenyang Zhilian Wangpin Advertising Co., Ltd.	40%	60%
9.	Shenyang Zhilian Recruitment Service Co., Ltd.	40%	60%
10.	Qingdao Zhilian Advertising Co., Ltd.	40%	60%
11.	Dalian Zhilian Advertising Co., Ltd.	40%	60%
12.	Tianjin Zhilian Advertising Co., Ltd.	40%	60%
13.	Hangzhou Wangpin Advertising Co., Ltd.	40%	60%

		Zhilian Wangpin	Hao Liu
14.	Fuzhou Zhilian Advertising Co., Ltd.	49%	51%
15.	Harbin Zhilian Wangcai Advertising Co., Ltd.	51%	49%
16.	Xiamen Zhilian Wangpin Commercial Service Co., Ltd.	49%	51%

6

PRC Subsidiaries

		Shareholders	Percentage
17.	Beijing Wangpin Consulting Co., Ltd.	Zhaopin Limited	90%
		Sanke	10%
18.	Shenzhen Siyite Technology Development Co., Ltd.	Beijing Wangpin Consulting Co., Ltd.	100%
19.	Zhilian Wangpin (Beijing) Technology Co., Ltd. (“Zhilian Wangpin”)	Zhaopin Limited	100%
20.	Wangpin Information Consulting (Shanghai) Co., Ltd.	Zhaopin Limited	100%
21.	Zhilian Yipin (Beijing) Technology Co., Ltd.	Zhaopin Limited	100%
22.	Nanjing Zhilian Advertising Co., Ltd.	Zhilian Wangpin	100%
23.	Changsha Lianzhi Human Resources Service Co., Ltd.	Zhilian Wangpin	100%
24.	Suzhou Wangpin Advertising Co., Ltd.	Zhilian Wangpin	100%
25.	Guangdong Zhilian Culture & Media Co., Ltd.	Zhilian Wangpin	100%

7